Form 10-K, Exhibit 13
period 1995-12-31
FIRST OF LONG ISLAND CORP
filed 1996-03-26
CIK 740663

                                                                      EXHIBIT 13

                               1995 ANNUAL REPORT


                                    [Graphic]


                            OUR FOCUS CONTINUES TO BE

                         ON PRIVATELY OWNED BUSINESSES,

                           SERVICE CONSCIOUS CONSUMERS

                                AND PROFESSIONALS.




                        [LOGO -THE FIRST OF LONG ISLAND]

                      THE FIRST OF LONG ISLAND CORPORATION

                        [LOGO -THE FIRST OF LONG ISLAND]

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following table sets forth selected financial data for the last five years.


                                                                              Year Ended December 31,
                                                         1995           1994           1993           1992           1991
                                                     ------------   ------------   ------------   ------------   ------------

INCOME STATEMENT SUMMARY:
  Total Interest Income  . . . . . . . . . . . . .   $ 28,017,478   $ 24,860,866   $ 23,997,016   $ 25,096,841   $ 27,796,177
  Total Interest Expense . . . . . . . . . . . . .      8,898,700      6,174,676      5,868,266      7,881,478     12,165,539
                                                     ------------   ------------   ------------   ------------   ------------

  Net Interest Income  . . . . . . . . . . . . . .     19,118,778     18,686,190     18,128,750     17,215,363     15,630,638
  Provision for Loan Losses  . . . . . . . . . . .             --             --        175,000        600,000      1,300,000
  Income Before Cumulative Effect
    of Accounting Change . . . . . . . . . . . . .      6,208,492      6,027,648      5,547,941      4,955,156      4,171,652
  Net Income . . . . . . . . . . . . . . . . . . .      6,208,492      6,027,648      6,197,941      4,955,156      4,171,652

PER SHARE DATA: (NOTE 1)
  Income Before Cumulative Effect
    of Accounting Change . . . . . . . . . . . . .          $2.91          $2.83          $2.59          $2.33          $1.94
  Cumulative Effect of Accounting
    Change (NOTE 2). . . . . . . . . . . . . . . .             --             --            .30             --             --
  Net Income . . . . . . . . . . . . . . . . . . .           2.91           2.83           2.89           2.33           1.94
  Cash Dividends Declared  . . . . . . . . . . . .            .56            .51            .46            .42            .38

STOCK DIVIDENDS DECLARED
  (NOTE 1) . . . . . . . . . . . . . . . . . . . .             50%            --             --             --             --

BALANCE SHEET ITEMS AT PERIOD END:
  Total Assets . . . . . . . . . . . . . . . . . .   $425,654,548   $396,054,889   $381,160,535   $366,809,476   $348,464,135
  Total Loans  . . . . . . . . . . . . . . . . . .    146,670,041    144,472,344    136,989,446    131,089,659    123,718,367
  Allowance for Loan Losses  . . . . . . . . . . .      3,600,030      3,600,162      3,589,639      3,502,518      3,105,313
  Total Deposits . . . . . . . . . . . . . . . . .    373,954,707    351,526,475    339,873,630    331,013,323    315,844,277
  Stockholders' Equity (NOTE 3). . . . . . . . . .     49,340,664     42,607,605     39,402,925     34,447,298     30,539,672

AVERAGE BALANCE SHEET ITEMS:
  Total Assets . . . . . . . . . . . . . . . . . .   $411,717,000   $390,543,000   $375,171,000   $355,372,000   $337,874,000
  Total Loans  . . . . . . . . . . . . . . . . . .    143,677,000    141,399,000    132,480,000    126,048,000    123,420,000
  Allowance for Loan Losses  . . . . . . . . . . .      3,607,000      3,602,000      3,554,000      3,242,000      2,794,000
  Total Deposits . . . . . . . . . . . . . . . . .    363,676,000    347,674,000    336,289,000    321,303,000    306,646,000
  Stockholders' Equity (NOTE 3). . . . . . . . . .     45,908,000     41,005,000     37,078,000     32,526,000     29,326,000

FINANCIAL RATIOS:
  Return on Average Total Assets
    Before Cumulative Effect
    of Accounting Change . . . . . . . . . . . . .           1.51%          1.54%          1.48%          1.39%          1.23%
  Return on Average Total Assets . . . . . . . .             1.51           1.54           1.65           1.39           1.23
  Return on Average Stockholders'
    Equity Before Cumulative Effect
    of Accounting Change (NOTE 3). . . . . . . . .          13.52          14.70          15.16          15.23          14.23
  Return on Average
    Stockholders' Equity (NOTE 3). . . . . . . . .          13.52          14.70          16.72          15.23          14.23
  Average Equity to Average Assets . . . . . . . .          11.15          10.50           9.88           9.15           8.68

BOOK VALUE (NOTES 1, 4)  . . . . . . . . . . . . .         $23.54         $20.28         $18.67         $16.31         $14.39


NOTE 1--PER SHARE AND BOOK VALUE AMOUNTS HAVE BEEN ADJUSTED TO REFLECT A STOCK SPLIT (EFFECTED THROUGH A 50% STOCK DIVIDEND) DECLARED IN DECEMBER 1995.
NOTE 2--SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, NOTE A (INCOME TAXES) FOR DISCUSSION OF ACCOUNTING CHANGE.
NOTE 3--INCLUDES UNREALIZED APPRECIATION/DEPRECIATION ON INVESTMENT SECURITIES AVAILABLE FOR SALE IN 1995 AND 1994.
NOTE 4--BOOK VALUE REPRESENTS STOCKHOLDERS' EQUITY DIVIDED BY SHARES OUTSTANDING AT END OF PERIOD.


STOCK PRICES
--------------------------------------------------------------------------------

Shares of the Corporation's Common Stock are traded in the over-the-counter market and are quoted in the NASDAQ System. The high and low bid prices as quoted for the years ended December 31, 1995 and 1994 were:

                         1995                    1994
                    -------------            -------------
Quarter             High      Low            High      Low
-------             ----      ---            ----      ---
First               28 1/4    25             23 1/2    22 1/2
Second              28 1/4    28             24        23
Third               28 3/4    28             25 1/2    23 1/2
Fourth              29        28 1/2         26        24 1/2

At December 31, 1995, there were 821 stockholders of record of the Corporation's Common Stock. All prices have been adjusted to reflect a 3 for 2 stock split paid by means of a 50% stock dividend.


                                        The First of Long Island Corporation (i)

[Photo]

"What differentiates The First of Long Island from other banks is the personal relationship they offer. During the three years we've been banking with them, they've treated us as individuals and shown that they truly understand small business."

Paul G. Malvese, President
George Malvese & Co., Inc., Hicksville


[Photo]

"The First of Long Island is not only there for us day-to-day, but for special financing which enables us to access state of the art equipment required for complex home health care. We're a not-for-profit organization and they're very sensitive to our mission and place in the community."

Linda M. Taylor, Executive Director
Visiting Nurse Service Inc., Northport


[Photo]

"The First of Long Island provides our school district with the sophisticated financial services of a money center bank and the personal touch of a local bank. For us, it's the best of both worlds."

Dr. Harry H. Sturge,
Assistant Superintendent For Business
North Shore Central School District, Sea Cliff


(ii) The First of Long Island Corporation

CONTENTS
--------------------------------------------------------------------------------

Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . (i)
Letter to Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .2
Management's Discussion and Analysis of Financial Condition and
  Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . .4
Management's Responsibility for Financial Reporting. . . . . . . . . . . 12
Consolidated Financial Statements and Notes. . . . . . . . . . . . . . . 13
Report of Independent Public Accountants . . . . . . . . . . . . . . . . 31
Directors--The First of Long Island Corporation, The First National
  Bank of Long Island. . . . . . . . . . . . . . . . . . . . . . . . . . 32
Officers--The First of Long Island Corporation, The First National
  Bank of Long Island. . . . . . . . . . . . . . . . . . . . . . . . . . 33


BUSINESS OF THE CORPORATION
--------------------------------------------------------------------------------

     The First of Long Island Corporation ("Corporation") is a one-bank holding company organized under the laws of the State of New York. Its primary business is the operation of its sole subsidiary, The First National Bank of Long Island ("Bank").

     The Bank was organized in 1927 under national banking laws and became the sole subsidiary of the Corporation under a plan of reorganization effected April 30, 1984.

     The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional, and government customers through its fifteen branch system on Long Island.

     The First of Long Island Agency, Inc. was organized in 1994 under the laws of the State of New York, as a subsidiary of the Bank to conduct business as a licensed insurance agency engaged in the sale of insurance, primarily fixed annuity products.

     The Bank is subject to regulation and supervision of the Federal Reserve Board, the Comptroller of the Currency, and the Federal Deposit Insurance Corporation which also insures its deposits. The Comptroller of the Currency is the primary banking agency responsible for regulating the subsidiary Bank. In addition, the Corporation is subject to the regulations and supervision of the Securities and Exchange Commission.

ANNUAL MEETING NOTICE
--------------------------------------------------------------------------------

     The Annual Meeting of the stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 16, 1996 at 3:30 P.M.


EXECUTIVE OFFICE
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

TRANSFER AGENT AND REGISTRAR
The First National Bank of Long Island
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

     I am pleased to report on the year 1995 for The First of Long Island.
After giving effect to the stock split discussed below, earnings per share were $2.91 in 1995 compared to $2.83 in 1994. Total net income was $6,208,500 for 1995 versus $6,027,600 in the previous year, and total assets were $425,700,000 at December 31, 1995. For the seventeenth consecutive year, The First of Long Island increased cash dividends. The dividend was enhanced to 29.3 cents (after the stock split) from 26.7 cents that was declared in June, an increase of 10 percent. For all of 1995, total cash dividends declared were 56 cents, a growth of 10 1/2 percent over 1994. In addition, as mentioned above, the Board of Directors declared a 3-for-2 stock split to shareholders of record January 8, 1996. The split was effectuated by means of a 50 percent stock dividend. The additional shares were mailed to shareholders on February 2, 1996.

     We were again exceptionally gratified by the growth in checking balances. On average, the balances were $10,700,000 greater in 1995 than in 1994. The principal reason for this increase was the successful sales results from our commercial account solicitation efforts. As our shareholders know, our most important marketing strategy is the solicitation of checking account relationships from privately owned businesses and professionals. The growth in our checking balances was the major contributor to increased earnings in 1995. Earnings also were favorably impacted by a substantial reduction in FDIC insurance premiums and the lack of security losses in this most recent year.

     Total loans increased slightly in 1995 over 1994, with good growth in our consumer loans. However, we were disappointed in the results for the commercial mortgage area, as we fell short of plan. It was a particularly difficult climate to successfully solicit these mortgages where both quality and quantity seemed to decline. Our money market savings showed favorable results over the year, more than offsetting the decline in traditional savings balances. Historically, we have offered a premium money market rate compared to our bank competitors. Of course, money market savings balances do not have the same advantage in interest rate spread that traditional savings balances do.

     The interest rate environment for us in 1995 was a difficult one as interest rates declined to lower levels. The axioms which we believed governed the Bank's interest rate spreads a few years ago no longer seem true. After holding relatively steady for some years, our net interest margin declined from 5.34% in 1994 to 5.18% in 1995. There is a reasonable likelihood, at this writing, that the trend will continue in 1996. Despite the frustration of a declining margin, 1995, however, was the third consecutive year our return on assets equaled or exceeded 1.50 percent.

     In February 1995, we opened our fourteenth branch office in Valley Stream. So far, we are very pleased with the growth of this commercial banking office which is exceeding expectations. In January 1996, we opened another commercial banking office. This latest addition is on Northern Boulevard in Great Neck and brings our total number of offices to fifteen. It is our present expectation that new offices in the foreseeable future will be of the commercial banking type. As our shareholders might recall, we had planned to open a full service office in Garden City. After approximately two


EARNINGS PER SHARE

[Bar Graph]

(ADJUSTED FOR 50% STOCK DIVIDEND DECLARED 12/95)
* BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE



CASH DIVIDENDS DECLARED PER SHARE

[Bar Graph]

(ADJUSTED FOR 50% STOCK DIVIDEND DECLARED 12/95)


2 The First of Long Island Corporation
frustrating years and a considerable amount of work, we decided to forego this location. A major factor was our inability to obtain a satisfactory license agreement from the Village to use a small piece of their property for a drive-in.

     During the year, as we announced, we were pleased to add Dr. William J. Catacosinos to our Board of Directors, whose name is submitted to you in the proxy statement for a full term. We were sorry to lose the services of Stephen
V. Murphy as a director who resigned during the year. We will particularly miss his financial acumen. It is our present intention to add an additional member to our Board during 1996.

     As we have all read and heard, banking is undergoing enormous changes, especially in our marketplace. Significant mergers have already taken place and more are planned. We have always believed that it is difficult for a very large institution to provide the privately owned business, service conscious consumer and professional with a consistent high level of service. We provide a quality of service that we believe is not approached by our competition. Although we will always face the vagaries of interest rates and the economy, our confidence in the future of our Bank, and the particular market we serve, continues unabated. Our efforts will remain directed to the consistent solicitation of commercial checking relationships, commercial mortgages, selected consumer loans, and trust and investment management services. We also expect to open additional commercial banking offices, perhaps at a faster pace then in past years.

     We are steadfast in our commitment to "Excellence" and we will continue to work diligently to ensure that it pervades every part of our organization--from the quality of products offered, to the look of our branches, and most importantly, where it all begins and ends: with our people. As a shareholder of The First of Long Island, we hope you will take advantage of all the services of your Bank, whether it be account and loan services or the sophisticated assistance of our Trust and Investment Services Department.


[Photo]

/S/ J. WILLIAM JOHNSON

J. William Johnson
Chairman and Chief Executive Officer

                                          The First of Long Island Corporation 3

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     The following discussion and analysis should be read in conjunction with the financial statements and supplementary data appearing elsewhere in this report. The purpose of this narrative is to provide a better understanding of the Corporation's financial performance.

FINANCIAL CONDITION

      At December 31, 1995 total assets amounted to $425.7 million compared to $396.1 million in 1994. Average assets rose from $390.5 million in 1994 to $411.7 million in 1995, an increase of 5.4%. The following table, along with the succeeding narrative, presents the average daily balances of assets, liabilities, and equity and how these sources and uses of funds were managed during the periods presented:


                                                  1995                                   1994                          1993
                                      ----------------------------------      ---------------------------------       --------
                                                     INCREASE/(DECREASE)                    Increase/(Decrease)
                                      AVERAGE        -------------------      Average       -------------------       Average
SOURCES AND USES OF FUNDS             BALANCE        AMOUNT        %          Balance        Amount        %          Balance
                                      -------        ------      -------      -------        -------     ------       -------
                                                                     (In thousands of dollars)

FUNDING SOURCES:
  Demand Deposits  . . . . . . .     $115,010        $10,681      10.2       $104,329        $11,258      12.1       $ 93,071
  Savings, NOW, and
    Money Market Deposits  . . .      213,250         (2,793)     (1.3)       216,043            523        .2        215,520
  Time Deposits  . . . . . . . .       35,416          8,114      29.7         27,302           (396)     (1.4)        27,698
  Other Liabilities  . . . . . .        2,133            269      14.4          1,864             60       3.3          1,804
  Stockholders' Equity . . . . .       45,908          4,903      12.0         41,005          3,927      10.6         37,078
                                     --------        -------                 --------        -------                 --------
      TOTAL SOURCES. . . . . . .     $411,717        $21,174       5.4       $390,543        $15,372       4.1       $375,171
                                     --------        -------                 --------        -------                 --------
                                     --------        -------                 --------        -------                 --------

FUNDING USES:
  Cash and Due From Banks  . . .     $ 19,297        $ 2,007      11.6       $ 17,290        $   745       4.5       $ 16,545
  Federal Funds Sold . . . . . .       33,140         19,410     141.4         13,730          2,735      24.9         10,995
  Taxable Investment
    Securities . . . . . . . . .      168,163         (2,805)     (1.6)       170,968         (5,322)     (3.0)       176,290
  Municipal Securities . . . . .       40,238           (141)     (0.3)        40,379          7,868      24.2         32,511
  Loans, Net . . . . . . . . . .      140,070          2,273       1.6        137,797          8,871       6.9        128,926
  Premises and Equipment . . . .        5,007           (121)     (2.4)         5,128           (250)     (4.6)         5,378
  Other Assets . . . . . . . . .        5,802            551      10.5          5,251            725      16.0          4,526
                                     --------        -------                 --------        -------                 --------
      TOTAL USES . . . . . . . .     $411,717        $21,174       5.4       $390,543        $15,372       4.1       $375,171
                                     --------        -------                 --------        -------                 --------
                                     --------        -------                 --------        -------                 --------


DEPOSITS

     Deposits continue as the Corporation's largest and most important source of funds. Average total deposits increased by $16,002,000 in 1995 and $11,385,000 in 1994, or 4.6% and 3.4%, respectively.

     Demand deposits are looked upon as the Corporation's most important source of income, the increase of which is a constant major goal. During the past year, demand deposit balances showed a good increase, largely the result of marketing solicitation. Management is gratified by the results attained. Demand deposit averages rose by $10,681,000 or 10.2% over 1994, accounting for most of the total deposit growth. The Corporation's ability to hold and increase its demand deposit base has contributed substantially to its profitability over the years. For the years 1995, 1994, and 1993, average demand deposits were 28%, 27%, and 25%, respectively, of average assets. Savings, NOW, money market and other time deposits, in aggregate, also showed growth in average as well as year end balances. The overall year end balances of all deposit categories reflect an increase of $22,428,000 or 6.4% over 1994. The composition of the various deposit categories are presented in the Consolidated Balance Sheets and in Note F to Consolidated Financial Statements.

     The retention of earnings also played an important role as a contributing factor as a source of funds. This contribution is reflected in an average increase of $4,903,000 or 12.0% in stockholders' equity.


4 The First of Long Island Corporation

     A substantial deposit base coupled with increased capital resources allowed the Corporation to maintain its long-standing, non-reliant position on purchased funds or borrowed money as sources of funds. Brokered deposits are neither maintained nor solicited.

     The Corporation has no demand deposits on which interest is paid. Interest is paid, however, on NOW Accounts (Negotiable Orders of Withdrawal) which are carried in the Savings, NOW, and Money Market category of deposits and perform a similar function to checking accounts.

INVESTMENT SECURITIES

     The primary use of funds by the Corporation is through its investment portfolio. For the calendar year just ended, the portfolio was 51.0% of total assets.

     On average, investment securities balances decreased $2,946,000 or 1.4% during 1995. U.S. Treasuries make up the bulk of taxable securities, followed by U.S. Government Agencies, and collateralized mortgage obligations. U.S. Government Agencies consist solely of modified pass-through, mortgage-backed securities of federal agencies at year end 1995. Collateralized mortgage obligations, commonly referred to as CMO's or REMIC's, are backed by federal agency pass-throughs, virtually all from the Government National Mortgage Association. The Corporation does not own any "interest only, principal only, or high risk mortgage-backed securities" as defined in the 1991 Federal Financial Institutions Examination Council Supervisory Policy Statement on Securities Activities. Municipal securities are comprised of various "bank-qualified" issues.

     Investment securities are further categorized internally into two segments--short term and intermediate term. Short term securities are those investments purchased to mature approximately within one year. Intermediate term securities, except for municipals, are usually purchased with a maturity of about five years or less for U.S. Treasuries and a maximum expected average life for mortgage-backed securities of usually no more than six years. Municipals, in almost all cases, are purchased with maturities not exceeding twelve years.
Both short term and intermediate term segments generally consist of the categories mentioned above, with short term investments including overnight federal funds sold and commercial paper and, occasionally, bankers acceptances. For the current year, overnight federal funds sold averaged $33,140,000. Levels of short term investments are maintained relative to operational needs and interest rate sensitivity. For 1995, average balances of short term investments were $57,495,000 versus $39,816,000 in 1994. The investment securities portfolio is further detailed in Note B to Consolidated Financial Statements.

     Yields on investment securities originally purchased for intermediate terms remained relatively level at a 6.77% tax equivalent yield for 1995 as compared to 6.78% for 1994. In general during 1995, investment yields in the market declined with regard to the entire yield curve from levels available in 1994. The Corporation generally adheres to a "laddered structure" in its intermediate investment portfolio. A brief discussion of rate changes is included in the Liquidity/Sensitivity Analysis/Interest Rate Risk section.

     At December 31, 1995, the aggregate market value of the investment securities portfolio was $2,551,000 or 1.2%, above the amortized cost. Of this amount, $3,194,000 represented gross unrealized gains while $643,000 represented gross unrealized losses. A year earlier, the market value was $8,858,000 or 4.1% below the amortized cost. The swing from a position of depreciation of a year ago to the current position of appreciation is attributable to the decreasing interest rates during the year with an attendant increase in market value.

     Adhering to its long-standing policy, the Corporation has not maintained nor has any present intention of maintaining a trading account. Further, the Corporation does not purchase any noninvestment grade securities other than occasionally from local municipal issuers.

LOANS

     The second major use of funds by the Corporation is for the support of lending activities. Loans at year end 1995 were 34% of total assets. Loans are granted to diverse borrowers within the Corporation's market area. Loan growth during the year was less than goal, presumably the result largely of a slow-to-recover local economy. Average outstandings as well as year end outstandings showed modest growth over 1994. Average net outstandings exceeded the previous year by $2,273,000 or 1.6%, compared with the previous year's growth of $8,871,000 or 6.9%. Current year end outstandings totaled $146,670,000, reflecting an increase of $2,198,000 or 1.5% over the similar previous period. Changes at year end were comprised of the following: commercial loans increased $2,244,000 or 11.4%; real estate loans decreased slightly by $757,000 or 0.7%; and installment loans showed an increase of $710,000 or 7.9%. The decline in real estate loans was attributable to a decline in the commercial mortgage portfolio. Real estate loans are made up of mortgage loans and equity lines of credit, with commercial mortgages accounting for the largest part. For the years 1995, 1994, and 1993, average net loans represented approximately 39%, 40%, and 38%, respectively, of average total deposits.

      As has been its policy, the Corporation refrains from participation in any high yield financings or foreign loans. Additionally, there are no significant loan concentrations in


                                          The First of Long Island Corporation 5
specific industries. Commercial mortgage loans make up the largest category of loans and represent 16.0% of total assets. The primary market for commercial loans is to privately owned businesses and professionals in Nassau and Suffolk Counties. The Corporation does not engage in transactions commonly known as leveraged buy-outs of publicly held companies. In 1996, the Corporation will continue its strategy of emphasizing the solicitation of mortgage loans, more specifically in the commercial end.

     In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). In October 1994, this Statement was amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" (SFAS No. 118), as described in Note A to Consolidated Financial Statements. Both pronouncements were adopted by the Corporation on January 1, 1995. In management's opinion, the adoption of both pronouncements was immaterial. Nothing from the composition of the portfolio would cause the Corporation to take any action with regard to SFAS No. 114 as amended by SFAS No. 118. There has been no adverse effect on the Corporation's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES

     Maintenance of the allowance for loan losses is through provisions which are based on management's evaluation of risks inherent in its loan portfolio. Mostly because of the current level of the allowance for loan losses, as well as current satisfactory credit quality, and low levels of nonperforming and charged-off loans, the Corporation's view was that no provision was necessary during 1995. This position parallels that of 1994 where no provision was made, and compares with a $175,000 provision in 1993.

     Management continually evaluates allowance levels. In determining the necessity of provisions, consideration is given to recent loan charge-offs, concerns for any other loans requiring special attention (whether or not such other loans were 90 days past due, nonaccrual, or restructured), and information available through which management estimates potential losses. In evaluating the allowance account, management considers numerous factors: historical losses; a borrower's ability to repay; the value of any related collateral; levels of and trends in delinquencies and nonaccruals; trends in volume and terms of loans; changes in lending policies and procedures; experience ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. Especially in evaluating real estate mortgage collateral, principally for classified loans, the Corporation considers present real estate values, the condition of the real estate, and the possibility of such real estate being affected by environmental contamination on or near the mortgaged property. Since 1987, environmental audits have been instituted, and the scope of these audits have been increased over the succeeding years. Under the Corporation's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Corporation is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

     At December 31, 1995, the allowance for loan losses account was $3,600,000 compared to similar amounts for both 1994 and 1993. The ratios between the allowance for loan losses and total outstanding loans at those same periods were 2.45%, 2.49%, and 2.62%, respectively. For the year just ended, the Corporation recorded net charge-offs of a very nominal $132 compared with net recoveries of $10,523 for 1994, and net charge-offs of $87,879 for 1993. Other real estate owned (OREO) at year end was comprised of one property and amounted to $153,041 net of reserves. Nonaccrual loans at year end 1995 were $842,991 which is 0.6% of total loans; nonaccrual loans at year end 1994 were $515,803 which is 0.4% of total loans. Note C to Consolidated Financial Statements provides, among other things, additional disclosure concerning 90 days past due, nonaccrual, and restructured loans.

     Except for the loans disclosed above, management is not aware of any loans classified for regulatory purposes that presently represent or result from trends or uncertainties which management reasonably expects will materially alter future operating results, liquidity, or capital resources. Management continues to maintain caution, however, over general economic conditions. Since there is the possibility of adverse changes in economic conditions and loan quality, delinquencies and losses in the loan portfolio could require future provisions, thus adversely affecting results of operations.


6 The First of Long Island Corporation

RESULTS OF OPERATIONS

     The First of Long Island Corporation's net income for 1995 was $6,208,492 or $2.91 per share compared to net income of $6,027,648 or $2.83 per share for 1994.

     The Corporation's income for 1993 was $5,547,941 or $2.59 per share before the cumulative effect of changes in accounting principles (SFAS No. 109 as mentioned in Note A to Consolidated Financial Statements). This change increased net income by $650,000 or $.30 per share to $6,197,941 or $2.89 per share.

     Major factors contributing to the favorable earnings performance for 1995 were increases in checking deposit balances, decrease in losses on securities sold, and a refund and reduction in the Federal Deposit Insurance Corporation
(FDIC) premium. The following table presents the major components of net income with period-to-period comparisons:


                                                                                                          Increase (Decrease)
                                                                                                        -----------------------
                                                                                                          1995           1994
                                                            Year Ended December 31,                     Compared       Compared
                                                      1995           1994           1993                 to 1994        to 1993
                                                     ------         ------         ------               --------       --------
                                                           (In thousands of dollars)

Net Interest Income. . . . . . . . . . . . .         $19,119        $18,686        $18,129                 2.3%           3.1%
Provision for Loan Losses. . . . . . . . . .               -              -            175                             (100.0)
                                                     -------        -------        -------
Net Interest Income After Provision
  for Loan Losses. . . . . . . . . . . . . .          19,119         18,686         17,954                 2.3            4.1
Other Income . . . . . . . . . . . . . . . .           3,655          3,122          2,611                17.1           19.6
Other Expenses . . . . . . . . . . . . . . .          13,321         12,818         12,314                 3.9            4.1
                                                     -------        -------        -------

Income Before Taxes. . . . . . . . . . . . .           9,453          8,990          8,251                 5.2            9.0
Provision for Income Taxes . . . . . . . . .           3,245          2,962          2,703                 9.6            9.6
Income Before Cumulative Effect of
  Accounting Change. . . . . . . . . . . . .           6,208          6,028          5,548                 3.0            8.7
Cumulative Effect to January 1, 1993
  of Change in Accounting for
  Income Taxes . . . . . . . . . . . . . . .                                           650                             (100.0)
                                                     -------        -------        -------
    NET INCOME . . . . . . . . . . . . . . .         $ 6,208        $ 6,028        $ 6,198                 3.0           (2.7)
                                                     -------        -------        -------
                                                     -------        -------        -------


     Net earning assets increased on average by $18.7 million or 5.2% from $362.9 million in 1994 to $381.6 million in 1995. Funding for this asset growth was largely the result of a $10.6 million average increase in checking deposits which, in effect, benefited net interest income. Net interest income is the most significant contributing factor to operating results. It is the difference between interest and origination fees collected on interest earning assets less interest paid on interest bearing liabilities, and is affected mostly by the volume and mix of those assets and liabilities along with the respective yields and rates paid. In 1995, net interest income amounted to $19.1 million, an increase of 2.3% over 1994. The following table presents the components of net interest income for the years 1995, 1994, and 1993:



                                                                                                          Increase (Decrease)
                                                                                                        -----------------------
                                                                                                          1995           1994
                                                            Year Ended December 31,                     Compared       Compared
                                                      1995           1994           1993                 to 1994        to 1993
                                                     ------         ------         ------               --------       --------
                                                           (In thousands of dollars)

INTEREST INCOME
  Loans. . . . . . . . . . . . . . . . . . .         $13,132        $11,603        $10,682                13.2%           8.6%
  Federal Funds Sold . . . . . . . . . . . .           1,927            601            329               220.6           82.7
  Investment Securities. . . . . . . . . . .          12,959         12,657         12,986                 2.4           (2.5)
                                                     -------        -------        -------
    TOTAL INTEREST INCOME. . . . . . . . . .          28,018         24,861         23,997                12.7            3.6

INTEREST EXPENSE
  Savings, NOW, and Money Market
    Deposits . . . . . . . . . . . . . . . .           7,171          5,237          4,978                36.9            5.2
  Time Deposits. . . . . . . . . . . . . . .           1,728            938            890                84.2            5.4
                                                     -------        -------        -------
    TOTAL INTEREST EXPENSE . . . . . . . . .           8,899          6,175          5,868                44.1            5.2
                                                     -------        -------        -------
    NET INTEREST INCOME. . . . . . . . . . .         $19,119        $18,686        $18,129                 2.3            3.1
                                                     -------        -------        -------
                                                     -------        -------        -------



                                          The First of Long Island Corporation 7

     The net interest margin for 1995 was 5.18% compared with 5.34% in 1994.
The net interest margin is net interest income expressed as a percentage of total average earning assets. The decline occurred throughout 1995 as the interest rate paid on deposits in total increased more than the yield on earning assets.

     As mentioned previously, no provision for loan losses was made in 1995, nor was any provision made in 1994.

     Results of operations are measured by various ratios. Two highly recognized ratios are the return on average assets (ROA) and the return on average stockholders' equity (ROE). Return on average assets was 1.51% in 1995, 1.54% in 1994, and 1.65% in 1993. Return on average stockholders' equity was 13.52% in 1995, 14.70% in 1994, and 16.72% in 1993. For 1993, however, the ratios include the benefit of $650,000 from the adoption of SFAS No. 109, previously mentioned. Without regard to this change, the ratios for 1993 were 1.48% and 15.16%, respectively. Both the ROA and ROE ratios of the Corporation compare favorably with industry averages and the performance of peer groups.

     Other income consists of noninterest income and gains and losses on securities transactions. This category reflected an overall net increase of $533,000 or 17.1% in 1995. A significant component of the change was an increase in service charges on deposit accounts of $143,000 or 7.6%, due largely to price changes. Another significant component of the change was a gain on securities transactions of $3,800 in 1995 compared with $290,000 in losses for 1994.

     Other expenses, which consist of noninterest expenses, showed an increase of $502,000 or 3.9%. The largest components of the net change was an increase in salaries and employee benefits of $695,000 or 9.2%, and a decrease in FDIC insurance expense of $344,000 or 46.2%. The latter factor was a result of the Federal Deposit Insurance Corporation reaching its full-funded status and reducing the rate of insurance for the Corporation from 23 cents to 4 cents per hundred dollars of deposits from June l, through December 31, 1995.

     Income tax expense as a percentage of pretax income (the effective rate) was 34.3% in 1995 compared with 32.9% in 1994.

CAPITAL RESOURCES

     At year end 1995, total stockholders' equity was $49,340,664 compared with $42,607,605 at year end 1994, an increase of $6,733,059 or 15.8%. Most of the increase was accounted for through net earnings retained. Included in the net change were the declaration of cash dividends totaling $1,173,723, repurchases and retirement of Corporate common stock totaling $420,503, and the resultant after-tax effect of an increase in the market value of the securities available for sale portfolio of $1,951,801. This latter factor is due to increases in the market value of securities available for sale that resulted from the general decrease in interest rates in the financial markets. The inclusion of such market changes was mandated under the required adoption of SFAS No. 115 explained more fully in Note A to Consolidated Financial Statements. Despite the positive effects of increasing equity by including the appreciation in the investment securities available for sale portfolio, the capital position of the Corporation remained strong. Net unrealized appreciation or depreciation of securities available for sale will continue to be subject to change in future periods due to fluctuations in market value.

     Increases in capital have been accomplished through retained earnings without recourse to debt creation or issuance of additional stock. Employee stock options totaling $166,992 were exercised during 1995. Total stockholders' equity represented 11.6% of total assets at year end 1995 versus 10.8% at year end 1994. (The ratio for 1995 includes the net after-tax appreciation of $585,232 on the Corporation's $57,556,000 available for sale investment securities portfolio.) In June 1995, a 26.7 cent dividend was declared and in December 1995, a 29.3 cent dividend was declared representing an increase of 10% in the semiannual dividend. Cash dividends have been paid, and increased, over the past seventeen consecutive years. Total cash dividends of 56 cents per share declared in 1995 represented an increase of 10 1/2% over total cash dividends of 50.7 cents per share declared in 1994.

     At its December 1995 meeting, the Board of Directors of the Corporation declared a three for two stock split to be paid by means of a 50% stock dividend to shareholders of record on January 8, 1996, payable on February 2, 1996. All applicable shares and per share amounts have been retroactively adjusted to reflect the effects of such dividend.

     The following table compares average asset growth to average equity growth over the past three years:

                                                    1995      1994      1993
                                                    -----     ----      ----
Growth in Average Assets . . . . . . . . . .          5%        4%        6%
Growth in Average Equity . . . . . . . . . .         12%       11%       14%


8 The First of Long Island Corporation

     Standards established by the regulatory authorities for measuring capital adequacy require banks and bank holding companies to maintain capital based on risk-adjusted assets. Under these requirements, categories of assets with potentially higher credit risk require more capital backing than assets with lower risk. Further, banks must maintain an adequate ratio of total capital to total assets which is referred to as the leverage ratio. Failure to maintain these requirements can result in severe penalties. The Corporation and the Bank substantially exceed the capital adequacy ratio levels required by the regulatory authorities. The following table sets forth the current requirements and the ratios maintained by the Corporation, which are substantially the same as the Bank, at December 31, 1995 and 1994:

                                                    Corporation's  Corporation's
                                                     Maintained     Maintained
                                        Minimum        Rate at        Rate at
                                     Required Rate    12/31/95       12/31/94
                                     -------------  -------------  -------------
Total Risk-Based Capital Ratio . . .      8.00%         31.50%        27.81%
Tier I Risk-Based Capital Ratio. . .      4.00          30.24         26.55
Leverage Capital Ratio . . . . . . .      4.00          11.59         10.76

     The Federal Deposit Insurance Corporation Improvement Act ("Act") was enacted in 1991. The Act affects all federally insured depository institutions. The Act contains a $70 billion recapitalization of the Bank Insurance Fund ("BIF") by significantly increasing the amount that the FDIC can borrow from the Treasury. The FDIC must assess premiums that are sufficient to give the BIF reserves of $1.25 for each $100 of insured deposits. Additional significant provisions of the Act include: requiring prompt corrective action by regulators if minimum capital standards are not met; establishing early intervention procedures for "significantly" undercapitalized institutions; limiting FDIC reimbursement of uninsured deposits when large banks fail; requiring an annual regulatory examination; and imposing new auditing and accounting requirements, effective for fiscal years beginning on or after January 1, 1993, including management and auditor reporting on internal controls over financial reporting and on compliance with laws and regulations.

     Effective for fiscal years beginning on or after January 1, 1993, the Act requires federally insured depository institutions with assets in excess of $500 million to file an "annual report" with the federal regulatory agencies that will be available for public inspection. This requirement can be satisfied for subsidiaries of a bank holding company by an audit of the consolidated financial statements of the holding company. In addition, the Act requires that the annual report must include an auditor's report on management's assertions regarding the effectiveness of internal controls pertaining to financial reporting and on agreed upon procedures concerning compliance with specific laws and regulations designated by federal regulatory agencies.

     During 1995, the Federal Deposit Insurance Corporation reached its full-funded status. As a result of this occurrence, the rate of insurance for the Corporation was reduced from twenty-three cents to four cents per hundred dollars of deposits commencing June 1, 1995 through December 31, 1995. Effective January 1, 1996, the Corporation has since been notified that its assessment will be the minimum amount of $2,000 for the calendar year 1996.

     There are many other accounting and auditing provisions and various other provisions of the Act that are not discussed above.


                                          The First of Long Island Corporation 9

LIQUIDITY/SENSITIVITY ANALYSIS/INTEREST RATE RISK

     Liquidity is the ability of the Corporation to generate and maintain sufficient cash flows promptly to fund operations and to meet financial obligations to its customers. The principal sources of liquidity are cash and short term money market investments. Management believes that its current policies of controlling liquidity and sensitivity analysis and dealing with interest rate risk are adequate to carry out the needs, objectives, and goals in this area for the coming year. At year end 1995, total short term and intermediate term investments that are expected to mature within one year is approximately $85,352,000 or 20.1% of total assets. The overall liquidity of the Corporation is further enhanced by its historical stable deposit base of checking accounts, savings accounts, NOW accounts, and money market accounts. These core deposits, not including large certificates of deposit, averaged $358,782,000 for the year 1995 which is 87.0% of total average assets. At December 31, 1995, the total excess of interest bearing liabilities over interest earning assets (based on assets and liabilities adjusting within a one year time period) was $3,891,000 or 2.10% of such earning assets.

     The following table, also referred to as the gap report, sets forth, as of the dates shown, information regarding the interest sensitive assets and interest sensitive liabilities of the Corporation:


                                                                         (In thousands of dollars)
                                                     OVER           OVER
                                      THREE          THREE           SIX           TOTAL          OVER
                                     MONTHS         MONTHS         MONTHS        SENSITIVE      ONE YEAR      OVER
                                       OR           THROUGH        THROUGH        (WITHIN        THROUGH      FIVE
                                      LESS        SIX MONTHS      ONE YEAR       ONE YEAR)     FIVE YEARS     YEARS       TOTAL
                                   ---------------------------------------------------------------------------------------------

INTEREST EARNING ASSETS:
  Federal funds sold . . . . . .   $ 31,400                                      $ 31,400                              $  31,400
  Investment securities
     (NOTE 1, 2) . . . . . . . .     12,557        $ 19,095        $22,300         53,952       $132,046   $ 31,362      217,360
  Total loans  . . . . . . . . .     54,256          14,227         32,351        100,834         32,285     13,551      146,670
                                   ---------------------------------------------------------------------------------------------
    TOTAL INTEREST EARNING
      ASSETS . . . . . . . . . .   $ 98,213        $ 33,322        $54,651       $186,186       $164,331   $ 44,913    $ 395,430

INTEREST BEARING LIABILITIES:
  Savings accounts . . . . . . .   $  4,649        $  4,649        $ 9,297       $ 18,595       $ 13,340   $ 24,412    $  56,347
  NOW and Money Market
    accounts . . . . . . . . . .    133,990           1,661          1,661        137,312          8,860      9,965      156,137
  Other time . . . . . . . . . .     17,668          11,048          5,454         34,170          3,134        526       37,830
                                   ---------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING
      LIABILITIES  . . . . . . .   $156,307        $ 17,358        $16,412       $190,077       $ 25,334   $ 34,903    $ 250,314

GAP. . . . . . . . . . . . . . .   $(58,094)       $ 15,964        $38,239       $ (3,891)      $138,997   $ 10,010    $ 145,116

CUMULATIVE GAP . . . . . . . . .   $(58,094)       $(42,130)       $(3,891)      $ (3,891)      $135,106   $145,116    $ 145,116
CUMULATIVE DIFFERENCE AS
  A PERCENT OF TOTAL
  EARNING ASSETS . . . . . . . .                                                    (2.09)%


NOTE 1--EXCLUDES UNREALIZED NET APPRECIATION ON INVESTMENT SECURITIES AVAILABLE FOR SALE OF $874,000.
NOTE 2--INCLUDES A $1,000,000 U.S. TREASURY NOTE WHICH MATURED ON 12/31/95 (SUNDAY) AND FOR PURPOSES OF SENSITIVITY ANALYSIS SHOULD BE INCLUDED IN THIS TABLE.



     With reference to the above table, sensitive assets and sensitive liabilities include those assets and liabilities which may be repriced as to rate within one year. For purposes of the table, $18,600,000 of all savings accounts were assumed to reprice within one year, $13,300,000 within five years, and the remaining savings accounts after five years. Also for purposes of this table, $3,300,000 of all NOW accounts are assumed to reprice within one year, $8,900,000 within five years, and the remaining NOW accounts after five years.

     While the gap report details the repricing differences for assets and liabilities for given periods, it has some limitations in that the report is static by nature. Because of this limitation, and to further aid in quantifying and controlling the earnings that may be at risk as a result of interest rate fluctuations, the Corporation has enhanced its interest rate risk management program by the adoption of simulation modeling. Under this process various growth and interest rate scenarios can be run as a matter of test.



10 The First of Long Island Corporation

     Because of the Corporation's significant base of demand deposits, equity, and NOW accounts, sustained higher interest rates should have a beneficial effect on earnings by increasing the net interest margin while sustained lower rates should have the opposite effect. During the actual time of declining interest rates, it had been believed that the Corporation should incur a short term benefit to earnings and the converse should be true. This proved not necessarily the case, a principal reason being that rates on traditional savings accounts were not changed in tandem with money market rates in general.

     The Corporation regularly monitors the relationship between interest sensitive assets and interest sensitive liabilities in order to lessen the effect of interest rate fluctuations and to meet cash flow requirements. As a further measure to mitigate potential impact on earnings caused by changes in interest rates, the Corporation has imposed upon itself, as a general rule, a cumulative asset or liability gap out to one year that should remain within 15.0% of earning assets.

     As mentioned earlier, but also relative to this area of discussion, funding of the Corporation continues to be through its deposits and, to a lesser degree, through its retained earnings, with no recourse to purchased funds, borrowed money, nor brokered deposits transactions.

STOCK PURCHASE PLANS

     In February of 1988, the Board of Directors approved a stock repurchase plan which authorized the Corporation to repurchase shares of its own common stock in market or private transactions. Since that time, ten such plans have been initiated involving the repurchase of 20,000 to 25,000 shares per plan.
The tenth plan, which is also the most current one, was approved in November 1995 for 25,000 shares (adjusted to 37,500 shares). Under this plan, the authorization approximates one and three quarters percent of the Corporation's then outstanding shares of 1,397,495 (adjusted to 2,096,242). At year end, in addition to the most recent plan, 10,745 shares (adjusted to 16,117) could still be repurchased on the immediately preceding plan. It is the Corporation's belief that the repurchase of shares will better maximize shareholder value.
The stock purchases are financed through available Corporate cash.   Note:
adjusted amounts appearing in parentheses are after the recent 3 for 2 stock split.


OTHER INFORMATION

     Within the past twelve months, the Corporation opened two new commercial banking offices, one in Valley Stream in February 1995, and the other in Great Neck in January 1996. Plans to open a full service office in Garden City, with such office to be designated as the Bank's legal head office, were canceled due to site complications. It is management's present expectation that new offices in the foreseeable future will be commercial banking offices.

     Capital expenditures for the year 1995 amounted to $666,705. This amount included renovations and expansions to present banking facilities and normal replacement costs. Long range plans could include expenditures, beyond normal replacement costs, involved in the continued establishment of new branch offices.

     The Corporation is not involved in any acquisitions or mergers.

     The subsidiary Bank underwent a routine safety and soundness and Bank Information Systems (BIS) examination during the third quarter of 1995 by the Office of the Comptroller of the Currency. The examination also evaluated the Corporation's compliance with various consumer laws and regulations. The same regulatory agency conducted its separately scheduled examination of the subsidiary Bank's Trust and Investment Services Department during the first half of 1994. The Corporation was examined by the Federal Reserve Bank of New York examiners during the first quarter of 1993. Management is not aware, nor has it been it apprised, of any recommendations by regulatory authorities which if they were implemented would have a material effect on the Corporation's liquidity, capital resources, and operations.

     Commercial checking accounts and commercial mortgages continue as the Corporation's primary marketing strategies. However, the Corporation regularly markets and seeks to develop other loan products as well. While there may be reason for a somewhat optimistic outlook regarding the national economy, management maintains its previously stated concerns over a lackluster local economy and the possible negative effects such an economy can have on profitability. Management also maintains its belief that the strength of the Corporation's liquidity and capital resources are more than adequate to meet reasonably foreseeable events.


                                         The First of Long Island Corporation 11

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

     The management of The First of Long Island Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

     In meeting its responsibility both for the reliability and integrity of these statements and information, management depends on its accounting system and related internal control structures. These systems and controls have been designed to provide reasonable assurances that assets are safeguarded and that transactions are authorized and recorded in accordance with established procedures and that reliable records are maintained. As an integral part of the internal control structure, the Corporation maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal control structure and coordinate audit coverage with the independent auditors.

     The Corporation's Examining Committee of the Board of Directors, composed solely of outside directors, meets regularly with the Corporation's management, internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting, internal control structure and the nature, extent and results of the audit effort. The independent auditors, internal auditors and banking regulators have direct access to the Examining Committee with or without management present.

     The financial statements for each of the three years in the period ended December 31, 1995, have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinions on the financial statements are based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.


12 The First of Long Island Corporation

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES
--------------------------------------------------------------------------------

"WE'VE BEEN WITH THE FIRST OF LONG ISLAND SINCE THE BEGINNING. THEY'VE ALWAYS PROVIDED PERSONAL, HANDS-ON SERVICE. WHEN WE EXPANDED IN 1980, THEY NOT ONLY HELPED US WITH FINANCING BUT GAVE US BUSINESS ADVICE AS WELL. THEY ARE MORE THAN BANKERS, THEY'RE GOOD PARTNERS."

Patricia Petersen, Licensed Real Estate Broker
President and CEO, Daniel Gale Agency Inc., Huntington


[Photo]

"THE FIRST OF LONG ISLAND GETS THINGS DONE FOR MY BUSINESS
AS WELL AS ME PERSONALLY. THERE ARE NO LONG LINES, NO HASSLES.
I TRUST THE PEOPLE WHO WORK THERE. FROM THE BRANCH MANAGER TO THE TELLERS, THEY MAKE ME FEEL COMFORTABLE AND CONFIDENT THAT THEY'LL TAKE CARE OF EVERYTHING."

Douglas A. Byrnes, M.D., P.C., F.A.C.C.
Smithtown


[Photo]

"THE FIRST OF LONG ISLAND PROVIDES THE BEST QUALITY BANKING SERVICES. FROM ATTENTION TO DETAIL TO FULFILLING A VARIETY OF BANKING NEEDS, THEY HAVE ALWAYS BEEN HIGHLY COOPERATIVE AND INSTANTLY AVAILABLE."

Richard P. Skodnek, Partner
Skodnek Properties, Inc., Roslyn Heights


[Photo]

(left to right) Jack Skodnek, Partner;
Richard P. Skodnek, Partner; Scott Skodnek, Partner


                                         The First of Long Island Corporation 13

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                                       December 31,
                                                                                                 1995                1994
                                                                                             ------------        ------------

ASSETS
  Cash and Due from Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  22,884,445        $ 20,512,716
  Federal Funds Sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           31,400,000          11,500,000
  Investment Securities--Note B:
    Available for Sale, at market value. . . . . . . . . . . . . . . . . . . . . . .           57,556,137          44,872,959
    Held to Maturity (Market value $161,355,000 in 1995 and
            $160,941,000 in 1994). . . . . . . . . . . . . . . . . . . . . . . . . .          159,677,530         167,758,845
                                                                                             ------------        ------------
      TOTAL INVESTMENT SECURITIES (Market value $218,911,000 in 1995 and
        $205,814,000 in 1994)  . . . . . . . . . . . . . . . . . . . . . . . . . . .          217,233,667         212,631,804
  Loans--Note C:
    Commercial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           21,900,667          19,656,219
    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          115,098,688         115,855,485
    Installment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9,670,686           8,960,640
                                                                                             ------------        ------------
      Total Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          146,670,041         144,472,344
  Less: Unearned Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (795,925)           (859,057)
        Allowance for Loan Losses--Note D  . . . . . . . . . . . . . . . . . . . . .           (3,600,030)         (3,600,162)
                                                                                             ------------        ------------
      NET LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          142,274,086         140,013,125
  Premises and Equipment, Net--Note E  . . . . . . . . . . . . . . . . . . . . . . .            5,092,380           4,961,547
  Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6,769,970           6,435,697
                                                                                             ------------        ------------
      TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $425,654,548        $396,054,889
                                                                                             ------------        ------------
                                                                                             ------------        ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits--Note F:
    Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $123,640,360        $109,473,146
    Savings, NOW, and Money Market . . . . . . . . . . . . . . . . . . . . . . . . .          215,536,599         211,068,894
    Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           34,777,748          30,984,435
                                                                                             ------------        ------------
      TOTAL DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          373,954,707         351,526,475
  Accrued Taxes, Expenses and Other Liabilities  . . . . . . . . . . . . . . . . . .            2,359,177           1,920,809
                                                                                             ------------        ------------
      TOTAL LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          376,313,884         353,447,284

STOCKHOLDERS' EQUITY--Note I:
  Common Stock, $.10 Par Value; 5,000,000 Shares Authorized;
    Shares Issued and Outstanding:
      1995-2,096,467, 1994-1,400,384 . . . . . . . . . . . . . . . . . . . . . . . .              209,647             140,038
  Surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            7,366,485           7,619,723
  Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           41,179,300          36,214,413
    Unrealized Appreciation (Depreciation)
    on Securities Available for Sale, Net. . . . . . . . . . . . . . . . . . . . . .              585,232          (1,366,569)
                                                                                             ------------        ------------
      TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . .           49,340,664          42,607,605
                                                                                             ------------        ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . .         $425,654,548        $396,054,889
                                                                                             ------------        ------------
                                                                                             ------------        ------------




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


14 The First of Long Island Corporation

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


                                                                                              Year Ended December 31,
                                                                                        1995           1994           1993
                                                                                    -----------    -----------    -----------

INTEREST INCOME
  Loans, Including Fees on Loans . . . . . . . . . . . . . . . . . . . . . . . .    $13,132,054    $11,603,481    $10,681,563
  Federal Funds Sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,926,537        600,942        329,411
  Investment Securities:
     Available for Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,947,569      2,987,725
     Held to Maturity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,011,318      9,668,718     12,986,042
                                                                                    -----------    -----------    -----------
      TOTAL INTEREST INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . .     28,017,478     24,860,866     23,997,016

INTEREST EXPENSE
  Savings, NOW, and Money Market Deposits  . . . . . . . . . . . . . . . . . . .      7,170,866      5,236,729      4,977,824
  Time Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,727,834        937,947        890,442
                                                                                    -----------    -----------    -----------
      TOTAL INTEREST EXPENSE . . . . . . . . . . . . . . . . . . . . . . . . . .      8,898,700      6,174,676      5,868,266
                                                                                    -----------    -----------    -----------
      NET INTEREST INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . .     19,118,778     18,686,190     18,128,750
Provision for Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .                                      175,000
                                                                                    -----------    -----------    -----------
      Net Interest Income After Provision for Loan Losses  . . . . . . . . . . .     19,118,778     18,686,190     17,953,750

NONINTEREST INCOME
  Trust Department Income  . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,126,763      1,068,156        922,497
  Service Charges on Deposit Accounts  . . . . . . . . . . . . . . . . . . . . .      2,016,113      1,873,614      1,379,633
  Net Securities Gains (Losses)  . . . . . . . . . . . . . . . . . . . . . . . .          3,765       (290,056)       (92,029)
  Other Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        508,563        470,148        401,378
                                                                                    -----------    -----------    -----------
      TOTAL NONINTEREST INCOME . . . . . . . . . . . . . . . . . . . . . . . . .      3,655,204      3,121,862      2,611,479

OTHER OPERATING EXPENSES
  Salaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,038,394      5,580,713      5,247,303
  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,232,556      1,994,839      1,975,344
  Net Occupancy Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,053,096      1,024,798        885,910
  Equipment Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        680,477        730,560        755,825
  Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,316,167      3,487,694      3,450,006
                                                                                    -----------    -----------    -----------
      TOTAL OTHER OPERATING EXPENSES . . . . . . . . . . . . . . . . . . . . . .     13,320,690     12,818,604     12,314,388
                                                                                    -----------    -----------    -----------
      Income Before Income Taxes and
        Cumulative Effect of Accounting Change . . . . . . . . . . . . . . . . .      9,453,292      8,989,448      8,250,841
Provision for Income Taxes--Note H . . . . . . . . . . . . . . . . . . . . . . .      3,244,800      2,961,800      2,702,900
                                                                                    -----------    -----------    -----------
      INCOME BEFORE CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE. . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,208,492      6,027,648      5,547,941

Cumulative Effect to January 1, 1993 of Change in
  Accounting for Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .                                      650,000
                                                                                    -----------    -----------    -----------
      NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 6,208,492    $ 6,027,648    $ 6,197,941
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
      INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE. . . . . . . . . . . . . . . . . . . . . . . . . . . .          $2.91          $2.83          $2.59
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------

      NET INCOME PER SHARE . . . . . . . . . . . . . . . . . . . . . . . . . . .          $2.91          $2.83          $2.89
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                         The First of Long Island Corporation 15

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                                                                    Unrealized
                                                                                                   Appreciation/
                                                                                                  (Depreciation)
                                             Common Stock                                          on Securities
                                         ---------------------                        Retained       Available
                                          Shares         Amount         Surplus       Earnings     for Sale, Net      Total
                                         ---------      --------      ----------    ------------   -------------  ------------

Balance January 1, 1993  . . . . . . . . 1,408,233       $140,823     $8,282,753    $26,023,722                   $34,447,298
  Net Income . . . . . . . . . . . . . .                                              6,197,941                     6,197,941
  Repurchase and Retirement
    of Common Stock  . . . . . . . . . .   (23,433)        (2,343)      (799,916)                                    (802,259)
  Exercise of Stock Options  . . . . . .    21,901          2,190        452,288                                      454,478
  Cash Dividends Declared,
    $.22 per share . . . . . . . . . . .                                               (465,413)                     (465,413)
    $.24 per share . . . . . . . . . . .                                               (506,398)                     (506,398)
  Tax Benefit on Stock Options . . . . .                                  77,278                            --         77,278
                                         ---------       --------     ----------    -----------     ----------    -----------
Balance December 31, 1993  . . . . . . . 1,406,701        140,670      8,012,403     31,249,852                    39,402,925
  Net Income . . . . . . . . . . . . . .                                              6,027,648                     6,027,648
   Change in Accounting for
        Investments Effective
        January 1, 1994. . . . . . . . .                                                            $  835,000        835,000
  Repurchase and Retirement
    of Common Stock  . . . . . . . . . .   (19,401)        (1,940)      (685,357)                                    (687,297)
  Exercise of Stock Options  . . . . . .    13,084          1,308        292,677                                      293,985
    Unrealized Depreciation
        on Securities Available
        for Sale, Net. . . . . . . . . .                                                            (2,201,569)    (2,201,569)
  Cash Dividends Declared,
    $.24 per share                                                                     (502,934)                     (502,934)
    $.27 per share                                                                     (560,153)                     (560,153)
                                         ---------       --------     ----------    -----------     ----------    -----------
Balance December 31, 1994  . . . . . . . 1,400,384        140,038      7,619,723     36,214,413     (1,366,569)    42,607,605
  Net Income . . . . . . . . . . . . . .                                              6,208,492                     6,208,492
  Repurchase and Retirement
    of Common Stock  . . . . . . . . . .   (10,000)        (1,000)      (419,503)                                    (420,503)
  Exercise of Stock Options  . . . . . .     7,261            727        166,265                                      166,992
  Unrealized Appreciation
    on Securities Available
    for Sale, Net. . . . . . . . . . . .                                                             1,951,801      1,951,801
  Effect of Stock Split (in the form
    of a 50% stock dividend) . . . . . .   698,822         69,882                       (69,882)
  Cash Dividends Declared,
    $.27 per share                                                                     (558,759)                     (558,759)
    $.29 per share                                                                     (614,964)                     (614,964)
                                         ---------       --------     ----------    -----------     ----------    -----------
Balance December 31, 1995  . . . . . . . 2,096,467       $209,647     $7,366,485    $41,179,300     $  585,232    $49,340,664
                                         ---------       --------     ----------    -----------     ----------    -----------
                                         ---------       --------     ----------    -----------     ----------    -----------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


16 The First of Long Island Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                              Year Ended December 31,
                                                                                        1995           1994           1993
                                                                                    -----------    -----------    -----------

OPERATING ACTIVITIES
  Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  6,208,492  $   6,027,648  $   6,197,941
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Cumulative effect of change in accounting. . . . . . . . . . . . . . . . .                                     (650,000)
      Provision for loan losses  . . . . . . . . . . . . . . . . . . . . . . . .                                      175,000
      Provision for depreciation and amortization  . . . . . . . . . . . . . . .        535,873        609,214        620,999
      (Accretion) amortization of investment securities, net . . . . . . . . . .     (1,639,272)      (973,403)       586,186
      Deferred income taxes (credit) . . . . . . . . . . . . . . . . . . . . . .         (4,990)       (66,789)        21,201
      Gain on sale of equipment. . . . . . . . . . . . . . . . . . . . . . . . .                                       (6,483)
      Realized (gain) losses on investment securities  . . . . . . . . . . . . .         (3,765)       290,056         92,029
      Decrease (increase) in other assets  . . . . . . . . . . . . . . . . . . .        744,047       (472,403)      (912,320)
      Increase in accrued taxes, expenses,
        and other liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .        388,547         49,863        472,176
                                                                                   ------------  -------------  -------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES  . . . . . . . . . . . . . . .      6,228,932      5,464,186      6,596,729

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available for sale  . . . . . . .        265,000      4,424,453      7,333,508
  Proceeds from maturities of investment securities held to maturity . . . . . .     65,995,001    156,983,472    269,467,173
  Proceeds from maturities of investment securities available for sale . . . . .      8,015,000      6,085,850
  Purchase of investment securities available for sale . . . . . . . . . . . . .    (19,689,531)   (12,202,918)
  Purchase of investment securities held to maturity . . . . . . . . . . . . . .    (56,670,815)  (151,862,489)  (285,537,777)
  Net increase in loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,260,961)    (7,425,477)    (5,761,863)
  Purchases of premises and equipment  . . . . . . . . . . . . . . . . . . . . .       (666,705)      (301,523)      (472,844)
  Proceeds from sale of equipment  . . . . . . . . . . . . . . . . . . . . . . .                                       13,750
                                                                                   ------------  -------------  -------------
         NET CASH USED IN INVESTING ACTIVITIES  . . . . . . . . . . . . . . .  .     (5,013,011)    (4,298,632)   (14,958,053)

FINANCING ACTIVITIES
  Net increase in total deposits . . . . . . . . . . . . . . . . . . . . . . . .     22,428,231     11,652,845      8,860,307
  Cash dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,118,912)    (1,009,332)      (930,063)
  Repurchase of common stock . . . . . . . . . . . . . . . . . . . . . . . . . .       (420,503)      (687,297)      (802,259)
  Proceeds from exercise of stock options  . . . . . . . . . . . . . . . . . . .        166,992        293,985        454,478
  Tax benefit on stock options . . . . . . . . . . . . . . . . . . . . . . . . .                                       77,278
                                                                                   ------------  -------------  -------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES  . . . . . . . . . . . . . . .     21,055,808     10,250,201      7,659,741

        INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . .     22,271,729     11,415,755       (701,583)
Cash and cash equivalents at beginning of year . . . . . . . . . . . . . . . . .     32,012,716     20,596,961     21,298,544
                                                                                   ------------  -------------  -------------
        CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . . . .   $ 54,284,445  $  32,012,716  $  20,596,961
                                                                                   ------------  -------------   ------------
                                                                                   ------------  -------------   ------------



The Corporation made interest payments of $8,878,558, $6,148,118, and $5,935,037, in 1995, 1994, and 1993, respectively, and tax payments of $3,037,033, $3,082,509, and $2,589,509, in 1995, 1994, and 1993, respectively.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                         The First of Long Island Corporation 17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A -- ACCOUNTING POLICIES
--------------------------------------------------------------------------------

     The accounting and reporting policies of the Corporation and its subsidiary Bank conform to general practices within the banking industry. The following footnotes describe the most significant of these policies.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated balance sheets. The same is true of revenues and expenses reported for the period. Actual results could differ significantly from those estimates.

PRINCIPLES OF CONSOLIDATION

     The Corporation and its subsidiary Bank provide banking services to domestic markets. The consolidated financial statements include the accounts of the Corporation and the Bank. All intercompany balances and transactions have been eliminated.

CASH FLOWS INFORMATION

     For purposes of the statement of cash flows, the Corporation considers cash and due from banks and federal funds sold as cash and cash equivalents.

INVESTMENT SECURITIES

     AVAILABLE FOR SALE--Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). In connection with the adoption of this pronouncement, securities used as part of the Corporation's asset/liability management that may be sold in response to changes in interest rates, prepayments, and other factors have been classified as available for sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity (on an after tax basis). Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

     HELD TO MATURITY--Held to maturity investment securities are stated at cost adjusted for accretion of discount or amortization of premium. The Corporation feels confident that it has the ability to hold such securities until maturity.

     On November 15, 1995, the Financial Accounting Standards Board issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities at maturity in the future. In December 1995, the Corporation performed a reassessment of its investment and mortgage-backed securities which resulted in the decision not to make any further adjustments to the classification of its investment portfolio.

REVENUE RECOGNITION ON LOANS

     Interest on loans is credited to income based on the principal amount outstanding. Loan fees and related direct costs of originating loans are deferred and amortized by the interest method over the estimated average life of the loans.

     The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses.

     Effective January 1, 1995, the Corporation adopted the accounting and disclosure guidance in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes interest income related to those impaired loans. Pursuant to this accounting guidance, a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the consolidated financial statements.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is an amount estimated by management to provide for potential loan losses. The allowance is increased by loan recoveries and provisions charged to income and reduced by loan charge-offs. Management believes that the allowance for loan losses is adequate. While management uses available information to estimate potential losses on loans, the allowance may have to be increased in future years because of changed conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies can



18 The First of Long Island Corporation
require the Corporation to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation and amortization computed by using the straight line method (for assets acquired prior to 1987) and 150% declining balance method (for assets acquired after
1986). Rates are based on the estimated useful lives of the related asset as follows:

     Asset                                     Estimated
  Classification                              Useful Life
----------------------        -------------------------------------------------
Premises                      5 to 50 years
Furniture & Equipment         3 to 40 years
Leasehold Improvements        Amortized over the lease term or estimated useful
                              life of the improvements, whichever is shorter.

INCOME TAXES

     Effective January 1, 1993, the Corporation changed its method of accounting for income taxes and adopted the accounting standards contained in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109). It requires the use of an asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect to January 1, 1993 of this change in accounting for income taxes increased the Corporation's net earnings in 1993 by $650,000 and resulted in a corresponding increase in the deferred income tax asset.

PER SHARE AMOUNTS/STOCKHOLDERS' EQUITY

     Per share amounts are based on the weighted average number of common shares outstanding (2,130,790 in 1995, 2,126,572 in 1994, and 2,144,482 in 1993) and
include common stock equivalents. Per share data for all years presented, on a fully diluted basis, is the same as primary earnings per share.

     All applicable shares and per share amounts have been retroactively adjusted to reflect the effects of the three for two stock split (paid by means of a 50% stock dividend) which was declared by the Board of Directors on December 19, 1995 to shareholders of record January 8, 1996 payable on February 2, 1996.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     CASH AND CASH EQUIVALENTS --The carrying amounts reported in the balance sheet for cash and short term instruments approximate those assets' fair values.

     INVESTMENT SECURITIES (INCLUDING COLLATERALIZED MORTGAGE OBLIGATIONS) -- Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     LOANS--For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., fixed rate one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

     OFF-BALANCE SHEET INSTRUMENTS--Fair values for the Corporation's off-balance sheet instruments (lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     DEPOSITS--The fair values disclosed for demand deposits, NOW accounts, savings accounts, and certain types of money market accounts, are equal to their carrying amounts at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.

     In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This Statement requires the recognition as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.

     In October 1995, the Financial Accounting Standards Board issued SFAS
No. 123, "Accounting for Stock-Based Compensation." This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted.


                                         The First of Long Island Corporation 19

     In management's opinion, when adopted, the aforementioned pronouncements will not have a material effect on the Corporation's financial position or results of operations.

     In December 1994, the AICPA issued Statement of Position No. 94-6, entitiled, "Disclosure of Certain Significant Risks and Uncertainties" ("SOP 94-6") which is effective for fiscal years ending after December 15, 1995. SOP 94-6 requires disclosure in the financial statements about certain risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term and relate to: (i) the nature of operations; (ii) the necessary use of estimates in the preparation of financial statements; and (iii) significant concentrations in certain aspects of operations.

NOTE B - INVESTMENT SECURITIES
--------------------------------------------------------------------------------

     The amortized cost and estimated market values of investment securities at December 31, were as follows (in thousands of dollars):


                                                                                                 1995
                                                                        -----------------------------------------------------
                                                                                          GROSS          GROSS
                                                                        AMORTIZED      UNREALIZED     UNREALIZED      MARKET
                                                                          COST            GAINS         LOSSES         VALUE
                                                                        ---------      ----------     ----------      -------

SECURITIES HELD TO MATURITY:
U.S. Treasury. . . . . . . . . . . . . . . . . . . . . . . . . .        $ 80,861         $1,201        $   (49)      $ 82,013
U.S. Government Agencies . . . . . . . . . . . . . . . . . . . .          36,238            405           (396)        36,247
State and Municipals . . . . . . . . . . . . . . . . . . . . . .          33,975            564            (91)        34,448
Collateralized Mortgage Obligations. . . . . . . . . . . . . . .           8,604             78            (35)         8,647
                                                                        --------         ------        -------       --------
  TOTALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $159,678         $2,248        $  (571)      $161,355
                                                                        --------         ------        -------       --------
                                                                        --------         ------        -------       --------

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . . .        $ 38,495         $  821        $   (23)      $ 39,293
State and Municipals . . . . . . . . . . . . . . . . . . . . . .           6,779             92             (7)         6,864
Collateralized Mortgage Obligations. . . . . . . . . . . . . . .          11,281             33            (42)        11,272
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             127                                          127
                                                                        --------         ------        -------       --------
  TOTALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 56,682         $  946        $   (72)      $ 57,556
                                                                        --------         ------        -------       --------
                                                                        --------         ------        -------       --------


                                                                                                 1994
                                                                        -----------------------------------------------------
                                                                                          Gross          Gross
                                                                        Amortized      Unrealized     Unrealized      Market
                                                                          Cost            Gains         Losses         Value
                                                                        ---------      ----------     ----------      -------

SECURITIES HELD TO MATURITY:
U.S. Treasury. . . . . . . . . . . . . . . . . . . . . . . . . .        $ 67,781           $ 43        $(2,386)      $ 65,438
U.S. Government Agencies . . . . . . . . . . . . . . . . . . . .          42,924            128         (2,871)        40,181
State and Municipals . . . . . . . . . . . . . . . . . . . . . .          37,117            109         (1,416)        35,810
Collateralized Mortgage Obligations. . . . . . . . . . . . . . .           9,956             21           (396)         9,581
Commercial Paper . . . . . . . . . . . . . . . . . . . . . . . .           9,981                           (50)         9,931
                                                                        --------         ------        -------       --------
  TOTALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $167,759           $301        $(7,119)      $160,941
                                                                        --------         ------        -------       --------
                                                                        --------         ------        -------       --------

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury  . . . . . . . . . . . . . . . . . . . . . . . . .        $ 36,445           $ 23        $(1,241)      $ 35,227
State and Municipals . . . . . . . . . . . . . . . . . . . . . .           4,406             37            (88)         4,355
Collateralized Mortgage Obligations. . . . . . . . . . . . . . .           5,935                          (771)         5,164
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             127                                          127
                                                                        --------         ------        -------       --------
  TOTALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 46,913           $ 60        $(2,100)      $ 44,873
                                                                        --------         ------        -------       --------
                                                                        --------         ------        -------       --------


At December 31, 1995 and 1994, investment securities carried at approximately $44,236,000 and $40,305,000, respectively, were pledged as collateral to secure public deposits and for other purposes.


20 The First of Long Island Corporation

     The amortized cost and estimated market values of debt securities at December 31, 1995 are shown below by contractual final maturities. For U.S. Government Agencies, since these are "modified" pass-through mortgage-backed securities, actual principal payments are received throughout the life of these securities as mortgage debtors routinely pay (and prepay) their obligations.


                                                                Amortized Cost
                                                   --------------------------------------
                                                      U.S.         State and                                       Percentages of
                                                   Government     Municipals                                       Amortized Cost
SECURITIES HELD TO MATURITY:                         and its          and                         Market           at December 31,
           Maturities                               Agencies         Other          Total          Value                1995
--------------------------------------------       ----------     ----------        -----         ------           ---------------
                                                                    (In thousands of dollars)

Within 1 year. . . . . . . . . . . . . . . .        $ 30,416        $ 5,965       $ 36,381       $ 36,534                22.8%
Over 1 year to 2 years . . . . . . . . . . .          12,683          1,080         13,763         14,059                 8.6
Over 2 years to 5 years. . . . . . . . . . .          47,172          8,445         55,617         56,420                34.8
Over 5 years to 10 years . . . . . . . . . .           9,083         18,420         27,503         28,000                17.2
Over 10 years. . . . . . . . . . . . . . . .          17,745             65         17,810         17,695                11.2
                                                    --------        -------       --------      ---------
                                                     117,099         33,975        151,074        152,708
Collateralized Mortgage Obligations. . . . .                                         8,604          8,647                 5.4
                                                                                  --------       --------               -----
  TOTALS . . . . . . . . . . . . . . . . . .                                      $159,678       $161,355               100.0%
                                                                                  --------       --------               -----
                                                                                  --------       --------               -----


                                                                Amortized Cost
                                                   --------------------------------------
                                                      U.S.         State and                                       Percentages of
                                                   Government     Municipals                                       Amortized Cost
SECURITIES AVAILABLE FOR SALE:                       and its          and                         Market           at December 31,
           Maturities                               Agencies         Other          Total          Value                1995
--------------------------------------------       ----------     ----------        -----         ------           ---------------
                                                                    (In thousands of dollars)

Within 1 year. . . . . . . . . . . . . . . .         $ 6,538         $  750        $ 7,288        $ 7,346                12.9%
Over 1 year to 2 years . . . . . . . . . . .           5,643            161          5,804          5,940                10.2
Over 2 years to 5 years. . . . . . . . . . .          26,314          2,228         28,542         29,169                50.4
Over 5 years to 10 years . . . . . . . . . .                          3,415          3,415          3,473                 6.0
Over 10 years. . . . . . . . . . . . . . . .                            352            352            356                  .6
                                                    --------        -------       --------      ---------
                                                     $38,495         $6,906         45,401         46,284
Collateralized Mortgage Obligations. . . . .                                        11,281         11,272                19.9
                                                                                  --------       --------               -----
  TOTALS . . . . . . . . . . . . . . . . . .                                       $56,682        $57,556                100.0%
                                                                                  --------       --------               -----
                                                                                  --------       --------               -----


     Proceeds from sales of investment securities available for sale during 1995 were $265,000. Gross gains of $3,765 were realized on these sales.

     Proceeds from sales of investment securities available for sale during 1994 were $4,424,453. Gross gains of $2,009 and gross losses of $292,065 were realized on these sales.

     Proceeds from sales of investment securities during 1993 were $7,333,508. Gross gains of $8,000 and gross losses of $100,029 were realized on these sales.


                                         The First of Long Island Corporation 21

NOTE C -- LOANS
--------------------------------------------------------------------------------

     The following is a summary of loans at December 31:

                                                    1995           1994
                                                ------------   ------------

Commercial, financial and agricultural . . .    $ 21,707,709   $ 19,481,973
Real Estate-mortgage . . . . . . . . . . . .     115,098,688    115,855,485
Installment. . . . . . . . . . . . . . . . .       9,670,686      8,960,640
All other loans (including overdrafts) . . .         192,958        174,246
                                                ------------   ------------
                                                 146,670,041    144,472,344
Less: Unearned income. . . . . . . . . . . .        (795,925)      (859,057)
      Allowance for loan losses. . . . . . .      (3,600,030)    (3,600,162)
                                                ------------   ------------
                                                $142,274,086   $140,013,125
                                                ------------   ------------
                                                ------------   ------------


     Certain directors, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1995 and 1994. Such loans are in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than a normal risk of collection. The aggregate amount of these loans was approximately $1,540,000 and $1,317,000 at December 31, 1995 and 1994, respectively. During 1995, $421,000 of new loans to such persons were made and repayments totaled $198,000.

     Nonaccrual loans are loans on which either principal or interest payments are past due 90 days or more. Restructured loans have been restructured to provide a reduction or deferral of interest or principal for reasons related to the debtors' financial difficulties. Accruing loans which are past due 90 days or more amounted to $251,000 and $3,237 at December 31, 1995 and 1994, respectively. Information concerning nonaccrual and restructured loans, both of which are included in loans, at December 31, is as follows:

                                                                             RESTRUCTURED                    NONACCRUAL
                                                                        -----------------------       -----------------------
                                                                          1995           1994           1995           1994
                                                                        --------       --------       --------       --------

Amount outstanding . . . . . . . . . . . . . . . . . . . . . . .        $815,864       $823,870       $842,991       $515,803
Gross interest income which would have been
  recorded during the year under original terms. . . . . . . . .          96,316         85,693         96,500         36,054
Gross interest income recorded during the year . . . . . . . . .          81,676         61,381         36,215            525
Commitments for additional funds . . . . . . . . . . . . . . . .            NONE           None           NONE           None


     The carrying amounts (net of unearned income and allowance for loan losses) and fair values of loans consisted of the following at December 31:

                                                          1995
                                             ------------------------------
                                             CARRYING AMOUNT    FAIR VALUE
                                             ---------------   ------------

Commercial . . . . . . . . . . . . . . . . .    $ 21,196,017   $ 21,159,251
Real Estate. . . . . . . . . . . . . . . . .     111,657,204    112,110,335
Installment. . . . . . . . . . . . . . . . .       9,420,865      9,405,611
                                                ------------   ------------
                                                $142,274,086   $142,675,197
                                                ------------   ------------
                                                ------------   ------------


                                                          1994
                                             ------------------------------
                                             Carrying Amount    Fair Value
                                             ---------------   ------------

Commercial . . . . . . . . . . . . . . . . .    $ 18,939,428   $ 18,686,822
Real Estate. . . . . . . . . . . . . . . . .     112,292,080    111,165,045
Installment. . . . . . . . . . . . . . . . .       8,781,617      8,799,321
                                                ------------   ------------
                                                $140,013,125   $138,651,188
                                                ------------   ------------
                                                ------------   ------------


The Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118), as of January 1, 1995. Both pronouncements require that certain impaired loans be measured based on the present value of expected future

22 The First of Long Island Corporation
cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

     The Corporation previously measured the allowance for credit losses on impaired loans using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

     As of December 31, 1995, the Corporation did not have any impaired loans in accordance with SFAS No. 114 and SFAS No. 118.

NOTE D - ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

     Changes in the allowance for loan losses for the years ended December 31, were as follows:


                                      1995           1994           1993
                                   ----------     ----------     ----------

Balance at January 1 . . . . .     $3,600,162     $3,589,639     $3,502,518
Loans charged off. . . . . . .        (24,650)       (47,869)      (144,878)
Recoveries . . . . . . . . . .         24,518         58,392         56,999
                                   ----------     ----------     ----------
  Net. . . . . . . . . . . . .           (132)        10,523        (87,879)
Provision. . . . . . . . . . .                                      175,000
                                   ----------     ----------     ----------
Balance at December 31 . . . .     $3,600,030     $3,600,162     $3,589,639
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------


NOTE E - PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

     The following is a summary of the Corporation's premises and equipment at December 31:


                                                     1995           1994
                                                 -----------    -----------

Land . . . . . . . . . . . . . . . . . . . .     $ 1,274,349    $ 1,274,349
Premises . . . . . . . . . . . . . . . . . .       4,422,165      4,392,095
Leasehold improvements . . . . . . . . . . .         724,981        539,873
Furniture and equipment. . . . . . . . . . .       6,249,928      5,798,400
                                                 -----------    -----------
                                                  12,671,423     12,004,717
Accumulated depreciation and amortization. .      (7,579,043)    (7,043,170)
                                                 -----------    -----------
                                                 $ 5,092,380    $ 4,961,547
                                                 -----------    -----------
                                                 -----------    -----------



                                         The First of Long Island Corporation 23

NOTE F - DEPOSITS

--------------------------------------------------------------------------------

     The detail of deposits at December 31, is as follows:


                                                                                                  1995
                                                                        -----------------------------------------------------
                                                                                      (IN THOUSANDS OF DOLLARS)
                                                                          DEMAND        SAVINGS          TIME          TOTAL
                                                                        --------       --------        -------       --------

Deposits of individuals, partnerships, and corporations:
  Individuals and nonprofit organizations  . . . . . . . . . . .        $ 34,010       $158,966        $30,840       $223,816
  Corporations and other profit organizations  . . . . . . . . .          84,102         37,636          3,767        125,505
                                                                        --------       --------        -------       --------
    TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .         118,112        196,602         34,607        349,321
Deposits of:
  U.S. Government  . . . . . . . . . . . . . . . . . . . . . . .           1,068                                        1,068
  States and political subdivisions  . . . . . . . . . . . . . .             851         18,935            171         19,957
Official checks  . . . . . . . . . . . . . . . . . . . . . . . .           3,609                                        3,609
                                                                        --------       --------        -------       --------
    TOTAL DEPOSITS . . . . . . . . . . . . . . . . . . . . . . .        $123,640       $215,537        $34,778       $373,955
                                                                        --------       --------        -------       --------
                                                                        --------       --------        -------       --------


                                                                                                  1994
                                                                        -----------------------------------------------------
                                                                                      (In thousands of dollars)
                                                                          DEMAND        SAVINGS          TIME          TOTAL
                                                                        --------       --------        -------       --------

Deposits of individuals, partnerships, and corporations:
  Individuals and nonprofit organizations  . . . . . . . . . . .        $ 28,380       $156,628        $27,247       $212,255
  Corporations and other profit organizations  . . . . . . . . .          75,784         34,631          2,609        113,024
                                                                        --------       --------        -------       --------
    TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .         104,164        191,259         29,856        325,279
Deposits of:
  U.S. Government  . . . . . . . . . . . . . . . . . . . . . . .           1,116                                        1,116
  States and political subdivisions  . . . . . . . . . . . . . .             812         19,810          1,128         21,750
Official checks  . . . . . . . . . . . . . . . . . . . . . . . .           3,381                                        3,381
                                                                        --------       --------        -------       --------
    TOTAL DEPOSITS . . . . . . . . . . . . . . . . . . . . . . .        $109,473       $211,069        $30,984       $351,526
                                                                        --------       --------        -------       --------
                                                                        --------       --------        -------       --------


Time deposits include $7,965,000 and $6,715,000 of certificates of deposit of $100,000 or more at December 31, 1995 and 1994, respectively.

     The carrying amounts and fair values of deposits consisted of the following at December 31:


                                                          1995
                                             ------------------------------
                                             CARRYING AMOUNT    FAIR VALUE
                                             ---------------   ------------

Demand Deposits. . . . . . . . . . . . . . .    $123,640,360   $123,640,360
Savings, NOW, and Money Market . . . . . . .     215,536,599    215,536,599
Time Deposits. . . . . . . . . . . . . . . .      34,777,748     34,859,809
                                                ------------   ------------
                                                $373,954,707   $374,036,768
                                                ------------   ------------
                                                ------------   ------------


                                                          1994
                                             ------------------------------
                                             Carrying Amount    Fair Value
                                             ---------------   ------------

Demand Deposits. . . . . . . . . . . . . . .    $109,473,146   $109,473,146
Savings, NOW, and Money Market . . . . . . .     211,068,894    211,068,894
Time Deposits. . . . . . . . . . . . . . . .      30,984,435     30,861,024
                                                ------------   ------------
                                                $351,526,475   $351,403,064
                                                ------------   ------------
                                                ------------   ------------



24 The First of Long Island Corporation

NOTE G - PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS
--------------------------------------------------------------------------------

     The Corporation is a participant in the New York State Bankers Retirement System ("Plan"). Employees who are over 21 years of age and have been employed for over one year are eligible to be covered. The Corporation's policy is to fund pension costs accrued. Employees also make contributions of 2% of their compensation. Assets of the Plan are invested in various debt and equity securities.

     Costs of the Corporation's Plan are accounted for in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions." The following table sets forth the Plan's funded status and amounts recognized in the consolidated statements of income at October 1 (the dates of the most recent actuarial valuations):


                                                                                         1995           1994
                                                                                     ----------     ----------

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $2,715,056 in 1995 and $2,350,555 in 1994 . . . . . . . . . . . . . . . .     $2,743,144     $2,372,778
                                                                                     ----------     ----------
                                                                                     ----------     ----------
  Projected benefit obligation for service rendered to date  . . . . . . . . . .     $3,623,573     $3,169,734
Plan assets at fair value, primarily marketable securities . . . . . . . . . . .      4,778,508      3,966,098
                                                                                     ----------     ----------
Plan assets in excess of projected benefit obligation  . . . . . . . . . . . . .      1,154,935        796,364
Unrecognized net gain (loss) from past experience different from that
  assumed and effects of changes in assumptions  . . . . . . . . . . . . . . . .       (178,929)        48,886
Prior service cost not yet recognized in net periodic pension cost . . . . . . .        (49,546)       (52,371)
Unrecognized net asset at October 1  . . . . . . . . . . . . . . . . . . . . . .       (328,790)      (369,126)
                                                                                     ----------     ----------
Prepaid pension cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  597,670     $  423,753
                                                                                     ----------     ----------
                                                                                     ----------     ----------


                                                                                         1995           1994           1993
                                                                                     ----------     ----------       --------

Net pension cost included the following components:

Service cost benefits earned during the period . . . . . . . . . . . . . . . . .     $  213,240     $  249,847       $ 191,519
Interest cost on projected benefit obligation  . . . . . . . . . . . . . . . . .        250,170        235,130         214,108
Actual return on Plan assets . . . . . . . . . . . . . . . . . . . . . . . . . .       (340,695)      (326,671)       (281,085)
Net amortization and deferral  . . . . . . . . . . . . . . . . . . . . . . . . .        (44,045)       (31,220)        (32,625)
                                                                                     ----------     ----------       ---------
Net periodic pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   78,670     $  127,086       $  91,917
                                                                                     ----------     ----------       ---------
                                                                                     ----------     ----------       ---------


     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 5.0% per annum at December 31, 1995, respectively, and 8.0% and 5.5% per annum at December 31, 1994, respectively. The expected long term rate of return on Plan assets was 8.5% in 1995, 1994, and 1993.

     The Corporation also has a trusteed contributory profit sharing plan. Employees become eligible for participation after reaching age 21 and completing one year of service. Contributions are fixed annually by the Board of Directors and totaled $361,669, $338,193, and $318,743 in 1995, 1994, and 1993,
respectively.

     The Profit Sharing Plan allows additional contributions under a "401(k)" arrangement. Salary reduction contributions are matched by the Corporation according to the Plan limitations. The Plan expense was approximately $82,000, $81,000, and $70,000 in 1995, 1994, and 1993, respectively.

     The Corporation provides postretirement benefits, including health care and life insurance, which is primarily limited to current retirees, in accordance with FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This method of accounting for postretirement benefits accrues the actuarially determined costs ratably to the date an employee becomes eligible for such benefits. The Corporation has previously charged to expense these costs as cash payments were made. The effect of this Statement for the years ended December 31, 1995, 1994, and 1993 was not material.

     On August 3, 1995, the Corporation adopted The First National Bank of Long Island Supplemental Executive Retirement Program (SERP). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the pension plan and profit sharing plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the excess of the amount to which the employee would be entitled under the pension and profit sharing plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Corporation's previous supplemental retirement benefit plan, was January 1, 1994. Plan expenses were $101,249 in 1995 and $35,066 in 1994.

     On June 18, 1991, the Corporation adopted a retirement plan for Directors. In order to be eligible to receive benefits under the Retirement Plan, a retired director must meet certain age and length of service requirements. The benefits paid under this plan were $30,825, $24,750, and $15,750 in 1995, 1994, and 1993, respectively.


                                         The First of Long Island Corporation 25

NOTE H - INCOME TAXES

     Federal and state income taxes payable (receivable) as of December 31 were as follows:


                                      1995           1994
                                   ----------    -----------

Current. . . . . . . . . . . . .   $  189,155    $   (13,308)
Deferred . . . . . . . . . . . .     (892,785)    (1,834,891)
                                   ----------    -----------
                                   $ (703,630)   $(1,848,199)
                                   ----------    -----------
                                   ----------    -----------


     The components of the net deferred tax asset as of December 31 are as follows:


                                      1995           1994
                                  -----------    -----------

Gross deferred tax asset . . .    $(1,455,480)   $(2,118,538)
Valuation allowance. . . . . .
                                  -----------    -----------
                                   (1,455,480)    (2,118,538)
Gross deferred tax liability .        562,695        283,647
                                  -----------    -----------
                                  $  (892,785)   $(1,834,891)
                                  -----------    -----------
                                  -----------    -----------


     The components of the provision for income taxes for the years ended December 31 are as follows:


                                      1995           1994           1993
                                   ----------     ----------     ----------

Current:
  Federal. . . . . . . . . . .     $2,375,248     $2,149,174     $1,869,384
  State. . . . . . . . . . . .        874,542        879,415        812,315
                                   ----------     ----------     ----------
                                    3,249,790      3,028,589      2,681,699
Deferred:
  Federal. . . . . . . . . . .         (5,548)       (46,274)        15,116
  State. . . . . . . . . . . .            558        (20,515)         6,085
                                   ----------     ----------     ----------
                                       (4,990)       (66,789)        21,201
                                   ----------     ----------     ----------
                                   $3,244,800     $2,961,800     $2,702,900
                                   ----------     ----------     ----------
                                   ----------     ----------     ----------

     A reconciliation of the amount computed by applying the statutory Federal income tax rate (34%) to income before income taxes to the recorded provision for income taxes for the years ended December 31 is as follows:


                                      1995           1994           1993
                                   ----------     ----------     ----------

Tax at statutory rate on
 income. . . . . . . . . . . .    $ 3,214,119     $ 3,056,412    $2,805,286
State income taxes, net of
 Federal tax benefit . . . . .        576,829         567,234       540,430
Tax exempt investment income .       (638,064)       (710,166)     (690,595)
Other. . . . . . . . . . . . .         19,709           2,474        11,475
Nondeductible interest
 expense . . . . . . . . . . .         72,207          45,846        36,304
                                   ----------      ----------    ----------
                                  $ 3,244,800      $2,961,800    $2,702,900
                                   ----------      ----------    ----------
                                   ----------      ----------    ----------


     Deferred tax asset is included in other assets in the accompanying consolidated financial statements. Income taxes are deferred as a result of differences in the timing of the recognition of certain income and expenses for income tax and financial reporting purposes. The primary sources of these differences are bad debt deductions, unrealized depreciation on securities available for sale, compensation, and depreciation.


26 The First of Long Island Corporation

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK, AND OTHER MATTERS
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The Corporation uses the same credit policies in making commitments as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1995, the Corporation's total commitments to extend credit were $19,568,000. Outstanding standby and commercial letters of credit for which the Corporation is contingently liable amounted to $1,893,000 at December 31, 1995 and $1,340,000 at December 31, 1994.
In addition, there were $127,000 of Acceptances outstanding as of December 31, 1995. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally includes residential and income-producing properties.

CONCENTRATIONS OF CREDIT RISK

     Virtually all of the Corporation's loans, personal and commercial, are to borrowers who are domiciled on Long Island. The income of many of those customers is dependent on the Long Island economy. In addition, virtually all of the Corporation's real estate loans involve mortgages on Long Island properties. Thus, the Corporation's loan portfolio is susceptible to the economy of Long Island which is its market place.

OTHER MATTERS

     The Corporation is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995 was approximately $6,708,000.

     At December 31, 1995, $13,381,000 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

     The fair values for the Corporation's off-balance sheet financial instruments at December 31, are as follows:

                                                           Fair Value
                                                      ---------------------
                                                       1995          1994
                                                      ------        -------
Commitments to
  Extend Credit. . . . . . . . . . . . . . .            NONE           None
Standby and Commercial
  Letters of Credit. . . . . . . . . . . . .          $8,000         $6,000

     Under national banking laws and related statutes, the Bank also is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $7,126,000.

OTHER EXPENSES

     Other expenses which exceed one percent of aggregate interest and other income are as follows for the years ended December 31:

                                       1995           1994           1993
                                     --------       --------       --------
FDIC Insurance . . . . . . .         $400,700       $745,100       $729,700
Computer Services. . . . . .          397,700        375,700        381,700
Insurance. . . . . . . . . .          400,800        404,000        406,100
Marketing. . . . . . . . . . .        245,500        293,900        282,900

LEASE COMMITMENTS

     The Corporation leases the premises for its Woodbury, Lake Success, Rockville Centre, New Hyde Park, Locust Valley, Valley Stream, and Great Neck offices. Minimum annual rental payments, exclusive of real estate taxes, under noncancellable operating leases are summarized as follows:

                                                    Minimum
Year Ended December 31,                             Rentals
-----------------------                           ----------
1996                                              $  230,230
1997                                                 232,704
1998                                                 219,897
1999                                                 198,275
2000                                                 166,929
Thereafter                                           402,386
                                                  ----------
                                                  $1,450,421
                                                  ----------
                                                  ----------

     In addition, the Corporation has various renewal options on the above leases. Rental expense charged to operations amounted to $220,000, $221,000, and $188,000 in 1995, 1994, and 1993, respectively.


                                         The First of Long Island Corporation 27

STOCK OPTION PLAN

     On January 21, 1986, the Board of Directors approved and adopted The First of Long Island Corporation Stock Option Plan (as amended), subsequently approved by the stockholders. Pursuant to the Plan, a total of 258,450 shares of Common Stock were made available for grant of stock options and stock appreciation rights to certain officers of the Corporation and its subsidiaries over the ten year period ending January 21, 1996. In addition, on May 17, 1988 and December 19, 1989, the Corporation issued Stock Appreciation Rights to certain officers, pursuant to the plan amendment. At December 31, 1995, 14,662 Rights were exercisable. Under the Corporation's stock option plan, options have been granted to key personnel for terms of up to ten years at not less than the fair value of the shares at the dates of grant and are exercisable in whole or in part at stated times commencing six months after the date of grant. At
December 31, 1995, options to purchase 100,957 shares of Common Stock were exercisable. Option activity during the three years ended December 31, 1995 is summarized as follows:


                                                 Shares Under Option (NOTE 1)
                                                -----------------------------
                                                 Option Price       Number of
                                                   Per Share         Shares
                                                ---------------     ---------

Balance at January 1, 1993 . . . . . . .        $10.60 to 16.33      113,958
YEAR ENDED DECEMBER 31, 1993
  Granted. . . . . . . . . . . . . . . .            $20.33            14,325
  Canceled . . . . . . . . . . . . . . .             20.33              (300)
  Exercised. . . . . . . . . . . . . . .         10.60 to 20.33      (32,856)
                                                                     -------
    Balance. . . . . . . . . . . . . . .         10.60 to 20.33       95,127

YEAR ENDED DECEMBER 31, 1994
  Granted. . . . . . . . . . . . . . . .            $23.83            15,525
  Canceled . . . . . . . . . . . . . . .         10.60 to 23.83         (402)
  Exercised. . . . . . . . . . . . . . .         10.60 to 20.33      (19,626)
                                                                     -------
    Balance. . . . . . . . . . . . . . .         10.60 to 23.83       90,624

YEAR ENDED DECEMBER 31, 1995
  Granted. . . . . . . . . . . . . . . .        $26.09 to 29.00       21,225
  Exercised. . . . . . . . . . . . . . .         10.60 to 26.09      (10,892)
                                                                     -------
    Balance. . . . . . . . . . . . . . .        $10.60 to 29.00      100,957


NOTE 1--ABOVE FIGURES HAVE BEEN RETROACTIVELY ADJUSTED TO REFLECT THE 3 FOR 2 STOCK SPLIT PAID BY MEANS OF A 50% STOCK DIVIDEND WHICH WAS DECLARED DECEMBER 19, 1995.

     On January 16, 1996, the Board of Directors approved the adoption of a new stock option and appreciation rights plan (the "1996 Plan") and directed that it be submitted for approval by the stockholders at the annual meeting of stockholders to be held on April 16, 1996. Pursuant to the 1996 Plan, a total of 240,000 shares of Common Stock would be made available, after the date of distribution of the shares pursuant to the stock split described herein, for grant of stock options and stock appreciation rights to certain officers of the Corporation and its subsidiary over the ten year period ending January 15, 2006. The other terms of the 1996 Plan will be substantially the same as the terms of the prior plan.


28 The First of Long Island Corporation

NOTE J - THE FIRST OF LONG ISLAND CORPORATION (PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

FINANCIAL INFORMATION (In thousands of dollars)
BALANCE SHEETS



                                                                                              December 31,
                                                                                          1995           1994
                                                                                        -------        -------

ASSETS
  Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 2,658        $ 2,034
  Investment in Subsidiary Bank. . . . . . . . . . . . . . . . . . . . . . . . .         47,460         41,228
  Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             50             50
                                                                                        -------        -------
    TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $50,168        $43,312
                                                                                        -------        -------
                                                                                        -------        -------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Dividends Payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   615        $   560
  Other Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            212            144

  Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            210            140
  Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,367          7,620
  Retained Earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41,179         36,215
  Unrealized Appreciation (Depreciation) on Securities
    Available for Sale of Subsidiary Bank, Net . . . . . . . . . . . . . . . . .            585         (1,367)
                                                                                        -------        -------
    TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . . .         49,341         42,608
                                                                                        -------        -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . . .        $50,168        $43,312
                                                                                        -------        -------
                                                                                        -------        -------

STATEMENTS OF INCOME


                                                                                                Year Ended December 31,
                                                                                          1995           1994           1993
                                                                                        -------        -------        -------

INCOME
  Dividends From Subsidiary Bank . . . . . . . . . . . . . . . . . . . . . . . .        $ 1,950        $ 1,800        $ 1,450
  Interest on Deposits with Subsidiary Bank. . . . . . . . . . . . . . . . . . .             73             34             30
                                                                                        -------        -------        -------
                                                                                          2,023          1,834          1,480
EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             95             49            149
                                                                                        -------        -------        -------

  Income Before Income Taxes and Equity in Undistributed
    Net Income of Subsidiary Bank. . . . . . . . . . . . . . . . . . . . . . . .          1,928          1,785          1,331
  Equity in Undistributed Net Income of Subsidiary Bank  . . . . . . . . . . . .          4,280          4,243          4,867
                                                                                        -------        -------        -------
    NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 6,208        $ 6,028        $ 6,198
                                                                                        -------        -------        -------
                                                                                        -------        -------        -------


STATEMENTS OF CASH FLOWS


                                                                                                Year Ended December 31,
                                                                                          1995           1994           1993
                                                                                        -------        -------        -------

OPERATING ACTIVITIES
  Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 6,208         $ 6,028        $ 6,198
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Undistributed earnings of Subsidiary Bank. . . . . . . . . . . . . . . . .         (4,280)        (4,243)        (4,867)
      Decrease (Increase) in Other Assets. . . . . . . . . . . . . . . . . . . .                            77            (77)
      Increase in Other Liabilities. . . . . . . . . . . . . . . . . . . . . . .             69             19
                                                                                        -------        -------        -------
      NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . . . . . . . . . .          1,997          1,881          1,254

FINANCING ACTIVITIES
  Repurchased Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .           (421)          (687)          (802)
  Proceeds from exercise of stock options. . . . . . . . . . . . . . . . . . . .            167            294            454
  Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,119)        (1,009)          (930)
  Tax benefit on stock options . . . . . . . . . . . . . . . . . . . . . . . . .                                           77
                                                                                        -------        -------        -------
      NET CASH USED IN FINANCING ACTIVITIES. . . . . . . . . . . . . . . . . . .         (1,373)        (1,402)        (1,201)
                                                                                        -------        -------        -------

      INCREASE IN CASH . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            624            479             53
Cash at beginning of year. . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,034          1,555          1,502
                                                                                        -------        -------        -------
      CASH AT END OF YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 2,658        $ 2,034         $1,555
                                                                                        -------        -------        -------
                                                                                        -------        -------        -------



                                         The First of Long Island Corporation 29

NOTE K - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.


                                                                                           Three Months Ended
                                                                        March 31      June 30     September 30    December 31
                                                                        --------      -------     ------------    -----------
                                                                          (In thousands of dollars, except per share data)

1995
----
Interest Income. . . . . . . . . . . . . . . . . . . . . . . . .         $6,803        $6,986        $7,101         $7,128
Interest Expense . . . . . . . . . . . . . . . . . . . . . . . .          2,100         2,282         2,279          2,238
Net Interest Income. . . . . . . . . . . . . . . . . . . . . . .          4,703         4,704         4,822          4,890
Provision for Loan Losses. . . . . . . . . . . . . . . . . . . .           --            --            --             --
Other Income . . . . . . . . . . . . . . . . . . . . . . . . . .            823           860           958          1,010
Net Securities Gains (Losses). . . . . . . . . . . . . . . . . .              4          --            --             --
Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . .          3,518         3,447         3,275          3,081
Income Before Income Taxes . . . . . . . . . . . . . . . . . . .          2,012         2,117         2,505          2,819
Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .            652           700           854          1,039
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,360         1,417         1,651          1,780
Net Income per Share . . . . . . . . . . . . . . . . . . . . . .            .64           .66           .77            .84

1994
----
Interest Income. . . . . . . . . . . . . . . . . . . . . . . . .         $5,718        $6,114        $6,421         $6,608
Interest Expense . . . . . . . . . . . . . . . . . . . . . . . .          1,328         1,422         1,620          1,805
Net Interest Income. . . . . . . . . . . . . . . . . . . . . . .          4,390         4,692         4,801          4,803
Provision for Loan Losses. . . . . . . . . . . . . . . . . . . .           --            --            --             --
Other Income . . . . . . . . . . . . . . . . . . . . . . . . . .            951           792           834            835
Net Securities Gains (Losses). . . . . . . . . . . . . . . . . .           --             (23)         (173)           (94)
Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . .          3,203         3,238         3,162          3,215
Income Before Income Taxes . . . . . . . . . . . . . . . . . . .          2,138         2,223         2,300          2,329
Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .            704           722           764            772
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,434         1,501         1,536          1,557
Net Income per Share . . . . . . . . . . . . . . . . . . . . . .            .67           .71           .72            .73



(Net Income per Share amounts have been adjusted to reflect the results of a 50% stock dividend declared December 19, 1995.)


30 The First of Long Island Corporation

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of
The First of Long Island Corporation:

     We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As explained in Note A to the consolidated financial statements, effective January 1, 1993, the Corporation changed its method of accounting for income taxes. Also, as explained in Note A to the consolidated financial statements, effective January 1, 1994, the Corporation changed its method of accounting for investments in debt and equity securities.




New York, New York
January 18, 1996

                                                             ARTHUR ANDERSEN LLP


                                         The First of Long Island Corporation 31

DIRECTORS
     THE FIRST OF LONG ISLAND CORPORTION
     THE FIRST NATIONAL BANK OF LONG ISLAND
--------------------------------------------------------------------------------

[Photo]

J. WILLIAM JOHNSON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

[Photo]

JOHN R. MILLER, III
PRESIDENT AND PUBLISHER,
EQUAL OPPORTUNITY PUBLICATIONS, INC.
(PUBLISHING)


[Photo]

HOWARD THOMAS HOGAN, JR.
PARTNER, HOGAN & HOGAN
(LAWYER, PRIVATE PRACTICE)


[Photo]

BEVERLY ANN GEHLMEYER
TAX MANAGER AND PRINCIPAL,
GEHLMEYER & GEHLMEYER, P.C.
(CERTIFIED PUBLIC ACCOUNTING FIRM)


[Photo]

PAUL T. CANARICK
PRESIDENT AND PRINCIPAL,
PAUL TODD, INC.
(CONSTRUCTION COMPANY)


[Photo]

DR. WILLIAM J. CATACOSINOS
CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER,
LONG ISLAND LIGHTING COMPANY, INC.
(GAS AND ELECTRIC UTILITY)


[Photo]

J. DOUGLAS MAXWELL, JR.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, EMPOWER, INC.
(MEDICAL IMAGING DISTRIBUTOR)


32 The First of Long Island Corporation

OFFICERS
THE FIRST OF LONG ISLAND CORPORATION

J. WILLIAM JOHNSON
Chairman and Chief Executive Officer

ARTHUR J. LUPINACCI, JR.
Senior Vice President and Secretary

WILLIAM J. WHITE
Vice President and Treasurer

RICHARD KICK
Vice President

DONALD L. MANFREDONIA
Vice President

JOSEPH G. PERRI
Vice President

JOHN C. SANSONE
Vice President

WAYNE B. DRAKE
Assistant Treasurer


--------------------------------------------------------------------------------
EXECUTIVE OFFICERS
THE FIRST NATIONAL BANK OF LONG ISLAND

Chairman and Chief Executive Officer
J. WILLIAM JOHNSON

Executive Vice President

ARTHUR J. LUPINACCI, JR.
Senior Operating Officer

Senior Vice Presidents

RICHARD KICK
Senior Operations and Senior Retail Loan Officer

DONALD L. MANFREDONIA
Senior Lending Officer

JOSEPH G. PERRI
Senior Commercial Marketing Officer

JOHN C. SANSONE
Senior Trust Officer

WILLIAM J. WHITE
Cashier and Controller


                                         The First of Long Island Corporation 33

BUSINESS DEVELOPMENT BOARD


[Photo]

KENNETH R. LATHAM
CHAIRMAN OF THE BOARD
LATHAM BROTHERS LUMBER COMPANY, INC.


[Photo]

HERBERT HABER, CPA
CERTIFIED PUBLIC ACCOUNTANT


[Photo]

THOMAS N. DUFEK, CPA, PARTNER
KILGANNON, FUREY, DUFEK & PICCIRRILLO


[Photo]

ROBERT L. ISRAELOFF, CPA
CHAIRMAN OF THE BOARD
ISRAELOFF, TRATTNER & CO., CPA'S, P.C.


[Photo]

HERBERT KOTLER, ESQ., PARTNER
SOBEL, KELLY AND KOTLER, P.C.


[Photo]

HAROLD GOLDMAN
CHIEF EXECUTIVE OFFICER
DRYOLIN CORPORATION


[Photo]

DUNLAP FULTON, PRESIDENT
HUNTINGTON PENNYSAVER, INC.


[Photo]

ARTHUR C. SCHUPBACH, ESQ., PARTNER
SCHUPBACH, WILLIAMS & PAVONE LLP


[Photo]

H. CRAIG TREIBER, PRESIDENT/CEO
THE TREIBER GROUP


[Photo]

DAVID BLACK, CPA
DAVID BLACK & ASSOCIATES, INC.


[Photo]

LAWRENCE F. STEINER, PRESIDENT
UNIVERSAL UNLIMITED, INC.


[Photo]

ROBERT A. GOODWIN, ESQ., PARTNER
GOODWIN, SCHULT & GOODWIN


[Photo]

ZACHARY LEVY, ESQ.
ATTORNEY


[Photo]

BERNARD ESQUENET
CHIEF EXECUTIVE OFFICER, THE RUHOFF CORP.


[Photo]

QUENTIN SAMMIS, PRESIDENT
COLDWELL BANKER SAMMIS


[Photo]

WILLIAM L. EDWARDS
REAL ESTATE INVESTOR


[Photo]

HOWARD S. COHEN, PRESIDENT
MOUNT CARMEL CEMETERY


[Photo]

ARTHUR VENTURA, PRESIDENT
BADGE AGENCY


[Photo]

MARK WURZEL, PRESIDENT
CALICO COTTAGE CANDIES, INC.


[Photo]

JOHN A. BURNS, JR., ESQ., PARTNER
FLETCHER, SIBELL, MIGATZ, BURNS & MULRY, P.C.


34 The First of Long Island Corporation

OFFICIAL STAFF

VICE PRESIDENTS

ALBERT ARENA
Commercial Banking

ARCHIE J. ARRINGTON
Manager, Roslyn Heights

LESTER J. BACH
Manager, Great Neck

JONATHAN P. BOSTWICK
Controller's Department

JAMES CLAVELL
Branch Administration

JOSEPH DIOGUARDI
Manager, Old Brookville

WAYNE B. DRAKE
Controller's Department

JOHN G. FITZPATRICK
Compliance - CRA Officer

THOMAS N. GILMARTIN
Commercial Banking

BETSY GUSTAFSON
Deposit Operations

CHARLES E. HABERKORN, JR.
Commercial Banking

PETER J. HOEY
Data Center

GEORGE P. KNOTT
Manager, Woodbury

HENRY A. KRAMER
Commercial Banking

CONCEPCION L. LARREA
Manager, Greenvale

JOHN J. MULDER, JR.
Manager, Glen Head

PATRICK J. MULLIGAN
Trust and Investment Services

WILLIAM PYSZCZYMUKA
Manager, Huntington

HENRY P. SIEWERS
Manager, Locust Valley

DEBBIE J. SORACE
Marketing Department

HENRY C. SUHR
Manager, Northport

BARBARA WHITEBOOK
Human Resources

ASSISTANT VICE PRESIDENTS

PETER J. AREBALO
Manager, Valley Stream

MARION M. BORNKAMP
Auditing Department

DAVID LIPPA
Glen Head

DOROTHY MILLER
Manager, Hicksville

LEE NUNEZ
Manager, Lake Success

RONALD PIMENTAL
Manager, Rockville Centre

CHERYL C. REGAN
Manager, New Hyde Park

FREDERICK G. RUFF
General Services Department

LORRAINE STIDD
Human Resources

TINA A. SWEENEY
Loan Center

ANN MARIE TARANTINO
Compliance and Procedures

HERTA TSCHERNE
Manager, Mineola

TRUST OFFICERS

SUSAN P. CONTINO
Trust and Investment Services

ANDREW G. DRENICK
Trust and Investment Services

SUSAN J. HEMPTON
Trust and Investment Services


SENIOR MORTGAGE ADVISORS

ARTHUR J. CONTRERAS
Loan Center

JOHN F. DARCY
Loan Center

ASSISTANT CASHIERS

MONICA T. BAKER
Branch Administration

JEAN B. HOGGAN
Loan Center

MIRIAM J. KLEIN
Old Brookville

MARY LOU MARTIN
Locust Valley

CAROLINE V. MCINTYRE
Greenvale

GRETCHEN B. NESKY
Commercial Banking

FRANK PLESCHE
Huntington

JUNE E. PIPITO
Woodbury

CAROLE ANN SNAYD
Roslyn Heights

MICHAEL J. SPOLARICH
Commercial Banking

ELISSA TOUSSAINT
Northport

ASSISTANT AUDITOR

KEVIN W. LONG

Auditing Department

ASSISTANT MANAGERS

ANN J. CRISTODERO
Loan Center

PARI GLAZER
Lake Success

ARLYNE H. KRAMER
Hicksville

ELEANOR MILLWATER
Old Brookville

DIANE C. POHLMANN
Compliance and Procedures

LAURA TUOMEY
Branch Administration

ALISON A. ZABIELSKI
Data Center

ADMINISTRATIVE ASSISTANTS, EXECUTIVE ASSISTANTS, AND SERVICE ASSISTANTS

ELAINE BALLINGER
Glen Head

ANDREA L. GLAVIANO
Roslyn Heights

BETTY HEBRON
Locust Valley

MARGUERITE F. HIRSCHMANN
Trust and Investment Services

CATHERINE IRVIN
Controller's Department

ROBERT B. JACOBS
Loan Center

CARMELA LALONDE
Deposit Operations

FRANCINE MCDONALD
Trust and Investment Services

CONSTANCE MILLER
Administration

COLLEEN M. MURPHY
Human Resources

EVELINE RATTE
Loan Center

CHERYL A. ROMANSKI
Controller's Department

ERIC H. SCHWARZ
Data Center

ALLISON C. TUMA
Northport

NIMESH V. UDESHI
Controller's Department

CATHY A. VANATTA
Marketing Department

ANNE J. VIRGADAMO
Huntington

BRETT J. VOLO
Data Center

ANNE T. WOODS
Deposit Operations

MAUREEN ZEBROWSKI
Commercial Banking

Counsel
SCHUPBACH, WILLIAMS & PAVONE

Independent Auditors
ARTHUR ANDERSEN LLP

FORM 10-K REPORT

     A copy of the Corporation's annual report on Form 10-K for 1995, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to William J. White, Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.


                                         The First of Long Island Corporation 35

FULL SERVICE OFFICES

10 Glen Head Road
Glen Head, NY 11545
(516) 671-4900

7 Glen Cove Road
Greenvale, NY 11548
(516) 621-8811

253 New York Avenue
Huntington, NY 11743
(516) 427-4143

108 Forest Avenue
Locust Valley, NY 11560
(516) 671-2299

711 Fort Salonga Road
Northport, NY 11768
(516) 261-4000

209 Glen Head Road
Old Brookville, NY 11545
(516) 759-9002

130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

800 Woodbury Road
Woodbury, NY 11707
(516) 364-3434

COMMERCIAL BANKING OFFICES

536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

194 First Street
Mineola, NY 11501
(516) 742-1144

200 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

100 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

133 E. Merrick Road
Valley Stream, NY 11580
(516) 825-0202

TRUST AND INVESTMENT SERVICES

800 Woodbury Road
Woodbury, NY 11797
(516) 364-3436


                                    [LOGO]

                   THE FIRST OF LONG ISLAND CORPORATION