Form 10-K, Exhibit 13
period 1996-12-31
FIRST OF LONG ISLAND CORP
filed 1997-03-28
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL
                          YEAR ENDED DECEMBER 31, 1996

SELECTED FINANCIAL DATA

   The following table sets forth selected financial data for the last five years.

                                                                  Year Ended December 31,
                                             1996            1995            1994            1993            1992
                                     ------------    ------------    ------------    ------------    ------------

INCOME STATEMENT SUMMARY:
Total Interest Income                $ 28,585,965    $ 28,017,478    $ 24,860,866    $ 23,997,016    $ 25,096,841
Total Interest Expense                  8,491,955       8,898,700       6,174,676       5,868,266       7,881,478
                                     ------------    ------------    ------------    ------------    ------------

Net Interest Income                    20,094,010      19,118,778      18,686,190      18,128,750      17,215,363
Provision for Loan Losses                    --              --              --           175,000         600,000

Income Before Cumulative Effect
of Accounting Change                    6,891,340       6,208,492       6,027,648       5,547,941       4,955,156
Net Income                              6,891,340       6,208,492       6,027,648       6,197,941       4,955,156

PER SHARE DATA: (Note 1)
Income Before Cumulative Effect
of Accounting Change                 $       3.23    $       2.91    $       2.83    $       2.59    $       2.33
Cumulative Effect of Accounting
Change                                       --              --              --               .30            --
Net Income                                   3.23            2.91            2.83            2.89            2.33
Cash Dividends Declared                       .64             .56             .51             .46             .42

STOCK DIVIDENDS DECLARED
(Note 1)                                     --                50%           --              --              --

BALANCE SHEET ITEMS AT PERIOD END:
Total Assets                         $440,895,348    $425,654,548    $396,054,889    $381,160,535    $366,809,476
Total Loans                           153,522,136     146,670,041     144,472,344     136,989,446     131,089,659
Allowance for Loan Losses               3,600,366       3,600,030       3,600,162       3,589,639       3,502,518
Total Deposits                        384,361,036     373,954,707     351,526,475     339,873,630     331,013,323
Stockholders' Equity (Note 2)          54,168,925      49,340,664      42,607,605      39,402,925      34,447,298

AVERAGE BALANCE SHEET ITEMS:
Total Assets                         $436,659,000    $411,717,000    $390,543,000    $375,171,000    $355,372,000
Total Loans                           150,090,000     143,677,000     141,399,000     132,480,000     126,048,000
Allowance for Loan Losses               3,606,000       3,607,000       3,602,000       3,554,000       3,242,000
Total Deposits                        383,091,000     363,676,000     347,674,000     336,289,000     321,303,000
Stockholders' Equity (Note 2)          51,229,000      45,908,000      41,005,000      37,078,000      32,526,000

FINANCIAL RATIOS:
Return on Average Total Assets
Before Cumulative Effect
of Accounting Change                         1.58%           1.51%           1.54%           1.48%           1.39%
Return on Average Total Assets               1.58            1.51            1.54            1.65            1.39
Return on Average Stockholders'
Equity Before Cumulative Effect
of Accounting Change (Note 2)               13.45           13.52           14.70           15.16           15.23
Return on Average
Stockholders' Equity (Note 2)               13.45           13.52           14.70           16.72           15.23
Average Equity to Average Assets            11.73           11.15           10.50            9.88            9.15

Book Value (Notes 1, 3)              $      25.93    $      23.54    $      20.28    $      18.67    $      16.31

     Note 1--Per share and book value amounts have been adjusted to reflect stock dividend declared in 1995.

     Note  2--Includes   unrealized   appreciation/depreciation   on  investment
securities available for sale in 1996, 1995 and 1994.

     Note 3--Book value represents stockholders' equity divided by shares outstanding at end of period.



STOCK PRICES
     Shares of the Corporation's Common Stock are traded in the over-the-counter market and are quoted in the NASDAQ System. The high and low bid prices as quoted for the years ended December 31, 1996 and 1995 were:

                             1996            1995
          Quarter         High    Low     High  Low
          ----------     ------  ------  ------ ---
          First          30 1/2  28 1/2  28 1/4  25
          Second         33 7/8  30 1/4  28 1/4  28
          Third          33 1/2  33 1/4  28 3/4  28
          Fourth         33 1/2  33 1/2  29      28 1/2

At December 31, 1996, there were 791 stockholders of record of the Corporation's Common Stock (the number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder). All prices have been adjusted to reflect a 3 for 2 stock split declared in 1995 and paid by means of a 50% stock dividend.

CONTENTS

Selected Financial Data ....................................................................   (i)

Letter to Shareholders .....................................................................    2

Management's Discussion and Analysis of Financial Condition and Results of Operations ......    4

Management's Responsibility for Financial Reporting ........................................   12

Consolidated Financial Statements and Notes ................................................   14

Report of Independent Public Accountants ...................................................   33

Directors--The First of Long Island Corporation, The First National Bank of Long Island ....   34

Officers--The First of Long Island Corporation, The First National Bank of Long Island .....   35


 BUSINESS OF THE CORPORATION

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

   The Bank is subject to regulation and supervision of the Federal Reserve Board, the Comptroller of the Currency, and the Federal Deposit Insurance Corporation which also insures its deposits. The Comptroller of the Currency is the primary banking agency responsible for regulating the subsidiary Bank. In addition, the Corporation is subject to the regulations and supervision of the Federal Reserve Board and the Securities and Exchange Commission.


 ANNUAL MEETING NOTICE

The Annual Meeting of the stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 15, 1997 at 3:30 P.M.

Executive Office
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

Transfer Agent and Registrar
The First National Bank of Long Island
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

                                    [Photo]

                                  Alex Nichols
                                President & CEO

                              Alex Nichols Agency
                        Airline Container Leasing, Inc.

     "The First National Bank of Long Island assisted and guided me in the growth of my businesses. Little did I realize back in the early 1960's, when I opened my first business account, how my relationship with the Bank would grow. In 1989, I expanded my business from horse transportation to providing equipment for the air cargo industry, which developed into four rapidly growing companies.

    Most impressive to me is the personal attention provided by everyone within the Bank. It is refreshing to always be greeted in a warm, pleasant, helpful atmosphere."

TO OUR SHAREHOLDERS

     The First of Long Island experienced a good year in 1996. Earnings per share increased 11% to $3.23. This is compared to $2.91 per share that was recorded in 1995. Net income for 1996 was $6,891,300 versus $6,208,500 in 1995.
Cash dividends were up significantly as 34 cents was paid in January 1997, an increase of 16% over the amount paid in January of the prior year. Overall cash dividends declared in 1996 were 64 cents per share, up 14% from the prior year. This is the 18th consecutive year that cash dividends have increased.
     We are pleased by the results of this past year. As we reported in our quarterly messages, the three most important reasons for the increase were the growth in checking balances, the near absence of FDIC insurance premiums and a significant increase in service charge income. The solicitation of commercial checking accounts is our foremost marketing strategy. Although we are pleased with the results of our solicitation efforts, the growth in checking deposits was less

EARNINGS PER SHARE
[Bar Graph]

     1980  1981 1982  1983  1984   1985  1986  1987  1988  1989  1990  1991  1992  1993* 1994  1995  1996
     ----  ---- ----  ----  ----   ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
     .34   .37   .46   .58   .86   1.31  1.53  1.64  1.87  1.93  2.05  1.94  2.33  2.59  2.83  2.91  3.23

(Adjusted for 50% stock dividend declared 12/95)
* Before cumulative effect of accounting change

CASH DIVIDENDS DECLARED PER SHARE
[Bar Graph}

     1980  1981 1982  1983  1984   1985  1986  1987  1988  1989  1990  1991  1992  1993  1994  1995  1996
     ----  ---- ----  ----  ----   ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
     .04   .05   .08   .10   .12    .18   .23   .25   .28   .29   .35   .38   .42   .46   .51   .56   .64

(Adjusted for 50% stock dividend declared 12/95)


than the amount solicited as commercial customers appear to have maintained less on deposit than in the prior year. The increase in service charge income was principally the result of pricing adjustments that mostly became effective in October 1995.

     Return on assets was especially strong in 1996 as The First of Long Island earned 1.58%. This was the third consecutive year our return on assets has been 1.50% or higher. Loan growth was mixed in 1996, with commercial mortgage outstandings continuing to trail the prior year. On average, this category declined approximately 2%. All other categories of loans, however, showed reasonable growth. Consumer loans, over half of which are outstandings on equity lines of credit, increased an average of 13%. On average, residential mortgages increased 8% while commercial loans grew by 5%.

     We continued to work against a decline in our net interest margin. This is the fourth year in a row that the interest rate market has worked in our disfavor and we expect to be similarly challenged in 1997. We also have seen increasing downward pressure on our loan margins, while longer term securities have been maturing with higher interest rates than they can be replaced with new issues. However, as of this writing, we are hopeful that the latter might not be the case in 1997.

     We were happy to welcome to the Board of Directors Walter C. Teagle III in July. His name is presented to you in the proxy statement for a full two-year term at the upcoming annual meeting. "Teague" has extensive experience in investment management and is currently President of Metro Design Systems Inc., a firm specializing in engineering design services for the telecommunications industry.

     The end of January marked the retirement of William J. White as our Chief Financial Officer. After almost sixteen years of service Bill decided to take retirement. It is difficult for me to adequately express our appreciation to Bill for the job he has done. He is a gentleman of exceptional integrity and intelligence who possesses the finest work ethic one could imagine. We will greatly miss him and extend our best wishes.

     Mark D. Curtis has joined us as Chief Financial Officer. Mark is a Certified Public Accountant having been associated with KPMG Peat Marwick and more recently as Executive Vice President and Chief Financial Officer at Gateway State Bank. He has extensive banking and accounting experience and we look forward to working with him in the years to come.

     As previously reported we opened our fifteenth banking office in Great Neck last year. It continues to be our intention to seek additional locations most particularly of the commercial banking unit configuration. We sincerely believe there is a significant difference in the way a customer is treated at The First of Long Island as opposed to most of our competition. Our product -- money -- couldn't be more generic and the quality of the service we render is one of the most important ingredients in differentiating us from other banks. In all due respect to the "mega" banks who operate on Long Island, it is much harder for them to consistently provide the level of personal service one finds at all First of Long Island branches and departments. We are also especially proud of our Trust and Investment Services Department where customers are treated to sophisticated investment management provided on an individual account basis where their long-term investments are not pooled into a common mutual fund or commingled account. The importance of this quality investment service is particularly important in these times where many believe there is a much greater than average downside risk in the stock markets.

     As mentioned in our shareholder newsletter, The First Takes Stock, in July of last year we began an extensive advertising campaign on the Cablevision service that covers our market areas. We expect that this advertising will increase the market's awareness of The First of Long Island and the type of service we provide. We would appreciate our Long Island shareholders' perceptions on the effectiveness of these campaigns.

     As we have so often said, we will continue our pursuit of "excellence" in everything we do -- from the quality of our service, people, communications and properties to continuing our goal to reduce and minimize our costs in all areas of the Bank.

                                                          /s/ J. WILLIAM JOHNSON
                                                              J. William Johnson
                                            Chairman and Chief Executive Officer

                           MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION AND
                            AND RESULTS OF OPERATIONS

     The purpose of this discussion and analysis is to provide a better understanding of the Corporation's financial performance. It is best understood when reviewed along with the financial statements and supplementary data appearing elsewhere in this annual report.

FINANCIAL CONDITION

     Total assets at year end December 31, 1996 were $440.9 million compared to $425.7 million in 1995, an increase of $15.2 million or 3.6%. On an average balance basis, total assets rose from $411.7 million in 1995 to $436.7 million in 1996, an increase of 6.1%. The following table, along with the succeeding narrative, presents the average daily balances of the Corporation's assets, liabilities, and equity and how these "sources and uses of funds" were managed during the periods presented.


                                                             1996                                    1995                     1994
                                             ------------------------------------    -----------------------------------   --------
                                              AVERAGE       INCREASE/(DECREASE)       Average       Increase/(Decrease)      Average
                                                             --------------------                   --------------------
SOURCES AND USES OF FUNDS                     BALANCE         AMOUNT         %        Balance       Amount          %        Balance
                                              --------       -------       ------     ---------   --------        ------   ---------
                                                                            (In thousands of dollars)
FUNDING SOURCES:
  Demand Deposits ......................      $123,832       $ 8,822        7.7       $115,010     $10,681        10.2      $104,329
  Savings and
    Money Market Deposits ..............       222,319         9,069        4.3        213,250      (2,793)       (1.3)      216,043
  Time Deposits ........................        36,940         1,524        4.3         35,416       8,114        29.7        27,302
  Other Liabilities ....................         2,339           206        9.7          2,133         269        14.4         1,864
  Stockholders' Equity .................        51,229         5,321       11.6         45,908       4,903        12.0        41,005
                                              --------       -------                 ---------    --------                 ---------
      TOTAL SOURCES.....................      $436,659       $24,942        6.1       $411,717     $21,174         5.4      $390,543
                                              ========       =======                 =========    ========                 =========
FUNDING USES:
  Cash and Due From Banks ..............     $  19,853     $     556        2.9      $  19,297     $ 2,007        11.6      $ 17,290
  Federal Funds Sold ...................        36,460         3,320       10.0         33,140      19,410       141.4        13,730
  Taxable Investment Securities ........       180,574        12,411        7.4        168,163      (2,805)       (1.6)      170,968
  Municipal Securities .................        41,763         1,525        3.8         40,238        (141)       (0.3)       40,379
  Loans, Net ...........................       146,484         6,414        4.6        140,070       2,273         1.6       137,797
  Premises and Equipment ...............         5,050            43         .9          5,007        (121)       (2.4)        5,128
  Other Assets .........................         6,475           673       11.6          5,802         551        10.5         5,251
                                              --------       -------                 ---------    --------                 ---------
      TOTAL USES........................      $436,659       $24,942        6.1       $411,717     $21,174         5.4      $390,543
                                              ========       =======                 =========    ========                 =========

DEPOSITS
   Deposits continue to be the Corporation's primary source of funds. While year end figures showed a growth of $10 million during 1996, average total deposits showed positive results of $19.4 million in 1996 and $16.0 million in 1995 or 5.3% and 4.6%, respectively.

   Demand deposits, furthermore, are considered the most important historical source of income for the Corporation, and a good growth was experienced during 1996. Growth in demand deposits is a constant major goal of management, and the current results were largely the product of marketing solicitation. Management is pleased with the results attained. Demand deposit averages rose by $8,822,000 or 7.7% over 1995, accounting for a large part of the total deposit growth. The ability of the Corporation to hold and increase its demand deposit base has contributed substantially to its profitability over the years. For the years 1996, 1995, and 1994, average demand deposits ran at approximately 28% of average assets. Savings, money market, and other time deposits, in aggregate, also showed growth at year end as well as in average balances. At year end, savings, money market, and other time deposits were $261.2 million compared with last year's $250.3 million. Average balances for 1996 were $259.3 million compared with $248.7 million for 1995, a growth of $10.6 million or 4.3%. The largest increase in this second major category was in the Diamond Savings accounts which grew on average by $14,000,000 or 31.6% over 1995. The composition of the various deposit categories is detailed in the Consolidated Balance Sheets and in Note F to Consolidated Financial Statements.

   Also contributing as a source of funds was the retention of earnings, which is reflected in the average increase of stockholders' equity. The current comparison shows an increase over the previous year of $5.3 million or 11.6%.

   A substantial deposit base along with increased capital resources has allowed the Corporation to continue its long-standing position of not having to rely on purchased funds or borrowed money as funding sources. Further, brokered deposits are neither maintained nor solicited.

   There are no demand deposits on which interest is paid. Interest is paid, however, on Advantage Accounts, which are negotiable orders of withdrawal. These accounts are carried in the Savings and Money Market category of deposits and perform a similar function to checking accounts.

INVESTMENT SECURITIES
   Investment securities are the Corporation's primary use of funds and represented 50% of total assets at year end.

   Investment securities balances, on average, increased $13.9 million or 6.7% during 1996. U.S. Treasuries comprise the bulk of taxable securities, followed by U.S. Government Agencies, and collateralized mortgage obligations. U.S. Government Agencies consisted solely of modified pass-through, mortgage-backed securities of federal agencies at year end 1996. Collateralized mortgage obligations, commonly referred to as CMO's or REMIC's, are backed by federal agency pass-throughs, virtually all from the Government National Mortgage Association. The Corporation does not own any "interest only, principal only, or high risk mortgage-backed securities" as defined in the 1991 Federal Financial Institutions Examination Council Supervisory Policy Statement on Securities Activities. Municipal securities are primarily comprised of various "bank-qualified" issues.

   The investment securities portfolio is further categorized internally into two segments -- short term and intermediate term. The short terms are those purchased to mature approximately within one year. The intermediate term securities, except for municipals, are usually purchased with a maturity of about five years or less for U.S. Treasuries and a maximum expected average life for mortgage-backed securities of about six years. Municipals, in almost all cases, are purchased with maturities not exceeding twelve years. Both the short term and the intermediate term segments generally consist of the categories mentioned above, with short term investments including overnight federal funds sold, commercial paper and, occasionally, bankers acceptances. During the current year, overnight federal funds sold averaged $36.5 million. Levels of short term investments are maintained relative to operational needs and interest rate sensitivity. For 1996, average balances of short term investments were $58 million, nearly paralleling figures reported for 1995. Further details of the investment securities portfolio can be found in Note B to Consolidated Financial Statements.

   The yields on investment securities originally purchased for intermediate terms reflected an average tax-equivalent yield of 6.53% for 1996 compared to 6.77% for 1995. The decline of 24 basis points can be attributed to securities maturing with higher yields than securities available for replacement. In general during 1996, investment yields in the market increased with regard to the entire yield curve from levels available in 1995. In maintaining its intermediate investment portfolio, the Corporation generally adheres to a "laddered structure." A brief discussion of rate changes is included in the Liquidity/Sensitivity Analysis/Interest Rate Risk section.

   The aggregate market value of the investment securities portfolio at December 31, 1996 was $222,512,000 or 0.3% above the amortized cost. Of this amount, $1,867,000 represented gross unrealized gains while $1,169,000 represented gross unrealized losses. A year earlier, the market value was $218,911,000 or 1.2% above the amortized cost.

   In adhering to its long-standing policy, the Corporation has neither maintained nor has any present intention of maintaining a trading account. Further, the Corporation does not purchase any noninvestment grade securities other than occasionally from local municipal issuers.

LOANS
   Loans are the second major use of funds by the Corporation and represented approximately 35% of total assets at year end. Loans are granted to diverse borrowers within the Corporation's market area. Overall growth during the year, while less than anticipated, did encompass increases in the commercial loan and residential mortgage areas. A lack of demand for commercial mortgages, however, coupled with payments on outstandings, had a depressant effect on the real estate category. Average total outstanding loans as well as year end outstandings paralleled each other, reflecting a modest growth over 1995 of approximately $6.4 million or 4.6%. Changes at year end were comprised of the following: commercial loans increased $1,840,000 or 8.4%; real estate loans increased by $5,684,000 or 4.9%; and installment loans showed a decrease of $672,000 or 6.9%. Real estate loans continue to comprise mortgage loans and equity lines of credit, with commercial mortgages accounting for the largest part. Commercial mortgages account for approximately 15% of total assets. For the years 1996, 1995, and 1994, average net loans approximated 39% of average total deposits.

   The primary market for commercial loans is to privately owned businesses and professionals in Nassau and Suffolk Counties. As has been its policy, the Corporation refrains from participation in any high yield financings or foreign loans. There are no significant loan concentrations in specific industries. The Corporation does not engage in transactions commonly known as leveraged buy-outs of publicly held companies. In 1997, the Corporation's strategy will continue to be directed to the solicitation of residential and commercial mortgages, as well as equity lines of credit.

     In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). In October 1994, this

Statement was amended by Statement No. 118, "Accounting by
Creditors for Impairment of a Loan--Income Recognition and Disclosures" (SFAS No. 118). As described in Note A to Consolidated Financial Statements, both pronouncements were adopted by the Corporation on January 1, 1995. In management's opinion, the adoption of both pronouncements was immaterial. Nothing from the composition of the portfolio would cause the Corporation to take any action with regard to SFAS No. 114 as amended by SFAS No. 118. There has been no adverse effect on the Corporation's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES
   The allowance for loan losses is maintained through provisions based on management's evaluation of risks inherent in its loan portfolio. Because of the current level of the allowance, as well as current satisfactory credit quality and low levels of nonperforming and charged-off loans, the Corporation deemed that no provision was necessary during 1996. In addition, no provisions have been made for the prior two years.

   The evaluation of allowance levels is a continual process. In making its determinations, management gives consideration to recent loan charge-offs, concerns for any loans requiring special attention (whether or not such other loans were 90 days past due, nonaccrual, or restructured), and the review of information available through which potential losses are estimated. In fully evaluating the allowance account, management considers numerous factors: historical losses; a borrower's ability to repay; the value of any related collateral; levels of and trends in delinquencies and nonaccruals; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. Further, in evaluating real estate mortgage collateral, principally for classified loans, the Corporation considers present real estate values, the condition of the real estate, and the possibility of such real estate being affected by environmental contamination on or near the mortgaged property. Since 1987, environmental audits have been instituted, and the scope of these audits has been increased over the succeeding years. Under the Corporation's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. In addition, the Corporation continues to monitor the level of real estate prices and the possible effects of environmental contamination on the collateral value of its commercial mortgage portfolio. At the present time, the Corporation is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

   At December 31, 1996, the allowance for loan losses account was approximately $3,600,000 compared to similar amounts for both 1995 and 1994. The ratios between the allowance for loan losses and total outstanding loans at those same periods were 2.35%, 2.45%, and 2.49%, respectively. For the year just ended, the Corporation recorded a nearly level position between charge-offs and recoveries. For 1995, net charge-offs exceeded recoveries by a very nominal $132, and for 1994 net recoveries were $10,523. At year end there was no other real estate owned (OREO) on the books of the Corporation. Nonaccrual loans at year end 1996 were $658,727 which is 0.4% of total loans; nonaccrual loans at year end 1995 were $842,991 which was 0.6% of total loans. Note C to Consolidated Financial Statements provides, among other things, additional disclosure concerning 90 days past due, nonaccrual, and restructured loans.

   Management is not aware of any loans classified for regulatory purposes that presently represent or result from trends or uncertainties which management reasonably expects will materially alter future operating results, liquidity, or capital resources. Management, however, always maintains caution over general economic conditions. Because of economic uncertainties which could occur and result in adverse loan quality, delinquencies and losses in the loan portfolio could possibly surface, requiring future provisions and, consequently, adversely affecting results of operations.

RESULTS OF OPERATIONS

   The Corporation's net income for 1996 was $6,891,340 or $3.23 per share, an increase of 11% over net income of $6,208,492 and $2.91 per share reported for 1995. Net income for 1994 was $6,027,648 or $2.83 per share.

   The major factors influencing the favorable performance for 1996 were increases in checking deposit balances and service charge income, and a near-absence of Federal Deposit Insurance Corporation (FDIC) premiums. The table below presents the major components of net income, along with period-to-period comparisons:

                                                                                                          Increase (Decrease)
                                                                                                     ----------------------------
                                                                                                       1996                 1995
                                                            Year Ended December 31,                  Compared             Compared
                                                       1996          1995           1994              to 1995              to 1994
                                                     -------        -------        -------           ---------            --------
                                                           (In thousands of dollars)

Net Interest Income.....................             $20,094        $19,119        $18,686               5.1%                2.3%
Provision for Loan Losses...............                 -              -             -
                                                     -------        -------        -------

Net Interest Income After Provision
  for Loan Losses.......................              20,094         19,119         18,686               5.1                  2.3
Other Income............................               3,905          3,655          3,122               6.8                 17.1
Other Expenses..........................              13,499         13,321         12,818               1.3                  3.9
                                                     -------        -------        -------

Income Before Taxes.....................              10,500          9,453          8,990               11.1                 5.2
Provision for Income Taxes..............               3,609          3,245          2,962               11.2                 9.6
                                                     -------        -------        -------
    NET INCOME..........................             $ 6,891        $ 6,208        $ 6,028               11.0                 3.0
                                                     =======        =======        =======

   During the year, net earning assets grew on average by $23.7 million or 6.2% to $405.3 million from the $381.6 million reported for 1995. The funding for this asset growth was in large part the result of an $8.8 million increase in average checking deposits which, in effect, benefited net interest income. Net interest income is the most significant contributing factor to operating results. It is the difference between interest and origination fees collected on interest earning assets less interest paid on interest bearing liabilities, and is affected mostly by the volume and mix of those assets and liabilities along with the respective yields and rates paid. Net interest income for 1996 totaled $20.1 million which was an increase of 5.1% over 1995. The following table presents the components of net interest income for the years 1996, 1995, and 1994:


                                                                                                           Increase (Decrease)
                                                                                                       1996                 1995
                                                            Year Ended December 31,                  Compared             Compared
                                                      1996           1995           1994              to 1995              to 1994
                                                     --------      --------      --------           ---------            ---------
                                                           (In thousands of dollars)

INTEREST INCOME
  Loans.................................             $13,354        $13,132        $11,603               1.7%                13.2%
  Federal Funds Sold....................               1,923          1,927            601              (0.2)               220.6
  Investment Securities.................              13,309         12,959         12,657               2.7                  2.4
                                                     --------       --------      --------
    TOTAL INTEREST INCOME...............              28,586         28,018         24,861               2.0                 12.7

INTEREST EXPENSE
  Savings and Money Market
    Deposits............................               6,788          7,171          5,237              (5.3)                36.9
  Time Deposits.........................               1,704          1,728            938              (1.4)                84.2
                                                     --------       --------      --------
    TOTAL INTEREST EXPENSE..............               8,492          8,899          6,175              (4.6)                44.1
                                                     --------       --------      --------
    NET INTEREST INCOME.................             $20,094        $19,119        $18,686               5.1                  2.3
                                                     ========       ========      ========


   The net interest margin for 1996 was 5.12% compared with 5.18% in 1995. The net interest margin is net interest income expressed as a percentage of total average earning assets. The reduced rate persisted throughout 1996 as interest rates on earning assets were below levels of the prior year.

   As mentioned previously, no provision for loan losses has been made for the past three years.

   Various ratios are used to measure the results of operations. Two highly recognized ratios are the return on average assets (ROA) and the return on average stockholders' equity (ROE). Return on average assets was 1.58% in 1996, 1.51% in 1995, and 1.54% in 1994. Return on average stockholders' equity was 13.45% in 1996, 13.52% in 1995, and 14.70% in 1994.

   Other income consists of noninterest income and gains and losses on securities transactions. This category reflected an overall net increase of $250,539 or 6.9% in 1996. A significant component of the change was an increase in service charges on deposit accounts of $390,654 or 19.4%, due to price changes implemented toward the end of 1995, along with increased activity relative to deposit accounts for 1996. Net investment securities losses were $148,168 for 1996. The gross proceeds recorded from the sales prior to maturity of investment securities during 1996 totaled approximately $8,588,000 with resultant gross losses of $148,168. Programs were effectuated during the year whereby securities were sold in the investment portfolio and others purchased in their place. A purpose of these programs was to realign maturities, and on the securities purchased, the incremental interest income will be in excess of the related losses. All investment securities sold transactions were from the available for sale category and were accounted for in accordance with Statement of Financial Accounting Standards No. 115. In 1995, net gains of $3,765 were recorded, and for 1994, net losses of $290,056 were recorded.

   Other expenses, which consist of noninterest expenses, showed an increase of $179,000. The largest components of this net change from 1995 was an increase in salaries and employee benefits of approximately $306,000 or 3.7%, and a decrease in FDIC insurance expense of nearly $400,000. There were no other significant changes within the components of this category.

     Income tax expense as a percentage of pretax income (the effective rate) was 34.4% in 1996 as compared with 34.3% in 1995 and 32.9% in 1994.


CAPITAL RESOURCES

   Total stockholders' equity at year end 1996 was $54,168,925 compared with $49,340,664 at year end 1995, an increase of $4,828,261 or 9.8%. Most of the increase was accounted for through net earnings retained. Also included in the net change were: the declaration of cash dividends totaling $1,337,737; repurchases and retirement of Corporate common stock totaling $730,134; the exercise of employee stock options totaling $287,044; and the resultant after-tax effect of a decrease in the market value in the securities available for sale portfolio of $282,252. This latter factor is the result of decreases in the market value of securities available for sale which resulted from the general increase in interest rates in the financial markets. The inclusion of such market changes was mandated under the required adoption of SFAS No. 115 explained more fully in Note A to Consolidated Financial Statements. Despite the positive effects of increasing equity by including the appreciation in the investment securities available for sale portfolio, the capital position of the Corporation remained strong. Net unrealized appreciation or depreciation of securities available for sale will continue to be subject to change in future periods due to fluctuations in market value.

    As announced in the 1995 Annual Report, the Board of Directors of the Corporation, at its December 1995 meeting, declared a three for two stock split which was to be paid by means of a 50% stock dividend to shareholders of record on January 8, 1996. As stated, the dividend was paid on February 2, 1996. All applicable shares and per share amounts have been retroactively adjusted to reflect the effect of such dividend.

   Increases in capital have been accomplished through retained earnings without recourse to debt creation or issuance of additional stock. Total stockholders' equity represented 12.3% of total assets at year end 1996 versus 11.6% at year end 1995. (The ratio for 1996 includes the net after-tax appreciation of $302,980 on the Corporation's $80,417,000 available for sale investment securities portfolio.) In June 1996, a 30 cent dividend was declared, and in December 1996, a 34 cent dividend was declared representing an increase of 13% in the semiannual dividend. Cash dividends have been paid, and increased, over the past eighteen consecutive years. Total cash dividends of 64 cents per share declared in 1996 represented an increase of 14% over total cash dividends of 56 cents per share declared in 1995.

   The following table compares average asset growth to average equity growth over the past three years:

                                     1996  1995  1994
                                     ----  ----  ----
Growth in Average Assets ..........    6%    5%    4%
Growth in Average Equity ..........   12%   12%   11%

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

     During 1995, the Federal Deposit Insurance Corporation reached its full-funded status. As a result of this occurrence, the rate of insurance for the Corporation was reduced from twenty-three cents to four cents per hundred dollars of deposits commencing June 1, 1995 through December 31, 1995. For calendar year 1996, the Corporation's assessment amounted to the minimum amount of $2,000.

    There are many other accounting and auditing provisions and various other provisions of the Act that are not discussed above. The costs that are incurred by the Corporation to comply with the insurance, regulatory reporting and other provisions of the Act are difficult to estimate; however, they are not expected to have a material adverse impact on liquidity, capital and operations.

LIQUIDITY/SENSITIVITY ANALYSIS/INTEREST RATE RISK

   Liquidity is the ability of the Corporation to generate and maintain sufficient cash flows promptly to fund operations and to meet financial obligations to its customers. The principal sources of liquidity are cash and short term money market investments. Management believes that its current policies of controlling liquidity, sensitivity analysis, and interest rate risk are adequate to carry out the needs, objectives, and goals in this area for the coming year. At year end 1996, total short term and intermediate term investments that are expected to mature within one year is approximately $83,641,000 or 19.0% of total assets. The overall liquidity of the Corporation is further enhanced by its historically stable deposit base. These core deposits, excluding large certificates of deposit, averaged $375,944,000 for the year 1996 which is 86% of total average assets. At December 31, 1996, the total excess of interest bearing liabilities over interest earning assets (based on assets and liabilities adjusting within a one year time period) was $13,571,000 or 7.15% of such earning assets.

   The following table, also referred to as the gap report, sets forth, as of the dates shown, information regarding the interest sensitive assets and interest sensitive liabilities of the Corporation:

                                                               (In thousands of dollars)
                                                    OVER         OVER
                                       THREE        THREE         SIX         TOTAL          OVER
                                      MONTHS       MONTHS       MONTHS      SENSITIVE      ONE YEAR      OVER
                                        OR         THROUGH      THROUGH      (WITHIN        THROUGH      FIVE
                                       LESS      SIX MONTHS    ONE YEAR     ONE YEAR)     FIVE YEARS     YEARS        TOTAL
                                   -------------------------------------------------------------------------------------------

INTEREST EARNING ASSETS:
  Federal funds sold ..............  $ 38,500                               $ 38,500                                $  38,500
  Investment securities (NOTE 1)...    13,787     $ 12,716    $  18,638       45,141      $146,724     $  29,964      221,829
  Total loans .....................    58,990       14,483       32,594      106,067        32,782        14,673      153,522
    TOTAL INTEREST EARNING
                                   -------------------------------------------------------------------------------------------
      ASSETS ......................  $111,277     $ 27,199    $  51,232     $189,708      $179,506     $  44,637     $413,851

INTEREST BEARING LIABILITIES:
  Savings accounts ................   $ 6,999    $   4,066   $    8,132     $ 19,197     $  11,292     $  22,041    $  52,530
  Money Market accounts ...........   145,552        1,861        1,861      149,274         9,924        11,164      170,362
  Other time ......................    18,724       10,623        5,461       34,808         3,465            36       38,309
    TOTAL INTEREST BEARING         -------------------------------------------------------------------------------------------
      LIABILITIES .................  $171,275     $ 16,550    $  15,454     $203,279     $  24,681     $  33,241     $261,201

GAP................................ $ (59,998)    $ 10,649     $ 35,778    $ (13,571)     $154,825     $  11,396     $152,650

CUMULATIVE GAP.....................  $(59,998)    $(49,349)    $(13,571)   $ (13,571)     $141,254      $152,650     $152,650
CUMULATIVE DIFFERENCE AS
  A PERCENT OF TOTAL
  EARNING ASSETS...................                                           (7.15)%

NOTE 1--EXCLUDES UNREALIZED NET APPRECIATION ON INVESTMENT SECURITIES AVAILABLE FOR SALE OF $452,000.



   With reference to the above table, sensitive assets and sensitive liabilities include those assets and liabilities which may be repriced as to rate within one year. For purposes of the table, $19,197,000 of all savings accounts were assumed to reprice within one year, $11,292,000 within five years, and the remaining savings accounts after five years. Also for purposes of this table, $3,700,000 of all Advantage Accounts are assumed to reprice within one year, $9,900,000 within five years, and the remaining Advantage Accounts after five years.

   Although the gap report details the repricing differences for assets and liabilities for given periods, it has some limitations in that the report is static by nature. Because of this limitation, and to further aid in quantifying and controlling the earnings that may be at risk as a result of interest rate fluctuations, the Corporation has enhanced its interest rate risk management program by the adoption of simulation modeling. Under this process various growth and interest rate scenarios can be run as a matter of test.

   Because of the Corporation's significant base of demand deposits, equity, and Advantage Accounts, sustained higher interest rates should have a beneficial effect on earnings by increasing the net interest margin while sustained lower rates should have the opposite effect. However, in the short run, an increase in interest rates may adversely affect the Corporation's net interest income and a decrease may have the opposite effect because, as shown in the above table, the volume of interest-bearing liabilities repricable within a three month time period ($171,275,000) significantly exceeds the volume of interest-earning assets repricable within that same time period ($111,277,000).

   The Corporation regularly monitors the relationship between interest sensitive assets and interest sensitive liabilities in order to lessen the effect of interest rate fluctuations and to meet cash flow requirements. As a further measure to mitigate potential impact on earnings caused by changes in interest rates, the Corporation has imposed upon itself, as a general rule, a cumulative asset or liability gap out to one year that should remain within 15% of earning assets.

   Funding of the Corporation, as mentioned earlier but relative also to this area of discussion, continues to be through its deposits and, to a lesser degree, through its retained earnings with no recourse to purchased funds, borrowed money, nor brokered deposits transactions.

STOCK REPURCHASE PLANS

   In February of 1988, the Board of Directors approved a stock repurchase plan which authorized the Corporation to repurchase shares of its own common stock in market or private transactions. Since that time, ten such plans have been initiated involving the repurchase of 20,000 to 25,000 shares per plan. The tenth plan, which is also the most current one, was approved in November 1995 for 25,000 shares (adjusted to 37,500 shares). Under this plan, the authorization approximates one and three quarters percent of the Corporation's then outstanding shares of 1,397,495 (adjusted to 2,096,242 shares). At year end 1996, 32,829 shares could still be repurchased under the current plan. It is the Corporation's belief that the repurchase of shares will better maximize shareholder value. The stock purchases are financed through available Corporate cash. The Board of Directors, at their regularly scheduled meeting of December 17, 1996, reaffirmed the current Share Repurchase Program.

OTHER INFORMATION

   The Corporation opened one new commercial banking office in Great Neck during January 1996 (as referenced in the 1995 Annual Report). Plans to open future such offices, as well as full service offices, are being further considered by management.

   Capital expenditures for the year 1996 amounted to $506,051. This amount included renovations and expansions to present banking facilities and normal replacement costs. Long range plans could include expenditures, beyond normal replacement costs, involved in the continued establishment of new branch offices.

   The Corporation is not involved in any acquisitions or mergers.

   At their regularly scheduled meeting on July 16, 1996, the Board of Directors of The First of Long Island Corporation adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Common Stock. The dividend was paid on July 31, 1996 to shareholders of record on July 31, 1996. The Rights Plan was not adopted in response to any specific effort to acquire control of The First of Long Island Corporation. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment. The Rights Plan was filed with the Securities and Exchange Commission under Form 8-A on July 30, 1996. Further, announcement was made of the Rights Plan in the September 30, 1996 filing of Form 10-Q with the Securities and Exchange Commission.

   The subsidiary Bank underwent a routine safety and soundness and Bank Information Systems (BIS) examination during the third quarter of 1996 by the Office of the Comptroller of the Currency. The same regulatory agency conducted its separately scheduled examination of the subsidiary Bank's Trust and Investment Services Department during the second quarter of 1996. The Corporation was examined by the Federal Reserve Bank of New York examiners during the second quarter of 1996. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities which if they were implemented would have a material effect on the Corporation's liquidity, capital resources, or operations.

   The Corporation's primary marketing strategies continue to be the solicitation of commercial checking accounts and commercial mortgages. The Corporation, however, regularly markets and seeks to develop other loan products as well. While the local economy continued to show improvement during 1996, the growth was not vibrant. Management maintains its belief that the strength of the Corporation's liquidity and capital resources are more than adequate to meet reasonably foreseeable events.

 MANAGEMENT'S RESPONSIBILITY FOR
 FINANCIAL REPORTING

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

   The financial statements for each of the three years in the period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinions on the financial statements are based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

                                    [PHOTO]
                              Vic and Sandy Triolo
                                     Owners

                    First Impressions Lithographic Co., Inc.

                    "First Impressions is a family business.
      The First National Bank of Long Island understands that better than any other bank we have done business with in our 31 years.

    The decision making process for us isn't very cluttered. When we see an opportunity, we move quickly. The First National Bank of Long Island moves right along with us - sometimes a step ahead. They're a real bank with real people. We like that."

 CONSOLIDATED FINANCIAL
 STATEMENTS AND NOTES

 CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                         1996             1995
                                                                                -------------    -------------
ASSETS
Cash and Due from Banks .....................................................   $  19,350,653    $  22,884,445
Federal Funds Sold ..........................................................      38,500,000       31,400,000
Investment Securities--Note B:
Available for Sale, at market value .........................................      80,416,693       57,556,137
Held to Maturity (Market value $142,095,000 in 1996 and $161,355,000 in 1995)     141,850,117      159,677,530
                                                                                -------------    -------------
TOTAL INVESTMENT SECURITIES (Market value $222,512,000 in 1996 and
$218,911,000 in 1995) .......................................................     222,266,810      217,233,667
Loans--Note C:
Commercial ..................................................................      23,740,695       21,900,667
Real Estate .................................................................     120,782,264      115,098,688
Installment .................................................................       8,999,177        9,670,686
                                                                                -------------    -------------
Total Loans .................................................................     153,522,136      146,670,041
Less: Unearned Income .......................................................        (840,224)        (795,925)
Allowance for Loan Losses--Note D ...........................................      (3,600,366)      (3,600,030)
                                                                                -------------    -------------
NET LOANS ...................................................................     149,081,546      142,274,086
Premises and Equipment, Net--Note E .........................................       5,043,679        5,092,380
Other Assets ................................................................       6,652,660        6,769,970
                                                                                -------------    -------------
TOTAL ASSETS ................................................................   $ 440,895,348    $ 425,654,548
                                                                                =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits--Note F:
Demand ......................................................................   $ 123,160,092    $ 123,640,360
Savings and Money Market ....................................................     222,891,498      215,536,599
Time ........................................................................      38,309,446       34,777,748
                                                                                -------------    -------------
TOTAL DEPOSITS ..............................................................     384,361,036      373,954,707
Accrued Taxes, Expenses and Other Liabilities ...............................       2,365,387        2,359,177
                                                                                -------------    -------------
TOTAL LIABILITIES ...........................................................     386,726,423      376,313,884

STOCKHOLDERS' EQUITY--Note I:
Common Stock, $.10 Par Value; 5,000,000 Shares Authorized;
Shares Issued and Outstanding:
1996-2,088,784, 1995-2,096,467 ..............................................         208,878          209,647
Surplus .....................................................................       6,924,164        7,366,485
Retained Earnings ...........................................................      46,732,903       41,179,300
Unrealized Appreciation on Securities Available for Sale, Net ...............         302,980          585,232
                                                                                -------------    -------------
TOTAL STOCKHOLDERS' EQUITY ..................................................      54,168,925       49,340,664
                                                                                -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................................   $ 440,895,348    $ 425,654,548
                                                                                =============    =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 CONSOLIDATED STATEMENTS OF INCOME

                                                                  Year Ended December 31,
                                                                1996           1995           1994
                                                        ------------    -----------   ------------
INTEREST INCOME
Loans, Including Fees on Loans ......................   $ 13,354,269    $13,132,054   $ 11,603,481
Federal Funds Sold ..................................      1,923,245      1,926,537        600,942
Investment Securities:
Available for Sale ..................................      4,314,366      2,947,569      2,987,725
Held to Maturity ....................................      8,994,085     10,011,318      9,668,718
                                                        ------------    -----------   ------------
TOTAL INTEREST INCOME ...............................     28,585,965     28,017,478     24,860,866

INTEREST EXPENSE
Savings and Money Market Deposits ...................      6,787,790      7,170,866      5,236,729
Time Deposits .......................................      1,704,165      1,727,834        937,947
                                                        ------------    -----------   ------------
TOTAL INTEREST EXPENSE ..............................      8,491,955      8,898,700      6,174,676
                                                        ------------    -----------   ------------
NET INTEREST INCOME .................................     20,094,010     19,118,778     18,686,190
Provision for Loan Losses
                                                        ------------    -----------   ------------
Net Interest Income After Provision for Loan Losses .     20,094,010     19,118,778     18,686,190

NONINTEREST INCOME
Trust Department Income .............................      1,213,277      1,126,763      1,068,156
Service Charges on Deposit Accounts .................      2,406,767      2,016,113      1,873,614
Net Securities (Losses) Gains .......................       (148,168)         3,765       (290,056)
Other Income ........................................        433,867        508,563        470,148
                                                        ------------    -----------   ------------
TOTAL NONINTEREST INCOME ............................      3,905,743      3,655,204      3,121,862

OTHER OPERATING EXPENSES
Salaries ............................................      6,294,874      6,038,394      5,580,713
Employee Benefits ...................................      2,281,756      2,232,556      1,994,839
Net Occupancy Expense ...............................      1,161,440      1,053,096      1,024,798
Equipment Expense ...................................        701,414        680,477        730,560
Other Expenses ......................................      3,059,829      3,316,167      3,487,694
                                                        ------------    -----------   ------------
TOTAL OTHER OPERATING EXPENSES ......................     13,499,313     13,320,690     12,818,604
                                                        ------------    -----------   ------------
Income Before Income Taxes ..........................     10,500,440      9,453,292      8,989,448
Provision for Income Taxes--Note H ..................      3,609,100      3,244,800      2,961,800
                                                        ------------    -----------   ------------
NET INCOME ..........................................   $  6,891,340    $ 6,208,492   $  6,027,648
                                                        ============    ===========   ============
NET INCOME PER SHARE ................................   $       3.23    $      2.91   $       2.83
                                                        ============    ===========   ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

 CONSOLIDATED STATEMENTS OF CHANGES
 IN STOCKHOLDERS' EQUITY


                                                                                                      Unrealized
                                                                                                     Appreciation/
                                                                                                    (Depreciation)
                                             Common Stock                                            on Securities
                                        ----------------------                         Retained        Available
                                          Shares      Amount           Surplus         Earnings      for Sale, Net       Total
                                        ---------    ---------       -----------    ------------     ------------    -------------
Balance January 1, 1994..............   1,406,701     $140,670       $8,012,403      $31,249,852                       $39,402,925
  Net Income.........................                                                  6,027,648                         6,027,648
  Change in Accounting for
         Investments Effective
         January 1, 1994.............                                                                  $ 835,000           835,000
  Repurchase and Retirement
     of Common Stock.................     (19,401)      (1,940)        (685,357)                                          (687,297)
  Exercise of Stock Options .........      13,084        1,308          292,677                                            293,985
  Unrealized Depreciation
         on Securities Available
         for Sale, Net...............                                                                 (2,201,569)       (2,201,569)
  Cash Dividends Declared,
         $.24 per share..............                                                   (502,934)                         (502,934)
         $.27 per share..............                                                   (560,153)                         (560,153)
                                       ----------    ---------      -----------     ------------     -----------       -----------
Balance December 31, 1994............   1,400,384      140,038        7,619,723       36,214,413      (1,366,569)       42,607,605
  Net Income.........................                                                  6,208,492                         6,208,492
  Repurchase and Retirement
         of Common Stock.............     (10,000)      (1,000)        (419,503)                                          (420,503)
  Exercise of Stock Options..........       7,261          727          166,265                                            166,992
  Unrealized Appreciation
         on Securities Available
         for Sale, Net...............                                                                  1,951,801         1,951,801
  Effect of Stock Split (in the form
         of a 50% stock dividend)....     698,822       69,882                           (69,882)
  Cash Dividends Declared,
         $.27 per share..............                                                   (558,759)                         (558,759)
         $.29 per share..............                                                   (614,964)                         (614,964)
                                       ----------    ---------      -----------      ------------    -----------       -----------
Balance December 31, 1995............   2,096,467      209,647        7,366,485       41,179,300         585,232        49,340,664
  Net Income.........................                                                  6,891,340                         6,891,340
  Repurchase and Retirement
         of Common Stock.............     (22,327)      (2,233)        (727,901)                                          (730,134)
  Exercise of Stock Options..........      14,644        1,464          285,580                                            287,044
  Unrealized Depreciation
         on Securities Available
         for Sale, Net...............                                                                   (282,252)         (282,252)
  Cash Dividends Declared,
         $.30 per share..............                                                   (627,551)                         (627,551)
         $.34 per share..............                                                   (710,186)                         (710,186)
                                       ----------    ---------      -----------     ------------     -----------       -----------

Balance December 31, 1996............   2,088,784     $208,878       $6,924,164      $46,732,903       $ 302,980       $54,168,925
                                       ==========    =========      ===========     ============     ===========       ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Year Ended December 31,
                                                                               1996            1995               1994
                                                                       ------------    ------------      -------------
OPERATING ACTIVITIES
Net Income .........................................................   $  6,891,340    $  6,208,492      $   6,027,648
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for depreciation and amortization ........................        546,726         535,873            609,214
(Accretion) amortization of investment securities, net .............     (1,324,827)     (1,639,272)          (973,403)
Deferred income taxes (credit) .....................................        571,747          (4,990)           (66,789)
Gain on sale of equipment ..........................................           (974)
Realized losses (gains) on investment securities ...................        148,168          (3,765)           290,056
(Increase) decrease in other assets ................................       (617,151)        744,047           (472,403)
(Decrease) increase in accrued taxes, expenses,
and other liabilities ..............................................       (660,759)        388,547             49,863
                                                                       ------------    ------------      -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ..........................      5,554,270       6,228,932          5,464,186

INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale ....      8,588,359         265,000          4,424,453
Proceeds from maturities of investment securities held to maturity .     62,312,034      65,995,001        156,983,472
Proceeds from maturities of investment securities available for sale      7,250,000       8,015,000          6,085,850
Purchase of investment securities available for sale ...............    (40,287,717)    (19,689,531)       (12,202,918)
Purchase of investment securities held to maturity .................    (41,266,951)    (56,670,815)      (151,862,489)
Net increase in loans ..............................................     (6,807,460)     (2,260,961)        (7,425,477)
Purchases of premises and equipment ................................       (506,051)       (666,705)          (301,523)
Proceeds from sale of equipment ....................................          9,000
                                                                       ------------    ------------      -------------
NET CASH USED IN INVESTING ACTIVITIES ..............................    (10,708,786)     (5,013,011)        (4,298,632)

FINANCING ACTIVITIES
Net increase in total deposits .....................................     10,406,329      22,428,231         11,652,845
Cash dividends paid ................................................     (1,242,515)     (1,118,912)        (1,009,332)
Repurchase of common stock .........................................       (730,134)       (420,503)          (687,297)
Proceeds from exercise of stock options ............................        287,044         166,992            293,985
                                                                       ------------    ------------      -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ..........................      8,720,724      21,055,808         10,250,201

INCREASE IN CASH AND CASH EQUIVALENTS ..............................      3,566,208      22,271,729         11,415,755
Cash and cash equivalents at beginning of year .....................     54,284,445      32,012,716         20,596,961
                                                                       ------------    ------------      -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...........................   $ 57,850,653    $ 54,284,445      $  32,012,716
                                                                       ============    ============      =============

The Corporation made interest payments of $8,475,687, $8,878,558, and $6,136,118, in 1996, 1995, and 1994, respectively, and tax payments of $3,664,108, $3,037,033, and $3,082,509, in 1996, 1995, and 1994, respectively.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ACCOUNTING POLICIES

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

   Effective January 1, 1995, the Corporation adopted the accounting and disclosure guidance in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes interest income related to those impaired loans. Pursuant to this accounting guidance, a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the consolidated financial statements.

ALLOWANCE FOR LOAN LOSSES
   The allowance for loan losses is an amount estimated by management to provide for potential loan losses. The allowance is increased by loan recoveries and provisions charged to income and reduced by loan charge-offs. Management believes that the allowance for loan losses is adequate. While management uses available information to estimate potential losses on loans, the allowance may have to be increased in future years because of changed conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses. Such agencies can require the Corporation to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost, less accumulated depreciation and amortization computed by using the straight line method (for assets acquired prior to 1987) and 150% declining balance method (for assets acquired after
1986). Rates are based on the estimated useful lives of the related asset as follows:

        ASSET                            ESTIMATED
    CLASSIFICATION                      USEFUL LIFE
--------------------             ------------------------
Premises                         5 to 50 years
Furniture & Equipment            3 to 7 years
Leasehold Improvements           Amortized over the lease term or estimated
                                 useful life of the improvements, whichever is shorter.

INCOME TAXES
   The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109). It requires the use of an asset and liability approach for financial accounting and reporting for income taxes.

PER SHARE AMOUNTS/STOCKHOLDERS' EQUITY
   Per share amounts are based on the weighted average number of common shares outstanding (2,133,110 in 1996, 2,130,790 in 1995, and 2,126,572 in 1994) and
include common stock equivalents. Per share data for all years presented, on a fully diluted basis, is the same as primary earnings per share.

   All applicable shares and per share amounts have been retroactively adjusted to reflect the effects of the three for two stock split (paid by means of a 50% stock dividend) which was declared by the Board of Directors on December 19, 1995 to shareholders of record January 8, 1996 and payable on February 2, 1996.

SHAREHOLDER PROTECTION RIGHTS PLAN
   On July 16, 1996, the Board of Directors of the Corporation (the "Board") adopted a Shareholder Protection Rights Plan and declared a dividend of one right ("Right") on each outstanding share of the Corporation's common stock (the "Common Stock"). The dividend was paid on July 31, 1996 to shareholders of record as of the same date.

   In absence of an event of the type described below, the Rights will be evidenced by and trade with the Common Stock and will not be exercisable. However, the Rights will separate from the Common Stock and become exercisable following the earlier of (1) the tenth business day, or such later date as the Board may decide, after any person or persons (collectively referred to as "person") commences a tender offer that would result in such person holding a total of 20% or more of the outstanding Common Stock, or (2) ten business days after, or such earlier or later date as the Board may decide, the announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock.

   When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $125 (the "Exercise Price"). However, in the event that the Corporation has announced that any person has acquired 20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

   The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

MORTGAGE SERVICING RIGHTS
   Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122) which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This Statement requires the recognition as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. Such change in accounting was not material to the consolidated financial statements.

STOCK-BASED COMPENSATION
   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Corporation has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for stock appreciation rights are recorded annually based on the quoted market price of the Corporation's stock at the end of the period. Refer to Note I.

NEW ACCOUNTING PRONOUNCEMENT
   In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125), which supersedes SFAS No. 122. This Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. In management's opinion, when adopted, the aforementioned pronouncement will not have a material effect on the Corporation's financial position or results of operations.

NOTE B - INVESTMENT SECURITIES

   The amortized cost and estimated market values of investment securities at December 31, were as follows (in thousands of dollars):

                                                         1996
                                      ----------------------------------------
                                                  Gross      Gross
                                      Amortized Unrealized Unrealized   Market
                                         Cost     Gains      Losses     Value
                                      --------    ------     -----   --------
SECURITIES HELD TO MATURITY:
U.S. Treasury .....................   $ 72,512   $  396    $(220)    $ 72,688
U.S. Government Agencies ..........     29,811      296     (579)      29,528
State and Municipals ..............     32,527      465      (86)      32,906
Collateralized Mortgage Obligations      7,000       28      (55)       6,973
                                      --------    ------   -----     --------
TOTALS ............................   $141,850   $1,185    $(940)    $142,095
                                      ========    ======   =====     ========

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury .....................   $ 51,115   $  445    $(133)     $51,427
State and Municipals .......            10,297      117      (12)      10,402
Collateralized Mortgage Obligations     18,425      120      (84)      18,461
Other .............................        127                            127
                                      --------    ------   -----     --------
TOTALS ............................   $ 79,964   $  682    $(229)    $ 80,417
                                      ========    ======   =====     ========


                                                         1995
                                      ----------------------------------------
                                                  Gross     Gross
                                      Amortized Unrealized Unrealized  Market
                                       Cost       Gains    Losses       Value
                                      --------    ------   -----      --------

SECURITIES HELD TO MATURITY:
U.S. Treasury .....................   $ 80,861    $1,201   $ (49)    $ 82,013
U.S. Government Agencies ..........     36,238       405    (396)      36,247
State and Municipals ..............     33,975       564     (91)      34,448
Collateralized Mortgage Obligations      8,604        78     (35)       8,647
                                      --------    ------   -----     --------
TOTALS ............................   $159,678    $2,248   $(571)    $161,355
                                      ========    ======   =====     ========

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury .....................   $ 38,495    $  821   $ (23)     $39,293
State and Municipals ......              6,779        92      (7)       6,864
Collateralized Mortgage Obligations     11,281        33     (42)      11,272
Other .............................        127                            127
                                      --------    ------   -----     --------
TOTALS ............................   $ 56,682    $  946   $ (72)    $ 57,556
                                      ========    ======   =====     ========

     At December 31, 1996 and 1995, investment securities carried at approximately $47,276,000 and $44,236,000 respectively, were pledged as collateral to secure public deposits and for other purposes.

     The amortized cost and estimated market values of debt securities at December 31, 1996 are shown below by contractual maturity. Expected maturities are sometimes earlier than contractual maturities because borrowers may have the right to prepay obligations.

                                                                Amortized Cost
                                                ------------------------------------------
                                                    U.S.           State and                                    Percentages of
                                                 Government       Municipals                                    Amortized Cost
SECURITIES HELD TO MATURITY:                       and its            and                         Market        at December 31,
               Maturities                         Agencies          Other           Total          Value             1996
-------------------------------------------     -----------        -------        --------       --------          -----
                                                                      (In thousands of dollars)
Within 1 year..............................        $ 25,727        $ 4,032        $ 29,759       $ 29,862           21.0
Over 1 year to 2 years.....................          21,099          2,092          23,191         23,266           16.3
2 years to 5 years....................               34,930         13,090          48,020         48,038           33.9
Over 5 years to 10 years...................           7,381         13,313          20,694         21,040           14.6
Over 10 years..............................          13,186                         13,186         12,916            9.3
                                                  ---------       --------       ---------      ---------
                                                    102,323         32,527         134,850        135,122
Collateralized Mortgage Obligations........                                          7,000          6,973            4.9
                                                                                  ---------      ---------         -----
  TOTALS...................................                                       $141,850       $142,095          100.0
                                                                                  =========      =========         =====

                                                                Amortized Cost
                                                ------------------------------------------
                                                    U.S.           State and                                    Percentages of
                                                 Government       Municipals                                    Amortized Cost
SECURITIES AVAILABLE FOR SALE:                     and its           and                         Market        at December 31,
               Maturities                         Agencies          Other           Total          Value             1996
-------------------------------------------     -----------        -------        --------       --------          -----
                                                                      (In thousands of dollars)
Within 1 year..............................        $ 5,559           $ 363         $ 5,922        $ 5,965            7.4
Over 1 year to 2 years.....................          3,542             840           4,382          4,361            5.5
Over 2 years to 5 years....................         42,014           2,771          44,785         45,100           56.0
Over 5 years to 10 years...................                          5,738           5,738          5,813            7.2
Over 10 years..............................                            712             712            717             .9
                                                 ---------         -------        --------       --------
                                                    51,115          10,424          61,539         61,956
Collateralized Mortgage Obligations........                                         18,425         18,461           23.0
                                                                                   --------       --------          -----
  TOTALS...................................                                        $79,964        $80,417          100.0
                                                                                   ========       ========         =====


     Proceeds from sales of investment securities available for sale during 1996 were $8,588,359. Gross losses of $148,168 were realized on these sales.
     Proceeds from sales of investment securities available for sale during 1995 were $265,000. Gross gains of $3,765 were realized on these sales.
     Proceeds from sales of investment securities available for sale during 1994 were $4,424,453. Gross gains of $2,009 and gross losses of $292,065 were realized on these sales.

   NOTE C - LOANS

   The following is a summary of loans at December 31:

                                                         1996             1995
                                                -------------    -------------
Commercial, financial and agricultural ......   $  23,345,014    $  21,707,709
Real Estate-mortgage ........................     120,782,264      115,098,688
Installment .................................       8,999,177        9,670,686
All other loans (including overdrafts) ......         395,681          192,958
                                                -------------    -------------
                                                  153,522,136      146,670,041
Less: Unearned income .......................        (840,224)        (795,925)
Allowance for loan losses ...................      (3,600,366)      (3,600,030)
                                                -------------    -------------
                                                $ 149,081,546    $ 142,274,086
                                                =============    =============

   Certain directors, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1996 and 1995. Such loans are in the ordinary course of business at normal credit terms, including interest rate and security, and do not represent more than a normal risk of collection. The aggregate amount of these loans was approximately $1,555,000 and $1,540,000 at December 31, 1996 and 1995, respectively. During 1996, $233,000 of new loans to such persons were made and repayments totaled $218,000.

   Nonaccrual loans are loans on which either principal or interest payments are past due 90 days or more. Restructured loans have been restructured to provide a reduction or deferral of interest or principal for reasons related to the debtors' financial difficulties. Accruing loans which are past due 90 days or more amounted to $31,378 and $3,961 at December 31, 1996 and 1995, respectively. Information concerning nonaccrual and restructured loans, both of which are included in loans, at December 31, is as follows:

                                                               RESTRUCTURED          NONACCRUAL
                                                          --------   --------   --------   --------
                                                              1996       1995       1996       1995
                                                          --------   --------   --------   --------
Amount outstanding ....................................   $875,796   $815,864   $658,727   $842,991
Gross interest income which would have been
recorded during the year under original terms .........    100,268     96,316     60,427     96,500
Gross interest income recorded during the year ........     87,187     81,676     11,098     36,215
Commitments for additional funds ......................       NONE       None       NONE       None

   The Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 118) as of January 1, 1995. Both pronouncements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

   The Corporation previously measured the allowance for credit losses on impaired loans using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

     As of December 31, 1996, the Corporation did not have any impaired loans in accordance with SFAS No. 114 and SFAS No. 118 except for the restructured and nonaccural loans noted above.

NOTE D - ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses for the years ended December 31, were as follows:

                                        1996           1995           1994
                                 -----------    -----------    -----------
Balance at January 1 .........   $ 3,600,030    $ 3,600,162    $ 3,589,639
Loans charged off ............       (35,001)       (24,650)       (47,869)
Recoveries ...................        35,337         24,518         58,392
                                 -----------    -----------    -----------
Net ..........................           336           (132)        10,523
Provision
                                 -----------    -----------    -----------
Balance at December 31 .......   $ 3,600,366    $ 3,600,030    $ 3,600,162
                                 ===========    ===========    ===========


NOTE E - PREMISES AND EQUIPMENT

   The following is a summary of the Corporation's premises and equipment at December 31:

                                                             1996            1995
                                                     ------------    ------------
Land .............................................   $  1,274,349    $  1,274,349
Premises .........................................      4,483,037       4,422,165
Leasehold improvements ...........................        751,346         724,981
Furniture and equipment ..........................      6,635,747       6,249,928
                                                     ------------    ------------
                                                       13,144,479      12,671,423
Accumulated depreciation and amortization ........     (8,100,800)     (7,579,043)
                                                     ------------    ------------
                                                     $  5,043,679    $  5,092,380
                                                     ============    ============

NOTE F - DEPOSITS

   The detail of deposits at December 31, is as follows:

                                                                                 1996
                                                               ----------------------------------------
                                                                     (in thousands of dollars)
                                                                DEMAND     SAVINGS     TIME      TOTAL
                                                               --------   --------   -------   --------
Deposits of individuals, partnerships, and corporations:
Individuals and nonprofit organizations ....................   $ 33,620   $168,481   $32,957   $235,058
Corporations and other profit organizations ................     83,054     42,762     5,341    131,157
                                                               --------   --------   -------   --------
TOTAL ......................................................    116,674    211,243    38,298    366,215
Deposits of:
U.S. Government ............................................        478                             478
States and political subdivisions ..........................      1,191     11,649        11     12,851
Official checks ............................................      4,817                           4,817
                                                               --------   --------   -------   --------
TOTAL DEPOSITS .............................................   $123,160   $222,892   $38,309   $384,361
                                                               ========   ========   =======   ========


                                                                                1995
                                                               ----------------------------------------
                                                                     (in thousands of dollars)
                                                                DEMAND     SAVINGS     TIME      TOTAL
                                                               --------   --------   -------   --------
Deposits of individuals, partnerships, and corporations:
Individuals and nonprofit organizations ....................   $ 34,010   $158,966   $30,840   $223,816
Corporations and other profit organizations ................     84,102     37,636     3,767    125,505
                                                               --------   --------   -------   --------
TOTAL ......................................................    118,112    196,602    34,607    349,321
Deposits of:
U.S. Government ............................................      1,068                           1,068
States and political subdivisions ..........................        851     18,935       171     19,957
Official checks ............................................      3,609                           3,609
                                                               --------   --------   -------   --------
TOTAL DEPOSITS .............................................   $123,640   $215,537   $34,778   $373,955
                                                               ========   ========   =======   ========

Time deposits include $11,799,886 and $7,965,000 of certificates of deposit of $100,000 or more at December 31, 1996 and 1995, respectively.

NOTE G - PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

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

   Costs of the Corporation's Plan are accounted for in accordance with FASB Statement No. 87, "Employers' Accounting for Pensions." The following table sets forth the Plan's funded status and amounts recognized in the consolidated statements of income at October 1 (the dates of the most recent actuarial valuations):


Actuarial present value of benefit obligations:                                 1996             1995
                                                                            ----------        ----------
  Accumulated benefit obligation, including vested benefits
    of $3,112,785 in 1996 and $2,715,056 in 1995 ........................   $3,157,660        $2,743,144
                                                                            ==========        ==========
  Projected benefit obligation for service rendered to date .............   $4,094,012        $3,623,573
Plan assets at fair value, primarily marketable securities ..............    5,307,993         4,778,508
                                                                            ----------        ----------
Plan assets in excess of projected benefit obligation ...................    1,213,981         1,154,935
Unrecognized net loss from past experience different from that
  assumed and effects of changes in assumptions .........................     (364,448)         (178,929)
Prior service cost not yet recognized in net periodic pension cost ......      (45,837)          (49,546)
Unrecognized net asset at October 1 .....................................     (288,454)         (328,790)
                                                                            ----------        ----------
Prepaid pension cost ....................................................    $ 515,242         $ 597,670
                                                                            ==========        ==========
Net pension cost included the following components:                             1996              1995              1994
                                                                            ----------        ----------        ---------
Service cost benefits earned during the period ..........................    $ 247,492          $213,240        $ 249,847
Interest cost on projected benefit obligation ...........................      311,318           250,170          235,130
Actual return on Plan assets ............................................     (423,617)         (340,695)        (326,671)
Net amortization and deferral ...........................................      (44,045)          (44,045)         (31,220)
                                                                            ----------        ----------        ---------
Net periodic pension cost ...............................................    $  91,148          $ 78,670        $ 127,086
                                                                            ==========        ==========        =========

   The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 5.0%, respectively, per annum at December 31, 1996 and 1995. The expected long term rate of return on Plan assets was 8.0% in 1996, and 8.5% in 1995 and 1994.

   The Corporation also has a trusteed contributory profit sharing plan. Employees become eligible for participation after reaching age 21 and completing one year of service. Contributions are fixed annually by the Board of Directors and totaled $387,115, $361,669, and $338,193 in 1996, 1995, and 1994,
respectively.

   The Profit Sharing Plan allows additional contributions under a "401(k)" arrangement. Salary reduction contributions are matched by the Corporation according to the Plan limitations. The Plan expense was approximately $96,000, $82,000, and $81,000 in 1996, 1995, and 1994, respectively.

   The Corporation provides postretirement benefits, including health care and life insurance, which is primarily limited to current retirees, in accordance with FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This method of accounting for postretirement benefits accrues the actuarially determined costs ratably to the date an employee becomes eligible for such benefits. The Corporation has previously charged to expense these costs as cash payments were made. The effect of this Statement for the years ended December 31, 1996, 1995, and 1994 was not material.

   On August 3, 1995, the Corporation adopted The First National Bank of Long Island Supplemental Executive Retirement Program (SERP). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the pension plan and profit sharing plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the excess of the amount to which the employee would be entitled under the pension and profit sharing plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Corporation's previous supplemental retirement benefit plan, was January 1, 1994. Plan expenses were $150,000 and $101,249 in 1996 and 1995, respectively.

   On June 18, 1991, the Corporation adopted a retirement plan for Directors. In order to be eligible to receive benefits under the Retirement Plan, a retired director must meet certain age and length of service requirements. The benefits paid under this plan were $30,825 in 1996 and in 1995, and $24,750 in 1994.

NOTE H - INCOME TAXES

   Federal and state income taxes payable (receivable) as of December 31 were as follows:

                                             1996           1995
                                        ---------      ---------
Current ...........................       $(5,853)      $189,155
Deferred ..........................      (891,804)      (892,785)
                                        ---------      ---------
                                        $(897,657)     $(703,630)
                                        =========      =========

   The components of the net deferred tax asset as of December 31 are as follows:

                                             1996           1995
                                      -----------    -----------
Gross deferred tax asset ..........   $(1,525,572)   $(1,455,480)
Valuation allowance ...............
                                      -----------    -----------
                                       (1,525,572)    (1,455,480)
Gross deferred tax liability ......       633,768        562,695
                                      -----------    -----------
                                      $  (891,804)   $  (892,785)
                                      ===========    ===========

   The components of the provision for income taxes for the years ended December 31 are as follows:

                                                          1996           1995           1994
                                                   -----------    -----------    -----------
Current:
Federal ........................................    $2,247,866     $2,375,248     $2,149,174
State ..........................................       789,487        874,542        879,415
                                                   -----------    -----------    -----------
                                                     3,037,353      3,249,790      3,028,589
Deferred:
Federal ........................................       426,434         (5,548)       (46,274)
State ..........................................       145,313            558        (20,515)
                                                   -----------    -----------    -----------
                                                       571,747         (4,990)       (66,789)
                                                   -----------    -----------    -----------
                                                    $3,609,100     $3,244,800     $2,961,800
                                                   ===========    ===========    ===========

   A reconciliation of the amount computed by applying the statutory Federal income tax rate (34%) to income before income taxes to the recorded provision for income taxes for the years ended December 31 is as follows:

                                                          1996           1995           1994
                                                   -----------    -----------     ----------
Tax at statutory rate on income ................    $3,570,150     $3,214,119     $3,056,412
State income taxes, net of Federal tax benefit .       521,061        576,829        567,234
Tax exempt investment income ...................      (609,827)      (638,064)      (710,166)
Other ..........................................        33,194         19,709          2,474
Nondeductible interest expense .................        94,522         72,207         45,846
                                                   -----------    -----------    -----------
                                                    $3,609,100     $3,244,800     $2,961,800
                                                   ===========    ===========    ===========


   Deferred tax asset is included in other assets in the accompanying consolidated financial statements. Income taxes are deferred as a result of differences in the timing of the recognition of certain income and expenses for income tax and financial reporting purposes. The primary sources of these differences are bad debt deductions, unrealized appreciation on securities available for sale, compensation, and depreciation.

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK, AND OTHER MATTERS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
   The Corporation is a party to financial instruments with off- balance sheet risk in the normal course of business to meet the financing needs of its customers. The Corporation uses the same credit policies in making commitments as it does for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 1996, the Corporation's total commitments to extend credit were $22,944,000. Outstanding standby and commercial letters of credit for which the Corporation is contingently liable amounted to $1,602,000 at December 31, 1996 and $1,893,000 at December 31, 1995.
In addition, there were $22,000 of Acceptances outstanding as of December 31, 1996. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally includes residential and income-producing properties.

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

OTHER MATTERS
   The Corporation is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1996 was approximately $6,891,000.

   At December 31, 1996, $13,218,000 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

   The fair values for the Corporation's off-balance sheet financial instruments at December 31, are as follows:

                                              Fair Value
                                         ---------------------
                                          1996          1995
                                         --------     --------
Commitments to
  Extend Credit...................           NONE          None
Standby and Commercial
  Letters of Credit...............         $7,000        $8,000

   Under national banking laws and related statutes, the Bank also is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1996, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $7,790,000.

Other Expenses
   Other expenses which exceed one percent of aggregate interest and other income are as follows for the years ended December 31:

                               1996          1995         1994
                             --------      --------     --------
FDIC Insurance.........       $ 2,000      $400,700     $745,100
Computer Services......       418,200       397,700      375,700
Insurance..............       423,600       400,800      404,000
Marketing...............      303,300       245,500      293,900

Lease Commitments
   The Corporation leases the premises for its Woodbury, Lake Success, Rockville Centre, New Hyde Park, Locust Valley, Valley Stream, and Great Neck offices. Minimum annual rental payments, exclusive of real estate taxes, under noncancellable operating leases are summarized as follows:

                                                    Minimum
Year Ended December 31,                              Rentals
-------------------------------------------------------------
1997                                                $ 230,707
1998                                                  217,899
1999                                                  196,276
2000                                                  164,929
2001                                                  125,526
Thereafter                                            268,850
                                                   __________
                                                   $1,204,187
                                                   ==========

  In addition, the Corporation has various renewal options on the above leases. Rental expense charged to operations amounted to $247,000, $220,000, and $221,000 in 1996, 1995, and 1994, respectively.

STOCK-BASED COMPENSATION PLANS

   The Corporation has two stock options plans, The First of Long Island Corporation Stock Option Plan (the "1986 Plan"), and a Stock Option and Appreciation Rights Plan (the "1996 Plan"). The Corporation accounts for these plans under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the following pro forma amounts:

                                       1996            1995
                              -------------   -------------
Net Income:
As Reported ...............   $   6,891,340    $  6,208,492
Pro Forma .................       6,776,636       6,060,598

Primary Earnings Per Share:
As Reported ...............   $        3.23    $       2.91
Pro Forma .................            3.18            2.84

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

   The 1986 Plan (as amended) was approved and adopted on January 21, 1986, and subsequently approved by the stockholders. Pursuant to the 1986 Plan, a total of 258,450 shares of Common Stock were made available for grant of stock options and stock appreciation rights to certain officers of the Corporation and its subsidiary over the ten year period ending January 21, 1996. In conjunction with the amendment to the 1986 Plan, on May 17, 1988 and December 31, 1989, the Corporation issued stock appreciation rights to certain officers. Total compensation costs recognized, as prescribed by APB No. 25, for stock appreciation rights were $72,061 and $68,425 for the years ended December 31, 1996 and 1995, respectively. At December 31, 1996, 8,662 Rights were exercisable. Under the Corporation's 1986 Plan, options have been granted to key personnel for terms of up to ten years at not less than the fair value of the shares at the dates of grant and are exercisable in whole or in part at stated times commencing six months after the date of grant. No further grants will be issued under the 1986 Plan. At December 31, 1996, options to purchase 103,535 shares of Common Stock were exercisable with respect to the 1986 Plan.

   The 1996 Plan was approved and adopted on January 16, 1996, and subsequently approved by the stockholders. A total of 240,000 shares of Common Stock were made available for grant of stock options and stock appreciation rights to certain officers of the Corporation and its subsidiary over the ten year period ending January 15, 2006. The other terms of the 1996 Plan are substantially the same as the terms of the 1986 Plan. At December 31, 1996, options to purchase 250 shares of Common Stock were exercisable with respect to the 1996 Plan. Option activity during 1996, 1995 and 1994 is summarized as follows:

                                                    1996                               1995                           1994
                                        ---------------------------       --------------------------     --------------------------
                                                        WEIGHTED                           Weighted                        Weighted
                                                         AVERAGE                            Average                         Average
                                                        EXERCISE                           Exercise                        Exercise
                                         SHARES           PRICE          Shares              Price         Shares            Price
                                        ---------------------------       --------------------------     --------------------------

Outstanding at beginning of year....     100,957         $19.49            90,624          $17.37            95,127         $15.75
Granted.............................      17,550          29.83            21,225           26.80            15,525          23.83
Exercised...........................     (14,644)         19.60           (10,892)          15.33           (19,626)         14.98
Forfeited...........................         (78)         26.08                                                (402)         23.83
                                        --------                          -------                            ------
Outstanding at end of year..........     103,785          21.21           100,957           19.49            90,624          17.37
Exercisable at end of year..........     103,785          21.21           100,957           19.49            90,624          17.37

Weighted average fair value
  of options granted................       $6.54                            $7.55

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.61% and 7.40% for the 1986 Plan options and 5.93% for the 1996 Plan options; expected dividend yields of 2%; expected lives of 7 years; expected volatility of 11.22% and 10.72% for the 1986 Plan options and 11.14% for the 1996 Plan options.

The following table summarizes information about stock options outstanding at December 31, 1996:

                               Options Outstanding                                               Options Exercisable
--------------------------------------------------------------------------------    --------------------------------------------
     Range of            Number         Weighted Average
     Exercise        Outstanding at        Remaining           Weighted Average      Number Exercisable        Weighted Average
      Prices            12/31/96    Contractual Life In Years   Exercise Price           at 12/31/96            Exercise Price
-------------------------------------------------------------------------------     --------------------------------------------
 $10.01 to $15.00        18,292                3.48                $14.39                   18,292                 $14.39
 $15.01 to $22.00        38,298                3.24                 17.24                   38,298                  17.24
 $22.01 to $30.00        47,195                8.16                 27.08                   47,195                  27.08
                        -------                                                            -------
 $10.01 to $30.00       103,785                5.52                 21.21                  103,785                   21.21
                        =======                                                            =======


     All figures in the narrative and tables under Stock-Based Compensation Plans have been retroactively adjusted to reflect the 3 for 2 stock split paid by means of a 50% stock dividend which was declared December 19, 1995.

NOTE J - REGULATORY MATTERS

   The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum ratios (set forth in the table below) of total and Tier 1 Capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. The Corporation must maintain minimum total risk-based, Tier 1 risk-based, and leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's actual capital ratios are presented in the following table:


                                                                          Corporation's          Corporation's
                                                     Minimum                Ratio at                Ratio at
                                                 Required Ratio             12/31/96                12/31/95
                                                 --------------            -----------            ------------
Total Risk-Based Capital Ratio...............         8.00%                    33.43%                 31.50%
Tier I Risk-Based Capital Ratio..............         4.00                     32.17                  30.24
Leverage Capital Ratio.......................         4.00                     12.29                  11.59


NOTE K- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About the Fair Value of Financial Instruments" ("SFAS No. 107"), requires that the Corporation disclose estimated fair values for financial instruments. Fair value estimates, methods, and assumptions are set forth below.

Fair Value Estimates
   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. The fair value estimates of a significant portion of the Corporation's financial instruments were based on judgments regarding future expected net cash flow, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value under SFAS No. 107.

Fair Values Methods and Assumptions
   Cash and cash equivalents --The carrying amounts reported in the balance sheet for cash and short term instruments approximate those assets' fair values.

   Investment securities (including collateralized mortgage obligations)
     Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

   Off-balance sheet instruments--Fair values for the Corporation's off-balance sheet instruments, as reflected in Note I, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   Deposits--The fair values disclosed for demand deposits, savings accounts, and certain types of money market accounts, are equal to their carrying amounts at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                                                                         1996                                    1995
                                                            -----------------------------           -----------------------------
                                                               Carrying           Fair                Carrying            Fair
                                                                Amount            Value                Amount             Value
                                                             -------------    -------------         -------------     -------------
Cash and Due From Banks..............................         $ 19,350,653     $ 19,350,653          $ 22,884,445      $ 22,884,445
Federal Funds Sold...................................           38,500,000       38,500,000            31,400,000        31,400,000
Investment Securities:
  Available for Sale.................................           80,416,693       80,416,693            57,556,137        57,556,137
  Held to Maturity...................................          141,850,117      142,095,000           159,677,530       161,355,000
Loans:
  Commercial.........................................           23,063,576       23,062,395            21,196,017        21,159,251
  Real Estate........................................          117,213,415      117,998,204           111,657,204       112,110,335
  Installment........................................            8,804,555        8,805,392             9,420,865         9,405,611
Accrued Interest Receivable..........................            4,688,211        4,688,211             4,616,849         4,616,849
Demand Deposits......................................          123,160,092      123,160,092           123,640,360       123,640,360
Savings and Money Market.............................          222,891,498      222,891,498           215,536,599       215,536,599
Time Deposits........................................           38,309,446       38,350,010            34,777,748        34,859,809
Accrued Interest Payable.............................              147,407          147,407               131,139           131,139


Note L- The First of Long Island Corporation (Parent Company Only)

Financial Information (In thousands of dollars)

                                                                 December 31,
                                                             1996             1995
                                                            -------         --------
ASSETS
  Cash..................................................... $ 3,120          $ 2,658
  Investment in Subsidiary Bank............................  51,882           47,460
  Other Assets.............................................      50               50
                                                           --------         --------
    TOTAL ASSETS........................................... $55,052          $50,168
                                                           ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Dividends Payable........................................ $   710           $  615
  Other Liabilities........................................     173              212

  Common Stock.............................................     209              210
  Surplus..................................................   6,924            7,367
  Retained Earnings........................................  46,733           41,179
    Unrealized Appreciation on Securities
        Available for Sale of Subsidiary Bank, Net.........     303              585
                                                           --------         --------
    TOTAL STOCKHOLDERS' EQUITY.............................  54,169           49,341
                                                           --------         --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............. $55,052          $50,168
                                                           ========         ========

                                                                     Year Ended December 31,
                                                             1996             1995            1994
                                                           --------        --------        --------
INCOME
  Dividends From Subsidiary Bank...........................$  2,200         $ 1,950         $ 1,800
  Interest on Deposits with Subsidiary Bank................      86              73              34
                                                           --------        --------        --------
                                                              2,286           2,023           1,834
EXPENSES...................................................     100              95              49
                                                           --------        --------        --------

  Income Before Income Taxes and Equity in Undistributed
    Net Income of Subsidiary Bank..........................   2,186           1,928           1,785
  Equity in Undistributed Net Income of Subsidiary Bank ...   4,705           4,280           4,243
                                                           --------        --------        --------
    NET INCOME............................................. $ 6,891         $ 6,208         $ 6,028
                                                           ========        ========        ========

                                                                     Year Ended December 31,
                                                             1996              1995           1994
                                                           --------        --------        --------
OPERATING ACTIVITIES
  Net Income...............................................$ 6,891         $ 6,208          $ 6,028
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Undistributed Earnings of Subsidiary Bank............  (4,705)         (4,280)         (4,243)
      Decrease in Other Assets.............................                                      77
      (Decrease) Increase in Other Liabilities.............     (39)             69              19
                                                           --------        --------         --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES............   2,147           1,997           1,881

FINANCING ACTIVITIES
  Repurchased Common Stock.................................    (730)           (421)           (687)
  Proceeds from Exercise of Stock Options..................     287             167             294
  Dividends Paid...........................................  (1,242)         (1,119)         (1,009)
                                                           --------         --------        --------
      NET CASH USED IN FINANCING ACTIVITIES................  (1,685)         (1,373)         (1,402)
                                                           --------         --------        --------

      INCREASE IN CASH.....................................     462             624             479
  Cash at beginning of year................................   2,658           2,034           1,555
                                                           --------        --------        --------
      CASH AT END OF YEAR..................................$ 3,120         $ 2,658          $ 2,034
                                                           ========        ========        ========

     Note M - Quarterly  Results of  Operations  (Unaudited)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1996 and 1995.

                                                                                           Three Months Ended
                                                                     March 31          June 30       September 30       December 31
                                                                     ---------         --------      -------------     ------------
                                                                            (In thousands of dollars, except per share data)
1996
Interest Income.............................................          $7,023           $7,108           $7,241           $7,214
Interest Expense............................................           2,096            2,103            2,165            2,128
Net Interest Income.........................................           4,927            5,005            5,076            5,086
Provision for Loan Losses...................................              --               --               --               --
Other Income................................................             962              971            1,010            1,111
Net Securities Gains (Losses)...............................              --               --               --             (148)
Other Expenses..............................................           3,399            3,460            3,338            3,302
Income Before Income Taxes..................................           2,490            2,516            2,748            2,747
Income Taxes................................................             831              847              942              989
Net Income..................................................           1,659            1,669            1,806            1,758
Net Income per Share........................................             .78              .78              .85              .82

1995
Interest Income.............................................          $6,803           $6,986           $7,101           $7,128
Interest Expense............................................           2,100            2,282            2,279            2,238
Net Interest Income.........................................           4,703            4,704            4,822            4,890
Provision for Loan Losses...................................              --               --               --               --
Other Income................................................             823              860              958            1,010
Net Securities Gains (Losses)...............................               4               --               --               --
Other Expenses..............................................           3,518            3,447            3,275            3,081
Income Before Income Taxes..................................           2,012            2,117            2,505            2,819
Income Taxes................................................             652              700              854            1,039
Net Income..................................................           1,360            1,417            1,651            1,780
Net Income per Share........................................             .64              .66              .77              .84


REPORT OF INDEPENDENT PUBLIC
ACCOUNTANTS

Stockholders and Board of Directors of
The First of Long Island Corporation:

   We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

New York, New York
January 16, 1997

                                                         /s/ ARTHUR ANDERSEN LLP

DIRECTORS
The First of Long Island Corporation
The First National Bank of Long Island
                                    [PHOTO]
                               J. WILLIAM JOHNSON
                      Chairman and Chief Executive Officer

                                    [PHOTO]
                               JOHN R. MILLER III
                            President and Publisher,
                      Equal Opportunity Publications, Inc.
                                  (publishing)

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

                                    [PHOTO]
                              BEVERLY ANN GEHLMEYER
                           Tax Manager and Principal,
                          Gehlmeyer & Gehlmeyer, P.C.
                       (certified public accounting firm)

                                    [PHOTO]
                                PAUL T. CANARICK
                            President and Principal,
                                Paul Todd, Inc.
                             (construction company)

                                    [PHOTO]
                           DR. WILLIAM J. CATACOSINOS
                            Chairman, President, and
                            Chief Executive Officer,
                       Long Island Lighting Company, Inc.
                           (gas and electric utility)

                                    [PHOTO]
                             J. DOUGLAS MAXWELL, JR.
                     Chairman and Chief Executive Officer,
                                 Empower, Inc.
                         (medical imaging distributor)

                                    [PHOTO]
                              WALTER C. TEAGLE III
                     President and Chief Executive Officer,
                           Metro Design Systems, Inc.
                         (engineering design services)

OFFICERS
The First of Long Island Corporation

J. William Johnson
Chairman and Chief Executive Officer

Arthur J. Lupinacci, Jr.
Senior Vice President and Secretary

Mark D. Curtis
Vice President and Treasurer

Richard Kick
Vice President

Donald L. Manfredonia
Vice President

Joseph G. Perri
Vice President

John C. Sansone
Vice President

Wayne B. Drake
Assistant Treasurer

EXECUTIVE OFFICERS
The First National Bank of Long Island

Chairman and Chief Executive Officer
J. William Johnson

Executive Vice President

Arthur J. Lupinacci, Jr.
Senior Operating Officer

Senior Vice Presidents

Mark D. Curtis
Chief Financial Officer and Cashier

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

John C. Sansone
Senior Trust Officer

BUSINESS DEVELOPMENT BOARD

                                    [PHOTO]
                               Kenneth R. Latham
                             Chairman of the Board
                      Latham Brothers Lumber Company, Inc.

                                    [PHOTO]
                               Herbert Haber, CPA
                          Certified Public Accountant

                                    [PHOTO]
                         Thomas N. Dufek, CPA, Partner
                       Kilgannon, Furey, Dufek & Company


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

                                    [PHOTO]
                        H. Craig Treiber, President/CEO
                               The Treiber Group

                                    [PHOTO]
                                David Black, CPA
                         David Black & Associates, Inc.

                                    [PHOTO]
                         Lawrence F. Steiner, President
                           Universal Unlimited, Inc.

                                    [PHOTO]
                        Robert A. Goodwin, Esq., Partner
                           Goodwin, Schult & Goodwin

                                    [PHOTO]
                               Zachary Levy, Esq.
                                    Attorney

                                    [PHOTO]
                                Bernard Esquenet
                    Chief Executive Officer, The Ruhof Corp.

                                    [PHOTO]
                           Quentin Sammis, President
                             Coldwell Banker Sammis

                                    [PHOTO]
                               William L. Edwards
                              Real Estate Investor

                                    [PHOTO]
                           Howard S. Cohen, President
                          Mount Carmel Cemetery Assoc.

                                    [PHOTO]
                           Arthur Ventura, President
                                  Badge Agency

                                    [PHOTO]
                             Mark Wurzel, President
                          Calico Cottage Candies, Inc.


                                    [PHOTO]
                           John A. Burns, Jr., Partner
                           Fletcher, Sibell, Migatz,
                              Burns & Mulry, P.C.

Official Staff

VICE PRESIDENTS

Albert Arena
Commercial Banking

Archie J. Arrington
Manager, Roslyn Heights

Lester J. Bach
Manager, Great Neck

Jonathan P. Bostwick
Finance Department

James Clavell
Branch Administration

Paul J. Daley
Commercial Banking

Joseph Dioguardi
Manager, Old Brookville

Wayne B. Drake
Controller, Finance Department

John G. Fitzpatrick
Loan Center
Compliance - CRA Officer

Thomas N. Gilmartin
Commercial Banking

Betsy Gustafson
Deposit Operations

Charles E. Haberkorn, Jr.
Commercial Banking

Peter J. Hoey
Data Center

George P. Knott
Manager, Woodbury

Henry A. Kramer
Commercial Banking

Concepcion L. Larrea
Manager, Greenvale

Edward V. Mirabella
Commercial Banking

John J. Mulder, Jr.
Manager, Glen Head

Patrick J. Mulligan
Trust and Investment Services

John T. Noonan
Manager, Locust Valley

William Pyszczymuka
Manager, Huntington

Debbie J. Sorace
Marketing Department

Henry C. Suhr
Manager, Northport

Barbara Whitebook
Human Resources

ASSISTANT VICE PRESIDENTS

Peter J. Arebalo
Manager, Valley Stream

Marion M. Bornkamp
Auditing Department

Milady B. Godwin
Human Resources

David Lippa
Glen Head

Dorothy Miller
Manager, Hicksville

Lee Nunez
Manager, Lake Success

Ronald Pimental
Manager, Rockville Centre

Frank Plesche
Huntington

Cheryl C. Regan
Manager, New Hyde Park

Frederick G. Ruff
General Services Department

Carole Ann Snayd
Roslyn Heights

Michael J. Spolarich
Commercial Banking

Tina A. Sweeney
Loan Center

Ann Marie Tarantino
Compliance and Procedures

Herta Tscherne
Manager, Mineola


TRUST OFFICERS

Susan P. Contino
Trust and Investment Services

Andrew G. Drenick
Trust and Investment Services

Susan J. Hempton
Trust and Investment Services

Senior Mortgage Advisor

John F. Darcy
Loan Center

ASSISTANT CASHIERS

Monica T. Baker
Branch Administration

Pari Glazer
Lake Success

Arlyne H. Kramer
Hicksville

Miriam J. Klein
Old Brookville

Mary Lou Martin
Locust Valley

Caroline V. McIntyre
Greenvale

Gretchen B. Nesky
Commercial Banking

June E. Pipito
Woodbury

Elissa Toussaint
Northport

ASSISTANT AUDITOR

Kevin W. Long
Auditing Department

ASSISTANT MANAGERS

Ann J. Cristodero
Loan Center

Robert B. Jacobs
Loan Center

Diane C. Pohlmann
Compliance and Procedures

Laura Tuomey
Branch Administration

Cathy A. Vanatta
Marketing Department

Alison A. Zabielski
Deposit Operations

ADMINISTRATIVE ASSISTANTS, EXECUTIVE ASSISTANTS, AND SERVICE ASSISTANTS

Elaine Ballinger
Glen Head

Lorraine Fogarty
Branch Administration

Andrea L. Glaviano
Roslyn Heights

Betty Hebron
Locust Valley

Marguerite F. Hirschman
Trust and Investment Services

Catherine Irvin
Finance Department

Rosemary Kerrane
Mineola

Carmela Lalonde
Deposit Operations

Conrad A. Lissade
Data Center

Francine McDonald
Trust and Investment Services

Constance Miller
Administration

Colleen M. Murphy
Human Resources

Eveline Ratte
Loan Center

Cheryl A. Romanski
Finance Department

Lori A. Ruggiero
Data Center

Lisa L. Samuel
Woodbury

Allison C. Tuma
Northport

Nimesh V. Udeshi
Finance Department

Anne J. Virgadamo
Huntington

Anne T. Woods
Deposit Operations

Maureen Zebrowski
Commercial Banking



COUNSEL

SCHUPBACH, WILLIAMS &
PAVONE

INDEPENDENT AUDITORS

ARTHUR ANDERSEN LLP


                                FORM 10-K REPORT
A copy of the Corporation's annual report on Form 10-K for 1996, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

                               We remain steadfast
                                in our commitment
                             to "excellence" and to
                                  our focus on
                           privately owned businesses,
                          service conscious consumers
                               and professionals.

FULL SERVICE OFFICES

10 Glen Head Road          108 Forest Avenue          130 Mineola Avenue
Glen Head, NY  11545       Locust Valley, NY 11560    Roslyn Heights, NY 11577
(516) 671-4900             (516)671-2299              (516)621-1900

7  Glen Cove Road          711 Fort Salonga Road      800 Woodbury Road
Greenvale, NY 11548        Northport, NY 11768        Woodbury, NY 11797
(516)621-8811              (516)261-4000              (516)364-3434

253 New York Avenue        209 Glen Head Road
Huntington, NY  11743      Old Brookville, NY  11545
(516) 427-4143             (516)759-9002


COMMERCIAL BANKING OFFICES

536 Northern Boulevard     3000 Marcus Avenue         100 Merrick Road
Great Neck, NY 11021       Lake Success, NY 11042     Rockville Centre NY 11570
(516)482-6666              (516)775-3133              (516)763-5533

106 Old Country Road       194 First Street           133 E. Merrick Road
Hicksville, NY 11801       Mineola, NY 11501          Valley Stream, NY 11580
(516)932-7150              (516)742-1144              (516)825-0202

                           200 Jericho Turnpike
                           New Hyde Park, NY 11040
                           (516)328-3100

TRUST AND INVESTMENT SERVICES

                           800 Woodbury Road
                           Woodbury, NY 11797
                           (516)364-3436