Form 10-K, Exhibit 13
period 1997-12-31
FIRST OF LONG ISLAND CORP
filed 1998-03-30
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

SELECTED FINANCIAL DATA

     The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes.

                                                        1997             1996            1995            1994              1993(2)
INCOME STATEMENT DATA:                         -------------     ------------    ------------    ------------      -------------
Total Interest Income ......................   $  30,401,000     $ 28,585,000    $ 28,017,000    $ 24,861,000      $ 23,997,000
Total Interest Expense .....................       9,197,000        8,492,000       8,899,000       6,175,000         5,868,000
Net Interest Income ........................      21,204,000       20,093,000      19,118,000      18,686,000        18,129,000
Provision for Loan Losses (Credit) .........        (100,000)            --              --              --             175,000
Net Income .................................       7,626,000        6,891,000       6,208,000       6,028,000         5,548,000

PER SHARE DATA: (1)
Basic Earnings .............................   $        2.45     $       2.20    $       1.97    $       1.92      $       1.75
Diluted Earnings ...........................            2.40             2.15            1.94            1.89              1.72
Cash Dividends Declared ....................             .49              .43             .37             .34               .31
Stock Splits/Dividends Declared ............         3-FOR-2             --           3-for-2            --                --
Book Value .................................   $       18.94     $      17.29    $      15.69    $      13.52      $      12.45

BALANCE SHEET DATA AT PERIOD END:
Total Assets ...............................   $ 484,674,000     $440,903,000    $425,655,000    $396,055,000      $381,161,000
Total Loans ................................     154,730,000      152,682,000     145,874,000     143,613,000       136,177,000
Allowance for Loan Losses ..................       3,579,000        3,600,000       3,600,000       3,600,000         3,590,000
Total Deposits .............................     422,759,000      384,361,000     373,955,000     351,526,000       339,874,000
Stockholders' Equity .......................      58,966,000       54,169,000      49,340,000      42,608,000        39,403,000

AVERAGE BALANCE SHEET DATA:
Total Assets ...............................   $ 460,551,000     $436,659,000    $411,717,000    $390,543,000      $375,171,000
Total Loans ................................     153,733,000      150,090,000     143,677,000     141,399,000       132,480,000
Allowance for Loan Losses ..................       3,597,000        3,606,000       3,607,000       3,602,000         3,554,000
Total Deposits .............................     402,392,000      383,091,000     363,676,000     347,674,000       336,289,000
Stockholders' Equity .......................      56,234,000       51,229,000      45,908,000      41,005,000        37,078,000

FINANCIAL RATIOS:
Return on Average Total Assets (ROA) .......            1.66%            1.58%           1.51%           1.54%             1.48%
Return on Average Stockholders' Equity (ROE)           13.56            13.45           13.52           14.70             15.16
Average Equity to Average Assets ...........           12.21            11.73           11.15           10.50              9.88

(1) All per share data have been adjusted to reflect the 3-for-2 stock splits declared in 1997 and 1995.
(2) Net income, earnings per share information, ROA, and ROE for 1993 are before the effect of an accounting change. After the accounting change, net income, basic earnings per share, diluted earnings per share, ROA and ROE were $6,198,000, $1.96, $1.93, 1.65%, and 16.72%, respectively.

        The Corporation's Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low bid prices as quoted for the years ended December 31, 1997 and 1996.

                1997                  1996
          -------------------   ------------------
Quarter   High       Low        High       Low
-------   --------   --------   --------   ------
First   $ 27 2/3   $ 22 1/3   $ 20 1/3   $ 19
Second    28 2/3     27 1/3     22 4/7     20 1/6
Third     31 1/3     28 2/3     22 1/3     22 1/6
Fourth    40 1/6     31 1/3     22 1/3     22 1/3

     At December 31, 1997, there were 805 stockholders of record of the Corporation's Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder. All prices have been adjusted to reflect a 3-for-2 stock split declared in December 1997.

CONTENTS

Selected Financial Data ..............................................    (i)
Letter to Shareholders ...............................................     2
Management's Discussion and Analysis of Financial Condition
and Results of Operations ............................................     4
Management's Responsibility for Financial Reporting ..................    14
Consolidated Financial Statements and Notes ..........................    16
Report of Independent Public Accountants .............................    37
Directors--The First of Long Island Corporation, The First
National Bank of Long Island..........................................    39
Officers--The First of Long Island Corporation, The First
National Bank of Long Island..........................................    40

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

      The First of Long Island Agency, Inc. was organized in 1994 under the laws of the State of New York, as a subsidiary of the Bank to conduct business as a licensed insurance agency in the sale of insurance, primarily fixed annuity products.

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

ANNUAL MEETING NOTICE

      The Annual Meeting of Stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 21, 1998 at 3:30 P.M.

      ---------------------------------------------------------
      Executive Office            Transfer Agent and Registrar
      The First of Long Island    The First National Bank of
      Corporation                 Long Island
      10 Glen Head Road           10 Glen Head Road
      Glen Head, New York 11545   Glen Head, New York 11545
      (516) 671-4900              (516) 671-4900
      ---------------------------------------------------------

                              Celebrating 70 Years

                         Establishment - The Early Years

THE FIRST NATIONAL BANK OF GLEN HEAD OPENED FOR BUSINESS ON SATURDAY, OCTOBER 1, 1927

      THE FOLLOWING IS AN EXCERPT FROM THE GLEN COVE ECHO, SEPTEMBER 30, 1927. One of the most important and outstanding achievements in the history and progress of Glen Head is the completion of the new First National Bank and its opening, which takes place this Saturday, October 1, 1927. This attractive structure stands at the corner of Roosevelt St. and Glenwood Road, near the Glen Head cross roads, which makes it very convenient, not only for the Glen Head merchants and business men, but also for those people who reside in Greenvale, Brookville, Glenwood and a portion of Sea Cliff.
   This institution is capitalized at $50,000 and the surplus and undivided profits amount to $25,000. Interest at the rate of 4% will be paid on interest Accounts. The officers of the bank state that they will be at all times very glad to be of service to those desiring advice as to the investment of their surplus funds.
   The officers of the bank include G. Thomas Powell, President; Harry
Tappen, Vice-President; and Robert S. Miller, Cashier. The directors include Charles W. Bell, John L. Bogart, George Court, A. Burnside Cheshire, Claude A. Clower, Joseph W. Harriman, Cornelius H. Luyster, G. Thomas
Powell, William E. Seaman, Harold J. Simonson, Warren H. Spurge, and Harry Tappen. Attorney Franklin A. Coles of Glen Cove is counsel.

PERSONAL LOAN DEPARTMENT ESTABLISHED
      IN THE LATE 1930'S A NEW HOME LOAN PLAN WAS INTRODUCED. ROBERT S. MILLER, CASHIER OF THE FIRST NATIONAL BANK OF GLEN HEAD GAVE THE FOLLOWING INTERVIEW AS PUBLISHED IN THE GLEN COVE RECORD, APRIL 2, 1936.
      During the last six years many bank depositors have felt that to secure a bank loan involved endless red tape and collateral much greater than the amount of the loan. This attitude is entirely unjustified as the banks still consider local loans their best form of investment and are anxious to extend their commitments in this field.
   In recent years due to the increased installment buying there has been built up demand for small loans repayable on a monthly basis. Recognizing this demand our bank has recently opened a Personal Loan Department designed to fill the needs of the small borrower with loan limits of $50 to $1,000 on a reasonable cost basis.
   The Personal Loan Department is not restricted to new purchases as is the case of Federal Housing Loans and the rules are sufficiently flexible to cover almost any contingency such as sickness or other unforeseen emergency. When your emergency arises, you will find at the First National Bank of Glen Head an understanding and helpful attitude.

FORMED AUTO LOAN DEPARTMENT
   AT THE END OF THE DECADE, THE BANK FORMED A NEW AUTO LOAN DEPARTMENT TO ACCOMMODATE ITS EXPANDING LOAN SERVICES. THE FOLLOWING ARTICLE APPEARED IN THE DECEMBER 14, 1939 EDITION OF THE GLEN COVE RECORD.
   A new auto loan department in which the finance charges on new cars will be approximately 25 percent lower than the rates now being levied by most companies handling this type of loan was announced by Robert Miller of the Glen Head Bank this week.
                                                          Continued on page 15

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS

      I am pleased to report that The First of Long Island again experienced a year of good growth in earnings, as earnings per share increased over 11% from $2.15 in 1996 to $2.40 this year, on an after split and fully diluted basis. The Corporation's consolidated net income was $7,626,000 in 1997 and total assets grew by 10% over the prior year end, reaching $484,674,000 at December 31, 1997.

      In December, the Board of Directors declared a 3-for-2 stock split in the form of a 50% stock dividend and increased the cash dividend for the 19th consecutive year. On an after split basis, the cash dividend declared in December was 26.7 cents per share as compared to 22.7 cents per share that was declared in June 1997. The increase in the cash dividend was 18 percent.

      We were exceptionally gratified by the results of this past year. Our return on assets was exceptionally strong, reaching 1.66%. Return on equity was 13.6%. Pressure on interest margins continued in 1997, especially for loan rates as our net interest margin declined to 5.11% from 5.17% in 1996. As in prior years the most important contribution to the growth in earnings was the increase in checking balances. Checking accounts are our most important product and the growth of these balances is a critical strategy in increasing our earnings per share. We are particularly pleased by the good growth of commercial checking balances especially as we experience increasing pressure for interest to be earned on excess commercial balances. Other significant contributors to the income growth were increases in retained earnings and service charge income. In addition, operating expenses, exclusive of personnel costs, were level for the second consecutive year.

GRAPH SHOWING EARNINGS PER SHARE

EARNINGS PER SHARE
1980       $.23
1981       $.25
1982       $.31
1983       $.39
1984       $.57
1985       $.87
1986       $1.02
1987       $1.09
1988       $1.25
1989       $1.29
1990       $1.37
1991       $1.29
1992       $1.55
1993       $1.72
1994       $1.89
1995       $1.94
1996       $2.15
1997       $2.40
On a fully diluted basis
(Adjusted for 3-for-2 stock split declared 12/97)


      Overall loan growth was modest in 1997. We continued to experience difficulty in procuring commercial mortgages during the year as new production lagged payoffs in what is a mature portfolio. In recent years, competition for these loans has increased markedly without a concomitant increase in the availability of such loans. As was the case with most loans, the interest margin on mortgages also continued to decline. Commercial loans, on the other hand, experienced good growth on a year end to year end comparison. Residential mortgages and outstandings in home equity lines of credit also increased at a similarly good level. On the other hand there were declines in traditional consumer installment loans and student loans, where in the latter case student loans in a repayment status were sold.

      In 1997 we began marketing construction financing to residential builders. Although still in its embryonic stages, we were pleased by our beginning success. So far our efforts in this area appear to be well received by potential customers and we will continue to work on this new loan product in 1998. Despite the sluggish new business results experienced in recent years, we will also continue to strongly market commercial mortgages. In addition, we will continue our solicitation of equity lines of credit and residential mortgages.

   As we approach the next millennium, we face many diverse opportunities and challenges. As everyone is aware, the consolidation in the financial services industry continues unabated. Banks continue to merge, get larger and close branch offices. We believe that this opens significant windows of opportunity for banks such as The First of Long Island. It is very difficult for the megabanks to consistently offer the quality of service that is routinely provided at all of our offices. This is particularly true for our principal market: privately owned businesses, professionals and the more discerning consumer. It is our intent to accelerate the opening of new branch offices, especially commercial banking units, to take advantage of the opportunities offered by these consolidations. We are moving our commercial banking office in Rockville Centre into a new full service office, which move should be completed by the time this report reaches you. We are actively looking to open commercial banking offices in other areas. If we are successful in this acceleration, we expect there will be a short term negative impact to earnings with an obviously expectant longer term benefit.

GRAPH SHOWING CASH DIDVIDENDS DECLARED

CASH DIVIDENDS DECLARED PER SHARE
1980       $.03
1981       $.03
1982       $.05
1983       $.07
1984       $.08
1985       $.12
1986       $.15
1987       $.17
1988       $.19
1989       $.19
1990       $.23
1991       $.25
1992       $.28
1993       $.31
1994       $.34
1995       $.37
1996       $.43
1997       $.49
(Adjusted for 3-for-2 stock split declared 12/97)

      A second opportunity and challenge that we will experience is more difficult to project. Technology and the use of it is changing at a breathtaking pace. It is important that we keep pace with these changes. The new technology systems are more available to smaller and mid-sized banks than one might surmise as there are a number of vendors providing them. However, all this has a price. Over the next year or two, we expect to make significant changes to our branch operating systems and possibly also to our back office data processing department capabilities. Such changes are expensive and come at a time when the systems they will replace will generally be fully depreciated. However, the changes must be made. It is also important that we provide PC banking and related services to our retail customers, in addition to those provided to our commercial customers.

     Coupled with the technological changes and influenced by them is a different type of consolidation of financial services as brokerage houses, banks, mutual funds and even insurance companies get into each other's business. We will monitor this activity and continue to expand the breadth of services conducted by our Trust and Investment Services Department. This department offers superb investment services for traditional investment management, trust and estate customers. It also sells mutual funds and annuities, which activities will most likely be expanded and integrated more with the commercial side of the Bank.

     Although it is very difficult to predict the future, especially as it relates to technology, we look forward to 1998 and the coming years with excitement. We sincerely believe that The First of Long Island is a unique company which is dedicated to excellence in all its areas of operation and has a strong ability to provide an equally unique quality of service to privately owned businesses, professionals and service conscious consumers.

GRAPH

RETURN ON AVERAGE ASSETS
1987            1.63%
1988            1.64%
1989            1.56%
1990            1.46%
1991            1.23%
1992            1.39%
1993            1.48%
1994            1.54%
1995            1.51%
1996            1.58%
1997            1.66%
                                                          /S/ J. WILLIAM JOHNSON
                                                        ------------------------
                                                              J. William Johnson
                                            Chairman and Chief Executive Officer

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is management's discussion and analysis of certain significant factors that have affected the Corporation's financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation's financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island (the "Bank"). The Corporation's primary service area is Nassau and Suffolk Counties, Long Island.

OVERVIEW

   1997 VERSUS 1996 SUMMARY. The Corporation earned $2.40 per share in 1997 on an after split and fully diluted basis as compared to $2.15 in 1996, an increase of over 11%. Based on 1997 net income of $7,626,000, the Corporation returned 1.66% on average total assets and 13.56% on average total equity, as compared to returns of 1.58% and 13.45%, respectively, in 1996. Total assets and deposits were $484,674,000 and $422,759,000, respectively, at December 31, 1997, representing increases over prior year-end balances of approximately 10%. Capital grew by $4,797,000, or nearly 9%, during 1997 and the Corporation's capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continues to be strong.

   The most significant reason for the positive results in 1997 is an increase in average checking balances of $9,250,000. As in prior years, the Bank was again able to use the growth of checking balances as a key strategy in increasing earnings per share. Another factor that positively impacted 1997 results was total operating expenses, exclusive of personnel costs, remained virtually level for the second consecutive year. Other contributing factors were an 11% increase in service charge income and the growth of capital.

   There was little overall loan growth in 1997. Commercial mortgages, which continue to be the Bank's primary lending focus, declined slightly in 1997 as new production lagged payoffs in what is a mature portfolio. In recent years the demand for commercial mortgages in the Corporation's market area has not been strong, and competition among financial institutions for such loans has increased markedly. Intense competition has not only suppressed loan growth, but has also contributed to the continued reduction in net interest margin on commercial mortgages as well as the Bank's other loan products.

   By contrast to commercial mortgages, other commercial loans grew again in 1997 with the year-end 1997 balance up by more than 10% when compared to 1996. Residential mortgages and equity lines of credit also continued to grow in 1997, while consumer loans declined. The decline in consumer loans is primarily attributable to the bulk sale of student loans that were in repayment status.

   The Bank's portfolio of tax-exempt securities grew by approximately 34% in 1997 as a result of management's efforts to take advantage of the favorable returns afforded by longer-term, municipal securities. Savings and money market deposits were up almost 9% when comparing year-end 1997 to 1996 primarily because of the Bank's introduction of its "Select Savings" product, a statement savings account that earns a higher money market rate.

   1996 VERSUS 1995 SUMMARY. Net income for 1996 was $6,891,000, or $2.15 per share on a diluted basis, as compared to $6,208,000, or $1.94 per share on a diluted basis, for 1995. Return on average total assets and average stockholders' equity were 1.58% and 13.45%, respectively, for 1996 as compared to 1.51% and 13.52%, respectively, for 1995. When comparing 1996 to 1995, net interest income increased by $975,000 ($1,029,000 on a tax-equivalent basis), noninterest income increased by $251,000, and occupancy, equipment and other operating expenses decreased by $126,000. The positive effect of these changes was partially offset by increases in personnel costs and income tax expense of $305,000 and $364,000, respectively.

   The increase in net interest income is largely attributable to growth in checking balances and stockholders' equity. The increase in noninterest income is largely attributable to a revision of the Bank's service charge schedule toward the end of 1995 and increased activity relative to deposit accounts. The positive impact of these items was partially offset by securities losses of $148,000. The increase in personnel costs is primarily attributable to normal annual salary increases.

The most significant reason for the decrease in occupancy, equipment and other operating expenses was a reduction in FDIC insurance premiums from $401,000 in 1995 to $2,000 in 1996.

NET INTEREST INCOME

   AVERAGE BALANCE SHEET; INTEREST RATES AND INTEREST DIFFERENTIAL. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders' equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.

                                                     1997                           1996                           1995
                                    -------------------------------  ------------------------------ ------------------------------
                                        Average              Average  Average               Average   Average              Average
                                        Balance    Interest   Rate    Balance     Interest   Rate     Balance    Interest   Rate
                                    ------------  ---------- ------  ----------  ---------  ------- ----------  --------- -------
ASSETS:                                                                   (DOLLARS IN THOUSANDS)
Federal funds sold
  and commercial paper ............    $ 47,664     $ 2,580   5.41%   $ 36,460    $ 1,923     5.27%  $ 33,140    $ 1,927    5.81%
Investment securities:
  Taxable .........................     188,456      11,828   6.28     180,574     11,383     6.30    168,163     11,066    6.58
  Nontaxable (1) ..................      46,897       3,264   6.96      41,763      2,917     6.98     40,238      2,868    7.13
Loans (1) (2) .....................     153,733      13,862   9.02     150,090     13,407     8.93    143,677     13,147    9.15
                                    ------------  ---------- ------  ----------  ---------  ------- ----------  --------- -------
Total interest-earning assets (1) .     436,750      31,534   7.22     408,887     29,630     7.24    385,218     29,008    7.53
                                                  ---------- ------              ---------  -------             --------- -------
Allowance for loan losses .........      (3,597)                        (3,606)                        (3,607)
                                    ------------                     ----------                     ---------
Net interest-earning assets........     433,153                        405,281                        381,611
Cash and due from banks............      16,214                         19,853                         19,297
Premises and equipment, net .......       4,948                          5,050                          5,007
Other assets ......................       6,236                          6,475                          5,802
                                    ------------                     ----------                     ---------
                                      $ 460,551                      $ 436,659                      $ 411,717
                                    ============                     ==========                     =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Savings and money
  market deposits .................   $ 229,639       7,309   3.18   $ 222,319      6,788     3.05  $ 213,250      7,171    3.36
Time deposits .....................      39,671       1,888   4.76      36,940      1,704     4.61     35,416      1,728    4.88
                                    ------------  ---------- ------  ----------  ---------  ------- ---------  --------- -------
Total interest-bearing deposits ...     269,310       9,197   3.42     259,259      8,492     3.28    248,666      8,899    3.58
                                    ------------  ---------- ------  ----------  ---------  ------- ---------  --------- -------
Checking deposits (3) .............     133,082                        123,832                       115,010
Other liabilities .................       1,925                          2,339                         2,133
                                    ------------                     ----------                     ---------
                                        404,317                        385,430                       365,809
Stockholders' equity ..............      56,234                         51,229                        45,908
                                    ------------                     ----------                     ---------
                                      $ 460,551                      $ 436,659                      $411,717
                                    ============                     ==========                     =========
Net interest income (1) ...........                $ 22,337                       $21,138                       $ 20,109
                                                  ==========                     =========                      =========
Net interest spread (1) ...........                           3.80%                           3.96%                         3.95%
                                                             ======                        ========                        ======
Net interest yield (1).............                           5.11%                           5.17%                         5.22%
                                                             ======                        ========                        ======


(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Bank's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each year presented, based on a Federal income tax rate of 34%.
(2) For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.
(3)  Includes official check and treasury tax and loan balances.


      RATE/VOLUME ANALYSIS. The following table sets forth the effect of changes in volume, changes in rates, and changes in rate/volume on tax-equivalent interest income, interest expense and net interest income.

                                                                            Year Ended December 31,
                                             ------------------------------------------------------------------------------
                                                          1997 versus 1996                     1996 versus 1995
                                             Increase (decrease) due to changes in:  Increase (decrease) due to changes in:
                                             --------------------------------------   -------------------------------------
                                                                   Rate/       Net                         Rate/     Net
                                               Volume    Rate     Volume(2)  Change   Volume      Rate   Volume(2) Change
                                              -------   ------    --------  -------   ------  ---------  -------- -------
                                                                             (IN THOUSANDS)
INTEREST INCOME:
Federal funds sold .......................... $  591    $  51      $ 15     $  657    $  193   $  (179)   $(18)   $    (4)
Investment securities:
Taxable .....................................    497      (50)       (2)       445       817      (471)    (29)       317
Nontaxable (1) ..............................    359      (10)       (2)       347       109       (60)    --          49
Loans (1) ...................................    325      127         3        455       587      (316)    (11)       260
                                              ------    -----      ----     ------    ------   -------    ----    -------
Total interest income .......................  1,772      118        14      1,904     1,706    (1,026)    (58)       622
                                              ------    -----      ----     ------    ------   -------    ----    -------

INTEREST EXPENSE:
Savings and money
market deposits .............................    223      288        10        521       305      (661)    (27)      (383)
Time deposits ...............................    126       54         4        184        74       (96)     (2)       (24)
                                              ------    -----      ----     ------    ------   -------    ----    -------
Total interest expense ......................    349      342        14        705       379      (757)    (29)      (407)
                                              ------    -----      ----     ------    ------   -------    ----    -------
Increase (decrease) in net
interest income ............................. $1,423    $(224)     $--      $1,199    $1,327   $  (269)   $(29)   $ 1,029
                                              ======    =====      ====     ======    ======   =======    ====    =======


(1)  Tax-equivalent  basis.
(2) Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

NET INTEREST INCOME - 1997 VERSUS 1996

      Net interest income on a tax-equivalent basis increased by $1,199,000, or 5.7%, from $21,138,000 in 1996 to $22,337,000 in 1997. The increase is primarily attributable to an increase in the average volume of interest-earning assets. The positive effect of this factor was partially offset by an increase in the average volume of interest-bearing deposit accounts and a 13 basis point increase in the average rate paid on savings and money market deposits.

      Net interest spread and yield decreased from 3.96% and 5.17%, respectively, in 1996 to 3.80% and 5.11%, respectively, in 1997. It would appear that the principal cause for the decreases is pressure on loan rates brought about by competitive pricing.

      INCREASE IN AVERAGE VOLUME OF INTEREST-EARNING ASSETS AND INTEREST-BEARING DEPOSITS. Total average interest-earning assets increased by $27,863,000, or 6.8%, from $408,887,000 in 1996 to $436,750,000 in 1997. During the same time period, total average interest-bearing deposits increased by $10,051,000, or 3.9%, from $259,259,000 to $269,310,000. The increase in interest-earning assets caused interest earned to increase by approximately $1,772,000 while the increase in interest-bearing liabilities caused interest paid to increase by approximately $349,000, the combined effect of which resulted in an increase in net interest income of $1,423,000.

      The increase in interest-earning assets is comprised of increases in federal funds sold of $11,204,000, or 30.7%, taxable investment securities of $7,882,000, or 4.4%, nontaxable investment securities of $5,134,000, or 12.3%, and loans of $3,643,000, or 2.4%. The significant increase in federal funds sold is largely attributable to growth in money market type accounts and a reduction in the Bank's short-term U.S. Treasury portfolio. Loan growth was less in 1997 than 1996 largely because of the bulk sale of student loans. In addition, there was a slight decline in the commercial mortgage portfolio in 1997 as there had been in 1996. Despite the decline, which management believes is primarily attributable to reduced demand and increased competition in the local economy, commercial mortgages continue to be the Bank's primary lending focus.

      The 1997 growth rate for average total investment securities of 5.9% was similar to that experienced in 1996, but taxable investment securities grew at a lesser rate (4.4% in 1997 versus 7.4% in 1996) and nontaxable securities grew at an increased rate (12.3% in 1997 versus 3.8% in 1996). The changes in these growth rates occurred because of management's efforts to increase the longer-term, nontaxable portfolio in light of favorable returns in this sector.

      While the increase of $27,863,000 in average total interest-earning assets was partially funded by a $10,051,000 increase in average interest-bearing deposits, the remainder was funded by increases in average checking deposits and capital of $9,250,000 and $5,005,000, respectively, and a reduction in average cash and due from banks of $3,639,000.

      The increase in both interest-bearing deposits and checking deposits is believed to be largely attributable to the Bank's attention to customer service as well as calling programs and competitive pricing. The increase in capital is primarily attributable to the retention of net income, as partially offset by the purchase and retirement of common stock under the Corporation's stock repurchase program and the payment of semi-annual cash dividends. The decrease in average cash and due from banks is attributable to a reduction in reserve balances maintained with the Federal Reserve Bank caused by the implementation of commercial checking and Advantage Checking (formerly NOW) sweep accounts.

      In 1997, commercial checking deposits accounted for approximately 25% of total average deposits. Maintenance and growth of these deposits has historically been the Corporation's most important strategy for maintaining and increasing earnings per share. It should be noted that the Bank's future results of operations could be negatively affected by competitive pressure in the marketplace for businesses to earn interest on excess checking balances. In addition, there is pending legislation before Congress known as The Small Business Banking Act of 1997 which would allow banks and thrifts to pay interest on corporate checking accounts, and proposed legislation which would allow corporate customers to cover checks by withdrawing funds from interest-bearing accounts each business day. The passage of the pending and/or proposed legislation could have a material adverse effect on the Bank's future results of operations.

      INCREASE IN AVERAGE RATE PAID ON SAVINGS AND MONEY MARKET DEPOSITS. The average rate paid on savings and money market accounts increased by 13 basis points when comparing 1997 to the same period in 1996. This increase, which is primarily attributable to increases in the rates paid by the Bank on its money market products in response to market conditions, caused interest paid to increase by approximately $288,000.

NET INTEREST INCOME - 1996 VERSUS 1995

      Net interest income on a tax-equivalent basis increased by $1,029,000, or 5.1%, from $20,109,000 in 1995 to $21,138,000 in 1996. The increase is primarily attributable to an increase in the average volume of interest-earning assets. The positive effect of this factor was partially offset by an increase in the average volume of interest-bearing deposit accounts and a 29 basis point decrease in the yield on total interest-earning assets caused by a decrease in general interest rates.

      For assets funded by interest-bearing deposits, the 29 basis point decrease in yield was accompanied by a similar but offsetting decrease of 30 basis points in the average cost of deposits. As a result, the net interest spread in 1996 of 3.96% was virtually unchanged from the 3.95% experienced in 1995. However, for assets funded by noninterest-bearing deposits and capital, the 29 basis point decrease in yield had no offsetting decrease in cost. As a result, the net amount of interest earned on such assets was negatively impacted and this is the primary cause of the decrease in net interest-yield from 5.22% in 1995 to 5.17% in 1996.

      INCREASE IN AVERAGE VOLUME OF INTEREST-EARNING ASSETS AND INTEREST-BEARING DEPOSITS. Total average interest-earning assets increased by $23,669,000, or 6.1%, from $385,218,000 in 1995 to $408,887,000 in 1996. During the same time period, total average interest-bearing deposits increased by $10,593,000, or 4.3%, from $248,666,000 to $259,259,000. The increase in interest-earning assets caused interest earned to increase by approximately $1,706,000 while the increase in interest-bearing deposits caused interest paid to increase by approximately $379,000, the combined effect of which resulted in an increase in net interest income of $1,327,000.

      While the increase in interest-earning assets was partially funded by the increase in interest-bearing deposits, the remainder was funded by increases in average checking deposits and capital of $8,822,000 and $5,321,000, respectively. The increase in both interest-bearing deposits and checking deposits is believed to be largely attributable to the Bank's attention to customer service as well as calling programs and competitive pricing. The increase in capital is primarily attributable to the retention of net income, as partially offset by the purchase and retirement of common stock under the Corporation's stock repurchase program and the payment of semi-annual cash dividends.

      When comparing 1996 to 1995, there was no significant change in the mix of interest-earning assets or interest-bearing liabilities.

NONINTEREST INCOME, NONINTEREST EXPENSE, AND INCOME TAXES

      Noninterest income consists primarily of service charges on deposit accounts and Trust Department income. Noninterest income was $4,318,000 and $3,906,000 in 1997 and 1996, respectively, representing increases over prior year amounts of $412,000, or 10.5%, and $251,000, or 6.9%. The increase for 1997 is largely attributable to an increase in the volume of overdraft checks, a revision of the Bank's service charge schedule effective July 1, 1997, and the absence of securities losses in 1997 versus losses of $148,000 in 1996.

      The increase in noninterest income for 1996 is largely attributable to a revision of the Bank's service charge schedule toward the end of 1995 and increased activity relative to deposit accounts. The positive impact of these items was partially offset by the aforementioned securities losses. The securities losses resulted from programs effectuated during 1996 whereby certain securities were sold and others purchased in their place. The programs served to realign maturities and will have a net positive effect on income over time, in that the incremental interest income realized on the replacement securities will exceed the losses realized on the securities sold.

      Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was
$14,285,000 and $13,499,000 in 1997 and 1996, respectively, representing increases over prior year amounts of $786,000, or 5.8%, and $179,000, or 1.3%. The increase for 1997 is primarily attributable to increases in salaries and employee benefits expense of $355,000 and $450,000, respectively. The increase in salaries is primarily attributable to normal annual salary increases. The largest component of the increase in employee benefits expense is an increase in employee retirement plan expense of $196,000.

      The increase in noninterest expense for 1996 is primarily attributable to increases in salaries and occupancy and equipment expense of $256,000 and $130,000, respectively, as partially offset by a decrease in other operating expenses of $256,000. The increase in salaries is primarily attributable to normal annual salary increases. The decrease in other operating expenses is primarily attributable to a decrease in FDIC insurance premiums from $401,000 in 1995 to $2,000 in 1996. The premium decrease resulted from the fact that when the FDIC Bank Insurance Fund reached its full-funded status in 1995, the assessment rate for the Corporation was reduced from 23 cents per $100 of deposits to 4 cents per $100. In addition, the Corporation's assessment was further reduced in 1996 to the statutory minimum of $2,000 per annum.

      In February 1998, the Bank established a full-service branch in Rockville Centre, Nassau County, Long Island and simultaneously closed its Rockville Centre commercial banking office. In addition, management is actively searching for favorable locations at which to establish new branches, particularly of the commercial banking unit configuration. In this regard, the Bank has received approvals from the Office of the Comptroller of the Currency to open three additional commercial banking offices and is currently negotiating leases for these locations. Although the establishment of a full-service branch in Rockville Centre and the opening of new branches is expected to positively impact results of operations on a longer-term basis, the near-term impact will be negative as a result of start-up expenses, increased marketing efforts, and operating expenses incurred while a customer base is being built. Based on available information, management does not expect the magnitude of the near-term impact to be material to the Corporation's results of operations, financial position, or liquidity.

      The Bank plans to upgrade various equipment, particularly in its branch system, to better service its customers and improve the efficiency of its operations. Such upgrades are expected to be made in 1998 and 1999, and will have a negative effect on results of operations as the new items replace ones that are fully-depreciated. The magnitude of the impact is not expected to be material to the Corporation's results of operations, financial position, or liquidity.

      Income tax expense as a percentage of book income was 32.7%, 34.4% and 34.3% in 1997, 1996 and 1995, respectively. The decrease in the percentage for 1997 is primarily attributable to refunds of federal and state income taxes resulting from amending prior year tax returns.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

      The allowance for loan losses was $3,579,000 at December 31, 1997 as compared to $3,600,000 at December 31, 1996, representing 2.3% and 2.4% of total loans, respectively, and 8.3 times and 5.2 times the total of nonaccruing loans and loans past due ninety days or more as to principal or interest payments and still accruing, respectively. The change in the allowance during 1997 is due to recoveries of $138,000, chargeoffs of $59,000 and a $100,000 credit in the provision for loan losses.

      The allowance for loan losses is an amount that management currently believes will be adequate to absorb possible future losses on existing loans. The provision charged to operations, if any, and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider a variety of factors including, but not limited to, historical losses; a borrower's ability to repay; the value of any related collateral; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff;
national and local economic conditions; concentrations of credit; and environmental risks.

      In 1997, the Bank sold a nonaccruing loan for $104,000 more than its carrying value. This excess was credited to the allowance for loan losses as a partial recovery of prior chargeoffs. The recovery increased the level of the allowance for loan losses beyond what management currently deemed necessary to absorb possible future losses on existing loans. As a result, management reduced the level of the allowance by $100,000 with an offsetting credit to the provision for loan losses.

      The amount of future chargeoffs and provisions for loans losses will be affected by, among other things, economic conditions on Long Island. Such conditions affect the financial strength of the Bank's borrowers and the value of real estate collateral securing the Bank's mortgage loans. In addition, future provisions and chargeoffs could be affected by environmental impairment of properties securing the Bank's mortgage loans. Loans secured by real estate represent 78.6% of total loans outstanding at December 31, 1997. Since 1987, environmental audits have been instituted, and the scope of these audits has been increased over the succeeding years. Under the Bank's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. In addition, the Bank continues to monitor the possible effects of environmental contamination on the collateral value of its commercial mortgage portfolio. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

ASSET QUALITY

      The Company has identified certain assets as risk elements. These assets present more than the normal risk that the Company will be unable to eventually collect or realize their full carrying value. As shown in the table that follows, the total level of risk elements decreased from $709,000 at year-end
1996 to $437,000 at year-end 1997. The reduction is primarily due to the resolution of several nonaccruing loans.

                                                                    1997   1996*
                                                                  ------- -------
                                                               (DOLLARS IN THOUSANDS)

Nonaccruing loans .............................................   $  382  $  659
Foreclosed real estate ........................................     --      --
                                                                  ------- -------
Total nonperforming assets ....................................      382     659
Troubled debt restructurings ..................................        6      19
Loans past due 90 days or more as to
principal or interest payments and still accruing .............       49      31
                                                                  ------- -------
Total risk elements ...........................................   $  437  $  709
                                                                  ======= =======

Nonaccruing loans as a percentage of total loans ..............      .25%    .43%
                                                                  ======= =======
Nonperforming assets as a percentage of total loans
and foreclosed real estate ....................................      .25%    .43%
                                                                  ======= =======
Risk elements as a percentage of total loans and
foreclosed real estate ........................................      .28%    .46%
                                                                  ======= =======

*Reclassified to conform with the current period's presentation

CAPITAL
     The Corporation's capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 33.54%, 32.28% and 12.24%, respectively, at December 31, 1997 substantially exceed the requirements for a well-capitalized bank.

     Total stockholders' equity increased by $4,797,000, or 8.9%, from $54,169,000 at December 31, 1996 to $58,966,000 at December 31, 1997. The
increase in stockholders' equity is attributable to the combined effect of net income of $7,626,000, proceeds from the exercise of employee stock options of $737,000, income tax benefits resulting from the exercise of certain employee stock options of $253,000, repurchases of common stock amounting to $2,444,000, cash dividends declared of $1,539,000, and unrealized gains on available-for-sale securities of $164,000.

CASH FLOWS AND LIQUIDITY

     CASH FLOWS. During 1997, total deposits increased by $38,398,000. This increase, along with $7,211,000 in cash provided by operations and $737,000 in proceeds from the exercise of stock options, were used to fund increases in investment securities and loans of $24,001,000 and $1,969,000, respectively, repurchases of common stock amounting to $2,444,000, cash dividends paid of $1,419,000, capital expenditures of $521,000, and an increase in cash and cash equivalents of $15,992,000.

     As reflected in the accompanying consolidated balance sheet, the $38,398,000 growth in deposits is comprised of increases in checking deposits and total interest-bearing deposits of $19,688,000 and $18,710,000, respectively.

     The $1,969,000 increase in total loans during 1997 is primarily attributable to increases in commercial and industrial loans and loans secured by real estate of $2,341,000 and $838,000, respectively, as offset by a decrease in consumer loans of $1,847,000. The increase in loans secured by real estate is primarily attributable to an increase in loans secured by residential properties of $4,430,000, as offset by a decrease in commercial mortgage loans of $3,475,000. Loans secured by real estate have historically accounted for a major portion of the loan portfolio and represent 78.6% of the total portfolio at December 31, 1997. The decrease in consumer loans is primarily attributable to the bulk sale of student loans. Management currently expects to make other sales in the future as student loans enter repayment status.

     LIQUIDITY. The Corporation's primary sources of liquidity are its overnight position in federal funds sold, its short-term investment securities portfolio which consists of securities purchased to mature within approximately one year, maturities and monthly payments on the balance of the investment securities portfolio, and investment securities designated as available-for-sale. At December 31, 1997, the Corporation had $60,500,000 in federal funds sales, a short-term securities portfolio of $13,528,000, and available-for-sale securities of $56,844,000.

     The Corporation's liquidity is enhanced by its stable deposit base, which primarily consists of checking, savings and money market accounts. The total of such accounts comprised 91.2% of total deposits at December 31, 1997, with checking accounting for 33.8% and savings and money market accounting for 57.4%. The remaining 8.8% of the Bank's deposit base at December 31, 1997 was comprised of time deposits of $100,000 and over and other time deposits, with the $100,000 and over component accounting for 2.5% and the other time deposit component accounting for 6.3%.

     The Bank attracts all of its deposits through its banking offices primarily from the communities in which those banking offices are located and does not rely on brokered deposits. In addition, the Bank has not historically relied on purchased or borrowed funds as sources of liquidity.

MARKET RISK

     The Bank originates and invests in interest-earning assets and solicits interest-bearing deposit accounts. The operations of the Bank are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Bank's interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature or reprice in specified time periods. The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (defined below) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

     The Bank monitors and controls interest rate risk through a variety of techniques including use of an interest rate sensitivity model and traditional interest rate sensitivity gap analysis. Through use of the model, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank has also begun to use the model to calculate the change in net portfolio value ("NPV") over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging the Bank's interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

     Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of: (1) how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market interest rates; (2) future cash flows; and (3) discount rates.

     Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will reprice and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that the repricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on the Bank's net interest income or net portfolio value.

   The base case information in the following table shows an estimate of the Corporation's NPV at December 31, 1997 using current discount rates, and an estimate of net interest income for 1998 assuming that both interest rates and the Bank's interest sensitive assets and liabilities remain at December 31, 1997 levels. The rate shock information in the table shows estimates of NPV at December 31, 1997 and net interest income for 1998 assuming rate shocks of plus 100 and 200 basis points and minus 100 and 200 basis points. Rate shocks assume that current interest rates change immediately and that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. The information set forth in the following table is based on significant estimates and assumptions, and constitutes a "forward looking statement" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934.

                                                        Net Portfolio Value      Net Interest Income
                                                       at December 31, 1997             for 1998*
---------------------------------------------------    ---------------------   -------------------------
                                                                    Percent                   Percent
                                                                    Change                    Change
                                                                     From                      From
Rate Scenario                                            Amount    Base Case     Amount      Base Case
---------------------------------------------------    ---------------------   -------------------------
                                                                    (DOLLARS IN THOUSANDS)
+ 200 basis point rate shock                             $ 42,903    (30.4)%    $ 20,208      (9.8)%
---------------------------------------------------    ---------------------   -------------------------
+ 100 basis point rate shock                               52,015    (15.6)       21,303      (4.9)
---------------------------------------------------    ---------------------   -------------------------
   Base case                                               61,631       -         22,398        -
---------------------------------------------------    ---------------------   -------------------------
- 100 basis point rate shock                               71,791     16.5        23,493       4.9
---------------------------------------------------    ---------------------   -------------------------
- 200 basis point rate shock                               82,532     33.9        24,476       9.3
---------------------------------------------------    ---------------------   -------------------------

   * Based on the foregoing assumptions and as depicted in the table above, a shock and sustained increase in interest rates has an adverse effect on net interest over a one year time period. This is principally because the Bank's interest-bearing deposit accounts reprice faster than its loans and investment securities. Over a longer period of time, and assuming that interest rates remain stable after the initial shock, the impact should be positive because a significant portion of the Bank's loans and investment securities will have repriced at the higher rates and because of increased earnings on those interest-earning assets funded by the Bank's significant base of noninterest-bearing checking accounts and capital. The opposite should be true of a shock and sustained decrease in interest rates.

     The following table summarizes the Corporation's cumulative interest rate sensitivity gap at December 31, 1997 based upon significant estimates and assumptions that the Corporation believes to be reasonable.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Repricing Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Over        Over                    Over
                                                    Three        Six                  One Year
                                       Three       Months      Months       Total      Through     Over         Non-
                                       Months      Through     Through     Within       Five       Five      interest-
                                      or Less    Six Months   One Year    One Year      Years      Years     Sensitive      Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
ASSETS:
Federal funds sold ..............   $  60,500    $   --      $    --      $  60,500    $   --     $   --     $    --      $ 60,500
Investment securities ...........      11,966      19,279       19,962       51,207     159,464     35,831         919     247,421
Loans ...........................      59,431      17,195       34,386      111,012      32,485      9,750      (2,096)    151,151
Other assets ....................        --          --           --           --          --         --        25,602      25,602
                                    ---------    --------    ---------    ---------    --------   --------   ---------    --------
                                      131,897      36,474       54,348      222,719     191,949     45,581      24,425     484,674
                                    ---------    --------    ---------    ---------    --------   --------   ---------    --------
LIABILITIES AND STOCKHOLDERS'
EQUITY:
Checking deposits ...............        --          --           --           --          --         --       142,848     142,848
Savings and money market deposits     175,969       5,641        9,531      191,141      20,013     31,425        --       242,579
Time deposits ...................      16,620      10,502        6,631       33,753       3,259        320        --        37,332
Other liabilities ...............        --          --           --           --          --         --         2,949       2,949
Stockholders' equity ............        --          --           --           --          --         --        58,966      58,966
                                    ---------    --------    ---------    ---------    --------   --------   ---------    --------
                                      192,589      16,143       16,162      224,894      23,272     31,745     204,763     484,674
                                    ---------    --------    ---------    ---------    --------   --------   ---------    --------

Interest-rate sensitivity gap ...   $ (60,692)   $ 20,331    $  38,186    $  (2,175)   $168,677   $ 13,836   $(180,338)   $   --
                                    =========    ========    =========    =========    ========   ========   =========    ========

Cumulative interest-rate
sensitivity gap .................   $ (60,692)   $(40,361)   $  (2,175)   $  (2,175)   $166,502   $180,338   $    --      $   --
                                    =========    ========    =========    =========    ========   ========   =========    ========

YEAR 2000

        The Bank has established formal processes for identifying and assessing the impact of the Year 2000 on its software vendors, hardware providers and bank activities. A significant portion of the Bank's data processing activities are performed by outside vendors, and, as such, the Bank is highly dependent on such vendors to adequately address the Year 2000 problem on a timely basis. Although the Bank currently believes that each of the vendors with which it will have an ongoing relationship will properly address the Year 2000 issue on a timely basis, failure of one or more significant vendors to do so could have a significant adverse effect on the operations of the Bank. Based on current information, management does not expect the cost of Year 2000 compliance to have a significant impact on the Corporation's future results of operations, financial condition, or liquidity.

NEW ACCOUNTING PRONOUNCEMENTS

     In  1997,  the  Corporation  adopted  Statement  of  Financial   Accounting
Standards No. 128 "Earnings per Share" and Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income."

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management does not currently anticipate that SFAS No. 131 will have a significant impact on the disclosures the Corporation makes in its interim and annual financial statements.

REGULATORY MATTERS

        An FDIC-insured depository institution with assets of $500 million or more as of the end of its most recent fiscal year must meet the annual audit and management reporting requirements of section 112 of the Federal Deposit
Insurance Corporation Improvement Act of 1991 ("FDICIA") and related implementing regulations. Among other things, the institution's annual report must include a report from management that contains the following information:
(1) a statement of management's responsibilities for preparing financial statements, establishing and maintaining an adequate internal control structure for financial reporting, and complying with designated safety and soundness laws in the areas of insider loans and dividend restrictions; (2) assessments by management regarding the effectiveness of the institution's internal control structure and fiscal year end reporting procedures and the institution's compliance with the designated laws and regulations during the fiscal year; and,
(3) an attestation report by the institution's independent public accountants on management's assertions regarding the effectiveness of the internal control structure and procedures for financial reporting.

        Total  assets  of the  Bank  at  December  31,  1997  are  $484,674,000.
Management currently estimates that the total assets of the Bank will be in excess of $500 million by December 31, 1998 and, as a result, the Bank's 1999 annual report must comply with the requirements of Section 112 of FDICIA. Management believes that the cost of compliance will not have a material adverse impact on the Corporation's future results of operations, financial condition, or liquidity.

        The subsidiary Bank was examined by the Office of the Comptroller of the Currency in the third quarter of 1997. The examination included safety and soundness, business information systems, and consumer compliance/Community Reinvestment Act reviews. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that if they were implemented would have a material effect on the Corporation's liquidity, capital resources, or operations.

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

        The financial statements for each of the three years in the period ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinions on the financial statements are based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

                              CELEBRATING 70 YEARS


This new plan allows terms of up to 24 months on new cars and makes a feature of low cost insurance.

INSTALLED STATE-OF-THE-ART TELLER MACHINES TO IMPROVE SERVICE
   IN JUNE OF 1948, NEW TELLER MACHINES WERE INSTALLED TO PROVIDE MORE RAPID SERVICE FOR DEPOSITORS. THE JUNE 10TH EDITION OF THE GLEN COVE RECORD PRINTED THE FOLLOWING STORY.
   The First National Bank of Glen Head in line with its policy of offering its depositors the most modern and convenient banking service, announces the installation of new, rapid teller machines for their checking account deposits.
   "There's nothing new for the depositor to do", according to Mr. Robert S. Miller, Executive Vice President. Customers will continue to make their deposits as they always have. This new machine affects only the internal operation at the windows. Tellers will no longer need to make the time consuming pen and ink entry in the passbook, but instead will issue a machine printed receipt which is an exact transcript of the bank's records. Depositors will be given a small wallet in which to keep their receipts until they have been verified against their regular bank statement, after which the receipts may be discarded.
   The machine's registry number on the receipt verifies the fact that the deposit was actually received by the bank. Greater privacy will be enjoyed since the depositor's name does not appear on the receipt. It can only be identified by the bank's registry number whereas a lost passbook would reveal to the finder a complete record of all deposits since the book was issued. The time saving feature and the clarity of records make this new banking procedure a welcome innovation.

                               4TH WAR LOAN DRIVE
                      The First National Bank of Glen Head
                     was one of the issuing agencies in the
                         1944 Fourth War Loan campaign.

                          Expansion - The Middle Years

   OVER THE NEXT THREE DECADES, THE BANK EXPANDS ITS BRANCH NETWORK, BROADENS THE ARRAY OF SERVICES IT OFFERS TO CUSTOMERS AND PURSUES ITS COMMITMENT TO PROVIDE CUSTOMERS WITH UP-TO-DATE TECHNOLOGY.
BANK EXPANDS INTO OTHER COMMUNITIES

   The second branch of The First National Bank of Glen Head opened on December 1, 1956 in Roslyn Heights, followed in later years by Greenvale, Northport, Old Brookville and Woodbury.

IN-HOUSE COMPUTERIZED DATA PROCESSING CENTER FORMED
   In April 1966, the Bank computerized its in-house data processing with the purchase of a Burroughs 270 computer to process checks and deposits. The new computer center was located at the Roslyn Heights branch.

FIRST CLASS BANKING - A PREMIERE PACKAGE
   Long before "combo" accounts gained broad popularity, there was First Class Banking -- The First of Long Island's premiere checking package. Since its establishment in the 1970s, it continues to be a most attractive package offering a great value . . . no per check fees, no monthly maintenance fee, free standard personalized checks, free VISA(R) Classic card with no annual fee and more.

NAME CHANGE
   The First National Bank of Glen Head officially changed its name to The First National Bank of Long Island on July 1, 1978. The new name more accurately reflects the Bank's expansion into other Long Island communities.
                                                          Continued on page 38

CONSOLIDATED BALANCE SHEETS

                                                                                           December 31,
                                                                                  ------------------------------
                                                                                       1997             1996
                                                                                  -------------    -------------
ASSETS:
   Cash and due from banks ....................................................   $  13,343,000    $  19,351,000
   Federal funds sold .........................................................      60,500,000       38,500,000
                                                                                  -------------    -------------
     Cash and cash equivalents ................................................      73,843,000       57,851,000
                                                                                  -------------    -------------

   Investment securities:
      Held-to-maturity, at amortized cost (approximate fair
         value of $192,357,000 and $142,095,000) ..............................     190,577,000      141,850,000
      Available-for-sale, at fair value (amortized cost
         of $56,052,000 and $79,964,000) ......................................      56,844,000       80,417,000
                                                                                  -------------    -------------
                                                                                    247,421,000      222,267,000
                                                                                  -------------    -------------
   Loans:
      Commercial and industrial ...............................................      25,686,000       23,345,000
      Secured by real estate ..................................................     121,620,000      120,782,000
      Consumer ................................................................       7,152,000        8,999,000
      Other ...................................................................       1,101,000          396,000
                                                                                  -------------    -------------
                                                                                    155,559,000      153,522,000
      Unearned income ........................................................         (829,000)        (840,000)
                                                                                  -------------    -------------
                                                                                    154,730,000      152,682,000
      Allowance for loan losses ..............................................       (3,579,000)      (3,600,000)
                                                                                  -------------    -------------
                                                                                    151,151,000      149,082,000
                                                                                  -------------    -------------
   Bank premises and equipment ................................................       5,037,000        5,044,000
   Prepaid income taxes .......................................................            --              1,000
   Deferred income tax benefits ...............................................         785,000          897,000
   Other assets ...............................................................       6,437,000        5,761,000
                                                                                  -------------    -------------
                                                                                  $ 484,674,000    $ 440,903,000
                                                                                  =============    =============
LIABILITIES:
   Deposits:
      Checking ................................................................   $ 142,848,000    $ 123,160,000
      Savings and money market ................................................     242,579,000      222,892,000
      Time, other .............................................................      26,726,000       26,509,000
      Time, $100,000 and over .................................................      10,606,000       11,800,000
                                                                                  -------------    -------------
                                                                                    422,759,000      384,361,000

   Accrued expenses and other liabilities .....................................       2,764,000        2,373,000
   Income taxes payable .......................................................         185,000             --
                                                                                  -------------    -------------
                                                                                    425,708,000      386,734,000
                                                                                  -------------    -------------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
   Common stock, par value $.10 per share:
     Authorized, 20,000,000 shares;
       Issued and outstanding, 3,113,061 and 2,088,784 shares .................         311,000          209,000
   Surplus ....................................................................       5,471,000        6,924,000
   Retained earnings ..........................................................      52,717,000       46,733,000
                                                                                  -------------    -------------
                                                                                     58,499,000       53,866,000
   Accumulated other comprehensive income, net of tax .........................         467,000          303,000
                                                                                  -------------    -------------
                                                                                     58,966,000       54,169,000
                                                                                  -------------    -------------
                                                                                  $ 484,674,000    $ 440,903,000
                                                                                  =============    =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME


                                                                                     Year Ended December 31,
                                                                           -------------------------------------------
                                                                                1997            1996           1995
                                                                           ------------    ------------    -----------
INTEREST INCOME:
    Loans ..............................................................   $ 13,839,000    $ 13,354,000    $13,132,000
    Investment securities:
        Taxable ........................................................     11,828,000      11,383,000     11,066,000
        Nontaxable .....................................................      2,154,000       1,925,000      1,892,000
    Federal funds sold .................................................      2,580,000       1,923,000      1,927,000
                                                                           ------------    ------------    -----------
                                                                             30,401,000      28,585,000     28,017,000
                                                                           ------------    ------------    -----------
INTEREST EXPENSE:
    Savings and money market deposits ..................................      7,309,000       6,788,000      7,171,000
    Time deposits ......................................................      1,888,000       1,704,000      1,728,000
                                                                           ------------    ------------    -----------
                                                                              9,197,000       8,492,000      8,899,000
                                                                           ------------    ------------    -----------
        Net interest income ............................................     21,204,000      20,093,000     19,118,000
Provision for loan losses (credit) .....................................       (100,000)           --             --
                                                                           ------------    ------------    -----------
Net interest income after provision for loan losses (credit) ...........     21,304,000      20,093,000     19,118,000
                                                                           ------------    ------------    -----------

NONINTEREST INCOME:
    Trust Department income ............................................      1,198,000       1,213,000      1,127,000
    Service charges on deposit accounts ................................      2,674,000       2,407,000      2,016,000
    Realized gains (losses) on sales of available-for-sale securities...           --          (148,000)         4,000
    Other ..............................................................        446,000         434,000        508,000
                                                                           ------------    ------------    -----------
                                                                              4,318,000       3,906,000      3,655,000
                                                                           ------------    ------------    -----------
NONINTEREST EXPENSE:
    Salaries ...........................................................      6,649,000       6,294,000      6,038,000
    Employee benefits ..................................................      2,732,000       2,282,000      2,233,000
    Occupancy and equipment expense ....................................      1,780,000       1,863,000      1,733,000
    Other operating expenses ...........................................      3,124,000       3,060,000      3,316,000
                                                                           ------------    ------------    -----------
                                                                             14,285,000      13,499,000     13,320,000
                                                                           ------------    ------------    -----------
        Income before income taxes .....................................     11,337,000      10,500,000      9,453,000
Income tax expense .....................................................      3,711,000       3,609,000      3,245,000
                                                                           ------------    ------------    -----------
        NET INCOME .....................................................   $  7,626,000    $  6,891,000    $ 6,208,000
                                                                           ============    ============    ===========
WEIGHTED AVERAGE:
    Common shares ......................................................      3,117,530       3,139,293      3,146,063
    Dilutive stock options .............................................         64,044          60,372         50,122
                                                                           ------------    ------------    -----------
                                                                              3,181,574       3,199,665      3,196,185
                                                                           ============    ============    ===========
EARNINGS PER SHARE:
    Basic ..............................................................   $       2.45    $       2.20    $      1.97
                                                                           ============    ============    ===========
    Diluted ............................................................   $       2.40    $       2.15    $      1.94
                                                                           ============    ============    ===========
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLSERS' EQUITY

                                                                                                        Accumulated
                                                                                                           Other
                                         Common Stock                          Compre-                    Compre-
                                   ----------------------                      hensive     Retained       hensive
                                    Shares         Amount      Surplus          Income     Earnings        Income          Total
                                   ----------   ---------    -----------    ----------- ------------   ------------    ------------
Balance, January 1, 1995           1,400,384    $ 140,000    $ 7,620,000                $ 36,214,000   $ (1,366,000)   $ 42,608,000
Net Income ...................                                              $ 6,208,000    6,208,000                      6,208,000
Repurchase and retirement
of common stock ..............       (10,000)      (1,000)      (420,000)                                                  (421,000)
Exercise of stock options ....         7,261        1,000        166,000                                                    167,000
Unrealized gains on available-
for-sale-securities, net of
tax of $962,000 ..............                                                1,951,000                   1,951,000       1,951,000
                                                                            -----------
Comprehensive income .........                                              $ 8,159,000
                                                                            ===========
3-for-2 stock split ..........       698,822       70,000                                    (70,000)
Cash dividends declared -
$.37 per share ...............                                                            (1,173,000)                    (1,173,000)
                                   ---------    ---------    -----------    ----------- ------------   ------------    ------------
Balance, December 31, 1995 ...     2,096,467      210,000      7,366,000                  41,179,000        585,000      49,340,000
Net Income ...................                                              $ 6,891,000    6,891,000                      6,891,000
Repurchase and retirement
of common stock ..............       (22,327)      (2,000)      (728,000)                                                  (730,000)
Exercise of stock options ....        14,644        1,000        286,000                                                    287,000
Unrealized losses on available
for-sale-securities, net of
tax of $139,000 ..............                                                 (282,000)                   (282,000)       (282,000)
                                                                            -----------
Comprehensive income .........                                              $ 6,609,000
                                                                            ===========
Cash dividends declared -
$.43 per share ...............                                                            (1,337,000)                    (1,337,000)
                                   ---------    ---------    -----------    ----------- ------------   ------------    ------------
Balance, December 31, 1996 ...     2,088,784      209,000      6,924,000                  46,733,000        303,000      54,169,000
Net Income ...................                                              $ 7,626,000    7,626,000                      7,626,000
Repurchase and retirement
of common stock ..............       (53,059)      (5,000)    (2,439,000)                                                (2,444,000)
Exercise of stock options ....        39,649        4,000        733,000                                                    737,000
Unrealized gains on available-
for-sale-securities, net of
tax of $175,000 ..............                                                  164,000                     164,000         164,000
                                                                            -----------
Comprehensive income .........                                              $ 7,790,000
                                                                            ===========
3-for-2 stock split ..........     1,037,687      103,000                                   (103,000)
Cash dividends declared -
$.49 per share ...............                                                            (1,539,000)                    (1,539,000)
Tax benefit of stock options .                                   253,000                                                    253,000
                                   ---------    ---------    -----------                ------------   ------------    ------------
Balance, December 31, 1997 ...     3,113,061    $ 311,000    $ 5,471,000                $ 52,717,000    $   467,000    $ 58,966,000
                                   =========    =========    ===========                ============   ============    ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                          --------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                                1997            1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES:                                     ------------    ------------    ------------
Net income ............................................................   $  7,626,000    $  6,891,000    $  6,208,000
Adjustments to reconcile net income to net cash
  provided by operating activities:
Provision for loan losses (credit) ....................................       (100,000)           --              --
Deferred income tax provision (credit) ................................        (63,000)        135,000          (5,000)
Depreciation and amortization .........................................        528,000         547,000         536,000
Premium amortization (discount accretion) on investment securities, net       (814,000)     (1,314,000)     (1,639,000)
Gain on sale of equipment .............................................           --            (1,000)           --
Net realized losses (gains) on sales of available-for-sale securities .           --           148,000          (4,000)
Decrease (increase) in prepaid income taxes ...........................          1,000          (1,000)           --
Decrease (increase) in other assets ...................................       (676,000)        115,000         744,000
Increase in accrued expenses and other liabilities ....................        271,000         108,000         157,000
Increase (decrease) in income taxes payable ...........................        438,000        (189,000)        232,000
                                                                          ------------     -----------    ------------
Net cash provided by operating activities .............................      7,211,000       6,439,000       6,229,000
                                                                          ------------     -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of available-for-sale securities ..................           --         8,589,000         265,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity ......................................................     51,565,000      60,713,000      65,995,000
Available-for-sale ....................................................      6,443,000       7,965,000       8,015,000
Purchase of investment securities:
Held-to-maturity ......................................................    (70,360,000)    (41,267,000)    (56,671,000)
Available-for-sale ....................................................    (11,649,000)    (40,288,000)    (19,689,000)
Net increase in loans to customers ....................................     (1,969,000)     (6,807,000)     (2,261,000)
Purchases of bank premises and equipment ..............................       (521,000)       (506,000)       (667,000)
Proceeds from sale of equipment .......................................           --             9,000            --
                                                                          ------------     -----------    ------------
Net cash used in investing activities .................................    (26,491,000)    (11,592,000)     (5,013,000)
                                                                          ------------     -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in total deposits ........................................     38,398,000      10,406,000      22,428,000
Proceeds from exercise of stock options ...............................        737,000         287,000         167,000
Repurchase and retirement of common stock .............................     (2,444,000)       (730,000)       (421,000)
Cash dividends paid ...................................................     (1,419,000)     (1,243,000)     (1,119,000)
                                                                          ------------     -----------    ------------
Net cash provided by financing activities .............................     35,272,000       8,720,000      21,055,000
                                                                          ------------     -----------    ------------
Net increase in cash and cash equivalents .............................     15,992,000       3,567,000      22,271,000
Cash and cash equivalents, beginning of year ..........................     57,851,000      54,284,000      32,013,000
                                                                          ------------     -----------    ------------
Cash and cash equivalents, end of year ................................   $ 73,843,000    $ 57,851,000    $ 54,284,000
                                                                          ============     ===========    ============
SUPPLEMENTAL SCHEDULE OF NONCASH:
INVESTING ACTIVITIES
Unrealized gains (losses) on available-for-sale securities ............   $    339,000    $   (421,000)   $  2,913,000
Transfer of available-for-sale securities to held-to-maturity category      28,886,000            --              --
FINANCING ACTIVITIES
Tax benefit from exercise of employee stock options ...................        253,000            --              --
Cash dividends payable ................................................        830,000         710,000         616,000

   The Corporation made interest payments of $9,158,000, $8,476,000, and $8,879,000 and income tax payments of $3,335,000, $3,664,000, and $3,037,000 in
1997, 1996 and 1995, respectively.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of The First of Long Island Corporation (the "Corporation") and its wholly-owned subsidiary, The First National Bank of Long Island (the "Bank"). The Corporation's financial condition and operating results principally reflect those of the Bank. All intercompany balances and amounts have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts. Actual results could differ significantly from those estimates.

     The accounting and reporting policies of the Corporation reflect banking industry practice and conform to generally accepted accounting principles. The following is a summary of the significant accounting policies.

INVESTMENT SECURITIES

     Current accounting standards require that investment securities be classified as either held-to-maturity, trading, or available-for-sale. The trading category is not applicable to any securities in the Bank's portfolio because the Bank does not buy or hold debt or equity securities principally for the purpose of selling in the near term. Held-to-maturity securities are those debt securities which the Bank has the intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those debt and equity securities which are neither held-to-maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, included in accumulated other comprehensive income.

     Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, net of unearned discounts, nonrefundable loan origination fees, and an allowance for loan losses. Interest on loans is credited to income based on the principal amount outstanding. Unearned discounts are recognized as income over the terms of the loans by the interest method. Nonrefundable loan origination fees are deferred and amortized as yield adjustments over the lives of the related loans. The incremental direct costs of originating such loans are charged to expense as incurred, as the effect of deferral and amortization would be immaterial.

     The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for loan losses. All of the Bank's nonaccruing loans are considered impaired under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). In accordance with SFAS No. 114, a valuation allowance is established on impaired loans to reflect the difference, if any, between the face amount of the loan and the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral. The valuation allowance is reported within the overall allowance for loan losses.

     The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses represents the amount which management believes is adequate to provide for possible future losses on existing loans. While management uses available information to estimate possible loan losses, the allowance may have to be increased in future years because of changed conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies can require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method for assets acquired prior to 1987 and the 150% declining balance method for assets acquired thereafter. Buildings and furniture and equipment are depreciated over their estimated useful lives. Building improvements are depreciated over the remaining lives of the buildings, and leasehold improvements are amortized over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The estimated useful lives range from five to fifty years for buildings and building improvements and three to seven years for furniture and equipment. The lives of the respective leases range from five to fifteen years.

CHECKING DEPOSITS

     Each of the Bank's commercial checking accounts has a related noninterest-bearing sweep account. The sole purpose of the sweep accounts is to reduce the noninterest-bearing reserve balances that the Bank is required to maintain with the Federal Reserve Bank, and thereby increase funds available for investment. Although the sweep accounts are classified as savings accounts for regulatory purposes, they are included in checking deposits in the accompanying consolidated balance sheets.

INCOME TAXES

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions are used by the Corporation in estimating fair values of financial instruments as disclosed herein:

     CASH AND CASH EQUIVALENTS. The carrying amount of cash and cash equivalents is a reasonable estimate of fair value.

     INVESTMENT SECURITIES. For investment securities, fair values are based on quoted market prices.

     LOANS. Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into adjustable and fixed rate interest terms. Adjustable rate loans are then divided into those that can reprice immediately with changes in interest rates and those that are subject to repricing over time. Adjustable rate loans that reprice over time and fixed rate loans are further segmented by type such as residential mortgages, home equity loans, consumer installment loans, student loans, commercial mortgages, time loans, and commercial installment loans.

     For adjustable rate loans that are subject to immediate repricing, the carrying amount less a credit risk adjustment based on internal loan classifications is a reasonable estimate of fair value. For other adjustable rate loans and fixed rate loans, fair value is calculated by discounting anticipated future repricing amounts or cash flows using discount rates equivalent to the rates at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of borrower. The discounted value of the repricing amounts and cash flows is reduced by a credit risk adjustment based on internal loan classifications.

     DEPOSIT LIABILITIES. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, and savings accounts is equal to the amount payable on demand as of December 31 of each year. Time deposits are segregated by type, size, and remaining maturity. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type and maturity.

     ACCRUED INTEREST RECEIVABLE AND PAYABLE. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     OFF-BALANCE-SHEET    ASSETS   AND   LIABILITIES.    The   fair   value   of
off-balance-sheet commitments to extend credit and letters of credit is estimated using fees currently charged to enter into similar agreements.

STOCKHOLDERS' EQUITY

     EARNINGS PER SHARE. The Corporation adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128") in the fourth quarter of 1997. All comparative earnings per share data provided for earlier periods have been restated to conform to the provisions of this Statement.

     Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. Other than stock options, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

     STOCK SPLIT. On December 17, 1997, the Corporation declared a 3-for-2 stock split to be paid on February 2, 1998 by means of a 50% stock dividend. The effect of the split on the equity accounts of the Corporation has been estimated and recorded in the consolidated financial statements as of and for the year ended December 31, 1997. In addition, all share and per share amounts included in the consolidated financial statements and notes thereto have been adjusted to reflect the effect of the split.

     STOCK REPURCHASE PROGRAMS. Since 1988, the Corporation has had stock repurchase programs under which it can purchase shares of its own common stock in market or private transactions. As of December 31, 1997, and in accordance with prior approval by its Board of Directors, the Corporation could purchase 27,278 shares of stock under the latest programs.

     Under the normal terms and conditions of the Corporation's stock repurchase programs, and after approval by the Corporation's full Board of Directors, the Corporation purchased 15,627 shares of common stock from its Chairman and Chief Executive Officer for $656,334.

COMPREHENSIVE INCOME

     The Corporation adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") in 1997. All comparative financial statements provided for earlier periods have been reclassified to reflect application of the provisions of this Statement.

     Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

     Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Corporation consists solely of unrealized holding gains or losses on available-for-sale securities. Such gains and losses are net of reclassification adjustments for realized gains (losses) on sales of available-for-sale securities of $(148,000) and $4,000 in 1996 and 1995, respectively.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Corporation has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for stock appreciation rights are recorded annually based on the quoted market price of the Corporation's stock at the end of the period.

TRUST AND INVESTMENT SERVICES DIVISION

     Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying financial statements. Trust fees are recorded on the accrual basis.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' consolidated financial statements and related notes to conform to the current year's presentation.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The notes to consolidated financial statements include selected information as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993. Such information is not covered by the Report of Independent Public Accountants.

NOTE B - INVESTMENT SECURITIES

     The following table sets forth the amortized cost and estimated fair values of the Bank's investment securities at December 31, 1997, 1996 and 1995.

                                                                   1997
                                               -------------------------------------------
                                                            Gross       Gross
                                               Amortized  Unrealized  Unrealized     Fair
                                                  Cost      Gains       Losses      Value
                                               --------   ----------  ----------  --------
Held-to-Maturity Securities:                                (in thousands)
U.S. Treasury ..............................   $ 79,679   $   596     $    (67)   $ 80,208
U.S. government agencies ...................     23,010       268         (271)     23,007
State and municipals .......................     46,055       967          (27)     46,995
Collateralized mortgage obligations ........     41,833       385          (71)     42,147
                                               --------   ----------  ----------  --------
                                               $190,577   $ 2,216     $   (436)   $192,357
                                               ========   ==========  ==========  ========
Available-for-Sale Securities:
U.S. Treasury ..............................   $ 44,859   $   609     $    (26)   $ 45,442
State and municipals .......................     11,066       211           (2)     11,275
Equity .....................................        127      --           --           127
                                               --------   ----------  ----------  --------
                                               $ 56,052   $   820     $    (28)   $ 56,844
                                               ========   ==========  ==========  ========

                                                                  1996
                                               -------------------------------------------
                                                            Gross       Gross
                                               Amortized  Unrealized  Unrealized     Fair
                                                  Cost      Gains       Losses      Value
                                               --------   ----------  ----------  --------
Held-to-Maturity Securities:                                 (in thousands)
U.S. Treasury ..............................   $ 72,512   $   396     $   (220)   $ 72,688
U.S. government agencies ...................     29,811       296         (579)     29,528
State and municipals .......................     32,527       465          (86)     32,906
Collateralized mortgage obligations ........      7,000        28          (55)      6,973
                                               --------   ----------  ----------  --------
                                               $141,850   $ 1,185     $   (940)   $142,095
                                               ========   ==========  ==========  ========
Available-for-Sale Securities:
U.S. Treasury ..............................   $ 51,115   $   445     $   (133)   $ 51,427
State and municipals .......................     10,297       117          (12)     10,402
Collateralized mortgage obligations ........     18,425       120          (84)     18,461
Equity .....................................        127      --           --           127
                                               --------   ----------  ----------  --------
                                               $ 79,964   $   682     $   (229)   $ 80,417
                                               ========   ==========  ==========  ========

                                                                   1995
                                               -------------------------------------------
                                                            Gross       Gross
                                               Amortized  Unrealized  Unrealized     Fair
                                                  Cost      Gains       Losses      Value
                                               --------   ----------  ----------  --------
Held-to-Maturity Securities:                                   (in thousands)
U.S. Treasury ..............................   $ 80,861   $ 1,201     $    (49)   $ 82,013
U.S. government agencies ...................     36,238       405         (396)     36,247
State and municipals .......................     33,975       564          (91)     34,448
Collateralized mortgage obligations ........      8,604        78          (35)      8,647
                                               --------   ----------  ----------  --------
                                               $159,678   $ 2,248     $   (571)   $161,355
                                               ========   ==========  ==========  ========
Available-for-Sale Securities:
U.S. Treasury ..............................   $ 38,495   $   821     $    (23)   $ 39,293
State and municipals .......................      6,779        92           (7)      6,864
Collateralized mortgage obligations ........     11,281        33          (42)     11,272
Equity .....................................        127      --           --           127
                                               --------   ----------  ----------  --------
                                               $ 56,682   $   946     $    (72)   $ 57,556
                                               ========   ==========  ==========  ========

   At December 31, 1997 and 1996, investment securities with a carrying value of $51,155,000 and $47,276,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

   MATURITIES AND AVERAGE YIELDS. The following table sets forth the maturities and weighted average yields of the Bank's investment securities at December 31, 1997.

                                                                     Principal Maturing
                                              -------------------------------------------------------------------------
                                                   Within        After One But      After Five But           After
                                                  One Year     Within Five Years   Within Ten Years        Ten Years
                                              ---------------  ----------------   -----------------   -----------------
                                               Amount  Yield    Amount    Yield    Amount     Yield     Amount    Yield
                                              -------   -----  -------     ----   --------     ----   --------    -----
                                                                         (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY SECURITIES:
U.S. Treasury ............................    $28,541   5.88%  $51,138     6.11%   $   --       -- %   $   --      -- %
U.S. government agencies (1) .............        634   6.37     7,212     6.48      6,639     7.78      8,525    6.55
State and municipals (2) .................      8,086   6.42    18,383     7.03     19,247     6.94        339    7.05
Collateralized mortgage obligations (1) ..       --      --        --       --        --        --      41,833    6.90
                                              -------   -----  -------     ----   --------     ----   --------    -----
                                              $37,261   6.01%  $76,733     6.37%   $25,886     7.16%   $50,697    6.84%
                                              =======   ====   =======     ====   ========     ====   ========    ====

                                                                     Principal Maturing
                                              -------------------------------------------------------------------------
                                                   Within        After One But      After Five But           After
                                                  One Year     Within Five Years   Within Ten Years        Ten Years
                                              ---------------  ----------------   -----------------   -----------------
                                               Amount  Yield    Amount    Yield    Amount     Yield     Amount    Yield
                                              -------   -----  -------     ----   --------     ----   --------    -----
                                                                             (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury ............................    $ 3,509   5.23%  $41,933     6.32%   $   --       -- %   $    --     -- %
State and municipals (2) .................        820   5.71     3,146     6.85      7,040     6.58        269    6.17
                                              -------   -----  -------     ----   --------     ----   --------    -----
  Total debt securities ..................      4,329   5.32    45,079     6.21      7,040     6.58        269    6.17
Equity ...................................         --    --       --        --         --       --         127    6.70
                                              -------   -----  -------     ----   --------     ----   --------    -----
                                              $ 4,329   5.32%  $45,079     6.36%   $ 7,040     6.58%   $   396    6.34%
                                              =======   ====   =======     ====   ========     ====   ========    ====

(1) Maturities shown are stated maturities. Securities backed by mortgages are expected to have substantial periodic repayments resulting in weighted average lives considerably shorter than would be surmised from the above table.

(2) Yields on tax-exempt obligations have been computed on a tax-equivalent basis.


NOTE C - LOANS

     The following table sets forth major classifications of loans.

                                                           December 31,
                                 -------------------------------------------------------------
                                   1997          1996         1995        1994          1993
                                 ---------    ---------    ---------    ---------    ---------
                                                          (IN THOUSANDS)

Commercial and industrial ....   $  25,686    $  23,345    $  21,708    $  19,482    $  19,514
Secured by real estate .......     121,620      120,782      115,098      115,855      108,025
Consumer .....................       7,152        8,999        9,671        8,961        9,337
Other ........................       1,101          396          193          174          113
                                 ---------    ---------    ---------    ---------    ---------
                                   155,559      153,522      146,670      144,472      136,989
Unearned income ..............        (829)        (840)        (796)        (859)        (812)
                                 ---------    ---------    ---------    ---------    ---------
                                   154,730      152,682      145,874      143,613      136,177
Allowance for loan losses ....      (3,579)      (3,600)      (3,600)      (3,600)      (3,590)
                                 ---------    ---------    ---------    ---------    ---------
                                 $ 151,151    $ 149,082    $ 142,274    $ 140,013    $ 132,587
                                 =========    =========    =========    =========    =========

     ALLOWANCE FOR LOAN LOSSES. The following table sets forth changes in the Bank's allowance for loan losses.

                                                             Year ended December 31,
                                               ----------------------------------------------------
                                                 1997        1996       1995       1994        1993
                                               ------      ------     ------     ------      ------
                                                             (DOLLARS IN THOUSANDS)
Balance, beginning of year ................   $ 3,600     $ 3,600    $ 3,600    $ 3,590     $ 3,503
                                               ------      ------     ------     ------      ------
Loans charged off:
  Commercial and industrial ...............      --            (2)        (3)       (13)       --
  Secured by real estate ..................      --          --         --         --          (121)
  Consumer and other ......................       (59)        (33)       (21)       (35)        (24)
                                               ------      ------     ------     ------      ------
                                                  (59)        (35)       (24)       (48)       (145)
                                               ------      ------     ------     ------      ------
Recoveries of loans charged off:
  Commercial and industrial ...............      --          --         --            6           5
  Secured by real estate ..................       120          21         16         36          28
  Consumer and other ......................        18          14          8         16          24
                                               ------      ------     ------     ------      ------
                                                  138          35         24         58          57
                                               ------      ------     ------     ------      ------
Net (charge-offs) recoveries ..............        79        --         --           10         (88)
Provision for loan losses (credit) ........      (100)       --         --         --           175
                                               ------      ------     ------     ------      ------
Balance, end of year ......................   $ 3,579     $ 3,600    $ 3,600    $ 3,600     $ 3,590
                                               ======      ======     ======     ======      ======
Ratio of net (charge-offs) recoveries to
  average loans outstanding ...............       .05%         -%         -%        .01%       (.07)%
                                               ======      ======     ======     ======      ======


     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of the Bank's total allowance for loan losses by loan type.

                                                                December 31,
                         ------------------------------------------------------------------------------------------
                              1997               1996               1995              1994                1993
                         ----------------- -----------------  ----------------  ------------------ ----------------
                                     % of              % of             % of               % of               % of
                                     Loans            Loans             Loans              Loans             Loans
                                   To Total          To Total         To Total           To Total          To Total
                         Amount     Loans   Amount    Loans   Amount   Loans     Amount     Loans   Amount    Loans
                         ------   --------  ------    ------- ------- -------   -------    ------- -------   ------
                                              (DOLLARS IN THOUSANDS)
Commercial ...........   $  564     16.6%  $  530     15.3%   $  563    14.9%   $  574      13.6%  $  652     14.3%
Real-estate secured ..    2,099     78.6    2,185      79.1    2,241    78.9     2,326      80.7    2,096     79.3
Consumer and other ...      211      4.8      174       5.6      196     6.2       148       5.7      217      6.4
                         ------   ------   ------    ------   ------  ------    ------    ------   ------   ------
Total allocated ......    2,874    100.0    2,889     100.0    3,000   100.0     3,048     100.0    2,965    100.0
Unallocated ..........      705      --       711       --       600    --         552       --       625      --
                         ------   ------   ------    ------   ------  ------    ------    ------   ------   ------
                       $  3,579    100.0%  $3,600     100.0%  $3,600   100.0%   $3,600     100.0%  $3,590    100.0%
                        =======   ======   ======    ======   ======  ======    ======    ======   ======   ======

     SELECTED LOAN MATURITY INFORMATION. The following table sets forth maturity and rate information for the Bank's commercial and industrial loans.

                                                                      Maturity
                                           ---------------------------------------------------------
                                                           After One
                                              Within       But Within       After
                                             One Year      Five Years     Five Years         Total
                                           ------------   ------------   ------------   ------------
                                                                   (IN THOUSANDS)
Commercial and industrial loans:
Fixed rate .............................   $      9,060   $      1,560   $         40   $     10,660
Variable rate ..........................          4,886          8,996          1,144         15,026
                                           ------------   ------------   ------------   ------------
                                           $     13,946   $     10,556   $      1,184   $     25,686
                                           ============   ============   ============   ============


     PAST DUE,  NONACCRUAL,  AND  RESTRUCTURED  LOANS.  The following table sets
forth  selected   information  about  the  Bank's  nonaccrual,   past  due,  and
restructured loans.

                                                                 1997     1996     1995     1994     1993
                                                                -----    -----    -----    -----    -----
At December 31:                                                               (IN THOUSANDS)
Loans past due 90 days or more as to principal or
interest payments and still accruing .......................   $   49   $   31   $    4   $    3   $  183
Nonaccrual loans ...........................................      382      659      843      516      448
Restructured loans .........................................        6       19       48      124      322

YEAR ENDED DECEMBER 31:
Gross interest income that would have been
recorded during the year under original terms:
Nonaccrual loans ...........................................       55       60       97       36       43
Restructured loans .........................................        1        3        7        8       27

Gross interest income recorded during the year:
Nonaccrual loans ...........................................       32       11       36        1        1
Restructured loans .........................................        1        2        6        6       26

Commitments for additional funds ...........................     None     None     None     None     None


     As of December 31, 1997, the Corporation did not have any impaired loans as defined in SFAS No. 114 except for the restructured and nonaccrual loans noted above.

     Certain directors, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1997 and 1996. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of these loans was approximately $1,574,000 and $1,555,000 at December 31, 1997 and 1996, respectively. During 1997, $266,000 of new loans to such persons were made and repayments totaled $247,000. There were no loans to directors which were nonaccruing at December 31, 1997 or 1996.

NOTE D - PREMISES AND EQUIPMENT

     Bank premises and equipment consist of the following:

                                                                     December 31,
                                                                 ------------------
                                                                   1997        1996
                                                                 ------      ------
                                                                    (IN THOUSANDS)
Land .......................................................   $  1,274    $  1,274
Buildings ..................................................      4,502       4,483
Leasehold improvements .....................................        846         752
Furniture and equipment ....................................      7,040       6,636
                                                                 ------      ------
                                                                 13,662      13,145
Accumulated depreciation and amortization ..................     (8,625)     (8,101)
                                                                 ------      ------
                                                               $  5,037    $  5,044
                                                                 ======      ======

     A building occupied by one of the Bank's branch offices is leased from a director of the Corporation and the Bank. The lease, which is dated 1992 and has a term of approximately ten years, currently provides for annual base rentals of $25,000, plus certain charges for real estate taxes and common area maintenance. The Bank may cancel this lease at any time by giving the director ninety days written notice. The Bank believes that the terms of this lease are comparable to those that could have been obtained from other persons.

NOTE E - DEPOSITS

     The following table sets forth major classifications of average deposits.

                                                                 Year ended December 31,
                                           ----------------------------------------------------------------------
                                                  1997                    1996                    1995
                                           --------------------   ---------------------   -----------------------
                                           Average     Average     Average     Average     Average       Average
                                           Balance    Rate Paid    Balance    Rate Paid    Balance      Rate Paid
                                           --------   ---------   --------    ---------   --------      ---------
                                                                        (DOLLARS IN THOUSANDS)

Checking ...............................   $133,082       - %     $123,832        -  %    $115,010          -%
Savings and money market ...............    229,639     3.18       222,319       3.05      213,250       3.36
Time deposits ..........................     39,671     4.76        36,940       4.61       35,416       4.88
                                           --------   -------     --------     -------    --------      ------
                                           $402,392     2.28%     $383,091       2.21%    $363,676       2.45%
                                           ========   =======     ========     =======    ========      ======



     TIME DEPOSITS OF $100,000 AND OVER. The following table sets forth the emaining maturities of the Bank's time deposits in amounts of $100,000 or more.

Remaining Maturity                                       Amount
--------------------------------------------------   ------------
                                                    (in thousands)

3 months or less .................................   $      5,903
Over 3 through 6 months ..........................          2,658
Over 6 through 12 months .........................          1,650
Over 12 months ...................................            395
                                                     ------------
                                                     $     10,606
                                                     ============
NOTE F - INCOME TAXES

     The Corporation and its subsidiary file a consolidated Federal income tax return. Income taxes charged to earnings in 1997, 1996, and 1995 had effective tax rates of 32.7%, 34.4%, and 34.3%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation's effective tax rate.


                                                                      Year Ended December 31,
                                                                      ----------------------
                                                                      1997     1996     1995
                                                                      ----     ----     ----
Statutory federal income tax rate ...............................     34.0%    34.0%    34.0%
State income taxes, net of Federal income tax benefit ...........      5.6      5.9      6.1
Tax-exempt interest on securities and loans, net of
disallowed cost of funding ......................................     (6.4)    (6.2)    (6.5)
Other ...........................................................      (.5)      .7       .7
                                                                      ----     ----     ----
                                                                      32.7%    34.4%    34.3%
                                                                      ====     ====     ====

     PROVISION FOR INCOME TAXES. The following table sets forth the components of the provision for income taxes.

                         Year Ended December 31,
                     -----------------------------
                        1997       1996       1995
                     -------    -------    -------
                             (IN THOUSANDS)
Currently payable:
Federal ..........   $ 2,841    $ 2,540    $ 2,375
State ............       933        934        875
                     -------    -------    -------
                       3,774      3,474      3,250
                     -------    -------    -------
Deferred:
Federal ..........       (96)       135         (6)
State ............        33       --            1
                     -------    -------    -------
                         (63)       135         (5)
                     -------    -------    -------
                     $ 3,711    $ 3,609    $ 3,245
                     =======    =======    =======

     NET DEFERRED TAX ASSET. The following table sets forth the components of the Bank's net deferred tax asset.

                                                             December 31,
                                                          ---------------
                                                            1997     1996
                                                          ------   ------
Deferred tax assets:                                       (IN THOUSANDS)
Allowance for loan losses .............................   $1,079   $1,223
Supplemental executive retirement expense .............      118     --
Stock appreciation rights expense .....................     --        126
Pension expense .......................................     --         37
Interest on nonperforming loans .......................      100      106
Postretirement benefits expense .......................       29       21
Accrued professional fees .............................       12       13
                                                          ------   ------
                                                           1,338    1,526
Valuation allowance ...................................     --       --
                                                          ------   ------
                                                           1,338    1,526
                                                          ------   ------
Deferred tax liabilities:
Pension expense .......................................      197       --
Accretion on bonds ....................................       20      371
Depreciation ..........................................       12       57
Unrealized gains on available-for-sale securities .....      324      201
                                                          ------   ------
                                                             553      629
                                                          ------   ------
Net deferred tax asset ................................   $  785   $  897
                                                          ======   ======

NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit, standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, financial instruments whose contract amounts represent credit risk are as follows:

                                                1997              1996
                                             -------           -------
                                                    (IN THOUSANDS)
Commitments to extend credit ..........      $28,907           $22,944
Standby letters of credit .............        1,436             1,195
Commercial letters of credit ..........          467               407


      Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank's standby letters of credit extend through January 1999. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 1997 varied from 0% to 100%, and averaged 39%.

      Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. All of the Bank's commercial letters of credit extend for less than one year. The credit risk involved in issuing commercial letters of credit is the same as that discussed in the preceding paragraph for standby letters of credit. The Bank generally obtains personal guarantees supporting these commitments.

      Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

      CONCENTRATIONS OF CREDIT RISK. Virtually all of the Bank's loans, personal and commercial, are to borrowers who are domiciled on Long Island. As a result, the income of many of the Bank's borrowers is dependent on the Long Island economy. In addition, virtually all of the Bank's real estate loans involve mortgages on Long Island properties. Thus, the Bank's loan portfolio is susceptible to the economy of Long Island.

     LEASE COMMITMENTS. At December 31, 1997, minimum annual rental commitments under noncancelable operating leases are as follows:

Year                               Amount
----                          ---------------
                               (in thousands)
1998 .....................     $     250
1999 .....................           235
2000 .....................           204
2001 .....................           165
2002 .....................           156
Thereafter ...............           349
                              ---------------
                               $   1,359
                              ===============

   In addition,  the Bank has various renewal options on the above leases.  Rent
expense  was  $261,000,   $247,000,  and  $220,000  in  1997,  1996,  and  1995,
respectively.

NOTE H - SHAREHOLDER PROTECTION RIGHTS PLAN

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

   When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $83 (the "Exercise Price"). However, in the event that the Corporation has announced that any person has acquired 20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

   The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

NOTE I - STOCK BASED COMPENSATION

   The Corporation has two stock option and appreciation rights plans (the "Plans"). The 1996 Plan was approved by the Corporation's Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, options to purchase up to 360,000 shares of common stock are available to be granted to key employees of the Corporation and its subsidiaries through January 15, 2006. Each option, which may be granted with or without a stock appreciation right attached, is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant and is exercisable in whole or in part at certain times commencing six months from the date of grant and ending ten years after the date of grant. The 1996 Plan also provides for the granting of stand-alone stock appreciation rights. At December 31, 1997, options to purchase 17,287 shares of Common Stock were outstanding and exercisable with respect to the 1996 Plan. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

   The 1986 Plan was approved by the Corporation's Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan. At December 31, 1997, options to purchase 98,509 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights. Compensation costs recognized for stock appreciation rights granted under the 1986 Plan amounted to $143,000, $72,000 and $68,000 for the years ended December 31, 1997, 1996, and
1995, respectively.

     The Corporation has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant, no compensation cost has been recognized. The following table compares reported net income and earnings per share to net income and earnings per share on a pro forma basis assuming that the Corporation accounted for stock-based compensation under SFAS No. 123.

                                 1997       1996
                             ---------  ----------
                              (IN THOUSANDS EXCEPT
                                 PER SHARE DATA)
NET INCOME:
As Reported .............   $   7,626   $   6,891
Pro Forma ...............       7,523       6,776

EARNINGS PER SHARE:
As Reported:
  Basic .................   $   2.45    $   2.20
  Diluted ...............       2.40        2.15

Pro Forma:
  Basic .................   $   2.41    $   2.16
  Diluted ...............       2.36        2.12

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995. Future awards are anticipated under the 1996 Plan.

     STOCK OPTION ACTIVITY. The following table sets forth stock option activity and the weighted average fair value of options granted.

                                                                         Year Ended December 31,
                                                  ---------------------------------------------------------------------
                                                          1997                     1996                  1995
                                                  ---------------------   ---------------------- ----------------------
                                                               Weighted                 Weighted               Weighted
                                                                Average                 Average                 Average
                                                               Exercise                 Exercise               Exercise
                                                   Shares        Price     Shares        Price    Shares        Price
                                                  -------    ----------   -------    ----------  -------    -----------
Outstanding, beginning of year ...............    155,677    $   14.14    151,435    $   12.99   135,936    $   11.58
Granted ......................................     20,057        24.34     26,325        19.89    31,837        17.87
Exercised ....................................    (59,488)       12.40    (21,966)       13.07   (16,338)       10.22
Forfeited ....................................       (450)       24.33       (117)       17.39      --            --
                                                  -------    ---------    -------    ---------   -------    -----------
Outstanding and exercisable, end of year .....    115,796    $   16.76    155,677    $   14.14   151,435    $   12.99
                                                  =======    =========    =======    =========   =======    ===========
Weighted average fair value of options granted    $  5.14                 $  4.36                $ 5.03
                                                  =======                 =======                =======


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 5.56% and 5.93% for 1996 Plan options granted in 1997 and 1996, respectively, and 5.61% and 7.40% for 1986 Plan options granted in 1996 and 1995, respectively; volatility of 11.30% for the 1996 Plan options granted in 1997 and 1996 and volatility of 11.22% and 10.72% for the 1986 Plan options granted in 1996 and 1995, respectively; expected dividend yield of 2% and expected lives of 7 years for all options granted in 1997, 1996 and 1995.

     STOCK OPTIONS OUTSTANDING. The following table sets forth information about stock options outstanding and exercisable at December 31, 1997.

                                            Weighted Average
                                          --------------------
                                          Remaining
                                          Contractual  Exercise
Range of Exercise Prices    Number        Life (yrs.)    Price
------------------------    -------       ----------   -------
$ 7.01 to $10.00             13,915         3.69       $ 9.59
$10.01 to $13.00             10,585         2.58        10.63
$13.01 to $16.00             29,507         5.60        14.83
$16.01 to $19.00             44,880         7.55        18.85
$19.01 to $25.00             16,909         9.56        24.33
                            -------       ----------   -------
                            115,796         6.43       $16.76
                            =======       ==========   =======

NOTE J - RETIREMENT PLANS

      The Bank has a defined benefit pension plan (the "Pension Plan") covering eligible employees. The provisions of the Pension Plan are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the Retirement System) and the Retirement System Adoption Agreement executed by the Bank. For investment purposes, the Pension Plan's contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities.

      Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on varying percentages of average annual compensation during defined periods of creditable service. The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation. The Bank's funding policy, the entry age normal cost-frozen initial liability method, is consistent with the funding requirements of federal law and regulations. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

     NET PENSION COST. The following table sets forth the components of net pension cost.

                                         1997       1996       1995
                                      -------    -------    -------
                                               (in thousands)
Service cost ......................   $   319    $   247    $   213
Interest cost .....................       345        311        250
Actual return on plan assets ......      (522)      (423)      (340)
Net amortization and deferral .....       (44)       (44)       (44)
                                      -------    -------    -------
Net pension cost ..................   $    98    $    91    $    79
                                      =======    =======    =======


     FUNDED STATUS OF PENSION PLAN. The following table sets forth the funded status of the Bank's Pension Plan as of the date of the latest actuarial valuation.

                                                                                      October 1,
                                                                         --------------------------------
                                                                             1997        1996        1995
                                                                         --------    --------    --------
                                                                                    (IN THOUSANDS)
Accumulated benefit obligation, including vested benefits
of $3,738,000, $3,113,000 and $2,715,000 .............................   $  3,781    $  3,158    $  2,743
                                                                         ========    ========    ========
Projected benefit obligation .........................................   $ (5,021)   $ (4,094)   $ (3,624)
Plan assets at fair value ............................................      6,567       5,308       4,779
                                                                         --------    --------    --------
Plan assets less projected benefit obligation ........................      1,546       1,214       1,155
Unrecognized loss (gain) from experience different from
that assumed and effects of changes in assumptions ...................       (574)       (364)       (179)
Prior service cost not yet recognized in periodic pension cost .......        (42)        (46)        (49)
Unrecognized net asset ...............................................       (248)       (289)       (329)
                                                                         --------    --------    --------
Prepaid pension cost included in other assets ........................   $    682    $    515    $    598
                                                                         ========    ========    ========

     SIGNIFICANT ACTUARIAL ASSUMPTIONS. The following assumptions were utilized in determining net pension cost and the funded status of the Bank's pension plan.

                                                              1997      1996      1995
                                                             -------   -------   -------
Discount rate ........................................        7.00%     7.75%     7.75%
Rate of increase in compensation levels ..............        5.00%     5.00%     5.00%
Expected long-term rate of return on plan assets .....        8.00%     8.00%     8.50%

   The Bank has a combined profit sharing/401(k) plan (the "Profit Sharing Plan"). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 10% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions and make profit sharing contributions to each participant's account equal to a percentage of the participant's compensation, as defined. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the matching and profit sharing contributions made by the Bank. Matching contributions were $93,000, $92,000 and $84,000 for 1997, 1996, and 1995, respectively, and profit sharing contributions were $403,000, $387,000, and $362,000, respectively.

   On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program ("SERP"). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank's previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $337,000, $150,000 and $101,000 in 1997, 1996 and 1995,
respectively.

NOTE K - OTHER OPERATING EXPENSES

     Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 1997, 1996, and 1995 are as follows:

                              1997     1996     1995
                              ----     ----     ----
                                  (IN THOUSANDS)
FDIC insurance (1) ......   $ --     $ --     $  401
Computer services .......      420      418      398
Insurance ...............      420      424      401
Marketing ...............      386      303      246

(1) Amount not separately disclosed for 1997 and 1996 since expense is one percent or less of the aggregate of total interest income and noninterest income in the respective year.

NOTE L - REGULATORY MATTERS

     CAPITAL. The corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Under current regulations, banks are classified as well capitalized, adequately capitalized or undercapitalized. The following table sets forth the Corporation's capital ratios at December 31, 1997 and the minimum ratios necessary to be classified as well capitalized and adequately capitalized. The Corporation's capital ratios at December 31, 1997 substantially exceed the requirements for a well-capitalized bank.

                                            Corporation's Capital Ratios
                                                  at December 31:
                                            ----------------------------    Well       Adequately
                                                  1997        1996       Capitalized   Capitalized
                                                 -----       -----      -----------   -----------
Total  Risk-Based Capital Ratio ........         33.54%      33.43%        10.00%       8.00%
Tier 1 Risk-Based Capital Ratio ........         32.28       32.17          6.00        4.00
Tier 1 Leverage Capital Ratio ..........         12.24       12.29          5.00        4.00

     OTHER MATTERS. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank's net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 1997, the Bank had retained net income for the current and two preceding calendar years of $14,296,000.

     The Corporation is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1997 was approximately $3,188,000.

     Under national banking laws and related statutes, the Bank also is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1997, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $8,613,000.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

     The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation's financial instruments at December 31, 1997 and 1996.

                                                      1997                  1996
                                           ------------------------  -----------------------
                                              Carrying/                Carrying/
                                              Contract                 Contract
                                               Amount    Fair Value      Amount   Fair Value
                                           ----------   -----------  ----------   ----------
                                                             (IN THOUSANDS)
FINANCIAL ASSETS:
Cash and due from banks ................   $   13,343   $   13,343   $   19,351   $   19,351
Federal funds sold .....................       60,500       60,500       38,500       38,500
Held-to-maturity securities ............      190,577      192,357      141,850      142,095
Available-for-sale securities ..........       56,844       56,844       80,417       80,417
Commercial and industrial loans ........       25,003       25,003       22,668       22,666
Loans secured by real estate ...........      118,129      119,002      117,213      117,998
Consumer loans .........................        6,968        6,968        8,805        8,805
Other loans ............................        1,051        1,051          396          396
Accrued interest receivable ............        3,807        3,807        3,609        3,609

FINANCIAL LIABILITIES:
Checking deposits ......................      142,848      142,848      123,160      123,160
Savings and money market deposits ......      242,579      242,579      222,892      222,892
Time deposits ..........................       37,332       37,322       38,309       38,350
Accrued interest payable ...............          186          186          147          147

OFF-BALANCE-SHEET LIABILITIES:
Commitments to extend credit ...........       28,907         --         22,944         --
Standby and commercial letters of credit        1,903            8        1,602            7

NOTE N - PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS                                         December 31,
                                                          -----------------------
                                                                1997         1996
                                                          ----------   ----------
ASSETS:                                                          (IN THOUSANDS)
Checking and money market accounts with subsidiary ....   $    2,121   $    3,120
Investment in subsidiary bank, at equity ..............       57,422       51,932
Other assets ..........................................          253         --
                                                          ----------   ----------
                                                          $   59,796   $   55,052
                                                          ==========   ==========
LIABILITIES:
Cash dividends payable ................................   $      830   $      710
Accrued expenses and other liabilities ................         --            173
                                                          ----------   ----------
                                                                 830          883
                                                          ----------   ----------
STOCKHOLDERS' EQUITY:
Common stock ..........................................          311          209
Surplus ...............................................        5,471        6,924
Retained earnings .....................................       52,717       46,733
                                                          ----------   ----------
                                                              58,499       53,866
Accumulated other comprehensive income, net of tax ....          467          303
                                                          ----------   ----------
                                                              58,966       54,169
                                                          ----------   ----------
                                                          $   59,796   $   55,052
                                                          ==========   ==========

CONDENSED STATEMENTS OF INCOME                                                    Year ended December 31,
                                                                          -----------------------------------
                                                                               1997         1996         1995
                                                                          ---------   ----------   ----------
INCOME:                                                                                (IN THOUSANDS)
Dividends from subsidiary bank .......................................   $    2,400   $    2,200   $    1,950
Interest on deposits with subsidiary bank ............................           72           86           73
                                                                          ---------   ----------   ----------
                                                                              2,472        2,286        2,023
                                                                          ---------   ----------   ----------
EXPENSES:
Employee benefits ....................................................          143           72           68
Other operating expenses .............................................           29           28           27
                                                                          ---------   ----------   ----------
                                                                                172          100           95
                                                                          ---------   ----------   ----------
Income before income taxes and undistributed
earnings of subsidiary bank ..........................................        2,300        2,186        1,928
Equity in undistributed earnings .....................................        5,326        4,705        4,280
                                                                          ---------   ----------   ----------
NET INCOME ...........................................................   $    7,626   $    6,891   $    6,208
                                                                          =========   ==========   ==========


CONDENSED STATEMENTS OF CASH FLOWS                                                 Year ended December 31,
                                                                          ------------------------------------
Increase (Decrease) in Cash and Cash Equivalents*                              1997         1996         1995
                                                                          ---------   ----------   -----------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................   $    7,626   $    6,891    $    6,208
Adjustments to reconcile net income to net cash
provided by operating activities:
Undistributed earnings of subsidiary bank ............................       (5,326)      (4,705)       (4,280)
Increase (decrease) in accrued expenses and other liabilities ........         (173)         (38)           69
                                                                          ---------   ----------   -----------
Net cash provided by operating activities ............................        2,127        2,148         1,997
                                                                          ---------   ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase and retirement of common stock ............................       (2,444)        (730)         (421)
Proceeds from exercise of stock options ..............................          737          287           167
Cash dividends paid ..................................................       (1,419)      (1,243)       (1,119)
                                                                          ---------   ----------   -----------
Net cash used in financing activities ................................       (3,126)      (1,686)       (1,373)
                                                                          ---------   ----------   -----------
Net increase (decrease) in cash and cash equivalents .................         (999)         462           624
Cash and cash equivalents, beginning of year .........................        3,120        2,658         2,034
                                                                          ---------   ----------   -----------
Cash and cash equivalents, end of year ...............................   $    2,121   $    3,120    $    2,658
                                                                          =========   ==========   ===========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
Tax benefit from exercise of employee stock options ..................   $      253   $     --      $     --
Cash dividends payable ...............................................          830         710           616

*Cash and cash equivalents include the checking and money market accounts with the Corporation's wholly-owned bank subsidiary.

NOTE O - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                First       Second        Third       Fourth
                                               Quarter     Quarter       Quarter      Quarter        Total
                                           ----------   ----------    ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Interest income ........................   $    7,208   $    7,416    $    7,822   $    7,955   $   30,401
Interest expense .......................        2,146        2,249         2,376        2,426        9,197
Net interest income ....................        5,062        5,167         5,446        5,529       21,204
Provision for loan losses (credit) .....         --           (100)         --           --           (100)
Noninterest income .....................        1,040          993         1,103        1,182        4,318
Noninterest expense ....................        3,569        3,504         3,520        3,692       14,285
Income before income taxes .............        2,533        2,756         3,029        3,019       11,337
Income taxes ...........................          854          887           997          973        3,711
Net income .............................        1,679        1,869         2,032        2,046        7,626
Earnings per share:
Basic ..................................          .54          .60           .65          .66         2.45
Diluted ................................          .53          .59           .64          .64         2.40
Comprehensive income ...................          771        2,561         2,256        2,202        7,790


1996
Interest income ........................   $    7,023   $    7,108    $    7,241   $    7,213   $   28,585
Interest expense .......................        2,096        2,103         2,165        2,128        8,492
Net interest income ....................        4,927        5,005         5,076        5,085       20,093
Provision for loan losses (credit) .....         --           --            --           --           --
Noninterest income .....................          962          971         1,010          963        3,906
Noninterest expense ....................        3,399        3,460         3,338        3,302       13,499
Income before income taxes .............        2,490        2,516         2,748        2,746       10,500
Income taxes ...........................          831          847           942          989        3,609
Net income .............................        1,659        1,669         1,806        1,757        6,891
Earnings per share:
Basic ..................................          .53          .53           .58          .56         2.20
Diluted ................................          .52          .52           .57          .54         2.15
Comprehensive income ...................        1,072          974         2,235        2,328        6,609

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of
The First of Long Island Corporation:

     We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As  explained  in  Note A to the  consolidated  financial  statements,  the
Corporation  adopted  Statement  of  Financial   Accounting  Standards  No.  130
"Reporting Comprehensive Income" in 1997.


New York, New York
January 20, 1998                             /S/ ARTHUR ANDERSEN LLP

                              CELEBRATING 70 YEARS

THE FIRST COMMERCIAL BANKING OFFICE OPENED ON NOVEMBER 11, 1981
     The Bank introduced a revolutionary concept in business and professional banking--the Commercial Banking Office. The first of its kind, the richly decorated Lake Success office was designed to accommodate the special needs of our business and professional clientele. The branch was designed to provide significantly-reduced waiting time and give our customers the personal attention they deserve.

ANOTHER FIRST -- 24-HOUR BANKING ATM INSTALLED
     Keeping pace with the electronic banking boom of the 1980s, The First National Bank of Long Island was one of the first banks on Long Island to introduce 24-Hour Banking. This premier service was introduced under the name First Class Teller with the Glen Head branch being the first to go "live".

HIGHEST RATE MONEY MARKET SAVINGS ACCOUNT
     With the introduction of money market savings in 1982, The First of Long Island was one of the first banks in its market area to offer this account. The Bank pays one of the highest--if not the highest--rate of any bank with branch offices on Long Island.

THE FIRST OF LONG ISLAND CORPORATION FORMED
     The First of Long Island Corporation was organized in 1984 and its primary business is the operation of its sole subsidiary, The First National Bank of Long Island.

EXPANSION CONTINUES INTO OTHER COMMUNITIES
     The Bank continued its expansion into other Long Island communities with the opening of Huntington, Hicksville and Mineola.


                              CURRENT DAY -- 1990s

DEBUT OF SHORTER TERM, LOW RATE RESIDENTIAL MORTGAGE
     Another first occurred at The First of Long Island with the roll out of a shorter term, low rate fixed mortgage. This avant-garde product, introduced in 1992 with a 12 year term, provided homeowners with a vehicle to shorten the length of their mortgage debt at a low rate after years of high rates and monthly payments.

EXPANSION CONTINUES INTO ADDITIONAL COMMUNITIES
     The Bank further expanded into other Long Island communities with the opening of Rockville Centre, New Hyde Park, Locust Valley, Valley Stream and Great Neck.

THE FIRST OF LONG ISLAND AGENCY, INC. ORGANIZED
     The First of Long Island Agency, Inc. was organized in 1994 as a subsidiary of the Bank to conduct business as a licensed insurance agency primarily engaged in the sale of fixed annuity and long-term care insurance products.


LOW COST HOME EQUITY LAUNCHED
      Once again The First of Long Island was on the cutting-edge with the introduction of StarLine, which pioneered the first low cost home equity line of credit offered on Long Island. In later years, the Bank unveiled its no closing cost and prime rate options.

PC BANKING INTRODUCED TO BUSINESSES
     In 1997 FirstLink, a personal computer based service, was introduced to further meet the banking needs of our business customers.

WWW.FNBLI.COM  OR WWW.FIRSTOFLI.COM

     The First of Long Island went "live" on the worldwide web in October 1997.

DIRECTORS
                      THE FIRST OF LONG ISLAND CORPORATION
                     THE FIRST NATIONAL BANK OF LONG ISLAND

                           PHOTOGRAPHS OF DIRECTORS

                              J. William Johnson,
                      Chairman and Chief Executive Officer

                              John R. Miller III,
                            President and Publisher,
                        Equal Opportunity Publications,
                               Inc. (publishing)

                           Howard Thomas Hogan, Jr.,
                             Partner, Hogan & Hogan
                           (lawyer, private practice)

                             Beverly Ann Gehlmeyer,
                           Tax Manager and Principal,
                          Gehlmeyer & Gehlmeyer, P.C.
                       (certified public accounting firm)

                               Paul T. Canarick,
                            President and Principal,
                                Paul Todd, Inc.
                             (construction company)

                            J. Douglas Maxwell, Jr.,
                     Chairman and Chief Executive Officer,
                             Swissray Empower, Inc.
                         (medical imaging distributor)

                             Walter C. Teagle III,
                     President and Chief Executive Officer,
                           Metro Design Systems, Inc.
                         (engineering design services)

OFFICERS

                      THE FIRST OF LONG ISLAND CORPORATION

                              J. William Johnson,
                      Chairman and Chief Executive Officer

                           Arthur J. Lupinacci, Jr.,
                     Executive Vice Presient and Secretary

                                Mark D. Curtis,
                      Senior Vice President and Treasurer

                                 Richard Kick,
                             Senior Vice President

                             Donald L. Manfredonia,
                             Senior Vice President

                                Joseph G. Perri,
                             Senior Vice President

                                John C. Sansone,
                             Senior Vice President

                                Wayne B. Drake,
                              Assistant Treasurer


EXECUTIVE OFFICERS

                     THE FIRST NATIONAL BANK OF LONG ISLAND

                      Chairman and Chief Executive Officer
                               J. William Johnson

                           Executive Vice President,

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

                                Mark D. Curtis
                      Chief Financial Officer and Cashier

                                 Richard Kick
                             Senior Operations and
                           Senior Retail Loan Officer

                             Donald L. Manfredonia
                             Senior Lending Officer

                                Joseph G. Perri
                      Senior Commercial Marketing Officer

                                John C. Sansone
                              Senior Trust Officer

BUSINESS DEVELOPMENT BOARD

PHOTOGRAPHS OF BUSINESS DEVELOPMENT BOARD MEMBERS


                               Kenneth R. Latham,
                             Chairman of the Board,
                      Latham Brothers Lumber Company, Inc.

                              Herbert Haber, CPA,
                          Certified Public Accountant

                             Thomas N. Dufek, CPA,
                              Partner, Kilgannon,
                             Furey, Dufek & Company

                            Kevin J. Harding, Esq.,
                                    Partner,
                              Harding and Harding

                             Herbert Kotler, Esq.,
                                    Partner,
                         Sobel, Kelly and Kotler, P.C.

                             Susan Hirschfeld Mohr,
                    President, J. W. Hirschfeld Agency, Inc.

                             Richard Nussbaum, CPA,
                          Managing Partner, Nussbaum,
                              Yates, Wolpow, P.C.

                           Arthur C. Schupbach, Esq.,
                   Partner, Schupbach, Williams & Pavone LLP

                               H. Craig Treiber,
                                 President/CEO,
                             The Treiber Group LLC

                           Emil V. Cianciulli, Esq.,
                        Partner, Cianciulli & Meng, P.C.

                               David Black, CPA,
                         David Black & Associates, Inc.

                              Lawrence F. Steiner,
                                   President,
                           Universal Unlimited, Inc.

                            Robert A. Goodwin, Esq.,
                                    Partner,
                           Goodwin, Schult & Goodwin

                                Alan B. Katcher,
                            Chief Executive Officer,
                           Terry Alan Adv. Co., Inc.

                              Zachary Levy, Esq.,
                                    Attorney

                               Bernard Esquenet,
                            Chief Executive Officer,
                                The Ruhof Corp.

                                Quentin Sammis,
                                   President,
                             Coldwell Banker Sammis

                              William L. Edwards,
                              Real Estate Investor

                                Howard S. Cohen,
                                   President,
                          Mount Carmel Cemetery Assoc.

                                Arthur Ventura,
                            President, Badge Agency

                                  Mark Wurzel,
                                   President,
                              Calico Cottage, Inc.

                           John A. Burns, Jr., Esq.,
                         Counsel, Forchelli, Schwartz,
                              Mineo & Carlino, LLP

OFFICIAL STAFF

VICE PRESIDENTS

Albert Arena
Commercial Banking

Archie J. Arrington
Manager, Roslyn Heights

Lester J. Bach
Manager, Great Neck

Jonathan P. Bostwick
Finance

James Clavell
Branch Administration

Kitty W. Craig
Auditing

Paul J. Daley
Commercial Banking

Joseph Dioguardi
Manager, Old Brookville

Wayne B. Drake
Controller, Finance

Stephen Durso
Commercial Banking

John G. Fitzpatrick
Loan Center
Compliance - CRA Officer

Betsy Gustafson
Deposit Operations

Charles E. Haberkorn, Jr.
Commercial Banking

Peter J. Hoey
Data Center

George P. Knott
Manager, Woodbury

Henry A. Kramer
Commercial Banking

Concepcion L. Larrea
Manager, Greenvale

Teresa P. Maloney
Trust and Investment Services

Edward V. Mirabella
Commercial Banking

John J. Mulder, Jr.
Manager, Glen Head

Patrick J. Mulligan
Trust and Investment Services

John T. Noonan
Manager, Locust Valley

William Pyszczymuka
Manager, Huntington

Debbie J. Sorace
Marketing

Henry C. Suhr
Manager, Northport

ASSISTANT VICE PRESIDENTS

Peter J. Arebalo
Manager, Valley Stream

Marion M. Bornkamp
Auditing

Linda A. Cutter
Manager, New Hyde Park

Milady B. Godwin
Human Resources

David Lippa
Glen Head

Dorothy Miller
Manager, Hicksville

Gretchen B. Nesky
Commercial Banking

Lee Nunez
Manager, Lake Success

Ronald Pimental
Manager, Rockville Centre

Frank Plesche
Huntington

Frederick G. Ruff
General Services

Carole Ann Snayd
Roslyn Heights

Michael J. Spolarich
Commercial Banking

Tina A. Sweeney
Loan Center

Ann Marie Tarantino
Compliance and Procedures

Herta Tscherne
Manager, Mineola

Trust Officers

Susan P. Contino
Trust and Investment Services

Andrew G. Drenick
Trust and Investment Services

Susan J. Hempton
Trust and Investment Services

Senior Mortgage Advisor

John F. Darcy
Loan Center

Mortgage Originator

Frederick T. Hughes
Loan Center

ASSISTANT CASHIERS

Monica T. Baker
Branch Administration

Pari Glazer
Lake Success

Arlyne H. Kramer
Hicksville

Miriam J. Klein
Old Brookville

Mary Lou Martin
Locust Valley

Caroline V. McIntyre
Greenvale

Donna P. Minervini
Rockville Centre

June E. Pipito
Woodbury

Elissa A. Toussaint
Northport

Assistant Auditor

Kevin W. Long
Auditing

ASSISTANT MANAGERS

Ann J. Cristodero
Loan Center

Urte Goldstein
Commercial Banking

Robert B. Jacobs
Loan Center

Jenny Malandruccolo
Huntington

Colleen M. Murphy
Human Resources

Diane C. Pohlmann
Compliance and Procedures

Laura Stratten
Branch Administration

Cathy A. Vanatta
Marketing

Alison A. Zabielski
Deposit Operations

ADMINISTRATIVE AND EXECUTIVE ASSISTANTS

Elaine Ballinger
Glen Head

Joanne Buckley
Trust and Investment Services

Andrea L. DePol
Roslyn Heights

Anna S. Fleming
Loan Center

Lorraine Fogarty
Branch Administration

Marguerite F. Hirschman
Trust and Investment Services

Catherine Irvin
Finance

Rosemary Kerrane
Mineola

Carmela Lalonde
Deposit Operations

Conrad A. Lissade
Data Center

Francine McDonald
Trust and Investment Services

Constance Miller
Administration

Eveline Ratte
Loan Center

Cheryl A. Romanski
Finance

Lori A. Ruggiero
Data Center

Lisa L. Samuel
Woodbury

Allison C. Brown
Northport

Anne J. Virgadamo
Huntington

Maureen P. Zebrowski
Commercial Banking

Counsel
SCHUPBACH, WILLIAMS & PAVONE LLP

Independent Auditors
ARTHUR ANDERSEN LLP


                    FORM 10-K REPORT

                    A copy of the Corporation's annual report on Form 10-K for 1997, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

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

                              253 New York Avenue
                              Huntington, NY 11743
                                 (516) 427-4143

                               108 Forest Avenue
                            Locust Valley, NY 11560
                                 (516) 671-2299

                             711 Fort Salonga Road
                              Northport, NY 11768
                                 (516) 261-4000

                               209 Glen Head Road
                            Old Brookville, NY 11545
                                 (516) 759-9002

                                310 Merrick Road
                           Rockville Centre, NY 11570
                                 (516) 763-5533

                               130 Mineola Avenue
                            Roslyn Heights, NY 11577
                                 (516) 621-1900

                               800 Woodbury Road
                               Woodbury, NY 11797
                                 (516) 364-3434

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