Form 10-K, Exhibit 13
period 1998-12-31
FIRST OF LONG ISLAND CORP
filed 1999-03-29
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR
                             ENDED DECEMBER 31, 1998

1998
ANNUAL REPORT

[PHOTO OMITTED]
Eatons Neck

[LOGO] The First of Long Island
The First of Long Island Corporation

SELECTED FINANCIAL DATA


     The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes.


                                                     1998             1997             1996            1995            1994
                                                 ------------     ------------     ------------    ------------    ------------
INCOME STATEMENT DATA:
  Total Interest Income ......................   $ 32,682,000     $ 30,401,000     $ 28,585,000    $ 28,017,000    $ 24,861,000
  Total Interest Expense .....................      9,867,000        9,197,000        8,492,000       8,899,000       6,175,000
  Net Interest Income ........................     22,815,000       21,204,000       20,093,000      19,118,000      18,686,000
  Provision for Loan Losses (Credit) .........       (100,000)        (100,000)              --              --              --
  Net Income .................................      8,368,000        7,626,000        6,891,000       6,208,000       6,028,000
PER SHARE DATA: (1)
  Basic Earnings .............................   $       2.69     $       2.45     $       2.20    $       1.97    $       1.92
  Diluted Earnings ...........................           2.64             2.40             2.15            1.94            1.89
  Cash Dividends Declared ....................            .57              .49              .43             .37             .34
  Stock Splits/Dividends Declared ............             --          3-for-2               --         3-for-2              --
  Book Value .................................   $      21.03     $      18.94     $      17.29    $      15.69    $      13.52
BALANCE SHEET DATA AT PERIOD END:
  Total Assets ...............................   $547,622,000     $484,674,000     $440,903,000    $425,655,000    $396,055,000
  Total Loans ................................    170,718,000      154,730,000      152,682,000     145,874,000     143,613,000
  Allowance for Loan Losses ..................      3,651,000        3,579,000        3,600,000       3,600,000       3,600,000
  Total Deposits .............................    479,231,000      422,759,000      384,361,000     373,955,000     351,526,000
  Stockholders' Equity .......................     65,099,000       58,966,000       54,169,000      49,340,000      42,608,000
AVERAGE BALANCE SHEET DATA:
  Total Assets ...............................   $510,409,000     $460,551,000     $436,659,000    $411,717,000    $390,543,000
  Total Loans ................................    164,063,000      153,733,000      150,090,000     143,677,000     141,399,000
  Allowance for Loan Losses ..................      3,643,000        3,597,000        3,606,000       3,607,000       3,602,000
  Total Deposits .............................    445,266,000      402,392,000      383,091,000     363,676,000     347,674,000
  Stockholders' Equity .......................     62,326,000       56,234,000       51,229,000      45,908,000      41,005,000
FINANCIAL RATIOS:
  Return on Average Total Assets (ROA) .......           1.64%            1.66%            1.58%           1.51%           1.54%
  Return on Average Stockholders' Equity (ROE)          13.43            13.56            13.45           13.52           14.70
  Average Equity to Average Assets ...........          12.21            12.21            11.73           11.15           10.50

(1) Per share data have been adjusted to reflect the 3-for-2 stock splits declared in 1997 and 1995.


STOCK PRICES

     The Corporation's Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 1998 and 1997.

                                   1998                          1997
                         ------------------------      ------------------------
Quarter                    High            Low           High            Low
-------                  ---------      ---------      ---------      ---------
First                    $  54          $  40          $  28 2/3      $  22 1/3
Second                      52             46 3/4         29             27 1/3
Third                       48 1/2         41 1/8         32 1/6         28 2/3
Fourth                      44             37             41 1/6         32 1/3


     At December 31, 1998, there were 791 stockholders of record of the Corporation's Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder. Prices have been adjusted to reflect a 3-for-2 stock split declared in December 1997.

CONTENTS

     Selected Financial Data............................................... (i)
     Letter to Stockholders................................................  1
     Management's Discussion and Analysis of Financial Condition
       and Results of Operations...........................................  4
     Management's Responsibility for Financial Reporting................... 14
     Consolidated Financial Statements and Notes........................... 15
     Report of Independent Public Accountants.............................. 37
     Directors--The First of Long Island Corporation, The First
       National Bank of Long Island........................................ 38
     Senior Management--The First National Bank of Long Island............. 39
     Officers--The First of Long Island Corporation, The First
       National Bank of Long Island........................................ 40
     Business Development Board--The First National Bank of Long
       Island.............................................................. 41

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

     The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional, and government customers through its eighteen branch system on Long Island.

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


ANNUAL MEETING NOTICE

     The Annual Meeting of Stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 20, 1999 at 3:30 P.M.

     ---------------------------------------------------------------------------
     Executive Office                          Transfer Agent and Registrar
     The First of Long Island Corporation      Registrar and Transfer Company
     10 Glen Head Road                         10 Commerce Drive
     Glen Head, New York   11545               Cranford, New Jersey  07016-3572
     (516) 671-4900                            (800) 368-5948
     www.firstofli.com
     ---------------------------------------------------------------------------

           This annual report contains Year 2000 readiness disclosures which are subject to the Year 2000 Information and Readiness Disclosure Act.

A Letter To Our Stockholders

[PHOTO OMITTED]
J. William Johnson
Chairman and Chief Executive Officer

We look forward to the future with a great deal of confidence in The First of Long Island as a premier financial institution.

[LOGO] The First Of Long Island

To Our Stockholders, Customers and Friends

     We are pleased to report on The First of Long Island's results this past year. All major goals for the year were exceeded and despite continued negative pressure on our net interest margin, earnings per share were up 10%. Earnings equaled $2.64 per share in 1998 as compared to $2.40 per share the year earlier. Except for a 6% decline in the 1991 recession (when many banks had net losses) and excluding a nonrecurring credit in 1993, this is the twenty-first year of increased earnings for The First of Long Island and, without exception, the twenty-first year of dividend increases. Dividends declared for 1998 were 57 cents per share, an increase of 16% over the amount declared last year.

     Once again, the most important factor in the growth in earnings was checking deposits which increased on average by $21,700,000, or just over 16%. Other important contributors that positively impacted earnings were increases in stockholders' equity, service charge income and commercial loans. Service charge income grew by approximately 12%.

     Overall there was an 8%, or $13,000,000, growth in loans from December 31, 1997 to a year later. Commercial loans had the most significant percentage growth while mortgages also showed good increases. Residential mortgages continued to grow and we were especially gratified by the growth in commercial mortgages. The growth in commercial mortgages is the first increase we have had in this important product in recent years. Consumer loans declined mostly because of the periodic sale of student loans.

     As previously stated, we have had continued pressure on our net interest margin. The general decline of interest rates in recent years has hurt our margins, as longer-term securities cannot be replaced upon maturity with securities bearing comparable yields. In addition, we have experienced competitive pressure in the past few years on our loan interest margins. During a period of declining interest rates, there can be some short-term benefit to our margins as, for example, money market savings rates would be expected to reprice more quickly than one-year adjustable rate mortgages. However, for longer-term securities and loans we are negatively impacted by lower rates. This is because we consider our longer-term earning assets to be principally funded by checking deposits and stockholders' equity whose cost does not relate to the level of interest rates. The First of Long Island should have its highest and most stable net interest margin in times of sustained high rates.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

           Earnings per share

1979                             $ .12
1980                             $ .23
1981                             $ .25
1982                             $ .31
1983                             $ .39
1984                             $ .57
1985                             $ .87
1986                             $1.02
1987                             $1.09
1988                             $1.25
1989                             $1.29
1990                             $1.37
1991                             $1.29
1992                             $1.55
1993                             $1.72
1994                             $1.89
1995                             $1.94
1996                             $2.15
1997                             $2.40
1998                             $2.64
On a fully diluted basis

     Our return on assets continued at a particularly high level in 1998 being at 1.64%. In addition, return on equity remained fairly consistent with recent years.

     The year 1998 and the beginning of 1999 have been very active for us as we are converting our entire branch computer system to a new and more advanced PC network. Installations at our branches commenced in the last quarter of 1998 and are continuing into the first quarter of 1999. This computer system, as well as certain new communications initiatives, are expensive and involve major undertakings for us. These changes also come at a time when our old systems were fully depreciated.

     Another major undertaking over the past twelve months has been the opening of four branch offices. In February 1998 we moved our Rockville Centre office and converted it from a commercial banking facility to a full service location. In August we opened a new commercial banking office in Hauppauge, followed by similar offices in Bohemia in September and Garden City in January 1999. We are very excited about these branches. However, they will have a negative impact on earnings, the period of which we hope will be short. We believe we have a valuable window of opportunity occasioned by mergers of the megabanks and our conclusion that their ability to deliver high quality service is made especially difficult in periods where their focus is on consolidation and cost cutting.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

    Cash Dividends Declared Per Share

1979                               $.01
1980                               $.03
1981                               $.03
1982                               $.05
1983                               $.07
1984                               $.08
1985                               $.12
1986                               $.15
1987                               $.17
1988                               $.19
1989                               $.19
1990                               $.23
1991                               $.25
1992                               $.28
1993                               $.31
1994                               $.34
1995                               $.37
1996                               $.43
1997                               $.49
1998                               $.57

     This past year has also seen a significant amount of work and attention focused on the Year 2000 date change problem,"Y2K." The First of Long Island began work on this issue in 1996. We have made excellent progress overall, including remediation of the data processing systems used in our core banking activities. Full remediation and installation of those systems is expected within the next few months, although testing will continue through 1999.

     In the coming years we expect to continue our emphasis on opening commercial banking offices. Prior to 1998, such offices have been located in commercial areas but none that would be deemed to be mostly industrial. Two of the offices opened this past twelve months are in industrial locations where there also is significant competition. We are anxious to measure our effectiveness in soliciting business in such markets as we determine potential markets for future offices. We will also evaluate the relative success of our new Rockville Centre office as we assess the market for full service branches in the future.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

        Return on Average Assets

1994                               1.54%
1995                               1.51%
1996                               1.58%
1997                               1.66%
1998                               1.64%

     As we have in the past, we will maintain our emphasis on servicing privately owned businesses, professionals and the service conscious consumer. We face many challenges among which are low interest margins if the level of interest rates remains low, the challenge of rapidly changing technologies, the possibility of interest being paid on corporate checking balances, and the economy, as this extraordinarily long expansion must sometime come to an end. However, The First of Long Island is a unique company. We were once again recognized for superior performance by US Banker. In its June issue, among the top 200 mid-sized publicly traded banks in the nation, the Company received the distinction of "3rd in Nation" in terms of overall financial performance and 1st in the Nation in terms of capital, being denoted as "Best Capitalized." We are highly focused on our markets and providing an extremely high quality of service to our customers. We always look forward to the future with a bit of concern but also with a great deal of confidence in The First of Long Island as a premier financial institution not only on Long Island, but in the United States as a whole.

                                        /s/ J. William Johnson
                                        J. William Johnson
                                        Chairman and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

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

Overview

     1998 Versus 1997 Summary. The Corporation earned $2.64 per share in 1998 as compared to $2.40 in 1997, an increase of 10%. Based on 1998 net income of $8,368,000, the Corporation returned 1.64% on average total assets and 13.43% on average total equity, representing returns just slightly below those realized in 1997. Total assets and deposits were $547,622,000 and $479,231,000, respectively, at December 31, 1998, representing increases over prior year-end balances of approximately 13%. Capital grew by $6,133,000, or 10.4%, during 1998, and the Corporation's capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continues to be strong.

     The most significant reason for the positive results in 1998 is an increase in average checking balances of $21,699,000, or a bit more than 16%. As in prior years, the Bank was again able to use the growth of checking balances as a key strategy in increasing earnings per share. Other factors that positively impacted 1998 results were the growth of capital, an 11.7% increase in service charge income, and commercial loan growth.

     When comparing year-end balances, total loans grew by 10.3% in 1998. This is very favorable by contrast to growth of 1.3% for the prior year. With improved economic conditions on Long Island, the Bank was able to grow its commercial mortgage portfolio by approximately 6.7%. Commercial mortgages continue to be the Bank's most important loan product.

     Residential mortgages, excluding equity loans and lines, also grew nicely in 1998, with year-end 1998 balances up by almost 14.5% when compared to 1997. Other commercial loans grew by approximately 12% and consumer loans declined. The decline in consumer loans is primarily attributable to the Bank's program of selling student loans as they enter repayment status.

     The Bank's portfolios of tax-exempt securities and collateralized mortgage obligations ("CMOs") grew substantially during 1998, while the U.S. Treasury portfolio declined. This occurred as a result of management's efforts to take advantage of the better returns afforded by municipal securities and CMOs relative to the Treasury sector. Savings and money market deposits were up 9.5% when comparing year-end 1998 to 1997 primarily because of growth in "Select Savings" and "Advantage" balances. The Select Savings product is a statement savings account that earns a higher money market rate and the Advantage product is an interest-bearing checking account. Advantage balances grew largely because of increased solicitation of IOLA (interest on lawyer) accounts.

     1997 Versus 1996 Summary. The Corporation earned $2.40 per share in 1997 as compared to $2.15 in 1996, an increase of over 11%. Based on 1997 net income of $7,626,000, the Corporation returned 1.66% on average total assets and 13.56% on average total equity, as compared to returns of 1.58% and 13.45%, respectively, in 1996. Total assets and deposits were $484,674,000 and $422,759,000, respectively, at December 31, 1997, representing increases over prior year-end balances of approximately 10%. During 1997 capital grew by $4,797,000, or nearly 9%.

     The most significant reason for the positive results in 1997 was an increase in average checking balances of $9,250,000. Another factor that positively impacted 1997 results was that total operating expenses, exclusive of personnel costs, remained virtually level. Other contributing factors were an 11% increase in service charge income and the growth of capital.

     There was little overall loan growth in 1997. Commercial mortgages declined slightly in 1997 as new production lagged payoffs in what is a mature portfolio. By contrast, other commercial loans grew in 1997 with the year-end 1997 balance up by more than 10% when compared to 1996. Residential mortgages and equity lines of credit also grew in 1997, while consumer loans declined. The decline in consumer loans was primarily attributable to the bulk sale of student loans that were in repayment status.

     The Bank's portfolio of tax-exempt securities grew by approximately 34% in 1997 as a result of management's efforts to take advantage of the favorable returns afforded by longer-term, municipal securities. Savings and money market deposits were up almost 9% when comparing year-end 1997 to 1996 primarily because of the Bank's introduction of its "Select Savings" product.

 Net Interest Income

     Average Balance Sheet; Interest Rates and Interest Differential. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders' equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.


                                                     1998                             1997                         1996
                                       -----------------------------    ----------------------------   -----------------------------
                                        Average             Average     Average              Average    Average              Average
                                        Balance   Interest   Rate       Balance   Interest     Rate     Balance   Interest    Rate
                                       --------   --------  -------     -------   --------   -------   --------   --------   -------
Assets:                                                                    (dollars in thousands)
Federal funds sold
  and commercial paper ..............  $  56,355  $   2,953   5.24%    $  47,664  $   2,580    5.41%   $  36,460  $   1,923   5.27%
Investment securities:
  Taxable ...........................    194,380     12,039   6.19       188,456     11,828    6.28      180,574     11,383   6.30
  Nontaxable (1) ....................     69,334      4,706   6.79        46,897      3,264    6.96       41,763      2,917   6.98
Loans (1) (2) .......................    164,063     14,661   8.94       153,733     13,862    9.02      150,090     13,407   8.93
                                       ---------  ---------   ----     ---------  ---------    ----    ---------  ---------   ----
Total interest-earning assets (1) ...    484,132     34,359   7.10       436,750     31,534    7.22      408,887     29,630   7.24
                                                  ---------   ----                ---------    ----               ---------   ----
Allowance for loan losses ...........     (3,643)                         (3,597)                         (3,606)
                                       ---------                       ---------                        --------
Net interest-earning assets .........    480,489                         433,153                         405,281
Cash and due from banks .............     17,429                          16,214                          19,853
Premises and equipment, net .........      5,424                           4,948                           5,050
Other assets ........................      7,067                           6,236                           6,475
                                       ---------                       ---------                       ---------
                                       $ 510,409                       $ 460,551                       $ 436,659
                                       =========                       =========                       =========

Liabilities and
  Stockholders' Equity:
Savings and money
  market deposits ...................  $ 250,236      7,998   3.20     $ 229,639      7,309    3.18     $ 222,319      6,788   3.05
Time deposits .......................     40,249      1,869   4.64        39,671      1,888    4.76        36,940      1,704   4.61
                                       ---------  ---------   ----     ---------  ---------    ----     ---------  ---------   ----
Total interest-bearing deposits .....    290,485      9,867   3.40       269,310      9,197    3.42       259,259      8,492   3.28
                                       ---------  ---------   ----     ---------  ---------    ----     ---------  ---------   ----
Checking deposits (3) ...............    154,781                         133,082                          123,832
Other liabilities ...................      2,817                           1,925                            2,339
                                       ---------                       ---------                        ---------
                                         448,083                         404,317                          385,430
Stockholders' equity ................     62,326                          56,234                           51,229
                                       ---------                       ---------                        ---------
                                       $ 510,409                       $ 460,551                        $ 436,659
                                       =========                       =========                        =========
Net interest income (1) .............             $  24,492                       $  22,337                        $  21,138
                                                  =========                       =========                        =========
Net interest spread (1) .............                         3.70%                            3.80%                           3.96%
                                                              ====                             ====                            ====
Net interest yield (1) ..............                         5.06%                            5.11%                           5.17%
                                                              ====                             ====                            ====


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

     Rate/Volume Analysis. The following table sets forth the effect of changes in volumes, rates, and rate/volume on tax-equivalent interest income, interest expense and net interest income.

                                                                          Year Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                        1998 versus 1997                               1997 versus 1996
                                             Increase (decrease) due to changes in:         Increase (decrease) due to changes in:
                                           ------------------------------------------     ------------------------------------------
                                                                   Rate/       Net                                Rate/       Net
                                            Volume      Rate      Volume(2)   Change      Volume      Rate       Volume(2)   Change
                                           -------    -------     ---------   -------     -------    -------     ---------   -------
                                                                                 (in thousands)
Interest Income:
Federal funds sold ....................    $   470    $   (82)    $   (15)    $   373     $   591    $    51     $    15     $   657
Investment securities:
  Taxable .............................        372       (156)         (5)        211         497        (50)         (2)        445
  Nontaxable (1) ......................      1,562        (81)        (39)      1,442         359        (10)         (2)        347
Loans (1) .............................        931       (124)         (8)        799         325        127           3         455
                                           -------    -------     -------     -------     -------    -------     -------     -------
Total interest income .................      3,335       (443)        (67)      2,825       1,772        118          14       1,904
                                           -------    -------     -------     -------     -------    -------     -------     -------

Interest Expense:
Savings and money
  market deposits .....................        656         31           2         689         223        288          10         521
Time deposits .........................         28        (46)         (1)        (19)        126         54           4         184
                                           -------    -------     -------     -------     -------    -------     -------     -------
Total interest expense ................        684        (15)          1         670         349        342          14         705
                                           -------    -------     -------     -------     -------    -------     -------     -------
Increase (decrease) in net
  interest income .....................    $ 2,651    $  (428)    $   (68)    $ 2,155     $ 1,423    $  (224)    $    --     $ 1,199
                                           =======    =======     =======     =======     =======    =======     =======     =======


(1)  Tax-equivalent basis.

(2) Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

Net Interest Income - 1998 Versus 1997

     Net interest income on a tax-equivalent basis increased by $2,155,000, or 9.6%, from $22,337,000 in 1997 to $24,492,000 in 1998. As can be seen from the above rate/volume analysis, the increase is comprised of a positive volume variance of $2,651,000 and negative rate and rate/volume variances of $428,000 and $68,000, respectively.

     The positive volume variance was largely caused by growth in average checking deposits and stockholders' equity and the use of such funds to purchase investment securities and originate loans. When comparing 1998 to 1997, average checking deposits increased by $21,699,000, or 16.3%, and average stockholders' equity increased by $6,092,000, or 10.8%.

     Also contributing to the positive volume variance was growth in money market deposits. The resulting funds were used to increase the Bank's overnight position in federal funds sold and to purchase securities and originate loans. When comparing 1998 to 1997, average money market deposits increased by $25,091,000, or 13.8%.

     Funding interest-earning asset growth with growth in checking deposits and capital has a greater impact on net interest income than funding such growth with interest-bearing deposits because checking deposits and capital, unlike interest-bearing deposits, have no associated interest cost. The growth of checking balances has historically been one of the Corporation's key strategies for increasing earnings per share.

     The Bank's calling program is a significant factor that favorably impacted the growth in average checking balances noted when comparing 1998 to 1997, and competitive pricing is a significant contributing factor with respect to the growth in average interest-bearing deposits noted during the same period. In addition, the growth in both checking and interest-bearing deposits is also attributable to the Bank's attention to customer service and improved conditions in the local economy.

     Net interest spread and yield were 3.70% and 5.06%, respectively, for 1998 as compared to 3.80% and 5.11%, respectively, for 1997. It would appear that the principal causes for the decreases in spread and yield are pressure on loan rates brought about by competitive pricing and reduced yield on the Bank's investment securities portfolio.

     In 1998, nontaxable investment securities represented 14.3% of total average interest-earning assets, up from 10.7% in 1997. This change resulted from management's efforts to grow the longer-term, municipal securities portfolio in light of the favorable returns offered by municipals relative to U.S. Treasury securities. Average total loans increased by 6.7% when comparing 1998 to 1997 and 2.4% when comparing 1997 to 1996. The increased growth rate for 1998 is believed to be largely attributable to improved economic conditions on Long Island.

Net Interest Income - 1997 Versus 1996

     Net interest income on a tax-equivalent basis increased by $1,199,000, or 5.7%, from $21,138,000 in 1996 to $22,337,000 in 1997. As can be seen from the
Rate/Volume Analysis, the increase was comprised of a positive volume variance of $1,423,000 and a negative rate variance of $224,000.

     The positive volume variance was largely caused by growth in average checking deposits and stockholders' equity and the use of such funds to purchase investment securities and originate loans. When comparing 1997 to 1996, average checking deposits increased by $9,250,000, or 7.5%, and average stockholders' equity increased by $5,005,000, or 9.8%.

     Also contributing to the positive volume variance was growth in money market deposits. The resulting funds were used to increase the Bank's overnight position in federal funds sold. When comparing 1997 to 1996, average money market deposits increased by $12,148,000, or 7.2%.

     The Bank's calling program was a significant factor that favorably impacted the growth in average checking balances noted when comparing 1997 to 1996, and competitive pricing was a significant contributing factor with respect to the growth in average interest-bearing deposits noted during the same period. In addition, the growth in both checking and interest-bearing deposits was also attributable to the Bank's attention to customer service and local economic conditions.

     Net interest spread and yield were 3.80% and 5.11%, respectively, for 1997 as compared to 3.96% and 5.17%, respectively, for 1996. It would appear that the principal cause for the decreases in spread and yield was pressure on loan rates brought about by competitive pricing.

Noninterest Income, Noninterest Expense, and Income Taxes

     Noninterest income consists primarily of service charges on deposit accounts and Trust Department income. Noninterest income was $4,820,000 and $4,318,000 in 1998 and 1997, respectively, representing increases over prior year amounts of $502,000, or 11.6%, and $412,000, or 10.6%. The increase for 1998 is largely comprised of increases in Trust Department income, account maintenance/activity charges, and insufficient funds charges. The increase for 1997 was largely attributable to an increase in insufficient funds charges, a portion of which resulted from a revision of the Bank's service charge schedule, and the absence of securities losses in 1997 versus losses of $148,000 in 1996.

     Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was
$15,469,000 and $14,285,000 in 1998 and 1997, respectively, representing increases over prior year amounts of $1,184,000, or 8.3%, and $786,000, or 5.8%. The increase for 1998 is primarily attributable to increases in salaries and other operating expenses of $633,000 and $323,000, respectively. The increase in salaries is primarily attributable to normal annual salary increases and the opening of a full-service branch in Rockville Centre, Nassau County, Long Island in February of 1998 (the Bank simultaneously closed its Rockville Centre commercial banking office) and two new commercial banking offices in Suffolk County, Long Island in the third quarter of 1998. The increase in other operating expenses is largely attributable to the new branch openings.

     In addition to the new full-service branch and commercial banking offices discussed above, the Bank opened a new commercial banking office in Garden City, Long Island in January 1999. Although the new locations are expected to positively impact results of operations on a longer-term basis, the near-term impact is expected to be negative as a result of start-up expenses, increased marketing efforts, and operating expenses incurred while a customer base is being built. Based on available information, management expects that the negative impact on 1999 net income before income taxes should not exceed $350,000.

     The increase in noninterest expense for 1997 was primarily attributable to increases in salaries and employee benefits expense of $355,000 and $450,000, respectively. The increase in salaries was primarily attributable to normal annual salary increases. The largest component of the increase in employee benefits expense was an increase in employee retirement plan expense of $196,000.

     In 1998 the Bank began upgrading various equipment, particularly in its branch system, to better serve its customers and improve the efficiency of its operations. Such upgrades are expected to be completed in 1999. The upgrades have and will continue to negatively impact results of operations as the new items replace ones that are fully-depreciated. Based on available information, management expects the negative impact on 1999 net income before income taxes to be approximately $450,000.

     Income tax expense as a percentage of book income was 31.8%, 32.7%, and 34.4% in 1998, 1997 and 1996, respectively. The decrease in the percentage for 1998 is primarily attributable to an increase in the size of the Bank's tax-exempt securities portfolio. The decrease for 1997 was primarily attributable to refunds of federal and state income taxes resulting from amending prior year tax returns.

Allowance and Provision For Loan Losses

     The allowance for loan losses was $3,651,000 at December 31, 1998 as compared to $3,579,000 at December 31, 1997, representing 2.1% and 2.3% of total loans, respectively. The change in the allowance during 1998 is due to recoveries of $271,000, chargeoffs of $99,000, and a $100,000 credit in the provision for loan losses.

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

     In both 1998 and 1997, the Bank recovered amounts previously charged off through the sale of a nonaccruing loan. The recovery in each year increased the level of the allowance for loan losses beyond what management deemed necessary to absorb possible future losses on existing loans and, as a result, management reduced the allowance with an offsetting credit to the provision for loan losses. The provision credit in each year was $100,000.

     The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions affect the financial strength of the Bank's borrowers and the value of real estate collateral securing the Bank's mortgage loans. In addition, future provisions and chargeoffs could be affected by environmental impairment of properties securing the Bank's mortgage loans. Loans secured by real estate represent approximately 77% of total loans outstanding at December 31, 1998. Since 1987, environmental audits have been instituted on commercial properties and the incidence and scope of these audits has been increased over the succeeding years. Under the Bank's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

Asset Quality

     The Corporation has identified certain assets as risk elements. These assets present more than the normal risk that the Company will be unable to eventually collect or realize their full carrying value. As shown in the table that follows, the total level of risk elements decreased from $437,000 at year-end 1997 to $22,000 at year-end 1998. The reduction is primarily due to the resolution of several nonaccruing loans.

                                                                 1998      1997
                                                                 ----      ----
                                                                  (dollars in
                                                                   thousands)

Nonaccruing loans ..........................................     $ 22      $382
Foreclosed real estate .....................................       --        --
                                                                 ----      ----
  Total nonperforming assets ...............................       22       382
Troubled debt restructurings ...............................       --         6
Loans past due 90 days or more as to
  principal or interest payments and still accruing ........       --        49
                                                                 ----      ----
  Total risk elements ......................................     $ 22      $437
                                                                 ====      ====

Nonaccruing loans as a percentage of total loans ...........      .01%      .25%
                                                                 ====      ====
Nonperforming assets as a percentage of total loans
  and foreclosed real estate ...............................      .01%      .25%
                                                                 ====      ====
Risk elements as a percentage of total loans and
  foreclosed real estate ...................................      .01%      .28%
                                                                 ====      ====

Capital

     The Corporation's capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 31.76%, 30.51% and 11.88%, respectively, at December 31, 1998 substantially exceed the requirements for a well-capitalized bank.

     Total stockholders' equity increased by $6,133,000, or 10.4%, from $58,966,000 at December 31, 1997 to $65,099,000 at December 31, 1998. The
increase in stockholders' equity is primarily attributable to the combined effect of net income of $8,368,000, unrealized gains on available-for-sale securities of $799,000, repurchases of common stock amounting to $1,566,000, and cash dividends declared of $1,767,000.

Cash Flows and Liquidity

     Cash Flows. During 1998, total deposits increased by $56,472,000. This increase, along with $8,591,000 in cash provided by operations and $218,000 in proceeds from the exercise of stock options, were used to fund increases in investment securities and loans of $25,836,000 and $15,816,000, respectively, an increase in cash and cash equivalents of $18,493,000, repurchases of common stock amounting to $1,566,000, cash dividends paid of $1,682,000, and capital expenditures of $1,888,000.

     As reflected in the accompanying consolidated balance sheet, the $56,472,000 growth in deposits from year-end 1997 to year-end 1998 is comprised of an increase in checking deposits of $32,198,000, or 22.5%, and an increase in total interest-bearing deposits of $24,274,000, or 8.7%. The increase in interest-bearing deposits is primarily attributable to growth in money market balances.

     During 1998, commercial and industrial loans increased by $3,062,000, or 11.9%, loans secured by residential real estate increased by $6,390,000, or 11.2%, and commercial mortgages increased by $4,347,000, or 6.7%. These increases are the primary reason for the growth in the loan portfolio during 1998.

      Liquidity. The Corporation's primary sources of liquidity are its overnight position in federal funds sold; its short-term investment securities portfolio which generally consists of securities purchased to mature within one year and securities with average lives of one year or less; maturities and monthly payments on the balance of the investment securities portfolio and the loan portfolio; and investment securities designated as available-for-sale. At December 31, 1998, the Corporation had $76,000,000 in federal funds sales, a short-term securities portfolio of $12,665,000, and available-for-sale securities of $87,021,000. The Corporation's liquidity is enhanced by its stable deposit base which primarily consists of checking, savings and money market accounts. Such accounts comprised 92.0% of total deposits at December 31, 1998, while time deposits of $100,000 and over and other time deposits comprised only 2.7% and 5.3%, respectively.

     The Bank attracts all of its deposits through its banking offices primarily from the communities in which those banking offices are located and does not rely on brokered deposits. In addition, the Bank has not historically relied on purchased or borrowed funds as sources of liquidity.

Market Risk

     The Bank  originates  and invests in  interest-earning  assets and solicits interest-bearing deposit accounts. The operations of the Bank are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Bank's interest-earning assets and the amount of interest-bearing liabilities that mature, reprice, or are prepaid/withdrawn in specified time periods. Because approximately 40% of the Bank's interest-earning assets are funded by noninterest-bearing checking deposits and capital, a sustained decrease in interest rates should have a negative impact on net interest income as such assets reprice at lower rates without an offsetting reduction in interest expense. The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (defined below) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

     The Bank monitors and controls interest rate risk through a variety of techniques including use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank also uses the models to calculate the change in net portfolio value ("NPV") over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging the Bank's interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

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

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the actual impact of general interest rate movements on the Bank's net interest income or net portfolio value.

     The following table is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the table is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. The base case information in the table shows (1) an estimate of the Corporation's NPV at December 31, 1998 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income for 1999 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at the same rate level. The rate change information in the table shows estimates of NPV at December 31, 1998 and net interest income for 1999 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. Rate changes are assumed to occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In addition, for purposes of calculating NPV, the indicated rate changes are assumed to be shock or immediate changes, while for purposes of projecting future net interest income the indicated rate changes are assumed to be ramped or occur evenly over a twelve month time period. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting repricing balances to the current rate level.

      Based on the foregoing assumptions and as depicted in the table below, a ramped decrease in interest rates over a twelve-month time period has a positive effect on net interest income for the time period. This is principally because the Bank's interest-bearing deposit accounts reprice faster than its loans and investment securities. However, over a longer period of time, and assuming that interest rates remain stable after the first year, the impact should be negative. This occurs primarily because with the passage of time more loans and investment securities will reprice at the lower rates and, as previously stated, there will be no offsetting reduction in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. The opposite should be true of a ramped increase in interest rates over a twelve-month time period with rate stabilization after the twelve months.

                                                  Net Portfolio Value (NPV)          Net Interest Income
                                                   at December 31, 1998                  for 1999
                                                  -------------------------       -------------------------
                                                                 Percent                           Percent
                                                                 Change                            Change
                                                                  From                              From
Rate Change Scenario                              Amount        Base Case         Amount          Base Case
----------------------------------------          ------        ---------         ------          ---------
                                                                  (dollars in thousands)
+ 200 basis point rate change .........          $41,645         (40.1)%          $25,596          (3.8)%
+ 100 basis point rate change .........           55,561         (20.0)            26,105          (1.9)
   Base case (no rate change) .........           69,480            --             26,614            --
- 100 basis point rate change .........           83,399          20.0             27,123           1.9
- 200 basis point rate change .........           97,315          40.1             27,632           3.8


     The following table summarizes the Corporation's cumulative interest rate sensitivity gap at December 31, 1998 based upon significant estimates and assumptions that the Corporation believes to be reasonable.

                                                                             Repricing Date
                                       ---------------------------------------------------------------------------------------------
                                                      Over       Over                    Over
                                                      Three      Six                   One Year
                                         Three       Months     Months        Total     Through      Over         Non-
                                         Months      Through   Through        Within     Five        Five      interest-
                                        or Less    Six Months  One Year      One Year    Years       Years     Sensitive     Total
                                       ---------   ----------  ---------     --------- ---------   ---------   ----------  ---------
                                                                             (in thousands)
Assets:
   Federal funds sold ..............   $  76,000   $      --   $      --   $  76,000   $      --   $      --   $      --   $  76,000
   Investment securities ...........      18,594      20,761      24,359      63,714     157,409      51,261       2,270     274,654
   Loans ...........................      63,455      16,093      32,186     111,734      41,582      13,260         491     167,067
   Other assets ....................          --          --          --          --          --          --      29,901      29,901
                                       ---------   ---------   ---------     --------- ---------   ---------   ---------   ---------
                                         158,049      36,854      56,545     251,448     198,991      64,521      32,662     547,622
                                       ---------   ---------   ---------     --------- ---------   ---------   ---------   ---------
Liabilities and Stockholders'
 Equity:
   Checking deposits ...............          --          --          --          --          --          --     175,046     175,046
   Savings and money market deposits     195,212       5,880       9,462     210,554      21,846      33,284          --     265,684
   Time deposits ...................      20,281       9,835       5,564      35,680       2,795          26          --      38,501
   Other liabilities ...............          --          --          --          --          --          --       3,292       3,292
   Stockholders' equity ............          --          --          --          --          --          --      65,099      65,099
                                       ---------   ---------   ---------     --------- ---------   ---------   ---------   ---------
                                         215,493      15,715      15,026     246,234      24,641      33,310     243,437     547,622
                                       ---------   ---------   ---------     --------- ---------   ---------   ---------   ---------
Interest-rate sensitivity gap ......   $ (57,444)  $  21,139   $  41,519   $   5,214   $ 174,350   $  31,211   $(210,775)  $      --
                                       =========   =========   =========     ========= =========   =========   =========   =========

Cumulative interest-rate
 sensitivity gap ...................   $ (57,444)  $ (36,305)  $   5,214   $   5,214   $ 179,564   $ 210,775   $      --   $      --
                                       =========   =========   =========     ========= =========   =========   =========   =========

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting For Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, will not impact the Corporation's accounting or disclosures.

Year 2000

     The Bank began its Year 2000 compliance efforts in 1996 and has established formal processes for identifying, assessing, and managing the Year 2000 risks posed by internal bank activities, vendors, and customers. On an overall basis, the Bank made excellent progress in 1998, including remediation of the data processing systems used in its core banking activities. Full remediation and installation of those systems is expected in the next several months, although testing will continue through 1999.

     The Bank utilizes Fiserv, Inc. ("Fiserv"), one of the largest data processing providers for banks, savings institutions, and credit unions, to process the transactions originating from its core banking activities, which principally include deposits, loans, and the Bank's investment portfolio. Fiserv has informed the Bank that most of the application software utilized by the Bank has been upgraded to be Year 2000 compliant, tested (including client proxy testing), and made available for use as of December 31, 1998. The balance of the software utilized by the Bank should be tested and made available for use in the first quarter of 1999. The proxy testing conducted by Fiserv, which the Bank has reviewed and will rely on, was performed in accordance with guidelines issued by various bank regulatory agencies. For most of its applications, the Bank has already converted to the Year 2000-compliant versions of Fiserv's software. The remaining applications should be converted in the next several months. The Bank will continue to closely monitor Fiserv's efforts to address the Year 2000 issue and fully expects that Fiserv will be Year 2000 compliant in time for the new millennium. If Fiserv fails in its Year 2000 compliance efforts and the Bank is not given sufficient advance warning, such failure could have a significant adverse impact on the operations of the Bank.

     Testing of internal information and embedded technology systems, none of which are deemed to be mission critical, is ongoing but was substantially completed in 1998. In the third quarter of 1998, the Bank completed an initial assessment of the risks posed by its significant customers and counterparties and is continuing to assess these risks on an ongoing basis. During the next year the Bank will continue to monitor its own internal activities and the plans of its vendors and customers to address the Year 2000 issue.

     For a substantial portion of its internal information and embedded technology systems, none of which are deemed to be mission critical, the Bank has contingency/disaster recovery plans in place and is in the process of developing others where it is reasonably feasible. With respect to significant outside vendors, the Bank is developing procedures to process information offline in the event of a Year 2000 failure.

     The Bank has upgraded its communication systems and is in the process of upgrading equipment in its branch system to better serve its customers and improve the efficiency of its operations. The timing of the upgrades was accelerated as a result of the Year 2000 issue. The total cost of the upgrades is expected to be approximately $1,500,000. Approximately half of the upgrades were purchased and placed in service in the latter part of 1998, and the balance should be purchased and placed in service in the first quarter of 1999. Other than the cost of the equipment upgrades, the Bank expects to meet its Year 2000 commitment using internal resources and without incurring significant incremental expenses. Total incremental expenses are currently expected to be less than $200,000. Based on current information, management does not expect the total cost of Year 2000 compliance to materially impact the Corporation's future results of operations, financial condition, or liquidity.

Regulatory Matters

     Financial Reform Legislation. Commercial checking deposits currently account for approximately 26% of the Bank's total deposits. During 1998, Congress considered but did not enact financial reform legislation that would allow customers to cover checks by sweeping funds from interest-bearing accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits in the future. It is expected that similar legislation will be considered in 1999. Although management currently believes that the Bank's earnings could be more severely impacted by the payment of interest on corporate checking deposits than the daily sweeping of funds from interest-bearing accounts to cover checks, either could have a material adverse impact on the Bank's future results of operations.

     FDICIA. An FDIC-insured depository institution with assets of $500 million or more as of the end of its most recent fiscal year must meet the annual audit and management reporting requirements of section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and related implementing regulations. Among other things, the institution's annual report must include a report from management that contains the following information:
(1) a statement of management's responsibilities for preparing financial statements, establishing and maintaining an adequate internal control structure for financial reporting, and complying with designated safety and soundness laws in the areas of insider loans and dividend restrictions; (2) assessments by management regarding the effectiveness of the institution's internal control structure and fiscal year-end reporting procedures and the institution's compliance with the designated laws and regulations during the fiscal year; and,
(3) an attestation report by the institution's independent public accountants on management's assertions regarding the effectiveness of the internal control structure and procedures for financial reporting.

     Total assets of the Bank grew to more than $500 million in 1998. As a result, the Bank's 1999 annual report must comply with the requirements of
Section 112 of FDICIA. Management believes that the cost of compliance will not have a material adverse impact on the Corporation's future results of operations, financial condition, or liquidity.

     Examinations. The subsidiary Bank was examined by the Office of the Comptroller of the Currency in the third quarter of 1998. The examination was a regularly scheduled safety and soundness examination and also included data processing activities and upcoming technology plans. In addition, a regularly scheduled examination of the Bank's Trust Department was conducted in April 1998. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that if they were implemented would have a material effect on the Corporation's liquidity, capital resources, or operations.

Forward Looking Statements

     "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains various forward-looking statements with respect to financial performance and business matters. Such statements are contained in sentences including the words "expect" or "could" or "should". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

MANAGMENT'S RESPONSIBILITY
FOR FINANCIAL REPORTING


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

     In meeting its responsibility both for the reliability and integrity of these statements and information, management depends on its accounting systems and related internal control structures. These systems and controls have been designed to provide reasonable assurances that assets are safeguarded and that transactions are authorized and recorded in accordance with established procedures and that reliable records are maintained. As an integral part of the internal control structure, the Corporation maintains a staff of internal auditors who monitor compliance with and assess the effectiveness of the internal control structure and coordinate audit coverage with the independent auditors.

     The Corporation's Examining Committee of the Board of Directors, composed solely of outside directors, meets regularly with the Corporation's internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting, internal control structure and the nature, extent and results of the audit effort. The independent auditors, internal auditors and banking regulators have direct access to the Examining Committee with or without management present.

     The financial statements for each of the three years in the period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinions on the financial statements are based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

Consolidated Financial Statements and Notes

[PHOTO OMITTED]

Superior service and a commitment to excellence has made the First of Long Island a top-performing bank.

[LOGO] The First of Long Island

CONSOLIDATED BALANCE SHEETS


                                                                            December 31,
                                                                  ------------------------------
                                                                      1998             1997
                                                                  -------------    -------------
Assets:
   Cash and due from banks ....................................   $  16,336,000    $  13,343,000
   Federal funds sold .........................................      76,000,000       60,500,000
                                                                  -------------    -------------
     Cash and cash equivalents ................................      92,336,000       73,843,000
                                                                  -------------    -------------

   Investment securities:
          Held-to-maturity, at amortized cost (approximate fair
             value of $191,252,000 and $192,357,000) ..........     187,633,000      190,577,000
          Available-for-sale, at fair value (amortized cost
             of $84,878,000 and $56,052,000) ..................      87,021,000       56,844,000
                                                                  -------------    -------------
                                                                    274,654,000      247,421,000
                                                                  -------------    -------------
   Loans:
          Commercial and industrial ...........................      28,748,000       25,686,000
          Secured by real estate ..............................     132,357,000      121,620,000
          Consumer ............................................       6,366,000        7,152,000
          Other ...............................................       4,119,000        1,101,000
                                                                  -------------    -------------
                                                                    171,590,000      155,559,000
          Unearned income .....................................        (872,000)        (829,000)
                                                                  -------------    -------------
                                                                    170,718,000      154,730,000
          Allowance for loan losses ...........................      (3,651,000)      (3,579,000)
                                                                  -------------    -------------
                                                                    167,067,000      151,151,000
                                                                  -------------    -------------

   Bank premises and equipment ................................       6,312,000        5,037,000
   Deferred income tax benefits ...............................         116,000          785,000
   Other assets ...............................................       7,137,000        6,437,000
                                                                  -------------    -------------
                                                                  $ 547,622,000    $ 484,674,000
                                                                  =============    =============
Liabilities:
   Deposits:
          Checking ............................................   $ 175,046,000    $ 142,848,000
          Savings and money market ............................     265,684,000      242,579,000
          Time, other .........................................      25,446,000       26,726,000
          Time, $100,000 and over .............................      13,055,000       10,606,000
                                                                  -------------    -------------
                                                                    479,231,000      422,759,000

   Accrued expenses and other liabilities .....................       3,102,000        2,764,000
   Income taxes payable .......................................         190,000          185,000
                                                                  -------------    -------------
                                                                    482,523,000      425,708,000
                                                                  -------------    -------------

Commitments and Contingent Liabilities

Stockholders' Equity:
   Common stock, par value $.10 per share:
     Authorized, 20,000,000 shares;
       Issued and outstanding, 3,095,971 and 3,113,061 shares .         310,000          311,000
   Surplus ....................................................       4,219,000        5,471,000
   Retained earnings ..........................................      59,304,000       52,717,000
                                                                  -------------    -------------
                                                                     63,833,000       58,499,000
   Accumulated other comprehensive income, net of tax .........       1,266,000          467,000
                                                                  -------------    -------------
                                                                     65,099,000       58,966,000
                                                                  -------------    -------------
                                                                  $ 547,622,000    $ 484,674,000
                                                                  =============    =============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Year Ended December 31,
                                                                        --------------------------------------------------
                                                                            1998               1997               1996
                                                                        ------------       ------------       ------------
Interest income:
    Loans ..........................................................    $ 14,584,000       $ 13,839,000       $ 13,354,000
    Investment securities:
        Taxable ....................................................      12,039,000         11,828,000         11,383,000
        Nontaxable .................................................       3,106,000          2,154,000          1,925,000
    Federal funds sold .............................................       2,953,000          2,580,000          1,923,000
                                                                        ------------       ------------       ------------
                                                                          32,682,000         30,401,000         28,585,000
                                                                        ------------       ------------       ------------
Interest expense:
    Savings and money market deposits ..............................       7,998,000          7,309,000          6,788,000
    Time deposits ..................................................       1,869,000          1,888,000          1,704,000
                                                                        ------------       ------------       ------------
                                                                           9,867,000          9,197,000          8,492,000
                                                                        ------------       ------------       ------------
        Net interest income ........................................      22,815,000         21,204,000         20,093,000
Provision for loan losses (credit) .................................        (100,000)          (100,000)                --
                                                                        ------------       ------------       ------------
Net interest income after provision for loan losses (credit) .......      22,915,000         21,304,000         20,093,000
                                                                        ------------       ------------       ------------

Noninterest income:
    Trust Department income ........................................       1,340,000          1,198,000          1,213,000
    Service charges on deposit accounts ............................       2,986,000          2,674,000          2,407,000
    Realized losses on sales of available-for-sale securities ......              --                 --           (148,000)
    Other ..........................................................         494,000            446,000            434,000
                                                                        ------------       ------------       ------------
                                                                           4,820,000          4,318,000          3,906,000
                                                                        ------------       ------------       ------------
Noninterest expense:
    Salaries .......................................................       7,282,000          6,649,000          6,294,000
    Employee benefits ..............................................       2,785,000          2,732,000          2,282,000
    Occupancy and equipment expense ................................       1,955,000          1,780,000          1,863,000
    Other operating expenses .......................................       3,447,000          3,124,000          3,060,000
                                                                        ------------       ------------       ------------
                                                                          15,469,000         14,285,000         13,499,000
                                                                        ------------       ------------       ------------
        Income before income taxes .................................      12,266,000         11,337,000         10,500,000
Income tax expense .................................................       3,898,000          3,711,000          3,609,000
                                                                        ------------       ------------       ------------
        Net income .................................................    $  8,368,000       $  7,626,000       $  6,891,000
                                                                        ============       ============       ============
Weighted average:
    Common shares ..................................................       3,105,496          3,117,530          3,139,293
    Dilutive stock options .........................................          66,336             64,044             60,372
                                                                        ------------       ------------       ------------
                                                                           3,171,832          3,181,574          3,199,665
                                                                        ============       ============       ============
Earnings per share:
    Basic ..........................................................    $       2.69       $       2.45       $       2.20
                                                                        ============       ============       ============
    Diluted ........................................................    $       2.64       $       2.40       $       2.15
                                                                        ============       ============       ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES
  IN STOCKHOLDERS' EQUITY


                                                                                                          Accumulated
                                                                                                            Other
                                         Common Stock                            Compre-                    Compre-
                                   -------------------------                     hensive      Retained      hensive
                                     Shares         Amount        Surplus        Income       Earnings      Income        Total
                                   -----------    -----------    -----------   -----------   -----------  -----------   -----------
Balance, January 1 1996 .........    2,096,467    $   210,000    $ 7,366,000                 $41,179,000  $   585,000   $49,340,000
Net Income ......................                                              $ 6,891,000     6,891,000                  6,891,000
Repurchase and retirement
of common stock .................      (22,327)        (2,000)      (728,000)                                              (730,000)
Exercise of stock options .......       14,644          1,000        286,000                                                287,000
Unrealized losses on available-
for-sale-securities, net of
tax of $139,000 .................                                                 (282,000)                  (282,000)     (282,000)
                                                                               -----------
Comprehensive income ............                                              $ 6,609,000
                                                                               ===========
Cash dividends declared -
$.43 per share ..................                                                             (1,337,000)                (1,337,000)
                                   -----------    -----------    -----------                 -----------  -----------   -----------
Balance, December 31, 1996 ......    2,088,784        209,000      6,924,000                  46,733,000      303,000    54,169,000
Net Income ......................                                              $ 7,626,000     7,626,000                  7,626,000
Repurchase and retirement
of common stock .................      (53,059)        (5,000)    (2,439,000)                                            (2,444,000)
Exercise of stock options .......       39,649          4,000        733,000                                                737,000
Unrealized gains on available-
for-sale-securities, net of
tax of $175,000 .................                                                  164,000                   164,000        164,000
                                                                               -----------
Comprehensive income ............                                              $ 7,790,000
                                                                               ===========
3-for-2 stock split .............    1,037,687        103,000                                   (103,000)
Cash dividends declared -
$.49 per share ..................                                                             (1,539,000)                (1,539,000)
Tax benefit of stock options ....                                    253,000                                                253,000
                                   -----------    -----------    -----------                 -----------  -----------   -----------
Balance, December 31, 1997 ......    3,113,061        311,000      5,471,000                  52,717,000      467,000    58,966,000
Net Income ......................                                              $ 8,368,000     8,368,000                  8,368,000
Repurchase and retirement
of common stock .................      (33,637)        (3,000)    (1,563,000)                                            (1,566,000)
Exercise of stock options .......       16,547          2,000        216,000                                                218,000
Unrealized gains on available-
for-sale-securities, net of
tax of $553,000 .................                                                  799,000                    799,000       799,000
                                                                               -----------
Comprehensive income ............                                              $ 9,167,000
                                                                               ===========
Cash in lieu of fractional shares
on 3-for-2 stock split ..........                                                                (14,000)                   (14,000)
Cash dividends declared -
$.57 per share ..................                                                             (1,767,000)                (1,767,000)
Tax benefit of stock options ....                                     95,000                                                 95,000
                                   -----------    -----------    -----------                 -----------  -----------   -----------
Balance, December 31, 1998 ......    3,095,971    $   310,000    $ 4,219,000                 $59,304,000  $ 1,266,000   $65,099,000
                                   ===========    ===========    ===========                 ===========  ===========   ===========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                Year Ended December 31,
                                                                                   ------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                                       1998              1997              1996
                                                                                   ------------      ------------      ------------
Cash Flows From Operating Activities:
  Net income .................................................................     $  8,368,000      $  7,626,000      $  6,891,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses (credit) .......................................         (100,000)         (100,000)               --
    Deferred income tax provision (credit) ...................................          114,000           (63,000)          135,000
    Depreciation and amortization ............................................          613,000           528,000           547,000
    Discount accretion on investment securities, net .........................          (46,000)         (814,000)       (1,314,000)
    Gain on sale of equipment ................................................               --                --            (1,000)
    Net realized losses on sales of available-for-sale securities ............               --                --           148,000
    Decrease (increase) in prepaid income taxes ..............................               --             1,000            (1,000)
    Decrease (increase) in other assets ......................................         (700,000)         (676,000)          115,000
    Increase in accrued expenses and other liabilities .......................          239,000           271,000           108,000
    Increase (decrease) in income taxes payable ..............................          103,000           438,000          (189,000)
                                                                                   ------------      ------------      ------------
      Net cash provided by operating activities ..............................        8,591,000         7,211,000         6,439,000
                                                                                   ------------      ------------      ------------

Cash Flows From Investing Activities:
  Proceeds from sales of available-for-sale securities .......................               --                --         8,589,000
  Proceeds from maturities and redemptions of investment securities:
    Held-to-maturity .........................................................       64,533,000        51,565,000        60,713,000
    Available-for-sale .......................................................        4,669,000         6,443,000         7,965,000
  Purchase of investment securities:
    Held-to-maturity .........................................................      (61,320,000)      (70,360,000)      (41,267,000)
    Available-for-sale .......................................................      (33,718,000)      (11,649,000)      (40,288,000)
  Net increase in loans to customers .........................................      (15,816,000)       (1,969,000)       (6,807,000)
  Purchases of bank premises and equipment ...................................       (1,888,000)         (521,000)         (506,000)
  Proceeds from sale of equipment ............................................               --                --             9,000
                                                                                   ------------      ------------      ------------
      Net cash used in investing activities ..................................      (43,540,000)      (26,491,000)      (11,592,000)
                                                                                   ------------      ------------      ------------

Cash Flows From Financing Activities:
  Net increase in total deposits .............................................       56,472,000        38,398,000        10,406,000
  Proceeds from exercise of stock options ....................................          218,000           737,000           287,000
  Repurchase and retirement of common stock ..................................       (1,566,000)       (2,444,000)         (730,000)
  Cash dividends paid ........................................................       (1,668,000)       (1,419,000)       (1,243,000)
  Cash in lieu of fractional shares on 3-for-2 stock split ...................          (14,000)               --                --
                                                                                   ------------      ------------      ------------
     Net cash provided by financing activities ...............................       53,442,000        35,272,000         8,720,000
                                                                                   ------------      ------------      ------------
Net increase in cash and cash equivalents ....................................       18,493,000        15,992,000         3,567,000
Cash and cash equivalents, beginning of year .................................       73,843,000        57,851,000        54,284,000
                                                                                   ------------      ------------      ------------
Cash and cash equivalents, end of year .......................................     $ 92,336,000      $ 73,843,000      $ 57,851,000
                                                                                   ============      ============      ============

Supplemental Schedule of Noncash:

Investing Activities
  Unrealized gains (losses) on available-for-sale securities .................     $  1,351,000      $    339,000      $   (421,000)
  Transfer of available-for-sale securities to held-to-maturity category .....               --        28,886,000                --

Financing Activities
  Tax benefit from exercise of employee stock options ........................           95,000           253,000                --
  Cash dividends payable .....................................................          929,000           830,000           710,000

The Corporation made interest payments of $9,858,000, $9,158,000, and $8,476,000 and income tax payments of $3,683,000, $3,335,000, and $3,664,000 in 1998, 1997
and 1996, respectively.



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

Investment Securities

     Current accounting standards require that investment securities be classified as held-to-maturity, trading, or available-for-sale. The trading category is not applicable to any securities in the Bank's portfolio because the Bank does not buy or hold debt or equity securities principally for the purpose of selling in the near term. Held-to-maturity securities are those debt securities which the Bank has the intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those debt and equity securities which are neither held-to-maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, included in accumulated other comprehensive income.

     Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

Loans and Allowance For Loan Losses

     Loans are reported at their outstanding principal balance less any chargeoffs, the allowance for loan losses, and any unearned income. Interest on loans is credited to income based on the principal amount outstanding. Unearned discounts are recognized as income over the terms of the loans by the interest method. Nonrefundable loan origination fees are deferred and amortized as yield adjustments over the lives of the related loans. The incremental direct costs of originating such loans are charged to expense as incurred, as the effect of deferral and amortization would be immaterial.

     The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest payments. In addition, any accrued but unpaid interest credited to income in the current year is reversed, and any accrued but unpaid interest credited to income in the prior year is charged against the allowance for loan losses. All of the Bank's nonaccruing loans are considered impaired under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). In accordance with SFAS No. 114, a valuation allowance is established on impaired loans to reflect the difference, if any, between the face amount of the loan and the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral. The valuation allowance is reported within the overall allowance for loan losses.

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

Bank Premises and Equipment

     Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the remaining lives of the buildings.

Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and fifteen years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives which range between five and seven years. The straight-line method of depreciation is used for furniture, fixture, and equipment acquired prior to 1987 and after 1997, and the 150% declining balance method is used for assets acquired 1988 through 1997.

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

Fair Values of Financial Instruments

     The following methods and assumptions are used by the Corporation in estimating fair values of financial instruments as disclosed herein.

     Cash and cash equivalents. The carrying amount of cash and cash equivalents is their fair value.

     Investment securities. For investment securities, fair values are based on quoted market prices.

     Loans. The fair value of the Bank's loan portfolio is determined by first estimating the average life of the portfolio's future cash flows and then using this estimate as a proxy for duration. Duration, which is expressed in years, equates the portfolio's future cash flows to a single lump sum payment received at a future point in time. The difference between the portfolio's yield and the yield that could be obtained by currently making similar loans is multiplied by the portfolio's duration to determine a discount rate. Fair value is arrived at by applying the discount rate to the portfolio's carrying value and then subtracting the Bank's allowance for loan losses.

     Deposit liabilities. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, and savings accounts, is equal to their carrying amount at December 31 of each year. For time deposits, over 70% of which mature within six months, carrying amount is a reasonable estimate of fair value.

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

     Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding and exercisable stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. Other than stock options and the Rights described in Note H, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

     Stock Split. On December 17, 1997, the Corporation declared a 3-for-2 stock split which was paid on February 2, 1998 by means of a 50% stock dividend. The effect of the split on the equity accounts of the Corporation was estimated and recorded in the consolidated financial statements as of and for the year ended December 31, 1997. In addition, all comparative share and per share amounts included in the consolidated financial statements and notes thereto for earlier periods have been adjusted to reflect the effect of the split.

     Stock Repurchase Programs. Since 1988, the Corporation has had stock repurchase programs under which it can purchase shares of its own common stock in market or private transactions. As of December 31, 1998, and in accordance with prior approval by its Board of Directors, the Corporation could purchase 20,778 shares of stock under the latest programs.

     In 1997, under the normal terms and conditions of the Corporation's stock repurchase programs, and after approval by the Corporation's full Board of Directors, the Corporation purchased 15,627 shares of common stock from its Chairman and Chief Executive Officer for $656,334.

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

     Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Corporation consists solely of unrealized holding gains or losses on available-for-sale securities. Such gains and losses are net of reclassification adjustments for realized losses on sales of available-for-sale securities of $148,000 in 1996.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Corporation has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for stock appreciation rights are recorded annually based on the quoted market price of the Corporation's stock at the end of the period.

Trust and Investment Services Division

     Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying financial statements. Trust fees are recorded on the accrual basis.

Report of Independent Public Accountants

     The notes to consolidated financial statements include selected information as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1995 and 1994 that is not covered by the Report of Independent Public Accountants. This information has been presented in order to comply with the Form 10-K reporting requirements.

NOTE B - INVESTMENT SECURITIES

     The following table sets forth the amortized cost and estimated fair values of the Bank's investment securities at December 31, 1998, 1997 and 1996.

                                                           1998
                                      -----------------------------------------------
                                                    Gross        Gross
                                       Amortized  Unrealized   Unrealized     Fair
                                         Cost       Gains        Losses       Value
                                      ---------   ----------   ----------   ---------
Held-to-Maturity Securities:                         (in thousands)
U.S.  Treasury ....................   $  61,339   $   1,665    $      --    $  63,004
U.S. government agencies ..........      27,316         417         (210)      27,523
State and municipals ..............      43,751       1,355          (26)      45,080
Collateralized mortgage obligations      55,227         594         (176)      55,645
                                      ---------   ---------    ---------    ---------
                                      $ 187,633   $   4,031    $    (412)   $ 191,252
                                      =========   =========    =========    =========
Available-for-Sale Securities:
U.S. Treasury .....................   $  47,287   $   1,328    $      --    $  48,615
State and municipals ..............      37,464         856          (41)      38,279
Equity ............................         127          --           --          127
                                      ---------   ---------    ---------    ---------
                                      $  84,878   $   2,184    $     (41)   $  87,021
                                      =========   =========    =========    =========

                                                           1997
                                      -----------------------------------------------
                                                    Gross        Gross
                                       Amortized  Unrealized   Unrealized     Fair
                                         Cost       Gains        Losses       Value
                                      ---------   ----------   ----------   ---------
Held-to-Maturity Securities:                         (in thousands)
U.S. Treasury .....................   $  79,679   $     596    $     (67)   $  80,208
U.S. government agencies ..........      23,010         268         (271)      23,007
State and municipals ..............      46,055         967          (27)      46,995
Collateralized mortgage obligations      41,833         385          (71)      42,147
                                      ---------   ---------    ---------    ---------
                                      $ 190,577   $   2,216    $    (436)   $ 192,357
                                      =========   =========    =========    =========
Available-for-Sale Securities:
U.S. Treasury .....................   $  44,859   $     609    $     (26)   $  45,442
State and municipals ..............      11,066         211           (2)      11,275
Equity ............................         127          --           --          127
                                      ---------   ---------    ---------    ---------
                                      $  56,052   $     820    $     (28)   $  56,844
                                      =========   =========    =========    =========

                                                           1996
                                      -----------------------------------------------
                                                    Gross        Gross
                                       Amortized  Unrealized   Unrealized     Fair
                                         Cost       Gains        Losses       Value
                                      ---------   ----------   ----------   ---------
Held-to-Maturity Securities:                         (in thousands)
U.S.  Treasury ....................   $  72,512   $     396    $    (220)   $  72,688
U.S.  government agencies .........      29,811         296         (579)      29,528
State and municipals ..............      32,527         465          (86)      32,906
Collateralized mortgage obligations       7,000          28          (55)       6,973
                                      ---------   ---------    ---------    ---------
                                      $ 141,850   $   1,185    $    (940)   $ 142,095
                                      =========   =========    =========    =========
Available-for-Sale Securities:
U.S. Treasury .....................   $  51,115   $     445    $    (133)   $  51,427
State and municipals ..............      10,297         117          (12)      10,402
Collateralized mortgage obligations      18,425         120          (84)      18,461
Equity ............................         127          --           --          127
                                      ---------   ---------    ---------    ---------
                                      $  79,964   $     682    $    (229)   $  80,417
                                      =========   =========    =========    =========

     At December 31, 1998 and 1997, investment securities with a carrying value of $51,312,000 and $51,155,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

     Maturities  and  Average  Yields.   The  following  table  sets  forth  the
maturities and weighted average yields of the Bank's investment securities at December 31, 1998.

                                                                                Principal Maturing (1)
                                                    -------------------------------------------------------------------------------
                                                          Within           After One But       After Five But            After
                                                         One Year        Within Five Years     Within Ten Years        Ten Years
                                                    ----------------     ----------------     ----------------     ----------------
                                                     Amount   Yield       Amount   Yield       Amount   Yield       Amount    Yield
                                                    -------  -------     -------  -------     -------  -------     -------  -------
                                                                                    (dollars in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ................................    $16,985     6.14%    $44,354     6.00%    $    --       --%    $    --       --%
  U.S. government agencies .....................        151     7.54       8,378     6.77       9,291     6.48       9,496     6.56
  State and municipals (2) .....................      8,544     5.68      21,548     7.08      13,396     6.91         263     6.77
  Collateralized mortgage obligations ..........         --       --          --       --         771     6.75      54,456     7.13
                                                    -------  -------     -------  -------     -------  -------     -------  -------
                                                    $25,680     6.00%    $74,280     6.40%    $23,458     6.73%    $64,215     7.04%
                                                    =======  =======     =======  =======     =======  =======     =======  =======


                                                                                Principal Maturing (1)
                                                    -------------------------------------------------------------------------------
                                                          Within           After One But       After Five But            After
                                                         One Year        Within Five Years     Within Ten Years        Ten Years
                                                    ----------------     ----------------     ----------------     ----------------
                                                     Amount   Yield       Amount   Yield       Amount   Yield       Amount    Yield
                                                    -------  -------     -------  -------     -------  -------     -------  -------
                                                                                    (dollars in thousands)
Available-for-Sale Securities:
  U.S. Treasury ................................    $10,079     6.56%    $38,536     6.13%    $    --       --%    $    --       --%
  State and municipals (2) .....................      1,419     6.21       2,311     7.32      21,995     6.27      12,554     6.52
                                                    -------  -------     -------  -------     -------  -------     -------  -------
Total debt securities ..........................     11,498     6.52      40,847     6.20      21,995     6.27      12,554     6.52
  Equity .......................................         --       --          --       --          --       --         127     6.40
                                                    -------  -------     -------  -------     -------  -------     -------  -------
                                                    $11,498     6.52%    $40,847     6.20%    $21,995     6.27%    $12,681     6.52%
                                                    =======  =======     =======  =======     =======  =======     =======  =======

(1) Maturities shown are stated maturities, except in the case of municipal securities which are shown at the earlier of their stated maturity or pre-refunded dates. Securities backed by mortgages, which include the U.S. government agencies and collateralized mortgage obligations shown above, are expected to have substantial periodic repayments resulting in weighted average lives considerably shorter than would be surmised from the above table.

(2) Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

NOTE C - LOANS

     The following table sets forth major classifications of loans.


                                                                                     December 31,
                                                  ---------------------------------------------------------------------------------
                                                     1998              1997              1996              1995              1994
                                                  ---------         ---------         ---------         ---------         ---------
                                                                                    (in thousands)
Commercial and industrial ................        $  28,748         $  25,686         $  23,345         $  21,708         $  19,482
Secured by real estate ...................          132,357           121,620           120,782           115,098           115,855
Consumer .................................            6,366             7,152             8,999             9,671             8,961
Other ....................................            4,119             1,101               396               193               174
                                                  ---------         ---------         ---------         ---------         ---------
                                                    171,590           155,559           153,522           146,670           144,472
Unearned income ..........................             (872)             (829)             (840)             (796)             (859)
                                                  ---------         ---------         ---------         ---------         ---------
                                                    170,718           154,730           152,682           145,874           143,613
Allowance for loan losses ................           (3,651)           (3,579)           (3,600)           (3,600)           (3,600)
                                                  ---------         ---------         ---------         ---------         ---------
                                                  $ 167,067         $ 151,151         $ 149,082         $ 142,274         $ 140,013
                                                  =========         =========         =========         =========         =========

     Allowance For Loan Losses. The following table sets forth changes in the Bank's allowance for loan losses.


                                                                                      Year ended December 31,
                                                             ---------------------------------------------------------------------
                                                               1998            1997            1996           1995           1994
                                                             -------         -------         -------        -------        -------
                                                                                     (dollars in thousands)
Balance, beginning of year ...........................       $ 3,579         $ 3,600         $ 3,600        $ 3,600        $ 3,590
                                                             -------         -------         -------        -------        -------
Loans charged off:
  Commercial and industrial ..........................           (50)             --              (2)            (3)           (13)
  Secured by real estate .............................            --              --              --             --             --
  Consumer and other .................................           (49)            (59)            (33)           (21)           (35)
                                                             -------         -------         -------        -------        -------
                                                                 (99)            (59)            (35)           (24)           (48)
                                                             -------         -------         -------        -------        -------
Recoveries of loans charged off:
  Commercial and industrial ..........................            --              --              --             --              6
  Secured by real estate .............................           257             120              21             16             36
  Consumer and other .................................            14              18              14              8             16
                                                             -------         -------         -------        -------        -------
                                                                 271             138              35             24             58
                                                             -------         -------         -------        -------        -------
Net (charge-offs) recoveries .........................           172              79              --             --             10
Provision for loan losses (credit) ...................          (100)           (100)             --             --             --
                                                             -------         -------         -------        -------        -------
Balance, end of year .................................       $ 3,651         $ 3,579         $ 3,600        $ 3,600        $ 3,600
                                                             =======         =======         =======        =======        =======
Ratio of net (charge-offs) recoveries to
  average loans outstanding ..........................           .10%            .05%             -%             -%            .01%
                                                             =======         =======         =======        =======        =======

     Allocation of Allowance For Loan Losses. The following table sets forth the allocation of the Bank's total allowance for loan losses by loan type.

                                                                         December 31,
                                --------------------------------------------------------------------------------------------
                                      1998               1997                1996               1995              1994
                                --------------------------------------------------------------------------------------------
                                         % of                % of                % of               % of               % of
                                         Loans               Loans               Loans              Loans              Loans
                                        To Total            To Total            To Total           To Total           To Total
                                Amount   Loans     Amount    Loans     Amount    Loans    Amount    Loans    Amount    Loans
                                ------   -----     ------    -----     ------    -----    ------    -----    ------    -----
                                                                   (dollars in thousands)
Commercial ...................  $  730    16.9%    $  564     16.6%    $  530     15.3%   $  563     14.9%   $  574     13.6%
Real-estate secured ..........   2,325    77.5      2,099     78.6      2,185     79.1     2,241     78.9     2,326     80.7
Consumer and other ...........     249     5.6        211      4.8        174      5.6       196      6.2       148      5.7
                                ------   -----     ------    -----     ------    -----    ------    -----    ------    -----
Total allocated ..............   3,304   100.0      2,874    100.0      2,889    100.0     3,000    100.0     3,048    100.0
Unallocated ..................     347      --        705       --        711       --       600       --       552       --
                                ------   -----     ------    -----     ------    -----    ------    -----    ------    -----
                                $3,651   100.0%    $3,579    100.0%    $3,600    100.0%   $3,600    100.0%   $3,600    100.0%
                                ======   =====     ======    =====     ======    =====    ======    =====    ======    =====

     Selected Loan Maturity Information. The following table sets forth maturity and rate information for the Bank's commercial and industrial loans.

                                                                                           Maturity
                                                           -------------------------------------------------------------------------
                                                                                After One
                                                           Within               But Within              After
                                                           One Year             Five Years            Five Years              Total
                                                           --------             ----------            ----------              -----
                                                                                        (in thousands)
Commercial and industrial loans:
Fixed rate .................................               $ 8,478               $ 2,846               $    --               $11,324
Variable rate ..............................                 6,530                 9,517                 1,377                17,424
                                                           -------               -------               -------               -------
                                                           $15,008               $12,363               $ 1,377               $28,748
                                                           =======               =======               =======               =======

     Past Due,  Nonaccrual,  and  Restructured  Loans.  The following table sets
forth  selected   information  about  the  Bank's  nonaccrual,   past  due,  and
restructured loans.

                                                                                                1998    1997    1996    1995    1994
                                                                                                ----    ----    ----    ----    ----
At December 31:                                                                                             (in thousands)
Loans past due 90 days or more as to principal or
   interest payments and still accruing ....................................................    $ --    $ 49    $ 31    $  4    $  3
Nonaccrual loans ...........................................................................      22     382     659     843     516
Restructured loans .........................................................................      --       6      19      48     124

Year Ended  December 31:
Gross  interest  income that would have been  recorded
during the year under original terms:
   Nonaccrual loans ........................................................................       2      55      60      97      36
   Restructured loans ......................................................................      --       1       3       7       8

Gross interest income recorded during the year:
   Nonaccrual loans ........................................................................       2      32      11      36       1
   Restructured loans ......................................................................      --       1       2       6       6

Commitments for additional funds ...........................................................    None    None    None    None    None

     As of December 31, 1998, the Corporation did not have any impaired loans as defined in SFAS No. 114 except for the nonaccrual loans noted above.

     Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 1998 and 1997. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of these loans was approximately $1,203,000 and $1,575,000 at December 31, 1998 and 1997,
respectively. During 1998, $402,000 of new loans to such persons were made and repayments totaled $774,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 1998 or 1997.

NOTE D - PREMISES AND EQUIPMENT

     Bank premises and equipment consist of the following:

                                                               December 31,
                                                        -----------------------
                                                           1998           1997
                                                        --------       --------
                                                            (in thousands)

Land .............................................      $  1,274       $  1,274
Buildings ........................................         4,507          4,502
Leasehold improvements ...........................         1,134            846
Furniture and equipment ..........................         8,635          7,040
                                                        --------       --------
                                                          15,550         13,662
Accumulated depreciation and amortization ........        (9,238)        (8,625)
                                                        --------       --------
                                                        $  6,312       $  5,037
                                                        ========       ========

     A building occupied by one of the Bank's branch offices is leased from a director of the Corporation and the Bank. The lease, which is dated 1992 and has a term of approximately ten years, currently provides for annual base rentals of $25,813, plus certain charges for real estate taxes and common area maintenance. The Bank may cancel this lease at any time by giving the director ninety days written notice. The Bank believes that the terms of this lease are comparable to those that could have been obtained from other persons.

     During 1998, the Bank changed its depreciation method for furniture, fixtures, and equipment from 150% declining balance to straight-line. The impact of the change on results of operations for 1998 was immaterial.

NOTE E - DEPOSITS

     The following table sets forth major classifications of average deposits.

                                                                               Year ended December 31,
                                                  --------------------------------------------------------------------------------
                                                          1998                         1997                         1996
                                                  ----------------------       ----------------------       ----------------------
                                                  Average       Average        Average       Average        Average       Average
                                                  Balance      Rate Paid       Balance      Rate Paid       Balance      Rate Paid
                                                  -------      ---------       -------      ---------       -------      ---------
                                                                               (dollars in thousands)
Checking .................................        $154,781           --%        $133,082         --%        $123,832          --%
Savings and money market .................         250,236         3.20          229,639       3.18          222,319        3.05
Time deposits ............................          40,249         4.64           39,671       4.76           36,940        4.61
                                                  --------         ----         --------       ----         --------        ----
                                                  $445,266         2.22%        $402,392       2.28%        $383,091        2.21%
                                                  ========         ====         ========       ====         ========        ====


     Time Deposits of $100,000 and Over. The following table sets forth the remaining maturities of the Bank's time deposits in amounts of $100,000 or more.

          Remaining Maturity                                    Amount
          --------------------------------------------         -------
                                                           (in thousands)

          3 months or less ...........................         $ 9,348
          Over 3 through 6 months ....................           2,446
          Over 6 through 12 months ...................             985
          Over 12 months .............................             276
                                                               -------
                                                               $13,055
                                                               =======

NOTE F - INCOME TAXES

     The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 1998, 1997, and 1996 had effective tax rates of 31.8%, 32.7%, and 34.4%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation's effective tax rate.

                                                                                Year Ended December 31,
                                                                          ------------------------------------
                                                                           1998           1997           1996
                                                                          ------         ------         ------
Statutory federal income tax rate .................................         34.0%          34.0%          34.0%
State income taxes, net of federal income tax benefit .............          5.8            5.6            5.9
Tax-exempt interest on securities and loans, net of
   disallowed cost of funding .....................................         (8.3)          (6.4)          (6.2)
Other .............................................................           .3            (.5)            .7
                                                                          ------         ------         ------
                                                                            31.8%          32.7%          34.4%
                                                                          ======         ======         ======

     Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

                                                  Year Ended December 31,
                                         ---------------------------------------
                                           1998            1997            1996
                                         -------         -------         -------
                                                      (in thousands)
Currently payable:
   Federal ......................         $2,731          $2,841          $2,540
   State ........................          1,053             933             934
                                         -------         -------         -------
                                           3,784           3,774           3,474
                                         -------         -------         -------
Deferred:
  Federal .......................             85             (96)            135
  State .........................             29              33              --
                                         -------         -------         -------
                                             114             (63)            135
                                         -------         -------         -------
                                          $3,898          $3,711          $3,609
                                         =======         =======         =======

     Net Deferred Tax Asset. The following table sets forth the components of the Bank's net deferred tax asset.

                                                                  December 31,
                                                               -----------------
                                                                1998       1997
                                                               ------     ------

Deferred tax assets:                                             (in thousands)
   Allowance for loan losses .............................     $1,038     $1,079
   Supplemental executive retirement expense .............         55        118
   Interest on nonperforming loans .......................         38        100
   Postretirement benefits expense .......................         32         29
   Accrued professional fees .............................         12         12
                                                               ------     ------
                                                                1,175      1,338
Valuation allowance ......................................         --         --
                                                               ------     ------
                                                                1,175      1,338
                                                               ------     ------
Deferred tax liabilities:
   Pension expense .......................................        157        197
   Accretion on bonds ....................................         18         20
   Depreciation ..........................................          6         12
   Unrealized gains on available-for-sale securities .....        878        324
                                                               ------     ------
                                                                1,059        553
                                                               ------     ------
Net deferred tax asset ...................................       $116       $785
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

                                                     1998        1997
                                                   -------     -------
                                                      (in thousands)

          Commitments to extend credit .......     $33,319     $28,907
          Standby letters of credit ..........       1,566       1,436
          Commercial letters of credit .......         464         467

     Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank's standby letters of credit extend through December 1999. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 1998 varied from 0% to 100%, and averaged 55%.

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

     Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

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

     Lease Commitments. At December 31, 1998, minimum annual rental commitments under noncancelable operating leases are as follows:


     Year                                                    Amount
     -----------------------------------------------      -----------
                                                         (in thousands)
     1999 ..........................................      $      302
     2000 ..........................................             283
     2001 ..........................................             247
     2002 ..........................................             239
     2003 ..........................................             202
     Thereafter ....................................             481
                                                          -----------
                                                          $    1,754
                                                          ===========


     In addition, the Bank has various renewal options on the above leases. Rent
expense  was  $286,000,   $261,000,  and  $247,000  in  1998,  1997,  and  1996,
respectively.

NOTE H - SHAREHOLDER PROTECTION RIGHTS PLAN

     On July 16, 1996, the Board of Directors of the Corporation (the "Board") adopted a Shareholder Protection Rights Plan and declared a dividend of one right ("Right") on each outstanding share of the Corporation's common stock (the "Common Stock"). The dividend was paid on July 31, 1996 to shareholders of record as of the same date.

     In the absence of an event of the type described below, the Rights will be evidenced by and trade with the Common Stock and will not be exercisable. However, the Rights will separate from the Common Stock and become exercisable following the earlier of (1) the tenth business day, or such later date as the Board may decide, after any person or persons (collectively referred to as "person") commences a tender offer that would result in such person holding a total of 20% or more of the outstanding Common Stock, or (2) ten business days after, or such earlier or later date as the Board may decide, the announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock.

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

NOTE I - STOCK-BASED COMPENSATION

     The Corporation has two stock option and appreciation rights plans (the "Plans"). The 1996 Plan was approved by the Corporation's Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, options to purchase up to 360,000 shares of common stock are available to be granted to key employees of the Corporation and its subsidiaries through January 15, 2006. Each option, which may be granted with or without a stock appreciation right attached, is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant and is exercisable in whole or in part at certain times commencing six months from the date of grant and ending ten years after the date of grant. The 1996 Plan also provides for the granting of stand-alone stock appreciation rights. At December 31, 1998, options to purchase 30,587 shares of Common Stock were outstanding with respect to the 1996 Plan, of which 30,387 were exercisable. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

     The 1986 Plan was approved by the Corporation's Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan. At December 31, 1998, options to purchase 83,012 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights. Compensation costs recognized for stock appreciation rights granted under the 1986 Plan amounted to $143,000 and $72,000 for the years ended December 31, 1997 and 1996, respectively. No compensation costs were recognized in 1998.

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


                                         1998          1997          1996
                                      ----------    ----------    ----------
                                       (in thousands except per share data)
    Net Income:
      As Reported ..................    $8,368        $7,626        $6,891
      Pro Forma ....................     8,230         7,523         6,776

    Earnings Per Share:
    As Reported:
      Basic ........................     $2.69         $2.45         $2.20
      Diluted ......................      2.64          2.40          2.15

    Pro Forma:
      Basic ........................     $2.65         $2.41         $2.16
      Diluted ......................      2.59          2.36          2.12


     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995. Future awards are anticipated under the 1996 Plan.

     Stock Option Activity. The following table sets forth stock option activity and the weighted average fair value of options granted.


                                                                                Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                             1998                        1997                        1996
                                                    -----------------------     -----------------------     -----------------------
                                                                   Weighted                    Weighted                    Weighted
                                                                   Average                     Average                     Average
                                                                   Exercise                    Exercise                    Exercise
                                                     Shares         Price        Shares         Price        Shares         Price
                                                    --------      ---------     --------      ---------     --------      ---------
Outstanding, beginning of year ...................   115,796      $   16.76      155,677      $   14.14      151,435      $   12.99
Granted ..........................................    14,650          42.03       20,057          24.34       26,325          19.89
Exercised ........................................   (16,497)         13.17      (59,488)         12.40      (21,966)         13.07
Forfeited ........................................      (350)         38.99         (450)         24.33         (117)         17.39
                                                    --------      ---------     --------      ---------     --------      ---------
Outstanding, end of year .........................   113,599      $   20.48      115,796      $   16.76      155,677      $   14.14
                                                    ========      =========     ========      =========     ========      =========
Exercisable, end of year .........................   113,399      $   20.44      115,796      $   16.76      155,677      $   14.14
                                                    ========      =========     ========      =========     ========      =========

Weighted average fair value of options granted ...    $ 9.42                      $ 5.14                      $ 4.36
                                                    ========                    ========                    ========


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 4.77%, 5.56%, and 5.93% for 1996 Plan options granted in 1998, 1997, and 1996, respectively, and 5.61% for 1986 Plan options granted in 1996; volatility of 13.40% for 1996 Plan options granted in 1998, 11.30% for 1996 Plan options granted in 1997 and 1996, and 11.22% for 1986
Plan options granted in 1996; expected dividend yield of 1.5% for options granted in 1998 and 2% for options granted in 1997 and 1996; and expected lives of 7 years for options granted in 1998, 1997 and 1996.

     Stock Options Outstanding. The following table sets forth information about outstanding and exercisable stock options at December 31, 1998.


                                               Outstanding Stock Options                 Exercisable Stock Options
                                  ---------------------------------------------------   ------------------------------
                                                               Weighted Average
                                                      -------------------------------                       Weighted
                                                      Remaining                                              Average
                                                      Contractual           Exercise                         Exercise
  Range of Exercise Prices           Number           Life (yrs.)             Price          Number           Price
------------------------------    -----------         -----------         -----------   -----------        -----------
$ 9.01 to $15.00 .............         26,563                3.06         $     11.49        26,563        $     11.49
$15.01 to $25.00 .............         72,686                6.61               19.52        72,686              19.52
$25.01 to $45.00 .............         14,350                9.07               42.03        14,150              42.00
                                  -----------         -----------         -----------   -----------        -----------
                                      113,599                6.09          $    20.48       113,399        $     20.44
                                  ===========         ===========         ===========   ===========        ===========


NOTE J - RETIREMENT PLANS

     The Bank has a defined benefit pension plan (the "Pension Plan") covering eligible employees. The provisions of the Pension Plan are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the "Retirement System") and the Retirement System Adoption Agreement executed by the Bank. For investment purposes, the Pension Plan's contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities.

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

     In 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132 ("SFAS No. 132") "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 supersedes the disclosure requirements for pension and other postretirement plans as set forth in SFAS No. 87 "Employers' Accounting For Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and For
Termination   Benefits",   and  SFAS  No.   106   "Employers'   Accounting   For
Postretirement Benefits Other Than Pensions." SFAS No. 132 does not address measurement or recognition for pension and other postretirement benefit plans. The following disclosures are in accordance with the provisions of SFAS No. 132.

     Net Pension Cost. The following table sets forth the components of net periodic pension cost.


                                                   1998        1997        1996
                                                  -----       -----       -----
                                                         (in thousands)

Service cost ...............................      $ 319       $ 247       $ 255
Interest cost ..............................        345         311         276
Expected return on plan assets .............       (522)       (423)       (405)
Net amortization and deferral ..............        (44)        (44)        (44)
                                                  -----       -----       -----
Net pension cost ...........................      $  98       $  91       $  82
                                                  =====       =====       =====

     Significant Actuarial Assumptions. The following table sets forth the significant actuarial assumptions as of the end of each plan year.

                                                           1998    1997    1996
                                                           ----    ----    ----
Discount rate .......................................      6.00%   7.00%   7.75%
Rate of increase in compensation levels .............      4.50%   5.00%   5.00%
Expected long-term rate of return on plan assets ....      7.50%   8.00%   8.00%

     Funded Status of The Plan. The following table sets forth the change in the benefit obligation and plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan and prepaid benefit cost.


                                                                                                 Year Ended September 30,
                                                                                    -----------------------------------------------
                                                                                      1998                1997                1996
                                                                                    -------             -------             -------
                                                                                                      (in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year ......................            $ 5,021             $ 4,094             $ 3,624
Service cost ...........................................................                415                 330                 358
Plan participants' contributions .......................................               (112)                (81)               (121)
Expenses ...............................................................                (76)                (61)                (63)
Interest cost ..........................................................                345                 311                 276
Benefits paid ..........................................................               (189)               (220)               (156)
Assumption changes and other ...........................................                776                 648                 176
                                                                                    -------             -------             -------
Projected benefit obligation at end of year ............................              6,180               5,021               4,094
                                                                                    -------             -------             -------

Change in plan assets
Fair value of plan assets at beginning of year .........................              6,567               5,308               4,675
Actual return on plan assets ...........................................                282               1,202                 645
Employer contribution ..................................................                188                 257                  86
Plan participants' contributions .......................................                112                  81                 121
Benefits paid ..........................................................               (189)               (220)               (156)
Expenses ...............................................................                (76)                (61)                (63)
                                                                                    -------             -------             -------
Fair value of plan assets at end of year ...............................              6,884               6,567               5,308
                                                                                    -------             -------             -------

Funded status ..........................................................                704               1,546               1,214
Unrecognized net actuarial loss (gain) .................................                315                (574)               (364)
Unrecognized prior service cost ........................................                (39)                (42)                (46)
Unrecognized transition asset ..........................................               (208)               (248)               (289)
                                                                                    -------             -------             -------
Prepaid benefit cost ...................................................            $   772             $   682             $   515
                                                                                    =======             =======             =======


     The Bank has a combined profit sharing/401(k) plan (the "Profit Sharing Plan"). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 10% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make "Additional" contributions to each participant's account based on the amount of the participant's tax deferred contributions and make profit sharing contributions to each participant's account equal to a percentage of the participant's compensation, as defined. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $106,000, $93,000, and $92,000 for 1998, 1997, and 1996, respectively, and profit sharing contributions were $416,000, $403,000, and $387,000, respectively.

     On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program ("SERP"). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank's previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $413,000, $337,000 and $150,000 in 1998, 1997 and 1996,
respectively.

NOTE K - OTHER OPERATING EXPENSES

     Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 1998, 1997, and 1996 are as follows:

                                              1998          1997          1996
                                              ----          ----          ----
                                                        (in thousands)

Computer services ....................        $509          $420          $418
Insurance ............................         395           420           424
Marketing ............................         441           386           303

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

     Under current regulations, banks are classified as well capitalized, adequately capitalized or undercapitalized. The following table sets forth the Corporation's capital ratios at December 31, 1998 and 1997 and the minimum ratios necessary to be classified as well capitalized and adequately capitalized. The Corporation's capital ratios at December 31, 1998 and 1997 substantially exceed the requirements for a well-capitalized bank.

                                                  Corporation's Capital Ratios
                                                        at December 31:
                                                  ----------------------------        Well         Adequately
                                                      1998            1997         Capitalized     Capitalized
                                                   ----------      ----------      -----------     -----------
Total  Risk-Based Capital Ratio .........             31.76%          33.54%          10.00%          8.00%
Tier 1 Risk-Based Capital Ratio .........             30.51           32.28            6.00           4.00
Tier 1 Leverage Capital Ratio ...........             11.88           12.24            5.00           4.00


     Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank's net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 1998, the Bank had retained net income for the current and two preceding calendar years of $15,360,000.

     Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank's average reserve requirement for 1998 was approximately $3,123,000.

     Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1998, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $9,535,000.

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

     The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation's financial instruments at December 31, 1998 and 1997.


                                                                             1998                                 1997
                                                                   ---------------------------         ---------------------------
                                                                   Carrying/                           Carrying/
                                                                   Contract                            Contract
                                                                    Amount          Fair Value          Amount          Fair Value
                                                                   --------         ----------         --------         ----------
                                                                                            (in thousands)
Financial Assets:
Cash and due from banks ....................................       $ 16,336          $ 16,336          $ 13,343          $ 13,343
Federal funds sold .........................................         76,000            76,000            60,500            60,500
Held-to-maturity securities ................................        187,633           191,252           190,577           192,357
Available-for-sale securities ..............................         87,021            87,021            56,844            56,844
Loans ......................................................        167,067           167,829           151,151           152,024
Accrued interest receivable ................................          4,164             4,164             3,807             3,807

Financial Liabilities:
Checking deposits ..........................................        175,046           175,046           142,848           142,848
Savings and money market deposits ..........................        265,684           265,684           242,579           242,579
Time deposits ..............................................         38,501            38,501            37,332            37,332
Accrued interest payable ...................................            197               197               186               186

Off-Balance-Sheet Liabilities:
Commitments to extend credit ...............................         33,319                --            28,907                --
Standby and commercial letters of credit ...................          2,030                17             1,903                 8


NOTE N - PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:



CONDENSED BALANCE SHEETS                                        December 31,
                                                             -------------------
                                                               1998        1997
                                                             -------     -------
Assets:                                                        (in thousands)
Checking and money market accounts with subsidiary .....     $ 2,375     $ 2,121
Investment in subsidiary bank, at equity ...............      63,566      57,422
Other assets ...........................................          87         253
                                                             -------     -------
                                                             $66,028     $59,796
                                                             =======     =======
Liabilities:
Cash dividends payable .................................     $   929     $   830
                                                             -------     -------

Stockholders' equity:
Common stock ...........................................         310         311
Surplus ................................................       4,219       5,471
Retained earnings ......................................      59,304      52,717
                                                             -------     -------
                                                              63,833      58,499
Accumulated other comprehensive income, net of tax .....       1,266         467
                                                             -------     -------
                                                              65,099      58,966
                                                             -------     -------
                                                             $66,028     $59,796
                                                             =======     =======

  CONDENSED STATEMENTS OF INCOME                                    Year ended December 31,
                                                                 -----------------------------
                                                                   1998       1997       1996
                                                                 -------    -------    -------
Income:                                                                  (in thousands)
  Dividends from subsidiary bank .........................       $ 3,000    $ 2,400    $ 2,200
  Interest on deposits with subsidiary bank ..............            52         72         86
                                                                 -------    -------    -------
                                                                   3,052      2,472      2,286
                                                                 -------    -------    -------
Expenses:
  Employee benefits ......................................            --        143         72
  Other operating expenses ...............................            29         29         28
                                                                 -------    -------    -------
                                                                      29        172        100
                                                                 -------    -------    -------
Income before undistributed earnings of
  subsidiary bank ........................................         3,023      2,300      2,186
  Equity in undistributed earnings .......................         5,345      5,326      4,705
                                                                 -------    -------    -------
  Net income .............................................       $ 8,368    $ 7,626    $ 6,891
                                                                 =======    =======    =======

CONDENSED STATEMENTS OF CASH FLOWS                                  Year ended December 31,
Increase (Decrease) in Cash and Cash Equivalents*                -----------------------------
                                                                   1998       1997       1996
                                                                 -------    -------    -------
Income:                                                                  (in thousands)
Cash Flows From Operating Activities:
Net income ...............................................       $ 8,368    $ 7,626    $ 6,891
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Undistributed earnings of subsidiary bank ..............        (5,345)    (5,326)    (4,705)
  Decrease in other assets ...............................           261         --         --
  Decrease in accrued expenses and other liabilities .....            --       (173)       (38)
                                                                 -------    -------    -------
Net cash provided by operating activities ................         3,284      2,127      2,148
                                                                 -------    -------    -------

Cash Flows From Financing Activities:
  Repurchase and retirement of common stock ..............        (1,566)    (2,444)      (730)
  Proceeds from exercise of stock options ................           218        737        287
  Cash dividends paid ....................................        (1,668)    (1,419)    (1,243)
  Cash in lieu of fractional shares on 3-for-2 stock split           (14)        --         --
                                                                 -------    -------    -------
   Net cash used in financing activities .................        (3,030)    (3,126)    (1,686)
                                                                 -------    -------    -------
Net increase (decrease) in cash and cash equivalents .....           254       (999)       462
Cash and cash equivalents, beginning of year .............         2,121      3,120      2,658
                                                                 -------    -------    -------
Cash and cash equivalents, end of year ...................       $ 2,375    $ 2,121    $ 3,120
                                                                 =======    =======    =======

Supplemental Schedule of Noncash Financing Activities:
  Tax benefit from exercise of employee stock options ....       $    95    $   253    $    --
  Cash dividends payable .................................           929        830        710

* Cash and cash equivalents include the checking and money market accounts with the Corporation's wholly-owned bank subsidiary.

NOTE O - QUARTERLY FINANCIAL DATA (Unaudited)

                                                            First          Second            Third          Fourth
                                                           Quarter         Quarter          Quarter         Quarter          Total
                                                          --------        --------         --------        --------        --------
                                                                            (in thousands, except per share data)
1998

Interest income ..................................        $  7,789        $  8,095         $  8,410        $  8,388        $ 32,682
Interest expense .................................           2,374           2,437            2,591           2,465           9,867
Net interest income ..............................           5,415           5,658            5,819           5,923          22,815
Provision for loan losses (credit) ...............              --            (100)              --              --            (100)
Noninterest income ...............................           1,135           1,238            1,202           1,245           4,820
Noninterest expense ..............................           3,715           3,840            3,966           3,948          15,469
Income before income taxes .......................           2,835           3,156            3,055           3,220          12,266
Income taxes .....................................             908           1,021              961           1,008           3,898
Net income .......................................           1,927           2,135            2,094           2,212           8,368
Earnings per share:
  Basic ..........................................             .62             .69              .67             .71            2.69
  Diluted ........................................             .61             .67              .66             .70            2.64
Comprehensive income .............................           1,879           2,194            3,070           2,024           9,167

1997

Interest income ..................................        $  7,208        $  7,416         $  7,822        $  7,955        $ 30,401
Interest expense .................................           2,146           2,249            2,376           2,426           9,197
Net interest income ..............................           5,062           5,167            5,446           5,529          21,204
Provision for loan losses (credit) ...............              --            (100)              --              --            (100)
Noninterest income ...............................           1,040             993            1,103           1,182           4,318
Noninterest expense ..............................           3,569           3,504            3,520           3,692          14,285
Income before income taxes .......................           2,533           2,756            3,029           3,019          11,337
Income taxes .....................................             854             887              997             973           3,711
Net income .......................................           1,679           1,869            2,032           2,046           7,626
Earnings per share:
  Basic ..........................................             .54             .60              .65             .66            2.45
  Diluted ........................................             .53             .59              .64             .64            2.40
Comprehensive income .............................             771           2,561            2,256           2,202           7,790

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Stockholders and Board of Directors of
The First of Long Island Corporation:

     We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                  /s/Arthur Andersen LLP

New York, New York
January 22, 1999

Directors
THE FIRST OF LONG ISLAND CORPORATION
THE FIRST NATIONAL BANK OF LONG ISLAND

[PHOTO OMITTED]
J. William Johnson, Chairman and Chief Executive Officer

[PHOTO OMITTED]
John R. Miller III, President and Publisher, Equal Opportunity Publications, Inc. (publishing)

[PHOTO OMITTED]
Howard Thomas Hogan, Jr., Hogan & Hogan (lawyer, private practice)

[PHOTO OMITTED]
Beverly Ann Gehlmeyer, Tax Manager and Principal, Gehlmeyer & Gehlmeyer, P.C. (certified public accounting firm)

[PHOTO OMITTED]
Paul T. Canarick, President and Principal, Paul Todd, Inc. (construction company)

[PHOTO OMITTED]
J. Douglas Maxwell, Jr., Chairman and Chief Executive Officer, NIRx Medical Technologies Corp. (medical technology)

[PHOTO OMITTED]
Walter C. Teagle III, President and Chief Executive Officer, Metro Design Systems, Inc. (engineering design services)

Senior Management

We are highly focused on our markets and providing an extremely high quality of service to our customers.

[LOGO] The First of Long Island


[PHOTO OMITTED]

Left to Right
Mark D. Curtis; Joseph G. Perri; Arthur J. Lupinacci, Jr.;
Richard Kick; John C. Sansone; Donald L. Manfredonia

OFFICERS
The First of Long Island Corporation

J. William Johnson
Chairman and Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President and Secretary

Mark D. Curtis
Senior Vice President and Treasurer

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President

John C. Sansone,
Senior Vice President

Wayne B. Drake
Assistant Treasurer

EXECUTIVE OFFICERS
The First National Bank of Long Island

Chairman and Chief Executive Officer
J. William Johnson

Executive Vice Presidents

Arthur J. Lupinacci, Jr.
Senior Operating Officer

Donald L. Manfredonia
Senior Lending Officer

Senior Vice Presidents

Mark D. Curtis
Chief Financial Officer and Cashier

Richard Kick
Senior Operations and Senior Retail Loan Officer

Joseph G. Perri
Senior Commercial Marketing Officer

John C. Sansone
Senior Trust Officer

BUSINESS DEVELOPMENT BOARD

[PHOTO OMITTED]
Kenneth R. Latham, Chairman of the Board, Latham Bros. Lumber Company, Inc.

[PHOTO OMITTED]
Herbert Haber, CPA, Certified Public Accountant

[PHOTO OMITTED]
Thomas N. Dufek, CPA, Partner, Kilgannon, Furey, Dufek & Company

[PHOTO OMITTED]
Kevin J. Harding, Esq., Partner, Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq., Attorney

[PHOTO OMITTED]
Susan Hirschfeld Mohr, President, J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
Richard Nussbaum, CPA, Managing Partner, Nussbaum, Yates, Wolpow, P.C.

[PHOTO OMITTED]
Arthur C. Schupbach, Esq., Partner, Schupbach, Williams & Pavone LLP

[PHOTO OMITTED]
H. Craig Treiber, President/CEO, The Treiber Group LLC

[PHOTO OMITTED]
Emil V. Cianciulli, Esq., Partner, Cianciulli & Meng, P.C.

[PHOTO OMITTED]
David Black, CPA, David Black & Associates, Inc.

[PHOTO OMITTED]
Lawrence F. Steiner, President, Universal Unlimited, Inc.

[PHOTO OMITTED]
Kenneth R. Going, President, GOING SIGN CO. Inc.

[PHOTO OMITTED]
Alan B. Katcher, Chief Executive Officer, Terry Alan Adv. Co., Inc.

[PHOTO OMITTED]
Zachary Levy, Esq., Attorney

[PHOTO OMITTED]
Bernard Esquenet, Chief Executive Officer, The Ruhof Corp.

[PHOTO OMITTED]
Quentin Sammis, President, Coldwell Banker Sammis

[PHOTO OMITTED]
William L. Edwards, Real Estate Investor

[PHOTO OMITTED]
Howard S. Cohen, President, Mount Carmel Cemetery Assoc.

[PHOTO OMITTED]
Arthur Ventura,  President, Badge Agency

[PHOTO OMITTED]
Mark Wurzel, President, Calico Cottage, Inc.

[PHOTO OMITTED]
John A. Burns, Jr., Esq., Counsel,  Forchelli,  Schwartz, Mineo, Carlino & Cohn,
LLP

Official Staff

Vice Presidents
---------------

Albert Arena
Commercial Banking
Archie J. Arrington
Manager, Roslyn Heights
Lester J. Bach
Manager, Great Neck
James Clavell
Branch Administration
Robert F. Covino
Manager, Rockville Centre
Kitty W. Craig
Auditing
Paul J. Daley
Commercial Banking
Wayne B. Drake
Controller, Finance
Stephen Durso
Commercial Banking
John G. Fitzpatrick
Loan Center
Compliance - CRA Officer
Betsy Gustafson
Deposit Operations
Charles E. Haberkorn, Jr.
Commercial Banking
Peter J. Hoey
Data Center
James P. Johnis
Commercial Banking
George P. Knott
Manager, Woodbury
Henry A. Kramer
Commercial Banking
Concepcion L. Larrea
Manager, Greenvale
Teresa P. Maloney
Trust and Investment Services
Roslyn Marett
Human Resources
Edward V. Mirabella
Commercial Banking
John J. Mulder, Jr.
Manager, Glen Head
Patrick J. Mulligan
Trust and Investment Services
John T. Noonan
Manager, Locust Valley
William Pyszczymuka
Manager, Huntington
Debbie J. Sorace
Marketing
Henry C. Suhr
Manager, Northport

Assistant Vice Presidents
-------------------------

Peter J. Arebalo
Manager, Valley Stream
Philip B. Brady
Manager, Bohemia
Aldo G. Columbano
Finance
Linda A. Cutter
Manager, New Hyde Park
Margaret M. DeBonis
Auditing
Barbara D. Hefner
Loan Center
Susan J. Hempton
Human Resources
David Lippa
Glen Head
Dorothy Miller
Manager, Hicksville
Gretchen B. Nesky
Commercial Banking
Lee Nunez
Manager, Lake Success
Ronald Pimental
Branch Administration
Frank Plesche
Manager, Old Brookville
Mark A. Ryan
Manager, Hauppauge
Frederick G. Ruff
General Services
Carole Ann Snayd
Roslyn Heights
Michael J. Spolarich
Commercial Banking
Ann Marie Tarantino
Compliance and Procedures
Philip R. Thompson
Manager, Garden City
Elissa A. Toussaint
Northport
Herta Tscherne
Manager, Mineola


Trust Officers

Susan P. Contino
Trust and Investment Services
Andrew G. Drenick
Trust and Investment Services
Sharon E. Pazienza
Trust and Investment Services


Senior Mortgage Advisor

John F. Darcy
Loan Center

Mortgage Originator

Frederick T. Hughes
Loan Center


Assistant Cashiers
------------------

Monica T. Baker
Branch Administration
Pari Glazer
Lake Success
Arlyne H. Kramer
Hicksville
Jenny Malandruccolo
Huntington
Mary Lou Martin
Locust Valley
Caroline V. McIntyre
Old Brookville
Donna P. Minervini
Rockville Centre
June E. Pipito
Woodbury


Assistant Trust Officer

Joanne Buckley
Trust and Investment Services


Assistant Managers
------------------

Ann J. Cristodero
Loan Center
Alison A. Hazell
Deposit Operations
Catherine Irvin
Finance
Robert B. Jacobs
Loan Center
Rosemary Kerrane
Mineola
Eveline Ratte
Loan Center
Colleen M. Robbins
Human Resources
Cathy A. Vanatta
Marketing


Administrative and Executive Assistants
---------------------------------------

Elaine Ballinger
Glen Head
Allison C. Brown
Northport
Andrea L. DePol
Roslyn Heights
Anna S. Fleming
Loan Center
Lorraine Fogarty
Branch Administration
Marguerite F. Hirschman
Trust and Investment Services

Patricia Lacorazza
Loan Center
Carmela Lalonde
Deposit Operations
Conrad A. Lissade
Data Center
Donna M. Long
Deposit Operations
Francine McDonald
Trust and Investment Services
Constance Miller
Administration
Patricia Ovalle-Wood
Greenvale
Cheryl A. Romanski
Finance
Lori A. Ruggiero
Data Center
Anne J. Virgadamo
Huntington
Maureen P. Zebrowski
Commercial Banking


Counsel

SCHUPBACH, WILLIAMS & PAVONE LLP


Independent Auditors

ARTHUR ANDERSEN LLP


FORM 10-K REPORT

A copy of the Corporation's annual report on Form 10-K for 1998, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

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
(516) 763-5533

130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

800 Woodbury Road
Woodbury, NY  11797
(516) 364-3434


COMMERCIAL BANKING OFFICES

30 Orville Drive
Bohemia, NY  11716
(516) 218-2500

1050 Franklin Avenue
Garden City, NY  11530
(516) 742-6262

536 Northern Boulevard
Great Neck, NY  11021
(516) 482-6666

330 Motor Parkway
Hauppauge, NY  11788
(516) 952-2900

106 Old Country Road
Hicksville, NY  11801
(516) 932-7150

3000 Marcus Avenue
Lake Success, NY  11042
(516) 775-3133

194 First Street
Mineola, NY  11501
(516) 742-1144

200 Jericho Turnpike
New Hyde Park, NY  11040
(516) 328-3100

133 E. Merrick Road
Valley Stream, NY  11580
(516) 825-0202


TRUST AND INVESTMENT SERVICES

800 Woodbury Road
Woodbury, NY  11797
(516) 364-3436