Form 10-K, Exhibit 13
period 1999-12-31
FIRST OF LONG ISLAND CORP
filed 2000-03-29
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR
                            ENDED DECEMBER 31, 1999

1999
ANNUAL REPORT

[PHOTO OMITTED]
Oyster Sloop Christeen

[LOGO] The First of Long Island
The First of Long Island Corporation

Cover
Oyster Sloop CHRISTEEN

     In 1883, Alfred W. Van Cott built the CHRISTEEN in Glenwood Landing, Long Island, New York for Captain William Smith of Oyster Bay. The CHRISTEEN, the only Maritime National Historic Landmark on Long Island, is a wooden gaff-rigged sloop measuring 40' long on deck with a 15' beam and 4' draft. Once a common sight to Long Island Sound, she is one of the few survivors and is the only one with an Oyster Bay birthright. The CHRISTEEN is the oldest documented American vessel still operating in the United States.

     A group of Oyster Bay residents formed the Christeen Preservation Corporation and purchased her for $1 from the Friends of the Bay. The sloop was then moved to the carpenter's shed at the Jakobson's Shipyard in Oyster Bay for restoration. Under the direction of Shipwright David Short, thousands of volunteer hours have been logged.

     The newly restored CHRISTEEN was launched on October 2, 1999 and will become the centerpiece of a program to promote awareness of the region's rich maritime heritage. The oyster sloop will become a floating laboratory and marine education classroom in the waters of Oyster Bay Harbor where the vessel once harvested oysters.

     If you would like to become a part of this historic endeavor, by making a donation or volunteering your time, please call Clint Smith at (516) 922-1098.

SELECTED FINANCIAL DATA

     The following is selected consolidated financial data(1) for the past five years. This data should be read in conjunction with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes.

                                                      1999              1998             1997              1996              1995
                                                      ----              ----             ----              ----              ----
INCOME STATEMENT DATA: (2)
Total Interest Income ......................... $  33,963,000     $  32,682,000    $  30,401,000     $  28,585,000    $  28,017,000
Total Interest Expense ........................     9,513,000         9,867,000        9,197,000         8,492,000        8,899,000
Net Interest Income ...........................    24,450,000        22,815,000       21,204,000        20,093,000       19,118,000
Provision for Loan Losses (Credit) ............         --             (100,000)        (100,000)             --               --
Net Income ....................................     9,034,000         8,236,000        7,415,000         6,641,000        5,943,000

PER SHARE DATA: (2)
Basic Earnings ................................ $        2.97     $        2.65    $        2.38     $        2.12    $        1.89
Diluted Earnings ..............................          2.92              2.60             2.33              2.08             1.86
Cash Dividends Declared .......................           .64               .57              .49               .43              .37
Stock Splits/Dividends Declared ...............          --                --          3-for-2                --          3-for-2
Book Value .................................... $       21.68     $       20.59    $       18.55     $       16.97    $       15.45

BALANCE SHEET DATA AT PERIOD END:
Total Assets .................................. $ 570,551,000     $ 546,127,000    $ 483,316,000     $ 439,941,000    $ 424,943,000
Total Loans ...................................   182,774,000       170,718,000      154,730,000       152,682,000      145,874,000
Allowance for Loan Losses .....................     2,033,000         3,651,000        3,579,000         3,600,000        3,600,000
Total Deposits ................................   503,189,000       479,231,000      422,759,000       384,361,000      373,955,000
Stockholders' Equity ..........................    64,233,000        63,744,000       57,743,000        53,157,000       48,578,000

AVERAGE BALANCE SHEET DATA:
Total Assets .................................. $ 554,561,000     $ 508,982,000    $ 459,391,000     $ 435,822,000    $ 411,137,000
Total Loans ...................................   176,078,000       164,063,000      153,733,000       150,090,000      143,677,000
Allowance for Loan Losses .....................     2,835,000         3,643,000        3,597,000         3,606,000        3,607,000
Total Deposits ................................   486,532,000       445,266,000      402,392,000       383,091,000      363,676,000
Stockholders' Equity ..........................    65,406,000        61,037,000       55,116,000        50,342,000       45,278,000

FINANCIAL RATIOS: (2)
Return on Average Total Assets (ROA) ..........          1.63%             1.62%            1.61%             1.52%            1.45%
Return on Average Stockholders' Equity (ROE) ..         13.81%            13.49%           13.45%            13.19%           13.13%
Average Equity to Average Assets ..............         11.79%            11.99%           12.00%            11.55%           11.01%

(1)  Restated - See Note A to Consolidated Financial Statements.

(2) Net income, earnings per share, ROA, and ROE for 1999 are before a $945,000 ($.31 per share) credit resulting from a transition adjustment to the allowance for loan losses.

STOCK PRICES

     The Corporation's Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 1999 and 1998.

                                      1999                     1998
                             --------------------     ----------------------
        Quarter                 High        Low          High          Low
        -------              --------    --------     --------     ---------
        First                $ 43 3/4    $ 40 1/2      $ 54         $ 40
        Second                 40 3/4      36            52           46 3/4
        Third                  37 1/4      26            48 1/2       41 1/8
        Fourth                 33 1/4      28 7/8        44           37

     At December 31, 1999, there were 768 stockholders of record of the Corporation's Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

CONTENTS

     Selected Financial Data                                                 (i)
     Letter to Stockholders                                                   1
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations                                                  4
     Management's Responsibility for Financial Reporting                     12
     Consolidated Financial Statements and Notes                             14
     Report of Independent Public Accountants                                37
     Directors--The First of Long Island Corporation, The First National
       Bank of Long Island                                                   38
     Senior Management--The First National Bank of Long Island               39
     Officers--The First of Long Island Corporation, The First National
       Bank of Long Island                                                   40
     Business Development Board--The First National Bank of Long Island      41
     Official Staff--The First National Bank of Long Island                  42


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

ANNUAL MEETING NOTICE

     The Annual Meeting of Stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 18, 2000 at 3:30 P.M.

Executive Office                             Transfer Agent and Registrar
The First of Long Island Corporation         Registrar and Transfer Company
10 Glen Head Road                            10 Commerce Drive
Glen Head, New York   11545                  Cranford, New Jersey  07016-3572
(516) 671-4900                               (800) 368-5948
www.firstofli.com                            www.rtco.com

A Letter To Our Stockholders

[PHOTO OMITTED]
J. William Johnson
Chairman and Chief Executive Officer

To Our Stockholders, Customers and Friends

     I am pleased to report to you on the year 1999, which was perhaps one of the busiest, most challenging and rewarding years in recent memory. The First of Long Island enjoyed a strong year in earnings with earnings per share reaching $2.92 before a special credit. This was a 12% growth over the $2.60 that was earned in 1998. The special non-recurring credit relating to the allowance for loan losses added an additional $.31 to earnings per share bringing total 1999 earnings per share to $3.23. Net income before the special credit was $9,034,000. We were also pleased to be able to increase our dividend for the 21st consecutive year. The dividend declared this past December was $.34 per share which is an increase of 13% over the amount declared in June. Total dividends declared in 1999 were $.64 per share.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Earnings per share

1979              $ .12
1980              $ .23
1981              $ .25
1982              $ .31
1983              $ .39
1984              $ .57
1985              $ .87
1986              $1.02
1987              $1.09
1988              $1.25
1989              $1.29
1990              $1.37
1991              $1.29
1992              $1.55
1993              $1.66
1994              $1.82
1995              $1.86
1996              $2.08
1997              $2.33
1998              $2.60
1999              $2.92

On a fully diluted basis


     Without question, the most important factor favorably impacting the earnings growth was a substantial increase in checking balances, which were on average 10% greater than the prior year. The principal reason for the growth was the amount of commercial checking balances solicited by our officers. Their ability to accomplish these highest ever balances was augmented by our opening four branches between February 1998 and January 1999. Growth in service charge income and money market type savings accounts also had a favorable impact on the earnings increase.

     From  year-end  1998 to year-end  1999,  loans  secured by real estate grew approximately $15,200,000 or 12%. The largest category of increase was residential mortgage loans which were up $9,200,000 or 21%. The growth in residential mortgages is believed to be caused by three factors: a sales commitment on our part, a strong housing market and mortgage refinancing particularly in the first half of the year. We were also very pleased with a significant increase in new commercial mortgages with closings totaling $20,000,000.

     A common measure of a bank's financial performance is Return on Assets. The Bank continued to experience a strong return. As depicted in the accompanying chart, Return on Assets was 1.63% in 1999 and has averaged 1.57% for the past five years. In 1998, the financial performance of The First of Long Island was acclaimed in US Banker as we were rated "3rd" in nation among the top 200 mid-sized, publicly traded banks in the nation. This year in the June 1999 edition of US Banker we moved up a notch and were rated "2nd" in nation among the mid-sized banks.

     This past year we devoted considerable activity to our data processing applications. In the first quarter of 1999, we completed the installation of our new branch automation system which resulted in an entire new front-end processing system for all of our branches. Now, every teller and branch platform employee has a PC at his or her workstation. January 1, 2000 and the next few days saw the culmination of the very substantial efforts that went into making our data processing systems Y2K compliant and providing contingency plans should there be a problem. We were confident that we would meet the Y2K challenge successfully but it's still very nice to be through that important date!

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Cash Dividends Declared Per Share

1979              $ .01
1980              $ .03
1981              $ .03
1982              $ .05
1983              $ .07
1984              $ .08
1985              $ .12
1986              $ .15
1987              $ .17
1988              $ .19
1989              $ .19
1990              $ .23
1991              $ .25
1992              $ .28
1993              $ .31
1994              $ .34
1995              $ .37
1996              $ .43
1997              $ .49
1998              $ .57
1999              $ .64

     As we move into the year 2000, important items on our agenda include PC Banking, which we expect to introduce on the Internet in the first half of the year. PC Banking is already available to our business customers on a dedicated telephone line, but that will be converted to an Internet program and a similar system will also be available to all other customers. The First of Long Island has offered telephone banking for some time. This very popular service as well as PC Banking will be expanded to have bill payment available as an added feature. In 2000 and beyond, we will continue our emphasis on opening commercial banking offices. We have currently targeted certain areas, although finding suitable units within those areas can often be difficult. This method of expansion has proved successful and we will work to locate sites in those targeted areas as well as in additional areas in the future.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Return on Average Assets

1995                       1.45%
1996                       1.52%
1997                       1.61%
1998                       1.62%
1999                       1.63%

     Looking forward to the next century is tremendously challenging. We are in the midst of the greatest sustained economic growth in recent history.
Technology, particularly the PC and the Internet, fueled by improved telecommunications, is radically changing our lives, while creating uncertainty as to its ultimate effect. We are also challenged by the possibility of interest being paid on corporate checking balances. Yet at the same time the public's acceptance and demand for our services has never been stronger. This is particularly true for the customers we focus on: privately-owned businesses, professionals and the service conscious consumer. I sincerely believe that the quality of personal service provided at The First of Long Island is unequalled by any of our competitors, and it is provided at a reasonable price. We will strive hard to maintain that high quality of customer service and to increase our customer base. As we stated last year, we look forward to the future with some concern but with confidence that The First of Long Island will continue to be a premier financial institution, not only on Long Island, but in the United States as a whole.


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

Overview

     1999 Versus 1998 Summary. Before a transition adjustment to the allowance for loan losses, the Corporation earned $2.92 per share in 1999 as compared to $2.60 in 1998, an increase of 12%. Based on 1999 net income of $9,034,000 before the transition adjustment, the Corporation returned 1.63% on average total assets and 13.81% on average total equity as compared to returns of 1.62% and 13.49% in 1998. Total assets and deposits were $570,551,000 and $503,189,000, respectively, at December 31, 1999, representing increases over prior year-end balances of almost 5%. Despite a significantly increased level of activity under the Corporation's stock repurchase program, total capital before unrealized gains and losses on available-for-sale securities grew by $3,089,000 in 1999, or approximately 5%, and the Corporation's capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continues to be strong.

     The most important factor in the increase in earnings for 1999 before the transition adjustment was an increase in checking account balances. Average checking balances for 1999 were up almost $16 million, or just over 10%. As in prior years, the Bank was able to use the growth of checking balances as a key strategy in increasing earnings per share. Also important to the earnings increase was growth in money market savings type balances and service charge income.

     When comparing year-end balances, the Bank's mortgage loan portfolio grew by 11.5% in 1999 as compared to 8.8% in 1998 and .7% in 1997. The 1999 growth is comprised of an increase in commercial mortgages of almost 8% and an increase in residential mortgages, including home equity loans and lines, of 16%. Commercial mortgages continue to be the Bank's most important loan product. The increased growth rate for mortgage loans experienced in the last two years was primarily attributable to increased solicitation efforts coupled with excellent conditions in the Long Island economy.

     The Bank's portfolios of tax-exempt securities and collateralized mortgage obligations ("CMOs") grew during 1999, while the U.S. Treasury portfolio declined. This occurred as a result of management's efforts to take advantage of the better returns afforded by municipal securities and CMOs relative to the Treasury sector. Savings and money market deposits were up 7.7% when comparing year-end 1999 to 1998 primarily because of growth in "Select Savings" and nonpersonal money market balances. The Select Savings product is a statement savings account that earns a higher money market rate.

     1999 was a successful year from the standpoint of the Corporation's stock repurchase program in that the Corporation was able to repurchase almost 143,000 shares of common stock, representing approximately 5% of total shares outstanding at the beginning of the year. This compares to repurchases of approximately 34,000 and 53,000 shares in 1998 and 1997, respectively. The stock repurchase program has been used by management to enhance both earnings per share and return on average stockholders' equity (ROE).

     1998 Versus 1997 Summary. The Corporation earned $2.60 per share in 1998 as compared to $2.33 in 1997, an increase of almost 12%. Based on 1998 net income of $8,236,000, the Corporation returned 1.62% on average total assets and 13.49% on average total equity, representing returns just slightly above those realized in 1997. Total assets and deposits were $546,127,000 and $479,231,000, respectively, at December 31, 1998, representing increases over prior year-end balances of approximately 13%. Total capital before unrealized gains on available-for-sale securities grew by $5,202,000, or approximately 9%, during 1998.

     The most significant reason for the positive results in 1998 was an increase in average checking balances of $21,699,000, or a bit more than 16%. As in prior years, the Bank was able to use the growth of checking balances as a key strategy in increasing earnings per share. Other factors that positively impacted 1998 results were the growth of capital, an 11.7% increase in service charge income, and commercial loan growth.

     The Bank's portfolios of tax-exempt securities and collateralized mortgage obligations ("CMOs") grew substantially during 1998, while the U.S. Treasury portfolio declined. The reason for this change in mix in the portfolio during 1998 is the same as that already discussed with respect to 1999. Savings and money market deposits were up 9.5% when comparing year-end 1998 to 1997 primarily because of growth in "Select Savings" and "Advantage" balances. The Advantage product is an interest-bearing checking account. Advantage balances grew largely because of increased solicitation of IOLA (interest on lawyer) accounts.

 Net Interest Income

     Average Balance Sheet; Interest Rates and Interest Differential. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders' equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.

                                                     1999                          1998                          1997
                                         ----------------------------  ---------------------------  ---------------------------
                                          Average             Average  Average             Average  Average             Average
                                          Balance   Interest   Rate    Balance   Interest    Rate   Balance   Interest   Rate
                                         ---------  --------  -------  --------  --------  -------  --------  --------  -------
Assets:                                                                       (dollars in thousands)
Federal funds sold...................     $ 69,860  $  3,439    4.92%  $ 56,355  $  2,953    5.24%  $ 47,664  $  2,580    5.41%
Investment securities:
  Taxable ...........................      192,824    11,646    6.04    194,380    12,039    6.19    188,456    11,828    6.28
  Nontaxable (1) ....................       84,040     5,705    6.79     69,334     4,706    6.79     46,897     3,264    6.96
Loans (1) (2) .......................      176,078    15,171    8.62    164,063    14,661    8.94    153,733    13,862    9.02
                                          --------  --------  -------  --------  --------  -------  --------  --------  --------
Total interest-earning assets (1) ...      522,802    35,961    6.88    484,132    34,359    7.10    436,750    31,534    7.22
                                                    --------  -------            --------  -------  --------  --------  --------
Allowance for loan losses ...........       (2,835)                      (3,643)                      (3,597)
                                          --------                     --------                     --------
Net interest-earning assets..........      519,967                      480,489                      433,153
Cash and due from banks..............       20,954                       17,429                       16,214
Premises and equipment, net .........        6,444                        5,424                        4,948
Other assets ........................        7,196                        5,640                        5,076
                                          --------                     --------                     --------
                                          $554,561                     $508,982                     $459,391
                                          ========                     ========                     ========
Liabilities and
  Stockholders' Equity:
Savings and money
  market deposits ...................     $278,148     7,984    2.87   $250,236     7,998    3.20   $229,639     7,309    3.18
Time deposits .......................       37,652     1,529    4.06     40,249     1,869    4.64     39,671     1,888    4.76
                                          --------  --------  -------  --------  --------  -------  --------  --------  --------
Total interest-bearing deposits .....      315,800     9,513    3.01    290,485     9,867    3.40    269,310     9,197    3.42
                                          --------  --------  -------  --------  --------  -------  --------  --------  --------
Checking deposits (3) ...............      170,732                      154,781                      133,082
Other liabilities ...................        2,623                        2,679                        1,883
                                          --------                     --------                     --------
                                           489,155                      447,945                      404,275
Stockholders' equity ................       65,406                       61,037                       55,116
                                          --------                     --------                     --------
                                          $554,561                     $508,982                     $459,391
                                          ========                     ========                     ========
Net interest income (1) .............               $ 26,448                     $ 24,492                     $ 22,337
                                                    ========                     ========                     ========
Net interest spread (1) .............                           3.87%                        3.70%                        3.80%
                                                              =======                      =======                      =======
Net interest yield (1)...............                           5.06%                        5.06%                        5.11%
                                                              =======                      =======                      =======


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

                                                              Year Ended December 31,
                             -----------------------------------------------------------------------------------
                                         1999 versus 1998                           1998 versus 1997
                              Increase (decrease) due to changes in:     Increase (decrease) due to changes in:
                             ----------------------------------------    ---------------------------------------
                                                    Rate/       Net                             Rate/      Net
                             Volume     Rate       Volume(2)  Change     Volume    Rate       Volume(2)  Change
                             -------    -------    ---------  -------    -------   -------    ---------  -------
                                                              (in thousands)
Interest Income:
Federal funds sold ........  $   708    $  (179)   $   (43)   $   486    $   470   $   (82)   $   (15)   $   373
Investment securities:
  Taxable .................      (96)      (299)         2       (393)       372      (156)        (5)       211
  Nontaxable (1) ..........      998          1       --          999      1,562       (81)       (39)     1,442
Loans (1) .................    1,074       (525)       (39)       510        931      (124)        (8)       799
                             -------    -------    -------    -------    -------   -------    -------    -------
Total interest income .....    2,684     (1,002)       (80)     1,602      3,335      (443)       (67)     2,825
                             -------    -------    -------    -------    -------   -------    -------    -------

Interest Expense:
Savings and money
  market deposits .........      892       (815)       (91)       (14)       656        31          2        689
Time deposits .............     (121)      (235)        16       (340)        28       (46)        (1)       (19)
                             -------    -------    -------    -------    -------   -------    -------    -------
Total interest expense ....      771     (1,050)       (75)      (354)       684       (15)         1        670
                             -------    -------    -------    -------    -------   -------    -------    -------
Increase (decrease) in net
  interest income .........  $ 1,913    $    48    $    (5)   $ 1,956    $ 2,651   $  (428)   $   (68)   $ 2,155
                             =======    =======    =======    =======    =======   =======    =======    =======


(1)  Tax-equivalent basis.

(2) Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

Net Interest Income - 1999 Versus 1998

     Net interest income on a tax-equivalent basis increased by $1,956,000, or 8.0%, from $24,492,000 in 1998 to $26,448,000 in 1999. As can be seen from the above rate/volume analysis, the increase is primarily attributable to a positive volume variance of $1,913,000.

     The positive volume variance was largely caused by growth in average checking deposits and the use of such funds to purchase investment securities and originate loans. When comparing 1999 to 1998, average checking deposits increased by $15,951,000, or 10.3%. Also contributing to the positive volume variance was growth in the overall balance of money market type products and stockholders' equity and the use of such funds to purchase investment securities, originate loans, and increase the Bank's overnight position in federal funds sold. When comparing 1999 to 1998, the average balance for money market type products increased by $28,689,000, or 13.9%, and average stockholders' equity increased by $4,369,000, or 7.2%.

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

     The Bank's calling program is a significant factor that favorably impacted the growth in average checking balances noted when comparing 1999 to 1998, and competitive pricing is a significant contributing factor with respect to the growth in average interest-bearing deposits noted during the same period. In addition, the growth in both checking and interest-bearing deposits is also attributable to new branch openings in 1998 and early 1999, the Bank's attention to customer service and excellent conditions in the local economy.

     Net interest spread and yield were 3.87% and 5.06%, respectively, for 1999 as compared to 3.70% and 5.06%, respectively, for 1998. It would appear that a principal cause for the increase in spread was that in January 1999 the Bank lowered the rates paid on its traditional savings and interest-bearing checking products to more closely align them with local market conditions. However, it should be noted that during the latter half of 1999 the federal funds target rate increased by 75 basis points and the Bank increased its prime lending rate and the rates paid on its money market type products by a like amount. As more fully discussed in the Market Risk section of this Discussion and Analysis of Financial Condition and Results of Operations, an increase in interest rates should initially have a negative impact on net interest income, while a sustained increase should have the opposite effect.

     In 1999, nontaxable investment securities represented 16.1% of total average interest-earning assets, up from 14.3% in 1998 and 10.7% in 1997 . The continued increase in nontaxable securities resulted from management's efforts to grow the longer-term, municipal securities portfolio in light of the favorable returns offered by municipals relative to U.S. Treasury securities.

Net Interest Income - 1998 Versus 1997

     Net interest income on a tax-equivalent basis increased by $2,155,000, or 9.6%, from $22,337,000 in 1997 to $24,492,000 in 1998. As can be seen from the
Rate/Volume Analysis, the increase was primarily comprised of a positive volume variance of $2,651,000 and a negative rate variance of $428,000.

     The positive volume variance was largely caused by growth in average checking deposits and stockholders' equity and the use of such funds to purchase investment securities and originate loans. When comparing 1998 to 1997, average checking deposits increased by $21,699,000, or 16.3%, and average stockholders' equity increased by $5,921,000, or 10.7%.

     Also contributing to the positive volume variance was growth in the overall balance of money market type products. The resulting funds were used to increase the Bank's overnight position in federal funds sold and to purchase securities and originate loans. When comparing 1998 to 1997, the average balance for money market type products increased by $25,091,000, or 13.8%. The reasons for the growth in checking and money market type products during 1998 are the same as those already discussed with respect to 1999.

     Net interest spread and yield were 3.70% and 5.06%, respectively, for 1998 as compared to 3.80% and 5.11%, respectively, for 1997. It would appear that the principal cause for the decreases in spread and yield was a generally lower level of interest rates.

Noninterest Income, Noninterest Expense, and Income Taxes

     Noninterest income consists primarily of service charges on deposit accounts and Trust Department income. Noninterest income was $4,966,000 and $4,596,000 in 1999 and 1998, respectively, representing increases over prior year amounts of $370,000, or 8.1%, and $634,000, or 16.0%. The increase for 1999 is largely comprised of increases in account maintenance/activity charges and insufficient funds charges. The increase for 1998 was largely comprised of increases in Trust Department income, account maintenance/activity charges, and insufficient funds charges.

     Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was
$16,321,000 and $15,469,000 in 1999 and 1998, respectively, representing increases over prior year amounts of $852,000, or 5.5%, and $1,184,000, or 8.3%. The increase for 1999 is primarily attributable to an increase in salaries of $404,000, an increase in occupancy and equipment expense of $233,000, and an increase in other operating expenses of $318,000. The increase in salaries is primarily attributable to normal annual salary increases and new branch openings. The Bank opened two commercial banking offices in Suffolk County, Long Island in the third quarter of 1998, and an additional commercial banking office in Nassau County, Long Island in January 1999. The increase in occupancy and equipment expense is primarily attributable to the new branch openings and significant equipment upgrades made principally in the Bank's branch system. The increase in other operating expenses, which includes computer service expense, is partially attributable to the new branch openings and equipment upgrades.

     The increase in noninterest expense for 1998 was primarily attributable to increases in salaries and other operating expenses of $633,000 and $323,000, respectively. The increase in salaries was primarily attributable to normal annual salary increases and the opening of a full-service branch in Rockville Centre, Nassau County, Long Island in February of 1998 (the Bank simultaneously closed its Rockville Centre commercial banking office) and two new commercial banking offices in Suffolk County, Long Island in the third quarter of 1998. The increase in other operating expenses was largely attributable to the new branch openings.

     Income tax expense as a percentage of book income was 31.0%, 31.6%, and 32.5% in 1999, 1998 and 1997, respectively. The decrease in the percentage over the last two years is primarily attributable to an increase in the size of the Bank's tax-exempt securities portfolio.

Allowance and Provision For Loan Losses

     The allowance for loan losses was $2,033,000 at December 31, 1999 as compared to $3,651,000 at December 31, 1998, representing 1.1% and 2.1% of total loans, respectively. The reduction in the allowance during 1999 is primarily due to a $1,600,000 transition adjustment made in the second quarter. The transition adjustment was made in response to guidance issued by staff members of the Financial Accounting Standards Board and further guidance issued by staff members of the Securities and Exchange Commission.

     The allowance for loan losses is an amount that management currently believes will be adequate to absorb estimated inherent losses in the Bank's loan portfolio. In estimating a range for such losses the Bank selectively reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. Losses for loans that are not specifically reviewed are determined on a pooled basis taking into account a variety of factors including historical losses; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks.

     In addition to reviewing its own portfolio, management also considers relevant loan loss statistics for the Bank's peer group. Because the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates, there is not an exact amount but rather a range for what constitutes an appropriate allowance.

     The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions affect the financial strength of the Bank's borrowers and the value of real estate collateral securing the Bank's mortgage loans. In addition, future provisions and chargeoffs could be affected by environmental impairment of properties securing the Bank's mortgage loans. Loans secured by real estate represent approximately 81% of total loans outstanding at December 31, 1999. Since 1987, environmental audits have been instituted for commercial mortgages, and the scope of these audits has been increased over the succeeding years. Under the Bank's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

Asset Quality

     The Corporation has identified certain assets as risk elements. These assets present more than the normal risk that the Bank will be unable to eventually collect or realize their full carrying value. As shown in the table that follows, the total level of risk elements has not changed materially since December 31, 1998.



                                                                December 31,
                                                           --------------------
                                                            1999          1998
                                                           -----         -----
                                                          (dollars in thousands)

Nonaccruing loans  ....................................     $ 28          $ 22
Foreclosed real estate ................................       --            --
                                                           -----         -----
  Total nonperforming assets ..........................       28            22
Troubled debt restructurings ..........................       --            --
Loans past due 90 days or more as to
  principal or interest payments and still accruing ...        5            --
                                                           -----         -----
  Total risk elements .................................     $ 33          $ 22
                                                           =====         =====
Nonaccruing loans as a percentage of total loans ......      .02%          .01%
                                                           =====         =====
Nonperforming assets as a percentage of total loans
  and foreclosed real estate ..........................      .02%          .01%
                                                           =====         =====
Risk elements as a percentage of total loans and
  foreclosed real estate ..............................      .02%          .01%
                                                           =====         =====



Capital

     The Corporation's capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 29.88%, 28.98% and 11.24%, respectively, at December 31, 1999 substantially exceed the requirements for a well-capitalized bank.

     Total stockholders' equity increased by $489,000 from $63,744,000 at December 31, 1998 to $64,233,000 at December 31, 1999. The increase in stockholders' equity is primarily attributable to the combined effect of net income of $9,979,000, repurchases of common stock amounting to $5,116,000, unrealized losses on available-for-sale securities of $2,600,000, and cash dividends declared of $1,915,000.

Cash Flows and Liquidity

     Cash Flows. During 1999, cash and cash equivalents decreased by $7,162,000. This decrease, along with $10,485,000 in cash provided by operations and $23,958,000 in deposit growth were the primary sources of funding increases in investment securities and loans of $21,480,000 and $12,074,000, respectively, repurchases of common stock amounting to $5,116,000, cash dividends paid of $1,837,000, and capital expenditures of $1,235,000.

     As reflected in the accompanying consolidated balance sheet, the $23,958,000 growth in deposits from year-end 1998 to year-end 1999 is comprised of an increase in checking deposits of $3,576,000, or 2.0%, and an increase in total interest-bearing deposits of $20,382,000, or 6.7%. The increase in interest-bearing deposits is primarily attributable to growth in money market balances. The increase in the loan portfolio during 1999 is primarily attributable to an increase in mortgage loans of $15,241,000, or 11.5%.

      Liquidity. The Corporation's primary sources of liquidity are its overnight position in federal funds sold; its short-term investment securities portfolio which generally consists of securities purchased to mature within one year and securities with average lives of one year or less; maturities and monthly payments on the balance of the investment securities portfolio and the loan portfolio; and, to the extent not pledged, investment securities designated as available-for-sale. At December 31, 1999, the Corporation had $64,000,000 in federal funds sales, a short-term securities portfolio of $20,655,000, and available-for-sale securities not subject to pledge agreements of $72,611,000. The Corporation's liquidity is enhanced by its stable deposit base which primarily consists of checking, savings and money market accounts. Such accounts comprised 92.3% of total deposits at December 31, 1999, while time deposits of $100,000 and over and other time deposits comprised only 2.9% and 4.8%, respectively.

     The Bank attracts all of its deposits through its banking offices primarily from the communities in which those banking offices are located and does not rely on brokered deposits. In addition, the Bank has not historically relied on purchased or borrowed funds as sources of liquidity.

Market Risk

     The Bank invests in interest-earning assets which are funded by interest-bearing deposits, noninterest-bearing deposits, and capital. The Bank's results of operations are subject to risk resulting from interest rate fluctuations generally and from having assets and liabilities that have different maturity, repricing, prepayment/withdrawal characteristics or do not have a direct interest cost. The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (defined below) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to maximize net interest income while at the same time maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

     Because the Bank's interest-bearing deposit accounts generally reprice faster than its loans and investment securities, a decrease in interest rates should initially have a positive impact on net interest income. However, since approximately 45% of the Bank's average interest-earning assets are funded by noninterest-bearing checking deposits and capital, a sustained decrease in interest rates should have a negative impact on net interest income as such assets reprice at lower rates without an offsetting reduction in interest expense. The opposite should be true of an increase in interest rates.

     The Bank monitors and controls interest rate risk through a variety of techniques including the use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank also uses the models to calculate the change in net portfolio value ("NPV") over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging the Bank's interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

     Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of: (1) how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will adjust because of projected changes in market interest rates; (2) future cash flows; and (3) discount rates.

     Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will reprice and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Like sensitivity modeling, gap analysis does not fully take into account the fact that the repricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the actual impact of general interest rate movements on the Bank's net interest income or net portfolio value.

     The following table is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the table is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. The base case information in the table shows (1) an estimate of the Corporation's NPV at December 31, 1999 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income for 2000 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels. The rate change information in the table shows estimates of NPV at December 31, 1999 and net interest income for 2000 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. Rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting repricing balances to the current rate level.

      Based on the foregoing assumptions and as depicted in the table below, an immediate decrease in interest rates would have a positive effect on net interest income over a one-year time period. This is principally because the Bank's interest-bearing deposit accounts reprice faster than its loans and investment securities. However, over a longer period of time, and assuming that interest rates remain stable after the initial rate decrease, the impact should be negative. This occurs primarily because with the passage of time more loans and investment securities will reprice at the lower rates and, as previously stated, there will be no offsetting reduction in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. The opposite should be true of an immediate increase in interest rates and with rate stabilization at that level.



                               Net Portfolio Value (NPV)    Net Interest Income
                                at December 31, 1999            for 2000
                               -------------------------    --------------------
                                            Percent                    Percent
                                            Change                     Change
                                             From                       From
Rate Change Scenario               Amount  Base Case        Amount    Base Case
--------------------               ------  ---------        ------    ---------
                                              (dollars in thousands)

+ 200 basis point rate shock ....  $35,780  (40.6)%        $22,327     (10.9)%
+ 100 basis point rate shock ....   47,656  (20.9)          23,692      (5.5)
  Base case (no rate change).....   60,219     --           25,059        --
- 100 basis point rate shock ....   73,573   22.2           26,425       5.5
- 200 basis point rate shock ....   87,826   45.8           27,511       9.8

     The following table summarizes the Corporation's cumulative interest rate sensitivity gap at December 31, 1999 based upon significant estimates and assumptions that the Corporation believes to be reasonable.

                                                                             Repricing Date
                                       -------------------------------------------------------------------------------------------
                                                      Over        Over                  Over
                                                     Three        Six                  One Year
                                         Three       Months      Months     Total      Through      Over         Non-
                                        Months      Through     Through     Within      Five        Five      interest-
                                        or Less    Six Months   One Year   One Year     Years       Years     Sensitive     Total
                                       ---------- -----------  ---------- ----------- ---------- ----------- ----------- ----------
                                                                                (in thousands)
Assets:
   Federal funds sold ...............  $  64,000   $      --   $      --   $  64,000   $      --  $      --  $      --   $  64,000
   Investment securities ............     27,131      13,814      18,947      59,892     144,964     88,267     (2,260)    290,863
   Loans ............................     62,144      14,421      28,837     105,402      59,404     17,418     (1,483)    180,741
   Other assets .....................         --          --          --          --          --         --     34,947      34,947
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
                                         153,275      28,235      47,784     229,294     204,368    105,685     31,204     570,551
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
Liabilities and Stockholders' Equity:
   Checking deposits ................         --          --          --          --          --         --    178,622     178,622
   Savings and money market deposits     215,042       5,903       9,394     230,339      22,130     33,548         --     286,017
   Time deposits ....................     21,861       8,778       5,072      35,711       2,784         55         --      38,550
   Other liabilities ................         --          --          --          --          --         --      3,129       3,129
   Stockholders' equity .............         --          --          --          --          --         --     64,233      64,233
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
                                         236,903      14,681      14,466     266,050      24,914     33,603    245,984     570,551
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
Interest-rate sensitivity gap .......  $ (83,628)  $  13,554   $  33,318   $ (36,756)  $ 179,454  $  72,082  $(214,780)  $      --
                                       =========   =========   =========   =========   =========  =========  =========   =========
Cumulative interest-rate
 sensitivity gap ....................  $ (83,628)  $ (70,074)  $ (36,756)  $ (36,756)  $ 142,698  $ 214,780  $      --   $      --
                                       =========   =========   =========   =========   =========  =========  =========   =========


Year 2000

     The Bank transitioned into the new millennium with no systems or other Year 2000 problems. As a result of the Year 2000 issue, the Bank accelerated the upgrading of its communication systems and equipment used in its branch system. The total cost of the upgrades was approximately $1,500,000. Other than the cost of the equipment upgrades, the Bank met its Year 2000 commitment using internal resources and without incurring significant incremental expenses.

Regulatory Matters

     Pending Legislation. Commercial checking deposits currently account for approximately 26% of the Bank's total deposits. Congress is currently considering legislation that would allow customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits in the future. Although management currently believes that the Bank's earnings could be more severely impacted by permitting the payment of interest on corporate checking deposits than the daily sweeping of funds from interest-bearing accounts to cover checks, either could have a material adverse impact on the Bank's future results of operations.

     Examinations. The subsidiary Bank was examined by the Office of the Comptroller of the Currency in the fourth quarter of 1999. The examination was a regularly scheduled safety and soundness examination and also included a review of the Bank's compliance with the Community Reinvestment Act and consumer compliance laws and the Bank's Year 2000 preparedness. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that involve a material effect on the Corporation's liquidity, capital resources, or operations.

Forward Looking Statements

      "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains various forward looking statements with respect to financial performance and business matters. Such statements are contained in sentences including the words "expect" or "could" or "should" or "would". The Corporation cautions that these forward looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward looking statements. In addition, the Corporation assumes no duty to update forward looking statements.

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

     The financial statements for each of the three years in the period ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinions on the financial statements are based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the financial statements are fairly presented in all material respects.

Superior Service & Commitment To Excellence

[PHOTOS OMITTED]
The Anthony D. Famighetti Award
A commitment to excellence is the predominant characteristic we look for when selecting the recipient of The Anthony D. Famighetti Award. Each year at our Annual Meeting, we recognize that employee who continually demonstrates a dedication to their job and the Bank and who performs at a level that far exceeds what is expected.

We are proud to include the previous winners of this most prestigious award in our 1999 Annual Report.

Top Photo
Catherine Irvin, employed since 1984; Eveline Ratte, employed since 1987; James Clavell, employed since 1981; Susan J. Hempton, employed since 1980; Elissa A. Toussaint, employed since 1987

Bottom Photo
Mary Lou Martin,  employed since 1975;  Constance  Miller,  employed since 1989;
Henry A. Kramer, employed since 1982; Betsy Gustafson, employed since 1974; Gretchen Nesky, employed since 1973

Missing from photo:
Denise M. Haynes employed since 1986

CONSOLIDATED BALANCE SHEETS

                                                                            December 31,
                                                                 -------------------------------
                                                                       1999             1998
                                                                 -------------     -------------
Assets:
   Cash and due from banks ..................................    $  21,174,000     $  16,336,000
   Federal funds sold .......................................       64,000,000        76,000,000
                                                                 -------------     -------------
     Cash and cash equivalents ..............................       85,174,000        92,336,000
                                                                 -------------     -------------

   Investment securities:
          Held-to-maturity, at amortized cost (fair
             value of $187,258,000 and $191,252,000) ........      189,998,000       187,633,000
          Available-for-sale, at fair value (amortized cost
             of $103,125,000 and $84,878,000) ...............      100,865,000        87,021,000
                                                                 -------------     -------------
                                                                   290,863,000       274,654,000
                                                                 -------------     -------------
   Loans:
          Commercial and industrial .........................       30,296,000        28,748,000
          Secured by real estate ............................      147,598,000       132,357,000
          Consumer ..........................................        5,284,000         6,366,000
          Other .............................................          549,000         4,119,000
                                                                 -------------     -------------
                                                                   183,727,000       171,590,000
          Unearned income ...................................         (953,000)         (872,000)
                                                                 -------------     -------------
                                                                   182,774,000       170,718,000
          Allowance for loan losses .........................       (2,033,000)       (3,651,000)
                                                                 -------------     -------------
                                                                   180,741,000       167,067,000
                                                                 -------------     -------------

   Bank premises and equipment ..............................        6,746,000         6,312,000
   Prepaid income taxes .....................................          194,000           153,000
   Deferred income tax benefits .............................        1,197,000           116,000
   Other assets .............................................        5,636,000         5,489,000
                                                                 -------------     -------------
                                                                 $ 570,551,000     $ 546,127,000
                                                                 =============     =============
Liabilities:
   Deposits:
          Checking ..........................................    $ 178,622,000     $ 175,046,000
          Savings and money market ..........................      286,017,000       265,684,000
          Time, other .......................................       23,882,000        25,446,000
          Time, $100,000 and over ...........................       14,668,000        13,055,000
                                                                 -------------     -------------
                                                                   503,189,000       479,231,000
   Accrued expenses and other liabilities ...................        3,129,000         3,152,000
                                                                 -------------     -------------
                                                                   506,318,000       482,383,000
                                                                 -------------     -------------
Commitments and Contingent Liabilities

Stockholders' Equity:
   Common stock, par value $.10 per share:
     Authorized, 20,000,000 shares;
       Issued and outstanding, 2,962,803 and 3,095,971 shares          296,000           310,000
   Surplus ..................................................        2,258,000         4,219,000
   Retained earnings ........................................       63,013,000        57,949,000
                                                                 -------------     -------------
                                                                    65,567,000        62,478,000
   Accumulated other comprehensive income (loss), net of tax        (1,334,000)        1,266,000
                                                                 -------------     -------------
                                                                    64,233,000        63,744,000
                                                                 -------------     -------------
                                                                 $ 570,551,000     $ 546,127,000
                                                                 =============     =============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
                                                                   ---------------------------------------------
                                                                                Year Ended December 31,
                                                                   ---------------------------------------------
                                                                       1999            1998             1997
                                                                   ------------    ------------     ------------
Interest income:
    Loans .....................................................    $ 15,113,000    $ 14,584,000     $ 13,839,000
    Investment securities:
        Taxable ...............................................      11,646,000      12,039,000       11,828,000
        Nontaxable ............................................       3,765,000       3,106,000        2,154,000
    Federal funds sold ........................................       3,439,000       2,953,000        2,580,000
                                                                   ------------    ------------     ------------
                                                                     33,963,000      32,682,000       30,401,000
                                                                   ------------    ------------     ------------
Interest expense:
    Savings and money market deposits .........................       7,984,000       7,998,000        7,309,000
    Time deposits .............................................       1,529,000       1,869,000        1,888,000
                                                                   ------------    ------------     ------------
                                                                      9,513,000       9,867,000        9,197,000
                                                                   ------------    ------------     ------------
        Net interest income ...................................      24,450,000      22,815,000       21,204,000
Provision for loan losses (credit) ............................              --        (100,000)        (100,000)
                                                                   ------------    ------------     ------------
Net interest income after provision for loan losses (credit) ..      24,450,000      22,915,000       21,304,000
                                                                   ------------    ------------     ------------

Noninterest income:
    Trust Department income ...................................       1,153,000       1,116,000          842,000
    Service charges on deposit accounts .......................       3,258,000       2,986,000        2,674,000
    Other .....................................................         555,000         494,000          446,000
                                                                   ------------    ------------     ------------
                                                                      4,966,000       4,596,000        3,962,000
                                                                   ------------    ------------     ------------
Noninterest expense:
    Salaries ..................................................       7,686,000       7,282,000        6,649,000
    Employee benefits .........................................       2,682,000       2,785,000        2,732,000
    Occupancy and equipment expense ...........................       2,188,000       1,955,000        1,780,000
    Other operating expenses ..................................       3,765,000       3,447,000        3,124,000
                                                                   ------------    ------------     ------------
                                                                     16,321,000      15,469,000       14,285,000
                                                                   ------------    ------------     ------------
        Income before income taxes and transition
          adjustment to allowance for loan losses .............      13,095,000      12,042,000       10,981,000
Income tax expense ............................................       4,061,000       3,806,000        3,566,000
                                                                   ------------    ------------     ------------
        Net income before transition adjustment to
             allowance for loan losses ........................       9,034,000       8,236,000        7,415,000
Transition adjustment to allowance for loan
  losses, net of income taxes of $655,000 .....................         945,000              --               --
                                                                   ------------    ------------     ------------
        Net Income ............................................    $  9,979,000    $  8,236,000     $  7,415,000
                                                                   ============    ============     ============

Weighted average:
    Common shares .............................................       3,041,536       3,105,496        3,117,530
    Dilutive stock options ....................................          50,137          66,336           64,044
                                                                   ------------    ------------     ------------
                                                                      3,091,673       3,171,832        3,181,574
                                                                   ============    ============     ============
Earnings per share before transition adjustment to allowance for loan losses:
    Basic .....................................................           $2.97           $2.65            $2.38
                                                                   ============    ============     ============
    Diluted ...................................................           $2.92           $2.60            $2.33
                                                                   ============    ============     ============

Earnings per share:
    Basic .....................................................           $3.28           $2.65            $2.38
                                                                   ============    ============     ============
    Diluted ...................................................           $3.23           $2.60            $2.33
                                                                   ============    ============     ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES
  IN STOCKHOLDERS' EQUITY

                                                                                                          Accumulated
                                                                                                             Other
                                            Common Stock                        Compre-                     Compre-
                                      -----------------------                   hensive       Retained      hensive
                                         Shares      Amount       Surplus       Income        Earnings   Income (Loss)    Total
                                      ----------   ----------   -----------   -----------   -----------  -------------  -----------
Balance, January 1, 1997 ...........   2,088,784   $  209,000   $ 6,924,000                 $46,733,000   $   303,000   $54,169,000
   Prior period adjustment .........                                                         (1,012,000)                 (1,012,000)
   Net Income ......................                                          $ 7,415,000     7,415,000                   7,415,000
   Repurchase and retirement
     of common stock ...............     (53,059)      (5,000)   (2,439,000)                                             (2,444,000)
   Exercise of stock options .......      39,649        4,000       733,000                                                 737,000
   Unrealized gains on available-
     for-sale-securities, net of
       tax of $175,000 .............                                              164,000                     164,000       164,000
                                                                              -----------
   Comprehensive income ............                                          $ 7,579,000
                                                                              ===========
   3-for-2 stock split .............   1,037,687      103,000                                  (103,000)
   Cash dividends declared -
     $.49 per share ................                                                         (1,539,000)                 (1,539,000)
   Tax benefit of stock options ....                                253,000                                                 253,000
                                      ----------   ----------   -----------                 -----------   -----------   -----------
Balance, December 31, 1997 .........   3,113,061      311,000     5,471,000                  51,494,000       467,000    57,743,000
   Net Income ......................                                          $ 8,236,000     8,236,000                   8,236,000
   Repurchase and retirement
     of common stock ...............     (33,637)      (3,000)   (1,563,000)                                             (1,566,000)
   Exercise of stock options .......      16,547        2,000       216,000                                                 218,000
   Unrealized gains on available-
     for-sale-securities, net of
       tax of $553,000 .............                                              799,000                     799,000       799,000
                                                                              -----------
   Comprehensive income ............                                          $ 9,035,000
                                                                              ===========
   Cash in lieu of fractional shares
     on 3-for-2 stock split ........                                                            (14,000)                    (14,000)
   Cash dividends declared -
     $.57 per share ................                                                         (1,767,000)                 (1,767,000)
   Tax benefit of stock options ....                                 95,000                                                  95,000
                                      ----------   ----------   -----------                 -----------   -----------   -----------
Balance, December 31, 1998 .........   3,095,971      310,000     4,219,000                  57,949,000     1,266,000    63,744,000
   Net Income ......................                                          $ 9,979,000     9,979,000                   9,979,000
   Repurchase and retirement
     of common stock ...............    (142,797)     (15,000)   (5,101,000)                                             (5,116,000)
   Exercise of stock options .......       9,629        1,000       136,000                                                 137,000
   Unrealized losses on available-
     for-sale-securities, net of
       tax of $1,803,000 ...........                                           (2,600,000)                 (2,600,000)   (2,600,000)
                                                                              -----------
   Comprehensive income ............                                          $ 7,379,000
                                                                              ===========
   Cash dividends declared -
     $.64 per share ................                                                         (1,915,000)                 (1,915,000)
   Tax benefit of stock options ....                                  4,000                                                   4,000
   Transfer from retained
     earnings to surplus ...........                              3,000,000                  (3,000,000)
                                      ----------   ----------   -----------                 -----------   -----------   -----------
Balance, December 31, 1999 .........   2,962,803   $  296,000   $ 2,258,000                 $63,013,000   $(1,334,000)  $64,233,000
                                      ==========   ==========   ===========                 ===========   ===========   ===========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Year Ended December 31,
                                                                                     ----------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                                          1999             1998             1997
                                                                                     ------------     ------------     ------------
Cash Flows From Operating Activities:
  Net income ...................................................................     $  9,979,000     $  8,236,000     $  7,415,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for loan losses (credit) ........................................               --         (100,000)        (100,000)
     Transition adjustment to allowance for loan losses, net of income taxes ...         (945,000)              --               --
     Deferred income tax provision (credit) ....................................           67,000          114,000          (63,000)
     Depreciation and amortization .............................................          801,000          613,000          528,000
     Premium amortization (discount accretion) on investment securities, net ...          868,000          (46,000)        (814,000)
     Decrease (increase) in prepaid income taxes ...............................          (37,000)          11,000          294,000
     Increase in other assets ..................................................         (147,000)        (476,000)        (320,000)
     Increase (decrease) in accrued expenses and other liabilities .............         (101,000)         239,000          271,000
                                                                                     ------------     ------------     ------------
        Net cash provided by operating activities ..............................       10,485,000        8,591,000        7,211,000
                                                                                     ------------     ------------     ------------

Cash Flows From Investing Activities:
  Proceeds from maturities and redemptions of investment securities:
     Held-to-maturity ..........................................................       67,042,000       64,533,000       51,565,000
     Available-for-sale ........................................................        9,718,000        4,669,000        6,443,000
  Purchase of investment securities:
     Held-to-maturity ..........................................................      (69,999,000)     (61,320,000)     (70,360,000)
     Available-for-sale ........................................................      (28,241,000)     (33,718,000)     (11,649,000)
  Net increase in loans to customers ...........................................      (12,074,000)     (15,816,000)      (1,969,000)
  Purchases of bank premises and equipment .....................................       (1,235,000)      (1,888,000)        (521,000)
                                                                                     ------------     ------------     ------------
        Net cash used in investing activities ..................................      (34,789,000)     (43,540,000)     (26,491,000)
                                                                                     ------------     ------------     ------------

Cash Flows From Financing Activities:
  Net increase in total deposits ...............................................       23,958,000       56,472,000       38,398,000
  Proceeds from exercise of stock options ......................................          137,000          218,000          737,000
  Repurchase and retirement of common stock ....................................       (5,116,000)      (1,566,000)      (2,444,000)
  Cash dividends paid ..........................................................       (1,837,000)      (1,668,000)      (1,419,000)
  Cash in lieu of fractional shares on 3-for-2 stock split .....................               --          (14,000)              --
                                                                                     ------------     ------------     ------------
        Net cash provided by financing activities ..............................       17,142,000       53,442,000       35,272,000
                                                                                     ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents ...........................       (7,162,000)      18,493,000       15,992,000
Cash and cash equivalents, beginning of year ...................................       92,336,000       73,843,000       57,851,000
                                                                                     ------------     ------------     ------------
Cash and cash equivalents, end of year .........................................     $ 85,174,000     $ 92,336,000     $ 73,843,000
                                                                                     ============     ============     ============

Supplemental Schedule of Noncash:
Investing Activities
  Unrealized gains (losses) on available-for-sale securities ...................     $ (4,403,000)    $  1,351,000     $    339,000
  Transfer of available-for-sale securities to held-to-maturity category .......               --               --       28,886,000
Financing Activities
  Tax benefit from exercise of employee stock options ..........................            4,000           95,000          253,000
  Cash dividends payable .......................................................        1,007,000          929,000          830,000

The Corporation made interest payments of $9,523,000, $9,858,000, and $9,158,000 and income tax payments of $4,031,000, $3,683,000, and $3,335,000 in 1999, 1998
and 1997, respectively.

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

     The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest payments. In addition, any accrued but unpaid interest is reversed against current period income. All of the Bank's nonaccruing loans are considered impaired under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses.

     The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is an amount that management currently believes will be adequate to absorb estimated inherent losses in the Bank's loan portfolio. In estimating a range for such losses the Bank selectively reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. Losses for loans that are not specifically reviewed are determined on a pooled basis taking into account a variety of factors including historical losses; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks.

     In addition to reviewing its own portfolio, management also considers relevant loan loss statistics for the Bank's peer group. Because the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates, there is not an exact amount but rather a range for what constitutes an appropriate allowance.

Bank Premises and Equipment

     Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the remaining lives of the buildings. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and fifteen years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives which range between three and seven years. The straight-line method of depreciation is used for furniture, fixtures, and equipment acquired after 1997, and the 150% declining balance method is used for assets acquired previously.

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

Income Taxes

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not considered.

Fair Values of Financial Instruments

     The following methods and assumptions are used by the Corporation in estimating fair values of financial instruments as disclosed herein.

     Cash and cash equivalents. The carrying amount of cash and cash equivalents is their fair value.

     Investment securities. For investment securities, fair values are based on quoted market prices.

     Loans. Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into adjustable and fixed rate interest terms. For adjustable rate loans that are subject to immediate repricing, the carrying amount less the related allowance for loan losses is a reasonable estimate of fair value. For adjustable rate loans that are subject to repricing over time and fixed rate loans, fair value is calculated by discounting anticipated future repricing amounts or cash flows using discount rates equivalent to the rates at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of borrower. The discounted value of the repricing amounts and cash flows is reduced by the related allowance for loan losses to arrive at an estimate of fair value.

     Deposit liabilities. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, and savings accounts, is equal to their carrying amount at December 31 of each year. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type and maturity. In 1998, the carrying value for time deposits was deemed to be a reasonable estimate of fair value.

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

     Stock Split. On December 17, 1997, the Corporation declared a 3-for-2 stock split which was paid on February 2, 1998 by means of a 50% stock dividend. All share and per share amounts included in the consolidated financial statements, notes thereto, and related Selected Financial Data for years prior to 1997 have been adjusted to reflect the effect of the split.

     Stock Repurchase Programs. Since 1988, the Corporation has had stock repurchase programs under which it can purchase shares of its own common stock in market or private transactions. As of December 31, 1999, and in accordance with prior approval by its Board of Directors, the Corporation could purchase 24,476 shares of stock under the latest programs.

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

Stock-Based Compensation

     The Corporation accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25
"Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for stock appreciation rights are recorded annually based on the quoted market price of the Corporation's stock at the end of the period.

Trust and Investment Services Division

     Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying financial statements. Trust fees are recorded on the accrual basis.

Prior Period Adjustment

     In November 1999, the Corporation learned of improprieties in its Trust Department that resulted in a misstatement of Trust Department income and a misappropriation of funds. Each year included in the Selected Financial Data has been restated to correct the misstatement. In addition, the consolidated financial statements, notes thereto, and quarterly financial data have also been restated. The restatement increased 1999 earnings by $9,000, decreased 1998 earnings by $132,000, and decreased 1997 earnings by $211,000. For purposes of the consolidated financial statements, the impact of the restatement on earnings for years prior to 1997, net of applicable income taxes, is reflected in the statement of changes in stockholders' equity as a prior period adjustment.

Report of Independent Public Accountants

     The notes to consolidated financial statements include selected information as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1996 and 1995 that is not covered by the Report of Independent Public Accountants. This information has been presented in order to comply with the Form 10-K reporting requirements.

New Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting For Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as later amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Corporation is still assessing the impact, if any, of SFAS No. 133 on its accounting and disclosures.

NOTE B - INVESTMENT SECURITIES

     The following table sets forth the amortized cost and estimated fair values of the Bank's investment securities at December 31, 1999, 1998 and 1997.

                                                                                                 1999
                                                                ====================================================================
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                  Cost               Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ............................................    $  62,288          $      59           $    (353)          $  61,994
  U.S. government agencies .................................       20,998                 52                (630)             20,420
  Commercial paper .........................................       12,467                 --                  --              12,467
  State and municipals .....................................       35,107                200                (167)             35,140
  Collateralized mortgage obligations ......................       59,138                 17              (1,918)             57,237
                                                                ---------          ---------           ---------           ---------
                                                                $ 189,998          $     328           $  (3,068)          $ 187,258
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ............................................    $  46,561          $      67           $    (352)          $  46,276
  State and municipals .....................................       56,437                 41              (2,016)             54,462
  Equity ...................................................          127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $ 103,125          $     108           $  (2,368)          $ 100,865
                                                                =========          =========           =========           =========

                                                                                                 1998
                                                                ====================================================================
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                  Cost               Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ............................................    $  61,339          $   1,665           $      --           $  63,004
  U.S. government agencies .................................       27,316                417                (210)             27,523
  State and municipals .....................................       43,751              1,355                 (26)             45,080
  Collateralized mortgage obligations ......................       55,227                594                (176)             55,645
                                                                ---------          ---------           ---------           ---------
                                                                $ 187,633          $   4,031           $    (412)          $ 191,252
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ............................................    $  47,287          $   1,328           $      --           $  48,615
  State and municipals .....................................       37,464                856                 (41)             38,279
  Equity ...................................................          127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $  84,878          $   2,184           $     (41)          $  87,021
                                                                =========          =========           =========           =========

                                                                                                 1997
                                                                ====================================================================
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                  Cost               Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ............................................    $  79,679          $     596           $     (67)          $  80,208
  U.S. government agencies .................................       23,010                268                (271)             23,007
  State and municipals .....................................       46,055                967                 (27)             46,995
  Collateralized mortgage obligations ......................       41,833                385                 (71)             42,147
                                                                ---------          ---------           ---------           ---------
                                                                $ 190,577          $   2,216           $    (436)          $ 192,357
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ............................................    $  44,859          $     609           $     (26)          $  45,442
  State and municipals .....................................       11,066                211                  (2)             11,275
  Equity ...................................................          127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $  56,052          $     820           $     (28)          $  56,844
                                                                =========          =========           =========           =========


     At December 31, 1999 and 1998, investment securities with a carrying value of $32,499,000 and $51,312,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

     Maturities  and  Average  Yields.   The  following  table  sets  forth  the
maturities and weighted average yields of the Bank's investment securities at December 31, 1999.

                                                                                   Principal Maturing (1)
                                                           ------------------------------------------------------------------------
                                                               Within          After One But      After Five But         After
                                                              One Year       Within Five Years   Within Ten Years      Ten Years
                                                           ---------------   -----------------   ----------------   ---------------
                                                            Amount   Yield     Amount   Yield     Amount   Yield     Amount   Yield
                                                           -------   -----    -------   -----    -------   -----    -------   -----
                                                                                    (dollars in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ........................................   $14,023    5.59%   $48,265    6.05%   $    --      --%   $    --      --%
  U.S. government agencies .............................     2,203    5.68      4,596    6.51      8,662    6.23      5,537    6.27
  Commercial paper .....................................    12,467    5.76         --      --         --      --         --      --
  State and municipals (2) .............................     5,242    7.14     20,608    7.20      9,257    7.18         --      --
  Collateralized mortgage obligations ..................        --      --         --      --      5,616    6.24     53,522    6.35
                                                           -------   -----    -------   -----    -------   -----    -------   -----
                                                           $33,935    5.90%   $73,469    6.40%   $23,535    6.61%   $59,059    6.34%
                                                           =======   =====    =======   =====    =======   =====    =======   =====

                                                                                   Principal Maturing (1)
                                                           ------------------------------------------------------------------------
                                                               Within          After One But      After Five But         After
                                                              One Year       Within Five Years   Within Ten Years      Ten Years
                                                           ---------------   -----------------   ----------------   ---------------
                                                            Amount   Yield     Amount   Yield     Amount   Yield     Amount   Yield
                                                           -------   -----    -------   -----    -------   -----    -------   -----
                                                                                    (dollars in thousands)
Available-for-Sale Securities:
  U.S. Treasury ........................................   $12,023    6.03%   $34,253    6.06%   $    --     --%   $    --      --%
  State and municipals (2)..............................       263    6.97      4,826    7.38     34,775    6.70     14,598    7.02
                                                           -------   -----    -------   -----    -------   -----    -------   -----
  Total debt securities.................................    12,286    6.05     39,079    6.22     34,775    6.70     14,598    7.02
  Equity ...............................................        --      --         --      --         --      --        127    7.96
                                                           -------   -----    -------   -----    -------   -----    -------   -----
                                                           $12,286    6.05%   $39,079    6.22%   $34,775    6.70%   $14,725    7.03%
                                                           =======   =====    =======   =====    =======   =====    =======   =====

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

NOTE C - LOANS

     The following table sets forth major classifications of loans.

                                                                                     December 31,
                                                  ---------------------------------------------------------------------------------
                                                     1999              1998              1997             1996               1995
                                                  ---------         ---------         ---------         ---------         ---------
                                                                                    (in thousands)

Commercial and industrial ................        $  30,296         $  28,748         $  25,686         $  23,345         $  21,708
Secured by real estate ...................          147,598           132,357           121,620           120,782           115,098
Consumer .................................            5,284             6,366             7,152             8,999             9,671
Other ....................................              549             4,119             1,101               396               193
                                                  ---------         ---------         ---------         ---------         ---------
                                                    183,727           171,590           155,559           153,522           146,670
Unearned income ..........................             (953)             (872)             (829)             (840)             (796)
                                                  ---------         ---------         ---------         ---------         ---------
                                                    182,774           170,718           154,730           152,682           145,874
Allowance for loan losses ................           (2,033)           (3,651)           (3,579)           (3,600)           (3,600)
                                                  ---------         ---------         ---------         ---------         ---------
                                                  $ 180,741         $ 167,067         $ 151,151         $ 149,082         $ 142,274
                                                  =========         =========         =========         =========         =========

     Allowance For Loan Losses. In the second quarter of 1999, the Bank made a transition adjustment to reduce its allowance for loan losses by $1,600,000. The transition adjustment was made in response to guidance issued by staff members of the Financial Accounting Standards Board in April 1999 and further guidance issued by staff members of the Securities and Exchange Commission.

     The following table sets forth changes in the Bank's allowance for loan losses.

                                                                                   Year ended December 31,
                                                         ---------------------------------------------------------------------------
                                                          1999             1998             1997              1996            1995
                                                         -------          -------          -------          -------         -------
                                                                                (dollars in thousands)
Balance, beginning of year ......................        $ 3,651          $ 3,579          $ 3,600          $ 3,600         $ 3,600
                                                         -------          -------          -------          -------         -------
Loans charged off:
  Commercial and industrial .....................            (32)             (50)              --               (2)             (3)
  Secured by real estate ........................             --               --               --               --              --
  Consumer and other ............................            (28)             (49)             (59)             (33)            (21)
                                                         -------          -------          -------          -------         -------
                                                             (60)             (99)             (59)             (35)            (24)
                                                         -------          -------          -------          -------         -------
Recoveries of loans charged off:
  Commercial and industrial .....................             --               --               --               --              --
  Secured by real estate ........................             16              257              120               21              16
  Consumer and other ............................             26               14               18               14               8
                                                         -------          -------          -------          -------         -------
                                                              42              271              138               35              24
                                                         -------          -------          -------          -------         -------
Net (chargeoffs) recoveries .....................            (18)             172               79               --              --
Provision for loan losses (credit) ..............             --             (100)            (100)              --              --
Transition adjusment ............................         (1,600)              --               --               --              --
                                                         -------          -------          -------          -------         -------
Balance, end of year ............................        $ 2,033          $ 3,651          $ 3,579          $ 3,600         $ 3,600
                                                         =======          =======          =======          =======         =======
Ratio of net (chargeoffs) recoveries to
  average loans outstanding .....................           (.01)%            .10%             .05%              --%             --%
                                                         =======          =======          =======          =======         =======


     Allocation of Allowance For Loan Losses. The following table sets forth the allocation of the Bank's total allowance for loan losses by loan type.

                                                                             December 31,
                                        --------------------------------------------------------------------------------------------
                                              1999               1998               1997               1996               1995
                                        -----------------  -----------------  -----------------  -----------------  ----------------
                                                  % of               % of               % of               % of               % of
                                                  Loans              Loans              Loans              Loans              Loans
                                                 To Total           To Total           To Total           To Total          To Total
                                        Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans    Amount   Loans
                                        ------   -------   ------   -------   ------   -------   ------   -------   ------   -----
                                                                          (dollars in thousands)
Commercial ..........................   $  397     16.5%   $  730     16.9%   $  564     16.6%   $  530     15.3%   $  563   14.9%
Real-estate secured .................    1,304     80.8     2,325     77.5     2,099     78.6     2,185     79.1     2,241   78.9
Consumer and other ..................      137      2.7       249      5.6       211      4.8       174      5.6       196    6.2
                                        ------    -----    ------    -----    ------    -----    ------    -----    ------  -----
  Total allocated ...................    1,838    100.0     3,304    100.0     2,874    100.0     2,889    100.0     3,000  100.0
Unallocated .........................      195       --       347       --       705       --       711       --       600     --
                                        ------    -----    ------    -----    ------    -----    ------    -----    ------  -----
                                        $2,033    100.0%   $3,651    100.0%   $3,579    100.0%   $3,600    100.0%   $3,600  100.0%
                                        ======    =====    ======    =====    ======    =====    ======    =====    ======  =====

     Selected Loan Maturity Information. The following table sets forth maturity and rate information for the Bank's commercial and industrial loans at December 31, 1999.

                                                                                               Maturity
                                                                 -------------------------------------------------------------------
                                                                                   After One
                                                                  Within           But Within             After
                                                                 One Year          Five Years           Five Years            Total
                                                                 --------          ----------           ----------           -------
                                                                                           (in thousands)
Commercial and industrial loans:
  Fixed rate .........................................           $ 6,256             $ 3,226             $   418             $ 9,900
  Variable rate ......................................             8,091              10,102               2,203              20,396
                                                                 -------             -------             -------             -------
                                                                 $14,347             $13,328             $ 2,621             $30,296
                                                                 =======             =======             =======             =======

     Past Due,  Nonaccrual,  and  Restructured  Loans.  The following table sets
forth  selected   information  about  the  Bank's  nonaccrual,   past  due,  and
restructured loans.

                                                                             1999        1998         1997        1996          1995
                                                                             ----        ----         ----        ----          ----
At December 31:                                                                                  (in thousands)
Loans past due 90 days or more as to principal or
  interest payments and still accruing .................................    $  5        $ --           $ 49        $ 31        $  4
  Nonaccrual loans .....................................................      28          22            382         659         843
  Restructured loans ...................................................      --          --              6          19          48

Year Ended  December 31:
  Gross interest income that would have been recorded during the year under original terms:
  Nonaccrual loans .....................................................       4           2             55          60          97
  Restructured loans ...................................................      --          --              1           3           7

Gross interest income recorded during the year:
  Nonaccrual loans .....................................................       3           2             32          11          36
  Restructured loans ...................................................      --          --              1           2           6

Commitments for additional funds .......................................    None        None           None        None        None

     In addition to the past due and nonaccrual loans noted above, as of December 31, 1999 the Corporation's portfolio of performing loans included $5,249,000 of loans considered to be impaired under SFAS No. 114. Of the Corporation's total impaired loans, $4,379,000 had a related allowance for loan losses of $576,000 and the balance had no related allowance for loan losses. The average recorded investment during 1999 in loans considered to be impaired as of December 31, 1999 was $5,989,000. Interest income recognized during 1999 on loans considered to be impaired as of December 31, 1999 and during the period in 1999 that such loans were impaired amounted to $272,000. All such interest income was recognized using the accrual method of accounting.

     Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 1999 and 1998. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of these loans was approximately $1,388,000 and $1,203,000 at December 31, 1999 and 1998,
respectively. During 1999, $587,000 of new loans to such persons were made and repayments totaled $402,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 1999 or 1998.

NOTE D - PREMISES AND EQUIPMENT

     Bank premises and equipment consist of the following:

                                                              December 31,
                                                        ------------------------
                                                          1999            1998
                                                        --------         -------
                                                             (in thousands)

Land .............................................      $  1,274       $  1,274
Buildings ........................................         4,618          4,507
Leasehold improvements ...........................         1,234          1,134
Furniture and equipment ..........................         9,659          8,635
                                                        --------       --------
                                                          16,785         15,550
Accumulated depreciation and amortization ........       (10,039)        (9,238)
                                                        --------       --------
                                                        $  6,746       $  6,312
                                                        ========       ========

     A building occupied by one of the Bank's branch offices is leased from a director of the Corporation and the Bank. The lease, which is dated 1992 and has a term of approximately ten years, currently provides for annual base rentals of $26,588, plus certain charges for real estate taxes and common area maintenance. The Bank may cancel this lease at any time by giving the director ninety days written notice. The Bank believes that the terms of this lease are comparable to those that could have been obtained from other persons.

NOTE E - DEPOSITS

     The following table sets forth major classifications of average deposits.


                                                       Year ended December 31,
                              --------------------------------------------------------------------------
                                      1999                      1998                      1997
                              ---------------------     ---------------------     ----------------------
                              Average      Average      Average      Average      Average       Average
                              Balance     Rate Paid     Balance     Rate Paid     Balance      Rate Paid
                              -------     ---------     -------     ---------     -------      ---------
                                                           (dollars in thousands)

Checking .................    $170,732         --%      $154,781         --%      $133,082         --%
Savings and money market..     278,148       2.87        250,236       3.20        229,639       3.18
Time deposits ............      37,652       4.06         40,249       4.64         39,671       4.76
                              --------       ----       --------       ----       --------       ----
                              $486,532       1.96%      $445,266       2.22%      $402,392       2.28%
                              ========       ====       ========       ====       ========       ====

     Time Deposits of $100,000 and Over. The following table sets forth the remaining maturities of the Bank's time deposits in amounts of $100,000 or more at December 31, 1999.

Remaining Maturity                                                 Amount
-------------------------------------------------------------  -------------
                                                               (in thousands)

     3 months or less ..................................           $ 11,158
     Over 3 through 6 months ...........................              2,437
     Over 6 through 12 months ..........................                873
     Over 12 months ....................................                200
                                                               ------------
                                                                   $ 14,668
                                                               ============

NOTE F - INCOME TAXES

     The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 1999, 1998, and 1997 had effective tax rates of 31.0%, 31.6%, and 32.5%, respectively. The following table sets forth a reconciliation of the statutory federal income tax rate to the Corporation's effective tax rate.

                                                                                              Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1999                1998               1997
                                                                                -------------       -------------      -------------
Statutory federal income tax rate .........................................          34.0%              34.0%              34.0%
State income taxes, net of federal income tax benefit .....................           6.0                5.8                5.6
Tax-exempt interest on securities and loans, net of
  disallowed cost of funding ..............................................          (9.3)              (8.4)              (6.6)
Other......................................................................            .3                 .2                (.5)
                                                                                     ----               ----               ----
                                                                                     31.0%              31.6%              32.5%
                                                                                     ====               ====               ====


     Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

                                                   Year Ended December 31,
                                             ----------------------------------
                                               1999         1998         1997
                                             -------      -------       -------
                                                      (in thousands)
Currently payable:
Federal  ..............................      $ 2,818      $ 2,663       $ 2,733
State .................................        1,176        1,029           896
                                             -------      -------       -------
                                               3,994        3,692         3,629
                                             -------      -------       -------
Deferred:
Federal ...............................           49           85           (96)
State .................................           18           29            33
                                             -------      -------       -------
                                                  67          114           (63)
                                             -------      -------       -------
                                             $ 4,061      $ 3,806       $ 3,566
                                             =======      =======       =======

     In addition to the provision shown in the table above, in 1999 the Corporation provided deferred federal and state income taxes of $487,000 and $168,000, respectively, on the $1,600,000 transition adjustment to the allowance for loan losses.

     Net Deferred Tax Asset. The following table sets forth the components of the Bank's net deferred tax asset.

                                                                 December 31,
                                                              ------------------
                                                               1999        1998
                                                              ------      ------
Deferred tax assets:                                           (in thousands)
  Unrealized losses on available-for-sale securities .....     $  925     $   --
  Allowance for loan losses ..............................        383      1,038
  Supplemental executive retirement expense ..............         59         55
  Interest on nonperforming loans ........................         20         38
  Postretirement benefits expense ........................         35         32
  Accrued professional fees ..............................         12         12
                                                               ------     ------
                                                                1,434      1,175
Valuation allowance ......................................         --         --
                                                               ------     ------
                                                                1,434      1,175
                                                               ------     ------
Deferred tax liabilities:
  Pension expense ........................................        202        157
  Accretion on bonds .....................................          3         18
  Depreciation ...........................................         32          6
  Unrealized gains on available-for-sale securities ......         --        878
                                                               ------     ------
                                                                  237      1,059
                                                               ------     ------
Net deferred tax asset ...................................     $1,197     $  116
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

                                                            1999         1998
                                                          -------       -------
                                                             (in thousands)
     Commitments to extend credit ......................  $33,064       $33,319
     Standby letters of credit .........................    1,283         1,566
     Commercial letters of credit ......................       13           464

     Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank's standby letters of credit extend through October 2000. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 1999 varied from 0% to 100%, and averaged 60%.

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

     Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

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

     Lease Commitments. At December 31, 1999, minimum annual rental commitments under noncancelable operating leases are as follows:


       Year                                                   Amount
       ------------------------------------------       ----------------
                                                         (in thousands)
       2000 .....................................              $   309
       2001 .....................................                  269
       2002 .....................................                  262
       2003 .....................................                  224
       2004 .....................................                  187
       Thereafter ...............................                  372
                                                               -------
                                                               $ 1,623
                                                               =======

     In addition, the Bank has various renewal options on the above leases. Rent
expense  was  $352,000,   $286,000,  and  $261,000  in  1999,  1998,  and  1997,
respectively.

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

NOTE I - STOCK-BASED COMPENSATION

     The Corporation has two stock option and appreciation rights plans (the "Plans"). The 1996 Plan was approved by the Corporation's Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, options to purchase up to 360,000 shares of common stock are available to be granted to key employees of the Corporation and its subsidiaries through January 15, 2006. Each option, which may be granted with or without a stock appreciation right attached, is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant and is exercisable in whole or in part at certain times commencing six months from the date of grant and ending ten years after the date of grant. The 1996 Plan also provides for the granting of stand-alone stock appreciation rights. At December 31, 1999, options to purchase 39,766 shares of Common Stock were outstanding and exercisable with respect to the 1996 Plan. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

     The 1986 Plan was approved by the Corporation's Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan. At December 31, 1999, options to purchase 71,254 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights. Compensation costs recognized for stock appreciation rights granted under the 1986 Plan amounted to $143,000 for the year ended December 31, 1997. No compensation costs were recognized in 1999 or 1998.

     The Corporation has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant, no compensation cost has been recognized.

     The following table compares reported net income and earnings per share to net income and earnings per share on a pro forma basis assuming that the Corporation accounted for stock-based compensation under SFAS No. 123 "Accounting For Stock Based Compensation."

                                                        1999           1998           1997
                                                     ---------      ---------      ---------
                                                       (in thousands except per share data)
Net Income Before Transition Adjustment
  To Allowance For Loan Losses:
As Reported ...................................      $   9,034      $   8,236      $   7,415
Pro Forma .....................................          8,846          8,098          7,312

Net Income:
As Reported ...................................      $   9,979      $   8,236      $   7,415
Pro Forma .....................................          9,791          8,098          7,312

Earnings Per Share Before Transition Adjustment
  To Allowance For Loan Losses:
As Reported:
  Basic .......................................      $    2.97      $    2.65      $    2.38
  Diluted .....................................           2.92           2.60           2.33

Pro Forma:
  Basic .......................................      $    2.91      $    2.61      $    2.35
  Diluted .....................................           2.86           2.55           2.30

Earnings Per Share:
As Reported:
  Basic .......................................      $    3.28      $    2.65      $    2.38
  Diluted .....................................           3.23           2.60           2.33

Pro Forma:
  Basic .......................................      $    3.22      $    2.61      $    2.35
  Diluted .....................................           3.17           2.55           2.30

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995. Future awards are anticipated under the 1996 Plan.

     Stock Option Activity. The following table sets forth stock option activity and the weighted average fair value of options granted.

                                                                               Year Ended December 31,
                                                   ------------------------------------------------------------------------------
                                                             1999                        1998                       1997
                                                   ------------------------    -----------------------    -----------------------
                                                                   Weighted                   Weighted                   Weighted
                                                                   Average                    Average                    Average
                                                                   Exercise                   Exercise                   Exercise
                                                     Shares         Price       Shares         Price       Shares         Price
                                                    --------       ------      --------       ------      --------       -------
Outstanding, beginning of year ...............       113,599       $20.48       115,796       $16.76       155,677       $14.14
Granted ......................................        15,100        41.56        14,650        42.03        20,057        24.34
Exercised ....................................        (9,629)       14.26       (16,497)       13.17       (59,488)       12.40
Forfeited.....................................        (8,050)       30.10          (350)       38.99          (450)       24.33
                                                    --------       ------      --------       ------      --------       ------
Outstanding, end of year .....................       111,020       $23.19       113,599       $20.48       115,796       $16.76
                                                    ========       ======      ========       ======      ========       ======
Exercisable, end of year .....................       111,020       $23.19       113,399       $20.44       115,796       $16.76
                                                    ========       ======      ========       ======      ========       ======

Weighted average fair value of options granted      $  12.43                   $   9.42                   $   5.14
                                                    ========                   ========                   ========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 6.81%, 4.77%, and 5.56% for options granted in 1999, 1998, and 1997, respectively; volatility of 15.00%, 13.40%, and 11.30% for options granted in 1999,

1998, and 1997, respectively; expected dividend yield of 1.5% for options granted in 1999 and 1998 and 2% for options granted in 1997; and expected lives of 7 years for options granted in 1999, 1998 and 1997.

     Stock Options Outstanding. The following table sets forth information about outstanding and exercisable stock options at December 31, 1999.

                                                             Outstanding and Exercisable Stock Options
                                                             ------------------------------------------
                                                                                 Weighted Average
                                                                             ------------------------
                                                                             Remaining
                                                                             Contractual     Exercise
                 Range of Exercise Prices                        Number      Life (yrs.)       Price
-----------------------------------------------------------      -------     -----------     --------
$9.01 to $15.00 ...........................................       20,301        2.21          $ 11.56
$15.01 to $25.00  .........................................       65,019        5.59            19.47
$25.01 to $45.00 ..........................................       25,700        8.56            41.80
                                                                 -------      ------          -------
                                                                 111,020        5.66          $ 23.19
                                                                 =======      ======          =======

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

     Net Pension Cost. The following table sets forth the components of net periodic pension cost.

                                               1999          1998          1997
                                              -----         -----         -----
                                                        (in thousands)
Service cost .........................        $ 341         $ 319         $ 247
Interest cost ........................          364           345           311
Expected return on plan assets .......         (509)         (522)         (423)
Net amortization and deferral ........          (44)          (44)          (44)
                                              -----         -----         -----
Net pension cost .....................        $ 152         $  98         $  91
                                              =====         =====         =====

     Significant Actuarial Assumptions. The following table sets forth the significant actuarial assumptions as of the end of each plan year.

                                                        1999     1998     1997
                                                        -----    -----    -----
Discount rate ....................................      6.00%    6.00%    7.00%
Rate of increase in compensation levels ..........      5.00%    4.50%    5.00%
Expected long-term rate of return on plan assets..      7.00%    7.50%    8.00%

     Funded Status of The Plan. The following table sets forth the change in the benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan and prepaid benefit cost.

                                                                                              Year Ended September 30,
                                                                                  -------------------------------------------------
                                                                                    1999                 1998                 1997
                                                                                  -------              -------              -------
                                                                                                    (in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year ...................             $ 6,180              $ 5,021              $ 4,094
Service cost ........................................................                 473                  415                  329
Plan participants' contributions ....................................                (132)                 (96)                 (82)
Expenses ............................................................                 (60)                 (76)                 (61)
Interest cost .......................................................                 364                  345                  311
Benefits paid .......................................................                (265)                (189)                (220)
Assumption changes and other ........................................                 647                  760                  650
                                                                                  -------              -------              -------
Projected benefit obligation at end of year .........................               7,207                6,180                5,021
                                                                                  -------              -------              -------

Change in plan assets
Fair value of plan assets at beginning of year ......................               6,884                6,567                5,308
Actual return on plan assets ........................................               1,057                  298                1,201
Employer contribution ...............................................                   3                  188                  257
Plan participants' contributions ....................................                 132                   96                   82
Benefits paid .......................................................                (265)                (189)                (220)
Expenses ............................................................                 (60)                 (76)                 (61)
                                                                                  -------              -------              -------
Fair value of plan assets at end of year ............................               7,751                6,884                6,567
                                                                                  -------              -------              -------

Funded status .......................................................                 544                  704                1,546
Unrecognized net actuarial loss (gain) ..............................                 282                  315                 (574)
Unrecognized prior service cost .....................................                 (35)                 (39)                 (42)
Unrecognized transition asset .......................................                (167)                (208)                (248)
                                                                                  -------              -------              -------
Prepaid benefit cost ................................................             $   624              $   772              $   682
                                                                                  =======              =======              =======

     The Bank has a combined profit sharing/401(k) plan (the "Profit Sharing Plan"). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time or 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 10% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make "Additional" contributions to each participant's account based on the amount of the participant's tax deferred contributions and make profit sharing contributions to each participant's account equal to a percentage of the participant's compensation, as defined. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $103,000, $106,000, and $93,000 for 1999, 1998, and 1997, respectively, and profit sharing contributions were $430,000, $416,000, and $403,000, respectively.

     On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program ("SERP"). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank's previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $49,000, $413,000 and $337,000 in 1999, 1998 and 1997, respectively.
The decrease in SERP expense for 1999 is primarily attributable to an increase in interest rates and the resulting impact on the calculation of the Bank's obligation under the SERP.

NOTE K - OTHER OPERATING EXPENSES

     Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 1999, 1998, and 1997 are as follows:

                                            1999            1998            1997
                                            ----            ----            ----
                                                        (in thousands)
Computer services ..............            $487            $393            $365
Insurance ......................             407             395             420
Marketing ......................             397             441             386

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

     Under current regulations, banks are classified as well capitalized, adequately capitalized or undercapitalized. The following table sets forth the Corporation's capital ratios at December 31, 1999 and 1998 and the minimum ratios necessary to be classified as well capitalized and adequately capitalized. The Corporation's capital ratios at December 31, 1999 and 1998 substantially exceed the requirements for a well-capitalized bank.

                                Corporation's Capital Ratios
                                       at December 31:
                                ----------------------------     Well      Adequately
                                      1999       1998        Capitalized  Capitalized
                                      -----      -----       -----------  -----------
Total  Risk-Based Capital Ratio ....  29.88%      31.33%        10.00%        8.00%
Tier 1 Risk-Based Capital Ratio ....  28.98       30.08          6.00         4.00
Tier 1 Leverage Capital Ratio ......  11.24       11.72          5.00         4.00

     Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank's net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 1999, the Bank had retained net income for the current and two preceding calendar years of $13,460,000.

     Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank's average reserve requirement for 1999 was approximately $3,904,000.

     Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1999, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $9,411,000.

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

     The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation's financial instruments at December 31, 1999 and 1998.

                                                                                 1999                               1998
                                                                     -----------------------------      ----------------------------
                                                                     Carrying/                           Carrying/
                                                                      Contract                            Contract
                                                                       Amount          Fair Value          Amount         Fair Value
                                                                      --------          --------          --------        ----------
                                                                                               (in thousands)
Financial Assets:
Cash and due from banks ....................................          $ 21,174          $ 21,174          $ 16,336         $ 16,336
Federal funds sold .........................................            64,000            64,000            76,000           76,000
Held-to-maturity securities ................................           189,998           187,258           187,633          191,252
Available-for-sale securities ..............................           100,865           100,865            87,021           87,021
Loans ......................................................           180,741           179,417           167,067          167,829
Accrued interest receivable ................................             4,183             4,183             4,164            4,164

Financial Liabilities:
Checking deposits ..........................................           178,622           178,622           175,046          175,046
Savings and money market deposits ..........................           286,017           286,017           265,684          265,684
Time deposits ..............................................            38,550            38,500            38,501           38,501
Accrued interest payable ...................................               185               185               197              197

Off-Balance-Sheet Liabilities:
Commitments to extend credit ...............................            33,064                --            33,319               --
Standby and commercial letters of credit ...................             1,296                13             2,030               17

NOTE N - PARENT COMPANY FINANCIAL  INFORMATION

     Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS                                                 December 31,
                                                                   -------------------------
                                                                      1999           1998
                                                                   --------         --------
Assets:                                                                  (in thousands)
  Checking and money market accounts with subsidiary ......        $  2,493         $  2,375
  Investment in subsidiary bank, at equity ................          62,742           62,211
  Other assets ............................................               5               87
                                                                   --------         --------
                                                                   $ 65,240         $ 64,673
                                                                   ========         ========
Liabilities:
   Cash dividends payable .................................        $  1,007         $    929
                                                                   --------         --------

Stockholders' equity:
  Common stock ............................................             296              310
  Surplus .................................................           2,258            4,219
  Retained earnings .......................................          63,013           57,949
                                                                   --------         --------
                                                                     65,567           62,478
  Accumulated other comprehensive income
     (loss), net of tax ...................................          (1,334)           1,266
                                                                   --------         --------
                                                                     64,233           63,744
                                                                   --------         --------
                                                                   $ 65,240         $ 64,673
                                                                   ========         ========

CONDENSED STATEMENTS OF INCOME                              Year ended December 31,
                                                      ----------------------------------
                                                       1999          1998           1997
                                                      ------        ------        ------
Income:                                                        (in thousands)
  Dividends from subsidiary bank .............        $6,850        $3,000        $2,400
  Interest on deposits with subsidiary bank ..            53            52            72
                                                      ------        ------        ------
                                                       6,903         3,052         2,472
                                                      ------        ------        ------
Expenses:
  Employee benefits ..........................            --            --           143
  Other operating expenses ...................            56            29            29
                                                      ------        ------        ------
                                                          56            29           172
                                                      ------        ------        ------
Income before undistributed earnings of
  subsidiary bank ............................         6,847         3,023         2,300
  Equity in undistributed earnings ...........         3,132         5,213         5,115
                                                      ------        ------        ------
  Net income .................................        $9,979        $8,236        $7,415
                                                      ======        ======        ======


CONDENSED STATEMENTS OF CASH FLOWS                                          Year ended December 31,
                                                                   ---------------------------------------
Increase (Decrease) in Cash and Cash Equivalents*                   1999            1998            1997
                                                                   -------         -------         -------
                                                                                (in thousands)
Cash Flows From Operating Activities:
  Net income ..............................................        $ 9,979         $ 8,236         $ 7,415
  Adjustments to reconcile net income to net cash
      provided by operating activities:
         Undistributed earnings of subsidiary bank ........         (3,132)         (5,213)         (5,115)
         Decrease in other assets .........................             87             261              --
         Decrease in accrued expenses and other liabilities             --              --            (173)
                                                                   -------         -------         -------
      Net cash provided by operating activities ...........          6,934           3,284           2,127
                                                                   -------         -------         -------

Cash Flows From Financing Activities:
  Repurchase and retirement of common stock ...............         (5,116)         (1,566)         (2,444)
  Proceeds from exercise of stock options .................            137             218             737
  Cash dividends paid .....................................         (1,837)         (1,668)         (1,419)
  Cash in lieu of fractional shares on 3-for-2 stock split              --             (14)             --
                                                                   -------         -------         -------
      Net cash used in financing activities ...............         (6,816)         (3,030)         (3,126)
                                                                   -------         -------         -------
Net increase (decrease) in cash and cash equivalents ......            118             254            (999)
Cash and cash equivalents, beginning of year ..............          2,375           2,121           3,120
                                                                   -------         -------         -------
Cash and cash equivalents, end of year ....................        $ 2,493         $ 2,375         $ 2,121
                                                                   =======         =======         =======

Supplemental Schedule of Noncash Financing Activities:
  Tax benefit from exercise of employee stock options .....        $     4         $    95         $   253
  Cash dividends payable ..................................          1,007             929             830

*Cash and cash equivalents include the checking and money market accounts with the Corporation's wholly-owned bank subsidiary.

NOTE O - QUARTERLY FINANCIAL DATA (Unaudited)*

                                                            First        Second             Third           Fourth
                                                           Quarter       Quarter           Quarter          Quarter        Total
                                                          --------      --------          --------         --------      --------
                                                                            (in thousands, except per share data)
1999
Interest income ....................................     $  8,178        $  8,251         $  8,646        $  8,888        $ 33,963
Interest expense ...................................        2,243           2,176            2,440           2,654           9,513
Net interest income ................................        5,935           6,075            6,206           6,234          24,450
Provision for loan losses (credit) .................           --              --               --              --              --
Noninterest income .................................        1,351           1,242            1,239           1,134           4,966
Noninterest expense ................................        4,165           4,095            4,086           3,975          16,321
Income before income taxes and transition adjustment
  to allowance for loan losses .....................        3,121           3,222            3,359           3,393          13,095
Income taxes .......................................          959           1,011            1,048           1,043           4,061
Net income before transition adjustment to
    allowance for loan losses ......................        2,162           2,211            2,311           2,350           9,034
Transition adjustment to allowance for loan
    losses, net of income taxes of $655,000 ........           --             945               --              --             945
Net income .........................................        2,162           3,156            2,311           2,350           9,979
Earnings per share before transition
   adjustment to allowance for loan losses:
  Basic ............................................          .70             .72              .76             .79            2.97
  Diluted ..........................................          .69             .71              .75             .77            2.92
Earnings per share:
  Basic ............................................          .70            1.03              .76             .79            3.28
  Diluted ..........................................          .69            1.02              .75             .77            3.23
Comprehensive income ...............................        1,526           1,845            2,185           1,823           7,379

1998
Interest income ....................................     $  7,789        $  8,095         $  8,410        $  8,388        $ 32,682
Interest expense ...................................        2,374           2,437            2,591           2,465           9,867
Net interest income ................................        5,415           5,658            5,819           5,923          22,815
Provision for loan losses (credit) .................           --            (100)              --              --            (100)
Noninterest income .................................        1,094           1,202            1,170           1,130           4,596
Noninterest expense ................................        3,715           3,840            3,966           3,948          15,469
Income before income taxes .........................        2,794           3,120            3,023           3,105          12,042
Income taxes .......................................          891           1,006              948             961           3,806
Net income .........................................        1,903           2,114            2,075           2,144           8,236
Earnings per share:
  Basic ............................................          .61             .68              .67             .69            2.65
  Diluted ..........................................          .60             .66              .66             .68            2.60
Comprehensive income ...............................        1,855           2,173            3,051           1,956           9,035



*Restated - See Note A to Consolidated Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of
The First of Long Island Corporation:

     We have audited the accompanying restated consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 1999 and 1998 and the related restated consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999 (see Note A). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                              /s/ Arthur Andersen LLP

New York, New York
January 17, 2000

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

[PHOTO OMITTED]
Howard Thomas Hogan, Jr., Hogan & Hogan (lawyer, private practice)

[PHOTO OMITTED]
Beverly Ann Gehlmeyer, Tax Manager and Principal, Gehlmeyer & Gehlmeyer, P.C. (certified public accounting firm)

[PHOTO OMITTED]
Paul T. Canarick, President and Principal, Paul Todd, Inc. (construction company)

[PHOTO OMITTED]
J. Douglas Maxwell, Jr., Chairman and Chief Executive Officer, NIRx Medical Technologies Corp. (medical technology)

[PHOTO OMITTED]
Allen E. Busching, Principal, B&B Capital (consulting and private investment firm)

[PHOTO OMITTED]
Walter C. Teagle III, Executive Vice President, Lexent Inc. (telecommunication services)

Senior Management

[PHOTO OMITTED]

Left to Right
Donald L. Manfredonia, Arthur J. Lupinacci, Jr.,
Mark D. Curtis, Richard Kick, Joseph G. Perri

OFFICERS
The First of Long Island Corporation

J. William Johnson
Chairman and Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President and Chief Administrative Officer

Mark D. Curtis
Senior Vice President and Treasurer

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President and Secretary

Wayne B. Drake
Assistant Treasurer

EXECUTIVE OFFICERS
The First National Bank of Long Island

Chairman and Chief Executive Officer
J. William Johnson

Executive Vice Presidents

Arthur J. Lupinacci, Jr.
Chief Administrative Officer

Donald L. Manfredonia
Senior Lending Officer

Senior Vice Presidents

Mark D. Curtis
Chief Financial Officer and Cashier

Richard Kick
Senior Operations and Senior Retail Loan Officer

Joseph G. Perri
Senior Commercial Marketing Officer

BUSINESS DEVELOPMENT BOARD

[PHOTO OMITTED]
Kenneth R. Latham, Chairman of the Board, Latham Bros. Lumber Company, Inc. [PHOTO OMITTED]
Herbert Haber, CPA, Certified Public Accountant
[PHOTO OMITTED]
Thomas N. Dufek, CPA, Partner, Kilgannon, Furey, Dufek & Company
[PHOTO OMITTED]
Kevin J. Harding, Esq., Partner, Harding and Harding
[PHOTO OMITTED]
Herbert Kotler, Esq., Attorney
[PHOTO OMITTED]
Susan Hirschfeld Mohr, President, J. W. Hirschfeld Agency, Inc.
[PHOTO OMITTED]
Richard E. Nussbaum, CPA, Managing Partner, Nussbaum Yates & Wolpow, P.C.
[PHOTO OMITTED]
Arthur C. Schupbach, Esq., Partner, Schupbach, Williams & Pavone LLP
[PHOTO OMITTED]
H. Craig Treiber, President/CEO, The Treiber Insurance Group
[PHOTO OMITTED]
Emil V. Cianciulli, Esq., Partner, Cianciulli & Meng, P.C.
[PHOTO OMITTED]
David Black, CPA, David Black & Associates, Inc.
[PHOTO OMITTED]
Lawrence F. Steiner, President, Universal Unlimited, Inc.
[PHOTO OMITTED]
Kenneth R. Going, President, GOING SIGN CO. Inc.
[PHOTO OMITTED]
Alan B. Katcher, Chief Executive Officer, Terry Alan Adv. Co., Inc.
[PHOTO OMITTED]
Zachary Levy, Esq., Attorney
[PHOTO OMITTED]
Bernard Esquenet, Chief Executive Officer, The Ruhof Corp.
[PHOTO OMITTED]
Quentin Sammis, President, Coldwell Banker Sammis
[PHOTO OMITTED]
William L. Edwards, Real Estate Investor
[PHOTO OMITTED]
Christopher S. Byczek, Esq., Partner, Trager, Cronin & Byczek, LLP
[PHOTO OMITTED]
Howard S. Cohen, President, Mount Carmel Cemetery Assoc.
[PHOTO OMITTED]
Arthur Ventura,  President, Badge Agency
[PHOTO OMITTED]
Mark Wurzel, President, Calico Cottage, Inc.
[PHOTO OMITTED]
John A. Burns, Jr., Esq., Counsel, Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn LLP

Official Staff

Vice Presidents
Albert Arena
Commercial Banking
Archie J. Arrington
Manager, Roslyn Heights
Lester J. Bach
Manager, Great Neck
James Clavell
Branch Administration
Robert F. Covino
Manager, Bohemia
Kitty W. Craig
Auditing
Paul J. Daley
Commercial Banking
Wayne B. Drake
Finance
Stephen Durso
Commercial Banking
Betsy Gustafson
Deposit Operations
Robert M. Heyssel, Jr.
Trust and Investment Services
Peter J. Hoey
Data Center
James P. Johnis
Commercial Banking
Donna M. Kelly
Human Resources
George P. Knott
Manager, Woodbury
Henry A. Kramer
Commercial Banking
Concepcion L. Larrea
Manager, Greenvale
Raffaella Marciari
Manager, Rockville Centre
Colette Masom
Controller, Finance
Edward V. Mirabella
Commercial Banking
John J. Mulder, Jr.
Manager, Glen Head
John T. Noonan
Manager, Locust Valley
Sharon E. Pazienza
Trust and Investment Services
William Pyszczymuka
Manager, Huntington
William W. Riley
Commercial Banking
Michael J. Spolarich
Commercial Banking

Henry C. Suhr
Manager, Northport

Assistant Vice Presidents
Peter J. Arebalo
Manager, Valley Stream
Joanne Buckley
Trust and Investment Services
Aldo G. Columbano
Finance
Margaret Curran
Commercial Banking
Linda A. Cutter
Manager, New Hyde Park
Margaret M. DeBonis
Auditing
Barbara D. Hefner
Compliance and Procedures
Susan J. Hempton
Human Resources
David Lippa
Glen Head
Jenny Malandruccolo
Huntington
Dorothy Miller
Manager, Hicksville
Gretchen B. Nesky
Commercial Banking
Lee Nunez
Manager, Lake Success
Ronald Pimental
Branch Administration
Frank Plesche
Manager, Old Brookville
Frederick G. Ruff
General Services
Mark A. Ryan
Manager, Hauppauge
Carole Ann Snayd
Roslyn Heights
Philip R. Thompson
Manager, Garden City
Elissa A. Toussaint
Northport
Herta Tscherne
Manager, Mineola

Financial Services Officer
Francine McDonald
Trust and Investment Services

Senior Mortgage Advisor
John F. Darcy
Loan Center

Mortgage Originators
Daniel P. Bennett
Commercial Banking
Stephen B. Hill
Loan Center
Frederick T. Hughes
Loan Center

Assistant Cashiers
Monica T. Baker
Branch Administration
Robert B. Jacobs
Loan Center
Arlyne H. Kramer
Hicksville
Mary Lou Martin
Locust Valley
Caroline V. McIntyre
Old Brookville
June E. Pipito
Woodbury

Operations Manager
Quyen T. Pham
Trust and Investment Services

Assistant Managers
Allison C. Brown
Rockville Centre
Ann J. Cristodero
Loan Center
Alison A. Hazell
Deposit Operations
Catherine Irvin
Finance
Rosemary Kerrane
Mineola
Patricia Ovalle-Wood
Greenvale
Eveline Ratte
Loan Center

Administrative and Executive Assistants
Elaine Ballinger
Glen Head
Cathy Balseiro
Auditing
Andrea L. De Pol
Roslyn Heights
Karen Di Lecce
Compliance and Procedures
Anna S. Fleming
Loan Center
Lorraine Fogarty
Branch Administration

Margaret Hanrahan
Huntington
Barbara Johnson
Loan Center
Patricia Lacorazza
Loan Center
Carmela Lalonde
Deposit Operations
Conrad A. Lissade
Data Center
Dawn LoBracio
Trust and Investment Services
Donna M. Long
Deposit Operations
Christina Marvullo
Data Center
Constance Miller
Administration
Lee Mintz
Branch Administration
Cheryl A. Romanski
Finance
Lori A. Ruggiero
Data Center
Susan Sciacca
Branch Administration
Anne Urtnowski
Marketing
Anne J. Virgadamo
Huntington
Maureen P. Zebrowski
Commercial Banking

Counsel
SCHUPBACH, WILLIAMS & PAVONE LLP

Independent Auditors
ARTHUR ANDERSEN LLP

FORM 10-K REPORT
A copy of the Corporation's annual report on Form 10-K for 1999, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

FULL SERVICE OFFICES
10 Glen Head Road
Glen Head, NY  11545
(516) 671-4900

7 Glen Cove Road
Greenvale, NY  11548
(516) 621-8811

253 New York Avenue
Huntington, NY  11743
(631) 427-4143

108 Forest Avenue
Locust Valley, NY  11560
(516) 671-2299

711 Fort Salonga Road
Northport, NY  11768
(631) 261-4000

209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

310 Merrick Road
Rockville Centre, NY  11570
(516) 763-5533

130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

800 Woodbury Road
Woodbury, NY  11797
(516) 364-3434

COMMERCIAL BANKING OFFICES
30 Orville Drive
Bohemia, NY  11716
(631) 218-2500

1050 Franklin Avenue
Garden City, NY  11530
(516) 742-6262

536 Northern Boulevard
Great Neck, NY  11021
(516) 482-6666

330 Motor Parkway
Hauppauge, NY  11788
(631) 952-2900

106 Old Country Road
Hicksville, NY  11801
(516) 932-7150

3000 Marcus Avenue
Lake Success, NY  11042
(516) 775-3133

194 First Street
Mineola, NY  11501
(516) 742-1144

200 Jericho Turnpike
New Hyde Park, NY  11040
(516) 328-3100

133 E. Merrick Road
Valley Stream, NY  11580
(516) 825-0202

TRUST AND INVESTMENT SERVICES
800 Woodbury Road
Woodbury, NY  11797
(516) 364-3436