Form 10-K, Exhibit 13
period 2001-12-31
FIRST OF LONG ISLAND CORP
filed 2002-03-29
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR
                            ENDED DECEMBER 31, 2001

[LOGO] The First of Long Island
The First of Long Island Corporation

[PHOTO OMITTED]

2001 ANNUAL REPORT

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

The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its twenty-one branch system on Long Island.

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


CONTENTS
Selected Financial Data - 1
Letter to Stockholders - 2
A Journey Through History - 4
Board of Directors - 7
Senior Management - 8
Management's Discussion and Analysis of Financial
 Condition and Results of Operations - 9
Management's Responsibility for Financial Reporting - 19
Consolidated Financial Statements and Notes - 20
Report of Independent Public Accountants - 42
Official Staff - 43
Annual Meeting Notice - 44
Business Development Board - IBC

SELECTED FINANCIAL DATA

The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes.



                                                    2001             2000             1999*            1998               1997
                                               -------------    -------------     -------------    -------------     -------------
INCOME STATEMENT DATA:
  Total Interest Income ..................     $  37,989,000    $  38,822,000     $  33,963,000    $  32,682,000     $  30,401,000
  Total Interest Expense .................         9,451,000       13,106,000         9,513,000        9,867,000         9,197,000
  Net Interest Income ....................        28,538,000       25,716,000        24,450,000       22,815,000        21,204,000
  Provision for Loan Losses (Credit) .....           100,000          (75,000)               --         (100,000)         (100,000)
  Net Income .............................        10,094,000        9,318,000         9,034,000        8,236,000         7,415,000

PER SHARE DATA:
  Basic Earnings .........................             $3.55            $3.19             $2.97            $2.65             $2.38
  Diluted Earnings .......................              3.50             3.15              2.92             2.60              2.33
  Cash Dividends Declared ................               .81              .72               .64              .57               .49
  Stock Splits/Dividends Declared ........                --               --                --               --           3-for-2
  Book Value .............................            $26.76           $24.50            $21.68           $20.59            $18.55

BALANCE SHEET DATA AT PERIOD END:
  Total Assets ...........................     $ 684,081,000    $ 625,992,000     $ 570,551,000    $ 546,127,000     $ 483,316,000
  Total Loans ............................       226,688,000      192,909,000       182,774,000      170,718,000       154,730,000
  Allowance for Loan Losses ..............         2,020,000        1,943,000         2,033,000        3,651,000         3,579,000
  Total Deposits .........................       604,870,000      550,472,000       503,189,000      479,231,000       422,759,000
  Stockholders' Equity ...................        74,746,000       70,866,000        64,233,000       63,744,000        57,743,000

AVERAGE BALANCE SHEET DATA:
  Total Assets ...........................     $ 661,958,000    $ 600,326,000     $ 554,561,000    $ 508,982,000     $ 459,391,000
  Total Loans ............................       205,959,000      186,451,000       176,078,000      164,063,000       153,733,000
  Allowance for Loan Losses ..............         1,941,000        1,961,000         2,835,000        3,643,000         3,597,000
  Total Deposits .........................       584,279,000      530,850,000       486,532,000      445,266,000       402,392,000
  Stockholders' Equity ...................        73,390,000       66,711,000        65,406,000       61,037,000        55,116,000

FINANCIAL RATIOS:
  Return on Average Total Assets (ROA) ...              1.52%            1.55%             1.63%            1.62%              1.61%
  Return on Average Stockholders'
    Equity (ROE) .........................             13.75%           13.97%            13.81%           13.49%             13.45%
  Average Equity to Average Assets .......             11.09%           11.11%            11.79%           11.99%             12.00%

*Net income,  earnings  per share,  ROA,  and ROE for 1999 are before a $945,000
 ($.31 per share) credit resulting from a transition adjustment to the allowance for loan losses.

STOCK PRICES

     The Corporation's Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2001 and 2000.

                          2001                    2000
                 ----------------------  ----------------------
Quarter            High         Low         High        Low
--------------   ----------  ----------  ----------  ----------
First             $  39.06    $  37.75    $  33.25    $  29.38
Second               40.75       38.25       34.31       29.75
Third                40.90       38.65       42.00       33.50
Fourth               40.25       37.80       39.56       37.25

     At December 31, 2001, there were 710 stockholders of record of the Corporation's Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

LETTER TO STOCKHOLDERS

[PHOTO OMITTED]

"As we have said so many times in the past, we strongly believe we offer a unique type of service not available from the very large institutions with which we compete. ...We have the radical idea that `we'd like you to speak to a real person if you want!'"

J. William Johnson
Chairman and Chief Executive Officer

Dear Stockholders,

I am pleased to report that 2001 was a strong year for the Bank in almost all respects. Earnings per share were $3.50 which was a growth of 11% over the $3.15 that was earned in the prior year. As shown in the chart below, The First of Long Island has enjoyed exceptionally good and steady growth in earnings per share over many years.

Cash dividends were increased during 2001 for the 23rd consecutive year. The dividend declared in December, of 43 cents per share, was 13% greater than the 38 cents declared in June. Total dividends declared last year were 81 cents. Our Return on Assets remained high at 1.52%, while Return on Equity was 13.75%.

Once again the most important reason for the increase in earnings was the growth in average checking balances. Although not as large an increase as in the prior few years, balances increased approximately 8%, or $15,500,000 in 2001. Also favorably impacting earnings per share was the growth in average loans outstanding, money market type account balances, and service charge income. The growth in loans was particularly gratifying as there was good production in all major categories. Production was strong for commercial loans, construction loans, equity lines of credit, residential mortgages and commercial mortgages.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Earnings per share
1979         $.12
1980         $.23
1981         $.25
1982         $.31
1983         $.39
1984         $.57
1985         $.87
1986         $1.02
1987         $1.09
1988         $1.25
1989         $1.29
1990         $1.37
1991         $1.29
1992         $1.55
1993         $1.66
1994         $1.82
1995         $1.86
1996         $2.08
1997         $2.33
1998         $2.60
1999         $2.92
2000         $3.15
2001         $3.50
On a fully diluted basis

Interest rates continued to be major news in the U.S. economy throughout 2001. Rates have been on a roller coaster for a number of years, and to say the least, managing in the face of those changes is challenging. Despite a decline in rates during the year, we were able to again effectuate a securities program in which we took approximately $250,000 in losses from the sale of lower yielding municipal securities; the total gain in interest income for the securities purchased will be significantly more than the loss on the securities sold.

Interest rates will likely be a continuing challenge in 2002. Short term rates available to us for investment are so low that it has been difficult to lower money market savings rates to maintain our normal margin between rates earned and paid. Furthermore, although at this writing the yield curve (the difference between short and long term interest rates) is fairly steep, the yields on long term investments are still relatively low.

We were again active in the technology area last year. As planned, we introduced several "imaging" based products throughout our item processing systems. We now provide a statement with clear, legible images of customers' checks, in check number order, neatly presented on 8 1/2" x 11" pages. Although some customers were concerned about not receiving their cancelled checks, the overall reaction has been positive. Our archive retrieval capabilities allow immediate access to images of deposits, credits/debits, checks and account statements. Soon customers who use FirstNet Online Banking will also be able to do this from their home or office computer. In addition, customers can now receive their monthly statements via e-mail and businesses can receive all of their prior month's banking activity on one compact CD-ROM.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Return on Average Assets

1997              1.61%
1998              1.62%
1999              1.63%
2000              1.55%
2001              1.52%

During the year, we continued to work on our most important strategy - soliciting banking relationships from service conscious consumers, professionals and privately owned businesses. This year we designated a seasoned professional to head our lawyer's program. We continue our active solicitation of business and professional accounts at all our branches and especially our new commercial banking offices. We closed our Cross Island Plaza office after 15 months of operation, as the available business opportunities were not what we anticipated. A number of good account relationships from that office were transferred to other branches.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Cash Dividends Declared Per Share
1979              $.01
1980              $.03
1981              $.03
1982              $.05
1983              $.07
1984              $.08
1985              $.12
1986              $.15
1987              $.17
1988              $.19
1989              $.19
1990              $.23
1991              $.25
1992              $.28
1993              $.31
1994              $.34
1995              $.37
1996              $.43
1997              $.49
1998              $.57
1999              $.64
2000              $.72
2001              $.81

Going forward we fully expect to continue opening new branches especially commercial banking offices. As we have said so many times in the past, we strongly believe we offer a unique type of service not available from the very large institutions with which we compete. We offer the latest technological services, but more importantly have very knowledgeable professionals who provide the type of personal service that all of us want and deserve. We have the radical idea that "we'd like you to speak to a real person if you want!"

The year 2002 marks the 75th anniversary of the founding of The First of Long Island. As we look forward to it and the years to come, we face many challenges such as lower and fluctuating interest rates and the continuing possibility of interest being paid on corporate checking. However, we are confident in our ability to prosper in our marketplace. Long Island and its environs remain an excellent market, and customers' focus on our type of service probably has never been greater.


                                       /s/ J. William Johnson

                                       J. William Johnson
                                       Chairman and Chief Executive Officer

OUR JOURNEY THROUGH TIME

[PHOTO OMITTED]
1927 - The First National Bank of Glen Head opens for business
Institution capitalized at $50,000
Original Officers G. Thomas Powell, President; Harry Tappan, Vice President; and Robert S. Miller, Cashier

1930's - Personal Loan Department established, loan limits $50 - $1,000

[PHOTO OMITTED]
1936 - Home Loan Plan introduced
Anthony D. Famighetti becomes third employee of the Bank

1937 - Bank celebrates 10th Anniversary

1939 - Auto Loan Department formed, finance charges 25% lower than competition, 24 month term available

1947 - Bank marks 20th Anniversary

1948 - State-of-the-art teller machines installed; pen and ink entries in passbooks made obsolete

[PHOTO OMITTED]
1949 - "In our estimation the most important asset of our Bank is one we are unable to list in this year end report. It is intangible...We speak, of course of the confidence and cooperation of all the friends we serve." - G. Thomas Powell, President

[PHOTO OMITTED]
1952 - Glen Cove Echo article acknowledges Bank's 25th Anniversary

[PHOTO OMITTED]
1953 - "It is our aim to work even more closely with our customers in the future than we have in the past." - G. Thomas Powell, President

[PHOTO OMITTED]
1954 - Robert S. Miller, first employee of the Bank, elected President

1956 -Roslyn opens as a Full Service Office

1957 - Bank observes 30th Anniversary

[PHOTO OMITTED]
1958 - "...500 people visited the Glen Head branch and public response to the carpeted and enlarged lobby area, new counters and entrance...has been most enthusiastic." Robert S. Miller, President

1960 - "We do not believe that the expansion of the commercial and savings banks of New York City into Nassau County will materially affect us nor impede our progress." - Robert S. Miller, President

[PHOTO OMITTED]
1961 - Passage of the Omnibus Banking Bill has resulted in the establishment of a number of new branches in Nassau County by the large New York City commercial and savings banks

1962 - Top-level management meetings instituted
Officer Call Program organized to actively seek out new business

[PHOTO OMITTED]
1963 - Chairman of the Board of Directors and one of the original officers of the Bank, G. Thomas Powell, passes away

[PHOTO OMITTED]
1964 - Greenvale opens as a Full Service Office

[PHOTO OMITTED]
1965 - Northport opens as 1st Full Service Office in Suffolk County equipped with town's only drive-up window
Active Public Relations Department in development

[PHOTO OMITTED]
1966 - BANK TALK names Anthony D. Famighetti as President and Robert S. Miller as Chairman of the Board

[PHOTO OMITTED]
1967 - The First celebrates 40 years as the "Bankway to the North Shore". Board of Directors acknowledges the passing of Robert S. Miller on March 22nd Glen Head branch gets new drive-up facility

1968 - Security systems updated
Very latest in electronic and photographic security devices are in use

1971 - Trust Department formed

[PHOTO OMITTED]
1972 - FirstLines - Bank employee newsletter debuts

[PHOTO OMITTED]
1974 - New Full Service Office in Old Brookville opens to the public A dividend check mailer sent to shareholders

1975 - Edward F. "Ned" McAdams elected President
Anthony D. Famighetti elected Chairman and CEO

1976 - First Class Banking package preempts NOW and Free Checking services of other banks

[PHOTO OMITTED]
1977 - Newspaper clipping announces "The First is Fifty"
Woodbury opens as a Full Service Office

1978 - The First National Bank of Glen Head officially changes name to The First National Bank of Long Island

[PHOTO OMITTED]
1979 - J. William Johnson joins the Bank as President
Key Customer Call Program introduced
Money Market Certificates offered to consumers
Sign Boards installed in all branches reflecting current interest rates

[PHOTOS OMITTED]
1980 - New bank logo adopted, "Our true nickname - The First of Long Island" Anthony D. Famighetti retires as CEO - remains Chairman
First edition of Shareholder Newsletter "First Takes Stock" is published
NOW accounts are offered

[PHOTO OMITTED]
1981 - Lake Success opens, as first Commercial Banking Office, catering to business clientele exclusively

[PHOTO OMITTED]
1982 - Money Market Savings, FirstEquity & Golden Passbook debut
First Class Teller, "One of the first banks on Long Island to introduce 24-Hour ATM Banking", premieres
Donald L. Manfredonia joins the Bank as Executive Officer, Vice President, Commercial Lending
The First of Long Island actively promotes Commercial Mortgages

1984 -The First National Bank of Long Island becomes wholly-owned subsidiary of newly formed First of LI Corporation
Bank's second ATM installed at Northport branch

[PHOTOS OMITTED]
1985 - Construction begins on newest branch in Huntington, to be modeled after historic house in Bethpage Restoration Village
Arthur J. Lupinacci, Jr. joins the management team as Executive Vice President, Senior Operating Officer
Newsday article, "The Little Bank That Could" appears
Professional Account Group targeting Physicians is established

1986 - First Famighetti Award presented to Bank employee at Annual Meeting Huntington opens as Full Service Office

1987 - FLIC (NASDAQ(R)) begins trading in January
J. William Johnson elected Chairman of the Board

1988 - Two new Commercial Banking Offices open - Hicksville and Mineola

[PHOTO OMITTED]
1989 - Diamond Passbook introduced
First Business Development Board formed, "The goal is to market to privately owned businesses and professionals."

[PHOTOS OMITTED]
1990 - Bank becomes member of NYCE & Cirrus networks
Rockville Centre opens as Commercial Banking Office
Joseph G. Perri joins the Bank as Executive Officer, Senior Vice President

1991 - Richard Kick, Executive Officer, Vice President, is welcomed to the Bank New Hyde Park opens as Commercial Banking Office
StarEquity Program introduced

[PHOTO OMITTED]
1992 - Bank dedicates 65th year in business to Anthony D.  Famighetti and Thomas
J. Andersen, Executive Vice President, both of whom pass away
Fixed Rate Home Mortgage program rolled out

1993 - Locust Valley Branch opens, first full service office since 1977

[PHOTOS OMITTED]
1994 - PrimeLine - Home Equity Line of Credit debuts
FirstLine Automated Telephone Banking premieres

1995 - Valley Stream opens as Commercial Banking Office

1996 - The First of Long Island cable commercial airs
Great Neck opens as Commercial Banking Office
Mark D. Curtis joins as Senior Vice President, Chief Financial Officer

[PHOTO OMITTED]
1997 - The First celebrates 70 years
Marketing Construction Financing to residential builders begins
Bank's new Website, www.firstofli.com, released onto the Internet
First Annual Tree Lighting Ceremony at Old Brookville Office a big hit

1998 - Rockville Centre becomes Full Service Office
June `98 issue US Banker recognizes Bank as 3rd in Nation in terms of overall financial performance and 1st in terms of capital
Commercial Banking Offices, Hauppauge and Bohemia open

[PHOTO OMITTED]
1999 - US Banker June `99 edition ranks the Bank 2nd in Nation - up a notch from the prior year
Garden City opens as Commercial Banking Office

[PHOTOS OMITTED]
2000 - Two new Commercial Banking Offices open: New Highway and Allen Boulevard, both in Farmingdale
FirstNet PC Banking rolled out to business and personal customers
Security measures upgraded - account holder photos and scanned signatures implemented at branches
Brian J.  Keeney  joins the Bank as Senior  Vice  President  &  Executive  Trust
Officer
Huntington becomes the largest branch in terms of checking deposits

[PHOTO OMITTED]
2001 - Deer Park opens as Commercial Banking Office
FirstStatement check imaging rolled out to business and personal customers

Celebrate with us in 2002!

BOARD OF DIRECTORS
[PHOTO OMITTED]

Rear, l to r: Walter C. Teagle III, Allen E. Bushing, J. William Johnson, Howard Thomas Hogan, Jr., Paul T. Canarick, J. Douglas Maxwell, Jr. Seated, l to r:
John R. Miller III, Beverly Ann Gehlmeyer

J. William Johnson
Chairman and
Chief Executive Officer

Allen E. Busching
Principal, B&B Capital
(consulting and private investment)

Paul T. Canarick
President and Principal
Paul Todd, Inc.
(construction company)

Beverly Ann Gehlmeyer
Tax Manager and Principal
Gehlmeyer & Gehlmeyer, P.C.
(certified public accounting firm)

Howard Thomas Hogan, Jr.
Hogan & Hogan
(lawyer, private practice)

J. Douglas Maxwell, Jr.
Chairman and Chief Executive Officer
NIRx Medical Technologies LLC
(medical technology)

John R. Miller III
President and Publisher
Equal Opportunity Publications, Inc.
(publishing)

Walter C. Teagle III
Executive Vice President
Lexent Inc.
(infrastructure service provider)

"Our philosophy has remained consistent since our inception - exceptional personal service and attention to detail."

                                                        -J. William Johnson

SENIOR MANAGEMENT
[PHOTO OMITTED]

l to r: Richard Kick, Joseph G. Perri, Mark D. Curtis, J. William Johnson, Donald L. Manfredonia, Arthur J. Lupinacci, Jr., Brian J. Keeney

                      THE FIRST OF LONG ISLAND CORPORATION
                                    OFFICERS

J. William Johnson
Chairman and
Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President and
Chief Administrative Officer

Mark D. Curtis
Senior Vice President and Treasurer

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President and Secretary

Wayne B. Drake
Assistant Treasurer

                     THE FIRST NATIONAL BANK OF LONG ISLAND
                               EXECUTIVE OFFICERS

J. William Johnson
Chairman and
Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President and
Chief Administrative Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Joseph G. Perri
Executive Vice President
Senior Commercial Marketing Officer

Mark D. Curtis
Senior Vice President
Chief Financial Officer and Cashier

Brian J. Keeney
Senior Vice President
Executive Trust Officer

Richard Kick
Senior Vice President
Senior Operations and
Senior Retail Loan Officer

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

Overview

     2001 Versus 2000 Summary. The Corporation earned $3.50 per share in 2001 as compared to $3.15 in 2000, an increase of 11%. Based on 2001 net income of $10,094,000, the Corporation returned 1.52% on average total assets and 13.75% on average total equity as compared to returns of 1.55% and 13.97% in 2000. Total assets and deposits were $684,081,000 and $604,870,000, respectively, at December 31, 2001, representing increases over prior year-end balances of 9.3% and 9.9%, respectively. Despite continued purchases under the Corporation's stock repurchase program, total capital before unrealized gains on available-for-sale securities grew by $3,570,000 in 2001, or approximately 5%, and the Corporation's capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continues to be strong.

     The most important reason for the earnings increase in 2001 was growth in average checking balances. Other important factors were growth in average loan and money market type savings balances and an increase in service charge income. Average checking balances for 2001 were up approximately $15.5 million, or just over 8%, average loans outstanding were up approximately $19.5 million, or 10.5%, average money market type savings balances were up approximately $41.3 million, or almost 16%, and service charge income grew by $509,000, or approximately 17%. Also positively impacting earnings were growth in stockholders' equity and the Corporation's share repurchase program. An increase in noninterest expense partially offset the earnings growth brought about by the aforementioned items.

     When comparing year-end balances, the Bank's mortgage loan portfolio grew by almost 16% in 2001 as compared to 5.2% in 2000 and 11.5% in 1999. The 2001 growth is comprised of an increase in commercial mortgages of 6.8% and an increase in residential mortgages, including home equity loans and lines, of 25.0%. This compares to increases of 3.2% for commercial mortgages and 7.4% for residential mortgages in 2000. The increased growth rates for residential and commercial mortgage loans experienced in 2001 is believed to be partially attributable to a decrease in mortgage rates and a resulting increase in the desire of customers to refinance their existing mortgages and favorable conditions in the Long Island economy. Commercial mortgages continue to be the Bank's most important loan product.

     The Bank's portfolios of tax-exempt and mortgage securities grew during 2001, while the long-term U.S. Treasury portfolio declined. This occurred as a result of management's efforts to take advantage of the better returns afforded by municipal and mortgage securities relative to the Treasury sector. Savings and money market deposits were up 11.8% when comparing year-end 2001 to 2000 primarily because of growth in "Select Savings", nonpersonal money market, and IOLA (interest on lawyer) accounts. The Select Savings product is a statement savings account that earns a higher money market rate.

     2001 was a successful year from the standpoint of the Corporation's stock repurchase program in that the Corporation was able to repurchase almost 119,000 shares of common stock, representing approximately 4% of total shares outstanding at the beginning of the year. This compares to repurchases of approximately 84,000 and 143,000 shares in 2000 and 1999, respectively. The stock repurchase program has been used by management to enhance earnings per share and return on average stockholders' equity (ROE). The stock repurchase program is estimated to have contributed approximately 7 cents of the 35 cent increase in earnings per share for 2001.

     2000 Versus 1999 Summary. The Corporation earned $3.15 per share in 2000 as compared to $2.92 in 1999, an increase of 8%. The 1999 earnings are before a transition adjustment to the allowance for loan losses that added $.31 per share. Based on 2000 net income of $9,318,000, the Corporation returned 1.55% on average total assets and 13.97% on average total equity as compared to returns of 1.63% and 13.81% in 1999. Total assets and deposits were $625,992,000 and $550,472,000, respectively, at December 31, 2000, representing increases over prior year-end balances of 9.7% and 9.4%, respectively. Despite continued purchases under the Corporation's stock repurchase program, total capital before unrealized gains and losses on available-for-sale securities grew by $4,647,000 in 2000, or approximately 7%, and the Corporation's capital ratios continued to substantially exceed the regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continued to be strong.

     The most important factor in the increase in earnings for 2000 was an increase in checking account balances. Average checking balances for 2000 were up approximately $17.4 million, or just over 10%. As in prior years, the Bank used growth of checking balances as a key strategy in increasing earnings per share. Also important to the earnings increase was growth in money market savings type balances, the preferential tax treatment afforded certain of the Bank's subsidiaries, and the positive impact of the Corporation's share repurchase program. The earnings enhancement brought about by these items was partially offset by a decrease in net interest yield and an increase in personnel expense.

     When comparing year-end balances, the Bank's mortgage loan portfolio grew by 5.2% in 2000 as compared to 11.5% in 1999 and 8.8% in 1998. The 2000 growth was comprised of an increase in commercial mortgages of 3.2% and an increase in residential mortgages, including home equity loans and lines, of 7.4%. This compares to increases of 7.6% for commercial mortgages and 15.9% for residential mortgages in 1999. The decreased growth rate for residential mortgage loans experienced in the 2000 year is believed to be partially attributable to an increase in mortgage rates and a resulting reduction in the desire of customers to refinance their existing residential mortgages. Commercial mortgages continued to be the Bank's most important loan product.

     The Bank's portfolios of tax-exempt and mortgage securities grew during 2000 while the U.S. Treasury portfolio declined. This occurred as a result of management's efforts to take advantage of the better returns afforded by municipal and mortgage securities relative to the Treasury sector. Savings and money market deposits were up 7.9% when comparing year-end 2000 to 1999 primarily because of growth in "Select Savings". The Select Savings product is a statement savings account that earns a higher money market rate.

     2000 was a successful year from the standpoint of the Corporation's stock repurchase program in that the Corporation was able to repurchase a bit more than 84,000 shares of common stock, representing approximately 3% of total shares outstanding at the beginning of the year. This compares to repurchases of approximately 143,000 and 34,000 shares in 1999 and 1998, respectively. The stock repurchase program has been used by management to enhance earnings per share and return on average stockholders' equity (ROE). The stock repurchase program is estimated to have contributed approximately 6 cents of the 23 cent increase in earnings per share for 2000.

Net Interest Income

     Average Balance Sheet; Interest Rates and Interest Differential. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders' equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.


                                                    2001                              2000
                                    --------------------------------    --------------------------------
                                      Average                Average      Average                Average
                                      Balance     Interest     Rate       Balance      Interest    Rate
                                    -----------   --------   -------    -----------    --------  -------
                                                           (dollars in thousands)
Assets:
Federal funds sold ..............   $    82,017    $ 3,291      4.01%   $    80,387    $ 5,044      6.27%
Investment securities:
  Taxable .......................       223,538     12,643      5.66        204,272     12,725      6.23
  Nontaxable (1) ................       114,982      8,038      6.99         96,141      6,832      7.11
Loans (1) (2) ...................       205,959     16,781      8.15        186,451     16,596      8.90
                                    -----------    -------   -------    -----------    -------   -------
Total interest-earning assets (1)       626,496     40,753      6.51        567,251     41,197      7.26
                                                   -------   -------                   -------   -------
Allowance for loan losses .......        (1,941)                             (1,961)
                                    -----------                         -----------
Net interest-earning assets .....       624,555                             565,290
Cash and due from banks .........        24,472                              22,026
Premises and equipment, net .....         7,133                               6,695
Other assets ....................         5,798                               6,315
                                    -----------                         -----------
                                    $   661,958                         $   600,326
                                    ===========                         ===========

Liabilities and
  Stockholders' Equity:
Savings and money
  market deposits ...............   $   343,389      7,944      2.31    $   303,530     11,127      3.67
Time deposits ...................        39,202      1,507      3.84         41,105      1,979      4.81
                                    -----------    -------   -------    -----------    -------   -------
Total interest-bearing deposits .       382,591      9,451      2.47        344,635     13,106      3.80
                                    -----------    -------   -------    -----------    -------   -------
Checking deposits (3) ...........       201,688                             186,215
Other liabilities ...............         4,289                               2,765
                                    -----------                         -----------
                                        588,568                             533,615
Stockholders' equity ............        73,390                              66,711
                                    -----------                         -----------
                                    $   661,958                         $   600,326
                                    ===========                         ===========
Net interest income (1) .........                  $31,302                             $28,091
                                                   =======                             =======
Net interest spread (1) .........                               4.04%                               3.46%
                                                                ====                                ====
Net interest yield (1) ..........                               5.00%                               4.95%
                                                                ====                                ====

                                                   1999
                                    --------------------------------
                                      Average                Average
                                      Balance      Interest    Rate
                                    -----------    --------  -------

Assets:
Federal funds sold ..............   $    69,860    $ 3,439      4.92%
Investment securities:
  Taxable .......................       192,824     11,646      6.04
  Nontaxable (1) ................        84,040      5,705      6.79
Loans (1) (2) ...................       176,078     15,171      8.62
                                    -----------    -------   -------
Total interest-earning assets (1)       522,802     35,961      6.88
                                                   -------   -------
Allowance for loan losses .......        (2,835)
                                    -----------
Net interest-earning assets .....       519,967
Cash and due from banks .........        20,954
Premises and equipment, net .....         6,444
Other assets ....................         7,196
                                    -----------
                                    $   554,561
                                    ===========

Liabilities and
  Stockholders' Equity:
Savings and money
  market deposits ...............   $   280,124      7,984      2.85
Time deposits ...................        37,617      1,529      4.06
                                    -----------    -------   -------
Total interest-bearing deposits .       317,741      9,513      2.99
                                    -----------    -------   -------
Checking deposits (3) ...........       168,791
Other liabilities ...............         2,623
                                    -----------
                                        489,155
Stockholders' equity ............        65,406
                                    -----------
                                    $   554,561
                                    ===========
Net interest income (1) .........                  $26,448
                                                   =======
Net interest spread (1) .........                               3.89%
                                                                ====
Net interest yield (1) ..........                               5.06%
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

                                                                           Year Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                        2001 versus 2000                                2000 versus 1999
                                             Increase (decrease) due to changes in:          Increase (decrease) due to changes in:
                                           -------------------------------------------     -----------------------------------------
                                                                    Rate/        Net                               Rate/      Net
                                           Volume        Rate     Volume (2)   Change      Volume       Rate     Volume (2)  Change
                                           -------     -------     -------     -------     -------    -------     -------    -------
                                                                                 (in thousands)
Interest Income:
Federal funds sold ....................    $   102     $(1,818)    $   (37)    $(1,753)    $   518    $   944     $   143    $ 1,605
Investment securities:
  Taxable .............................      1,200      (1,172)       (110)        (82)        691        366          22      1,079
  Nontaxable (1) ......................      1,339        (111)        (22)      1,206         821        267          39      1,127
Loans (1) .............................      1,736      (1,404)       (147)        185         894        502          29      1,425
                                           -------     -------     -------     -------     -------    -------     -------    -------
Total interest income .................      4,377      (4,505)       (316)       (444)      2,924      2,079         233      5,236
                                           -------     -------     -------     -------     -------    -------     -------    -------

Interest Expense:
Savings and money
  market deposits .....................      1,461      (4,105)       (539)     (3,183)        667      2,285         191      3,143
Time deposits .........................        (92)       (399)         19        (472)        142        282          26        450
                                           -------     -------     -------     -------     -------    -------     -------    -------
Total interest expense ................      1,369      (4,504)       (520)     (3,655)        809      2,567         217      3,593
                                           -------     -------     -------     -------     -------    -------     -------    -------
Increase (decrease) in net
  interest income .....................    $ 3,008     $    (1)    $   204     $ 3,211     $ 2,115    $  (488)    $    16    $ 1,643
                                           =======     =======     =======     =======     =======    =======     =======    =======

(1)  Tax-equivalent basis.

(2) Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

Net Interest Income - 2001 Versus 2000

     Net interest income on a tax-equivalent basis increased by $3,211,000, or 11.4%, from $28,091,000 in 2000 to $31,302,000 in 2001. As can be seen from the above rate/volume analysis, the increase is primarily comprised of a positive volume variance of $3,008,000 and a positive rate/volume variance of $204,000.

     The positive volume variance was largely caused by: (1) growth in average checking deposits and the use of such funds to purchase investment securities and originate loans; and (2) growth in money market type deposits and the use of such funds to increase the Bank's overnight position in federal funds sold and to purchase securities and originate loans. When comparing 2001 to 2000, average checking deposits increased by $15,473,000, or 8.3%, average savings and money market deposits increased by $39,859,000, or 13.1%, average loans increased by $19,508,000, or 10.5%, and average investment securities increased by $38,107,000, or 12.7%. The growth in loans was largely comprised of increases in residential mortgages, including home equity loans, and commercial loans, with the commercial loan growth having the largest positive impact on net interest income.

     Funding interest-earning asset growth with growth in checking deposits has a greater impact on net interest income than funding such growth with interest-bearing deposits because checking deposits, unlike interest-bearing deposits, have no associated interest cost. This is the primary reason that the growth of checking balances has historically been one of the Corporation's key strategies for increasing earnings per share.

     The Bank's new business program is a significant factor that favorably impacted the growth in average checking balances noted when comparing 2001 to 2000, and competitive pricing and customer demographics are believed to be important factors with respect to the growth in average interest-bearing deposits noted during the same period. In addition, the growth in both checking and interest-bearing deposits is also believed to be attributable to the Bank's attention to customer service and local economic conditions.

     The Bank's net interest spread and yield increased from 3.46% and 4.95%, respectively, in 2000 to 4.04% and 5.00%, respectively, in 2001. It would appear that the principal cause of the increase in net interest spread was the significant decline in short-term interest rates experienced during 2001, and the principal cause of the increase in net interest margin was a change in the mix of investments. Federal funds sold, which is the Bank's lowest yielding investment, became a smaller percentage of total interest-earning assets and nontaxable securities, a higher yielding investment, became a larger percentage.

     During 2001, both the federal funds target rate and the Bank's prime lending rate decreased by 475 basis points. As more fully discussed in the Market Risk section of this discussion and analysis of financial condition and results of operations, a decline in interest rates should initially have a positive impact on net interest income. However, net interest income in 2001 was not positively impacted by declining interest rates because the Bank did not decrease the rates paid on its money market type deposit accounts as quickly or in the same amount as market decreases in the overnight federal funds rate or the prime lending rate.

Net Interest Income - 2000 Versus 1999

     Net interest income on a tax-equivalent basis increased by $1,643,000, or 6.2%, from $26,448,000 in 1999 to $28,091,000 in 2000. As can be seen from the above rate/volume analysis, the increase is primarily comprised of a positive volume variance of $2,115,000 and a negative rate variance of $488,000.

     The positive volume variance was largely caused by growth in average checking deposits and the use of such funds to purchase investment securities and originate loans. When comparing 2000 to 1999, average checking deposits increased by $17,424,000, or 10.3%. Also making a significant contribution to the positive volume variance was growth in the overall balance of money market type products and the use of such funds to purchase investment securities, originate loans, and increase the Bank's overnight position in federal funds sold. When comparing 2000 to 1999, the average balance for money market type products increased by $25,340,000, or 10.7%.

     The Bank's new business program is a significant factor that favorably impacted the growth in average checking balances noted when comparing 2000 to 1999, and competitive pricing and customer demographics are believed to be important factors with respect to the growth in average interest-bearing deposits noted during the same period. In addition, the growth in both checking and interest-bearing deposits is also believed to be attributable to the Bank's attention to customer service and local economic conditions.

     During the latter half of 1999 and the first half of 2000, there was an escalation in short-term interest rates as evidenced by a 175 basis point increase in the federal funds target rate. In addition, despite rising interest rates, the yield on the Bank's mortgage loan portfolio was substantially unchanged. This occurred because the origination and repricing of mortgage loans during the period at current rates did not favorably impact the overall yield on the portfolio. These factors contributed to the reduction in the Bank's net interest spread and yield from 3.89% and 5.06%, respectively, in 1999 to 3.46% and 4.95%, respectively, in 2000.

     As more fully discussed in the Market Risk section of this discussion and analysis of financial condition and results of operations, an increase in interest rates should initially have a negative impact on net interest income. However, over the longer term, the impact should be positive.

Noninterest Income, Noninterest Expense, and Income Taxes

     Noninterest income includes service charges on deposit accounts, Trust Department income, gains or losses on sales of available-for-sale securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Noninterest income was $4,949,000, $4,525,000, and $4,966,000 in 2001, 2000, and 1999, respectively. The 9.4% increase in noninterest income in 2001 is primarily attributable to revisions made to the Bank's service charge schedule in the third quarter of 2000 and the resulting impact on overdraft check charges and maintenance/activity charges. The 8.9% decrease in noninterest income in 2000 is primarily attributable to $229,000 in losses realized on sales of available-for-sale securities and the loss of several accounts that incurred large maintenance/activity and overdraft check charges. The securities losses in 2001 and 2000 resulted from the execution of loss programs in which the Bank sold municipal securities with an amortized cost of approximately $5.5 million and $7.7 million, respectively, and then purchased higher-yielding replacement securities of the same type and slightly longer duration. The after-tax losses realized in 2001 and 2000 will be more than offset by the impact of higher future yields.

     Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was
$19,767,000 and $17,567,000 in 2001 and 2000, respectively, representing increases over prior year amounts of $2,200,000, or 12.5%, and $1,246,000, or 7.6%. The increase for 2001 is comprised of an increase in salaries of $822,000, or 10.1%, an increase in employee benefits expense of $413,000, or 12.8%, an increase in occupancy and equipment expense of $409,000, or 17%, and an increase in other operating expenses of $556,000, or 14.6%. The increase in salaries is attributable to normal annual salary adjustments, filling of staff vacancies, and additions to staff resulting from, among other things, the opening of three new branch offices in the latter part of 2000 and one new branch office in the early part of 2001. The increase in employee benefits expense is largely attributable to the increased number of employees, an increase in retirement plan expense resulting from decreased interest rates and lower returns on retirement plan assets, revisions made to the Bank's incentive compensation program, and an increase in medical insurance premiums. The increase in occupancy and equipment expense is primarily attributable to increases in depreciation and rental expense resulting from recent improvements in technology and new branch openings, respectively. A substantial portion of the increase in other operating expenses resulted from increases in mortgage recording tax, appraisal fees, stationery and supplies expense, marketing expense, and charges associated with the January 2002 closing of the Bank's Cross Island Plaza branch. The increases in mortgage recording tax and appraisal fees resulted from increased mortgage origination activity and the increase in stationery and supplies expense is partially attributable to the new branch openings and form changes necessitated by the implementation of imaging technology.

       The increase in noninterest expense for 2000 is primarily comprised of an increase in salaries of $450,000, or 5.9%, an increase in employee benefits expense of $533,000, or almost 20%, and an increase in occupancy and equipment expense of $222,000, or approximately 10%. The increase in salaries is largely attributable to normal annual salary increases and new branch openings. The increase in employee benefits expense is primarily attributable to higher retirement plan expense caused by, among other things, growth in salaries of retirement plan participants, the negative impact of changing interest rates on required employer contributions, and an accrual for directors' retirement benefits. The increase in occupancy and equipment expense in 2000 is largely attributable to an increase in depreciation expense resulting from significant capital expenditures made in 1999 and 2000 and the new branch openings.

     Income tax expense as a percentage of book income was 25.9%, 26.9%, and 31.0% in 2001, 2000, and 1999, respectively. The decrease in the percentage for 2001 is primarily attributable to an increase in the amount of tax-exempt income on municipal securities and increased funding by the Bank of its REIT (real estate investment trust) and investment subsidiaries. The decrease in the percentage for 2000 is primarily attributable to an increase in the amount of tax-exempt income on municipal securities, the establishment and funding by the Bank of its REIT subsidiary, and the funding by the Bank of its investment subsidiary.

Allowance and Provision For Loan Losses

     The allowance for loan losses was $2,020,000, or .9% of total loans, at December 31, 2001 as compared to $1,943,000, or 1% of total loans, at December 31, 2000. The change in the allowance during 2001 is due to a $100,000 provision for loan losses, chargeoffs of $52,000, and recoveries of $29,000.

     The allowance for loan losses is an amount that management currently believes will be adequate to absorb estimated inherent losses in the Bank's loan portfolio. Because the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates, there is not an exact amount but rather a range for what constitutes an appropriate allowance. In estimating a range, the Bank selectively reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. Losses for loans that are not specifically reviewed are determined on a pooled basis taking into account a variety of factors including historical losses; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. Management also considers relevant loan loss statistics for the Bank's peer group.

     The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions affect the financial strength of the Bank's borrowers and the value of real estate collateral securing the Bank's mortgage loans. In addition, future provisions and chargeoffs could be affected by environmental impairment of properties securing the Bank's mortgage loans. Loans secured by real estate represent approximately 79% of total loans outstanding at December 31, 2001. Environmental audits for commercial mortgages were instituted by the Bank in 1987. Under the Bank's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

Asset Quality

     The Corporation has identified certain assets as risk elements. These assets present more than the normal risk that the Bank will be unable to eventually collect or realize their full carrying value. The Corporation's risk elements at December 31, 2001 and 2000 are as follows:

                                                                      2001             2000
                                                                   ----------       ----------
                                                                      (dollars in thousands)
Nonaccruing loans ............................................     $      105       $       --
Foreclosed real estate .......................................             --               --
                                                                   ----------       ----------
  Total nonperforming assets .................................            105               --
Troubled debt restructurings .................................             10               --
Loans past due 90 days or more as to
  principal or interest payments and still accruing ..........            236              173
                                                                   ----------       ----------
  Total risk elements ........................................     $      351       $      173
                                                                   ==========       ==========

Nonaccruing loans as a percentage of total loans .............            .05%             .00%
                                                                   ==========       ==========
Nonperforming assets as a percentage of total loans
  and foreclosed real estate .................................            .05%             .00%
                                                                   ==========       ==========
Risk elements as a percentage of total loans and
  foreclosed real estate .....................................            .15%             .09%
                                                                   ==========       ==========

Capital

     The Corporation's capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 29.22%, 28.44% and 10.63%, respectively, at December 31, 2001 substantially exceed the requirements for a well-capitalized bank.

     During the 2001 year, total stockholders' equity increased by $3,880,000 from $70,866,000 at December 31, 2000 to $74,746,000 at December 31, 2001. The
increase in stockholders' equity is primarily attributable to net income of $10,094,000 less repurchases of common stock amounting to $4,698,000 and less cash dividends declared of $2,281,000.

     Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it can purchase, from time to time, shares of its own common stock in market or private transactions. The Board of Directors approved two stock repurchase plans in 2001, each for 50,000 shares. Total shares purchased in 2001 were 118,951, of which 64,308 were purchased under plans approved in 2000. As of December 31, 2001, there were 52,210 shares that could be purchased under the plans approved in 2001.

Cash Flows and Liquidity

     Cash Flows. As shown in the consolidated statement of cash flows, cash and cash equivalents declined by $56,463,000 during 2001 primarily because the cash provided by deposit growth and operations was less than the cash used to make loans, purchase securities, pay dividends, and repurchase common stock. During 2001, loan and securities portfolio growth required cash of $33,802,000 and $80,349,000, respectively. Securities portfolio growth was significantly impacted by the purchase of "Short-Term" (maturities within two years) U.S. Treasury securities as an alternative to the overnight sale of federal funds. The Bank had $96,132,000 in Short-Term U.S. Treasury securities and $27,000,000 in overnight funds sales at December 31, 2001 as compared to $7,495,000 and $87,800,000, respectively, at December 31, 2000. Purchases and maturities of short-term commercial paper account for a significant portion of the cash used to purchase held-to-maturity securities and cash proceeds from the maturity of held-to-maturity securities as shown in the consolidated statement of cash flows.

     As reflected in the accompanying consolidated balance sheet, the $54,398,000 growth in deposits from year-end 2000 to year-end 2001 is comprised of an increase in checking deposits of $27,205,000, or 13.9%, and an increase in total interest-bearing deposits of $27,193,000, or 7.7%. The increase in interest-bearing deposits is primarily attributable to growth in money market type savings balances.

      Liquidity. The Corporation's primary sources of liquidity are its overnight position in federal funds sold; its short-term investment securities portfolio which generally consists of securities purchased to mature within two years and securities with average lives of two years or less; maturities and monthly payments on the balance of the investment securities portfolio and loan portfolio; and longer-term investment securities designated as available-for-sale. At December 31, 2001, the Corporation had $27,000,000 in federal funds sales, short-term securities not subject to pledge agreements of $99,096,000, and longer-term available-for-sale securities not subject to pledge agreements of $71,564,000. The Corporation's liquidity is enhanced by its stable deposit base which primarily consists of checking, savings and money market accounts. Such accounts comprised 94.3% of total deposits at December 31, 2001, while time deposits of $100,000 and over and other time deposits comprised only 2.2% and 3.5%, respectively.

     The Bank attracts all of its deposits through its banking offices primarily from the communities in which those banking offices are located and does not rely on brokered deposits as a funding source. In addition, the Bank has not historically relied on purchased or borrowed funds as sources of liquidity.

Market Risk

     The Bank invests in interest-earning assets which are funded by interest-bearing deposits, noninterest-bearing deposits, and capital. The Bank's results of operations are subject to risk resulting from interest rate fluctuations generally and having assets and liabilities that have different maturity, repricing, and prepayment/withdrawal characteristics. The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (defined below) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to maximize net interest income while at the same time maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

     During 2001, there was a significant decrease in short-term interest rates as evidenced by a 475 basis point reduction in both the federal funds target rate and the Bank's prime lending rate. In addition, rates on intermediate term securities and loans also decreased but by much lesser amounts. Because the Bank's loans and investment securities generally reprice slower than its interest-bearing deposit accounts, a decrease in interest rates should initially have a positive impact on the Bank's net interest income. However, if the Bank does not decrease the rates paid on its money market type deposit accounts as quickly or in the same amount as market decreases in the overnight federal funds rate or the prime lending rate, the magnitude of the positive impact will decline and the positive impact may even be eliminated. In addition, rates may decrease to the point that the Bank can not reduce its money market rates any further.

     If interest rates decline and are sustained at the lower levels and, as a result, the Bank purchases securities and originates loans at yields lower than those maturing, the impact on net interest income should eventually be negative because 39% of the Bank's average interest-earning assets are funded by noninterest-bearing checking deposits and capital.

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

     Gap analysis requires estimates as to when individual categories of interest-sensitive assets and liabilities will reprice and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Like sensitivity modeling, gap analysis does not fully take into account the fact that the repricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the actual impact of general interest rate movements on the Bank's net interest income or net portfolio value.

     The following table is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation's NPV at December 31, 2001 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income for 2002 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. The rate change information in the table shows estimates of NPV at December 31, 2001 and net interest income for 2002 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. Rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

     Based on the foregoing assumptions and as depicted in the table below, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank's interest-bearing deposit accounts reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its money market type deposit accounts as quickly or in the same amount as market increases in the overnight federal funds rate or the prime lending rate, the magnitude of the negative impact will decline and the negative impact may even be eliminated. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.

                                                      Net Portfolio Value (NPV)             Net Interest Income
                                                        at December 31, 2001                      for 2002
                                                     --------------------------          -------------------------
                                                                       Percent                            Percent
                                                                       Change                             Change
                                                                        From                               From
Rate Change Scenario                                   Amount         Base Case           Amount         Base Case
---------------------------------------------         -------         ---------          -------         ---------
                                                                        (dollars in thousands)
+ 200 basis point rate shock ................         $55,393           (32.6)%          $26,233          (12.3)%
+ 100 basis point rate shock ................          68,454           (16.7)            28,074           (6.2)
   Base case (no rate change)................          82,181              --             29,916             --
- 100 basis point rate shock ................          96,666            17.6             31,250            4.5
- 200 basis point rate shock ................         111,954            36.2             30,387            1.6

     The following table summarizes the Corporation's cumulative interest rate sensitivity gap at December 31, 2001 based upon significant estimates and assumptions that the Corporation believes to be reasonable.

                                                                               Repricing Date
                                        --------------------------------------------------------------------------------------------
                                                      Over        Over                     Over
                                                     Three        Six                    One Year
                                          Three      Months      Months       Total       Through     Over       Non-
                                          Months     Through     Through      Within       Five       Five     interest-
                                         or Less    Six Months   One Year    One Year      Years      Years    Sensitive     Total
                                        ---------   ---------   ---------   ---------    ---------  ---------  ---------   ---------
                                                                               (in thousands)
Assets:
   Federal funds sold ...............   $  27,000   $      --   $      --   $  27,000    $      --  $      --  $      --   $  27,000
   Investment securities ............      43,522      16,782      36,528      96,832      186,999    105,038      1,621     390,490
   Loans ............................      84,220      15,348      30,694     130,262       71,374     24,459     (1,427)    224,668
   Other assets .....................          --          --          --          --           --         --     41,923      41,923
                                        ---------   ---------   ---------   ---------    ---------  ---------  ---------   ---------
                                          154,742      32,130      67,222     254,094      258,373    129,497     42,117     684,081
                                        ---------   ---------   ---------   ---------    ---------  ---------  ---------   ---------
Liabilities and Stockholders' Equity:
   Checking deposits ................          --          --          --          --           --         --    222,822     222,822
   Savings and money market deposits      257,562       7,294      10,632     275,488       29,833     42,109         --     347,430
   Time deposits ....................      22,612       5,971       4,469      33,052        1,534         32         --      34,618
   Other liabilities ................          --          --          --          --           --         --      4,465       4,465
   Stockholders' equity .............          --          --          --          --           --         --     74,746      74,746
                                        ---------   ---------   ---------   ---------    ---------  ---------  ---------   ---------
                                          280,174      13,265      15,101     308,540       31,367     42,141    302,033     684,081
                                        ---------   ---------   ---------   ---------    ---------  ---------  ---------   ---------
Interest-rate sensitivity gap .......   $(125,432)  $  18,865   $  52,121   $ (54,446)   $ 227,006  $  87,356  $(259,916)  $      --
                                        =========   =========   =========   =========    =========  =========  =========   =========
Cumulative interest-rate
 sensitivity gap ....................   $(125,432)  $(106,567)  $ (54,446)  $ (54,446)   $ 172,560  $ 259,916  $      --   $      --
                                        =========   =========   =========   =========    =========  =========  =========   =========

Regulatory Matters

     Pending Legislation. Commercial checking deposits currently account for approximately 27% of the Bank's total deposits. Congress is currently considering legislation that would allow customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits in the future. Although management currently believes that the Bank's earnings could be more severely impacted by permitting the payment of interest on corporate checking deposits than the daily sweeping of funds from interest-bearing accounts to cover checks, either could have a material adverse impact on the Bank's future results of operations.

     Examinations. The subsidiary Bank was examined by the Office of the Comptroller of the Currency in the first quarter of 2001. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation's liquidity, capital resources, or operations.

New Accounting Pronouncements

     A discussion of new accounting pronouncements is included in Note A to the Corporation's consolidated financial statements.

Forward Looking Statements

     With respect to financial performance and business matters, Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words "may" or "expect" or "could" or "should" or "would". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of The First of Long Island Corporation is responsible for the preparation of the consolidated financial statements, related financial data and other information in this annual report. The consolidated financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the consolidated financial statements.

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

     The consolidated financial statements for each of the three years in the period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on management's consolidated financial statements. Their appointment was approved by the Board of Directors. The examinations provide an objective assessment of the degree to which the Corporation's management meets its responsibility for financial reporting. Their opinion on the consolidated financial statements is based on auditing procedures which include reviewing internal control structures and performing selected tests of transactions and records as deemed appropriate. These auditing procedures are designed to provide a reasonable level of assurance that the consolidated financial statements are fairly presented in all material respects.

CONSOLIDATED BALANCE SHEETS

                                                                                              December 31,
                                                                                    ---------------------------------
                                                                                         2001                2000
                                                                                    -------------       -------------
Assets:
   Cash and due from banks .................................................        $  28,209,000       $  23,872,000
   Federal funds sold ......................................................           27,000,000          87,800,000
                                                                                    -------------       -------------
     Cash and cash equivalents .............................................           55,209,000         111,672,000
                                                                                    -------------       -------------

   Investment securities:
       Held-to-maturity, at amortized cost (fair
          value of $257,670,000 and $229,045,000) ..........................          252,215,000         226,361,000
       Available-for-sale, at fair value (amortized cost
          of $136,654,000 and $82,582,000) .................................          138,275,000          83,680,000
                                                                                    -------------       -------------
                                                                                      390,490,000         310,041,000
                                                                                    -------------       -------------
   Loans:
       Commercial and industrial ...........................................           40,993,000          30,514,000
       Secured by real estate ..............................................          179,905,000         155,283,000
       Consumer ............................................................            6,198,000           7,504,000
       Other ...............................................................              593,000             560,000
                                                                                    -------------       -------------
                                                                                      227,689,000         193,861,000
       Unearned income .....................................................           (1,001,000)           (952,000)
                                                                                    -------------       -------------
                                                                                      226,688,000         192,909,000
       Allowance for loan losses ...........................................           (2,020,000)         (1,943,000)
                                                                                    -------------       -------------
                                                                                      224,668,000         190,966,000
                                                                                    -------------       -------------

   Bank premises and equipment, net ........................................            7,156,000           7,021,000
   Prepaid income taxes ....................................................                1,000                  --
   Other assets ............................................................            6,557,000           6,292,000
                                                                                    -------------       -------------
                                                                                    $ 684,081,000       $ 625,992,000
                                                                                    =============       =============
Liabilities:
   Deposits:
       Checking ............................................................        $ 222,822,000       $ 195,617,000
       Savings and money market ............................................          347,430,000         310,681,000
       Time, other .........................................................           21,022,000          24,255,000
       Time, $100,000 and over .............................................           13,596,000          19,919,000
                                                                                    -------------       -------------
                                                                                      604,870,000         550,472,000
   Accrued expenses and other liabilities ..................................            3,968,000           4,137,000
   Current income taxes payable ............................................                   --              91,000
   Deferred income taxes payable ...........................................              497,000             426,000
                                                                                    -------------       -------------
                                                                                      609,335,000         555,126,000
                                                                                    -------------       -------------
Commitments and Contingent Liabilities (Note G)

Stockholders' Equity:
   Common stock, par value $.10 per share:
     Authorized, 20,000,000 shares;
       Issued and outstanding, 2,792,902 and 2,892,549 shares ..............              279,000             289,000
   Surplus .................................................................              955,000           1,188,000
   Retained earnings .......................................................           72,550,000          68,737,000
                                                                                    -------------       -------------
                                                                                       73,784,000          70,214,000
   Accumulated other comprehensive income net of tax .......................              962,000             652,000
                                                                                    -------------       -------------
                                                                                       74,746,000          70,866,000
                                                                                    -------------       -------------
                                                                                    $ 684,081,000       $ 625,992,000
                                                                                    =============       =============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Year Ended December 31,
                                                                                  --------------------------------------------------
                                                                                      2001               2000               1999
                                                                                  ------------       ------------       ------------
Interest income:
    Loans ..................................................................      $ 16,750,000       $ 16,544,000       $ 15,113,000
    Investment securities:
        Taxable ............................................................        12,643,000         12,725,000         11,646,000
        Nontaxable .........................................................         5,305,000          4,509,000          3,765,000
    Federal funds sold .....................................................         3,291,000          5,044,000          3,439,000
                                                                                  ------------       ------------       ------------
                                                                                    37,989,000         38,822,000         33,963,000
                                                                                  ------------       ------------       ------------
Interest expense:
    Savings and money market deposits ......................................         7,944,000         11,127,000          7,984,000
    Time deposits ..........................................................         1,507,000          1,979,000          1,529,000
                                                                                  ------------       ------------       ------------
                                                                                     9,451,000         13,106,000          9,513,000
                                                                                  ------------       ------------       ------------
        Net interest income ................................................        28,538,000         25,716,000         24,450,000
Provision for loan losses (credit) .........................................           100,000            (75,000)                --
                                                                                  ------------       ------------       ------------
Net interest income after provision for loan losses (credit) ...............        28,438,000         25,791,000         24,450,000
                                                                                  ------------       ------------       ------------

Noninterest income:
    Trust Department income ................................................         1,081,000          1,131,000          1,153,000
    Service charges on deposit accounts ....................................         3,481,000          2,972,000          3,258,000
    Net losses on sales of available-for-sale securities ...................          (249,000)          (229,000)                --
    Other ..................................................................           636,000            651,000            555,000
                                                                                  ------------       ------------       ------------
                                                                                     4,949,000          4,525,000          4,966,000
                                                                                  ------------       ------------       ------------
Noninterest expense:
    Salaries ...............................................................         8,958,000          8,136,000          7,686,000
    Employee benefits ......................................................         3,628,000          3,215,000          2,682,000
    Occupancy and equipment expense ........................................         2,819,000          2,410,000          2,188,000
    Other operating expenses ...............................................         4,362,000          3,806,000          3,765,000
                                                                                  ------------       ------------       ------------
                                                                                    19,767,000         17,567,000         16,321,000
                                                                                  ------------       ------------       ------------
        Income before income taxes and transition
          adjustment to allowance for loan losses ..........................        13,620,000         12,749,000         13,095,000
Income tax expense .........................................................         3,526,000          3,431,000          4,061,000
                                                                                  ------------       ------------       ------------
        Net income before transition adjustment to
             allowance for loan losses .....................................        10,094,000          9,318,000          9,034,000
Transition adjustment to allowance for loan
  losses, net of income taxes of $655,000 ..................................                --                 --            945,000
                                                                                  ------------       ------------       ------------
        Net Income .........................................................      $ 10,094,000       $  9,318,000       $  9,979,000
                                                                                  ============       ============       ============

Weighted average:
    Common shares ..........................................................         2,844,076          2,922,345          3,041,536
    Dilutive stock options .................................................            39,525             39,402             50,137
                                                                                  ------------       ------------       ------------
                                                                                     2,883,601          2,961,747          3,091,673
                                                                                  ============       ============       ============
Earnings per share before transition
    adjustment to allowance for loan losses:
    Basic ..................................................................             $3.55              $3.19              $2.97
                                                                                  ============       ============       ============
    Diluted ................................................................             $3.50              $3.15              $2.92
                                                                                  ============       ============       ============

Earnings per share:
    Basic ..................................................................             $3.55              $3.19              $3.28
                                                                                  ============       ============       ============
    Diluted ................................................................             $3.50              $3.15              $3.23
                                                                                  ============       ============       ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

                                                                                                         Accumulated
                                                                                                            Other
                                         Common Stock                         Compre-                      Compre-
                                   ------------------------                   hensive       Retained       hensive
                                     Shares       Amount        Surplus       Income        Earnings     Income (Loss)    Total
                                   ---------   ------------   -----------   -----------   ------------   ------------  ------------
Balance, January 1, 1999 .......   3,095,971   $    310,000   $ 4,219,000                 $ 57,949,000   $  1,266,000  $ 63,744,000
 Net Income ....................                                            $  9,979,000     9,979,000                    9,979,000
 Repurchase and retirement
  of common stock ..............    (142,797)       (15,000)   (5,101,000)                                               (5,116,000)
 Exercise of stock options .....       9,629          1,000       136,000                                                   137,000
 Unrealized losses on available-
  for-sale-securities, net of
   tax of $1,803,000 ...........                                              (2,600,000)                  (2,600,000)   (2,600,000)
                                                                            ------------
 Comprehensive income ..........                                            $  7,379,000
                                                                            ============
 Cash dividends declared -
  $.64 per share ...............                                                            (1,915,000)                  (1,915,000)
 Tax benefit of stock options ..                                    4,000                                                     4,000
 Transfer from retained
  earnings to surplus ..........                                3,000,000                   (3,000,000)
                                   ---------   ------------   -----------                 ------------   ------------  ------------
Balance, December 31, 1999 .....   2,962,803        296,000     2,258,000                   63,013,000     (1,334,000)   64,233,000
 Net Income ....................                                            $  9,318,000     9,318,000                    9,318,000
 Repurchase and retirement
  of common stock ..............     (84,435)        (8,000)   (2,811,000)                                               (2,819,000)
 Exercise of stock options .....      14,181          1,000       222,000                                                   223,000
 Unrealized gains on available-
  for-sale-securities, net of
   tax of $1,372,000 ...........                                               1,986,000                    1,986,000     1,986,000
                                                                            ------------
 Comprehensive income ..........                                            $ 11,304,000
                                                                            ============
 Cash dividends declared -
  $.72 per share ...............                                                            (2,094,000)                  (2,094,000)
 Tax benefit of stock options ..                                   19,000                                                    19,000
 Transfer from retained
  earnings to surplus ..........                                1,500,000                   (1,500,000)
                                   ---------   ------------   -----------                 ------------   ------------  ------------
Balance, December 31, 2000 .....   2,892,549        289,000     1,188,000                   68,737,000        652,000    70,866,000
 Net Income ....................                                            $ 10,094,000    10,094,000                   10,094,000
 Repurchase and retirement
  of common stock ..............    (118,951)       (12,000)   (4,686,000)                                               (4,698,000)
 Exercise of stock options .....      19,304          2,000       418,000                                                   420,000
 Unrealized gains on available-
  for-sale-securities, net of
   tax of $213,000 .............                                                 310,000                      310,000       310,000
                                                                            ------------
 Comprehensive income ..........                                            $ 10,404,000
                                                                            ============
 Cash dividends declared -
  $.81 per share ...............                                                            (2,281,000)                  (2,281,000)
 Tax benefit of stock options ..                                   35,000                                                    35,000
 Transfer from retained
  earnings to surplus ..........                                4,000,000                   (4,000,000)
                                   ---------   ------------   -----------                 ------------   ------------  ------------
Balance, December 31, 2001 .....   2,792,902   $    279,000   $   955,000                 $ 72,550,000   $    962,000  $ 74,746,000
                                   =========   ============   ===========                 ============   ============  ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                       2001              2000              1999
                                                                                  -------------     -------------     -------------
Increase (Decrease) in Cash and Cash Equivalents
Cash Flows From Operating Activities:
  Net income .................................................................    $  10,094,000     $   9,318,000     $   9,979,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses (credit) .....................................          100,000           (75,000)               --
      Transition adjustment to allowance for loan losses, net of
       income taxes ..........................................................               --                --          (945,000)
      Deferred income tax provision (credit) .................................         (142,000)          252,000            67,000
      Depreciation and amortization ..........................................        1,166,000           918,000           801,000
      Premium amortization (discount accretion) on investment securities,
       net ...................................................................          174,000          (243,000)          868,000
      Net losses on sales of available-for-sale securities ...................          249,000           229,000                --
      Decrease (increase) in prepaid income taxes ............................           34,000           194,000           (37,000)
      Increase in other assets ...............................................         (265,000)         (656,000)         (147,000)
      Increase (decrease) in accrued expenses and other liabilities ..........         (270,000)          915,000          (101,000)
      Increase (decrease) in income taxes payable ............................          (91,000)          110,000                --
                                                                                  -------------     -------------     -------------
        Net cash provided by operating activities ............................       11,049,000        10,962,000        10,485,000
                                                                                  -------------     -------------     -------------

Cash Flows From Investing Activities:
  Proceeds from sales of available-for-sale securities .......................        5,270,000         7,423,000                --
  Proceeds from maturities and redemptions of investment securities:
  Held-to-maturity ...........................................................      391,181,000       229,246,000        67,042,000
  Available-for-sale .........................................................       15,003,000        13,765,000         9,718,000
  Purchase of investment securities:
  Held-to-maturity ...........................................................     (416,922,000)     (250,235,000)      (69,999,000)
  Available-for-sale .........................................................      (74,881,000)      (16,005,000)      (28,241,000)
  Net increase in loans to customers .........................................      (33,802,000)      (10,150,000)      (12,074,000)
  Purchases of bank premises and equipment ...................................       (1,301,000)       (1,193,000)       (1,235,000)
                                                                                  -------------     -------------     -------------
    Net cash used in investing activities ....................................     (115,452,000)      (27,149,000)      (34,789,000)
                                                                                  -------------     -------------     -------------

Cash Flows From Financing Activities:
  Net increase in total deposits .............................................       54,398,000        47,283,000        23,958,000
  Proceeds from exercise of stock options ....................................          420,000           223,000           137,000
  Repurchase and retirement of common stock ..................................       (4,698,000)       (2,819,000)       (5,116,000)
  Cash dividends paid ........................................................       (2,180,000)       (2,002,000)       (1,837,000)
                                                                                  -------------     -------------     -------------
        Net cash provided by financing activities ............................       47,940,000        42,685,000        17,142,000
                                                                                  -------------     -------------     -------------
Net increase (decrease) in cash and cash equivalents .........................      (56,463,000)       26,498,000        (7,162,000)
Cash and cash equivalents, beginning of year .................................      111,672,000        85,174,000        92,336,000
                                                                                  -------------     -------------     -------------
Cash and cash equivalents, end of year ......................................     $  55,209,000     $ 111,672,000     $  85,174,000
                                                                                  =============     =============     =============

Supplemental Schedule of Noncash:
  Investing Activities
    Unrealized gains (losses) on available-for-sale securities ...............    $     523,000     $   3,358,000     $  (4,403,000)
    Transfer of available-for-sale securities to held-to-maturity category ...               --        14,836,000                --
  Financing Activities
    Tax benefit from exercise of employee stock options ......................           35,000            19,000             4,000
    Cash dividends payable ...................................................        1,200,000         1,099,000         1,007,000

The  Corporation  made  interest  payments  of  $9,632,000,   $13,016,000,   and
$9,523,000 and income tax payments of $3,726,000,  $2,875,000, and $4,031,000 in
2001, 2000 and 1999, respectively.

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

Investment Securities

     Current accounting standards require that investment securities be classified as held-to-maturity, trading, or available-for-sale. The trading category is not applicable to any securities in the Bank's portfolio because the Bank does not buy or hold debt or equity securities principally for the purpose of selling in the near term. Held-to-maturity securities are those debt securities which the Bank has the intent and expected ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those debt and equity securities which are neither held-to-maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, included in accumulated other comprehensive income. Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

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

     The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest payments. In addition, any accrued but unpaid interest is reversed against current period income. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses.

     The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is an amount that management currently believes will be adequate to absorb estimated inherent losses in the Bank's loan portfolio. Because the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates, there is not an exact amount but rather a range for what constitutes an appropriate allowance. In estimating a range, the Bank selectively reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. Losses for loans that are not specifically reviewed are determined on a pooled basis taking into account a variety of factors including historical losses; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. Management also considers relevant loan loss statistics for the Bank's peer group.

Bank Premises and Equipment

     Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between seven and ten years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives which range between three and seven years. The straight-line method of depreciation is used for furniture, fixtures, and equipment acquired after 1997 and the 150% declining balance method is used for all other assets.

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

     Cash and cash equivalents. The recorded book value of cash and cash equivalents is their fair value.

     Investment securities. For investment securities other than commercial paper, fair values are based on quoted market prices. All of the commercial paper in the Bank's investment portfolio as of December 31, 2001 and 2000 had a remaining maturity of less than thirty days. For these short-term instruments, the recorded book value is deemed to be a reasonable estimate of fair value.

     Loans. Fair values are estimated for portfolios of loans with similar financial characteristics. The total loan portfolio is first divided into adjustable and fixed rate interest terms. For adjustable rate loans that are subject to immediate repricing, the recorded book value less the related allowance for loan losses is a reasonable estimate of fair value. For adjustable rate loans that are subject to repricing over time and fixed rate loans, fair value is calculated by discounting anticipated future repricing amounts or cash flows using discount rates equivalent to the rates at which the Bank would currently make loans which are similar with regard to collateral, maturity, and the type of borrower. The discounted value of the repricing amounts and cash flows is reduced by the related allowance for loan losses to arrive at an estimate of fair value.

     Deposit liabilities. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market accounts, and savings accounts, is equal to their recorded book value at December 31 of each year. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type and maturity.

     Accrued interest receivable and payable. For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

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

     Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it can purchase shares of its own common stock in market or private transactions. As of December 31, 2001, and in accordance with prior approval by its Board of Directors, the Corporation could purchase 52,210 shares of stock under the latest stock repurchase plans.

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

Stock-Based Compensation

     The Corporation accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25
"Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for stock appreciation rights, if any, are recorded annually based on the quoted market price of the Corporation's stock at the end of the period.

Trust and Investment Services Division

     Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying financial statements. Trust fees are recorded on the accrual basis.

Report of Independent Public Accountants

     The notes to consolidated financial statements include selected information as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1998 and 1997 that is not covered by the Report of Independent Public Accountants. This information has been presented in order to comply with the Form 10-K reporting requirements.

New Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 and its application to amounts currently included in the Corporation's balance sheet will not have a material impact on the Corporation's accounting and disclosures.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 "Accounting For Asset Retirement Obligations" ("SFAS No. 143") and in August 2001 issued Statement of Financial Accounting Standards No. 144 "Accounting For The Impairment and Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144, which supersedes and amends certain existing accounting and reporting pronouncements, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 and SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Neither of these pronouncements is currently applicable to the Corporation.

NOTE B - INVESTMENT SECURITIES

     The following table sets forth the amortized cost and estimated fair values of the Bank's investment securities at December 31, 2001, 2000 and 1999.

                                                                                                2001
                                                                --------------------------------------------------------------------
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                   Cost              Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ......................................          $  84,579          $   1,526           $      --           $  86,105
  U.S. government agencies ...........................             30,430                586                (125)             30,891
  Commercial paper ...................................              7,994                 --                  --               7,994
  Corporates .........................................              2,970                194                  --               3,164
  State and municipals ...............................             55,511              1,789                 (97)             57,203
  Collateralized mortgage obligations ................             70,731              1,761                (179)             72,313
                                                                ---------          ---------           ---------           ---------
                                                                $ 252,215          $   5,856           $    (401)          $ 257,670
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ......................................          $  67,223          $     891           $     (10)          $  68,104
  Corporates .........................................              5,951                187                  --               6,138
  State and municipals ...............................             63,353                837                (284)             63,906
  Equity .............................................                127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $ 136,654          $   1,915           $    (294)          $ 138,275
                                                                =========          =========           =========           =========

                                                                                                2000
                                                                --------------------------------------------------------------------
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                   Cost              Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ......................................          $  56,172          $     645           $      --           $  56,817
  U.S. government agencies ...........................             20,862                228                (125)             20,965
  Commercial paper ...................................             22,962                 --                  --              22,962
  Corporates .........................................              2,961                 87                  --               3,048
  State and municipals ...............................             57,747              1,510                 (28)             59,229
  Collateralized mortgage obligations ................             65,657                640                (273)             66,024
                                                                ---------          ---------           ---------           ---------
                                                                $ 226,361          $   3,110           $    (426)          $ 229,045
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ......................................          $  35,380          $     358           $      --           $  35,738
  Corporates .........................................              2,922                 48                  --               2,970
  State and municipals ...............................             44,153                722                 (30)             44,845
  Equity .............................................                127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $  82,582          $   1,128           $     (30)          $  83,680
                                                                =========          =========           =========           =========

                                                                                                1999
                                                                --------------------------------------------------------------------
                                                                                     Gross               Gross
                                                                Amortized          Unrealized          Unrealized            Fair
                                                                   Cost              Gains               Losses              Value
                                                                ---------          ---------           ---------           ---------
                                                                                           (in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ......................................          $  62,288          $      59           $    (353)          $  61,994
  U.S. government agencies ...........................             20,998                 52                (630)             20,420
  Commercial paper ...................................             12,467                 --                  --              12,467
  State and municipals ...............................             35,107                200                (167)             35,140
  Collateralized mortgage obligations ................             59,138                 17              (1,918)             57,237
                                                                ---------          ---------           ---------           ---------
                                                                $ 189,998          $     328           $  (3,068)          $ 187,258
                                                                =========          =========           =========           =========
Available-for-Sale Securities:
  U.S. Treasury ......................................          $  46,561          $      67           $    (352)          $  46,276
  State and municipals ...............................             56,437                 41              (2,016)             54,462
  Equity .............................................                127                 --                  --                 127
                                                                ---------          ---------           ---------           ---------
                                                                $ 103,125          $     108           $  (2,368)          $ 100,865
                                                                =========          =========           =========           =========

     At December 31, 2001 and 2000, investment securities with a carrying value of $37,793,000 and $35,904,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

      Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank's investment securities at December 31, 2001.

                                                                             Principal Maturing (1)
                                                     ------------------------------------------------------------------------------
                                                          Within          After One But         After Five But          After
                                                         One Year        Within Five Years     Within Ten Years        Ten Years
                                                     ---------------     -----------------    -----------------    -----------------
                                                     Amount    Yield      Amount    Yield     Amount      Yield    Amount      Yield
                                                     ------    -----      ------    -----     ------      -----    ------      -----
                                                                         (dollars in thousands)
Held-to-Maturity Securities:
  U.S. Treasury ................................    $57,419     3.61%    $27,160     5.11%    $    --       --%    $    --       --%
  U.S. government agencies .....................        185     6.22       4,594     6.47       8,140     6.31      17,511     5.93
  Commercial paper .............................      7,994     1.98          --       --          --       --          --       --
  Corporates ...................................         --       --       1,983     7.44          --       --         987     7.15
  State and municipals (2) .....................      5,397     7.38      19,220     7.26      23,056     7.43       7,838     7.49
  Collateralized mortgage obligations ..........         --       --       1,434     6.15       8,416     6.35      60,881     6.28
                                                    -------     ----     -------     ----     -------     ----     -------     ----
                                                    $70,995     3.72%    $54,391     6.10%    $39,612     6.97%    $87,217     6.33%
                                                    =======     ====     =======     ====     =======     ====     =======     ====

                                                                             Principal Maturing (1)
                                                     ------------------------------------------------------------------------------
                                                          Within          After One But         After Five But          After
                                                         One Year        Within Five Years     Within Ten Years        Ten Years
                                                     ---------------     -----------------    -----------------    -----------------
                                                     Amount    Yield      Amount    Yield     Amount      Yield    Amount      Yield
                                                     ------    -----      ------    -----     ------      -----    ------      -----
                                                                         (dollars in thousands)
Available-for-Sale Securities:
  U.S. Treasury ................................    $ 9,208     5.13%    $58,896     3.52%    $    --       --%     $   --       --%
  Corporates ...................................         --       --       6,138     6.17          --       --          --       --
  State and municipals (2) .....................      1,217     7.67       8,112     6.98      36,226     6.97      18,351     7.11
                                                    -------     ----     -------     ----     -------     ----     -------     ----
Total debt securities ..........................     10,425     5.43      73,146     4.12      36,226     6.97      18,351     7.11
  Equity .......................................         --       --          --       --          --       --         127     8.45
                                                    -------     ----     -------     ----     -------     ----     -------     ----
                                                    $10,425     5.43%    $73,146     4.12%    $36,226     6.97%    $18,478     7.12%
                                                    =======     ====     =======     ====     =======     ====     =======     ====

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

NOTE C - LOANS

     The following table sets forth major classifications of loans.

                                                                                  December 31,
                                                  ----------------------------------------------------------------------------------
                                                    2001              2000              1999              1998              1997
                                                  ---------         ---------         ---------         ---------         ---------
                                                                                   (in thousands)
Commercial and industrial ................        $  40,993         $  30,514         $  30,296         $  28,748         $  25,686
Secured by real estate ...................          179,905           155,283           147,598           132,357           121,620
Consumer .................................            6,198             7,504             5,284             6,366             7,152
Other ....................................              593               560               549             4,119             1,101
                                                  ---------         ---------         ---------         ---------         ---------
                                                    227,689           193,861           183,727           171,590           155,559
Unearned income ..........................           (1,001)             (952)             (953)             (872)             (829)
                                                  ---------         ---------         ---------         ---------         ---------
                                                    226,688           192,909           182,774           170,718           154,730
Allowance for loan losses ................           (2,020)           (1,943)           (2,033)           (3,651)           (3,579)
                                                  ---------         ---------         ---------         ---------         ---------
                                                  $ 224,668         $ 190,966         $ 180,741         $ 167,067         $ 151,151
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

     The following table sets forth changes in the Bank's allowance for loan losses.

                                                                                 Year ended December 31,
                                                         --------------------------------------------------------------------------
                                                           2001            2000            1999            1998            1997
                                                         ---------       ---------       ---------       ---------       ---------
                                                                                  (dollars in thousands)
Balance, beginning of year .........................     $   1,943       $   2,033       $   3,651       $   3,579       $   3,600
                                                         ---------       ---------       ---------       ---------       ---------
Loans charged off:
  Commercial and industrial ........................           (17)            (28)            (32)            (50)             --
  Secured by real estate ...........................            --              --              --              --              --
  Consumer and other ...............................           (35)            (28)            (28)            (49)            (59)
                                                         ---------       ---------       ---------       ---------       ---------
                                                               (52)            (56)            (60)            (99)            (59)
                                                         ---------       ---------       ---------       ---------       ---------
Recoveries of loans charged off:
  Commercial and industrial ........................            --              --              --              --              --
  Secured by real estate ...........................            16              17              16             257             120
  Consumer and other ...............................            13              24              26              14              18
                                                         ---------       ---------       ---------       ---------       ---------
                                                                29              41              42             271             138
                                                         ---------       ---------       ---------       ---------       ---------
Net (chargeoffs) recoveries ........................           (23)            (15)            (18)            172              79
Provision for loan losses (credit) .................           100             (75)             --            (100)           (100)
Transition adjustment ..............................            --              --          (1,600)             --              --
                                                         ---------       ---------       ---------       ---------       ---------
Balance, end of year ...............................     $   2,020       $   1,943       $   2,033       $   3,651       $   3,579
                                                         =========       =========       =========       =========       =========
Ratio of net (chargeoffs) recoveries to
  average loans outstanding ........................          (.01)%          (.01)%          (.01)%           .10%            .05%
                                                         =========       =========       =========       =========       =========



     Allocation of Allowance For Loan Losses. The following table sets forth the allocation of the Bank's total allowance for loan losses by loan type.

                                                                             December 31,
                                       -------------------------------------------------------------------------------------------
                                             2001              2000               1999              1998               1997
                                       ---------------    ---------------    ---------------    ---------------    ---------------
                                                 % of               % of               % of               % of               % of
                                                 Loans              Loans              Loans              Loans              Loans
                                                To Total           To Total           To Total           To Total           To Total
                                       Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans
                                       ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
                                                                          (dollars in thousands)

Commercial .........................   $  667     18.1%   $  566     15.8%   $  397     16.5%   $  730     16.9%   $  564     16.6%
Real-estate secured ................    1,252     79.4     1,160     80.5     1,304     80.8     2,325     77.5     2,099     78.6
Consumer and other .................       94      2.5       129      3.7       137      2.7       249      5.6       211      4.8
                                       ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
   Total allocated .................    2,013    100.0     1,855    100.0     1,838    100.0     3,304    100.0     2,874    100.0
Unallocated ........................        7       --        88       --       195       --       347       --       705       --
                                       ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
                                       $2,020    100.0%   $1,943    100.0%   $2,033    100.0%   $3,651    100.0%   $3,579    100.0%
                                       ======    =====    ======    =====    ======    =====    ======    =====    ======    =====

     Selected Loan Maturity Information. The following table sets forth maturity and rate information for the Bank's commercial and industrial loans at December 31, 2001.

                                                                                                 Maturity
                                                                    ---------------------------------------------------------------
                                                                                      After One
                                                                     Within           But Within           After
                                                                    One Year          Five Years         Five Years           Total
                                                                    --------          ----------         ----------           -----
                                                                                             (in thousands)
Commercial and industrial loans:
   Fixed rate ..........................................            $ 9,422            $ 2,458            $    --            $11,880
   Variable rate .......................................             13,342             10,795              4,976             29,113
                                                                    -------            -------            -------            -------
                                                                    $22,764            $13,253            $ 4,976            $40,993
                                                                    =======            =======            =======            =======

     Past Due,  Nonaccrual,  and  Restructured  Loans.  The following table sets
forth  selected   information  about  the  Bank's  nonaccrual,   past  due,  and
restructured loans.

                                                                         2001   2000     1999    1998    1997
                                                                         ----   ----     ----    ----    ----
At December 31:                                                                     (in thousands)
Loans past due 90 days or more as to principal or
   interest payments and still accruing .............................    $236    $173    $  5    $ --    $ 49
Nonaccrual loans ....................................................     105      --      28      22     382
Restructured loans ..................................................      10      --      --      --       6

Year Ended  December 31:
Gross  interest  income that would have been
recorded during the year under original terms:
   Nonaccrual loans .................................................       8      --       4       2      55
   Restructured loans ...............................................      --      --      --      --       1

Gross interest income recorded during the year:
   Nonaccrual loans .................................................       4      --       3       2      32
   Restructured loans ...............................................      --      --      --      --       1

Commitments for additional funds ....................................     150     150    None    None    None


     In addition to the past due and nonaccrual loans noted above, as of December 31, 2001 and 2000 the Corporation's portfolio of performing loans included $1,163,000 and $2,865,000, respectively, of loans considered to be impaired under SFAS No. 114. Of the Corporation's total impaired loans at December 31, 2001, $688,000 had a related allowance for loan losses of $347,000 and the balance had no related allowance for loan losses. The average recorded investment during 2001 in loans considered to be impaired as of December 31, 2001 was $1,611,000. Interest income recognized during 2001 on loans considered to be impaired as of December 31, 2001 and during the period in 2001 that such loans were impaired amounted to $122,000. Of the Corporation's total impaired loans at December 31, 2000, $2,647,000 had a related allowance for loan losses of $419,000 and the balance had no related allowance for loan losses. The average recorded investment during 2000 in loans considered to be impaired as of December 31, 2000 was $3,210,000. Interest income recognized during 2000 on loans considered to be impaired as of December 31, 2000 and during the period in 2000 that such loans were impaired amounted to $287,000. All interest income recorded by the Corporation during 2001 and 2000 on loans considered to be impaired was recognized using the accrual method of accounting.

     Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2001 and 2000. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of these loans was approximately $2,239,000 and $2,082,000 at December 31, 2001 and 2000,
respectively. During 2001, $839,000 of new loans to such persons were made and repayments totaled $682,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2001 or 2000.

NOTE D - PREMISES AND EQUIPMENT

     Bank premises and equipment consist of the following:

                                                               December 31,
                                                        -----------------------
                                                          2001           2000
                                                        --------       --------
                                                            (in thousands)

Land .............................................      $  1,274       $  1,274
Buildings ........................................         4,771          4,755
Leasehold improvements ...........................         1,953          1,713
Furniture and equipment ..........................        11,284         10,236
                                                        --------       --------
                                                          19,282         17,978
Accumulated depreciation and amortization ........       (12,126)       (10,957)
                                                        --------       --------
                                                        $  7,156       $  7,021
                                                        ========       ========

     A building occupied by one of the Bank's branch offices is leased from a director of the Corporation and the Bank. The lease, which has a term of 10 years and expires on October 30, 2002, currently provides for annual base rentals of $28,206 plus certain charges for real estate taxes and common area maintenance. The Bank may cancel this lease at any time by giving the director ninety days written notice. The Bank believes that the terms of this lease are comparable to those that could have been obtained from other persons.

NOTE E - DEPOSITS

     The following table sets forth major classifications of average deposits.

                                                                         Year ended December 31,
                                           -----------------------------------------------------------------------------------
                                                   2001                         2000                           1999
                                           ------------------------      -----------------------       -----------------------
                                            Average        Average       Average        Average         Average        Average
                                            Balance       Rate Paid      Balance       Rate Paid        Balance       Rate Paid
                                            -------       ---------      -------       ---------        -------       ---------
                                                                                (dollars in thousands)
Checking ..........................        $201,688          --%         $186,215          --%         $168,791          --%
Savings and money market ..........         343,389         2.31          303,530         3.67          280,124         2.85
Time deposits .....................          39,202         3.84           41,105         4.81           37,617         4.06
                                           --------         ----         --------         ----         --------         ----
                                           $584,279         1.62%        $530,850         2.47%        $486,532         1.95%
                                           ========         ====         ========         ====         ========         ====


     Time Deposits of $100,000 and Over. The following table sets forth the remaining maturities of the Bank's time deposits in amounts of $100,000 or more.

               Remaining Maturity                                Amount
               -----------------------------------           --------------
                                                             (in thousands)

               3 months or less ..................              $10,295
               Over 3 through 6 months ...........                2,075
               Over 6 through 12 months ..........                1,123
               Over 12 months ....................                  103
                                                                -------
                                                                $13,596
                                                                =======

NOTE F - INCOME TAXES

     The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 2001, 2000, and 1999 had effective tax rates of 25.9%, 26.9%, and 31.0%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation's effective tax rate.

                                                                    Year Ended December 31,
                                                                  ----------------------------
                                                                    2001       2000       1999
                                                                  ------     ------     ------
Statutory federal income tax rate .............................     34.0%      34.0%      34.0%
State and local income taxes, net of federal income tax benefit      4.2        4.1        6.0
Tax-exempt interest on securities and loans, net of
   disallowed cost of funding .................................    (12.6)     (11.1)      (9.3)
Other .........................................................       .3        (.1)        .3
                                                                  ------     ------     ------
                                                                    25.9%      26.9%      31.0%
                                                                  ======     ======     ======

     Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

                                               Year Ended December 31,
                                          --------------------------------------
                                            2001            2000           1999
                                          -------         -------        -------
                                                      (in thousands)
Currently payable:
  Federal ........................        $ 2,840         $ 2,506        $ 2,818
  State and local ................            828             673          1,176
                                          -------         -------        -------
                                            3,668           3,179          3,994
                                          -------         -------        -------
Deferred:
  Federal ........................           (175)            141             49
  State and local ................             33             111             18
                                          -------         -------        -------
                                             (142)            252             67
                                          -------         -------        -------
                                          $ 3,526         $ 3,431        $ 4,061
                                          =======         =======        =======

     In addition to the provision shown in the table above, in 1999 the Corporation provided deferred federal and state income taxes of $487,000 and $168,000, respectively, on the $1,600,000 transition adjustment to the allowance for loan losses.

     Net Deferred Tax Asset/Liability. The following table sets forth the components of the Bank's net deferred tax asset/liability.


                                                                 December 31,
                                                             -------------------
                                                                2001       2000
                                                             -------    -------
Deferred tax assets:                                            (in thousands)
   Allowance for loan losses .............................   $   366    $   341
   Supplemental executive retirement expense .............        54         83
   Directors' retirement expense .........................        62         --
   Postretirement benefits expense .......................        41         38
   Writeoff of bank premises and equipment ...............        32         --
   Accrued professional fees .............................        12         12
   Other .................................................         1         --
                                                             -------    -------
                                                                 568        474
Valuation allowance ......................................        --         --
                                                             -------    -------
                                                                 568        474
                                                             -------    -------
Deferred tax liabilities:
   Pension expense .......................................       117        226
   Depreciation ..........................................       197        191
   Accumulated earnings of Bank subsidiaries .............        93         38
   Unrealized gains on available-for-sale securities .....       658        445
                                                             -------    -------
                                                               1,065        900
                                                             -------    -------
Net deferred tax asset (liability) .......................   $  (497)   $  (426)
                                                             =======    =======

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

                                                        2001            2000
                                                      -------         -------
                                                          (in thousands)

            Commitments to extend credit .........    $53,513         $36,937
            Standby letters of credit ............        999             705
            Commercial letters of credit .........         38             312

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

     Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank's standby letters of credit extend through December 2002. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2001 varied from 0% to 100%, and averaged 46%.

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

     Concentrations of Credit Risk. Most of the Bank's loans, personal and commercial, are to borrowers who are domiciled on Long Island. As a result, the income of many of the Bank's borrowers is dependent on the Long Island economy. In addition, most of the Bank's real estate loans involve mortgages on Long Island properties. Thus, the Bank's loan portfolio is susceptible to the economy of Long Island.

     Lease Commitments. At December 31, 2001, minimum annual rental commitments under noncancelable operating leases are as follows:



               Year                                               Amount
               --------------------------------------------------------------
                                                               (in thousands)
               2002 ........................................      $  420
               2003 ........................................         375
               2004 ........................................         341
               2005 ........................................         225
               2006 ........................................         120
               Thereafter ..................................         155
                                                                  ------
                                                                  $1,636
                                                                  ======

     In addition, the Bank has various renewal options on the above leases. Rent
expense  was  $457,000,   $384,000,  and  $352,000  in  2001,  2000,  and  1999,
respectively.

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

NOTE I - STOCK-BASED COMPENSATION

     The Corporation has two stock option and appreciation rights plans (the "Plans"). The 1996 Plan was approved by the Corporation's Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, as amended, options to purchase up to 360,000 shares of common stock were made available for grant to key employees and to non-employee directors of the Corporation and its subsidiaries through January 15, 2006. The number of stock options and stock appreciation rights that can be granted to any one person in any one fiscal year is limited to 25,000. Each option granted under the 1996 Plan is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant. Options granted on or before December 31, 2000 are exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. Options granted after December 31, 2000 are exercisable in whole or in part commencing three years from the date of grant and ending ten years after the date of grant. The date on which options first become exercisable is subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances.

     Each option granted to an employee under the 1996 Plan may be granted with or without a stock appreciation right ("SAR") attached. The 1996 Plan also provides for the granting of stand-alone SARs to employees. Non-employee directors are not eligible for SAR grants, whether stand-alone or attached to options. At December 31, 2001, options to purchase 95,279 shares of Common Stock were outstanding with respect to the 1996 Plan, of which 51,087 were exercisable. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

     The 1986 Plan was approved by the Corporation's Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan except that the 1986 Plan did not provide for the granting of stock options to non-employee directors and did not limit to 25,000 the number of stock options and stock appreciation rights that could be granted to any one person in any one fiscal year. At December 31, 2001, options to purchase 47,648 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights.

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

                                                      2001         2000        1999
                                                  ----------   ----------  ----------
                                                  (in thousands, except per share data)
Net Income Before Transition Adjustment
  To Allowance For Loan Losses:
    As Reported ...............................      $10,094       $9,318      $9,034
    Pro Forma .................................        9,717        9,156       8,846

Net Income:
    As Reported ...............................      $10,094       $9,318      $9,979
    Pro Forma .................................        9,717        9,156       9,791

Earnings Per Share Before Transition
  Adjustment To Allowance For Loan Losses:
    As Reported:
      Basic ...................................        $3.55        $3.19       $2.97
      Diluted .................................         3.50         3.15        2.92

    Pro Forma:
      Basic ...................................        $3.42        $3.13       $2.91
      Diluted .................................         3.37         3.09        2.86

Earnings Per Share:
    As Reported:
      Basic ...................................        $3.55        $3.19       $3.28
      Diluted .................................         3.50         3.15        3.23

    Pro Forma:
      Basic ...................................        $3.42        $3.13       $3.22
      Diluted .................................         3.37         3.09        3.17

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Future awards are anticipated under the 1996 Plan.

     Stock Option Activity. The following table sets forth stock option activity and the weighted average fair value of options granted.

                                                                             Year Ended December 31,
                                                        ------------------------------------------------------------------------
                                                               2001                      2000                    1999
                                                        --------------------     ----------------------   ---------------------
                                                                      Weighted                 Weighted                 Weighted
                                                                       Average                  Average                  Average
                                                                      Exercise                 Exercise                 Exercise
                                                          Shares       Price       Shares       Price      Shares        Price
                                                         --------     -------    ---------     --------    -------      -----------
Outstanding, beginning of year ......................    118,589      $25.21      111,020      $23.19      113,599      $20.48
Granted .............................................     45,688       38.27       23,100       30.09       15,100       41.56
Exercised ...........................................    (19,304)      21.76      (14,181)      15.74       (9,629)      14.26
Forfeited ...........................................     (2,046)      39.16       (1,350)      41.92       (8,050)      30.10
                                                        --------      ------     --------      ------     --------      ------
Outstanding, end of year ............................    142,927      $29.65      118,589      $25.21      111,020      $23.19
                                                        ========      ======     ========      ======     ========      ======
Exercisable, end of year ............................     98,735      $25.79      118,589      $25.21      111,020      $23.19
                                                        ========      ======     ========      ======     ========      ======
Weighted average fair value of options granted ......     $ 8.26                 $   7.00                 $  12.43
                                                        ========                 =========                ========


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 4.85%, 5.14%, and 6.81% for options granted in 2001, 2000, and 1999, respectively; volatility of 15.30%, 15.80%, and 15.00% for options granted in 2001, 2000, and 1999, respectively; expected dividend yield of 2.0%, 1.9%, and 1.5% for options granted in 2001, 2000, and 1999, respectively; and expected lives of 7 years for options granted in 2001, 2000 and 1999.

     Stock Options Outstanding. The following table sets forth information about outstanding and exercisable stock options at December 31, 2001.

                                                          Outstanding Stock Options                  Exercisable Stock Options
                                             ----------------------------------------------        ---------------------------
                                                                    Weighted Average
                                                               --------------------------                            Weighted
                                                                Remaining                                             Average
                                                               Contractual       Exercise                            Exercise
      Range of Exercise Prices               Number             Life (yrs.)       Price            Number             Price
----------------------------------------     ------            ------------       -----            ------             -----
$9.01 to $15.00 ........................     12,161               .72            $12.19             12,161            $12.19
$15.01 to $25.00 .......................     46,024              3.61             19.55             46,024             19.55
$25.01 to $45.00 .......................     84,742              8.19             37.65             40,550             36.96
                                            -------            ------            ------            -------            ------
                                            142,927              6.08            $29.65             98,735            $25.79
                                            =======            ======            ======            =======            ======

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

     Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service. The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation. The Bank's funding policy, the entry age normal cost-frozen initial liability method, is consistent with the funding requirements of federal law and regulations. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

     Net Pension Cost. The following table sets forth the components of net periodic pension cost.

                                              2001           2000        1999
                                             -----          -----       -----
                                                       (in thousands)

Service cost ..........................      $ 410          $ 397       $ 341
Interest cost .........................        462            428         364
Expected return on plan assets ........       (598)          (540)       (509)
Net amortization and deferral .........        (44)           (44)        (44)
                                             -----          -----       -----
Net pension cost ......................      $ 230          $ 241       $ 152
                                             =====          =====       =====

     Significant Actuarial Assumptions. The following table sets forth the significant actuarial assumptions as of the end of each plan year.

                                                      2001       2000    1999
                                                     ------     ------  ------
Discount rate .....................................   6.75%      6.75%   6.75%
Rate of increase in compensation levels ...........   5.00%      5.00%   5.00%
Expected long-term rate of return on plan assets ..   7.50%      7.00%   7.00%

     Funded Status of The Plan. The following table sets forth the change in the benefit obligation and plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan and prepaid benefit cost.

                                                                                                 Year Ended September 30,
                                                                                    ------------------------------------------------
                                                                                      2001                2000                1999
                                                                                    -------             -------             -------
                                                                                                    (in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year ......................            $ 6,969             $ 6,457             $ 6,180
Service cost ...........................................................                520                 519                 473
Plan participants' contributions .......................................               (110)               (122)               (132)
Expenses ...............................................................                (55)                (63)                (60)
Interest cost ..........................................................                462                 428                 364
Benefits paid ..........................................................               (260)               (312)               (265)
Additional prior service cost at valuation date ........................                302                  --                  --
Assumption changes and other ...........................................                (32)                 62                (103)
                                                                                    -------             -------             -------
Projected benefit obligation at end of year ............................              7,796               6,969               6,457
                                                                                    -------             -------             -------

Change in plan assets
Fair value of plan assets at beginning of year .........................              8,580               7,751               6,884
Actual return on plan assets ...........................................               (712)                796               1,057
Employer contribution ..................................................                327                 286                   3
Plan participants' contributions .......................................                110                 122                 132
Benefits paid ..........................................................               (260)               (312)               (265)
Expenses ...............................................................                (55)                (63)                (60)
                                                                                    -------             -------             -------
Fair value of plan assets at end of year ...............................              7,990               8,580               7,751
                                                                                    -------             -------             -------

Funded status ..........................................................                194               1,611               1,294
Unrecognized net actuarial loss (gain) .................................                385                (784)               (468)
Unrecognized prior service cost ........................................                275                 (31)                (35)
Unrecognized transition asset ..........................................                (87)               (127)               (167)
                                                                                    -------             -------             -------
Prepaid benefit cost ...................................................            $   767             $   669             $   624
                                                                                    =======             =======             =======

     The Bank has a combined profit sharing/401(k) plan (the "Profit Sharing Plan"). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make "Additional" contributions to each participant's account based on the amount of the participant's tax deferred contributions and make profit sharing contributions to each participant's account equal to a percentage of the participant's compensation, as defined. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $130,000, $113,000, and $103,000 for 2001, 2000, and 1999, respectively, and profit sharing contributions were $587,000, $446,000, and $430,000, respectively.

     On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program ("SERP"). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank's previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $389,000, $190,000 and $49,000 in 2001, 2000 and 1999, respectively.
The fluctuations in SERP expense during the three year period ended December 31, 2001 are primarily attributable to the impact of changing interest rates and stock market performance on required employer contributions.

NOTE K - OTHER OPERATING EXPENSES

     Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 2001, 2000, and 1999 are as follows:

                                           2001          2000          1999
                                           ----          ----          ----
                                                    (in thousands)
         Computer services ...........     $543          $490          $487
         Insurance ...................      481           440           407
         Marketing ...................      465           393           397



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

     Under current regulations, banks are classified as well capitalized, adequately capitalized or undercapitalized. The following table sets forth the Corporation's capital ratios at December 31, 2001 and 2000 and the minimum ratios necessary to be classified as well capitalized and adequately capitalized. The capital ratios of the Corporation's subsidiary bank at December 31, 2001 and 2000 are not significantly different than those shown in the table below, both of which substantially exceed the requirements for a well-capitalized bank.

                                             Corporation's Capital Ratios
                                                 at December 31:
                                             ----------------------------         Well         Adequately
                                              2001                  2000      Capitalized     Capitalized
                                             ------                 -----     ------------    -----------
Total  Risk-Based Capital Ratio .........    29.22%                 28.42%        10.00%          8.00%
Tier 1 Risk-Based Capital Ratio .........    28.44                  27.65         6.00            4.00
Tier 1 Leverage Capital Ratio ...........    10.63                  11.19         5.00            4.00

     Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank's net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2001, the Bank had retained net income for the current and two preceding calendar years of $10,349,000.

     Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank's average reserve requirement for 2001 was approximately $5,183,000.

     Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2001, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $10,838,000.

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

     The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation's financial instruments at December 31, 2001 and 2000.


                                                                           2001                                 2000
                                                                  ---------------------------        ---------------------------
                                                                  Carrying/                           Carrying/
                                                                  Contract                            Contract
                                                                   Amount          Fair Value          Amount          Fair Value
                                                                  --------         ----------         --------         ----------
                                                                                          (in thousands)
Financial Assets:
Cash and due from banks ................................          $ 28,209          $ 28,209          $ 23,872          $ 23,872
Federal funds sold .....................................            27,000            27,000            87,800            87,800
Held-to-maturity securities ............................           252,215           257,670           226,361           229,045
Available-for-sale securities ..........................           138,275           138,275            83,680            83,680
Loans ..................................................           224,668           226,675           190,966           191,067
Accrued interest receivable ............................             5,047             5,047             4,450             4,450

Financial Liabilities:
Checking deposits ......................................           222,822           222,822           195,617           195,617
Savings and money market deposits ......................           347,430           347,430           310,681           310,681
Time deposits ..........................................            34,618            34,645            44,174            44,257
Accrued interest payable ...............................                95                95               275               275

Off-Balance-Sheet Liabilities:
Commitments to extend credit ...........................            53,513                --            36,937                --
Standby and commercial letters of credit ...............             1,037                10             1,017                 7


NOTE N - PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:


CONDENSED BALANCE SHEETS                                                                   December 31,
                                                                               -----------------------------
Assets:                                                                                 (in thousands)
                                                                                  2001                  2000
                                                                               -------               -------
   Checking and money market accounts with subsidiary ......................   $ 3,646               $ 2,417
   Investment in subsidiary bank, at equity ................................    72,255                69,536
   Other assets ............................................................        45                    12
                                                                               -------               -------
                                                                               $75,946               $71,965
                                                                               =======               =======
Liabilities:
   Cash dividends payable ..................................................   $ 1,200               $ 1,099
                                                                               -------               -------

Stockholders' equity:
   Common stock ............................................................       279                   289
   Surplus .................................................................       955                 1,188
   Retained earnings .......................................................    72,550                68,737
                                                                               -------               -------
                                                                                73,784                70,214
   Accumulated other comprehensive income, net of tax ......................       962                   652
                                                                               -------               -------
                                                                                74,746                70,866
                                                                               -------               -------
                                                                               $75,946               $71,965
                                                                               =======               =======


CONDENSED STATEMENTS OF INCOME                                                                     Year ended December 31,
                                                                                  -------------------------------------------------
                                                                                    2001                  2000               1999
                                                                                  --------             --------            --------
Income:                                                                                           (in thousands)
   Dividends from subsidiary bank ....................................            $  7,700             $  4,500            $  6,850
   Interest on deposits with subsidiary bank .........................                  33                   73                  53
                                                                                  --------             --------            --------
                                                                                     7,733                4,573               6,903
                                                                                  --------             --------            --------
Expenses:
   Other operating expenses ..........................................                  59                   58                  56
                                                                                  --------             --------            --------

   Income before income taxes ........................................               7,674                4,515               6,847
Income tax expense (credit) ..........................................                 (11)                   6                  (1)
                                                                                  --------             --------            --------
   Income before undistributed earnings of
      subsidiary bank ................................................               7,685                4,509               6,848
Equity in undistributed earnings .....................................               2,409                4,809               3,131
                                                                                  --------             --------            --------
   Net income ........................................................            $ 10,094             $  9,318            $  9,979
                                                                                  ========             ========            ========


CONDENSED STATEMENTS OF CASH FLOWS                                                            Year ended December 31,
                                                                                     ----------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents*                                      2001               2000               1999
                                                                                     --------           --------           --------
                                                                                                    (in thousands)
Cash Flows From Operating Activities:
   Net income .............................................................          $ 10,094           $  9,318           $  9,979
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Undistributed earnings of subsidiary bank ........................            (2,409)            (4,809)            (3,131)
         Decrease in other assets .........................................                 2                 13                 86
                                                                                     --------           --------           --------
      Net cash provided by operating activities ...........................             7,687              4,522              6,934
                                                                                     --------           --------           --------

Cash Flows From Financing Activities:
   Repurchase and retirement of common stock ..............................            (4,698)            (2,819)            (5,116)
   Proceeds from exercise of stock options ................................               420                223                137
   Cash dividends paid ....................................................            (2,180)            (2,002)            (1,837)
                                                                                     --------           --------           --------
      Net cash used in financing activities ...............................            (6,458)            (4,598)            (6,816)
                                                                                     --------           --------           --------
Net increase (decrease) in cash and cash equivalents ......................             1,229                (76)               118
Cash and cash equivalents, beginning of year ..............................             2,417              2,493              2,375
                                                                                     --------           --------           --------
Cash and cash equivalents, end of year ....................................          $  3,646           $  2,417           $  2,493
                                                                                     ========           ========           ========

Supplemental Schedule of Noncash Financing Activities:
   Tax benefit from exercise of employee stock options ....................          $     35           $     19           $      4
   Cash dividends payable .................................................             1,200              1,099              1,007


*Cash and cash equivalents include the checking and money market accounts with the Corporation's wholly-owned bank subsidiary.

NOTE O - QUARTERLY FINANCIAL DATA (Unaudited)


                                                           First            Second           Third          Fourth
                                                          Quarter           Quarter         Quarter         Quarter         Total
                                                          --------         --------        --------        --------        --------
2001                                                                         (in thousands, except per share data)
Interest income ..................................        $  9,881         $  9,570        $  9,524        $  9,014        $ 37,989
Interest expense .................................           3,127            2,494           2,281           1,549           9,451
Net interest income ..............................           6,754            7,076           7,243           7,465          28,538
Provision for loan losses (credit) ...............              --               --              --             100             100
Noninterest income ...............................           1,280            1,385           1,281           1,003           4,949
Noninterest expense ..............................           4,895            4,836           4,876           5,160          19,767
Income before income taxes .......................           3,139            3,625           3,648           3,208          13,620
Income taxes .....................................             804              975             974             773           3,526
Net income .......................................           2,335            2,650           2,674           2,435          10,094
Earnings per share:
  Basic ..........................................             .81              .93             .94             .87            3.55
  Diluted ........................................             .80              .91             .93             .86            3.50
Comprehensive income .............................           2,938            2,458           3,613           1,395          10,404

2000
Interest income ..................................        $  8,964         $  9,484        $ 10,065        $ 10,309        $ 38,822
Interest expense .................................           2,830            3,157           3,510           3,609          13,106
Net interest income ..............................           6,134            6,327           6,555           6,700          25,716
Provision for loan losses (credit) ...............             (75)              --              --              --             (75)
Noninterest income ...............................           1,110            1,104           1,247           1,064           4,525
Noninterest expense ..............................           4,312            4,408           4,357           4,490          17,567
Income before income taxes .......................           3,007            3,023           3,445           3,274          12,749
Income taxes .....................................             834              815             908             874           3,431
Net income .......................................           2,173            2,208           2,537           2,400           9,318
Earnings per share:
  Basic ..........................................             .74              .75             .87             .83            3.19
  Diluted ........................................             .73              .74             .86             .82            3.15
Comprehensive income .............................           2,155            2,543           3,059           3,547          11,304

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of
The First of Long Island Corporation:

     We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                /s/ Arthur Andersen LLP

New York, New York
January 22, 2002

OFFICIAL STAFF

FULL SERVICE OFFICES

Glen Head
10 Glen Head Road
Glen Head, NY  11545
(516) 671-4900

John J. Mulder, Jr.
Vice President and Branch Manager

Elaine Ballinger
Assistant Manager

Daphne Johnson
Administrative Assistant

Greenvale
7 Glen Cove Road
Greenvale, NY  11548
(516) 621-8811

Philip R. Thompson
Vice President and Branch Manager

Patricia Ovalle-Wood
Assistant Manager

Huntington
253 New York Avenue
Huntington, NY  11743
(631) 427-4143

William Pyszczymuka
Vice President and Branch Manager

Jenny Malandruccolo
Assistant Vice President

Marie McManus
Assistant Cashier

Margaret Hanrahan
Administrative Assistant

Locust Valley
108 Forest Avenue
Locust Valley, NY  11560
(516) 671-2299

John T. Noonan
Vice President and Branch Manager

Mary Lou Martin
Assistant Vice President

Carol Luzynski
Administrative Assistant

Northport
711 Fort Salonga Road
Northport, NY  11768
(631) 261-4000

Henry C. Suhr
Vice President and Branch Manager

David Lippa
Assistant Vice President

Janet Kittle
Administrative Assistant

Old Brookville
209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

Frank Plesche
Vice President and Branch Manager

Carolyn McIntyre
Assistant Vice President

Rockville Centre
310 Merrick Road
Rockville Centre, NY  11570
(516) 763-5533

Raffaella Marciari
Vice President and Branch Manager

Kathryn M. Sachs
Assistant Manager

Theresa Crawford
Administrative Assistant

Roslyn Heights
130 Mineola Avenue
Roslyn Heights, NY  11577
(516) 621-1900

Archie J. Arrington
Vice President and Branch Manager

Carole Ann Snayd
Assistant Vice President

Lucile Pelliccione
Administrative Assistant

Woodbury
800 Woodbury Road
Woodbury, NY 11797
(516) 364-3434

George P. Knott
Vice President and Branch Manager

June Pipito
Assistant Vice President

COMMERCIAL BANKING OFFICES

Allen Boulevard
22 Allen Boulevard
Farmingdale, NY  11735
(631) 753-8888

Patricia M. Gramble
Assistant Vice President and Branch Manager

Bohemia
30 Orville Drive
Bohemia, NY  11716
(631) 218-2500

Robert F. Covino
Vice President and Branch Manager

Deer Park
60 E. Industry Court
Deer Park, NY  11729
(631) 243-2600

Albert M. Nordt, Jr.
Assistant Vice President and Branch Manager

Garden City
1050 Franklin Avenue
Garden City, NY  11530
(516) 742-6262

Elizabeth A. Materia
Assistant Vice President and Branch Manager

Great Neck
536 Northern Boulevard
Great Neck, NY  11021
(516) 482-6666

Janice B. Manditch
Assistant Vice President and Branch Manager

Hauppauge
330 Motor Parkway
Hauppauge, NY  11788
(631) 952-2900

Mark A. Ryan
Assistant Vice President and Branch Manager

Hicksville
106 Old Country Road
Hicksville, NY  11801
(516) 932-7150

Joyce C. Graber
Assistant Vice President and Branch Manager

Arlyne H. Kramer
Assistant Cashier

Lake Success
3000 Marcus Avenue
Lake Success, NY  11042
(516) 775-3133

Lucy Ortiz
Assistant Vice President and Branch Manager

Patricia Scrudato
Assistant Manger

Mineola
194 First Street
Mineola, NY  11501
(516) 742-1144

Herta Tscherne
Assistant Vice President and Branch Manager

Rosemary Kerrane
Assistant Manager

New Highway
2091 New Highway
Farmingdale, NY  11735
(631) 454-2022

Barbara Cavalier
Assistant Vice President and Branch Manager

New Hyde Park
200 Jericho Turnpike
New Hyde Park, NY  11040
(516) 328-3100

Linda A. Cutter
Assistant Vice President and Branch Manager

Kathleen Martin
Administrative Assistant

Valley Stream
133 E. Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Peter J. Arebalo
Assistant Vice President and Branch Manager

Investment Division
800 Woodbury Road
Woodbury, NY  11797
(516) 364-3436

Brian J. Keeney
Senior Vice President

Robert M. Heyssel, Jr.
Vice President

Sharon E. Pazienza
Vice President

Joanne Buckley
Assistant Vice President

Quyen T. Pham
Operations Manager

Dawn LoBraico
Administrative Assistant

Francis V. Liantonio
Vice President

Administration
J. William Johnson
Chairman and Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President

Lorraine Fogarty
Executive Assistant

Constance Miller
Executive Assistant

Auditing
Kitty W. Craig
Vice President

Margaret M. DeBonis
Assistant Vice President

Cathy Balsiero
Assistant Auditor

Mathew Wallis
Administrative Assistant

Branch Administration
James Clavell
Vice President

Monica Baker
Assistant Vice President

Ronald Pimental
Assistant Vice President

JoAnn Diamond
Assistant Cashier

Leonora Mintz
Assistant Manager

Susan Sciacca
Assistant Manager

Sara Melamed
Administrative Assistant

Commercial Banking
Donald L. Manfredonia
Executive Vice President

Joseph G. Perri
Executive Vice President

Albert Arena
Vice President

Paul J. Daley
Vice President

Stephen Durso
Vice President

Richard K. Dzwlewicz
Vice President

James P. Johnis
Vice President

Henry A. Kramer
Vice President

Edward V. Mirabella
Vice President

William W. Riley
Vice President

John P. Solensky
Vice President

Margaret M. Curran
Assistant Vice President

Gretchen B. Nesky
Assistant Vice President

Frank Pelliccione
Assistant Vice President

Andrew W. Malone
Commercial Mortgage Originator

Maureen Cannarsa
Administrative Assistant

Diane Mucci
Executive Assistant

Compliance and Procedures
Wayne M. Sturges
Vice President

Computer Services
Conrad A. Lissade
Computer Services Manager

Data Center
Jose Diaz
Assistant Vice President

Christina Alexander
Administrative Assistant

Deposit Operations
Carmela Lalonde
Assistant Manager

Donna Long
Assistant Manager

Neil Dastas
Administrative Assistant

Finance
Mark D. Curtis
Senior Vice President

Aldo Columbano
Vice President

Wayne B. Drake
Vice President

Matthew J. Mankowski
Assistant Vice President

Catherine Irvin
Assistant Manager

Cheryl Romanski
Assistant Manager

Diane Pascucci
Administrative Assistant

General Services
Frederick G. Ruff
Assistant Vice President

Alexandria Spearman
Administrative Assistant

Human Resources
Donna M. Kelly
Vice President

Takako Endo
Assistant Vice President

Susan J. Hempton
Assistant Vice President

Loan Center
Robert Jacobs
Assistant Vice President

John F. Darcy
Senior Mortgage Advisor

Frederick T. Hughes
Mortgage Originator

Ann J. Cristodero
Assistant Manager

Eveline Ratte
Assistant Manager

Anna S. Fleming
Administrative Assistant

Veronica Gajkowski
Administrative Assistant

Barbara Johnson
Administrative Assistant

Patricia Lacorazza
Administrative Assistant

Marketing
Cathy M. Poturny
Assistant Vice President

Anne Urtnowski
Assistant Manager

Operations Administration
Richard Kick
Senior Vice President

Betsy Gustafson
Vice President

Counsel
Schupbach, Williams & Pavone LLP

Independent Auditors
Arthur Andersen LLP

FORM 10-K REPORT

A copy of the Corporation's annual report on Form 10-K for 2001, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

Executive Office
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.firstofli.com

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

Annual Meeting Notice

     The Annual Meeting of Stockholders will be held at the Old Brookville office of The First National Bank of Long Island, 209 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 16, 2002 at 3:30 P.M.

BUSINESS DEVELOPMENT BOARD

David Black, CPA

Robert Bogardt, CPA
Bogardt & Company, LLP

Christopher S. Byczek, Esq.
Partner
Cronin & Byczek, LLP

Emil V. Cianciulli, Esq.
Partner
Cianciulli & Meng, P.C.

Thomas   N. Dufek
Chief Financial Officer
The Tyree Organization

William  L. Edwards
Real Estate Investor

C. J. Erickson, Esq.
Hodgson Russ LLP

Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

Leonard Gleicher
Partner
Goldberg Bros. Realtors

Kenneth R. Going
President
GOING SIGN CO. Inc.

Herbert  Haber, CPA

Kevin J. Harding, Esq.
Partner
Harding and Harding

Alan B. Katcher
Chief Executive Officer
Terry Alan Adv. Co., Inc.

Kevin T. Kelly
Executive Administrator
Ophthalmic Consultants of Long Island

Herbert Kotler, Esq.

Kenneth R. Latham
Chairman of the Board
Latham Bros. Lumber Co., Inc.

Zachary Levy, Esq.

James J. Lynch, Esq.

Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

Richard  E. Nussbaum, CPA
Managing Partner
Nussbaum Yates & Wolpow, P.C.

Douglas  Pierce
President
Pierce Country Day School & Camp Inc.

Quentin Sammis
President
Coldwell Banker Sammis

Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone LLP

Lawrence F. Steiner
President
Universal Unlimited, Inc.

H. Craig Treiber
Chairman/CEO
The Treiber Insurance Group

Arthur Ventura
President
Badge Agency

Mark Wurzel
President
Calico Cottage, Inc.

[LOGO] The First of Long Island
The First of Long Island Corporation

[PHOTO OMITTED]