Form 10-K, Exhibit 13
period 2003-12-31
FIRST OF LONG ISLAND CORP
filed 2004-03-15
CIK 740663

EXHIBIT 13 - REGISTRANT'S ANNUAL REPORT TO SHAREHOLDERS FOR THE
                       FISCAL YEAR ENDED DECEMBER 31, 2003

[LOGO] The First of Long Island
The First of Long Island Corporation
2003 Annual Report

[PHOTO OMITTED]
History
Personal Service
Big Bank Alternative
Financial Strength

"A Beacon of Strength in all Economic Climates"

[LOGO] The First of Long Island

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

The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its twenty-four branch system on Long Island and in Manhattan.

The First of Long Island Agency, Inc. was organized in 1994 under the laws of the State of New York, as a subsidiary of the Bank to conduct business as a licensed insurance agency engaged in the sale of mutual funds and insurance, primarily fixed annuity products.

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

Table of Contents

Selected Financial Data - 1
Letter to Shareholders - 2
A Beacon of Strength in All Economic Climates - 4
Senior Management - 7
Board of Directors - 8
Management's Discussion and Analysis of Financial Condition and
Results of Operations - 9
Report of Independent Auditors - 25
Consolidated Financial Statements and Notes - 26
Annual Meeting Notice - 50
Business Development Board - IBC
Branch Listings - OBC

SELECTED FINANCIAL DATA

      The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying consolidated financial statements and related notes.

                                                          2003            2002             2001            2000           1999*
                                                      -------------   -------------   -------------   -------------   -------------
INCOME STATEMENT DATA:
  Total Interest Income .........................     $  36,968,000   $  36,929,000   $  37,989,000   $  38,822,000   $  33,963,000
  Total Interest Expense ........................         3,878,000       5,111,000       9,451,000      13,106,000       9,513,000
  Net Interest Income ...........................        33,090,000      31,818,000      28,538,000      25,716,000      24,450,000
  Provision for Loan Losses (Credit) ............           457,000         100,000         100,000         (75,000)             --
  Net Income ....................................        11,365,000      11,563,000      10,094,000       9,318,000       9,034,000
PER SHARE DATA:
  Basic Earnings ................................     $        2.78   $        2.77   $        2.37   $        2.13   $        1.98
  Diluted Earnings ..............................              2.72            2.73            2.33            2.10            1.95
  Cash Dividends Declared .......................               .70             .63             .54             .48             .43
  Stock Splits/Dividends Declared ...............                --         3-for-2              --              --              --
  Book Value ....................................     $       21.87   $       20.53   $       17.84   $       16.33   $       14.45
BALANCE SHEET DATA AT YEAR END:
  Total Assets ..................................     $ 914,264,000   $ 792,342,000   $ 684,081,000   $ 625,992,000   $ 570,551,000
  Total Loans ...................................       321,971,000     261,108,000     226,688,000     192,909,000     182,774,000
  Allowance for Loan Losses .....................         2,452,000       2,085,000       2,020,000       1,943,000       2,033,000
  Total Deposits ................................       777,155,000     699,725,000     604,870,000     550,472,000     503,189,000
  Securities Sold Under Repurchase Agreements ...        41,184,000              --              --              --              --
  Stockholders' Equity ..........................        89,291,000      85,442,000      74,746,000      70,866,000      64,233,000
AVERAGE BALANCE SHEET DATA:
  Total Assets ..................................     $ 851,407,000   $ 753,703,000   $ 661,958,000   $ 600,326,000   $ 554,561,000
  Total Loans ...................................       281,556,000     242,773,000     205,959,000     186,451,000     176,078,000
  Allowance for Loan Losses .....................         2,246,000       2,101,000       1,941,000       1,961,000       2,835,000
  Total Deposits ................................       742,991,000     668,322,000     584,279,000     530,850,000     486,532,000
  Securities Sold Under Repurchase Agreements ...        17,100,000              --              --              --              --
  Stockholders' Equity ..........................        86,099,000      80,516,000      73,390,000      66,711,000      65,406,000
FINANCIAL RATIOS:
  Return on Average Total Assets (ROA) ..........              1.33%           1.53%           1.52%           1.55%           1.63%
  Return on Average Stockholders' Equity (ROE) ..             13.20%          14.36%          13.75%          13.97%          13.81%
  Average Equity to Average Assets ..............             10.11%          10.68%          11.09%          11.11%          11.79%

* Net income, earnings per share, ROA, and ROE for 1999 are before a $945,000 ($.21 per share) credit resulting from a transition adjustment to the allowance for loan losses.

STOCK PRICES

      The Corporation's Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2003 and 2002.

                          2003                    2002
                  --------------------    --------------------
Quarter             High        Low         High         Low
-------           --------    --------    --------    --------
First             $  36.40    $  32.65    $  26.67    $  24.10
Second               40.06       31.60       33.83       25.94
Third                45.49       36.55       36.57       32.25
Fourth               46.78       38.34       36.75       30.50

      At December 31, 2003, there were 688 stockholders of record of the Corporation's Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

Letter To Shareholders
[PHOTO OMITTED]

A good-sized business will be called a "small" business by a mega-bank. Well, small businesses are "big business" to us. That's why we see ourselves as THE BIG BANK ALTERNATIVE.
-Michael N. Vittorio, President & Chief Executive Officer

Dear Shareholders,

      I am pleased to report to you on the year 2003, which has been both exciting and challenging. The excitement had to do with some of our new initiatives and campaigns; the challenges mostly revolved around the significant pressure on net interest margin caused by low interest rates and expenses associated with our growth strategies.

      Earnings per share were $2.72 in 2003 as compared to $2.73 in 2002. Our net income was $11,365,000. As of December 31, 2003, total assets were $914,264,000. For the twenty-fifth consecutive year, we are pleased to have been able to increase our dividend. Total dividends declared in 2003 amounted to 70 cents per share, an increase of 11% over the 63 cents declared in 2002. Our Return on Assets remained high at 1.33%, while Return on Equity was 13.20%.

      The most important factors favorably impacting the earnings growth for 2003 were a substantial 15% increase in average checking balances and strategy changes with respect to the Corporation's securities portfolio. Our growth in checking balances is significantly attributable to the efforts of our commercial calling program. For the year, total average checking balances were up $35,413,000. Strategy changes regarding the securities portfolio included reducing the size of our short-term portfolio to redeploy funds into intermediate-term securities and loans outstanding. This allowed us to take advantage of higher yields. In order for us to take advantage of the higher yields more quickly, borrowings under repurchase agreements were used to pre-invest future security and loan cash flows. Our loan growth was most evident in our average residential mortgage portfolio that was up $28,098,000, or 35%.

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Earnings Per Share
1979              $.08
1980              $.15
1981              $.17
1982              $.21
1983              $.26
1984              $.38
1985              $.58
1986              $.68
1987              $.73
1988              $.83
1989              $.86
1990              $.91
1991              $.86
1992              $1.03
1993              $1.11
1994              $1.21
1995              $1.24
1996              $1.39
1997              $1.55
1998              $1.73
1999              $1.95
2000              $2.10
2001              $2.33
2002              $2.73
2003              $2.72

On a fully diluted basis excluding special credits. Adjusted for stock dividends and splits.

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Return on Average Assets
2000             1.55%
2001             1.52%
2002             1.53%
2003             1.33%

      Other important factors favorably impacting earnings were an unusually large commercial mortgage prepayment fee received in January, net gains on sales of securities and growth in the average balances of other deposit liability products.

      There is no doubt that the overall decline in interest rates had the most negative influence on earnings. During midyear 2003, there was a further reduction in the federal funds rate to a very low 1%. This along with lower intermediate and longer term rates caused added downward pressure on our net interest margin.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Average Checking Balances
In Thousands of Dollars
1997            $133,082
1998            $154,781
1999            $168,791
2000            $186,215
2001            $201,688
2002            $241,683
2003            $277,096

      In 2003 the Bank expanded into a new geographical market by opening three new branches in the borough of Manhattan. Although these openings have initially created some drag on earnings, we are enthusiastic regarding our prospects in New York City. To augment our growth and banking model, we fully expect to continue to open new branches in the future. Through our branches we are confident we will continue to offer a unique type of service not available from the larger institutions with which we compete.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Cash Dividends Declared Per Share
1979           $.01
1980           $.02
1981           $.02
1982           $.03
1983           $.05
1984           $.05
1985           $.08
1986           $.10
1987           $.11
1988           $.13
1989           $.13
1990           $.15
1991           $.17
1992           $.19
1993           $.21
1994           $.23
1995           $.25
1996           $.29
1997           $.33
1998           $.38
1999           $.43
2000           $.48
2001           $.54
2002           $.63
2003           $.70

Adjusted for stock dividends and splits.

      Additional 2003 initiatives included a Free Checking Campaign that had a positive influence on the growth of our consumer checking account base. For the year, the number of consumer checking accounts increased by 11%, and average balances were up $8.1 million or 16.5%. We also entered into a strategic partnership with a third party provider to offer fixed and variable annuities and a select family of high quality mutual funds. Investment representatives are now available to assist our customers in meeting their growing financial needs. This is an opportunity to provide "one-stop shopping" and increase fee income with minimal expense to the Bank.

      As we assess the year 2004, interest rates will challenge us like no other year in recent memory. Other challenging items include increasing benefit costs, new local competition and an improving stock market that may provide an alternative to traditional bank deposits.

      Despite challenges, we remain enthusiastic about our growth prospects. The big banks continue to merge, acquire and then downsize their organizations. Their attention seems to be distracted with national and international market strategies as opposed to emphasizing the management of local markets. This provides community minded organizations like The First of Long Island with market opportunities, as we remain intently focused on our most important strategy---the solicitation of banking relationships from service conscious consumers, professionals and privately owned businesses.

      As the Bank enters its 78th year serving the community, our most important goal remains unchanged---to maintain the financial strength of the Bank. We are gratified to know that Weiss Ratings, the nation's leading provider of ratings and analyses of financial service companies, continues to rank The First of Long Island "Excellent" among an elite group of top tier banks and thrifts in the country. We continue to manage the Corporation based on the long-term viability of the organization. Every tactic and every decision is based on the effect it has on you, our stockholders. We look forward to the future with optimism, a willingness to meet the challenges that lie ahead, and confidence in our ability to remain a beacon of strength in all economic climates.


/s/ Michael N. Vittorio

Michael N. Vittorio
President & Chief Executive Officer

1927.....History.....Independent

[PHOTO OMITTED]

A Beacon of Strength in All Economic Climates

For over seventy-five years The First National Bank of Long Island has had a reputation for consistently providing the highest level of service tailored to meet the needs of our customers. We pride ourselves in taking the time to get to know the individual consumers and businesses that we service. Our twenty-four branches are professionally staffed and conveniently located on Long Island and, most recently, in Manhattan. Our staff is made up of seasoned, professional account officers who look to build relationships. We remain committed to a personal banking approach, paying attention to the details, and delivering creative financial solutions.

HISTORY

In 1927, the founders of the Bank believed in order to succeed, everything had to revolve around the customer. Since our inception, every product introduced, branch built or solution implemented has been brought about to accomplish this goal. Our success continues to be measured by the generations of customers who have grown with us over the years. Our style remains to greet our customers by name, answer our own phones and make all management and credit decisions locally.

FINANCIAL STRENGTH

The number one priority of our Bank remains financial strength. Just growing is not a strategy. Growth must remain consistent with strategic initiatives that enhance our competitive position. Growth should always be secondary to profitability in its importance. We are gratified to know that Weiss Ratings, the nation's leading provider of ratings and analyses of financial services companies, continues to rank The First of Long Island "EXCELLENT" among an elite group of the top tier banks and thrifts in the country.

Excellent.....Financial Strength.....A Rating

[PHOTO OMITTED]

Quality.....Personal Service.....Innovations

[PHOTO OMITTED]

PERSONAL SERVICE

Our Bank's philosophy is to distinguish ourselves from the competition through our deeply rooted commitment to unparalleled personal service. We demonstrate this commitment in all of our dealings with our customers: privately owned businesses, professionals, and service conscious consumers. We know customers do not want to be routed through 800 numbers and endless prompts only to be connected to a faceless entity or a call center hundreds or even thousands of miles away. We know customers want to speak to a real person who knows them . . . by walking into one of our twenty-four branches or calling a local phone number answered by a familiar and friendly voice. This is our style of banking . . . a style dedicated to meeting customer needs. A style determined to deliver overall service quality and personal attention often lacking in banking today.

BIG BANK ALTERNATIVE

We have been able to deliver on the promise of personal service because that concept has remained the focus of our entire Bank. With direct access to senior executives and decision makers, our customers are kept informed on the progress of lending decisions, receive financial advice and have their problems resolved quickly and efficiently. It's not about the Bank, it's about the customer. That's why we are an alternative we think you'll like.

[PHOTO OMITTED]

Professional.....The "Big Bank Alternative".....Unique

[PHOTOS OMITTED]

Today banking is experiencing more than its share of mergers, acquisitions and consolidations. As the big banks get bigger, it is often at the expense of the consumer, professional and individual commercial business. It's logical to surmise that "big" will almost inevitably mean bureaucratic and impersonal. A good-sized business will be called a "small" business by a mega-bank. Well, small businesses are big business to us. That's why we see ourselves as THE BIG BANK ALTERNATIVE.

As THE BIG BANK ALTERNATIVE, we strive to live up to and exceed the expectations of our most important customer - y o u !

History, Financial Strength, Personal Service, The Big Bank Alternative - a winning combination at The First National Bank of Long Island.

[PHOTOS OMITTED]

[PHOTO OMITTED]

left to right: Joseph G. Perri, Donald L. Manfredonia, Richard Kick, Michael N. Vittorio, J. William Johnson, Brian J. Keeney, Arthur J. Lupinacci Jr., Mark D. Curtis

                      The First of Long Island Corporation
                                    Officers

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

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

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

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

Joseph G. Perri
Executive Vice President
Senior Commercial Marketing Officer

Mark D. Curtis
Senior Vice President
Chief Financial Officer and Cashier

Brian J. Keeney
Senior Vice President
Executive Trust Officer

Richard Kick
Senior Vice President
Senior Operations and
Senior Retail Loan Officer

[PHOTO OMITTED]

on stairs, left to right: Alexander L. Cover, J. Douglas Maxwell Jr., J. William Johnson, Michael N. Vittorio front row, left to right: Howard Thomas Hogan Jr., Beverly Ann Gehlmeyer, Walter C. Teagle III, Allen E. Busching, Paul T. Canarick, John R. Miller III

                      The First of Long Island Corporation
                               Board of Directors

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

Allen E. Busching
Principal, B&B Capital
(consulting and private investment)

Paul T. Canarick
President and Principal
Paul Todd, Inc.
(construction company)

Alexander L, Cover
(business consultant)

Beverly Ann Gehlmeyer
Tax Manager and Principal
Gehlmeyer & Gehlmeyer, P.C.
(certified public accounting firm)

Howard Thomas Hogan, Jr., Esq.
Hogan & Hogan
(attorney, private practice)

J. Douglas Maxwell, Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical technology)

John R. Miller III
President and Publisher
Equal Opportunity Publications, Inc.
(publishing)

Walter C. Teagle III
President
Teagle Management, Inc.
(private investment consulting firm)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following is management's discussion and analysis of certain significant factors that have affected the Corporation's financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation's financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island (the "Bank"), and the Bank's wholly-owned subsidiaries, The First of Long Island Agency, Inc., The First of Long Island REIT, Inc., and FNY Service Corp., an investment company. The Corporation's primary service area has historically been Nassau and Suffolk Counties, Long Island. However, the Bank opened three new commercial banking branches in Manhattan in the second quarter of this year and may open additional Manhattan branches in the future.

Overview

      2003 Versus 2002 Summary. During 2003, the Corporation experienced strong growth in its core business products. This enabled the Corporation to achieve relatively stable earnings in 2003 despite the expenses of its growth strategies and, more importantly, significant downward pressure on net interest margin caused by low interest rates. The Corporation earned $2.72 per share in 2003 as compared to $2.73 in 2002. Returns on Average Assets (ROA) and Equity (ROE) were 1.33% and 13.20%, respectively, in 2003 as compared to returns of 1.53% and 14.36%, respectively, in 2002.

      The core business products that experienced the most significant growth in average balances were checking deposits which were up 15%, money-market-type savings deposits which were up 9%, attorney escrow-type deposits which were up 28%, and residential mortgages which were up 35%. As in prior years, the growth in average checking balances was once again among the most significant items positively affecting earnings. The growth in checking balances is believed to be attributable to a variety of factors including targeted solicitation efforts by the Bank's business development officers, the opening of three commercial branches in Manhattan, the introduction and promotion of a free checking product for consumers, favorable conditions in the local economy, the high level of customer service offered by the Bank, and a lack of incentive for the Bank's customers to invest excess balances as a result of the low interest rate environment. The Bank's free checking campaign was launched in the first quarter and resulted in an increase this year of approximately 11% in the number of personal checking accounts.

      The growth in money-market-type savings balances was largely comprised of growth in "Select Savings", a statement savings account that earns a higher money market rate, and growth in nonpersonal money market balances. In addition to the competitive rate offered, the growth in Select Savings balances may be partially attributable to perceived risk in the equity markets. The growth in attorney escrow-type accounts is believed to be largely attributable to solicitation efforts and the high volume of mortgage refinance activity.

      Although the Bank has enjoyed strong deposit growth in recent years, management believes that an increase in interest rates and/or recovery in the equity markets may put pressure on the Bank's ability to grow its deposit base. Businesses could become more sensitive regarding balances maintained in noninterest-bearing deposit accounts and the risk/reward tradeoff offered by alternatives to bank deposit products may become more attractive.

      The growth in residential mortgages resulted from a strong housing market on Long Island, the low interest rate environment and its impact on the desire of bank customers to refinance their existing mortgages, and an aggressive residential mortgage campaign conducted by the Bank during the second half of 2003.

      Along with growth in its core business products, particularly checking balances, strategy changes with respect to the Bank's securities portfolio was among the most significant items positively impacting 2003 earnings. The changes involved reducing the size of the short-term securities portfolio, increasing the intermediate-term securities portfolio and loan portfolio, and borrowing under repurchase agreements to pre-invest future security and loan cash flows. The shift from short-term to intermediate-term securities enabled the Bank to take advantage of the better yields offered by somewhat longer maturities, and borrowing and pre-investing allowed this to happen faster.

      Other important factors also favorably impacting earnings were an unusually large commercial mortgage prepayment fee of $564,000 received in the first quarter and net gains on sales of securities of $333,000. The large prepayment fee added 8 cents to earnings per share.

      Overwhelmingly, the most negative influence on 2003 earnings was the overall decline in interest rates. On a sequential quarter-to-quarter basis, after a modest uptick in the first quarter, net interest margin continued to decrease. Management expects rates to remain low during the upcoming year. As cautioned in the past, sustained lower interest rates should result in continued margin pressure and further negatively impact the Bank's income. Conversely, if interest rates were to increase this may initially have a negative impact on net interest margin. However, sustained higher interest rates should have a positive impact.

      Also affecting 2003 earnings were increases in personnel costs and expenses of the Corporation's growth strategies, particularly the opening of three New York City commercial branches on June 2, 2003. While it is too soon to predict their ultimate success, management is optimistic regarding the long-term results of the New York City branches. On an ongoing basis management will continue to evaluate potential new branch sites.

      2003 was a more active year from the standpoint of the Corporation's stock repurchase program. During 2003, the Corporation was able to purchase 124,678 shares of common stock for an aggregate consideration of approximately $4,503,000. This compares to purchases of 49,894 and 168,147 shares in 2002 and 2001, respectively, each of which have been adjusted where applicable for the 3-for-2 stock split paid July 2002. The stock repurchase program has historically enhanced earnings per share and return on average stockholders' equity. This year the program contributed approximately 4 cents to per share earnings. The estimated contribution includes the full-year impact of the shares purchased in 2002 plus the additional impact of the shares purchased throughout 2003.

      Despite the amount spent for share repurchases and continued growth of cash dividends, total capital before unrealized gains on available-for-sale securities grew by $4,559,000 in 2003, or approximately 6%, and the Corporation's capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continues to be strong.

      2002 Versus 2001 Summary. The Corporation earned $2.73 per share in 2002 as compared to $2.33 in 2001, an increase of 17%. Based on 2002 net income of $11,563,000, the Corporation returned 1.53% on average total assets and 14.36% on average total equity as compared to returns of 1.52% and 13.75% in 2001. Total assets and deposits were $792,342,000 and $699,725,000, respectively, at December 31, 2002, each up by approximately 16% when compared to the prior year-end balance. Despite continued cash dividends and purchases under the Corporation's stock repurchase program, total capital before unrealized gains on available-for-sale securities grew by $7,710,000 in 2002, or approximately 10%, and the Corporation's capital ratios continued to substantially exceed the regulatory criteria for a well-capitalized bank. In addition, the Corporation's liquidity continued to be strong.

      Overwhelmingly, the most important reason for the earnings increase in 2002 was the significant growth in average checking balances. Average checking balances for 2002 were up approximately 20%. Except for the impact of the new branches opened in 2003, the growth in checking balances in 2002 is believed to be attributable to the same factors previously discussed with respect to the 2003 growth.

      Other factors that made a meaningful contribution to earnings growth in 2002 were loan growth and growth in savings and money market balances. Average loans outstanding grew by almost 18%, with the majority of the growth occurring in residential mortgages, commercial mortgages, and home equity lines. Growth in these categories is believed to be partially attributable to favorable conditions in the Long Island economy as well as a decline in interest rates and the resulting increase in the desire of bank customers to refinance their existing mortgages. The growth in savings and money market balances was largely comprised of growth in Select Savings and growth in nonpersonal money market balances. The growth in Select Savings balances in 2002 is believed to be attributable to the same factors previously cited with respect to the 2003 growth. The positive impact on earnings of checking, loan, and savings and money market growth was partially offset by a downtrend in net interest margin and an increase in noninterest expense.

      The volume of shares purchased during 2002 under the Corporation's stock repurchase program declined. As adjusted for 3-for-2 stock split paid July 2002, the Corporation purchased 49,894 shares in 2002 as compared to 168,147 shares in 2001. The stock repurchase program has historically enhanced earnings per share and return on average stockholders' equity. In 2002, the stock repurchase program contributed approximately 5 cents of the 40-cent increase in earnings per share. The estimated contribution to earnings per share includes the full-year impact of the shares purchased in 2001 plus the additional impact of the shares purchased throughout 2002.

Net Interest Income

      Average Balance Sheet, Interest Rates and Interest Differential. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders' equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.

                                                  2003                            2002                            2001
                                     ----------------------------    ---------------------------    ------------------------------
                                      Average              Average   Average              Average   Average                 Average
                                      Balance   Interest     Rate    Balance    Interest    Rate    Balance     Interest      Rate
                                     --------   --------   -------   --------   --------  -------   --------    --------    -------
Assets:                                                                 (dollars in thousands)
Federal funds sold ...............   $ 43,185    $   473     1.10%   $ 50,586    $   823    1.63%   $ 82,017    $  3,291      4.01%
Investment securities:
  Taxable ........................    330,336     12,426     3.76     290,322     13,669    4.71     223,538      12,643      5.66
  Nontaxable(1) ..................    152,997      9,421     6.16     128,337      8,791    6.85     114,982       8,038      6.99
Loans(1)(2) ......................    281,556     17,861     6.34     242,773     16,651    6.86     205,959      16,781      8.15
                                     --------    -------     ----    --------    -------    ----    --------    --------      ----
Total interest-earning assets(1) .    808,074     40,181     4.97     712,018     39,934    5.61     626,496      40,753      6.51
                                                 -------     ----                -------    ----                --------      ----
Allowance for loan losses ........     (2,246)                         (2,101)                        (1,941)
                                     --------                        --------                       --------
Net interest-earning assets ......    805,828                         709,917                        624,555
Cash and due from banks ..........     33,006                          31,284                         24,472
Premises and equipment, net ......      6,608                           6,654                          7,133
Other assets .....................      5,965                           5,848                          5,798
                                     --------                        --------                       --------
                                     $851,407                        $753,703                       $661,958
                                     ========                        ========                       ========

Liabilities and
  Stockholders' Equity:
Savings and money
  market deposits ................   $431,978      3,294      .76    $391,829      4,472    1.14    $343,389       7,944      2.31
Time deposits ....................     33,917        436     1.29      34,810        639    1.84      39,202       1,507      3.84
Securities sold under
  repurchase agreements ..........     17,100        148      .86          --         --      --          --          --        --
                                     --------    -------     ----    --------    -------    ----    --------    --------      ----
Total interest-bearing liabilities    482,995      3,878      .80     426,639      5,111    1.20     382,591       9,451      2.47
                                                 -------     ----                -------    ----                --------      ----
Checking deposits(3) .............    277,096                         241,683                        201,688
Other liabilities ................      5,217                           4,865                          4,289
                                     --------                        --------                       --------
                                      765,308                         673,187                        588,568
Stockholders' equity .............     86,099                          80,516                         73,390
                                     --------                        --------                       --------
                                     $851,407                        $753,703                       $661,958
                                     ========                        ========                       ========
Net interest income(1) ...........               $36,303                         $34,823                        $ 31,302
                                                 =======                         =======                        ========
Net interest spread(1) ...........                           4.17%                          4.41%                             4.04%
                                                             ====                           ====                              ====
Net interest margin(1) ...........                           4.49%                          4.89%                             5.00%
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

                                                                         Year Ended December 31,
                                                -----------------------------------------------------------------------------------
                                                            2003 versus 2002                        2002 versus 2001
                                                 Increase (decrease) due to changes in:     Increase (decrease) due to changes in:
                                                ----------------------------------------   ----------------------------------------
                                                                       Rate/       Net                            Rate/       Net
                                                 Volume     Rate     Volume(2)   Change     Volume      Rate    Volume(2)    Change
                                                -------    -------   ---------   -------   -------    -------   ---------   -------
                                                                                  (in thousands)
Interest Income:
Federal funds sold ........................     $  (120)   $  (269)   $    39    $  (350)  $(1,261)   $(1,957)   $   750    $(2,468)
Investment securities:
  Taxable .................................       1,884     (2,748)      (379)    (1,243)    3,777     (2,118)      (633)     1,026
  Nontaxable(1) ...........................       1,689       (888)      (171)       630       934       (162)       (19)       753
Loans(1) ..................................       2,660     (1,250)      (200)     1,210     3,000     (2,655)      (475)      (130)
                                                -------    -------    -------    -------   -------    -------    -------    -------
Total interest income(1) ..................       6,113     (5,155)      (711)       247     6,450     (6,892)      (377)      (819)
                                                -------    -------    -------    -------   -------    -------    -------    -------
Interest Expense:
Savings and money
  market deposits .........................         458     (1,484)      (152)    (1,178)    1,121     (4,025)      (568)    (3,472)
Time deposits .............................         (16)      (192)         5       (203)     (169)      (787)        88       (868)
Securities sold under repurchase agreements         148         --         --        148        --         --         --         --
                                                -------    -------    -------    -------   -------    -------    -------    -------
Total interest expense ....................         590     (1,676)      (147)    (1,233)      952     (4,812)      (480)    (4,340)
                                                -------    -------    -------    -------   -------    -------    -------    -------
Increase (decrease) in net
  interest income(1) ......................     $ 5,523    $(3,479)   $  (564)   $ 1,480   $ 5,498    $(2,080)   $   103    $ 3,521
                                                =======    =======    =======    =======   =======    =======    =======    =======

(1)   Tax-equivalent basis.

(2) Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income - 2003 Versus 2002

      Net interest income on a tax-equivalent basis increased by $1,480,000, or 4.3%, from $34,823,000 in 2002 to $36,303,000 this year. As can be seen from the above rate/volume analysis, the increase is primarily comprised of a positive volume variance of $5,523,000 and a negative rate variance of $3,479,000. It should be noted that without the large commercial mortgage prepayment fee previously discussed, net interest income on a tax-equivalent basis would have been up by $916,000, or 2.6%, rather than $1,480,000, and the negative rate variance for loans would have been $564,000 higher.

      Volume Variance. During 2003, the Bank experienced strong growth in its core deposit products, with the largest increases occurring in checking, money-market-type savings balances, and attorney escrow-type balances. In addition, in response to continued downward pressure on net interest margin caused by low interest rates, management implemented strategy changes with respect to the Bank's securities portfolio. These changes involved reducing the size of the short-term securities portfolio, increasing the size of the intermediate-term securities portfolio and loan portfolio, and using borrowings under repurchase agreements to pre-invest future security and loan cash flows. The aggregate positive impact of these items, which largely comprises the positive volume variance referred to above, more than offset the negative impact of the downtrend in net interest margin discussed in the "Rate Variance" section that follows. The growth in the intermediate-term securities portfolio is largely comprised of U.S. government agency ten-year pass-through mortgage securities and U.S. Treasury securities with maturities ranging from three to five years. Management views the ten-year pass-through mortgage security as an attractive instrument for the Bank's investment portfolio because of the incremental income that can be earned when compared to a similar duration U.S. Treasury security and because these securities have a relatively short average life and are generally collateralized by low loan-to-value mortgage loans that have borrowers with high credit scores.

      Comparing 2003 to 2002, average checking deposits increased by $35,413,000, or approximately 15%. Funding interest-earning asset growth with growth in checking deposits has a greater positive impact on net interest income than funding such growth with interest-bearing deposits because checking deposits, unlike interest-bearing deposits, have no associated interest cost. This is the primary reason that the growth of checking balances has historically been one of the Corporation's key strategies for increasing earnings per share.

      Also when comparing 2003 to 2002, average money-market-type deposit balances increased by $25,945,000, or approximately 9% and average attorney escrow-type balances increased by $9,506,000, or approximately 28%. In addition, average borrowings under repurchase agreements amounted to $17,100,000. With respect to the growth in money-market-type deposit balances, the largest components were growth in Select Savings and nonpersonal money market accounts.

      The Bank's new business solicitation program is a significant factor that favorably impacted growth in the average balances of checking accounts, money-market-type deposit accounts, and attorney escrow-type accounts. The Bank's attention to customer service, favorable conditions in the local economy, and a lack of incentive for the Bank's customers to invest excess balances as a result of the low interest rate environment are also believed to have made a contribution. Competitive pricing and customer demographics are believed to be other important factors with respect to growth in the average balance of money-market-type deposits. Perceived risk in the equity markets may have also played a role.

      As with its core deposit products, the Bank also experienced good growth in its core loan products, with the most significant growth occurring in residential mortgages and home equity loans. From year end 2002 to year end 2003, the residential mortgage portfolio increased by over $48 million, or approximately 53%, and home equity line outstandings increased by approximately $4.5 million, or 15%. On an average balance basis, residential mortgages are up by approximately $28 million, or 35%, and home equity line outstandings are up by approximately $5.5 million, or 20%. At December 31, 2003, loans secured by residential real estate represent 66% of total loans secured by real estate and 55% of total loans. This compares to 58% of loans secured by real estate and 48% of total loans, respectively, at December 31, 2002.

      The low interest rate environment and a strong housing market on Long Island are important factors that favorably impacted the growth in both residential mortgages and home equity line outstandings. Another important factor was an aggressive residential mortgage campaign mounted during the latter half of 2003 that focused on ten-year fixed rate mortgages. The ten-year mortgage like the similar ten-year pass-through mortgage security is viewed by management to be an attractive instrument for the Bank's portfolio. In addition to the benefits offered by the ten-year pass-through security, the ten-year mortgage provides even more interest income and the opportunity to build franchise value by attracting new customers and doing additional business with existing customers.

      Rate Variance. Interest rates began to decline in early 2001. By the end of the year, short-term interest-rates had fallen significantly as evidenced by a reduction of 4.75% in both the federal funds target rate and the Bank's prime lending rate. During 2002, there were no further reductions in short-term rates until November when both the federal funds target rate and the Bank's prime lending rate declined by an additional .50%. Rates on intermediate and longer-term securities and loans also declined during 2001 and 2002, but by contrast to short-term rates, the magnitude of the decline was far more significant in 2002. The largest portion of the decrease occurred in the latter half of the year. During 2003, longer-term rates were volatile but remained low. In addition, in late June 2003, the federal funds target rate and the Bank's prime lending rate were reduced further, by an additional .25%. Although both short and long-term rates are now at extremely low levels, they could decline more.

      As a result of the sharp and sustained decrease in interest rates, net interest margin trended downward during the latter half of 2002 as interest-earning assets repriced at lower yields and proceeds from the maturity, amortization and prepayment of such assets were reinvested at lower yields without an equal and offsetting reduction in the cost of funds. Excluding the effect of the large prepayment fee, there was a modest uptick in net interest margin for the first quarter of 2003 followed by a continuation of the downward trend for the rest of the year. It should be noted that a portion of the decline in the Bank's net interest margin was caused by an acceleration of prepayments on mortgage securities and the resulting need to amortize premiums on these securities faster. Although prepayments slowed in the last few months of 2003, future prepayments and their impact on premium amortization will be very much dependent on interest rate movements.

      Management believes that available yields will remain low in the upcoming year. If this were to occur and as a result assets continue to reprice and be reinvested at lower yields, the Bank's net interest margin will continue downward. In addition, the rate variance as depicted in the preceding table should become more negative. This obviously exerts a good deal of pressure on earnings. Conversely, while an increase in interest rates may initially have a negative impact on net interest margin, sustained higher interest rates should have a positive impact.

Net Interest Income - 2002 Versus 2001

      Net interest income on a tax-equivalent basis increased by $3,521,000, or 11.2%, from $31,302,000 in 2001 to $34,823,000 in 2002. As can be seen from the preceding rate/volume analysis, the increase is primarily comprised of a positive volume variance of $5,498,000 and a negative rate variance of $2,080,000.

      Volume Variance. The positive volume variance was largely caused by substantial growth in average checking deposits and the use of such funds to purchase investment securities and originate loans. When comparing 2002 to 2001, average checking deposits increased by $39,995,000, or approximately 20%. Also making a contribution to the positive volume variance was growth in savings and money market deposit balances and the use of such funds to purchase investment securities and originate loans. When comparing 2002 to 2001, average savings and money market deposit balances increased by $48,440,000, or 14.1%. Although the largest components of this increase were growth in Select Savings and nonpersonal money market accounts, the Bank also experienced good growth in traditional savings and IOLA (interest on lawyer) accounts. The reasons for the increases in checking and money market deposits are the same as those previously discussed with respect to the 2003 year.

      Rate Variance. As previously discussed, short-term interest rates decreased during 2002 and 2001, with the most pronounced decrease occurring in the 2001 year. Despite these decreases, the Bank was able to preserve its spread on short-term interest-earning assets and liabilities by extending the average maturity of its short-term securities portfolio and thereby taking advantage of the slope of the yield curve.

      Rates on intermediate and longer-term securities and loans also declined during 2001 and 2002, but by contrast to short-term rates, the magnitude of the decline was far more significant in 2002. During 2002, yields on two, five, and ten-year U.S. Treasury securities decreased by 142, 157, and 124 basis points, respectively, with most of the decrease occurring in the last half of the year. As a result, net interest margin trended downward throughout 2002 as interest-earning assets repriced at lower yields and proceeds from the maturity and amortization of such assets were reinvested at lower yields.

Noninterest Income, Noninterest Expense, and Income Taxes

      Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of available-for-sale securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Noninterest income was $5,998,000, $5,488,000, and $4,949,000 in 2003, 2002, and 2001,
respectively. The 9.3% increase in noninterest income in 2003 is largely comprised of net gains on sales of available-for-sale securities of $333,000 and an increase of $155,000 in Investment Management Division income. The positive earnings impact of these items was partially offset by a decrease in service charges on deposit accounts of $162,000. Net gains on sales of available-for-sale securities includes $408,000 in gains which resulted from the sale of an equity security that the Bank was once required to acquire and hold as part of a government sponsored loan program. The increase in Investment Management Division income is largely attributable to market appreciation in assets under management and new business. The decrease in service charges is believed to be attributable to customers maintaining higher balances in the low interest rate environment.

      The 10.9% increase in noninterest income in 2002 is primarily attributable to a revised service charge schedule which went into effect on March 1, 2002 and the fact that losses on sales of available-for-sale securities decreased by $237,000.

      Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $23,475,000 and $21,488,000 in 2003 and 2002, respectively, representing increases over prior year amounts of $1,987,000, or 9.2%, and $1,721,000, or 8.7%. The increase for 2003 is largely comprised of an increase in salaries of $602,000, or 6.1%, an increase in occupancy and equipment expense of $446,000, or 15.2%, and an increase in other operating expenses of $750,000, or 17.2%. The increase in salaries is attributable to normal annual salary adjustments and additions to staff resulting primarily from the opening of three New York City branches. The increase in occupancy and equipment expense is largely attributable to increases in rent expense, maintenance costs, and equipment depreciation, a significant portion of which resulted from the opening of the New York City branches. The largest components of the increase in other operating expenses are an increase in general insurance expense, due primarily to conditions in the insurance marketplace and increased levels of liability coverage, and an increase in marketing expense, a substantial portion of which is attributable to the Bank's free checking campaign and the New York City branches.

      The increase in noninterest expense for 2002 is primarily comprised of an increase in salaries of $871,000, or 9.7%, and an increase in employee benefits expense of $731,000, or 20.1%. The increase in salaries is attributable to normal annual salary adjustments and additions to staff. The increase in employee benefits expense is largely attributable to increases in the cost of health care insurance, profit sharing expense, and incentive compensation. The strong growth in earnings per share for 2002 was the primary reason for the increase in profit sharing expense. Earnings per share growth, goals being exceeded, and a further move toward performance based compensation are the primary reasons for the increase in incentive compensation.

      Income tax expense as a percentage of book income was 25.0%, 26.4%, and 25.9% in 2003, 2002, and 2001, respectively. The decrease in the percentage for 2003 is primarily attributable to the fact tax-exempt interest income became a larger component of income before income taxes. The reverse was true for 2002 and therefore income tax expense as a percentage of book income increased over 2001.

Application of Critical Accounting Policies

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts. Our determination of the allowance for loan losses is a critical accounting estimate because it is based on our subjective evaluation of a variety of factors at a specific point in time and involves difficult and complex judgments about matters that are inherently uncertain. In the event that management's estimate needs to be adjusted based on, among other things, additional information that comes to light after the estimate is made or changes in circumstances, such adjustment could result in the need for a significantly different allowance for loan losses and thereby materially impact, either positive or negative, the Bank's results of operations.

      The Bank's Reserve Committee, which is chaired by the Senior Lending Officer, meets on a quarterly basis and is responsible for determining the allowance for loan losses after considering, among other things, the results of credit reviews performed by the Bank's loan review officer. In addition, and in conjunction with the Bank's Chief Financial Officer, the Reserve Committee is responsible for implementing and maintaining policies and procedures surrounding the calculation of the required allowance. The Bank's allowance for loan losses is subject to periodic examination by the Office of the Comptroller of the Currency, the Bank's primary federal banking regulator, whose safety and soundness examination includes a determination as to its adequacy to absorb probable losses.

      The first step in determining the allowance for loan losses is to identify loans in the Bank's portfolio that are individually deemed to be impaired. In doing so, subjective judgments need to be made regarding whether or not it is probable that a borrower will be unable to pay all principal and interest due according to contractual terms. Once a loan is identified as being impaired, management uses either the fair value of the underlying collateral or the discounted value of expected future cash flows to determine the amount of the impairment loss, if any, that needs to be included in the overall allowance for loan losses. Although appraisals are used as a starting point in estimating the fair value of real estate collateral, management also makes qualitative judgments based on knowledge of the local real estate market, analysis of current economic conditions, and expectations with regard to conditions that may prevail in the future. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgments. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan's remaining life.

      In addition to estimating losses for loans individually deemed to be impaired, management also estimates collective impairment losses for pools of loans that are not specifically reviewed. Statistical information regarding the Bank's historical loss experience over a period of time believed to be relevant is weighted very heavily in management's estimate of such losses. However, future losses could vary significantly from those experienced in the past. In addition, management also considers a variety of general qualitative factors and then subjectively determines the amount of weight to assign to each in estimating losses. The factors include, among others, national and local economic conditions, environmental risks, trends in volume and terms of loans, concentrations of credit, changes in lending policies and procedures, and experience, ability, and depth of the Bank's lending staff. Because of the nature of the factors and the difficulty in assessing their impact, management's resulting estimate of losses may not accurately reflect actual losses in the portfolio.

      Although the allowance for loan losses has two separate components, one for impairment losses on individual loans and one for collective impairment losses on pools of loans, the entire allowance for loan losses is available to absorb realized losses as they occur whether they relate to individual loans or pools of loans.

Asset Quality

      The Corporation has identified certain assets as risk elements. These assets present more than the normal risk that the Bank will be unable to eventually collect or realize their full carrying value. Information about the Corporation's risk elements is as follows:

                                                                                                      December 31,
                                                                                   ------------------------------------------------
                                                                                    2003       2002      2001       2000       1999
                                                                                   ------     ------    ------     ------     -----
                                                                                                  (dollars in thousands)
Nonaccruing loans ............................................................     $   97     $   --    $  105     $   --     $  28
Loans past due 90 days or more as to
  principal or interest payments and still accruing ..........................        348          2       236        173         5
Foreclosed real estate .......................................................         --         --        --         --        --
                                                                                   ------     ------    ------     ------     -----
  Total nonperforming assets .................................................        445          2       341        173        33
Troubled debt restructurings .................................................          5         --        10         --        --
                                                                                   ------     ------    ------     ------     -----
  Total risk elements ........................................................     $  450     $    2    $  351     $  173     $  33
                                                                                   ======     ======    ======     ======     =====

Nonaccruing loans as a percentage of total loans .............................        .03%       .00%      .05%       .00%      .02%
                                                                                   ======     ======    ======     ======     =====
Nonperforming assets as a percentage of total loans
  and foreclosed real estate .................................................        .14%       .00%      .15%       .09%      .02%
                                                                                   ======     ======    ======     ======     =====
Risk elements as a percentage of total loans and
  foreclosed real estate .....................................................        .14%       .00%      .15%       .09%      .02%
                                                                                   ======     ======    ======     ======     =====

                                                                                                Year Ended December 31,
                                                                                   ------------------------------------------------
                                                                                    2003       2002      2001       2000       1999
                                                                                   ------     ------    ------     ------     -----
                                                                                                   (in thousands)
Gross interest income that would have been
recorded during the year under original terms:
  Nonaccrual loans ...........................................................     $    5     $   --    $    8     $   --     $   4
  Restructured loans .........................................................         --         --        --         --        --

Gross interest income recorded during the year:
  Nonaccrual loans ...........................................................          2         --         4         --         3
  Restructured loans .........................................................         --         --        --         --        --

Commitments for additional funds - Nonaccrual, restructed, past due loans ....       None       None       150        150      None

Allowance and Provision For Loan Losses

      The allowance for loan losses was $2,452,000 and $2,085,000 at December 31, 2003 and 2002, respectively, representing .8% of total loans at each date. The change in the allowance during 2003 is due to a $457,000 provision for loan losses, chargeoffs of $110,000, and recoveries of $20,000. As compared to 2002, the provision for loan losses increased by $357,000 in 2003 primarily because of growth in the portfolio and the resulting impact on calculated pool reserves.

      The allowance for loan losses is an amount that management currently believes will be adequate to absorb estimated probable losses inherent in the Bank's loan portfolio. In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance. As more fully discussed in the "Application of Critical Accounting Policies" section of this discussion and analysis of financial condition and results of operations, the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from these estimates.

      The following table sets forth the allocation of the Bank's total allowance for loan losses by loan type.

                                                                                December 31,
                                        --------------------------------------------------------------------------------------------
                                              2003               2002               2001               2000                1999
                                        ----------------   ----------------   ----------------   -----------------  ----------------
                                                  % of               % of               % of               % of               % of
                                                  Loans              Loans              Loans              Loans              Loans
                                                To Total           To Total           To Total            To Total          To Total
                                        Amount   Loans     Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans
                                        ------  --------   ------  --------   ------  --------   ------   --------  ------  --------
                                                                          (dollars in thousands)
Commercial ..........................   $  605     14.9%   $  438     14.3%   $  667     18.1%   $  566     15.8%   $  397     16.5%
Real-estate secured .................    1,763     83.4     1,469     83.4     1,252     79.4     1,160     80.5     1,304     80.8
Consumer and other ..................       84      1.7        94      2.3        94      2.5       129      3.7       137      2.7
                                        ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
   Total allocated ..................    2,452    100.0     2,001    100.0     2,013    100.0     1,855    100.0     1,838    100.0
Unallocated .........................       --       --        84       --         7       --        88       --       195       --
                                        ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
                                        $2,452    100.0%   $2,085    100.0%   $2,020    100.0%   $1,943    100.0%   $2,033    100.0%
                                        ======    =====    ======    =====    ======    =====    ======    =====    ======    =====

      The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions could affect the financial strength of the Bank's borrowers and do effect the value of real estate collateral securing the Bank's mortgage loans. Loans secured by real estate represent approximately 83% of the Bank's total loans outstanding at December 31, 2003. Most of these loans were made to borrowers domiciled on Long Island and are secured by Long Island properties. In recent years, economic conditions on Long Island have been good and residential real estate values have grown to unprecedented highs. Such conditions and values could deteriorate in the future, and such deterioration could be substantial. If this were to occur, some of the Bank's borrowers may be unable to make the required contractual payments on their loans, and the Bank may be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank's underwriting policies for residential mortgages are relatively conservative and, as a result, the Bank should be less affected than the overall market.

      Future provisions and chargeoffs could also be affected by environmental impairment of properties securing the Bank's mortgage loans. Environmental audits for commercial mortgages were instituted by the Bank in 1987. Under the Bank's current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on the mortgaged properties that would materially affect the value of the portfolio.

Cash Flows and Liquidity

      Cash Flows. As shown in the Consolidated Statement of Cash Flows, the Corporation's primary sources of cash are deposit growth, maturities and amortization of investment securities, operations, and borrowings under repurchase agreements. The Corporation uses cash from these and other sources to first fund loan growth. Any remaining cash is used primarily to purchase a combination of short, intermediate, and longer-term investment securities, pay cash dividends, and repurchase common stock under the Corporation's share repurchase program. During 2003, the Corporation reduced its cash and cash equivalent position by $5,799,000 in an attempt to take advantage of the higher yields offered by investment securities.

      Liquidity. The Corporation has both internal and external sources of near-term liquidity that can be used to fund loan growth and accommodate deposit outflows. The primary internal sources of liquidity are its overnight position in federal funds sold; its short-term investment securities portfolio which generally consists of securities purchased to mature within two years and securities with average lives of approximately two years; maturities and monthly payments on the balance of the investment securities portfolio and the loan portfolio; and intermediate and longer-term investment securities designated as available-for-sale. At December 31, 2003, the Corporation had $30,000,000 in federal funds sold, a short-term securities portfolio not subject to pledge agreements of $74,676,000, and intermediate and longer-term available-for-sale securities not subject to pledge agreements of $207,432,000. While maturities of shorter-term securities in the Corporation's portfolio provide a significant source of near term liquidity, the intermediate and longer-term securities provide higher current returns and their maturities will provide a significant source of liquidity in the future.

      The Corporation's primary external sources of liquidity are customer deposits and borrowings from brokerage firms, other commercial banks, and the Federal Reserve Bank of New York. The Bank's deposit base consists largely of core deposits from businesses and consumers in its local market area and does not include any brokered deposits. The Bank has the ability to borrow on a secured basis from brokerage firms under repurchase agreements. Although the Bank currently has repurchase agreements in place with three brokerage firms, these agreements do not represent legal commitments on the part of the brokerage firms to extend credit to the Bank. The amount that the Bank can potentially borrow under these agreements is believed to be currently in excess of $100 million and depends on, among other things, the amount and quality of the Bank's eligible collateral and the financial condition of the Bank. Recently the Bank began utilizing short-term borrowings under repurchase agreements to pre-invest cash flows from the securities and loan portfolios.

      The Bank can also borrow overnight federal funds on an unsecured basis under lines with other commercial banks. These lines in the aggregate amount of $30 million do not represent legal commitments to extend credit on the part of the other banks.

      As a backup to borrowing from brokerage firms and other commercial banks, the Bank is eligible to borrow on a secured basis at the Federal Reserve Bank ("FRB") discount window under the primary credit program. Primary credit is normally granted on a "no questions asked" basis at a rate 100 basis points above the federal funds target rate. Primary credit is generally extended on a very short-term basis, typically overnight, and is viewed by the FRB as a backup source of short-term funds for sound depository institutions like the Bank. The amount that the Bank can borrow under the primary credit program depends on, among other things, the amount of available eligible collateral.

Off-Balance Sheet Arrangements and Contractual Obligations

      The Corporation's off-balance sheet arrangements and contractual obligations at December 31, 2003 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has as of December 31, 2003 pursuant to off-balance sheet arrangements and contractual obligations.

                                                                            Amount of Commitment Expiration Per Period
                                                                     -----------------------------------------------------
                                                                                     Over            Over
                                                       Total           One         One Year      Three Years        Over
                                                      Amounts          Year         Through        Through          Five
                                                     Committed        or Less     Three Years     Five Years       Years
                                                     ---------       --------     ------------   -----------      --------
                                                                                (in thousands)
Commitments to extend credit ..................       $ 58,700       $ 29,549       $  9,703       $ 19,394       $     54
Standby letters of credit .....................          2,778          2,778             --             --             --
Commercial letters of credit ..................             90             90             --             --             --
Operating lease obligations ...................          4,602            692          1,177            938          1,795
Purchase obligations ..........................            948            296            622             30             --
                                                      --------       --------       --------       --------       --------
                                                      $ 67,118       $ 33,405       $ 11,502       $ 20,362       $  1,849
                                                      ========       ========       ========       ========       ========

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

      The Bank's exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit, standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments to extend credit and generally uses the same credit policies for letters of credit as it does for on-balance-sheet instruments.

      Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other loan commitments generally expire in 45 days. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

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

      Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The Bank generally obtains personal guarantees supporting these commitments. The purchase obligations are pursuant to contracts that the Bank has with providers of data processing and custodial services.

Capital

      The Corporation's capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well capitalized bank is one that has a total risk-based capital ratio, as defined, equal to or greater than 10%, a Tier 1 risk-based capital ratio, as defined, equal to or greater than 6%, and a Tier 1 leverage capital ratio, as defined, equal to or greater than 5%. The Corporation's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 27.16%, 26.41% and 9.36%, respectively, at December 31, 2003 substantially exceed the requirements for a well-capitalized bank.

      Total stockholders' equity increased by $3,849,000 during 2003, or from $85,442,000 at December 31, 2002 to $89,291,000 at December 31, 2003. Net income was the largest contributor to the growth in stockholders' equity. However, amounts expended for share repurchases and cash dividends largely offset the contribution made by net income.

      Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase, from time to time, shares of its own common stock in market or private transactions. Under plans approved by the Board of Directors in 2003 and 2001, the Corporation purchased 124,678 shares in 2003 and can purchase 53,743 shares in the future. The details of the Corporation's purchases under the stock repurchase program during the fourth quarter of 2003 are set forth in the table that follows.

                                                                                        Total Number of
                                                                                      Shares Purchased as      Maximum Number of
                                                              Total       Average      Part of Publicly      of Shares that May Yet
                                                           Number of    Price Paid      Announced Plans      Be Purchased Under the
Period                                                       Shares      Per Share      or Programs(1)       Plans or Programs (1)
--------------------------------------------------         ---------    ----------    -------------------    ----------------------
October 1, 2003 to October 31, 2003  .............              --            --               --                   58,302
November 1, 2003 to November 30, 2003 ............           4,060        $42.59            4,060                   54,242
December 1, 2003 to December 31, 2003 ............             499        $44.35              499                   53,743

      (1) All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2003 were purchased under a 100,000 share plan approved by the Corporation's board of directors on January 21, 2003 and publicly announced on January 24, 2003. In addition, the Corporation publicly announced a 50,000 share program on April 24, 2003 under which no shares have yet been purchased. The Corporation's share repurchase plans do not have fixed expiration dates.

      The stock repurchase program has historically enhanced earnings per share and return on average stockholders' equity. This year the program contributed approximately 4 cents to per share earnings. The estimated contribution includes the full-year impact of the shares purchased in 2002 plus the additional impact of the shares purchased throughout 2003.

      Market Liquidity. Trading in the Corporation's common stock is limited. The total trading volumes for 2003 and 2002 as reported by Nasdaq were 1,151,590 and 743,903 shares, respectively, with average daily trading volumes of 4,570 and 2,952 shares, respectively. During 2003, the Corporation purchased 124,678 shares, 116,400 of which were purchased in market transactions, and in 2002 purchased 49,894 shares, 12,000 of which were purchased in market transactions. These market purchases represent approximately 10% and 2% of the total trading volumes for the Corporation's common stock as reported by Nasdaq for 2003 and 2002, respectively. Although the Corporation has had a stock repurchase program since 1988, if the Company discontinues the program it could adversely affect market liquidity for the Corporation's common stock, the price of the Corporation's common stock, or both.

      Russell 3000(R) and 2000(R) Indices. Frank Russell Company ("Russell") currently maintains 21 U.S. common stock indices. The indices are reconstituted each July 1st using objective criteria, primarily market capitalization, and do not reflect subjective opinions. All indices are subsets of the Russell 3000(R) Index which represents most of the investable U. S. equity market.

      The broad market Russell 3000(R) Index includes the largest 3,000 companies in terms of market capitalization and the small cap Russell 2000(R) Index is comprised of the smallest 2,000 companies in the Russell 3000(R) Index. The Corporation's capitalization, as computed by Russell, would place it at the low end of the range for both the Russell 3000(R) and 2000(R) Indices.

      The Corporation's common stock is included in the Russell 3000(R) and 2000(R) Indices. The Corporation believes that inclusion in the Russell Indices positively impacts the price of its common stock and increases the stock's trading volume and liquidity. Conversely, if the Corporation's market capitalization falls below the minimum necessary to be included in the Indices at any future annual reconstitution date, the Corporation believes that this could adversely affect the price, volume and liquidity of its common stock.

Market Risk

      The Bank invests in interest-earning assets which are funded by interest-bearing deposits and borrowings, noninterest-bearing deposits, and capital. The Bank's results of operations are subject to risk resulting from interest rate fluctuations generally and having assets and liabilities that have different maturity, repricing, and prepayment/withdrawal characteristics. The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (present value of expected future cash flows from assets less the present value of expected future cash flows from liabilities) will change when interest rates change. The principal objective of the Bank's asset/liability management activities is to maximize net interest income while at the same time maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

      Because the Bank's loans and investment securities generally reprice slower than its interest-bearing deposit accounts, a decrease in interest rates uniformly across the yield curve should initially have a positive impact on the Bank's net interest income. However, if the Bank does not decrease the rates paid on its money-market-type deposit accounts as quickly or in the same amount as market decreases in the overnight federal funds rate or the prime lending rate, the magnitude of the positive impact will decline. In addition, rates may decrease to the point that the Bank can not reduce its money market rates any further.

      If interest rates decline and are sustained at the lower levels and, as a result, the Bank purchases securities at lower yields and loans are originated or repriced at lower yields, the impact on net interest income should be negative because 40% of the Bank's average interest-earning assets are funded by noninterest-bearing checking deposits and capital.

      Conversely, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. However, if the Bank does not increase the rates paid on its money-market-type deposit accounts as quickly or in the same amount as market increases in the overnight federal funds rate, the prime lending rate, and other short-term market rates, the magnitude of the negative impact will decline. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.

      The Bank monitors and controls interest rate risk through a variety of techniques including the use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank also uses the models to calculate the change in net portfolio value over a range of interest rate change scenarios.

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

      Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the actual impact of changes in the interest rate environment on the Bank's net interest income or net portfolio value.

      The following table is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation's net portfolio value at December 31, 2003 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income for the year ending December 31, 2004 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. The rate change information in the table shows estimates of net portfolio value at December 31, 2003 and net interest income for the year ending December 31, 2004 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax effected. In addition, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

      Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank's interest-bearing deposit accounts reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its money-market-type deposit accounts as quickly or in the same amount as market increases in the overnight federal funds rate or the prime lending rate, the magnitude of the negative impact will decline. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. However, deposit rates are currently very low as indicated by the Bank's overall cost of deposits of 80 basis points in 2003. Therefore, while rates on many of the Bank's interest earning assets could drop by 100 or 200 basis points, deposit rates could not. It is for this reason that in rates down 100 basis points the projected increase in net interest income as compared to the base case is less than the projected decrease in rates up 100 basis points. In addition, as shown in the table, in rates down 200 basis points net income is actually less rather than more than the base case.

                                                       Net Portfolio Value (NPV)         Net Interest Income
                                                         at December 31, 2003                  for 2004
                                                       --------------------------       ---------------------
                                                                        Percent                      Percent
                                                                         Change                      Change
                                                                          From                        From
      Rate Change Scenario                              Amount          Base Case        Amount     Base Case
      --------------------------------------------     --------         ---------       --------    ---------
                                                                         (dollars in thousands)
      + 200 basis point rate shock ...............     $ 54,666           (44.1)%       $ 27,742      (17.2)%
      + 100 basis point rate shock ...............       75,702           (22.6)          30,618       (8.6)
        Base case (no rate change) ...............       97,832              --           33,495         --
      - 100 basis point rate shock ...............      121,170            23.9           34,896        4.2
      - 200 basis point rate shock ...............      145,998            49.2           33,220       (0.8)

      The table that follows summarizes the Corporation's cumulative interest rate sensitivity gap at December 31, 2003 based upon significant estimates and assumptions that the Corporation believes to be reasonable. As shown in the table, the Bank has a significant volume of money market deposit accounts that are subject to repricing as short-term interest rates change. Since the amount of these deposits outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank's net interest income in the near term. However, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its money market deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank's net interest income in the near term. However, if short-term rates decline to the point that the Bank can not, due to competitive pressures and/or the absolute level of rates, decrease its money market rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline.

                                                                                Repricing Date
                                         -------------------------------------------------------------------------------------------
                                                        Over        Over                   Over
                                                       Three        Six                  One Year
                                           Three       Months      Months      Total      Through      Over       Non-
                                           Months     Through     Through      Within       Five       Five    interest-
                                          or Less    Six Months   One Year    One Year     Years      Years    Sensitive     Total
                                         ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
                                                                                 (in thousands)
Assets:
   Federal funds sold ...............    $  30,000   $      --   $      --   $  30,000   $      --  $      --  $      --   $  30,000
   Investment securities ............       38,802      24,319      40,394     103,515     259,623    150,777      5,512     519,427
   Loans ............................      105,033      16,594      33,186     154,813     115,039     51,390     (1,723)    319,519
   Other assets .....................           --          --          --          --          --         --     45,318      45,318
                                         ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
                                           173,835      40,913      73,580     288,328     374,662    202,167     49,107     914,264
                                         ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
Liabilities and Stockholders' Equity:
   Checking deposits ................           --          --          --          --          --         --    297,454     297,454
   Savings and money market deposits       330,008       9,347      13,315     352,670      93,181         --         --     445,851
   Time deposits, other .............        7,240       4,695       3,368      15,303       2,035         84         --      17,422
   Time deposits, $100,000 and over .       13,592         526       2,202      16,320         108         --         --      16,428
   Securities sold under repurchase
     agreements .....................       41,184          --          --      41,184          --         --         --      41,184
   Other liabilities ................           --          --          --          --          --         --      6,634       6,634
   Stockholders' equity .............           --          --          --          --          --         --     89,291      89,291
                                         ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
                                           392,024      14,568      18,885     425,477     95,324          84    393,379     914,264
                                         ---------   ---------   ---------   ---------   ---------  ---------  ---------   ---------
Interest-rate sensitivity gap .......    $(218,189)  $  26,345   $  54,695   $(137,149)  $ 279,338  $ 202,083  $(344,272)  $      --
                                         =========   =========   =========   =========   =========  =========  =========   =========
Cumulative interest-rate
 sensitivity gap ....................    $(218,189)  $(191,844)  $(137,149)  $(137,149)  $ 142,189  $ 344,272  $      --   $      --
                                         =========   =========   =========   =========   =========  =========  =========   =========

Regulatory Matters

      Pending Legislation. Commercial checking deposits currently account for approximately 29% of the Bank's total deposits. Congress is currently considering legislation that would allow customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits in the future. Although management currently believes that the Bank's earnings could be more severely impacted by permitting the payment of interest on corporate checking deposits than the daily sweeping of funds from interest-bearing accounts to cover checks, either could have a material adverse impact on the Bank's future results of operations.

      Examinations. The Bank was examined by the Office of the Comptroller of the Currency as of September 30, 2003. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation's liquidity, capital resources, or operations.

New Accounting Pronouncements

      A discussion of new accounting pronouncements is included in Note A to the Corporation's consolidated financial statements.

Forward Looking Statements

      "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains various forward-looking statements with respect to financial performance and business matters. Such statements are generally contained in sentences including the words "expect" or "could" or "should" or "would" or "believe". The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

[LOGO] The First of Long Island

A BEACON OF STRENGTH IN ALL ECONOMIC CLIMATES

[LOGO] CROWE

Crowe Chizek and Company LLC
Member Horwath International

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying consolidated balance sheet of The First of Long Island Corporation as of December 31, 2003 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The First of Long Island Corporation as of and for the year ended December 31, 2002 were audited by other auditors who issued an unqualified opinion on those financial statements in their report dated January 24, 2003. The financial statements of The First of Long Island Corporation as of and for the year ended December 31, 2001 were audited by other auditors who have ceased operations and who expressed an unqualified opinion on those financial statements in their report dated January 22, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                            /s/ Crowe Chizek and Company LLC
                                            Crowe Chizek and Company LLC

Morristown, New Jersey
January 16, 2004

CONSOLIDATED BALANCE SHEETS

                                                                                                     December 31,
                                                                                            --------------------------------
                                                                                                2003                2002
                                                                                            -------------      -------------
Assets:
   Cash and due from banks .....................................................            $  31,430,000      $  33,229,000
   Federal funds sold ..........................................................               30,000,000         34,000,000
                                                                                            -------------      -------------
     Cash and cash equivalents .................................................               61,430,000         67,229,000
                                                                                            -------------      -------------

   Investment securities:
          Held-to-maturity, at amortized cost (fair
             value of  $242,563,000 and $282,438,000) ..........................              238,289,000        273,102,000
          Available-for-sale, at fair value (amortized cost
             of $275,745,000 and $173,794,000) .................................              281,138,000        180,406,000
                                                                                            -------------      -------------
                                                                                              519,427,000        453,508,000
                                                                                            -------------      -------------
   Loans:
          Commercial and industrial ............................................               47,886,000         37,329,000
          Secured by real estate ...............................................              268,508,000        217,730,000
          Consumer .............................................................                5,730,000          6,414,000
          Other ................................................................                  729,000            628,000
                                                                                            -------------      -------------
                                                                                              322,853,000        262,101,000
          Unearned income ......................................................                 (882,000)          (993,000)
                                                                                            -------------      -------------
                                                                                              321,971,000        261,108,000
          Allowance for loan losses ............................................               (2,452,000)        (2,085,000)
                                                                                            -------------      -------------
                                                                                              319,519,000        259,023,000
                                                                                            -------------      -------------

   Bank premises and equipment, net ............................................                6,795,000          6,398,000
   Other assets ................................................................                7,093,000          6,184,000
                                                                                            -------------      -------------
                                                                                            $ 914,264,000      $ 792,342,000
                                                                                            =============      =============
Liabilities:
   Deposits:
          Checking .............................................................            $ 297,454,000      $ 256,444,000
          Savings and money market .............................................              445,851,000        412,815,000
          Time, other ..........................................................               17,422,000         17,359,000
          Time, $100,000 and over ..............................................               16,428,000         13,107,000
                                                                                            -------------      -------------
                                                                                              777,155,000        699,725,000
   Securities sold under repurchase agreements .................................               41,184,000                 --
   Accrued expenses and other liabilities ......................................                4,332,000          4,492,000
   Current income taxes payable ................................................                  267,000            289,000
   Deferred income taxes payable ...............................................                2,035,000          2,394,000
                                                                                            -------------      -------------
                                                                                              824,973,000        706,900,000
                                                                                            -------------      -------------
Stockholders' Equity:
   Common stock, par value $.10 per share:
     Authorized, 20,000,000 shares;
       Issued and outstanding, 4,083,733 and 4,161,173 shares ..................                  408,000            416,000
   Surplus .....................................................................                  781,000            724,000
   Retained earnings ...........................................................               84,864,000         80,354,000
                                                                                            -------------      -------------
                                                                                               86,053,000         81,494,000
   Accumulated other comprehensive income net of tax ...........................                3,238,000          3,948,000
                                                                                            -------------      -------------
                                                                                               89,291,000         85,442,000
                                                                                            -------------      -------------
                                                                                            $ 914,264,000      $ 792,342,000
                                                                                            =============      =============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Year Ended December 31,
                                                                                ---------------------------------------------------
                                                                                   2003                2002                 2001
                                                                                ------------       ------------        ------------
Interest income:
    Loans ...............................................................       $ 17,851,000       $ 16,635,000        $ 16,750,000
    Investment securities:
        Taxable .........................................................         12,426,000         13,669,000          12,643,000
        Nontaxable ......................................................          6,218,000          5,802,000           5,305,000
    Federal funds sold ..................................................            473,000            823,000           3,291,000
                                                                                ------------       ------------        ------------
                                                                                  36,968,000         36,929,000          37,989,000
                                                                                ------------       ------------        ------------
Interest expense:
    Savings and money market deposits ...................................          3,294,000          4,472,000           7,944,000
    Time deposits .......................................................            436,000            639,000           1,507,000
    Securities sold under repurchase agreements .........................            148,000                 --                  --
                                                                                ------------       ------------        ------------
                                                                                   3,878,000          5,111,000           9,451,000
                                                                                ------------       ------------        ------------
        Net interest income .............................................         33,090,000         31,818,000          28,538,000
Provision for loan losses ...............................................            457,000            100,000             100,000
                                                                                ------------       ------------        ------------
Net interest income after provision for loan losses .....................         32,633,000         31,718,000          28,438,000
                                                                                ------------       ------------        ------------

Noninterest income:
    Investment Management Division income ...............................          1,288,000          1,133,000           1,081,000
    Service charges on deposit accounts .................................          3,585,000          3,747,000           3,481,000
    Net gains (losses) on sales of available-for-sale securities ........            333,000            (12,000)           (249,000)
    Other ...............................................................            792,000            620,000             636,000
                                                                                ------------       ------------        ------------
                                                                                   5,998,000          5,488,000           4,949,000
                                                                                ------------       ------------        ------------
Noninterest expense:
    Salaries ............................................................         10,431,000          9,829,000           8,958,000
    Employee benefits ...................................................          4,548,000          4,359,000           3,628,000
    Occupancy and equipment expense .....................................          3,383,000          2,937,000           2,819,000
    Other operating expenses ............................................          5,113,000          4,363,000           4,362,000
                                                                                ------------       ------------        ------------
                                                                                  23,475,000         21,488,000          19,767,000
                                                                                ------------       ------------        ------------

        Income before income taxes ......................................         15,156,000         15,718,000          13,620,000
Income tax expense ......................................................          3,791,000          4,155,000           3,526,000
                                                                                ------------       ------------        ------------
        Net Income ......................................................       $ 11,365,000       $ 11,563,000        $ 10,094,000
                                                                                ============       ============        ============

Weighted average:
    Common shares .......................................................          4,086,650          4,180,029           4,266,114
    Dilutive stock options ..............................................             85,974             63,221              59,288
                                                                                ------------       ------------        ------------
                                                                                   4,172,624          4,243,250           4,325,402
                                                                                ============       ============        ============
Earnings per share:
    Basic ...............................................................       $       2.78       $       2.77        $       2.37
                                                                                ============       ============        ============
    Diluted .............................................................       $       2.72       $       2.73        $       2.33
                                                                                ============       ============        ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         Accumulated
                                                                                                             Other
                                         Common Stock                          Compre-                      Compre-
                                    ----------------------                    hensive        Retained       hensive
                                      Shares       Amount      Surplus         Income        Earnings        Income        Total
                                    ---------    ---------   ------------   -----------    ------------  ------------  ------------
Balance, January 1, 2001 ........   2,892,549    $ 289,000   $  1,188,000                  $ 68,737,000   $  652,000   $ 70,866,000
  Net Income ....................                                           $ 10,094,000     10,094,000                  10,094,000
  Repurchase and retirement
    of common stock .............    (118,951)     (12,000)    (4,686,000)                                               (4,698,000)
  Exercise of stock options .....      19,304        2,000        418,000                                                   420,000
  Unrealized gains on available-
    for-sale-securities, net of
      tax of $213,000 ...........                                                310,000                     310,000        310,000
                                                                            ------------
Comprehensive income ............                                           $ 10,404,000
                                                                            ============
Cash dividends declared -
    $.54 per share ..............                                                            (2,281,000)                 (2,281,000)
Tax benefit of stock options ....                                  35,000                                                    35,000
Transfer from retained
    earnings to surplus .........                               4,000,000                    (4,000,000)
                                    ---------    ---------   ------------                  ------------   ----------   ------------
Balance, December 31, 2001 ......   2,792,902      279,000        955,000                    72,550,000      962,000     74,746,000
  Net Income ....................                                           $ 11,563,000     11,563,000                  11,563,000
  Repurchase and retirement
    of common stock .............     (43,736)      (4,000)    (1,588,000)                                               (1,592,000)
  Exercise of stock options .....      20,340        2,000        311,000                                                   313,000
  Unrealized gains on available-
    for-sale-securities, net of
      tax of $2,005,000 .........                                              2,986,000                   2,986,000      2,986,000
                                                                            ------------
  Comprehensive income ..........                                           $ 14,549,000
                                                                            ============
  3-for-2 stock split ...........   1,391,667      139,000                                     (139,000)
  Cash in lieu of fractional
    shares on 3-for-2 stock split                                                                (7,000)                     (7,000)
  Cash dividends declared -
    $.63 per share ..............                                                            (2,613,000)                 (2,613,000)
  Tax benefit of stock options ..                                  46,000                                                    46,000
  Transfer from retained
    earnings to surplus .........                               1,000,000                    (1,000,000)
                                    ---------    ---------   ------------                  ------------   ----------   ------------
Balance, December 31, 2002 ......   4,161,173      416,000        724,000                    80,354,000    3,948,000     85,442,000
  Net Income ....................                                           $ 11,365,000     11,365,000                  11,365,000
  Repurchase and retirement
    of common stock .............    (140,121)     (14,000)    (5,115,000)                                               (5,129,000)
  Exercise of stock options .....      62,681        6,000      1,063,000                                                 1,069,000
  Unrealized losses on available-
    for-sale-securities, net of
      tax of $510,000 ...........                                               (710,000)                   (710,000)      (710,000)
                                                                            ------------
  Comprehensive income ..........                                           $ 10,655,000
                                                                            ============
  Cash dividends declared -
    $.70 per share ..............                                                            (2,855,000)                 (2,855,000)
  Tax benefit of stock options ..                                 109,000                                                   109,000
  Transfer from retained
    earnings to surplus .........                               4,000,000                    (4,000,000)
                                    ---------    ---------   ------------                  ------------   ----------   ------------
Balance, December 31, 2003 ......   4,083,733    $ 408,000   $    781,000                  $ 84,864,000   $3,238,000   $ 89,291,000
                                    =========    =========   ============                  ============   ==========   ============

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Year Ended December 31,
                                                                                ---------------------------------------------------
                                                                                     2003              2002                2001
                                                                                -------------      -------------      -------------
Cash Flows From Operating Activities:
  Net income ..............................................................     $  11,365,000      $  11,563,000      $  10,094,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for loan losses ............................................           457,000            100,000            100,000
     Deferred income tax provision (credit) ...............................           151,000           (109,000)          (142,000)
     Depreciation and amortization ........................................         1,286,000          1,173,000          1,166,000
     Premium amortization on investment securities, net ...................         4,477,000          2,908,000            174,000
     Losses (gains) on sales of available-for-sale securities .............          (333,000)            12,000            249,000
     Decrease in prepaid income taxes .....................................                --              1,000             34,000
     Decrease (increase) in other assets ..................................          (909,000)           373,000           (265,000)
     Increase (decrease) in accrued expenses and other liabilities ........          (215,000)           372,000           (270,000)
     Increase (decrease) in income taxes payable ..........................            87,000            335,000            (91,000)
                                                                                -------------      -------------      -------------
       Net cash provided by operating activities ..........................        16,366,000         16,728,000         11,049,000
                                                                                -------------      -------------      -------------

Cash Flows From Investing Activities:
  Proceeds from sales of available-for-sale securities ....................        16,452,000            687,000          5,270,000
  Proceeds from maturities and redemptions of investment securities:
     Held-to-maturity .....................................................       117,718,000        114,971,000        391,181,000
     Available-for-sale ...................................................        90,687,000         11,131,000         15,003,000
  Purchase of investment securities:
     Held-to-maturity .....................................................       (86,202,000)      (137,562,000)      (416,922,000)
     Available-for-sale ...................................................      (209,938,000)       (50,174,000)       (74,881,000)
  Net increase in loans to customers ......................................       (60,953,000)       (34,455,000)       (33,802,000)
  Purchases of bank premises and equipment ................................        (1,683,000)          (480,000)        (1,301,000)
  Proceeds from sale of equipment .........................................                --              3,000                 --
                                                                                -------------      -------------      -------------
       Net cash used in investing activities ..............................      (133,919,000)       (95,879,000)      (115,452,000)
                                                                                -------------      -------------      -------------

Cash Flows From Financing Activities:
  Net increase in total deposits ..........................................        77,430,000         94,855,000         54,398,000
  Net increase in securities sold under repurchase agreements .............        41,184,000                 --                 --
  Proceeds from exercise of stock options .................................         1,069,000            313,000            420,000
  Repurchase and retirement of common stock ...............................        (5,129,000)        (1,592,000)        (4,698,000)
  Cash dividends paid .....................................................        (2,800,000)        (2,398,000)        (2,180,000)
  Cash in lieu of fractional shares on 3-for-2 stock split ................                --             (7,000)                --
                                                                                -------------      -------------      -------------
       Net cash provided by financing activities ..........................       111,754,000         91,171,000         47,940,000
                                                                                -------------      -------------      -------------
Net increase (decrease) in cash and cash equivalents ......................        (5,799,000)        12,020,000        (56,463,000)
Cash and cash equivalents, beginning of year ..............................        67,229,000         55,209,000        111,672,000
                                                                                -------------      -------------      -------------
Cash and cash equivalents, end of year ....................................     $  61,430,000      $  67,229,000      $  55,209,000
                                                                                =============      =============      =============

Supplemental Schedule of Noncash:
Investing Activities
  Unrealized gains (losses) on available-for-sale securities ..............     $  (1,220,000)     $   4,991,000      $     523,000
  Writeoff of premises and equipment against reserve ......................                --             62,000                 --
Financing Activities
  Tax benefit from exercise of employee stock options .....................           109,000             46,000             35,000
  Cash dividends payable ..................................................         1,470,000          1,415,000          1,200,000

The Corporation made interest payments of $3,873,000, $5,145,000, and $9,632,000 and income tax payments of $3,552,000, $3,927,000, and $3,726,000 in 2003, 2002
and 2001, respectively.

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements include the accounts of The First of Long Island Corporation (the "Corporation") and its wholly-owned subsidiary, The First National Bank of Long Island (the "Bank"), and the Bank's wholly-owned subsidiaries, The First of Long Island Agency, Inc., The First of Long Island REIT, Inc., and FNY Service Corp., an investment company. The Corporation's financial condition and operating results principally reflect those of the Bank and its subsidiaries. All intercompany balances and amounts have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts. Actual results could differ significantly from those estimates.

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

      The Bank evaluates declines in fair value below the amortized cost basis for individual securities classified as either available-for-sale or held-to-maturity. If a decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as a realized loss. The new cost basis is not changed for subsequent recoveries, if any, in fair value. Subsequent increases in the fair value of available-for-sale securities are included in other comprehensive income and subsequent decreases in fair value, if not an other-than-temporary impairment, are also included in other comprehensive income.

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

      The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is generally reversed against current period income. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses.

      The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is an amount that management currently believes will be adequate to absorb probable losses inherent in the Bank's loan portfolio. The process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from these estimates.

      In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance. In estimating losses the Bank reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. Estimated losses for loans that are not specifically reviewed are determined on a pooled basis taking into account a variety of factors including historical losses; levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. The allowance for loan losses is comprised of impairment losses on the loans specifically reviewed plus estimated losses on the pools of loans that are not specifically reviewed.

Bank Premises and Equipment

      Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and ten years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives which range between three and seven years. The straight-line method of depreciation is used for furniture, fixtures, and equipment acquired after 1997 and the 150% declining balance method is used for all other assets.

Goodwill

      Goodwill for the Corporation resulted from the acquisition of a corporation with favorable tax attributes and represents the excess of the purchase price of the corporation over the fair value of acquired tangible and intangible assets less liabilities assumed. Upon adopting new accounting guidance in 2002, the Corporation ceased amortizing goodwill. Goodwill, which amounted to $220,000 at December 31, 2003 and 2002, is assessed at least annually for impairment. No impairment was recognized in 2003 or 2002.

Long-Term Assets

      Premises and equipment and intangible assets, if any, and other long-term assets, if any, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Loss Contingencies

      Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management is not currently aware of any loss contingencies that will have a material effect on the Corporation's consolidated financial statements.

Stockholders' Equity

      Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. There were no antidilutive stock options at December 31, 2003. Other than the stock options described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

      Stock Split. On June 18, 2002, the Corporation declared a 3-for-2 stock split which was paid on July 24, 2002 by means of a 50% stock dividend. Where applicable, all comparative share and per share amounts included in the consolidated financial statements and notes thereto have been adjusted to reflect the effect of the split.

      Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. As of December 31, 2003, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 53,743 shares of stock. Share repurchases are financed through available corporate cash.

      Shares Tendered Upon The Exercise of Stock Options. The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders' Equity includes common stock tendered upon the exercise of stock options of 15,443 shares in 2003 with a value of $626,000, 2,335 shares in 2002 with a value of $83,000, and 6,853 shares in 2001 with a value of $269,000.

Stock-Based Compensation

      At December 31, 2003, the Corporation had two stock option and appreciation plans, which are described more fully in Note J. The Corporation accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income for stock options, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant. If there were any stock appreciation rights outstanding, compensation costs would be recorded annually based on the quoted market price of the Corporation's stock at the end of the period.

      The following table illustrates the effect on net income and earnings per share of applying the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" to stock-based employee compensation.

                                                                      2003            2002             2001
                                                                   ----------      ----------      ----------
                                                                                 (in thousands)
            Net income, as reported ..........................     $   11,365      $   11,563      $   10,094
            Deduct: Total cost of stock-based employee
              compensation expense determined under
                fair value based method for all awards,
                   net of related tax effects ................           (341)           (228)            (64)
                                                                   ----------      ----------      ----------
            Pro forma net income .............................     $   11,024      $   11,335      $   10,030
                                                                   ==========      ==========      ==========

            Earnings per share:
              Basic - as reported ............................     $     2.78      $     2.77      $     2.37
              Basic - pro forma ..............................     $     2.70      $     2.71      $     2.35
              Diluted - as reported ..........................     $     2.72      $     2.73      $     2.33
              Diluted - pro forma ............................     $     2.65      $     2.68      $     2.33

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

      Securities sold under repurchase agreements. For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

      Accrued interest receivable and payable. For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

      Off-balance-sheet assets and liabilities. The fair value of off-balance-sheet commitments to extend credit and letters of credit is estimated using fees currently charged to enter into similar agreements.

Operating Segments

      While senior management monitors the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial operations are considered by senior management to be aggregated in one reportable operating segment.

Investment Management Division

      Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying financial statements. Trust fees are recorded on the accrual basis.

Adoption of New Accounting Pronouncements

      In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN No. 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Corporation adopted the disclosure provisions of FIN No. 45 in the fourth quarter of 2002 and, for guarantees issued or modified after December 31, 2002, adopted the initial recognition and measurement provisions on January 1, 2003.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46, which is an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", addresses the accounting and reporting for variable interest entities, as defined. FIN No. 46 was later revised in December 2003. The provisions of FIN No. 46, as revised, do not impact the Corporation's financial condition, results of operations, or disclosures.

      In April 2003, the Financial Accounting Standards Board issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of this Statement shall be applied prospectively. Based on the Corporation's current business operations, the provisions of SFAS No. 149 do not impact the Corporation's financial condition, results of operations, or disclosures.

      In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Corporation's current business operations, the provisions of SFAS No. 150 do not impact the Corporation's financial condition, results of operations, or disclosures.

NOTE B - INVESTMENT SECURITIES

      The following table sets forth the amortized cost and estimated fair values of the Bank's investment securities at December 31, 2003 and 2002.

                                                                                                    2003
                                                                       -------------------------------------------------------------
                                                                                          Gross             Gross
                                                                        Amortized      Unrealized        Unrealized         Fair
                                                                           Cost           Gains            Losses           Value
                                                                       -----------     -----------      -----------      -----------
Held-to-Maturity Securities:                                                                  (in thousands)
  U.S. Treasury ..................................................     $    15,203     $       342      $        --      $    15,545
  U.S. government agencies .......................................           2,997             143               --            3,140
  Corporates .....................................................           1,991             144               --            2,135
  State and municipals ...........................................          57,312           3,728             (188)          60,852
  Pass-through mortgage securities ...............................          52,772             856             (462)          53,166
  Collateralized mortgage obligations ............................         108,014             880           (1,169)         107,725
                                                                       -----------     -----------      -----------      -----------
                                                                       $   238,289     $     6,093      $    (1,819)     $   242,563
                                                                       ===========     ===========      ===========      ===========
Available-for-Sale Securities:
  U.S. Treasury ..................................................     $   116,206     $       970      $       (23)     $   117,153
  Corporates .....................................................           4,987             372               --            5,359
  State and municipals ...........................................          86,793           5,311              (93)          92,011
  Pass-through mortgage securities ...............................          67,639              --           (1,330)          66,309
  Equity .........................................................             120             186               --              306
                                                                       -----------     -----------      -----------      -----------
                                                                       $   275,745     $     6,839      $    (1,446)     $   281,138
                                                                       ===========     ===========      ===========      ===========

                                                                                                    2002
                                                                       -------------------------------------------------------------
                                                                                          Gross             Gross
                                                                        Amortized      Unrealized        Unrealized         Fair
                                                                           Cost           Gains            Losses           Value
                                                                       -----------     -----------      -----------      -----------
Held-to-Maturity Securities:                                                                  (in thousands)
  U.S. Treasury ..................................................     $    27,770     $     1,045      $        --      $    28,815
  U.S. government agencies .......................................           3,995             304               --            4,299
  Corporates .....................................................           2,979             222               --            3,201
  State and municipals ...........................................          63,899           3,389              (39)          67,249
  Pass-through mortgage securities ...............................          30,660           1,210              (22)          31,848
  Collateralized mortgage obligations ............................         143,799           3,255              (28)         147,026
                                                                       -----------     -----------      -----------      -----------
                                                                       $   273,102     $     9,425      $       (89)     $   282,438
                                                                       ===========     ===========      ===========      ===========
Available-for-Sale Securities:
  U.S. Treasury ..................................................     $    93,616     $     1,712      $        --      $    95,328
  Corporates .....................................................           5,964             477               --            6,441
  State and municipals ...........................................          74,087           3,912              (27)          77,972
  Equity .........................................................             127             538               --              665
                                                                       -----------     -----------      -----------      -----------
                                                                       $   173,794     $     6,639      $       (27)     $   180,406
                                                                       ===========     ===========      ===========      ===========

      The pass-through mortgage securities shown in the preceding table were issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), or the Federal Home Loan Mortgage Corporation ("FHLMC"). Each issuer's pass-through securities are backed by mortgages conforming to its underwriting guidelines and each issuer guarantees the timely payment of principal and interest on its securities. The collateralized mortgage obligations ("CMOs") shown in the table were also issued by GNMA, FNMA, or FHLMC and all such securities, regardless of the issuer, are backed by GNMA pass-through mortgage securities. Each issuer guarantees the timely payment of principal and interest on its CMOs and GNMA guarantees the timely payment of principal and interest on the underlying pass-through mortgage securities. Obligations of GNMA represent full faith and credit obligations of the U.S. government (the "Government"), while obligations of FNMA, which is a corporate instrumentality of the Government, and FHLMC, which is a Government sponsored corporation, do not.

      At December 31, 2003 and 2002, investment securities with a carrying value of $110,996,000 and $59,944,000, respectively, were pledged as collateral to secure public deposits and borrowings under repurchase agreements.

      Securities With Unrealized Losses. The following table sets forth securities with unrealized losses at December 31, 2003 presented by length of time the securities have been in an unrealized loss position.

                                                         Less than                    12 Months
                                                         12 Months                     or More                     Total
                                                  -----------------------      -----------------------      ------------------------
                                                     Fair      Unrealized        Fair       Unrealized         Fair       Unrealized
                                                    Value          Loss          Value         Loss           Value          Loss
                                                  ---------    ----------      ---------    ----------      ---------     ----------
                                                                                    (in thousands)
      U.S. Treasury .........................     $   4,992     $     (23)     $      --     $      --      $   4,992     $     (23)
      State and municipals ..................        14,473          (268)           827           (13)        15,300          (281)
      Pass-through mortgage securities ......        96,489        (1,785)           431            (7)        96,920        (1,792)
      Collateralized mortgage obligations ...        44,756        (1,169)            --            --         44,756        (1,169)
                                                  ---------     ---------      ---------     ---------      ---------     ---------
      Total temporarily impaired ............     $ 160,710     $  (3,245)     $   1,258     $     (20)     $ 161,968     $  (3,265)
                                                  =========     =========      =========     =========      =========     =========

      Unrealized losses reflected in the preceding table have not been included in results of operations because the affected securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to an increase in interest rates since the time the securities were purchased. The losses on these securities are expected to dissipate as they approach their maturity dates and/or interest rates decline.

      Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

                                                    2003          2002          2001
                                                  --------      --------      --------
                                                             (in thousands)
              Proceeds ..................         $ 16,452      $    687      $  5,270
                                                  ========      ========      ========
              Gross gains ...............              464            --            --
              Gross losses ..............             (131)          (12)         (249)
                                                  --------      --------      --------
              Net gains (losses) ........         $    333      $    (12)     $   (249)
                                                  ========      ========      ========

      Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank's investment securities at December 31, 2003.

                                                                                 Principal Maturing(1)
                                                   ---------------------------------------------------------------------------------
                                                         Within            After One But       After Five But            After
                                                        One Year         Within Five Years    Within Ten Years        Ten Years
                                                   ----------------     ------------------    -----------------   -----------------
                                                    Amount    Yield      Amount      Yield     Amount    Yield     Amount     Yield
                                                   --------   -----     --------     -----    --------   -----    --------    -----
                                                                                (dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
  U.S. Treasury ..........................         $ 11,725    5.76%    $  3,478      3.18%   $     --      --%   $     --       --%
  U.S. government agencies ...............            1,000    5.32        1,997      7.22          --      --          --       --
  Corporates .............................              999    7.56           --        --          --      --         992     7.15
  State and municipals(2) ................            4,171    6.69       15,754      7.10      24,322    7.49      13,065     6.40
  Pass-through mortgage securities .......                5    7.84        1,383      6.26      41,617    3.95       9,767     5.18
  Collateralized mortgage obligations ....               --      --        1,108      6.42       4,426    4.37     102,480     3.67
                                                   --------    ----     --------      ----    --------    ----    --------     ----
                                                   $ 17,900    6.05%    $ 23,720      6.46%   $ 70,365    5.20%   $126,304     4.10%
                                                   ========    ====     ========      ====    ========    ====    ========     ====

                                                                                 Principal Maturing(1)
                                                   ---------------------------------------------------------------------------------
                                                         Within            After One But       After Five But            After
                                                        One Year         Within Five Years    Within Ten Years        Ten Years
                                                   ----------------     ------------------    -----------------   -----------------
                                                    Amount    Yield      Amount      Yield     Amount    Yield     Amount     Yield
                                                   --------   -----     --------     -----    --------   -----    --------    -----
                                                                                (dollars in thousands)

Held-to-Maturity Securities (Fair Value)
  U.S. Treasury ..........................         $ 12,018    5.76%    $  3,527      3.18%   $     --      --%   $     --       --%
  U.S. government agencies ...............            1,014    5.32        2,126      7.22          --      --          --       --
  Corporates .............................            1,001    7.56           --        --          --      --       1,134     7.15
  State and municipals(2) ................            4,241    6.69       16,795      7.10      26,744    7.49      13,072     6.40
  Pass-through mortgage securities .......                5    7.84        1,463      6.26      41,500    3.95      10,198     5.18
  Collateralized mortgage obligations ....               --      --        1,154      6.42       4,520    4.37     102,051     3.67
                                                   --------    ----     --------      ----    --------    ----    --------     ----
                                                   $ 18,279    6.05%    $ 25,065      6.46%   $ 72,764    5.20%   $126,455     4.10%
                                                   ========    ====     ========      ====    ========    ====    ========     ====

                                                                                 Principal Maturing(1)
                                                   ---------------------------------------------------------------------------------
                                                         Within            After One But       After Five But            After
                                                        One Year         Within Five Years    Within Ten Years        Ten Years
                                                   ----------------     ------------------    -----------------   -----------------
                                                    Amount    Yield      Amount      Yield     Amount    Yield     Amount     Yield
                                                   --------   -----     --------     -----    --------   -----    --------    -----
                                                                                (dollars in thousands)
Available-for-Sale Securities (Fair Value)
  U.S. Treasury ..........................         $ 29,886    4.04%    $ 87,267      3.06%   $     --      --%   $     --       --%
  Corporates .............................               --      --        5,359      6.00          --      --          --       --
  State and municipals (2) ...............            2,839    5.21       26,731      5.72      45,636    6.94      16,805     6.91
  Pass-through mortgage securities .......               --      --           --        --      47,366    2.94      18,943     2.86
                                                   --------    ----     --------      ----    --------    ----    --------     ----
       Total debt securities .............           32,725    4.14      119,357      3.79      93,002    4.90      35,748     4.77
  Equity .................................               --      --           --        --          --      --         306     3.37
                                                   --------    ----     --------      ----    --------    ----    --------     ----
                                                   $ 32,725    4.14%    $119,357      3.79%   $ 93,002    4.90%   $ 36,054     4.75%
                                                   ========    ====     ========      ====    ========    ====    ========     ====

(1) Maturities shown are stated maturities, except in the case of municipal securities which are shown at the earlier of their stated maturity or pre-refunded dates. Securities backed by mortgages, which include the pass-through mortgage securities and collateralized mortgage obligations shown above, are expected to have substantial periodic repayments resulting in weighted average lives considerably shorter than would be surmised from the above table.

(2) Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.

NOTE C - LOANS

      In the second quarter of 1999, the Bank made a transition adjustment to reduce its allowance for loan losses by $1,600,000. The transition adjustment was made in response to guidance issued by staff members of the Financial Accounting Standards Board in April 1999 and further guidance issued by staff members of the Securities and Exchange Commission.

      The following table sets forth changes in the Bank's allowance for loan losses.

                                                                                Year ended December 31,
                                                       ---------------------------------------------------------------------------
                                                         2003             2002             2001            2000*             1999*
                                                       -------          -------          -------          -------          -------
                                                                               (dollars in thousands)
Balance, beginning of year ....................        $ 2,085          $ 2,020          $ 1,943          $ 2,033          $ 3,651
                                                       -------          -------          -------          -------          -------
Loans charged off:
  Commercial and industrial ...................             41               68               17               28               32
  Secured by real estate ......................             --               --               --               --               --
  Consumer and other ..........................             69               16               35               28               28
                                                       -------          -------          -------          -------          -------
                                                           110               84               52               56               60
                                                       -------          -------          -------          -------          -------
Recoveries of loans charged off:
  Commercial and industrial ...................             --               13               --               --               --
  Secured by real estate ......................             12               16               16               17               16
  Consumer and other ..........................              8               20               13               24               26
                                                       -------          -------          -------          -------          -------
                                                            20               49               29               41               42
                                                       -------          -------          -------          -------          -------
Net chargeoffs ................................            (90)             (35)             (23)             (15)             (18)
Provision for loan losses (credit) ............            457              100              100              (75)              --
Transition adjustment .........................             --               --               --               --           (1,600)
                                                       -------          -------          -------          -------          -------
Balance, end of year ..........................        $ 2,452          $ 2,085          $ 2,020          $ 1,943          $ 2,033
                                                       =======          =======          =======          =======          =======
Ratio of net chargeoffs to
  average loans outstanding ...................            .03%             .01%             .01%             .01%             .01%
                                                       =======          =======          =======          =======          =======

* Unaudited

      The Corporation's loan portfolio at December 31, 2003 and 2002 included $1,152,000 and $923,000, respectively, of loans considered to be impaired under SFAS No. 114. Of the Corporation's total impaired loans at December 31, 2003, $727,000 had a related allowance for loan losses of $88,000 and the balance had no related allowance for loan losses. The average recorded investment during 2003 in loans considered to be impaired as of December 31, 2003 was $1,288,000. Interest income recognized during 2003 on loans considered to be impaired as of December 31, 2003 and during the period in 2003 that such loans were impaired amounted to $45,000. Of the Corporation's total impaired loans at December 31, 2002, $546,000 had a related allowance for loan losses of $39,000 and the balance had no related allowance for loan losses. The average recorded investment during 2002 in loans considered to be impaired as of December 31, 2002 was $944,000. Interest income recognized during 2002 on loans considered to be impaired as of December 31, 2002 and during the period in 2002 that such loans were impaired amounted to $24,000. The average recorded investment during 2001 in loans considered to be impaired as of December 31, 2001 was $1,611,000. Interest income recognized during 2001 on loans considered to be impaired as of December 31, 2001 and during the period in 2001 that such loans were impaired amounted to $122,000. All interest income recorded by the Corporation during 2003, 2002, and 2001 on loans considered to be impaired was recognized using the accrual method of accounting.

      Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2003 and 2002. Such loans are permitted under Regulation O of the Board of Governors of The Federal Reserve System. The aggregate amount of these loans was approximately $1,762,000 and $2,108,000 at December 31, 2003 and 2002, respectively. During 2003, $298,000 of new loans to such persons were made and repayments totaled $644,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2003 or 2002.

NOTE D - PREMISES AND EQUIPMENT

      Bank premises and equipment consist of the following:

                                                              December 31,
                                                         ----------------------
                                                           2003          2002
                                                         --------      --------
                                                             (in thousands)

Land ............................................        $  1,274      $  1,274
Buildings .......................................           4,954         4,820
Leasehold improvements ..........................           2,412         1,888
Furniture and equipment .........................           8,994         7,969
                                                         --------      --------
                                                           17,634        15,951
Accumulated depreciation and amortization .......         (10,839)       (9,553)
                                                         --------      --------
                                                         $  6,795      $  6,398
                                                         ========      ========

      A building occupied by one of the Bank's branch offices is leased from a director of the Corporation and the Bank. Although the lease expires on October 31, 2007, the Bank may, on ninety (90) days written notice, elect to extend the lease for an additional five (5) year period. The lease provides for annual base rent of $30,184 for the year ending October 31, 2004. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.

NOTE E - DEPOSITS

      The following table sets forth the remaining maturities of the Bank's time deposits.

                                                   Amount
                                   -------------------------------------
                                   Less than     $100,000 or
            Year                   $100,000         More          Total
            -----------------      ---------     -----------     -------
                                               (in thousands)
            2004 ............       $15,303        $16,320       $31,623
            2005 ............         1,559            108         1,667
            2006 ............           273             --           273
            2007 ............           125             --           125
            2008 ............            78             --            78
            Thereafter ......            84             --            84
                                    -------        -------       -------
                                    $17,422        $16,428       $33,850
                                    =======        =======       =======

NOTE F - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

      Securities sold under repurchase agreements at December 31, 2003 are short-term collateralized financing arrangements that mature within sixty days. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements during 2003. There were no securities sold under repurchase agreements during 2002.

                                                                   2003
                                                                ---------
                                                          (dollars in thousands)

      Average daily balance during the year ............        $   17,100
      Average interest rate during the year ............               .86%
      Maximum month-end balance during the year ........        $   51,155
      Weighted average interest rate at year-end .......               .91%

NOTE G - INCOME TAXES

      The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 2003, 2002, and 2001 had effective tax rates of 25.0%, 26.4%, and 25.9%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation's effective tax rate.

                                                                                                    Year Ended December 31,
                                                                                            --------------------------------------
                                                                                              2003           2002            2001
                                                                                            -------        -------        --------
Statutory federal income tax rate ....................................................         34.0%          34.0%           34.0%
State and local income taxes, net of federal income tax benefit ......................          4.3            4.4             4.2
Tax-exempt interest on securities and loans, net of
  disallowed cost of funding .........................................................        (13.7)         (12.2)          (12.6)
Other ................................................................................           .4             .2              .3
                                                                                            -------        -------        --------
                                                                                               25.0%          26.4%           25.9%
                                                                                            =======        =======        ========

      Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

                                                                                                   Year Ended December 31,
                                                                                            --------------------------------------
                                                                                              2003           2002           2001
                                                                                            -------        -------        --------
                                                                                                       (in thousands)
Current:
  Federal ............................................................................      $ 2,757        $ 3,258        $  2,840
  State and local ....................................................................          883          1,006             828
                                                                                            -------        -------        --------
                                                                                              3,640          4,264           3,668
                                                                                            -------        -------        --------
Deferred:
  Federal ............................................................................           56           (148)           (175)
  State and local ....................................................................           95             39              33
                                                                                            -------        -------        --------
                                                                                                151           (109)           (142)
                                                                                            -------        -------        --------
                                                                                            $ 3,791        $ 4,155        $  3,526
                                                                                            =======        =======        ========

      Net Deferred Tax Liability. The following table sets forth the components of the Bank's net deferred tax liability.

                                                                                                 December 31,
                                                                                            ----------------------
                                                                                              2003           2002
                                                                                            -------        -------
Deferred tax assets:                                                                            (in thousands)
  Allowance for loan losses ..........................................................      $   539        $   387
  Supplemental executive retirement expense ..........................................           93             84
  Directors' retirement expense ......................................................           70             66
  Other retirement expense ...........................................................           77             42
  Accrued professional fees ..........................................................           12             12
  Other ..............................................................................            4              4
                                                                                            -------        -------
                                                                                                795            595
Valuation allowance ..................................................................           --             --
                                                                                            -------        -------
                                                                                                795            595
                                                                                            -------        -------
Deferred tax liabilities:
  Pension expense ....................................................................          421            105
  Depreciation .......................................................................           68             78
  Accumulated earnings of Bank subsidiaries ..........................................          186            142
  Unrealized gains on available-for-sale securities ..................................        2,155          2,664
                                                                                            -------        -------
                                                                                              2,830          2,989
                                                                                            -------        -------
Net deferred tax liability ...........................................................      $ 2,035        $ 2,394
                                                                                            =======        =======

NOTE H - REGULATORY MATTERS

      Capital. The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators.

      The following table sets forth the Corporation's capital ratios at December 31, 2003 and 2002 and the minimum ratios necessary for a bank to be classified as well capitalized and adequately capitalized. The capital ratios of the Corporation's subsidiary bank at December 31, 2003 and 2002 are not significantly different than those shown in the table below and substantially exceed the requirements for a well-capitalized bank.

                                                                 Corporation's Capital Ratios
                                                                       at December 31:
                                                                 -----------------------------         Well         Adequately
                                                                 2003                    2002      Capitalized     Capitalized
                                                                 -----                   -----     -----------     ------------
      Total  Risk-Based Capital Ratio .................          27.16%                  30.28%        10.00%         8.00%
      Tier 1 Risk-Based Capital Ratio .................          26.41                   29.52          6.00          4.00
      Tier 1 Leverage Capital Ratio ...................           9.36                   10.25          5.00          4.00

      For purposes of computing the capital ratios in the preceding table, the Corporation had total capital, as defined, of $88,285,000 and $83,359,000 at December 31, 2003 and 2002, respectively, and Tier 1 capital, as defined, of $85,833,000 and $81,274,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2003 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $32,506,000, $19,503,000 and $45,846,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2003 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $26,005,000, $13,002,000 and $36,676,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2002 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $27,533,000, $16,520,000 and $39,632,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2002 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $22,026,000, $11,013,000 and $31,706,000, respectively.

      Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank's net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2003, the Bank had retained net income for the current and two preceding calendar years of $16,006,000.

      Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank's average reserve requirement for 2003 was approximately $8,386,000.

      Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2003, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $13,219,000.

NOTE I - SHAREHOLDER PROTECTION RIGHTS PLAN

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

      When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $56 (the "Exercise Price"). However, in the event that the Corporation has announced that any person has acquired

20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

      The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

NOTE J - STOCK-BASED COMPENSATION

      The Corporation has two stock option and appreciation rights plans (the "Plans"). The 1996 Plan was approved by the Corporation's Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, as amended, options to purchase up to 540,000 shares of common stock were made available for grant to key employees and to non-employee directors of the Corporation and its subsidiaries through January 15, 2006. The number of stock options and stock appreciation rights that can be granted to any one person in any one fiscal year is limited to 25,000. Each option granted under the 1996 Plan is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant. Options granted on or before December 31, 2000 are exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. Options granted after December 31, 2000 are exercisable in whole or in part commencing three years from the date of grant and ending ten years after the date of grant. The date on which options first become exercisable is subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances.

      Each option granted to an employee under the 1996 Plan may be granted with or without a stock appreciation right ("SAR") attached. The 1996 Plan also provides for the granting of stand-alone SARs to employees. Non-employee directors are not eligible for SAR grants, whether stand-alone or attached to options. As of December 31, 2003, there were 278,152 options available for grant under the 1996 Plan, 234,639 options outstanding, and 46,003 options currently exercisable. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

      The 1986 Plan was approved by the Corporation's Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan except that the 1986 Plan did not provide for the granting of stock options to non-employee directors and did not limit to 25,000 the number of stock options and stock appreciation rights that could be granted to any one person in any one fiscal year. At December 31, 2003, options to purchase 19,007 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights.

      The Corporation has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option is granted at a price equal to the fair market value of one share of the Corporation's stock on the date of grant, no compensation cost has been recognized.

      Stock Option Activity. The following table sets forth stock option activity and the weighted average fair value of options granted.

                                                               2003                       2002                       2001
                                                      ----------------------     ----------------------     ----------------------
                                                                    Weighted                   Weighted                   Weighted
                                                                     Average                    Average                    Average
                                                                    Exercise                   Exercise                   Exercise
                                                       Shares         Price       Shares         Price       Shares         Price
                                                      --------      --------     --------      --------     --------      --------
Outstanding, beginning of year ...................     261,920      $  21.95      214,391      $  19.77      177,884      $  16.81
Granted ..........................................      62,010         33.11       76,891         25.17       68,532         25.51
Exercised ........................................     (62,681)        17.06      (24,870)        12.59      (28,956)        14.51
Forfeited ........................................      (7,603)        27.30       (4,492)        24.97       (3,069)        26.11
                                                      --------      --------     --------      --------     --------      --------
Outstanding, end of year .........................     253,646      $  25.73      261,920      $  21.95      214,391      $  19.77
                                                      ========      ========     ========      ========     ========      ========
Exercisable, end of year .........................      65,010      $  19.68      124,646      $  18.21      148,102      $  17.19
                                                      ========      ========     ========      ========     ========      ========
Weighted average fair value of options granted ...    $   6.47                   $   4.92                   $   5.51
                                                      ========                   ========                   ========

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 3.64%, 3.69%, and 4.85% for options granted in 2003, 2002, and 2001, respectively; volatility of 17.00%, 16.70%, and 15.30% for options granted in 2003, 2002, and 2001, respectively; and expected dividend yield of 2.0% and expected life of 7 years for the options granted in each of the three years in the period ended December 31, 2003.

      Stock Options Outstanding. The following table sets forth information about outstanding and exercisable stock options at December 31, 2003.

                                                             Outstanding Stock Options              Exercisable Stock Options
                                                    -------------------------------------------    ---------------------------
                                                                          Weighted Average
                                                                    ---------------------------                       Weighted
                                                                     Remaining                                         Average
                                                                    Contractual       Exercise                        Exercise
              Range of Exercise Prices                Number        Life (yrs.)         Price        Number             Price
-----------------------------------------------      -------        -----------       ---------    ---------          ---------
$10.59 to $13.26 ..............................       19,007           1.39            $12.27        19,007            $12.27
$16.22 to $19.98 ..............................       25,378           4.93             18.57        25,378             18.57
$24.68 to $33.11 ..............................      209,261           7.74             27.82        20,625             27.86
                                                     -------         ------            ------       -------            ------
                                                     253,646           6.98            $25.73        65,010            $19.68
                                                     =======         ======            ======       =======            ======

NOTE K - RETIREMENT PLANS

      The Bank has a combined profit sharing/401(k) plan (the "Profit Sharing Plan"). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make "Additional" contributions to each participant's account based on the amount of the participant's tax deferred contributions and make profit sharing contributions to each participant's account equal to a percentage of the participant's compensation, as defined. In determining an appropriate profit sharing contribution percentage for any given year, the Compensation Committee of the Board of Directors considers the Bank's actual performance against targeted earnings goals. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $149,000, $142,000, and $130,000 for 2003, 2002, and 2001,
respectively, and profit sharing contributions were $492,000, $743,000, and $587,000, respectively.

      On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program ("SERP"). The SERP provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank's previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $205,000, $250,000, and $389,000 in 2003, 2002, and 2001,
respectively. The fluctuations in SERP expense during the three year period ended December 31, 2003 are primarily attributable to the impact on required employer contributions of changing interest rates and stock market performance, increases in executive compensation levels, and, for 2002, an increase under the Internal Revenue Code of the amount of compensation that can be covered by the Bank's qualified pension plan.

      The Bank has a defined benefit pension plan (the "Pension Plan" or the "Plan") covering eligible employees. The provisions of the Pension Plan are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the "Retirement System") and the Retirement System Adoption Agreement executed by the Bank. The Retirement System is overseen by a Board of Trustees (the "Trustees") who meet quarterly and, among other things, set the investment policy guidelines. For investment purposes, the Pension Plan's contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities, the major categories of which are set forth in the table that follows. The Pension Plan has a September 30 year end and therefore the Company uses September 30 as the measurement date for this Plan.

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

      Major Categories of Plan Assets. The following table sets forth the major categories of Plan assets as of the last two Plan year ends and the percentage of the total value of Plan assets accounted for by each.

                                                 Percentage of Fair Value
                                                 of Total Plan Assets at:
                                                --------------------------
                                                 9/30/03          9/30/02
                                                ---------        ---------
Equity Securities............                      59.7%              55.3%
Debt Securities..............                      34.5               36.3
Real Estate..................                        --                 --
All Other Assets.............                       5.8                8.4
                                                  -----              -----
                                                  100.0%             100.0%
                                                  =====              =====

      The Retirement System uses two investment managers. The mix of equity and long-term fixed income securities are determined from time to time by the Trustees based on a review of the Retirement System's requirements.

      The current target allocation percentage for equity securities is 60% and for debt securities is 40%. However, the target percentage for equities may vary from 50% to 70% and the target percentage for debt securities may vary from 30% to 50% based on the investment managers' discretion. The equity portfolio includes, among other things, equities in a commingled large cap equity fund. Although there are no specific restrictions on either the quality rating or the type of equities to be purchased, an equity investment in a single company is limited to 5% of the cost of the portfolio.

      Fixed income investments include various debt securities included in a fixed income portfolio and a commingled fixed income fund. The fixed income portfolio must maintain an average quality rating of "AA"/"Aa3" or above by Standard & Poor's/Moody's. A quality rating by Moody's and/or Standard and Poor's of "A" or better is generally required for new purchases. In addition, up to 15% of the purchases of debt securities may be corporate bonds rated "BBB". If a security is not rated and is considered by the investment managers to be of "A" quality or higher, it may be purchased. With the exception of securities issued by the United States government, an individual issuer may not exceed 10% of the fixed income portfolio at the time of purchase. Structured notes and mortgage backed derivatives that have inverse floating coupons or that are interest only securities are not permitted.

      The commingled fixed income fund must maintain an average quality rating of "AA" or above by Moody's, Standard & Poor's, or Fitch. A maximum of 20% of the fund may be invested in securities rated below "A3" or equivalent. All rated securities must be investment grade ("Baa3" or equivalent) or higher by at least one rating agency at the time of purchase. Non-rated securities may be purchased in the fund if they are deemed to be investment grade equivalent by the Trustees.

      Net Pension Cost. The following table sets forth the components of net periodic pension cost.

                                                                    2003             2002              2001
                                                                  --------         --------         --------
                                                                                (in thousands)
Service cost, net of plan participant contributions ......        $    504         $    482         $    410
Interest cost ............................................             570              517              462
Expected return on plan assets ...........................            (543)            (594)            (598)
Net amortization and deferral ............................              23              (21)             (44)
                                                                  --------         --------         --------
Net pension cost .........................................        $    554         $    384         $    230
                                                                  ========         ========         ========

      Significant Actuarial Assumptions. The following tables set forth the significant actuarial assumptions used to determine the benefit obligation as of September 30, 2003, 2002, and 2001 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the
  benefit obligation at September 30                                                2003             2002           2001
                                                                                  -------          -------        -------
Discount rate .......................................................                6.00%            6.75%          6.75%
Rate of increase in compensation levels .............................                5.00%            5.00%          5.00%
Expected long-term rate of return on plan assets ....................                7.00%            7.50%          7.50%

Weighted average assumptions used to determine
  pension cost for the year ended September 30                                      2003             2002           2001
                                                                                  -------          -------        -------
Discount rate .......................................................                6.75%            6.75%          6.75%
Rate of increase in compensation levels .............................                5.00%            5.00%          5.00%
Expected long-term rate of return on plan assets ....................                7.50%            7.50%          7.00%

      The expected long-term rate-of-return on plan assets reflects long-term earnings expectations on the total assets currently in the Retirement System and contributions expected to be received by the Retirement System during the current plan year. In estimating the rate, appropriate consideration is given to historical returns earned by the Retirement System assets and the rates of return expected to be available for reinvestment. Average rates of return over the past 10, 15, and 20 year periods were determined and subsequently adjusted to reflect current capital market assumptions and changes in investment allocations.

      Funded Status of The Plan. The following table sets forth the change in the projected benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan, prepaid benefit cost, and accumulated benefit obligation.

                                                                                            Year Ended September 30,
                                                                                 -------------------------------------------
                                                                                   2003              2002              2001
                                                                                 --------          --------         --------
Change in projected benefit obligation                                                          (in thousands)
Projected benefit obligation at beginning of year ...................            $  8,608          $  7,796         $  6,969
Service cost ........................................................                 659               625              520
Plan participants' contributions ....................................                (155)             (143)            (110)
Expenses ............................................................                 (59)              (59)             (55)
Interest cost .......................................................                 570               517              462
Benefits paid .......................................................                (374)             (324)            (260)
Additional prior service cost at valuation date .....................                  --                --              302
Assumption changes and other ........................................               1,368               196              (32)
                                                                                 --------          --------         --------
Projected benefit obligation at end of year .........................              10,617             8,608            7,796
                                                                                 --------          --------         --------

Change in plan assets
Fair value of plan assets at beginning of year ......................               7,329             7,990            8,580
Actual return on plan assets ........................................               1,309              (421)            (712)
Employer contributions ..............................................               1,773                --              327
Plan participants' contributions ....................................                 155               143              110
Benefits paid .......................................................                (374)             (324)            (260)
Expenses ............................................................                 (59)              (59)             (55)
                                                                                 --------          --------         --------
Fair value of plan assets at end of year ............................              10,133             7,329            7,990
                                                                                 --------          --------         --------

Funded status .......................................................                (484)           (1,279)             194
Unrecognized net actuarial loss .....................................               1,857             1,453              385
Unrecognized prior service cost .....................................                 235               255              275
Unrecognized transition asset .......................................                  (6)              (46)             (87)
                                                                                 --------          --------         --------
Prepaid benefit cost ................................................            $  1,602          $    383         $    767
                                                                                 ========          ========         ========

Accumulated Benefit Obligation ......................................            $  8,406          $  6,988         $  6,169
                                                                                 ========          ========         ========

      The Bank currently expects to contribute approximately $1,183,000 to the Pension Plan on or before September 30, 2004, representing the maximum tax deductible contribution for the Plan year then ended.

NOTE L - OTHER OPERATING EXPENSES

      Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 2003, 2002, and 2001 are as follows:

                                                  2003     2002     2001
                                                  ----     ----     ----
                                                      (in thousands)

                  Computer services .........     $712     $556     $543
                  Insurance .................      726      545      481
                  Marketing .................      619      416      465

NOTE M - COMMITMENTS AND CONTINGENT LIABILITIES

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

      The Bank's exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit, standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments to extend credit and generally uses the same credit policies for letters of credit as it does for on-balance-sheet instruments. At December 31, financial instruments whose contract amounts represent credit risk are as follows:

                                                            2003                    2002
                                                     -------------------     --------------------
                                                      Fixed     Variable      Fixed      Variable
                                                       Rate       Rate         Rate        Rate
                                                     -------    --------     -------     --------
                                                                    (in thousands)
      Commitments to extend credit ..........        $ 8,391     $50,309     $12,007     $46,955
      Standby letters of credit .............          2,778          --       1,077          --
      Commercial letters of credit ..........             90          --          --          --

      Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other loan commitments generally expire in 45 days. The fixed rate loan commitments shown in the table are to make loans with interest rates ranging from 4.00% to 6.00% and maturities ranging from 9 years to 20 years. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

      Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank's standby letters of credit extend through December 2004; however, most are effectively automatically renewable. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2003 varied from 0% to 100%, and averaged 81%. Standby letters of credit are considered financial guarantees in accordance with FIN No. 45, and are recorded at fair value.

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

      Lease Commitments. At December 31, 2003, minimum annual rental commitments under noncancelable operating leases are as follows:

           Year                                      Amount
           ----------------------------------     -----------
                                                 (in thousands)
           2004 .............................     $       692
           2005 .............................             642
           2006 .............................             535
           2007 .............................             514
           2008 .............................             424
           Thereafter .......................           1,795
                                                  -----------
                                                  $     4,602
                                                  ===========

      The Bank has various renewal options on the above leases. Rent expense was $620,000, $461,000, and $457,000 in 2003, 2002, and 2001, respectively.

      Employment Contracts and Severance Agreements. Five of the Bank's executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts range from eighteen months to three years and are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between eighteen months and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,118,000. Three other executive officers have severance agreements with the Corporation which apply in the event of a change in control. The current aggregate annual salaries provided for in these severance agreements is approximately $517,000.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation's financial instruments at December 31, 2003 and 2002.

                                                                          2003                       2002
                                                               -----------------------     ------------------------
                                                               Carrying/                   Carrying/
                                                                Contract                   Contract
                                                                 Amount     Fair Value      Amount       Fair Value
                                                               ---------    ----------     ---------     ----------
                                                                                  (in thousands)
Financial Assets:
Cash and due from banks .............................          $  31,430     $  31,430     $  33,229     $  33,229
Federal funds sold ..................................             30,000        30,000        34,000        34,000
Held-to-maturity securities .........................            238,289       242,563       273,102       282,438
Available-for-sale securities .......................            281,138       281,138       180,406       180,406
Loans ...............................................            319,519       323,746       259,023       264,500
Accrued interest receivable .........................              4,903         4,903         5,353         5,353

Financial Liabilities:
Checking deposits ...................................            297,454       297,454       256,444       256,444
Savings and money market deposits ...................            445,851       445,851       412,815       412,815
Time deposits .......................................             33,850        33,810        30,466        30,521
Securities sold under repurchase agreements                       41,184        41,184            --            --
Accrued interest payable ............................                 65            65            61            61

Off-Balance-Sheet Liabilities:
Commitments to extend credit ........................             58,700            --        58,962            --

NOTE O - PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS                                                                       December 31,
                                                                                       ---------------------------
                                                                                          2003              2002
                                                                                       ---------         ---------
Assets:                                                                                       (in thousands)
  Checking and money market accounts with subsidiary .........................         $   2,499         $   2,653
  Investment in subsidiary bank, at equity ...................................            88,128            84,138
  Other assets ...............................................................               134                66
                                                                                       ---------         ---------
                                                                                       $  90,761         $  86,857
                                                                                       =========         =========
Liabilities:
  Cash dividends payable .....................................................         $   1,470         $   1,415
                                                                                       ---------         ---------
Stockholders' equity:
  Common stock ...............................................................               408               416
  Surplus ....................................................................               781               724
  Retained earnings ..........................................................            84,864            80,354
                                                                                       ---------         ---------
                                                                                          86,053            81,494
  Accumulated other comprehensive income, net of tax .........................             3,238             3,948
                                                                                       ---------         ---------
                                                                                          89,291            85,442
                                                                                       ---------         ---------
                                                                                       $  90,761         $  86,857
                                                                                       =========         =========

CONDENSED STATEMENTS OF INCOME                                                                  Year ended December 31,
                                                                                      ---------------------------------------------
                                                                                        2003              2002               2001
                                                                                      ---------         ---------         ---------
Income:                                                                                              (in thousands)
  Dividends from subsidiary bank .............................................        $   6,700         $   2,700         $   7,700
  Interest on deposits with subsidiary bank ..................................               17                24                33
                                                                                      ---------         ---------         ---------
                                                                                          6,717             2,724             7,733
                                                                                      ---------         ---------         ---------
Expenses:
  Other operating expenses ...................................................               76                79                59
                                                                                      ---------         ---------         ---------
  Income before income taxes .................................................            6,641             2,645             7,674
Income tax benefit ...........................................................              (23)              (22)              (11)
                                                                                      ---------         ---------         ---------
  Income before undistributed earnings of
    subsidiary bank ..........................................................            6,664             2,667             7,685
Equity in undistributed earnings .............................................            4,701             8,896             2,409
                                                                                      ---------         ---------         ---------
  Net income .................................................................        $  11,365         $  11,563         $  10,094
                                                                                      =========         =========         =========

CONDENSED STATEMENTS OF CASH FLOWS                                                              Year ended December 31,
                                                                                        ---------------------------------------
                                                                                           2003           2002           2001
                                                                                        ---------      ---------      ---------
                                                                                                    (in thousands)
Cash Flows From Operating Activities:
  Net income ....................................................................       $  11,365      $  11,563      $  10,094
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Undistributed earnings of subsidiary bank .................................          (4,701)        (8,896)        (2,409)
      Decrease in other assets ..................................................              42             24              2
                                                                                        ---------      ---------      ---------
    Net cash provided by operating activities ...................................           6,706          2,691          7,687
                                                                                        ---------      ---------      ---------
Cash Flows From Financing Activities:
  Repurchase and retirement of common stock .....................................          (5,129)        (1,592)        (4,698)
  Proceeds from exercise of stock options .......................................           1,069            313            420
  Cash dividends paid ...........................................................          (2,800)        (2,398)        (2,180)
  Cash in lieu of fractional shares on 3-for-2 stock split ......................              --             (7)            --
                                                                                        ---------      ---------      ---------
    Net cash used in financing activities .......................................          (6,860)        (3,684)        (6,458)
                                                                                        ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents* ...........................            (154)          (993)         1,229
Cash and cash equivalents, beginning of year ....................................           2,653          3,646          2,417
                                                                                        ---------      ---------      ---------
Cash and cash equivalents, end of year ..........................................       $   2,499      $   2,653      $   3,646
                                                                                        =========      =========      =========
Supplemental Schedule of Noncash Financing Activities:
  Tax benefit from exercise of employee stock options ...........................       $     109      $      46      $      35
  Cash dividends payable ........................................................           1,470          1,415          1,200

*Cash and cash equivalents include the checking and money market accounts with the Corporation's wholly-owned bank subsidiary.

NOTE P - QUARTERLY FINANCIAL DATA (Unaudited)

                                                         First           Second            Third            Fourth
                                                        Quarter          Quarter          Quarter           Quarter           Total
                                                        -------          -------          -------           -------           -----
                                                                             (in thousands, except per share data)
2003
Interest income ..............................          $ 9,525          $ 8,667          $ 9,192           $ 9,584          $36,968
Interest expense .............................            1,053              966              906               953            3,878
Net interest income ..........................            8,472            7,701            8,286             8,631           33,090
Provision for loan losses ....................               75               75              185               122              457
Noninterest income ...........................            1,485            1,517            1,651             1,345            5,998
Noninterest expense ..........................            5,685            5,872            5,899             6,019           23,475
Income before income taxes ...................            4,197            3,271            3,853             3,835           15,156
Income taxes .................................            1,104              761              969               957            3,791
Net income ...................................            3,093            2,510            2,884             2,878           11,365
Earnings per share:
  Basic ......................................              .75              .62              .71               .70             2.78
  Diluted ....................................              .74              .60              .70               .68             2.72
Comprehensive income .........................            3,154            3,263            1,684             2,554           10,655

2002
Interest income ..............................          $ 8,804          $ 9,338          $ 9,460           $ 9,327          $36,929
Interest expense .............................            1,218            1,254            1,347             1,292            5,111
Net interest income ..........................            7,586            8,084            8,113             8,035           31,818
Provision for loan losses (credit) ...........              100               50             (100)               50              100
Noninterest income ...........................            1,329            1,479            1,319             1,361            5,488
Noninterest expense ..........................            5,301            5,447            5,426             5,314           21,488
Income before income taxes ...................            3,514            4,066            4,106             4,032           15,718
Income taxes .................................              866            1,099            1,112             1,078            4,155
Net income ...................................            2,648            2,967            2,994             2,954           11,563
Earnings per share:
  Basic ......................................              .63              .71              .72               .71             2.77
  Diluted ....................................              .62              .70              .71               .70             2.73
Comprehensive income .........................            2,264            5,433            4,477             2,375           14,549

Official Staff

Administration

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President

Lorraine Fogarty
Executive Assistant

Constance Miller
Executive Assistant

Auditing

Kitty W. Craig
Vice President

Margaret M. DeBonis
Assistant Vice President

Matthew Wallis
Administrative Assistant

Branch Administration

James Clavell
Vice President

Monica T. Baker
Assistant Vice President

JoAnn Diamond
Assistant Vice President

Carole Ann Snayd
Assistant Vice President

Leonora Mintz
Assistant Manager

Patricia Ovalle Wood
Assistant Manager

Sara Melamed
Assistant Manager

Patrice Gonclaves
Administrative Assistant

Commercial Banking

Donald L. Manfredonia
Executive Vice President

Joseph G. Perri
Executive Vice President

Paul J. Daley
Senior Vice President

James P. Johnis
Senior Vice President

Albert Arena
Vice President

Sergei A. Boboshko
Vice President

Deborah A. Cassidy
Vice President

Stephen Durso
Vice President

Albert Ghelarducci
Vice President

Edward V. Mirabella
Vice President

Peter C. Puccio
Vice President

William W. Riley
Vice President

John P. Solensky
Vice President

Margaret M. Curran
Assistant Vice President

Gretchen B. Nesky
Assistant Vice President

Maureen Cannarsa
Administrative Assistant

Diane Mucci
Executive Assistant

Compliance and Procedures

John Vivona
Assistant Vice President

Sandra Dato
Administrative Assistant

Computer Services

Conrad A. Lissade
Computer Services Manager

Data Center

Jose Diaz
Vice President

Margaret Hanrahan
Administrative Assistant

Kristen Mucci
Administrative Assistant

Linda Sue Rudloff
Administrative Assistant

Deposit Operations

Carmela Lalonde
Assistant Manager

Donna Long
Assistant Manager

Linda Bannen
Administrative Assistant

Neil Dastas
Administrative Assistant

Finance

Mark D. Curtis
Senior Vice President

Wayne B. Drake
Vice President

Howard Hoeberlein
Vice President

Matthew J. Mankowski
Assistant Vice President

Cheryl Romanski
Assistant Cashier

Catherine Irvin
Assistant Manager

Diane Pascucci
Administrative Assistant

General Services

Daniel Sapanara
General Services Officer

Carol Daley
Administrative Assistant

Human Resources

Mary E. Casey
Vice President

Takako Endo
Assistant Vice President

Susan J. Hempton
Assistant Vice President

Rita Quinn
Administrative Assistant

Loan Center

Robert Jacobs
Vice President

John F. Darcy
Senior Mortgage Consultant

Carmine D'Ambrosio
Mortgage Originator

Frederick T. Hughes
Mortgage Originator

Eveline Ratte
Assistant Manager

Anna S. Fleming
Administrative Assistant

Veronica Gajkowski
Administrative Assistant

Barbara Johnson
Administrative Assistant

Patricia Lacorazza
Administrative Assistant

Marketing

Cathy M. Poturny
Assistant Vice President

Anne Urtnowski
Assistant Manager

Donna A. Blacharski
Administrative Assistant

Operations Administration

Richard Kick
Senior Vice President

Betsy Gustafson
Vice President

Counsel

Schupbach, Williams & Pavone LLP

Independent Auditors

Crowe Chizek and Company LLC

Form 10-K Report

A copy of the Corporation's annual report on Form 10-K for 2003, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

Executive Office

The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

Transfer Agent and Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

Annual Meeting Notice

The Annual Meeting of Stockholders will be held at the American Legion Hall, 190 Glen Head Road, Glen Head, New York 11545 on Tuesday, April 20, 2004 at 3:30 P.M.

Business Development Board

[PHOTO OMITTED]
Howard P. Annenberg
President & CEO
Shannen Promotions, Inc.

[PHOTO OMITTED]
Nicola Arena
President
Mediterranean Shipping Co. (USA) Inc.

[PHOTO OMITTED]
Richard Arote, Sr.
President
Air Distribution Enterprises, Inc.

[PHOTO OMITTED]
Beverly J. Bell, Esq.
Humes & Wagner, LLP

[PHOTO OMITTED]
Robert J. Bogardt, CPA
Bogardt & Company, LLP

[PHOTO OMITTED]
Thomas Burke
Chief Executive Officer
Ophthalmic Consultants of Long Island

[PHOTO OMITTED]
Christopher S. Byczek, Esq.
Partner
Cronin & Byczek, LLP

[PHOTO OMITTED]
Louis Campanelli
Member of the Board of Directors
SCORE Foundation

[PHOTO OMITTED]
Emil V. Cianciulli, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Phillip M. Damashek, Esq.
Schneider, Kleinick, Weitz & Damashek

[PHOTO OMITTED]
Thomas N. Dufek, CPA
Dufek & Associates

[PHOTO OMITTED]
William L. Edwards
Real Estate Investor

[PHOTO OMITTED]
C. J. Erickson, Esq.
Hodgson Russ LLP

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Kilgannon & Giammarese, CPAs, PC

[PHOTO OMITTED]
Leonard Gleicher
Partner
Goldberg Bros. Realtors

[PHOTO OMITTED]
Stephen R. Greenwald
President
Metropolitan College of New York

[PHOTO OMITTED]
Herbert Haber, CPA

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Alan B. Katcher
Chief Executive Officer
Terry Alan Adv. Co., Inc.

[PHOTO OMITTED]
Kevin T. Kelly
Management Consultant

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Kenneth R. Latham

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar, Levine & Felix, LLP

[PHOTO OMITTED]
James J. Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal/Partner
Owen Petersen & Co., LLP
Petersen Accounting Consulting LLP

[PHOTO OMITTED]
Bruce McNaughton
Trustee
Frank Melville Park Foundation

[PHOTO OMITTED]
Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
Richard E. Nussbaum, CPA
Managing Partner
Nussbaum Yates & Wolpow, P.C.

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Robert J. Pape, Jr., Esq.

[PHOTO OMITTED]
Douglas Pierce
President
Pierce Country Day School & Camp Inc.

[PHOTO OMITTED]
Quentin Sammis
Chairman
Coldwell Banker Residential Brokerage

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses and Schreiber LLP

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone LLP

[PHOTO OMITTED]
Shaw Shahery
President & CEO
Convermat Corporation

[PHOTO OMITTED]
Marino Sorbara
President
Sorbara Construction Corp.

[PHOTO OMITTED]
H. Craig Treiber
Chairman/CEO
The Treiber Insurance Group

[PHOTO OMITTED]
Sal J. Turano
President
Abstracts Incorporated

[PHOTO OMITTED]
Arthur Ventura
President
Badge Agency, Inc.

[PHOTO OMITTED]
George J. Walsh, Esq.
Thompson Hine LLP

[PHOTO OMITTED]
Robert A. Wilkie, Esq.
Wilkie & Wilkie

[PHOTO OMITTED]
Mark Wurzel
President
Calico Cottage, Inc.

Photos not available: David Black, CPA; Zachary Levy, Esq.; Lawrence F. Steiner

[LOGO] The First of Long Island

(516) 671-4900
www.fnbli.com
(212) 566-1500

Full Service Offices

Glen Head
10 Glen Head Road
Glen Head, NY  11545
(516) 671-4900

John J. Mulder, Jr.
Vice President and Branch Manager

Elaine Ballinger
Assistant Cashier

Vincent Bartilucci
Administrative Assistant

Greenvale
7 Glen Cove Road
Greenvale, NY  11548
(516) 621-8811

Philip R. Thompson
Vice President and Branch Manager

Daphne Johnson
Assistant Manager

Huntington
253 New York Avenue
Huntington, NY  11743
(631) 427-4143

Rick Perro
Vice President and Branch Manager

Jenny Malandruccolo
Assistant Vice President

Marco Leon
Administrative Assistant

Carol Luzynski
Administrative Assistant

Giuseppe Sparacino
Administrative Assistant

Locust Valley
108 Forest Avenue
Locust Valley, NY  11560
(516) 671-2299

John T. Noonan
Vice President and Branch Manager

Mary Lou Martin
Assistant Vice President

James McGlynn
Administrative Assistant

Northport
711 Fort Salonga Road
Northport, NY  11768
(631) 261-4000

Henry C. Suhr
Vice President and Branch Manager

David Lippa
Assistant Vice President

Janet Kittle
Administrative Assistant

Old Brookville
209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

Frank Plesche
Vice President and Branch Manager

Carolyn McIntyre
Assistant Vice President

Melissa Grella
Administrative Assistant

Rockville Centre
310 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

Lucy Ortiz
Vice President and Branch Manager

Patricia Scrudato
Assistant Manager

Theresa Crawford
Administrative Assistant

Roslyn Heights
130 Mineola Avenue
Roslyn Heights, NY  11577
(516) 621-1900

Frieda O'Mara
Vice President and Branch Manager

Susan Sciacca
Assistant Cashier

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

Commercial Banking Offices

Bohemia
30 Orville Drive
Bohemia, NY 11716
(631) 218-2500

Robert F. Covino
Vice President and Branch Manager

Deer Park
60 E. Industry Court
Deer Park, NY 11729
(631) 243-2600

Albert M. Nordt, Jr.
Vice President and Branch Manager

Farmingdale
22 Allen Boulevard
Farmingdale, NY 11735
(631) 753-8888

Patricia M. Gramble
Vice President and Branch Manager

2091 New Highway
Farmingdale, NY 11735
(631) 454-2022

Barbara Cavalier
Vice President and Branch Manager

Garden City
1050 Franklin Avenue
Garden City, NY 11530
(516) 742-6262

Elizabeth A. Materia
Vice President and Branch Manager

Great Neck
536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

Jane B. Manditch
Vice President and Branch Manager

Joanne Bosco
Administrative Assistant

Hauppauge
330 Motor Parkway
Hauppauge, NY 11788
(631) 952-2900

Mark A. Ryan
Vice President and Branch Manager

Hicksville
106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

Joyce C. Graber
Vice President and Branch Manager

Arlyne H. Kramer
Assistant Cashier

Lake Success
3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

Allison Stansfield
Vice President and Branch Manager

Susan Costabile
Assistant Manager

Mineola
194 First Street
Mineola, NY 11501
(516) 742-1144

Herta Tscherne
Vice President and Branch Manager

Rosemary Kerrane
Assistant Manager

New Hyde Park
200 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

Linda A. Cutter
Vice President and Branch Manager

Kathleen Martin
Assistant Manager

Valley Stream
133 E. Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Peter J. Arebalo
Vice President and Branch Manager

Susan Pickrodt
Assistant Manager

Manhattan
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judy Ferdinand
Vice President and Branch Manager

Augustus W. Imor
Assistant Manager

225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Bruce Knepple
Vice President and Branch Manager

Paula Phillips
Administrative Assistant

1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Robert Oehler
Vice President and Branch Manager

Investment Management Division
800 Woodbury Road
Woodbury, NY 11797
(516) 364-3436

Brian J. Keeney
Senior Vice President

Alexander B. Young
Vice President

Francis V. Liantonio
Vice President

Sharon E. Pazienza
Vice President

Joanne Buckley
Assistant Vice President

Quyen T. Pham
Operations Manager

Dawn LoBraico
Administrative Assistant