Form 10-K, Exhibit 13
period 2004-12-31
FIRST OF LONG ISLAND CORP
filed 2005-03-16
CIK 740663

[PHOTO OMITTED]
[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

[FOUR PHOTOS OMITTED]
History
Financial Strength
Personal Service
Employees

2004 Annual Report
[LOGO] The First of Long Island
The First of Long Island Corporation

[PHOTO OMITTED]
Commercial Banking Offices
Full Service Offices

Branch Locations

Commercial Banking Offices
Bohemia
Deer Park
Farmingdale
   Allen Boulevard
   New Highway
Garden City
Great Neck
Hauppauge
Hicksville
Lake Success
Mineola
New Hyde Park
Valley Stream
Manhattan
   232 Madison Avenue
   225 Broadway
   1501 Broadway

Full Service Offices
Glen Head
Greenvale
Huntington
Locust Valley
Northport
Old Brookville
Rockville Centre
Roslyn Heights
Woodbury

… and more to come in 2005!

Business of the Corporation

The First of Long Island Corporation (“Corporation”) is a one-bank holding company organized under the laws of the State of New York. Its primary business is the operation of its sole subsidiary, The First National Bank of Long Island (“Bank”).

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

SELECTED FINANCIAL DATA

        The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes.

	2004	2003	2002	2001	2000
INCOME STATEMENT DATA:
Total Interest Income	$38,407,000	$36,968,000	$36,929,000	$37,989,000	$38,822,000
Total Interest Expense	3,665,000	3,878,000	5,111,000	9,451,000	13,106,000
Net Interest Income	34,742,000	33,090,000	31,818,000	28,538,000	25,716,000
Provision for Loan Losses (Credit)	356,000	457,000	100,000	100,000	(75,000)
Net Income	12,081,000	11,365,000	11,563,000	10,094,000	9,318,000
PER SHARE DATA:
Basic Earnings	$2.96	$2.78	$2.77	$2.37	$2.13

Diluted Earnings	2.90	2.72	2.73	2.33	2.10
Cash Dividends Declared	.78	.70	.63	.54	.48
Stock Splits/Dividends Declared	—	—	3-for-2	—	—
Book Value	$22.74	$21.87	$20.53	$17.84	$16.33
BALANCE SHEET DATA AT YEAR END:
Total Assets	$917,778,000	$914,264,000	$792,342,000	$684,081,000	$625,992,000
Total Loans	342,437,000	321,971,000	261,108,000	226,688,000	192,909,000
Allowance for Loan Losses	2,808,000	2,452,000	2,085,000	2,020,000	1,943,000
Total Deposits	771,250,000	777,155,000	699,725,000	604,870,000	550,472,000

Securities Sold Under Repurchase Agreements	49,654,000	41,184,000	—	—	—
Stockholders’ Equity	90,240,000	89,291,000	85,442,000	74,746,000	70,866,000
AVERAGE BALANCE SHEET DATA:
Total Assets	$935,278,000	$851,407,000	$753,703,000	$661,958,000	$600,326,000
Total Loans	336,587,000	281,556,000	242,773,000	205,959,000	186,451,000
Allowance for Loan Losses	2,655,000	2,246,000	2,101,000	1,941,000	1,961,000
Total Deposits	799,458,000	742,991,000	668,322,000	584,279,000	530,850,000

Securities Sold Under Repurchase Agreements	38,682,000	17,100,000	—	—	—
Stockholders’ Equity	92,248,000	86,099,000	80,516,000	73,390,000	66,711,000
FINANCIAL RATIOS:
Return on Average Total Assets (ROA)	1.29%	1.33%	1.53%	1.52%	1.55%
Return on Average Stockholders’ Equity (ROE)	13.10%	13.20%	14.36%	13.75%	13.97%
Average Equity to Average Assets	9.86%	10.11%	10.68%	11.09%	11.11%

STOCK PRICES

        The Corporation’s Common Stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2004 and 2003.

	2004		2003
Quarter	High	Low	High	Low
First	$51.00	$43.58	$36.40	$32.65
Second	51.50	39.93	40.06	31.60
Third	47.44	41.03	45.49	36.55
Fourth	50.82	41.59	46.78	38.34

        At December 31, 2004, there were 674 stockholders of record of the Corporation’s Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

Dear Shareholders
[PHOTO OMITTED]

As we enter our 79th year as a full-service commercial bank, The First National Bank of Long Island continues to remain a financially strong community bank “Where Everyone Knows Your Name”. It is my pleasure to share with you this year’s Annual Report, which discusses the growth we experienced in 2004 and how we plan to continue increasing shareholder value in 2005.

The Bank’s history is built upon a foundation of financial strength. With $917.8 million in assets, we are preparing to reach a new historical milestone as we approach the one billion dollar mark. Our recognition as one of the highest benchmark rated banks by Weiss Ratings, a leading independent provider of ratings and analysis of elite financial services companies, positions us as an excellent Bank in terms of capital adequacy, asset quality, profitability, liquidity and stability. We are also on their Recommended List of Companies, an elite group of 1,947 banks and thrifts representing the top 21.4% of the industry.

Our doors first opened in 1927 as The First National Bank of Glen Head, and since then we have grown financially strong by taking a long-term shareholder value approach. The hallmark of our success is satisfying and exceeding the needs and expectations of our customers. Whether it’s a new product introduction or a new branch opening, we take the time to listen and accommodate our customers’ needs. That’s how we continue to grow profitably. With twenty-four branches located in the Long Island and Manhattan communities, we continue to offer personal and commercial banking products to privately owned businesses, professionals and service conscious consumers.

Our plans for 2005 include building upon our history by exploring opportunities to expand our branch system within the communities we serve. In addition, in March, the Bank opened a new Suffolk County Regional Office in Hauppauge, New York. This office, headed by Senior Vice President Jim Johnis, handles our Commercial Banking and Lending Programs for prospects and existing commercial customers within that geography. Our approach to get closer to our customers is so distinctly different from the approach many of the money center banks are taking, which is to centralize, and in many cases, move their servicing infrastructures out of our communities. In the communities we serve, our Bank will remain consistent with our historical approach, continue to be strategic in planning our branch expansion and focus upon fulfilling the needs of our neighborhood customers.

[PHOTO OMITTED]
History

Our success continues to be measured by the generations of customers who have grown with us over the years.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

To succeed in this competitive and challenging business environment, our corporate achievements in 2004 were results-focused. Our 2004 story includes the following:

•	Our net income was a record $12,081,000; a 6.3% increase over 2003.

•	Earnings per share were $2.90 in 2004 as compared to $2.72 in 2003.

•	For the twenty-sixth consecutive year, we are pleased to have been able to increase our dividend. Total dividends declared in 2004 amounted to 78 cents per share, an increase of 11% over the 70 cents declared in 2003.

•	As of December 31, 2004, total assets were $917,778,000.

•	Our Return on Average Assets was 1.29%, and our Return on Equity was 13.10%.

•	The average yearly balance of Residential Mortgage Loans, including Home Equity Lines, increased by $42.6 million or 30%.

•	The average yearly balance of checking deposits increased by $27 million or 10%.

•	We built Lock Box and Account Reconciliation products to meet the needs of our growing family of commercial customers.

•	We reached out to CPAs by becoming licensed to offer courses that qualify for continuing professional education credits. Our Commercial Marketing department offered CPE Seminars throughout the year to more than seventy-five CPAs.

We were pleased with our Bank’s 2004 performance and results.
15

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Cash Dividends Declared Per Share 1995 $.25 1996 $.29 1997 $.33 1998 $.38 1999 $.43 2000 $.48 2001 $.54 2002 $.63 2003 $.70 2004 $.78

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Earnings Per Share 1995 $1.24 1996 $1.39 1997 $1.55 1998 $1.73 1999 $1.95 2000 $2.10 2001 $2.33 2002 $2.73 2003 $2.72 2004 $2.90 Excluding special credits.

The Bank’s greatest strength continues to be our relationship with our customers. At The First National Bank of Long Island, we are known for the convenience, commitment and personal service provided to every customer who walks through our doors. Our branches provide a friendly atmosphere where experienced banking representatives treat customers with respect and professionalism. No customer is a stranger. Our business style is to get to know our customers and understand their personal and business banking needs.

In addition to announcing a new branding campaign in 2004 as the Bank “Where Everyone Knows Your Name”, we extended our branch hours at our full-service branches to create more accessibility for our customer base. Again, the convenience of our customers is always a top priority.

[PHOTO OMITTED] The number one priority of our Bank remains its Financial Strength. Financial Strength

[LOGO] The First National Bank of Long Island Where Everyone Knows Your Name

We’ve received positive feedback from the customer surveys that were distributed in all our branches. To give you an idea of how satisfied our customers are with the personal service that is provided, here are a few comments I would like to share with you.

“The feeling of a banking family is always there…”

“I’m treated as if I were a multimillion dollar customer. Your service is above all the rest…”

“My mother and I have been using First National Bank of Long Island since 1958 …the service in Glen Head and Northport is excellent…”

Superior personal service is a priority for every banking representative at our Bank and we plan to continue putting the customer first.

The individuals who put our customers first are our employees. Every employee in our Bank makes a difference. Our corporate achievements towards building the Bank’s growth are attributed to the valuable contributions made by our employees and their years of dedicated service. In fact, our research indicates that more than 48% of our employees have contributed 5 or more years of service,

13% of employees have contributed 15 or more and 7% have been employees of the Bank for 20 years or more. As a Bank that is committed towards delivering customer solutions, we will continue to offer employees a variety of training programs to ensure excellence in quality service. We feel investing in our employees is a priority.

[PHOTO OMITTED]
Personal Service

In 2004, several employees from our Commercial Banking, Marketing and Residential Mortgage Departments played an important role in Community Reinvestment activities. In more than 10 different communities within Nassau and Suffolk counties, the Bank sponsored a series of thirty-four free seminars to community residents and high school students on various banking topics such as The Path to Home Ownership, Financial Literacy and How to Obtain Bank Financing for Small Businesses. We are also actively involved with the Smithtown High School Industry Advisory Board working closely with educators and students.

During the holiday season, we participated in the Annual Toys for Tots Program, collecting toys for children in our full service branches, and took pride in providing care for children in need at St. Christopher-Ottilie in Glen Cove, N.Y., one of the largest not-for-profit child and family services agencies in New York State. We look forward to increasing our employee efforts with community activities in 2005 that support our brand image as the Bank “Where Everyone Knows Your Name”.

As always, we sincerely thank our shareholders, customers, employees and friends for their loyal support to The First National Bank of Long Island. It is an honor to be the President and CEO for an organization such as ours and we look forward to delivering another rewarding year to you, our shareholders, in 2005.

/s/ Michael N. Vittorio

Michael N. Vittorio President & Chief Executive Officer [PHOTO OMITTED] Employees
17

[PHOTO OMITTED]
back row, left to right: Allen E. Busching, Paul T. Canarick, Howard Thomas Hogan Jr., J. William Johnson, Michael N. Vittorio, Alexander L. Cover, John R. Miller III
front row, left to right: J. Douglas Maxwell, Jr., Walter C. Teagle III, Beverly Ann Gehlmeyer

Board of Directors
The First of Long Island Corporation

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

Allen E. Busching
Principal, B&B Capital
(consulting and private investment)

Paul T. Canarick
President and Principal
Paul Todd, Inc. (construction company)

Alexander L, Cover
(business consultant)

Beverly Ann Gehlmeyer
Tax Manager and Principal
Gehlmeyer & Gehlmeyer, P.C.
(certified public accounting firm)

Howard Thomas Hogan, Jr., Esq.
Hogan & Hogan
(attorney, private practice)

J. Douglas Maxwell, Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical technology)

John R. Miller III
Chairman & CEO
Equal Opportunity Publications, Inc.
(publishing)

Walter C. Teagle III
President
Teagle Management, Inc.
(private investment consulting firm)

[PHOTO OMITTED]
left to right: Brian J. Keeney, Donald L. Manfredonia, Joseph G. Perri, Michael N. Vittorio, Arthur J. Lupinacci, Jr., Mark D. Curtis, Richard Kick

Officers
The First of Long Island Corporation

J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President &
Chief Administrative Officer

Mark D. Curtis
Senior Vice President & Treasurer

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President & Secretary

Wayne B. Drake
Assistant Treasurer

Executive Officers
The First National Bank of Long Island

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President &
Chief Administrative Officer

Mark D. Curtis
Executive Vice President
Chief Financial Officer & Cashier

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations &
Senior Retail Loan Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Joseph G. Perri
Executive Vice President
Senior Commercial
Marketing Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERAIONS

         The following is management’s discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and the Bank’s wholly-owned subsidiaries, The First of Long Island Agency, Inc. and FNY Service Corp., and FNY Service Corp.’s wholly-owned subsidiary, The First of Long Island REIT, Inc. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” The Bank’s primary service area has historically been Nassau and Suffolk Counties, Long Island. However, the Bank opened three new commercial banking branches in Manhattan in the second quarter of 2003 and may open additional Manhattan branches in the future.

Overview

      2004 Versus 2003 Summary. The Bank earned $2.90 per share in 2004, an increase of 7%, or 18 cents, over the $2.72 earned in 2003. Returns on average total assets (“ROA”) and equity (“ROE”) were 1.29% and 13.10%, respectively, in 2004 as compared to 1.33% and 13.20%, respectively, in 2003. Earnings for 2004 include a charge of 7 cents per share from net securities losses while 2003 earnings includes per share credits of 5 cents from net securities gains and 8 cents from an unusually large commercial mortgage prepayment fee of $564,000. Before securities gains and losses and the large prepayment fee, earnings per share for 2004 are up 15%, or 38 cents, over 2003 earnings.

    When compared to 2003, earnings for 2004 are up primarily because of growth in several key deposit and loan products and the continued impact of strategy changes made during the latter half of 2003. The most significant growth occurred in checking deposits, the average yearly balance of which increased by $27.0 million, or 10%, and residential mortgage loans, including home equity lines, the average yearly balance of which increased by $42.6 million, or 30%. The growth in checking balances is believed to be attributable to a variety of factors including a continuation of targeted solicitation efforts by the Bank’s business development officers, the full-year impact of the three Manhattan branches opened in the middle of 2003, the full-year impact of the free checking campaigns conducted in 2003 and the continuation of such campaigns in 2004, the high level of customer service offered by the Bank, and a lack of significant incentive for the Bank’s customers to invest excess balances as a result of the low interest rate environment. The growth in residential mortgages and home equity lines resulted from the full-year impact of an aggressive residential mortgage promotion conducted in the latter half of 2003, the continued promotion of residential mortgage products in 2004, a strong housing market on Long Island and a high level of mortgage refinance activity caused by the low interest rate environment. The strategy changes implemented in the latter half of 2003 included borrowing to pre-invest future loan and security cash flows and a shift away from overnight federal funds and other shorter-term investment instruments in favor of intermediate-term instruments. This shift enabled the Bank to take advantage of the relatively steep slope of the yield curve.

      The positive impact on 2004 earnings of the growth and strategy changes was partially offset by a reduction in net interest margin and net losses incurred on sales of securities in 2004 versus net gains in 2003. Although net interest margin was relatively stable throughout 2004, it declined by 20 basis points when compared to 2003. This occurred principally because of the reinvestment of cash flows from loans and securities in a low rate environment and a shifting back during the latter half of 2004 from intermediate to shorter-term investment instruments in an effort to better position the Bank for rising rates. When compared to last year, net interest margin for 2004 was helped by a reduction in prepayments on mortgage securities but hurt by the fact that 2003 included the large commercial mortgage prepayment fee. The net securities losses in 2004 occurred as lower yielding securities were replaced with higher yielding securities of similar duration in an effort to improve the Bank’s future revenues. The net securities gains in 2003 resulted from the sale of an equity security that the Bank was once required to hold as part of a government sponsored loan program.

      From the standpoint of earnings growth a number of challenges lie ahead. Despite recent increases in short-term interest rates, intermediate and longer-term interest rates remain low. The recent increases in short-term interest rates, when taken together with any further increases, may make it necessary for the Bank to increase deposit rates and thereby its cost of funds. At the same time, due to low intermediate and longer-term rates, the Bank may have limited opportunity to reinvest cash flows from loans and securities at equivalent or higher yields. In addition, the shifting back from intermediate to shorter-term investment instruments during the latter half of 2004 should negatively impact portfolio yield in the short term. All this considered, the Bank’s net interest margin may not improve from its present level and could possibly decline.

        The significant growth experienced by the Bank in 2004 in the yearly average balances of checking deposits and residential mortgage loans tends to obscure the fact that the rate of growth for these products has slowed. The Bank’s ability to grow earnings could be further challenged if this were to continue. An analysis of the yearly average balances for these products shows that the increase resulted principally from growth that occurred in the latter half of 2003 and, for residential mortgage loans, continued growth in the first half of 2004. Furthermore, a sharp decline in checking balances during the last few days of 2004 caused the balance at December 31, 2004 to be only slightly higher than the December 31, 2003 balance. Although a portion of the decline reversed in January, it could reoccur in the future. The recent increase in short-term interest rates may cause depositors to keep smaller balances in noninterest-bearing checking accounts and thereby put pressure on the Bank’s ability to continue to grow these balances at the same rate experienced in recent years. The reduction in mortgage refinance activity during 2004 may continue and have a similar impact on the Bank’s residential mortgage portfolio.

       2004 was a successful year from the standpoint of the Corporation’s stock repurchase program. During 2004, the Corporation was able to purchase 151,320 shares of common stock for an aggregate consideration of $7,310,000. This compares to purchases of 124,678 and 49,894 in 2003 and 2002, respectively, with the 2002 shares having been adjusted, where applicable, for the 3-for-2 stock split paid July 2002. Management believes that a significant contributor to the success of the program in 2004 was the Corporation’s commencement of daily open market purchases of stock, when available and within the safe harbor afforded by Exchange Act Rule 10b-18, beginning in the middle of November. The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. This year the program contributed approximately 6 cents to per share earnings. The estimated contribution includes the full-year impact of the shares purchased in 2003 plus the pro rata impact of the shares purchased throughout 2004.

        The significant increase in other assets from year-end 2003 to year-end 2004 resulted principally from the Bank’s purchase in December of this year of $7.5 million of bank owned life insurance. The tax-exempt return on this product can be used to offset future employee benefit costs.

        Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before unrealized gains on available-for-sale securities grew by $2,265,000 in 2004 and the Corporation’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continues to be very good.

        The Bank expanded its franchise by opening three new commercial banking offices in Manhattan in the middle of 2003. The Bank used 2004 to absorb the Manhattan growth and plan for further expansion. At this point the Bank has definitive plans for a new full service office on the south shore of Long Island and is evaluating potential sites for additional commercial banking offices.

        2003 Versus 2002 Summary. During 2003, the Corporation experienced strong growth in its core business products. This enabled the Corporation to achieve relatively stable earnings in 2003 despite the expenses of its growth strategies and, more importantly, significant downward pressure on net interest margin caused by low interest rates. The Corporation earned $2.72 per share in 2003 as compared to $2.73 in 2002. ROA and ROE were 1.33% and 13.20%, respectively, in 2003 as compared to returns of 1.53% and 14.36%, respectively, in 2002.

        The core business products that experienced the most significant growth in average balances were checking deposits which were up 15%, money-market-type savings deposits which were up 9%, attorney escrow-type deposits which were up 28%, and residential mortgages which were up 35%. As in prior years, the growth in average checking balances was among the most significant items positively affecting earnings in 2003. The reasons for the growth in checking balances are substantially the same as those already discussed with respect to the 2004 growth.

        The growth in money-market-type savings balances was largely comprised of growth in “Select Savings”, a statement savings account that earned a higher money market rate, and nonpersonal money market balances. In addition to the competitive rate offered, the growth in Select Savings balances may have been partially attributable to perceived risk in the equity markets. The growth in attorney escrow-type accounts was believed to be largely attributable to solicitation efforts and the high volume of mortgage refinance activity.

        The growth in residential mortgages in 2003 resulted from a strong housing market on Long Island, the low interest rate environment and its impact on the desire of bank customers to refinance their existing mortgages, and an aggressive residential mortgage campaign conducted by the Bank during the second half of 2003.

        Along with growth in its core business products, particularly checking balances, the strategy changes already discussed with respect to the Bank’s securities portfolio were among the most significant items positively impacting 2003 earnings. Other important factors also favorably impacting earnings were the large commercial mortgage prepayment fee of $564,000 and net gains on sales of securities of $333,000.

        Overwhelmingly, the most negative influence on 2003 earnings was the overall decline in interest rates. On a sequential quarter-to-quarter basis, after a modest uptick in the first quarter, net interest margin continued to decrease during 2003. Also affecting 2003 earnings were increases in personnel costs and expenses of the Corporation’s growth strategies, particularly the opening of the three New York City commercial branches.

         2003 was an active year from the standpoint of the Corporation’s stock repurchase program. During 2003, the Corporation was able to purchase 124,678 shares of common stock for an aggregate consideration of approximately $4,503,000 as compared to 49,894 shares in 2002. In 2003, the program contributed approximately 4 cents to per share earnings. The estimated contribution includes the full-year impact of the shares purchased in 2002 plus the pro rata impact of the shares purchased throughout 2003.

        Despite the amount spent for share repurchases and continued growth of cash dividends, total capital before unrealized gains on available-for-sale securities grew by $4,559,000 in 2003, or approximately 6%, and the Corporation’s capital ratios continued to substantially exceed the regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continued to be strong.

Net Interest Income

        Average Balance Sheet; Interest Rates and Interest Differential.  The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders’ equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.

	2004			2003			2002

	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:				(dollars in thousands)
Federal funds sold	$21,735	$262	1.21%	$43,185	$473	1.10%	$50,586	$823	1.63%
Investment securities:
Taxable	374,219	12,655	3.38	330,336	12,426	3.76	290,322	13,669	4.71
Nontaxable (1)	156,045	9,848	6.31	152,997	9,421	6.16	128,337	8,791	6.85
Loans (1) (2)	336,587	18,997	5.64	281,556	17,861	6.34	242,773	16,651	6.86

Total interest-earning assets (1)	888,586	41,762	4.70	808,074	40,181	4.97	712,018	39,934	5.61

Allowance for loan losses	(2,655)			(2,246)			(2,101)

Net interest-earning assets	885,931			805,828			709,917
Cash and due from banks	35,743			33,006			31,284
Premises and equipment, net	6,560			6,608			6,654
Other assets	7,044			5,965			5,848

	$935,278			$851,407			$753,703

Liabilities and Stockholders’ Equity
Savings and money
market deposits	$450,631	2,736.61		$431,978	3,294.76		$391,829	4,472	1.14
Time deposits	44,720	503	1.12	33,917	436	1.29	34,810	639	1.84
Securities sold under
repurchase agreements	38,682	426	1.10	17,100	148.86		—	—	—

Total interest-bearing liabilities	534,033	3,665.69		482,995	3,878.80		426,639	5,111	1.20

Checking deposits (3)	304,107			277,096			241,683
Other liabilities	4,890			5,217			4,865

	843,030			765,308			673,187
Stockholders’ equity	92,248			86,099			80,516

	$935,278			$851,407			$753,703

Net interest income (1)		$38,097			$36,303			$34,823

Net interest spread (1)			4.01%			4.17%			4.41%

Net interest margin (1)			4.29%			4.49%			4.89%

(1)
Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation’s investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

(3)	Includes official check and treasury tax and loan balances.
23

Rate/Volume Analysis. The following table sets forth the effect of changes in volumes, rates, and rate/volume on tax-equivalent interest income, interest expense and net interest income.

	Year Ended December 31,
	2004 versus 2003 Increase (decrease) due to changes in:				2003 versus 2002 Increase (decrease) due to changes in:
	Volume	Rate	Rate/ Volume (2)	Net Change	Volume	Rate	Rate/ Volume (2)	Net Change
	(in thousands)
Interest Income:
Federal funds sold	$(235)	$48	$(24)	$(211)	$(120)	$(269)	$39	$(350)
Investment securities:
Taxable	1,651	(1,255)	(167)	229	1,884	(2,748)	(379)	(1,243)
Nontaxable (1)	188	235	4	427	1,689	(888)	(171)	630
Loans (1)	3,491	(1,970)	(385)	1,136	2,660	(1,250)	(200)	1,210

Total interest income (1)	5,095	(2,942)	(572)	1,581	6,113	(5,155)	(711)	247

Interest Expense:
Savings and money market deposits	142	(671)	(29)	(558)	458	(1,484)	(152)	(1,178)
Time deposits	139	(55)	(17)	67	(16)	(192)	5	(203)
Securities sold under repurchase agreements	186	41	51	278	148	—	—	148

Total interest expense	467	(685)	5	(213)	590	(1,676)	(147)	(1,233)

Increase (decrease) in net interest income (1)	$4,628	$(2,257)	$(577)	$1,794	$5,523	$(3,479)	$(564)	$1,480

(1)	Tax-equivalent basis.

(2)
Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2004 Versus 2003

        Net interest income on a tax-equivalent basis increased by $1,794,000, or 4.9%, from $36,303,000 in 2003 to $38,097,000 this year. As can be seen from the above rate/volume analysis, the increase is primarily comprised of a positive volume variance of $4,628,000 and a negative rate variance of $2,257,000. It should be noted that without the large commercial mortgage prepayment fee in the first quarter of 2003, net interest income on a tax-equivalent basis would have been up by $2,358,000, or 6.6%, and the negative rate variance for loans would have been $564,000 lower.

        Volume Variance. When comparing 2004 to last year, the Bank experienced growth in the average balances of several key deposit products, with the largest increases occurring in checking, Select Savings and attorney escrow balances. Core loan products also continued to grow, with the most significant growth occurring in residential mortgages, commercial loans and home equity lines. In addition, in response to continued downward pressure on net interest margin caused by low interest rates, management implemented strategy changes with respect to the Bank’s securities portfolio in the latter half of 2003 which continued to positively impact earnings in 2004. These changes, which increased the volatility of the Bank’s earnings, involved reducing the size of the short-term securities portfolio, increasing the size of the intermediate-term securities portfolio and loan portfolio, and using borrowings under repurchase agreements to pre-invest future security and loan cash flows. It should be noted that in the latter half of 2004, management began to shift the Bank’s portfolio back from intermediate to shorter-term investment instruments in an effort to better position the Bank for rising interest rates. The aggregate positive impact of the core deposit and loan growth and the strategy changes made with respect to the Bank’s securities portfolio largely comprise the positive volume variance of $4,628,000 and more than offset the negative impact of the reduction in net interest margin discussed in the “Rate Variance” section that follows.

         With respect to the growth of core deposit products, average checking deposits increased by $27.0 million, or 10%, when comparing 2004 to last year. A bit more than one-third of the increase in checking is attributable to the full-year impact of the three Manhattan branches that were established in June 2003 and growth in the Bank’s free consumer checking product that was introduced in the first quarter of 2003. Funding interest-earning asset growth with growth in checking deposits has a greater positive impact on net interest income than funding such growth with interest-bearing deposits because checking deposits, unlike interest-bearing deposits, have no associated interest cost. This is the primary reason that the growth of checking balances has historically been one of the Corporation’s key strategies for increasing earnings per share.

        Also when comparing 2004 to last year, average Select Savings balances increased by $11.6 million, or 9.5%, attorney escrow balances increased by $6.4 million, or 51.2%, and average borrowings under repurchase agreements increased by $21.6 million, or 126.2%. It should be noted that traditional money market deposit balances, consisting of personal and nonpersonal accounts, only grew a bit more than 1% when comparing the average for 2004 to 2003 and actually declined during the fourth quarter of 2004. This is unlike recent years in which the Bank experienced significantly more growth in the average balance of such accounts. The reduced growth rate during 2004 and the fourth quarter decline is partially attributable to the increased competitiveness of the rates paid by the Bank on its time deposit products. During 2004 the Bank selectively used higher yielding time deposits of $100,000 and over as a strategy to defend its deposit base with a resulting migration of funds from money market accounts to time deposits. From year-end 2003 to year-end 2004 time deposits of $100,000 and over increased by $11.1 million, or 67.7%. Thus far the Bank has continued this strategy in 2005 and even expanded it to include smaller denomination time deposits. Recent higher yielding product offerings by the Bank’s competitors and improvement in the performance of the equity markets may have also contributed to the reduced growth rate for money market deposits in 2004 and the fourth quarter decline. In light of the foregoing, the Bank is currently evaluating additional strategies to retain and grow its money-market-type deposit balances.

        During 2005 the Bank plans to reduce its borrowings under repurchase agreements because the slope of the yield curve is now relatively flat and, since the Bank is generally purchasing securities of relatively short duration, the advantage of borrowing to pre-invest future security cash flows has been reduced.

        The Bank’s new business solicitation program is a significant factor that favorably impacted growth in the average balances of checking accounts and attorney escrow accounts. The Bank’s attention to customer service, favorable conditions in the local economy, and the low interest rate environment are also believed to have made a contribution. Competitive pricing and customer demographics are believed to be important factors with respect to growth in Select Savings.

        With respect to the growth of core loan products, the average balance of residential mortgage loans grew by $38.5 million, or 35.3%, from $109.1 million in 2003 to $147.5 million this year. Average outstandings on home equity lines of credit grew by $4.2 million, or 12.9%, from $32.3 million in 2003 to $36.5 million this year. The growth in residential mortgage loans resulted largely from a campaign promoting 10-year fixed rate mortgages executed in the latter half of 2003 when interest rates were very low and, to a lesser extent, a continuation of the campaign in the early part of 2004. Despite the continued promotion in 2004, resulting loan production was much less than that experienced in 2003 due to, among other things, an increase in mortgage rates and a resulting reduction in demand for residential mortgages. Residential mortgage loan balances were relatively flat during the latter half of 2004. The Bank recently began to promote short-term, fixed rate, amortizing home equity loans. So far the results of the promotion are encouraging.

        Rate Variance. Intermediate and longer-term rates have persisted at low levels. These low rates, along with the fact that 2003 included the unusually large commercial mortgage prepayment fee of $564,000, are the primary reasons for the negative rate variance of $2,257,000. If it were not for the fact that prepayments on mortgage securities slowed during 2004, the negative rate variance would have been greater. The decrease in prepayments enabled the Bank to amortize premiums on mortgage securities slower.

        It should be noted that while intermediate and longer-term rates have persisted at low levels, short-term interest rates have begun to increase as evidenced by a 125 basis point increase in the federal funds target rate during the last half of 2004. An increase in short-term interest rates should initially have a negative impact on the Bank’s net interest income because the Bank has more interest-bearing deposits and other liabilities than interest-earning assets that are subject to contractual or discretionary repricing in the near term. To the contrary, thus far the increase in short-term interest rates has helped the Bank’s earnings because while the Bank has not increased its money-market-type deposit rates or its savings rates it has increased its prime lending rate and enjoyed better yields on short-term investment instruments. However, the Bank will eventually need to increase its savings and money-market-type deposit rates in response to competitive pressures thus negatively impacting net interest income, and this need could arise in the near future regardless of whether or not there are further increases in short-term interest rates.

        Net interest margin decreased by 20 basis points when comparing 2004 to 2003. When applied to average total interest-earning assets of approximately $889 million for 2004, the decline in net interest margin results in a decrease in net interest income of approximately $1.8 million. Other than the fact that 2003 included the large prepayment fee that added seven basis points to net interest margin, the decrease in net interest margin occurred primarily because with the passage of time in the low interest rate environment more loans had adjusted to low rates and proceeds from the maturity, amortization and prepayment of loans and securities continued to be reinvested at low rates. To the extent that these loans and securities were funded by noninterest-bearing checking deposits and capital, there was no offsetting cost reduction. To the extent that they were funded by interest-bearing deposits, there was a reduction in the cost of such deposits but such reduction was not totally offsetting.

        Management believes that available yields on intermediate and longer-term loans and securities will remain relatively low in 2005. If this were to occur, more of the Bank’s loans and securities could be repriced or reinvested at low yields. In addition, short-term interest rates may continue to increase and this should cause the Bank to increase the rates paid on its deposits accounts. Despite the fact that the Bank’s net interest margin stabilized during 2004, this could exert pressure on net interest margin and cause net interest margin to move downward from its present level. In addition, the rate variance as depicted in the preceding table could become more negative. Furthermore, while an upward movement in general interest rates could also have a negative impact on net interest margin, sustained higher interest rates should eventually have a positive impact. The “Market Risk” section of this discussion and analysis of financial condition and results of operations includes a more complete discussion of the impact of interest rate movements on the Bank’s net interest income.

Net Interest Income – 2003 Versus 2002

        Net interest income on a tax-equivalent basis increased by $1,480,000, or 4.3%, from $34,823,000 in 2002 to $36,303,000 in 2003. As can be seen from the preceding rate/volume analysis, the increase was primarily comprised of a positive volume variance of $5,523,000 and a negative rate variance of $3,479,000. It should be noted that without the large commercial mortgage prepayment fee previously discussed, net interest income on a tax-equivalent basis would have been up by $916,000, or 2.6%, and the negative rate variance for loans would have been $564,000 higher.

        Volume Variance.  During 2003, the Bank experienced strong growth in its core deposit products, with the largest increases occurring in checking, money-market-type savings balances, and attorney escrow-type balances. In addition, as previously discussed, in response to continued downward pressure on net interest margin caused by low interest rates, management implemented strategy changes with respect to the Bank’s securities portfolio. The aggregate positive impact of the growth and strategy changes, which largely comprises the positive volume variance referred to above, more than offset the negative impact of the downtrend in net interest margin discussed in the “Rate Variance” section that follows.

        Comparing 2003 to 2002, average checking deposits increased by $35,413,000, or approximately 15%, average money-market-type deposit balances increased by $25,945,000, or approximately 9%, and average attorney escrow-type balances increased by $9,506,000, or approximately 28%. In addition, average borrowings under repurchase agreements amounted to $17,100,000. With respect to the growth in money-market-type deposit balances, the largest components were growth in Select Savings and nonpersonal money market accounts.

        The reasons for the growth in checking balances and attorney escrow-type balances are substantially the same as those discussed above with respect to the 2004 growth. The Bank’s new business solicitation program, competitive pricing, and customer demographics are believed to be important factors with respect to growth in the average balance of money-market-type deposits. Perceived risk in the equity markets may have also played a role.

        As with its core deposit products, the Bank also experienced good growth in its core loan products, with the most significant growth occurring in residential mortgages and home equity loans. From year-end 2002 to year-end 2003, the residential mortgage portfolio increased by over $48 million, or approximately 53%, and home equity line outstandings increased by approximately $4.5 million, or 15%. On an average balance basis, residential mortgages are up by approximately $28 million, or 35%, and home equity line outstandings were up by approximately $5.5 million, or 20%. At December 31, 2003, loans secured by residential real estate represented 66% of total loans secured by real estate and 55% of total loans. This compares to 58% of loans secured by real estate and 48% of total loans, respectively, at December 31, 2002.

        The low interest rate environment and a strong housing market on Long Island were important factors that favorably impacted the growth in both residential mortgages and home equity line outstandings. Another important factor was the aggressive residential mortgage campaign mounted during the latter half of 2003 that focused on ten-year fixed rate mortgages.

        Rate Variance.   Interest rates began to decline in early 2001. By the end of the year, short-term interest-rates had fallen significantly as evidenced by a reduction of 475 basis points in both the federal funds target rate and the Bank’s prime lending rate. During 2002, there were no further reductions in short-term rates until November when both the federal funds target rate and the Bank’s prime lending rate declined by an additional 50 basis points. Rates on intermediate and longer-term securities and loans also declined during 2001 and 2002, but by contrast to short-term rates, the magnitude of the decline was far more significant in 2002. The largest portion of the decrease occurred in the latter half of the year. During 2003, longer-term rates were volatile but remained low. In addition, in late June 2003, the federal funds target rate and the Bank’s prime lending rate were reduced further, by an additional 25 basis points.

        As a result of the sharp and sustained decrease in interest rates, net interest margin trended downward during the latter half of 2002 as interest-earning assets repriced at lower yields and proceeds from the maturity, amortization and prepayment of such assets were reinvested at lower yields without an equal and offsetting reduction in the cost of funds. Excluding the effect of the large prepayment fee, there was a modest uptick in net interest margin for the first quarter of 2003 followed by a continuation of the downward trend for the rest of the year. It should be noted that a portion of the decline in the Bank’s net interest margin was caused by an acceleration of prepayments on mortgage securities and the resulting need to amortize premiums on these securities faster.

Noninterest Income, Noninterest Expense, and Income Taxes

        Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of available-for-sale securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Excluding net gains or losses on sales of available-for-sale securities, noninterest income was $6,136,000 and $5,665,000 in 2004 and 2003, respectively, representing increases over prior year amounts of $471,000, or 8.3%, and $165,000, or 3.0%. The increase for 2004 is primarily comprised of an increase in service charge income of $278,000 and an increase in Investment Management Division income of $179,000. The increase in service charge income is largely due to a revision of the Bank’s service charge schedule effective January 1, 2004 and a reduction in service charge waivers and reversals. The increase in Investment Management Division income is due to a change in the mix of business to include more managed accounts and fewer custodial accounts.

        The increase in noninterest income for 2003 is comprised of increases in Investment Management Division income and other noninterest income $155,000 and $172,000, respectively, as partially offset by a decrease in service charge income of $162,000. The increase in Investment Management Division income was largely attributable to market appreciation in assets under management and new business. The decrease in service charges was believed to be attributable to customers maintaining higher balances in the low interest rate environment.

        Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $24,097,000 and $23,475,000 in 2004 and 2003, respectively, representing increases over prior year amounts of $622,000, or 2.6%, and $1,987,000, or 9.2%.

        The increase in noninterest expense for 2004 is comprised of an increase in salaries of $141,000, or 1.4%, an increase in employee benefits expense of $392,000, or 8.6%, and an increase in occupancy and equipment expense of $212,000, or 6.3%, as partially offset by a decrease in other operating expenses of $123,000, or 2.4%. The increase in salaries is primarily attributable to normal annual salary increases, as largely offset by savings resulting from staff vacancies. Most staff vacancies have subsequently been filled. The increase in employee benefits expense is primarily attributable to increases in pension and profit sharing plan expense. Profit sharing expense is up because the Bank’s performance against incentive goals was far better in 2004 than 2003. One reason for the increase in pension plan expense is a 75 basis point reduction in the discount rate and a 50 basis point reduction in the expected return on plan assets used for the actuarial valuation of the defined benefit pension plan.

        The largest component of the increase in occupancy and equipment expense was an increase in rent expense, most of which resulted from the full-year impact of the three New York City branches opened June 2003. Other operating expenses are down primarily because of decreases in marketing expense, mortgage tax and appraisal fees, and legal fees of $136,000, $209,000, and $73,000, respectively, as partially offset by increases in consulting fees and audit and examination expense of $182,000 and $134,000, respectively. The documenting and testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 accounts for a portion of the increase in both consulting and audit and examination expense. The decrease in marketing expense was largely due to a lack of branch openings in 2004 and a reduction in the amount spent on free checking campaigns. A decrease in the level of residential mortgage refinance activity contributed to the decrease in mortgage tax and appraisal fees. To a large extent legal fees are down because, unlike 2003, there were no branch openings in 2004.

        The increase in noninterest expense for 2003 is largely comprised of an increase in salaries of $602,000, or 6.1%, an increase in occupancy and equipment expense of $446,000, or 15.2%, and an increase in other operating expenses of $750,000, or 17.2%. The increase in salaries was attributable to normal annual salary adjustments and additions to staff resulting primarily from the opening of three New York City branches. The increase in occupancy and equipment expense was largely attributable to increases in rent expense, maintenance costs, and equipment depreciation, a significant portion of which resulted from the opening of the New York City branches. The largest components of the increase in other operating expenses were an increase in general insurance expense, due primarily to conditions in the insurance marketplace and increased levels of liability coverage, and an increase in marketing expense, a substantial portion of which was attributable to the Bank’s free checking campaign and the New York City branches.

         Income tax expense as a percentage of book income (“effective tax rate”) was 24.2% in 2004 as compared to 25.0% last year. The decrease in the effective tax rate for 2004 is largely due to refunds received from the New York State Tax Department as a result of its audit of the Corporation’s 2002, 2001, and 2000 tax returns and a reduction of taxes accrued with respect to potential dividends from the Bank’s investment subsidiary. Despite state income taxes, the benefit of tax-exempt interest on municipal securities results in an effective tax rate that is considerably lower than the statutory Federal income tax rate of 34%.

Application of Critical Accounting Policies

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts. Our determination of the allowance for loan losses is a critical accounting estimate because it is based on our subjective evaluation of a variety of factors at a specific point in time and involves difficult and complex judgments about matters that are inherently uncertain. In the event that management’s estimate needs to be adjusted based on, among other things, additional information that comes to light after the estimate is made or changes in circumstances, such adjustment could result in the need for a significantly different allowance for loan losses and thereby materially impact, either positively or negatively, the Bank’s results of operations.

        The Bank’s Reserve Committee, which is chaired by the Senior Lending Officer, meets on a quarterly basis and is responsible for determining the allowance for loan losses after considering, among other things, the results of credit reviews performed by the Bank’s loan review officer. In addition, and in consultation with the Bank’s Chief Financial Officer, the Reserve Committee is responsible for implementing and maintaining policies and procedures surrounding the calculation of the required allowance. The Bank’s allowance for loan losses is subject to periodic examination by the Office of the Comptroller of the Currency, the Bank’s primary federal banking regulator, whose safety and soundness examination includes a determination as to its adequacy to absorb probable losses.

        The first step in determining the allowance for loan losses is to identify loans in the Bank’s portfolio that are individually deemed to be impaired. In doing so, subjective judgments need to be made regarding whether or not it is probable that a borrower will be unable to pay all principal and interest due according to contractual terms. Once a loan is identified as being impaired, management uses the fair value of the underlying collateral and/or the discounted value of expected future cash flows to determine the amount of the impairment loss, if any, that needs to be included in the overall allowance for loan losses. In estimating the fair value of real estate collateral management utilizes appraisals and also makes qualitative judgments based on its knowledge of the local real estate market, analyses of current economic conditions, and expectations with regard to conditions that may prevail in the future. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgments. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life.

        In addition to estimating losses for loans individually deemed to be impaired, management also estimates collective impairment losses for pools of loans that are not specifically reviewed. Statistical information regarding the Bank’s historical loss experience over a period of time is the starting point in making such estimates. However, future losses could vary significantly from those experienced in the past and accordingly management periodically adjusts its historical loss experience to reflect current conditions. In doing so, management considers a variety of general qualitative factors and then subjectively determines the weight to assign to each in estimating losses. The factors include, among others, national and local economic conditions, environmental risks, trends in volume and terms of loans, concentrations of credit, changes in lending policies and procedures, and experience, ability, and depth of the Bank’s lending staff. Because of the nature of the factors and the difficulty in assessing their impact, management’s resulting estimate of losses may not accurately reflect actual losses in the portfolio.

        Although the allowance for loan losses has two separate components, one for impairment losses on individual loans and one for collective impairment losses on pools of loans, the entire allowance for loan losses is available to absorb realized losses as they occur whether they relate to individual loans or pools of loans.

Asset Quality

        The Corporation has identified certain assets as risk elements. These assets include nonaccruing loans, foreclosed real estate, loans that are contractually past due 90 days or more as to principal or interest payments and still accruing and troubled debt restructurings. These assets present more than the normal risk that the Corporation will be unable to eventually collect or realize their full carrying value. Information about the Corporation’s risk elements is as follows:

	December 31,

	2004	2003	2002	2001	2000

	(dollars in thousands)
Nonaccruing loans	$—	$97	$—	$105	$—
Loans past due 90 days or more as to
principal or interest payments and still accruing	18	348	2	236	173
Foreclosed real estate	—	—	—	—	—

Total nonperforming assets	18	445	2	341	173
Troubled debt restructurings	—	5	—	10	—

Total risk elements	$18	$450	$2	$351	$173

Nonaccruing loans as a percentage of total loans	.00%	.03%	.00%	.05%	.00%

Nonperforming assets as a percentage of total loans and foreclosed real estate	.01%	.14%	.00%	.15%	.09%

Risk elements as a percentage of total loans and foreclosed real estate	.01%	.14%	.00%	.15%	.09%

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(in thousands)
Gross interest income that would have been recorded during the year under original terms:
Nonaccrual loans	$—	$5	$—	$8	$—

Restructured loans	—	—	—	—	—

Gross interest income recorded during the year:
Nonaccrual loans	—	2	—	4	—
Restructured loans	—	—	—	—	—

Commitments for additional funds - Nonaccrual, restructured, past due loans	None	None	None	150	150

Allowance and Provision For Loan Losses

        The allowance for loan losses grew by $356,000 during 2004, amounting to $2,808,000 at December 31, 2004 as compared to $2,452,000 at December 31, 2003. The allowance represented approximately .8% of total loans at each date. During 2004, the Bank had loan chargeoffs and recoveries of $45,000 each and recorded a $356,000 provision for loan losses. The provision for loan losses decreased by $101,000 when comparing 2004 to 2003 primarily because loans grew less in 2004.

        The allowance for loan losses is an amount that management currently believes will be adequate to absorb probable losses inherent in the Bank’s loan portfolio. In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance. As more fully discussed in the “Application of Critical

Accounting Policies” section of this discussion and analysis of financial condition and results of operations, the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from these estimates.

        The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2004	2003	2002	2001	2000

	(dollars in thousands)
Balance, beginning of year	$2,452	$2,085	$2,020	$1,943	$2,033

Loans charged off:
Commercial and industrial	12	41	68	17	28

Secured by real estate	—	—	—	—	—
Consumer and other	33	69	16	35	28

	45	110	84	52	56

Recoveries of loans charged off:
Commercial and industrial	7	—	13	—	—

Secured by real estate	—	12	16	16	17
Consumer and other	38	8	20	13	24

	45	20	49	29	41

Net chargeoffs	—	(90)	(35)	(23)	(15)
Provision for loan losses (credit)	356	457	100	100	(75)

Balance, end of year	$2,808	$2,452	$2,085	$2,020	$1,943

Ratio of net chargeoffs to average loans outstanding	.00%	.03%	.01%	.01%	.01%

The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,

	2004		2003		2002		2001		2000

	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans

	(dollars in thousands)
Commercial	$789	15.1%	$605	14.9%	$438	14.3%	$667	18.1%	$566	15.8%
Real-estate secured	1,926	83.3	1,763	83.4	1,469	83.4	1,252	79.4	1,160	80.5

Consumer and other	93	1.6	84	1.7	94	2.3	94	2.5	129	3.7

Total allocated	2,808	100.0	2,452	100.0	2,001	100.0	2,013	100.0	1,855	100.0
Unallocated	—	—	—	—	84	—	7	—	88	—

	$2,808	100.0%	$2,452	100.0%	$2,085	100.0%	$2,020	100.0%	$1,943	100.0%

        The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions could affect the financial strength of the Bank’s borrowers and do affect the value of real estate collateral securing the Bank’s mortgage loans. Loans secured by real estate represent approximately 83% of the Bank’s total loans outstanding at December 31, 2004. Most of these loans were made to borrowers domiciled on Long Island and are secured by Long Island properties. In recent years, economic conditions on Long Island have been good and residential real estate values have grown to unprecedented highs. Such conditions and values could deteriorate in the future, and such deterioration could be substantial. If this were to occur, some of the Bank’s borrowers may be unable to make the required contractual payments on their loans, and the Bank may be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

         Future provisions and chargeoffs could also be affected by environmental impairment of properties securing the Bank’s mortgage loans. Environmental audits for commercial mortgages were instituted by the Bank in 1987. Under the Bank’s current policy, an environmental audit is required on practically all commercial-type properties that are considered for a mortgage loan. At the present time, the Bank is not aware of any existing loans in the portfolio where there is environmental pollution originating on or near the mortgaged properties that would materially affect the value of the portfolio.

Off-Balance Sheet Arrangements and Contractual Obligations

        The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2004 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has as of December 31, 2004 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period

	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years

	( in thousands)
Commitments to extend credit	$64,094	$32,708	$11,910	$19,476	$—
Standby letters of credit	3,433	3,433	—	—	—
Operating lease obligations	6,121	734	1,365	1,053	2,969
Purchase obligations	656	308	348	—	—

	$74,304	$37,183	$13,623	$20,529	$2,969

        Commitments to extend credit and letters of credit arise in the normal course of the Bank’s business of meeting the financing needs of its customers and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

        The Bank’s exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit, standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments to extend credit and generally uses the same credit policies for letters of credit as it does for on-balance-sheet instruments.

        Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

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

 Capital

        The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 26.40%, 25.58% and 9.38%, respectively, at December 31, 2004 substantially exceed the requirements for a well-capitalized bank.

        Total stockholders’ equity increased by $949,000, or from $89,291,000 at December 31, 2003 to $90,240,000 at December 31, 2004. The increase is primarily attributable to net income of $12,081,000, as largely offset by stock repurchases of $7,725,000 and cash dividends declared of $3,159,000.

        Stock Repurchase Program.  Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions. Under plans approved by the Board of Directors in 2004 and 2003, the Corporation purchased 151,320 shares in 2004 and can purchase 77,423 shares in the future. The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2004 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of of Shares that May Yet Be Purchased Under the Plans or Programs (1)

October 1, 2004 to October 31, 2004	—	—	—	118,082
November 1, 2004 to November 30, 2004	42,957	$46.15	42,957	75,125
December 1, 2004 to December 31, 2004	97,702	$49.48	97,702	77,423

(1)
All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2004 were purchased under a 50,000 share plan approved by the Corporation’s Board of Directors in April 2003 and publicly announced on April 24, 2003, a 75,000 share plan approved in August 2004 and publicly announced on August 24, 2004, and a 100,000 share plan approved in December 2004 and publicly announced on December 15, 2004. The Corporation’s share repurchase plans do not have fixed expiration dates.

        The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed six cents of the eighteen-cent increase in earnings per share for 2004. In estimating the contribution to the increase in earnings per share, management calculated the full-year impact of the shares purchased in 2003 plus the pro rata impact of the shares purchased in 2004, taking into account the volume of shares purchased, the price paid per share, and current interest rates.

        In the past, the Corporation generally repurchased shares of its own common stock in response to offers to sell made by market makers, brokers, institutional investors and individual stockholders. In an attempt to increase the volume of purchases and thereby further enhance earnings per share, the Corporation began placing daily orders with brokers to purchase its common stock within the constraints of the broker-dealer, time, price, and volume conditions set forth in SEC Rule 10b-18. Under the safe harbor set forth in Rule 10b-18, the purchases effected on any single day cannot exceed 25 percent of the average daily trading volume reported for the Corporation’s stock during the four calendar weeks preceding the week in which the Rule 10b-18 purchase will be affected. In addition, once each week, in lieu of purchasing up to 25% of the average daily trading volume, the Corporation can affect one block purchase, as defined. The Corporation believes that its open market purchases under Rule 10b-18 have contributed to its success in being able to repurchase shares. The Corporation will periodically reevaluate whether it wants to continue repurchasing its own common stock in open market transactions under Rule 10b-18 or otherwise.

        Market Liquidity.  There is limited trading in the Corporation’s common stock. During 2004, there was total trading volume of 785,670 shares, and an average daily trading volume of 3,118 shares. During 2004, the Corporation purchased 151,320 shares, 67,680 of which were purchased in market transactions. The Corporation believes that repurchasing its own common stock could positively affect market liquidity for the Corporation’s common stock, the price of the Corporation’s common stock, or both. A reduction or discontinuance of its repurchase activity could have the opposite effect.

        Russell 3000® and 2000® Indices. Frank Russell Company (“Russell”) currently maintains 21 U.S. common stock indices. The indices are reconstituted each July 1st using objective criteria, primarily market capitalization, and do not reflect subjective opinions. All indices are subsets of the Russell 3000® Index which represents most of the investable U. S. equity market.

        The broad market Russell 3000® Index includes the largest 3,000 companies in terms of market capitalization and the small cap Russell 2000® Index is comprised of the smallest 2,000 companies in the Russell 3000® Index.

        The Corporation’s common stock is included in the Russell 3000® and 2000® Indices. The Corporation believes that inclusion in the Russell indices positively impacts the price of its common stock and increases the stock’s trading volume and liquidity. Conversely, if the Corporation’s market capitalization falls below the minimum necessary to be included in the Indices at any future annual reconstitution date, the Corporation believes that this could adversely affect the price, volume and liquidity of its common stock. The Corporation also believes that although its share repurchase program creates long-term shareholder value, repurchases under the program may reduce market capitalization and this could result in the Corporation’s common stock not being included in the Russell indices.

Cash Flows and Liquidity

        Cash Flows.  The Corporation’s primary sources of cash are deposit growth, maturities and amortization of loans and investment securities, operations, and borrowing. The Corporation uses cash from these and other sources to first fund loan growth. Any remaining cash is used primarily to purchase a combination of short, intermediate, and longer-term investment securities, pay cash dividends, and repurchase common stock under the Corporation’s share repurchase program. During 2004, the Corporation’s cash and cash equivalent position decreased by $37,144,000. The decrease occurred primarily as a result of the sharp decline in checking balances experienced in the last few days of 2004 and, to a lesser extent, the purchase of bank owned life insurance.

        Liquidity.   The Corporation has both internal and external sources of near-term liquidity that can be used to fund loan growth and accommodate deposit outflows. The primary internal sources of liquidity are its overnight position in federal funds sold; its short-term investment securities portfolio which generally consists of securities purchased to mature within two years and securities with average lives of approximately two years; maturities and monthly payments on the balance of the investment securities portfolio and the loan portfolio; and intermediate and longer-term investment securities designated as available-for-sale. At December 31, 2004, the Corporation had no overnight federal funds sold, a short-term securities portfolio not subject to pledge agreements of $120,687,000, and intermediate and longer-term available-for-sale securities not subject to pledge agreements of $170,396,000. While maturities of shorter-term securities in the Corporation’s portfolio provide a significant source of near term liquidity, the intermediate and longer-term securities provide higher current returns and their maturities will provide a significant source of liquidity in the future.

        The Corporation’s primary external sources of liquidity are customer deposits and borrowings from brokerage firms, the Federal Home Loan Bank of New York (“FHLB”), and other commercial banks. The Bank’s deposit base primarily consists of core deposits from businesses and consumers in its local market area and does not include any brokered deposits. The Bank has the ability to borrow on a secured basis from the FHLB under a variety of borrowing arrangements and from brokerage firms under repurchase agreements. Although the Bank is currently a member of the FHLB and has repurchase agreements in place with four brokerage firms, the membership and agreements do not represent legal commitments on the part of the FHLB or the brokerage firms to extend credit to the Bank. The amount that the Bank can potentially borrow from the FHLB and brokerage firms is believed to be well in excess of $100 million and depends on, among other things, the amount and quality of the Bank’s eligible collateral and the financial condition of the Bank.

        The Bank can also borrow overnight federal funds on an unsecured basis under lines with two other commercial banks. These lines in the aggregate amount of $30 million do not represent legal commitments to extend credit on the part of the other banks.

        As a backup to borrowing from the FHLB, brokerage firms and other commercial banks, the Bank is eligible to borrow on a secured basis at the Federal Reserve Bank (“FRB”) discount window under the primary credit program. Primary credit, which is normally extended on a very short-term basis, typically overnight, at a rate 100 basis points above the federal funds target rate, is viewed by the FRB as a backup source of short-term funds for sound depository institutions like the Bank. The amount that the Bank can borrow under the primary credit program depends on, among other things, the amount of available eligible collateral.

Market Risk

        The Bank invests in interest-earning assets which are funded by interest-bearing deposits and borrowings, noninterest-bearing deposits, and capital. The Bank’s results of operations are subject to risk resulting from interest rate fluctuations generally and having assets and liabilities that have different maturity, repricing, and prepayment/withdrawal characteristics. The Bank defines interest rate risk as the risk that the Bank’s earnings and/or net portfolio value (present value of expected future cash flows from assets less the present value of expected future cash flows from liabilities) will change when interest rates change. The principal objective of the Bank’s asset/liability management activities is to maximize net interest income while at the same time maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank.

         Because the Bank’s loans and investment securities generally reprice slower than its interest-bearing deposit accounts, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. However, if the Bank does not increase the rates paid on its savings and money market accounts as quickly or in the same amount as market increases in the overnight federal funds rate, the prime lending rate, and other short-term market rates, the magnitude of the negative impact will decline. If the Bank does not increase its savings and money market rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.

        Conversely, a decrease in interest rates uniformly across the yield curve should initially have a positive impact on the Bank’s net interest income. However, if the Bank does not or cannot decrease the rates paid on its savings and money market accounts as quickly or in the same amount as market decreases in the overnight federal funds rate or the prime lending rate, the magnitude of the positive impact will decline. If the Bank does not decrease its savings and money market rates at all, the impact should be negative.

        If interest rates decline, or have declined, and are sustained at the lower levels and, as a result, the Bank purchases securities at lower yields and loans are originated or repriced at lower yields, the impact on net interest income should be negative because 40% of the Bank’s average interest-earning assets are funded by noninterest-bearing checking deposits and capital.

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

        Traditional gap analysis involves arranging the Bank’s interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

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

        Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the actual impact of changes in the interest rate environment on the Bank’s net interest income or net portfolio value.

        The table that follows summarizes the Corporation’s cumulative interest rate sensitivity gap at December 31, 2004 based upon significant estimates and assumptions that the Corporation believes to be reasonable. The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice. Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain. These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits, and competition.

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Total Within One Year	Over One Year Through Five Years	Over Five Years	Non- interest- Sensitive	Total

	( in thousands)
Assets:
Federal funds sold	$—	$—	$—	$—	$—	$—	$—	$—
Investment securities	19,984	23,549	88,173	131,706	264,001	133,206	3,200	532,113
Loans	112,123	15,568	31,136	158,827	127,527	55,609	(2,334)	339,629
Other assets	—	—	—	—	—	—	46,036	46,036

	132,107	39,117	119,309	290,533	391,528	188,815	46,902	917,778

Liabilities and Stockholders’ Equity:
Checking deposits	—	—	—	—	—	—	298,049	298,049
Savings and money market deposits	312,191	7,335	14,667	334,193	93,748	—	—	427,941
Time deposits, other	7,084	5,294	3,182	15,560	2,140	11	—	17,711
Time deposits, $100,000 and over	21,765	2,412	2,650	26,827	722	—	—	27,549

Securities sold under repurchase agreements	49,654	—	—	49,654	—	—	—	49,654
Other liabilities	—	—	—	—	—	—	6,634	6,634
Stockholders’ equity	—	—	—	—	—	—	90,240	90,240

	390,694	15,041	20,499	426,234	96,610	11	394,923	917,778

Interest-rate sensitivity gap	$(258,587)	$24,076	$98,810	$(135,701)	$294,918	$188,804	$(348,021)	$—

Cumulative interest-rate sensitivity gap	$(258,587)	$(234,511)	$(135,701)	$(135,701)	$159,217	$348,021	$—	$—

        As shown in the preceding table, the Bank has a significant volume of money market deposit accounts that are subject to repricing as short-term interest rates change. Since the amount of these deposits outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term. However, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its money market deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term. However, if short-term rates decline to the point that the Bank can not, due to competitive pressures and/or the absolute level of rates, decrease its money market rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline. Furthermore, the balances of certain savings and money market deposit products have been included in categories beyond three months in the above table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag to varying degrees market changes in interest rates.

        The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2004 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income for the year ending December 31, 2005 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. The rate change information in the table shows estimates of net portfolio value at December 31, 2004 and net interest income for the year ending December 31, 2005 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected. In addition, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

        Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank’s interest-bearing deposit accounts reprice faster than its loans and investment securities.

However, if the Bank does not increase the rates paid on its savings and money market accounts as quickly or in the same amount as market increases in the overnight federal funds rate or the prime lending rate, the magnitude of the negative impact will decline. If the Bank does not increase its savings and money market rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. However, deposit rates are currently very low as indicated by the Bank’s overall cost of deposits of 69 basis points for 2004. Therefore, while rates on many of the Bank’s interest earning assets could drop by 100 or 200 basis points, deposit rates could not. It is for this reason that in rates down 100 and 200 basis points the projected increases in net interest income as compared to the base case is less than the projected decreases in rates up 100 and 200 basis points.

	Net Portfolio Value (NPV) at December 31, 2004		Net Interest Income for 2005

Rate Change Scenario	Amount	Percent Change From Base Case	Amount	Percent Change From Base Case

	(dollars in thousands)
+ 200 basis point rate shock	$53,616	(42.6)%	$28,083	(18.5)%
+ 100 basis point rate shock	72,990	(21.8)	31,277	(9.3)
Base case (no rate change)	93,337	—	34,469	—
- 100 basis point rate shock	114,746	22.9	36,037	4.5
- 200 basis point rate shock	137,518	47.3	35,013	1.6

Regulatory Matters

        Pending Legislation. Commercial checking deposits currently account for approximately 28% of the Bank’s total deposits. Congress is considering legislation that would allow corporate customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits in the future. Although management currently believes that the Bank’s earnings could be more severely impacted by permitting the payment of interest on corporate checking deposits than the daily sweeping of funds from interest-bearing accounts to cover checks, either could have a material adverse impact on the Bank’s future results of operations.

        The Bank wholly-owns FNY Service Corp. (“FNY”), an investment company, and FNY owns all of the issued and outstanding common stock of The First of Long Island REIT, Inc, a real estate investment trust (“REIT”). Under current New York State tax law, FNY Service Corp. is entitled to a 100% dividends received deduction for any dividends that it receives from its REIT subsidiary. This favorable tax treatment saves the Corporation approximately $250,000 on an annualized basis. The tax savings are impacted by, among other things, the current size and asset composition of FNYs REIT subsidiary and current interest rates. The 2005-2006 New York State Executive Budget proposes that the tax treatment of REITs be amended to conform to the federal tax treatment under which there is no dividends received deduction.

        Examination. The Bank was examined by the Office of the Comptroller of the Currency as of September 30, 2004. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation’s liquidity, capital resources, or operations.

Forward Looking Statements

         “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains various forward-looking statements with respect to financial performance and business matters. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
Assets:
Cash and due from banks	$24,286,000	$31,430,000
Federal funds sold	—	30,000,000

Cash and cash equivalents	24,286,000	61,430,000

Investment securities:
Held-to-maturity, at amortized cost (fair
value of $209,514,000 and $242,563,000)	207,335,000	238,289,000
Available-for-sale, at fair value (amortized cost of $321,577,000 and $275,745,000)	324,778,000	281,138,000

	532,113,000	519,427,000

Loans:
Commercial and industrial	51,672,000	47,886,000
Secured by real estate	285,204,000	268,508,000
Consumer	5,566,000	5,730,000
Other	474,000	729,000

	342,916,000	322,853,000
Net deferred loan fees	(479,000)	(882,000)

	342,437,000	321,971,000
Allowance for loan losses	(2,808,000)	(2,452,000)

	339,629,000	319,519,000

Bank premises and equipment, net	6,531,000	6,795,000
Prepaid income taxes	141,000	—
Other assets	15,078,000	7,093,000

	$917,778,000	$914,264,000

Liabilities:
Deposits:
Checking	$298,049,000	$297,454,000
Savings and money market	427,941,000	445,851,000
Time, other	17,711,000	17,422,000
Time, $100,000 and over	27,549,000	16,428,000

	771,250,000	777,155,000
Securities sold under repurchase agreements	49,654,000	41,184,000
Accrued expenses and other liabilities	5,204,000	4,332,000
Current income taxes payable	—	267,000
Deferred income taxes payable	1,430,000	2,035,000

	827,538,000	824,973,000

Stockholders’ Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares;
Issued and outstanding, 3,967,548 and 4,083,733 shares	397,000	408,000
Surplus	1,135,000	781,000
Retained earnings	86,786,000	84,864,000

	88,318,000	86,053,000
Accumulated other comprehensive income net of tax	1,922,000	3,238,000

	90,240,000	89,291,000

	$917,778,000	$914,264,000

See notes to consolidated financial statements
37

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003	2002
Interest income:
Loans	$18,990,000	$17,851,000	$16,635,000
Investment securities:
Taxable	12,655,000	12,426,000	13,669,000
Nontaxable	6,500,000	6,218,000	5,802,000
Federal funds sold	262,000	473,000	823,000

	38,407,000	36,968,000	36,929,000

Interest expense:
Savings and money market deposits	2,736,000	3,294,000	4,472,000
Time deposits	503,000	436,000	639,000
Securities sold under repurchase agreements	426,000	148,000	—

	3,665,000	3,878,000	5,111,000

Net interest income	34,742,000	33,090,000	31,818,000
Provision for loan losses	356,000	457,000	100,000

Net interest income after provision for loan losses	34,386,000	32,633,000	31,718,000

Noninterest income:
Investment Management Division income	1,467,000	1,288,000	1,133,000
Service charges on deposit accounts	3,863,000	3,585,000	3,747,000
Net gains (losses) on sales of available-for-sale securities.	(481,000)	333,000	(12,000)
Other	806,000	792,000	620,000

	5,655,000	5,998,000	5,488,000

Noninterest expense:
Salaries	10,572,000	10,431,000	9,829,000
Employee benefits	4,940,000	4,548,000	4,359,000
Occupancy and equipment expense	3,595,000	3,383,000	2,937,000
Other operating expenses	4,990,000	5,113,000	4,363,000

	24,097,000	23,475,000	21,488,000

Income before income taxes	15,944,000	15,156,000	15,718,000
Income tax expense	3,863,000	3,791,000	4,155,000

Net Income	$12,081,000	$11,365,000	$11,563,000

Weighted average:
Common shares	4,085,705	4,086,650	4,180,029
Dilutive effect of stock options	85,858	85,974	63,221

	4,171,563	4,172,624	4,243,250

Earnings per share:
Basic	$2.96	$2.78	$2.77

Diluted	$2.90	$2.72	$2.73

See notes to consolidated financial statements
38

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

				Compre- hensive Income	Retained Earnings	Accumulated Other Compre- hensive Income	Total
	Common Stock

	Shares	Amount	Surplus

Balance, January1, 2002	2,792,902	$279,000	$955,000		$72,550,000	$962,000	$74,746,000
Net Income				$11,563,000	11,563,000		11,563,000
Repurchase and retirement
of common stock	(43,736)	(4,000)	(1,588,000)				(1,592,000)
Exercise of stock options	20,340	2,000	311,000				313,000
Unrealized gains on available-
for-sale-securities, net of
reclassification adjustment
and tax of $2,005,000				2,986,000		2,986,000	2,986,000

Comprehensive income				$14,549,000

3-for-2 stock split	1,391,667	139,000			(139,000)
Cash in lieu of fractional shares
on 3-for-2 stock split					(7,000)		(7,000)
Cash dividends declared -
$.63 per share					(2,613,000)		(2,613,000)
Tax benefit of stock options			46,000				46,000
Transfer from retained
earnings to surplus			1,000,000		(1,000,000)

Balance, December 31, 2002	4,161,173	416,000	724,000		80,354,000	3,948,000	85,442,000
Net Income				$11,365,000	11,365,000		11,365,000
Repurchase and retirement
of common stock	(140,121)	(14,000)	(5,115,000)				(5,129,000)
Exercise of stock options	62,681	6,000	1,063,000				1,069,000
Unrealized losses on available-
for-sale-securities, net of
reclassification adjustment
and tax of $510,000				(710,000)		(710,000)	(710,000)

Comprehensive income				$10,655,000

Cash dividends declared -
$.70 per share					(2,855,000)		(2,855,000)
Tax benefit of stock options			109,000				109,000
Transfer from retained
earnings to surplus			4,000,000		(4,000,000)

Balance, December 31, 2003	4,083,733	408,000	781,000		84,864,000	3,238,000	89,291,000
Net Income				$12,081,000	12,081,000		12,081,000
Repurchase and retirement
of common stock	(159,880)	(16,000)	(7,709,000)				(7,725,000)
Exercise of stock options	43,695	5,000	922,000				927,000
Unrealized losses on available-
for-sale-securities, net of
reclassification adjustment
and tax of $876,000				(1,316,000)		(1,316,000)	(1,316,000)

Comprehensive income				$10,765,000

Cash dividends declared -
$.78 per share					(3,159,000)		(3,159,000)
Stock-based compensation			25,000				25,000
Tax benefit of stock options			116,000				116,000
Transfer from retained
earnings to surplus			7,000,000		(7,000,000)

Balance, December 31, 2004	3,967,548	$397,000	$1,135,000		$86,786,000	$1,922,000	$90,240,000

See notes to consolidated financial statements
39

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities:
Net income	$12,081,000	$11,365,000	$11,563,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	356,000	457,000	100,000
Deferred income tax provision (credit)	270,000	151,000	(109,000)
Depreciation and amortization	1,298,000	1,286,000	1,173,000
Premium amortization on investment securities, net	2,354,000	4,477,000	2,908,000

Losses (gains) on sales of available-for-sale securities	481,000	(333,000)	12,000

Stock-based compensation expense	25,000	—	—

Accretion of cash surrender value on bank owned life insurance	(10,000)	—	—

Decrease (increase) in prepaid income taxes	(25,000)	—	1,000
Decrease (increase) in other assets	(475,000)	(909,000)	373,000
Increase (decrease) in accrued expenses and other liabilities	658,000	(215,000)	372,000

Increase (decrease) in income taxes payable	(267,000)	87,000	335,000

Net cash provided by operating activities	16,746,000	16,366,000	16,728,000

Cash Flows From Investing Activities:
Proceeds from sales of available-for-sale securities	208,226,000	16,452,000	687,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	89,831,000	117,718,000	114,971,000
Available-for-sale	45,942,000	90,687,000	11,131,000
Purchase of investment securities:
Held-to-maturity	(60,029,000)	(86,202,000)	(137,562,000)
Available-for-sale	(301,682,000)	(209,938,000)	(50,174,000)
Net increase in loans to customers	(20,466,000)	(60,953,000)	(34,455,000)
Purchases of bank premises and equipment	(1,034,000)	(1,683,000)	(480,000)

Proceeds from sale of equipment	—	—	3,000

Purchase of bank owned life insurance	(7,500,000)	—	—

Net cash used in investing activities	(46,712,000)	(133,919,000)	(95,879,000)

Cash Flows From Financing Activities:
Net increase (decrease) in total deposits	(5,905,000)	77,430,000	94,855,000

Net increase in securities sold under repurchase agreements	8,470,000	41,184,000	—
Proceeds from exercise of stock options	927,000	1,069,000	313,000
Repurchase and retirement of common stock	(7,725,000)	(5,129,000)	(1,592,000)
Cash dividends paid	(2,945,000)	(2,800,000)	(2,398,000)

Cash in lieu of fractional shares on 3-for-2 stock split	—	—	(7,000)

Net cash provided by (used in) financing activities	(7,178,000)	111,754,000	91,171,000

Net increase (decrease) in cash and cash equivalents	(37,144,000)	(5,799,000)	12,020,000
Cash and cash equivalents, beginning of year	61,430,000	67,229,000	55,209,000

Cash and cash equivalents, end of year	$24,286,000	$61,430,000	$67,229,000

Supplemental Schedule of Noncash:
Investing Activities
Unrealized gains (losses) on available-for-sale securities	$(2,192,000)	$(1,220,000)	$4,991,000

Writeoff of premises and equipment against reserve	—	—	62,000
Financing Activities
Cash dividends payable	1,684,000	1,470,000	1,415,000

The Corporation made interest payments of $3,622,000, $3,873,000, and $5,145,000 and income tax payments of $3,886,000, $3,552,000, and $3,927,000 in 2004, 2003 and 2002, respectively.

See notes to consolidated financial statements
40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements include the accounts of The First of Long Island Corporation (the “Corporation”) and its wholly-owned subsidiary, The First National Bank of Long Island (the “Bank”), the Bank’s wholly-owned subsidiaries, The First of Long Island Agency, Inc. and FNY Service Corp., and FNY Service Corp’s. wholly-owned subsidiary, The First of Long Island REIT, Inc. The Corporation’s financial condition and operating results principally reflect those of the Bank and its subsidiaries. All intercompany balances and amounts have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts. Actual results could differ significantly from those estimates.

        The accounting and reporting policies of the Corporation reflect banking industry practice and conform to generally accepted accounting principles. The following is a summary of the significant accounting policies.

Investment Securities

        Current accounting standards require that investment securities be classified as held-to-maturity, trading, or available-for-sale. The trading category is not applicable to any securities in the Bank’s portfolio because the Bank does not buy or hold debt or equity securities principally for the purpose of selling in the near term. Held-to-maturity securities are those debt securities which the Bank has the intent and expected ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those debt and equity securities which are neither held-to-maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, included in other comprehensive income. Realized gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

        The Bank evaluates declines in fair value below the amortized cost basis for individual securities classified as either available-for-sale or held-to-maturity. In estimating other than temporary declines, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If a decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as a realized loss. The new cost basis is not changed for subsequent recoveries, if any, in fair value. Subsequent increases in the fair value of available-for-sale securities are included in other comprehensive income and subsequent decreases in fair value, if not an other-than-temporary impairment, are also included in other comprehensive income.

Loans and Allowance For Loan Losses

        Loans are reported at their outstanding principal balance less any chargeoffs, the allowance for loan losses, and net deferred loan fees. Interest on loans is credited to income based on the principal amount outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

        The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses. At December 31, 2004, the Bank had no nonaccrual loans and had loans past due 90 days or more as to principal and interest payments and still accruing of $18,000. The comparable amounts at December 31, 2003 were $97,000 and $348,000 respectively.

          The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is an amount that management currently believes will be adequate to absorb probable losses inherent in the Bank’s loan portfolio. The process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from these estimates. In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance.

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

Bank Premises and Equipment

        Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and twenty years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives which range between three and ten years. The straight-line method of depreciation is used for furniture, fixtures, and equipment acquired after 1997 and the 150% declining balance method is used for all other assets.

Bank Owned Life Insurance

        In 2004, the Bank purchased life insurance on certain executives having an aggregate cash surrender value of $7,500,000 at inception and $7,510,000 at December 31, 2004. Bank owned life insurance, which is included in other assets in the consolidated balance sheet, is recorded at its cash surrender value or, if less, the amount that can be realized.

Long-Term Assets

        Premises and equipment and intangible assets, if any, and other long-term assets, if any, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Checking Deposits

        Each of the Bank’s commercial checking accounts has a related noninterest-bearing sweep account. The sole purpose of the sweep accounts is to reduce the noninterest-bearing reserve balances that the Bank is required to maintain with the Federal Reserve Bank, and thereby increase funds available for investment. Although the sweep accounts are classified as savings accounts for regulatory purposes, they are included in checking deposits in the accompanying consolidated balance sheets.

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

Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management is not currently aware of any loss contingencies that will have a material effect on the Corporation’s consolidated financial statements.

Gain Contingency

         In 2004, the Bank negotiated a settlement with the Nassau County attorney whereby the Bank agreed to discontinue its real estate tax protest proceedings with respect to one of its branch locations in return for a refund of real estate taxes previously paid in the approximate amount of $440,000. Although the settlement has been approved by the Nassau County Legislature, the Bank’s receipt of the refund is contingent upon the granting of a judgment by the Supreme Court of the State of New York and therefore the refund has not yet been included in the Bank’s results of operations. If the judgment is granted, the Bank will be required to pay its legal counsel in these proceedings one-third of the gross settlement amount.

Stockholders’ Equity

        Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. There were 32,815 antidilutive stock options at December 31, 2004 and no antidilutive stock options at December 31, 2003 or 2002. Other than the stock options described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

        Stock Split.    On June 18, 2002, the Corporation declared a 3-for-2 stock split which was paid on July 24, 2002 by means of a 50% stock dividend. Where applicable, all comparative share and per share amounts included in the consolidated financial statements and notes thereto have been adjusted to reflect the effect of the split.

        Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. As of December 31, 2004, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 77,423 shares of stock. Share repurchases are financed through available corporate cash.

        Shares Tendered Upon The Exercise of Stock Options.  The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 8,560 shares in 2004 with a value of $415,000, 15,443 shares in 2003 with a value of $626,000, and 2,335 shares in 2002 with a value of $83,000.

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

        The reclassification adjustments made for the purpose of determining other comprehensive income are as follows:

	2004	2003	2002

	(in thousands)
Unrealized holding gains (losses) arising during period	(1,605)	(510)	2,979
Less: reclassification adjustment for losses (gains) included in net income	289	(200)	7

Net unrealized gains (losses) on available-for-sale securities	$(1,316)	$(710)	$2,986

Stock-Based Compensation

        At December 31, 2004, the Corporation had two stock option and appreciation rights plans, which are described more fully in Note J. The Corporation accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. With the exception of $25,000 of stock-based compensation cost recorded in 2004 upon the modification of outstanding stock options (see Note J), no stock-based employee compensation cost is reflected in net income for stock options as all options granted have an exercise price equal to the market value of the underlying common stock on the date of grant. If there were any stock appreciation rights outstanding, compensation costs would be recorded annually based on the quoted market price of the Corporation’s stock at the end of the period.

        The following table illustrates the effect on net income and earnings per share of applying the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” to stock-based employee compensation.

	2004	2003	2002

	(in thousands)
Net income, as reported	$12,081	$11,365	$11,563
Deduct: Total cost of stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(531)	(341)	(228)

Pro forma net income	$11,550	$11,024	$11,335

Earnings per share:
Basic - as reported	$2.96	$2.78	$2.77
Basic - pro forma	$2.83	$2.70	$2.71
Diluted - as reported	$2.90	$2.72	$2.73
Diluted - pro forma	$2.77	$2.65	$2.68

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

Adoption of New Accounting Pronouncements

        Statement of Financial Accounting Standards No. 123 “Share Based Payments” as revised (“SFAS No. 123”) requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and the cost is expensed over the employee service period, which is normally the vesting period of the options. SFAS No. 123 applies to awards granted or modified on or after the beginning of the first interim or annual period that begins after June 15, 2005 (the “Effective Date”). Compensation cost also needs to be recorded for prior option grants that vest after the Effective Date. The effect on results of operations for options granted after the Effective Date will depend on the number of options granted, the calculated fair value of such options, and the applicable vesting periods, and accordingly cannot currently be predicted. Existing options that will vest after the Effective Date are expected to result in additional compensation expense of approximately $31,000 during the balance of 2005, $40,000 in 2006 and $2,000 in 2007. There will be no significant effect on financial position since total equity will not change.

        Statement of Financial Accounting Standards No. 153 “Exchanges of Nonmonetary Assets” (“SFAS No. 153”) modifies an exception from fair value measurement of nonmonetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supersedes the prior exemption from fair value measurement for exchanges of similar productive assets, and applies for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to materially impact the Corporation’s financial statements.

        Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The adoption of SOP 03-3, which is effective for loans acquired in fiscal years beginning after December 15, 2004, is not expected to materially impact the Corporation’s financial statements.

NOTE B – INVESTMENT SECURITIES The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2004 and 2003.

	2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Held-to-Maturity Securities:	(in thousands)
U.S. Treasury	$5,973	$—	$(14)	$5,959
U.S. government agencies	2,000	11	—	2,011
Corporates	995	132	—	1,127
State and municipals	64,565	3,069	(229)	67,405
Pass-through mortgage securities	46,121	604	(470)	46,255
Collateralized mortgage obligations	87,681	135	(1,059)	86,757

	$207,335	$3,951	$(1,772)	$209,514

Available-for-Sale Securities:
U.S. Treasury	$150,136	$1	$(282)	$149,855
U.S. government agencies	20,000	—	(66)	19,934
Corporates	4,995	138	—	5,133
State and municipals	88,363	4,537	(30)	92,870
Pass-through mortgage securities	54,715	23	(1,120)	53,618
Equity (1)	3,368	—	—	3,368

	$321,577	$4,699	$(1,498)	$324,778

	2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Held-to-Maturity Securities:	(in thousands)
U.S. Treasury	$15,203	$342	$—	$15,545
U.S. government agencies	2,997	143	—	3,140
Corporates	1,991	144	—	2,135
State and municipals	57,312	3,728	(188)	60,852
Pass-through mortgage securities	52,772	856	(462)	53,166
Collateralized mortgage obligations	108,014	880	(1,169)	107,725

	$238,289	$6,093	$(1,819)	$242,563

Available-for-Sale Securities:
U.S. Treasury	$116,206	$970	$(23)	$117,153
Corporates	4,987	372	—	5,359
State and municipals	86,793	5,311	(93)	92,011
Pass-through mortgage securities	67,639	—	(1,330)	66,309
Equity (1)	120	186	—	306

	$275,745	$6,839	$(1,446)	$281,138

(1)
Includes stock in the Federal Home Loan Bank of New York of $2,901,000 and an equity investment in New York Bankers Association of $352,000 at December 31, 2004 and Federal Reserve Bank stock of $115,000 at each year end date.

        The pass-through mortgage securities shown in the preceding tables were issued by the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“FNMA”), or the Federal Home Loan Mortgage Corporation (“FHLMC”). Each issuer’s pass-through securities are backed by mortgages conforming to its underwriting guidelines and each issuer guarantees the timely payment of principal and interest on its securities. The collateralized mortgage obligations (“CMOs”) shown in the table were also issued by GNMA, FNMA, or FHLMC and all such securities, regardless of the issuer, are backed by GNMA pass-through mortgage securities. Each issuer guarantees the timely payment of principal and interest on its CMOs and GNMA guarantees the timely payment of principal and interest on the underlying pass-through mortgage securities. Obligations of GNMA represent full faith and credit obligations of the U.S. government (the “Government”), while obligations of FNMA, which is a corporate instrumentality of the Government, and FHLMC, which is a Government sponsored corporation, do not.

        At December 31, 2004 and 2003, investment securities with a carrying value of $139,475,000 and $110,996,000, respectively, were pledged as collateral to secure public deposits and borrowings under repurchase agreements.

        Securities With Unrealized Losses. The following table sets forth securities with unrealized losses at December 31, 2004 and 2003 presented by length of time the securities have been in a continuous unrealized loss position.

	2004

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$150,848	$(296)	$—	$—	$150,848	$(296)
U.S. government agencies	19,934	(66)	—	—	19,934	(66)
State and municipals	19,301	(126)	3,736	(133)	23,037	(259)
Pass-through mortgage securities	10,403	(128)	65,810	(1,462)	76,213	(1,590)
Collateralized mortgage obligations	48,126	(668)	22,508	(391)	70,634	(1,059)

Total temporarily impaired	$248,612	$(1,284)	$92,054	$(1,986)	$340,666	$(3,270)

	2003

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$4,992	$(23)	$—	$—	$4,992	$(23)
State and municipals	14,473	(268)	827	(13)	15,300	(281)
Pass-through mortgage securities	96,489	(1,785)	431	(7)	96,920	(1,792)
Collateralized mortgage obligations	44,756	(1,169)	—	—	44,756	(1,169)

Total temporarily impaired	$160,710	$(3,245)	$1,258	$(20)	$161,968	$(3,265)

        Unrealized losses reflected in the preceding tables have not been included in results of operations because the affected securities are of high credit quality, management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to an increase in interest rates since the time the securities were purchased. The losses on these securities are expected to dissipate as they approach their maturity dates and/or if interest rates decline.

        Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

	2004	2003	2002

	(in thousands)
Proceeds	$208,226	$16,452	$687

Gross gains	460	464	—
Gross losses	(941)	(131)	(12)

Net gains (losses)	$(481)	$333	$(12)

The tax benefit (provision) related to these net realized losses and gains, respectively, was $192,000, $(133,000) and $5,000 in 2004, 2003 and 2002, respectively.
47

Maturities and Average Yields . The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2004.

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
U.S. Treasury	$2,490	1.95%	$3,483	3.18%	$—	—%	$—	—%
U.S. government agencies	2,000	7.22	—	—	—	—	—	—
Corporates	—	—	—	—	—	—	995	7.15
State and municipals (2)	3,941	6.86	16,885	7.09	21,626	7.30	22,113	6.30
Pass-through mortgage securities	—	—	2,167	6.03	37,334	3.93	6,621	5.32
Collateralized mortgage obligations	—	—	595	6.35	103	5.88	86,982	3.28

	$8,431	5.50%	$23,130	5.91%	$59,063	5.17%	$116,711	4.00%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Fair Value)
U.S. Treasury	$2,483	1.95%	$3,476	3.18%	$—	—%	$—	—%
U.S. government agencies	2,011	7.22	—	—	—	—	—	—
Corporates	—	—	—	—	—	—	1,127	7.15
State and municipals (2)	3,987	6.86	17,845	7.09	23,335	7.30	22,237	6.30
Pass-through mortgage securities	—	—	2,263	6.03	37,072	3.93	6,921	5.32
Collateralized mortgage obligations	—	—	609	6.35	103	5.88	86,045	3.28

	$8,481	5.50%	$24,193	5.91%	$60,510	5.17%	$116,330	4.00%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Available-for-Sale Securities (Fair Value)
U.S. Treasury	$58,772	2.48%	$91,083	2.93%	$—	—%	$—	—%
U.S. government agencies	6,977	2.54	12,957	3.13	—	—	—	—
Corporates	2,052	6.80	3,081	5.47	—	—	—	—
State and municipals (2)	10,355	3.43	28,656	6.08	36,975	7.06	16,884	6.92
Pass-through mortgage securities	—	—	—	—	38,744	3.28	14,874	3.02

Total debt securities	78,156	2.72	135,777	3.67	75,719	5.13	31,758	5.09
Equity	—	—	—	—	—	—	3,368	2.12

	$78,156	2.72%	$135,777	3.67%	$75,719	5.13%	$35,126	4.81%

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

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.
48

NOTE C – LOANS The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2004	2003	2002

	(dollars in thousands)

Balance, beginning of year	$2,452	$2,085	$2,020

Loans charged off:
Commercial and industrial	12	41	68
Secured by real estate	—	—	—
Consumer and other	33	69	16

	45	110	84

Recoveries of loans charged off:
Commercial and industrial	7	—	13
Secured by real estate	—	12	16
Consumer and other	38	8	20

	45	20	49

Net chargeoffs	—	(90)	(35)
Provision for loan losses	356	457	100

Balance, end of year	$2,808	$2,452	$2,085

Ratio of net chargeoffs to
average loans outstanding	.00%	.03%	.01%

        The Corporation’s loan portfolio at December 31, 2004 and 2003 included $1,507,000 and $1,152,000, respectively, of loans considered to be impaired under SFAS No. 114. Of the Corporation’s total impaired loans at December 31, 2004, $1,322,000 had a related allowance for loan losses of $225,000 and the balance had no related allowance for loan losses. The average recorded investment during 2004 in loans considered to be impaired as of December 31, 2004 was $1,671,000. Interest income recognized during 2004 on loans considered to be impaired as of December 31, 2004 and during the period in 2004 that such loans were impaired amounted to $59,000. Of the Corporation’s total impaired loans at December 31, 2003, $727,000 had a related allowance for loan losses of $88,000 and the balance had no related allowance for loan losses. The average recorded investment during 2003 in loans considered to be impaired as of December 31, 2003 was $1,288,000. Interest income recognized during 2003 on loans considered to be impaired as of December 31, 2003 and during the period in 2003 that such loans were impaired amounted to $45,000. The average recorded investment during 2002 in loans considered to be impaired as of December 31, 2002 was $944,000. Interest income recognized during 2002 on loans considered to be impaired as of December 31, 2002 and during the period in 2002 that such loans were impaired amounted to $24,000. All interest income recorded by the Corporation during 2004, 2003, and 2002 on loans considered to be impaired was generally recognized using the accrual method of accounting.

        Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2004 and 2003. Such loans are permitted under Regulation O of the Board of Governors of The Federal Reserve System. The aggregate amount of these loans was approximately $1,896,000 and $1,762,000 at December 31, 2004 and 2003, respectively. During 2004, $551,000 of new loans to such persons were made and repayments totaled $417,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2004 or 2003.

NOTE D – PREMISES AND EQUIPMENT Bank premises and equipment consist of the following:

	December 31,

	2004	2003

	(in thousands)
Land	$1,274	$1,274
Buildings	5,124	4,954
Leasehold improvements	2,421	2,412
Furniture and equipment	9,849	8,994

	18,668	17,634
Accumulated depreciation and amortization	(12,137)	(10,839)

	$6,531	$6,795

        A building occupied by one of the Bank’s branch offices is leased from a director of the Corporation and the Bank. Although the lease expires on October 31, 2007, the Bank may, on ninety (90) days written notice, elect to extend the lease for an additional five (5) year period. The lease provides for annual base rent of $31,089 for the year ending October 31, 2005. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.

NOTE E – DEPOSITS

        The following table sets forth the remaining maturities of the Bank’s time deposits.

		Amount

Year	Less than $100,000	$100,000 or More	Total

	(in thousands)

2005	$15,560	$26,827	$42,387
2006	1,405	722	2,127
2007	159	—	159
2008	156	—	156
2009	420	—	420
Thereafter	11	—	11

	$17,711	$27,549	$45,260

NOTE F – SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

        Securities sold under repurchase agreements at December 31, 2004 and 2003 are short-term collateralized financing arrangements that mature within sixty days. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements.

	2004	2003

	(dollars in thousands)
Average daily balance during the year	$38,682	$17,100
Average interest rate during the year	1.10%	.86%
Maximum month-end balance during the year	$57,741	$51,155
Weighted average interest rate at year-end	1.97%	.91%
50

NOTE G – INCOME TAXES

        The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 2004, 2003, and 2002 had effective tax rates of 24.2%, 25.0%, and 26.4%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,

	2004	2003	2002

Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit.	3.7	4.3	4.4
Tax-exempt interest on securities and loans, net of disallowed cost of funding	(13.7)	(13.7)	(12.2)
Other	.2	.4	.2

	24.2%	25.0%	26.4%

Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,

	2004	2003	2002

	(in thousands)
Current:
Federal	$2,747	$2,757	$3,258
State and local	846	883	1,006

	3,593	3,640	4,264

Deferred:
Federal	227	56	(148)
State and local	43	95	39

	270	151	(109)

	$3,863	$3,791	$4,155

Net Deferred Tax Liability. The following table sets forth the components of the Bank’s net deferred tax liability.

	December 31,

	2004	2003

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$517	$539
Supplemental executive retirement expense	119	93
Directors’ retirement expense	75	70
Other retirement expense	82	77
Accrued professional fees	12	12
Other	12	4

	817	795
Valuation allowance	—	—

	817	795

Deferred tax liabilities:
Pension expense	624	421
Depreciation	158	68
Accumulated earnings of Bank subsidiaries	186	186
Unrealized gains on available-for-sale securities	1,279	2,155

	2,247	2,830

Net deferred tax liability	$1,430	$2,035

NOTE H – REGULATORY MATTERS

        Capital.   The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators. As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

        The following table sets forth the Corporation’s capital ratios at December 31, 2004 and 2003 and the minimum ratios necessary for a bank to be classified as well capitalized and adequately capitalized. The capital ratios of the Corporation’s subsidiary bank at December 31, 2004 and 2003 are not significantly different than those shown in the table below and substantially exceed the requirements for a well-capitalized bank.

	Corporation’s Capital Ratios at December 31:		Well Capitalized	Adequately Capitalized

	2004	2003

Total Risk-Based Capital Ratio	26.40%	27.16%	10.00%	8.00%
Tier 1 Risk-Based Capital Ratio	25.58	26.41	6.00	4.00
Tier 1 Leverage Capital Ratio	9.38	9.36	5.00	4.00

        For purposes of computing the capital ratios in the preceding table, the Corporation had total capital, as defined, of $90,906,000 and $88,285,000 at December 31, 2004 and 2003, respectively, and Tier 1 capital, as defined, of $88,098,000 and $85,833,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2004 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $34,449,000, $20,670,000 and $46,945,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2004 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $27,559,000, $13,780,000 and $37,556,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2003 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $32,506,000, $19,503,000 and $45,846,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2003 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $26,005,000, $13,002,000 and $36,676,000, respectively.

        Other Matters.   The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank’s net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2004, the Bank had retained net income for the current and two preceding calendar years of $16,135,000.

        Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank’s average reserve requirement for 2004 was approximately $8,842,000.

        Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2004, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $13,403,000.

NOTE I – SHAREHOLDER PROTECTION RIGHTS PLAN

        On July 16, 1996, the Board of Directors of the Corporation (the “Board”) adopted a Shareholder Protection Rights Plan and declared a dividend of one right (“Right”) on each outstanding share of the Corporation’s common stock (the “Common Stock”). The dividend was paid on July 31, 1996 to shareholders of record as of the same date.

        In the absence of an event of the type described below, the Rights will be evidenced by and trade with the Common Stock and will not be exercisable. However, the Rights will separate from the Common Stock and become exercisable following the earlier of (1) the tenth business day, or such later date as the Board may decide, after any person or persons (collectively referred to as “person”) commences a tender offer that would result in such person holding a total of 20% or more of the outstanding Common Stock, or (2) ten business days after, or such earlier or later date as the Board may decide, the announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock.

        When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $56 (the “Exercise Price”). However, in the event that the Corporation has announced that any person has acquired 20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

        The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

NOTE J – STOCK-BASED COMPENSATION

        The Corporation has two stock option and appreciation rights plans (the “Plans”), the 1996 Plan and the 1986 Plan. The 1996 Plan was approved by the Corporation’s Board of Directors on January 16, 1996 and subsequently approved by its stockholders. Under the 1996 Plan, as amended, options to purchase up to 540,000 shares of common stock were made available for grant to key employees and to non-employee directors of the Corporation and its subsidiaries through January 15, 2006. The number of stock options and stock appreciation rights that can be granted to any one person in any one fiscal year is limited to 25,000. Each option granted under the 1996 Plan is granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant.

        Options granted on or before December 31, 2000 became exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. By the terms of their grant, options granted after December 31, 2000 became exercisable in whole or in part commencing three years from the date of grant and ending ten years after the date of grant. However, in December 2004 and January 2005 the Corporation’s Compensation and Stock Option Committee (the “Committee”) and the full Board of Directors took certain actions believed to be in the best interests of shareholders and intended to minimize the expense that would need to be recorded in the current year and next two years with respect to existing stock options which by their original terms were scheduled to vest after the July 1, 2005 effective date of SFAS No. 123. In December 2004, the Committee and Board approved modifying all outstanding options to make them immediately exercisable to the extent that such modification did not convert incentive stock options (“ISOs”) to non-qualified stock options (“NQSOs”). This resulted in the Corporation recording $25,000 of stock-based compensation cost. In January 2005, the Committee and Board agreed to make all outstanding ISOs that were not modified by the December 2004 resolution immediately exercisable subject to the receipt of written consent from the grantees to the extent that such action would convert outstanding ISOs to NQSOs. The Committee and Board are in the process of evaluating the merits of stock options versus other forms of stock-based compensation.

         The Committee’s action in January 2005 had the effect of making 26,856 options immediately exercisable. In addition, in February 2005 the Corporation received consent from grantees to make another 7,505 options immediately exercisable. For those grantees that did not consent, the date on which their options first become exercisable is subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances. The options that became immediately exercisable in January and February 2005 are excluded from exercisable stock options in the tables that follow.

             Each option granted to an employee under the 1996 Plan may be granted with or without a stock appreciation right (“SAR”) attached. The 1996 Plan also provides for the granting of stand-alone SARs to employees. Non-employee directors are not eligible for SAR grants, whether stand-alone or attached to options. As of December 31, 2004, there were 251,302 options available for grant under the 1996 Plan, 228,866 options outstanding, and 160,461 options currently exercisable. No stock appreciation rights have been granted under the 1996 Plan, either attached to options or on a stand-alone basis.

        The 1986 Plan was approved by the Corporation’s Board of Directors on January 21, 1986 and subsequently approved by its stockholders. Under the 1986 Plan, as later amended, options to purchase up to 387,675 shares of common stock were available to be granted to key employees of the Corporation and its subsidiaries through January 21, 1996. The terms of the 1986 Plan are substantially the same as those of the 1996 Plan except that the 1986 Plan did not provide for the granting of stock options to non-employee directors and did not limit to 25,000 the number of stock options and stock appreciation rights that could be granted to any one person in any one fiscal year. At December 31, 2004, options to purchase 3,205 shares of Common Stock were outstanding and exercisable under the 1986 Plan and there were no outstanding stock appreciation rights.

        The Corporation has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option is granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant, no compensation cost has been recognized except for $25,000 recorded upon the aforementioned modification of stock options.

        Stock Option Activity.   The following table sets forth stock option activity and the weighted average fair value of options granted.

	Year Ended December 31,

	2004		2003		2002

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	253,646	$25.73	261,920	$21.95	214,391	$19.77
Granted	33,346	47.89	62,010	33.11	76,891	25.17
Exercised	(43,695)	21.20	(62,681)	17.06	(24,870)	12.59
Forfeited	(11,226)	21.07	(7,603)	27.30	(4,492)	24.97

Outstanding, end of year	232,071	$29.99	253,646	$25.73	261,920	$21.95

Exercisable, end of year	163,666	$27.67	65,010	$19.68	124,646	$18.21

Weighted average fair value of options granted	$12.01		$6.47		$4.92

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 3.80%, 3.64%, and 3.69% for options granted in 2004, 2003, and 2002, respectively; volatility of 19.94%, 17.00%, and 16.70% for options granted in 2004, 2003, and 2002, respectively; and expected dividend yield of 2.0% and expected life of 7 years for the options granted in each of the three years in the period ended December 31, 2004.

        Stock Options Outstanding.   The following table sets forth information about outstanding and exercisable stock options at December 31, 2004.

	Outstanding Stock Options			Exercisable Stock Options

		Weighted Average
					Weighted Average Exercise Price
Range of Exercise Prices	Number	Remaining Contractual Life (yrs.)	Exercise Price	Number

$13.26 to $16.33	9,110	1.70	$15.18	9,110	$15.18
$19.98 to $24.68	69,813	6.60	23.98	51,582	23.73
$25.29 to $28.90	63,011	5.53	26.64	63,011	26.64
$29.33 to $33.11	57,322	8.03	33.09	28,752	33.07
$47.89	32,815	9.05	47.89	11,211	47.89

	232,071	6.82	$29.99	163,666	$27.67

NOTE K – RETIREMENT PLANS

        The Bank has a combined profit sharing/401(k) plan (the “Profit Sharing Plan”). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make “Additional” contributions to each participant’s account based on the amount of the participant’s tax deferred contributions and make profit sharing contributions to each participant’s account equal to a percentage of the participant’s compensation, as defined. In determining an appropriate profit sharing contribution percentage for any given year, the Compensation Committee of the Board of Directors considers the Bank’s actual performance against targeted earnings goals. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $165,000, $149,000, and $142,000 for 2004, 2003, and 2002, respectively, and profit sharing contributions were $814,000, $492,000, and $743,000, respectively.

        On August 3, 1995, the Bank adopted The First National Bank of Long Island Supplemental Executive Retirement Program (“SERP”). The SERP provides benefits to certain employees, designated by the Compensation Committee of the

Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. The effective date of the SERP, which superseded the Bank’s previous supplemental retirement benefit plan, was January 1, 1994. SERP expense was $240,000, $205,000, and $250,000 in 2004, 2003, and 2002, respectively.

        The Bank has a defined benefit pension plan (the “Pension Plan” or the “Plan”) covering eligible employees. The provisions of the Pension Plan are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the “Retirement System”) and the Retirement System Adoption Agreement executed by the Bank. The Retirement System is overseen by a Board of Trustees (the “Trustees”) who meet quarterly and, among other things, set the investment policy guidelines. For investment purposes, the Pension Plan’s contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities, the major categories of which are set forth in the table that follows. The Pension Plan has a September 30 year end and therefore the Company uses September 30 as the measurement date for this Plan.

        Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service. The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation. The Bank’s funding policy, the entry age normal cost-frozen initial liability method, is consistent with the funding requirements of federal law and regulations. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

        Major Categories of Plan Assets. The following table sets forth the major categories of Plan assets as of the last two Plan year ends and the percentage of the total value of Plan assets accounted for by each.

	Percentage of Fair Value of Total Plan Assets at:

	9/30/04	9/30/03

Equity Securities	64.7%	59.7%
Debt Securities	34.9	34.5
Real Estate	—	—
All Other Assets	0.4	5.8

	100.0%	100.0%

        The Retirement System uses two investment management firms, each investing approximately 50% of the total portfolio. Each firm operates under a separate written investment policy approved by the Trustees. The mix of equity and debt securities is determined from time to time by the Trustees based on a review of the Retirement System’s requirements.

        The current target allocation percentage for equity securities is 60% but may vary from 50% to 70% based on the investment managers’ discretion. The equity portfolio includes, among other things, equities in a commingled large cap equity fund.

        The target allocation percentage for debt securities is 40% but may vary from 30% to 50% at the investment manager’s discretion. Fixed income investments include various debt securities included in a fixed income portfolio and a commingled fixed income fund. The fixed income portfolio operates with guidelines relating to types of debt securities, quality ratings, maturities, and single company and sector allocation limits. The commingled fixed income fund focuses on high quality securities from various market sectors, including U.S. treasuries and government sponsored agencies, sovereigns, supranationals, mortgage backed securities, asset backed securities, and municipals.

        Net Pension Cost.  The following table sets forth the components of net periodic pension cost.

	2004	2003	2002

	(in thousands)

Service cost, net of plan participant contributions	$672	$504	$482
Interest cost	627	570	517
Expected return on plan assets	(703)	(543)	(594)
Net amortization and deferral	72	23	(21)

Net pension cost	$668	$554	$384

        Significant Actuarial Assumptions.  The following tables set forth the significant actuarial assumptions used to determine the benefit obligation as of September 30, 2004, 2003, and 2002 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at September 30	2004	2003	2002

Discount rate	5.75%	6.00%	6.75%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.50%

Weighted average assumptions used to determine pension cost for the year ended September 30	2004	2003	2002

Discount rate	6.00%	6.75%	6.75%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.50%	7.50%

        The expected long-term rate-of-return on plan assets reflects long-term earnings expectations on the total assets currently in the Retirement System and contributions expected to be received by the Retirement System during the current plan year. In estimating the rate, appropriate consideration is given to historical returns earned by the Retirement System assets and the rates of return expected to be available for reinvestment. Average rates of return over the past 1, 3, 5 and 10 year periods were determined and subsequently adjusted to reflect current capital market assumptions and changes in investment allocations.

        Funded Status of The Plan.  The following table sets forth the change in the projected benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan, prepaid benefit cost, and accumulated benefit obligation.

	Year Ended September 30,

	2004	2003	2002

	(in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$10,617	$8,608	$7,796
Service cost	828	659	625
Plan participants’ contributions	(156)	(155)	(143)
Expenses	(81)	(59)	(59)
Interest cost	627	570	517
Benefits paid	(396)	(374)	(324)
Assumption changes and other	758	1,368	196

Projected benefit obligation at end of year	12,197	10,617	8,608

Change in plan assets
Fair value of plan assets at beginning of year	10,133	7,329	7,990
Actual return on plan assets	1,113	1,309	(421)
Employer contributions	1,183	1,773	—
Plan participants’ contributions	156	155	143
Benefits paid	(396)	(374)	(324)
Expenses	(81)	(59)	(59)

Fair value of plan assets at end of year	12,108	10,133	7,329

Funded status	(89)	(484)	(1,279)
Unrecognized net actuarial loss	1,989	1,857	1,453
Unrecognized prior service cost	216	235	255
Unrecognized transition asset	—	(6)	(46)

Prepaid benefit cost	$2,116	$1,602	$383

Accumulated Benefit Obligation	$9,750	$8,406	$6,988

        Prepaid benefit cost as of December 31, 2004 differs from the amount presented in the above table largely due to an accrual of three additional months of pension expense. The Bank currently expects to contribute approximately $1,284,000 to the Pension Plan on or before September 30, 2005, representing the maximum tax deductible contribution for the Plan year then ended.

Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid.

Year	Amount

(in thousands)
2005	$549
2006	546
2007	596
2008	626
2009	629
2010-2014	3,329

NOTE L – OTHER OPERATING EXPENSES

        Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 2004, 2003, and 2002 are as follows:

	2004	2003	2002

	(in thousands)

Computer services	$773	$712	$556
Insurance	753	726	545
Marketing	483	619	416

NOTE M – COMMITMENTS AND CONTINGENT LIABILITIES

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

        The Bank’s exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit, standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments to extend credit and generally uses the same credit policies for letters of credit as it does for on-balance-sheet instruments. At December 31, financial instruments whose contract amounts represent credit risk are as follows:

	2004		2003

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

	(in thousands)

Commitments to extend credit	$4,953	$59,141	$8,391	$50,309
Standby letters of credit	3,433	—	2,778	—
Commercial letters of credit	—	—	90	—

        Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The fixed rate loan commitments shown in the table are to make loans with interest rates ranging from 4.00% to 6.00% and maturities ranging from 9 years to 15 years. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with the Bank or other financial institutions, and securities.

        Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank’s standby letters of credit extend through December 2005; however, most are effectively automatically renewable. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2004 varied from 0% to 100%, and averaged 81%. Standby letters of credit are considered financial guarantees and are recorded at fair value.

        Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The Bank generally obtains personal guarantees supporting these commitments.

        Concentrations of Credit Risk.   Most of the Bank’s loans, personal and commercial, are to borrowers who are domiciled on Long Island. As a result, the income of many of the Bank’s borrowers is dependent on the Long Island economy. In addition, most of the Bank’s real estate loans involve mortgages on Long Island properties. Thus, the Bank’s loan portfolio is susceptible to the economy of Long Island.

        Lease Commitments.  At December 31, 2004, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount

(in thousands)
2005	$734
2006	693
2007	672
2008	564
2009	489
Thereafter	2,969

$6,121

        The Bank has various renewal options on the above leases. Rent expense was $714,000, $620,000, and $461,000 in 2004, 2003, and 2002, respectively.

        Employment Contracts and Severance Agreements. All of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts range from eighteen months to three years and are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between eighteen months and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,710,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2004 and 2003.

	2004		2003

	Carrying/ Contract Amount	Fair Value	Carrying/ Contract Amount	Fair Value

	(in thousands)
Financial Assets:
Cash and due from banks	$24,286	$24,286	$31,430	$31,430
Federal funds sold	—	—	30,000	30,000
Held-to-maturity securities	207,335	209,514	238,289	242,563
Available-for-sale securities	324,778	324,778	281,138	281,138
Loans	339,629	340,504	319,519	323,746
Accrued interest receivable	4,640	4,640	4,903	4,903

Financial Liabilities:
Checking deposits	298,049	298,049	297,454	297,454
Savings and money market deposits	427,941	427,941	445,851	445,851
Time deposits	45,260	45,217	33,850	33,810
Securities sold under repurchase agreements	49,654	49,654	41,184	41,184
Accrued interest payable	108	108	65	65

Off-Balance-Sheet Liabilities:
Commitments to extend credit	64,094	—	58,700	—

NOTE O – PARENT COMPANY FINANCIAL INFORMATION Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS	December 31,

	2004	2003

Assets:	(in thousands)
Cash and due from banks	$2,419	$2,499
Investment in subsidiary bank, at equity	89,351	88,128
Other assets	154	134

	$91,924	$90,761

Liabilities:
Cash dividends payable	$1,684	$1,470

Stockholders’ equity:
Common stock	397	408
Surplus	1,135	781
Retained earnings	86,786	84,864

	88,318	86,053
Accumulated other comprehensive income, net of tax	1,922	3,238

	90,240	89,291

	$91,924	$90,761

CONDENSED STATEMENTS OF INCOME	Year ended December 31,

	2004	2003	2002

	(in thousands)
Income:
Dividends from subsidiary bank	$9,600	$6,700	$2,700
Interest on deposits with subsidiary bank	13	17	24

	9,613	6,717	2,724

Expenses:
Stock-based compensation expense	25	—	—
Other operating expenses	83	76	79

	108	76	79

Income before income taxes	9,505	6,641	2,645
Income tax benefit	(38)	(23)	(22)

Income before undistributed earnings of
subsidiary bank	9,543	6,664	2,667
Equity in undistributed earnings	2,538	4,701	8,896

Net income	$12,081	$11,365	$11,563

CONDENSED STATEMENTS OF CASH FLOWS	Year ended December 31,

	2004	2003	2002

	(in thousands)
Cash Flows From Operating Activities:
Net income	$12,081	$11,365	$11,563
Adjustments to reconcile net income to net cash
provided by operating activities:
Undistributed earnings of subsidiary bank	(2,538)	(4,701)	(8,896)
Stock-based compensation expense	25	—	—
Decrease in other assets	95	42	24

Net cash provided by operating activities	9,663	6,706	2,691

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(7,725)	(5,129)	(1,592)
Proceeds from exercise of stock options	927	1,069	313
Cash dividends paid	(2,945)	(2,800)	(2,398)
Cash in lieu of fractional shares on 3-for-2 stock split	—	—	(7)

Net cash used in financing activities	(9,743)	(6,860)	(3,684)

Net increase (decrease) in cash and cash equivalents*	(80)	(154)	(993)
Cash and cash equivalents, beginning of year	2,499	2,653	3,646

Cash and cash equivalents, end of year	$2,419	$2,499	$2,653

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	1,684	1,470	1,415

*Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.
60

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(in thousands, except per share data)
2004
Interest income	$9,488	$9,647	$9,560	$9,712	$38,407
Interest expense	923	880	922	940	3,665
Net interest income	8,565	8,767	8,638	8,772	34,742
Provision for loan losses	100	100	100	56	356
Noninterest income	1,559	1,571	1,537	988	5,655
Noninterest expense	6,031	6,109	5,929	6,028	24,097
Income before income taxes	3,993	4,129	4,146	3,676	15,944
Income taxes	1,019	1,067	1,055	722	3,863
Net income	2,974	3,062	3,091	2,954	12,081
Earnings per share:
Basic	.73	.74	.75	.74	2.96
Diluted	.71	.73	.74	.72	2.90
Comprehensive income (loss)	4,085	(2,088)	6,599	2,169	10,765

2003
Interest income	$9,525	$8,667	$9,192	$9,584	$36,968
Interest expense	1,053	966	906	953	3,878
Net interest income	8,472	7,701	8,286	8,631	33,090
Provision for loan losses (credit)	75	75	185	122	457
Noninterest income	1,485	1,517	1,651	1,345	5,998
Noninterest expense	5,685	5,872	5,899	6,019	23,475
Income before income taxes	4,197	3,271	3,853	3,835	15,156
Income taxes	1,104	761	969	957	3,791
Net income	3,093	2,510	2,884	2,878	11,365
Earnings per share:
Basic	.75	.62	.71	.70	2.78
Diluted	.74	.60	.70	.68	2.72
Comprehensive income	3,154	3,263	1,684	2,554	10,655

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying balance sheets of The First of Long Island Corporation as of December 31, 2004 and 2003, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, NJ
February 18, 2005
62

Official Staff

Administration
J. William Johnson
Chairman

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President

Donna A. Blacharski
Executive Assistant

Lorraine Fogarty
Executive Assistant

Constance Miller
Executive Assistant

Auditing

Kitty W. Craig
Vice President

Margaret M. DeBonis
Assistant Vice President

Neil Dastas
Assistant Manager

Angela Flammio
Administrative Assistant

Branch Administration

James Clavell
Vice President

Monica T. Baker
Assistant Vice President

Leonora A. Mintz
Assistant Cashier

Anna P. Beis
Assistant Manager

Patrice Gonclaves
Assistant Manager

Augustus W. Imor
Assistant Manager

Sabrina Mallay
Assistant Manager

Patricia L. Scrudato
Assistant Manager

Patricia A. Ovalle Wood
Assistant Manager

James V. McGlynn
Administrative Assistant

Commercial Lending

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

Albert Arena
Vice President
63

Sean L. O’Connor
Vice President

John J. Reilly
Vice President

William W. Riley
Vice President

Gretchen B. Nesky
Assistant Vice President

Maureen Cannarsa
Assistant Manager

Commercial Marketing

Joseph G. Perri
Executive Vice President

James P. Johnis
Senior Vice President

John L. Attanasio
Vice President

Deborah A. Cassidy
Vice President

Margaret M. Curran
Vice President

Stephen Durso
Vice President

Albert T. Ghelarducci
Vice President

Edward V. Mirabella
Vice President

Jane F. Reed
Vice President

John P. Solensky
Vice President

Diane M. Mucci
Assistant Manager

Patricia Miller
Administrative Assistant

Compliance and Procedures

Sara R. Malamed
Assistant Manager

Evan Lieberman
Administrative Assistant

Data Center

Jose Diaz
Vice President

Kristen M. Mucci
Administrative Assistant

Linda Sue Rudloff
Administrative Assistant

Deposit Operations

Carmela Lalonde
Assistant Manager

Donna M. Long
Assistant Manager
64

Linda G. Bannen
Administrative Assistant

Finance

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Vice President

Howard F. Hoeberlein
Vice President

Matthew J. Mankowski
Assistant Vice President

Cheryl A. Romanski
Assistant Cashier

Catherine E. Irvin
Assistant Manager

Diane M. Pascucci
Administrative Assistant

General Services

Daniel Sapanara
General Services Officer

Human Resources

Debbie L. Ryan
Vice President

Takako Endo
Assistant Vice President

Susan J. Hempton
Assistant Vice President

Rita E. Quinn
Assistant Manager

Information Technology Services

Conrad Lissade
Computer Services Manager

John R. Marshall
Administrative Assistant

Loan Center

Robert B. Jacobs
Vice President

John F. Darcy
Senior Mortgage Consultant

Carmine D’Ambrosio
Mortgage Originator

Marco A. Leon
Mortgage Originator

Eveline Q. Ratte
Assistant Manager

Anna S. Fleming
Administrative Assistant

Veronica T. Gajkowski
Administrative Assistant

Andrea R. Hill
Administrative Assistant
65

Barbara A. Johnson
Administrative Assistant

Patricia Lacorazza
Administrative Assistant

Marketing

Laura C. Ierulli
Vice President

Operations Administration

Richard Kick
Executive Vice President

Betsy Gustafson
Vice President

Counsel
Schupbach, Williams & Pavone LLP
Independent Auditors
Crowe Chizek and Company LLC

Form 10-K Report
A copy of the Corporation’s annual report on Form 10-K for 2004, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

Executive Office
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

Annual Meeting Notice
The Annual Meeting of Stockholders will be held at the Swan Club, Glenwood Road & Scudders Lane, Roslyn Harbor, New York 11547 on Tuesday, April 19, 2005 at 3:30 P.M

66

Business Advisory Board

[PHOTO OMITTED]
Howard P. Annenberg
President & CEO
Shannen Promotions, Inc.

[PHOTO OMITTED]
Nicola Arena
President & CEO
Mediterranean Shipping Co. (USA), Inc.

[PHOTO OMITTED]
Richard Arote
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
William   L. Edwards
Real Estate Investor

[PHOTO OMITTED]
C. J. Erickson, Esq.
Partner
Cowan, Liebowitz & Latman, P.C.

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

67

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Kilgannon & Giammarese, CPAs, PC

[PHOTO OMITTED]
Leonard Gleicher
Partner
Goldberg Bros. Realtors

[PHOTO OMITTED]
Stephen R. Greenwald
President
Metropolitan College of New York

[PHOTO OMITTED]
Herbert Haber, CPA

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Alan B. Katcher
Chief Executive Officer
Terry Alan Adv. Co., Inc.

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Kenneth R. Latham

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar, Levine & Felix, LLP

[PHOTO OMITTED]
James J. Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal/Partner
Owen Petersen & Co., LLP
Petersen Accounting Consulting LLC

[PHOTO OMITTED]
Bruce McNaughton
President
Frank Melville Park Foundation

[PHOTO OMITTED]
Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

68

[PHOTO OMITTED]
Richard  E. Nussbaum, CPA
Managing Partner
Nussbaum Yates & Wolpow, P.C.

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Douglas Pierce
President
Pierce Country Day School & Camp Inc.

[PHOTO OMITTED]
Quentin Sammis
Chairman
Coldwell Banker Residential Brokerage

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses & Schreiber, LLP

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Shaw Shahery
President & CEO
Convermat Corporation

[PHOTO OMITTED]
H. Craig Treiber
Chairman/CEO
The Treiber Insurance Group

[PHOTO OMITTED]
Sal J. Turano
President
Abstracts Incorporated

[PHOTO OMITTED]
Arthur Ventura
President
Badge Agency, Inc.

[PHOTO OMITTED]
George J. Walsh, Esq.
Thompson Hine, LLP

[PHOTO OMITTED]
Robert A. Wilkie, Esq.
Wilkie & Wilkie

[PHOTO OMITTED]
Mark Wurzel
President
Calico Cottage, Inc.

69

Photos not available: David Black, CPA; Zachary Levy, Esq.; Lawrence F. Steiner, President-Universal Unlimited, Inc.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

(516) 671-4900
www.fnbli.com
(212) 566-1500

Full Service Offices

Glen Head
10 Glen Head Road
Glen Head, NY 11545
(516) 671-4900

John J. Mulder, Jr.
Vice President and Branch Manager

Elaine Ballinger
Assistant Vice President

Greenvale
7 Glen Cove Road
Greenvale, NY 11548
(516) 621-8811

Philip R. Thompson
Vice President and Branch Manager

Daphne Johnson
Assistant Manager

Huntington
253 New York Avenue
Huntington, NY 11743
(631) 427-4143

Rick P. Perro
Vice President and Branch Manager

Jenny V. Malandruccolo
Assistant Vice President

Giuseppe Sparacino
Administrative Assistant

Locust Valley
108 Forest Avenue
Locust Valley, NY 11560
(516) 671-2299

John T. Noonan
Vice President and Branch Manager

Mary Lou Martin
Assistant Vice President

Carol M. Luzynski
Administrative Assistant
70

Northport
711 Fort Salonga Road
Northport, NY 11768
(631) 261-4000

Henry C. Suhr
Vice President and Branch Manager

Janet A. Kittle
Assistant Manager

Old Brookville
209 Glen Head Road
Old Brookville, NY 11545
(516) 759-9002

Frank M. Plesche
Vice President and Branch Manager

Vincent P. Bartilucci
Assistant Manager

Carol Daley
Administrative Assistant

Rockville Centre
310 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

Lucy Ortiz
Vice President and Branch Manager

Theresa A. Crawford
Assistant Manager

Roslyn Heights
130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

Frieda M. O’Mara
Vice President and Branch Manager

Susan M. Sciacca
Assistant Vice President

Lucile A. Pelliccione
Administrative Assistant

Woodbury
800 Woodbury Road
Woodbury, NY 11797
(516) 364-3434

George P. Knott
Vice President and Branch Manager

June E. Pipito
Assistant Vice President
71

Commercial Banking Offices

Bohemia
30 Orville Drive
Bohemia, NY 11716
(631) 218-2500

Robert F. Covino
Vice President and Branch Manager

Deer Park
60 E. Industry Court
Deer Park, NY 11729
(631) 243-2600

Albert M. Nordt, Jr.
Vice President and Branch Manager

Farmingdale
22 Allen Boulevard
Farmingdale, NY 11735
(631) 753-8888

2091 New Highway
Farmingdale, NY 11735
(631) 454-2022

Barbara A. Cavalier
Vice President and Branch Manager

Garden City
1050 Franklin Avenue
Garden City, NY 11530
(516) 742-6262

Elizabeth A. Materia
Vice President and Branch Manager

Great Neck
536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

Janice B. Manditch
Vice President and Branch Manager

Joanne M. Bosco
Administrative Assistant

Hauppauge
330 Motor Parkway
Hauppauge, NY 11788
(631) 952-2900

JoAnn Diamond
Assistant Vice President and Branch Manager

Hicksville
106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

Joyce C. Graber
Vice President and Branch Manager
72

Lake Success
3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

Allison Stansfield
Vice President and Branch Manager

Susan M. Costabile
Assistant Manager

Mineola
194 First Street
Mineola, NY 11501
(516) 742-1144

Herta Tscherne
Vice President and Branch Manager

Rosemary Kerrane
Assistant Manager

New Hyde Park
200 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

Linda A. Cutter
Vice President and Branch Manager

Kathleen M. Martin
Assistant Manager

Valley Stream
133 E. Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Susan Pickrodt
Assistant Manager

Manhattan
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judith A. Ferdinand
Vice President and Branch Manager

225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Gladys Ruggiero
Assistant Vice President and Branch Manager

1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Robert A. Oehler
Vice President and Branch Manager
73

Investment Management Division
800 Woodbury Road, Suite M
Woodbury, NY 11797
(516) 364-3436

Brian J. Keeney
Executive Vice President

Francis V. Liantonio
Vice President

Alexander B. Young
Vice President

Sharon E. Pazienza
Vice President

Joanne Buckley
Assistant Vice President

Quyen T. Pham
Operations Manager

Dawn LoBraico
Administrative Assistant
74