Form 10-K, Exhibit 13
period 2005-12-31
FIRST OF LONG ISLAND CORP
filed 2006-03-16
CIK 740663

Exhbit 13

[LOGO] The First National Bank of Long Island Where Everyone Knows Your Name [LOGO] The First of Long Island The First of Long Island Corporation 2005 Annual Report
14

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

Branch Locations

Commercial Banking Offices
Bohemia
Deer Park
Farmingdale
   Allen Boulevard
   New Highway
Garden City
Great Neck
Hauppauge
Hicksville
Lake Success
Mineola
New Hyde Park
Valley Stream
Manhattan
   232 Madison Avenue
   225 Broadway, Suite 703
   1501 Broadway, Suite 301

Full Service Offices
Glen Head
Greenvale
Huntington
Locust Valley
Merrick (New/2005)
Northport
Old Brookville
Rockville Centre
Roslyn Heights
Woodbury

[PHOTO OMITTED]

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

The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its twenty-five branch system on Long Island and in Manhattan.

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

	2005	2004	2003	2002	2001

INCOME STATEMENT DATA:
Total Interest Income	$42,689,000	$38,407,000	$36,968,000	$36,929,000	$37,989,000
Total Interest Expense	7,426,000	3,665,000	3,878,000	5,111,000	9,451,000
Net Interest Income	35,263,000	34,742,000	33,090,000	31,818,000	28,538,000
Provision for Loan Losses	470,000	356,000	457,000	100,000	100,000
Net Income	12,277,000	12,081,000	11,365,000	11,563,000	10,094,000
PER SHARE DATA:
Basic Earnings	$3.14	$2.96	$2.78	$2.77	$2.37
Diluted Earnings	3.10	2.90	2.72	2.73	2.33
Cash Dividends Declared	.87	.78	.70	.63	.54
Stock Splits/Dividends Declared	—	—	—	3-for-2	—
Book Value	$23.58	$22.74	$21.87	$20.53	$17.84
BALANCE SHEET DATA AT YEAR END:
Total Assets	$944,156,000	$917,778,000	$914,264,000	$792,342,000	$684,081,000
Total Loans	380,492,000	342,437,000	321,971,000	261,108,000	226,688,000
Allowance for Loan Losses	3,282,000	2,808,000	2,452,000	2,085,000	2,020,000
Total Deposits	788,011,000	771,250,000	777,155,000	699,725,000	604,870,000
Securities Sold Under Repurchase Agreements	60,195,000	49,654,000	41,184,000	—	—
Stockholders' Equity	90,698,000	90,240,000	89,291,000	85,442,000	74,746,000
AVERAGE BALANCE SHEET DATA:
Total Assets	$978,869,000	$935,278,000	$851,407,000	$753,703,000	$661,958,000
Total Loans	359,288,000	336,587,000	281,556,000	242,773,000	205,959,000
Allowance for Loan Losses	3,072,000	2,655,000	2,246,000	2,101,000	1,941,000
Total Deposits	818,842,000	799,458,000	742,991,000	668,322,000	584,279,000
Securities Sold Under Repurchase Agreements	65,714,000	38,682,000	17,100,000	—	—
Stockholders' Equity	90,403,000	92,248,000	86,099,000	80,516,000	73,390,000
FINANCIAL RATIOS:
Return on Average Total Assets (ROA)	1.25%	1.29%	1.33%	1.53%	1.52%
Return on Average Stockholders’ Equity (ROE)	13.58%	13.10%	13.20%	14.36%	13.75%
Average Equity to Average Assets	9.24%	9.86%	10.11%	10.68%	11.09%

STOCK PRICES

         The Corporation’s Common Stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2005 and 2004.

	2005		2004

Quarter	High	Low	High	Low

First	$50.12	$41.50	$51.00	$43.58
Second	46.19	36.00	51.50	39.93
Third	45.10	41.59	47.44	41.03
Fourth	45.00	40.26	50.82	41.59

         At December 31, 2005, there were 653 stockholders of record of the Corporation’s Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

 [PHOTO OMITTED]

Dear Shareholder,

                It is my pleasure to write to you about the financial performance of our Bank over the past year. It was certainly a very active and exciting year that presented quite a number of challenges; however, challenges create opportunities and 2005 proved to be a very successful year.

                One of the most significant issues this year was the continued flattening of the yield curve resulting from increases in short-term interest rates accompanied by steady to lower intermediate and longer-term rates. This market trend affected our ability to generate income and correspondingly compressed our net interest margin. In addition, rising short-term interest rates along with several new competitors entering our marketplace and the proliferation of branching within the industry created greater competition for deposits.

                Amid the challenges, the Bank was able to grow its earnings per share by 20 cents, or approximately 7%, from $2.90 in 2004 to $3.10 in 2005. When our 2% dividend yield is combined with the 7% earnings increase, our return to the shareholders was 9%. We feel good about this accomplishment.

                There are a number of factors that contributed to this year’s positive performance. The success of our stock repurchase program was one considerable contributing factor. Other factors included the management of benefit costs, tax-planning strategies, the ability to maintain deposit liability costs and the growth of several key product categories.

                The Bank enjoyed continued deposit growth during 2005. Checking deposits grew by 3.3% or $9,793,000. This is our most important product category and has consistently been instrumental to our overall financial success. Correspondingly, overall deposits grew by $16,761,000 or 2.2%.

                Turning to assets, during 2005 our commercial mortgage portfolio rose from $87,744,000 to $104,336,000, an increase of $16,592,000 or approximately 19%. This is significant because commercial mortgages are one of our better yielding asset categories. Our progress was accomplished through well-designed calling programs, an investment in additional commercial lending staff, a direct mail campaign, some conservative, but well timed changes to our credit policy and a change in corporate lending philosophy.

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Cash Dividends Declared Per Share

1996	$.29
1997	$.33
1998	$.38
1999	$.43
2000	$.48
2001	$.54
2002	$.63
2003	$.70
2004	$.78
2005	$.87

During 2005, our home equity portfolio grew from $41,115,000 to $53,653,000, an increase of $12,538,000 or 30.5%. This was accomplished by some minor changes to our incentive compensation program, allocating greater marketing dollars to promote this product and by re-emphasizing and repositioning the marketing associated with our fixed rate amortizing home equity loans. Additionally, some of our success can also be attributed to the still relatively low interest rate environment and what has been to date a resilient Long Island housing market.
17

                To support our re-emphasis of lending, the Bank has introduced a number of risk management initiatives. These have included the introduction of FICO scores into our credit underwriting process, a more detailed loan review process, stress testing the cash flows associated with underwriting variable rate home equity lines of credit and a newly introduced model for commercial credit analysis. In 2006, the Bank will be looking to build its first formal credit department. All of these changes will continue to give us a better foundation for growing our loans in a measured and disciplined way. It is the belief of management that more lending will work to improve franchise value, drive deposits, maintain margins and correspondingly enhance our prospects for greater EPS growth.

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

Earnings Per Share

1996	$1.39
1997	$1.55
1998	$1.73
1999	$1.95
2000	$2.10
2001	$2.33
2002	$2.73
2003	$2.72
2004	$2.90
2005	$3.10

Excluding special credits.

                During the year, we continued to analyze and evaluate segments of our customer base. Like most things in life, change is constant. We must remain vigilant of these changes so that we can continue to meet the future needs of our growing family of customers. In 2006, we will install a state of the art wire transfer system to enable us to better meet the needs of our commercial customers. This new system complements our recent addition of other products such as lock box and account reconciliation services. Our intention is to continue to explore and invest in products that provide “relationship” solutions. We pride ourselves on our one-on-one relationship philosophy and the service approach to our customers.

                In December we opened a full service branch in Merrick, New York, which brings our full service branch count to ten and the overall number of branches to twenty-five. As is true of all of our new branch openings, we are focused on creating an environment where individuals will be comfortable. This style integrates well into our concept of relationship banking where we have the ultimate goal of knowing each and every customer on a first name basis. After all, we are the Bank “Where Everyone Knows Your Name” – a Bank that wants to excel in customer service.

                In 2006, we are continuing to search for new branch locations in Nassau and Suffolk counties, as well as Manhattan. We are also exploring our infrastructure and how we should invest and improve. We continue to actively analyze our customer base in an attempt to identify what new or improved products are needed to maintain exceptional customer service.

                Our focus on lower middle market and small businesses as well as professionals and service conscious consumers remains consistent. Our deposit growth is more than sufficient to meet the growth needs of our loan portfolio. Our basic business model is sound. We’ll supplement our approach by hiring new talent. We’ll continue to look to expand, simultaneously responding to changing times, while being vigilant to take advantage of changing opportunities. We have been able to prosper in a tough environment and I am confident we will continue to do so. We take a long-term view of the business and remain committed to building long-term shareholder value.

                In ending this letter, I would like to take this opportunity to thank our employees for their dedication and hard work. Without their efforts and perseverance we could not have achieved the level of success that we experienced in 2005. Our employees remain the best asset we have in our efforts to build the Bank. These individuals know our customers and personalize our banking approach.

This is what I believe makes us different from our competition, allowing us to say we are the Bank “Where Everyone Knows Your Name.”

/s/ Michael N. Vittorio
Michael N. Vittorio
President & Chief Executive Officer

[FOUR PHOTOS OMITTED]
New buildings, business expansions, homes and new equipment are meaningful and significant investments to owners of businesses and professional practices.

At The First National Bank of Long Island, we take the time to understand the needs and goals of our customers. Satisfying those needs to ensure our customers’ success puts the meaning in banking for us.

As you read our customers’ testimonials on the next page, you will discover the underlying integrity that each of our employees brings to the client relationship.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

[PHOTO OMITTED]
proficient.

“As a long-time customer of the Bank, I know first hand the personal and professional service provided by the Bank for all of our banking needs. The staff is always knowledgeable and helpful, as well as courteous and cheerful. It is a pleasure to be a customer.”

- Jeffrey D. Forchelli, Esq.
Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, Mineola

[PHOTO OMITTED]
stress relief.

“The First National Bank of Long Island is an institution with a personality. My company and personal accounts are with The First National Bank of Long Island and I’ve been with them for many years. I feel that the personal attention I get from the officers and employees is unfounded throughout the banking industry. If I, or one of my clients, need financing for expansion, new equipment or working capital, the Senior Commercial Banking Officer is my first call. If it’s a transactional issue, I call my Branch Manager. Banking transactions can be stressful at times. The team at The First National Bank of Long Island takes the stress out of banking for me and my clients.”

- Roger T. Ciacco, CPA
Satty, Levine and Ciacco CPAs, P.C., Jericho

[PHOTO OMITTED]
personal.

“Since I opened our business account in 1973, I have never been disappointed with the service or responses I received from the Bank for our credit lines, commercial mortgages, or from the Branch personnel. Over the years, we have refinanced our house with the Bank, and our children have also had great experience with residential mortgages and home equity lines.”

- John Walsh, President
VelveTop™ Products, Huntington Station

[PHOTO OMITTED]
agile.

“Time and time again, The First National Bank of Long Island’s uncanny ability to make things happen has provided us with the right financial environment to support the ever growing needs of our practice. From the purchase of Imaging equipment to renovations to the recent acquisition of our clinical space in Babylon, our banking partners have addressed our financial concerns with responsive and creative assistance at every turn.”

“With The First National Bank of Long Island’s unwavering financial support and commitment to our goals, we find ourselves spending less time worrying about the numbers and more time focusing on delivering state of the art care to our patients.”

- Dr. Guillermo A. San Roman, Partner
Long Island Cardiovascular Medical Associates, PC, Babylon

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

Board of Directors
The First of Long Island Corporation

[PHOTO OMITTED]

Back row from left to right – Stephen V. Murphy, Alexander L. Cover, Michael N. Vittorio, Allen E. Busching, Paul T. Canarick, Howard Thomas Hogan Jr., Esq., John R. Miller III, Front row from left to right - Beverly Ann Gehlmeyer, J. Douglas Maxwell, Jr., Walter C. Teagle III

Michael N. Vittorio
President & Chief Executive Officer

Allen E. Busching
Principal
B&B Capital
(consulting and private investment)

Paul T. Canarick
President & Principal
Paul Todd, Inc.
(construction company)

Alexander L. Cover
(business consultant)

Beverly Ann Gehlmeyer
Tax Manager
Gehlmeyer & Company, CPAs, P.C.
(certified public accounting firm)

Howard Thomas Hogan Jr., Esq.
Hogan & Hogan
(attorney, private practice)

J. Douglas Maxwell, Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical technology)

John R. Miller, III
Chairman & CEO
Equal Opportunity Publications, Inc.
(publishing)

Stephen V. Murphy
President
S.V. Murphy & Co., Inc.
(privately owned investment banking firm)

Walter C. Teagle, III
Non-executive Chairman
President
Teagle Management, Inc.
(private investment consulting firm)
Managing Director
Groton Partners L.L.C.
(merchant banking firm)

Executive Officers
The First National Bank of Long Island

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President &
Chief Administrative Officer

Mark D. Curtis
Executive Vice President
Chief Financial Officer & Cashier

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations &
Senior Retail Loan Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Joseph G. Perri
Executive Vice President
Senior Commercial
Banking Officer

[PHOTO OMITTED]
From left to right - Brian J. Keeney, Donald L. Manfredonia, Joseph G. Perri, Michael N. Vittorio, Arthur J. Lupinacci, Jr., Mark D. Curtis, Richard Kick

Officers
The First of Long Island Corporation

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President &
Chief Administrative Officer

Mark D. Curtis
Senior Vice President & Treasurer

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President & Secretary

Wayne B. Drake
Assistant Treasurer

[PHOTO OMITTED]
From left to right - James P. Johnis, James Clavell, Betsy Gustafson, Paul J. Daley, Wayne B. Drake

Senior Vice Presidents
The First National Bank of Long Island

James Clavell
Senior Vice President
Branch Administration

Paul J. Daley
Senior Vice President
Commercial Lending

Wayne B. Drake
Senior Vice President
Senior Investment Officer

Betsy Gustafson
Senior Vice President
Operations Administration

James P. Johnis
Senior Vice President
Commercial Banking

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is management’s discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and the Bank’s wholly-owned subsidiaries, The First of Long Island Agency, Inc. and FNY Service Corp., and FNY Service Corp.’s wholly-owned subsidiary, The First of Long Island REIT, Inc. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” The Bank’s primary service area has historically been Nassau and Suffolk Counties, Long Island. However, the Bank opened three commercial banking branches in Manhattan in 2003 and may open additional Manhattan branches in the future.

Overview

        Overview – 2005 Versus 2004. In 2005 the Corporation earned $3.10 per share, an increase of approximately 7% over the $2.90 earned last year. Returns on average total average assets (“ROA”) and equity (“ROE”) were 1.25% and 13.58%, respectively, in 2005 as compared to 1.29% and 13.10% in 2004. The increase in return on equity in 2005 is partially attributable to the Corporation’s share repurchase program. This year’s earnings include a charge of eleven cents per share resulting from a securities loss program while 2004 earnings include a charge of seven cents. While securities loss programs adversely impact current earnings, they improve the Corporation’s future prospects because they entail selling lower yielding securities at a loss and using the resulting proceeds to buy securities with better yields.

        As in recent prior years, 2005 was a successful year from the standpoint of the share repurchase program in that the Corporation was able to purchase 166,273 shares, representing approximately 4.2% of the total shares outstanding at the beginning of the year. This compares to 151,320 shares purchased in 2004, or 3.7% of total shares outstanding at the start of the year. The success of the program in the last two years is believed to be partially attributable to the Corporation’s periodic open market purchases of stock, when available and within the safe harbor afforded by Exchange Act Rule 10b-18. The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity, and this year it is estimated to have contributed approximately half of the earnings per share growth. The estimated contribution to earnings per share includes the full-year impact of the shares purchased in 2004 plus the pro rata impact of the shares purchased throughout 2005.

        Earnings for 2005 were positively impacted by loan growth, particularly in commercial mortgages and home equity loans, continued growth in checking balances, tax planning strategies and a reduction of income taxes accrued with respect to the Bank’s investment and REIT subsidiaries. Also positively impacting 2005 earnings was a large real estate tax settlement in the first quarter which added five cents to per share earnings and the second quarter termination of a post-retirement medical program that added three cents. On the other hand, adversely impacting earnings this year was severance paid to the Corporation’s former Chairman in the second quarter which had a net cost of five cents per share.

        In 2005 commercial mortgage balances grew by $16.6 million, or 18.9%, home equity product balances grew by $12.5 million, or 30.5%, and residential mortgage balances grew by $10.1 million, or 6.7%. The growth in residential mortgages during 2005 was constrained by a slowing of mortgage refinance activity and the fact that the Bank has a large concentration of shorter-term (ten to fifteen year terms) fixed rate mortgages in its portfolio that have greater scheduled amortization than traditional thirty-year mortgage product. Almost all the growth in home equity products was in fixed rate amortizing home equity loans with terms generally between five and twelve years and underwritten with conservative loan to value and debt to income ratios. The Bank attributes its loan growth to the persistence of a relatively low interest rate environment, carefully designed calling programs, more assertive direct advertising, and a change in lending philosophy. In a measured and disciplined manner, management is working to increase the Bank’s relatively low loan to deposit ratio and thereby enhance its earnings prospects. The overall credit quality of the Bank’s portfolio remains excellent.

        Checking deposit growth, albeit more modest than that experienced in recent prior years, is once again attributed to well designed calling efforts and our personalized business banking approach. In an attempt to continue to grow loans and checking deposits, the Bank has definitive plans to add a number of seasoned bankers with significant account relationships to its commercial lending and marketing staffs. However, the significant increase in short-term interest rates that began in June 2004 as well as increased competition in the Bank’s marketplace could cause depositors to keep smaller checking balances or move such deposit accounts elsewhere. Future loan growth may be challenged by an increase in intermediate and longer-term interest rates from their relatively low current levels which could result in reduced demand for credit.

        Despite the growth in loans and checking deposits, the Corporation’s earnings continue to be challenged by the interest rate environment. The yield curve has flattened significantly in that a 350 basis point increase in short-term interest rates since June 2004 was accompanied by a much smaller increase in intermediate-term interest rates and a decline in longer-term interest rates. The increase in short-term interest rates has put upward pressure on the Bank’s cost of funds, while at the same time the Bank has had only limited opportunity to reinvest cash flows from intermediate and longer-term loans and securities at similar or higher rates. As a result, net interest margin has declined. The thirteen basis point decline in net interest margin experienced in 2005 may have been more severe had management not adopted effective deposit pricing strategies designed to minimize the impact of increases in interest rates on the Bank’s cost of deposits while at the same time allowing the Bank to remain competitive. The degree to which the Bank will be able to continue to successfully employ these strategies and thereby contain its cost of deposits cannot now be determined.

        Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before unrealized gains or losses on available-for-sale securities grew by $2,585,000 in 2005 and the Corporation’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continues to be very good.

        The Corporation opened a full service branch in Merrick, New York in the fourth quarter and continues to explore potential new branch locations and product offerings. Management currently intends to expand its market presence in Nassau and Suffolk counties and Manhattan in the future.

         Overview – 2004 Versus 2003. The Bank earned $2.90 per share in 2004, an increase of 7%, or 18 cents, over the $2.72 earned in 2003. ROA and ROE were 1.29% and 13.10%, respectively, in 2004 as compared to 1.33% and 13.20%, respectively, in 2003. Earnings for 2004 included a charge of 7 cents per share from net securities losses while 2003 earnings included credits of 5 cents per share from net securities gains and 8 cents from an unusually large commercial mortgage prepayment fee of $564,000. Before securities gains and losses and the large prepayment fee, earnings per share for 2004 were up 15%, or 38 cents, over 2003 earnings.

       When compared to 2003, earnings for 2004 were up primarily because of growth in several key deposit and loan products and the continued impact of strategy changes made during the latter half of 2003. The most significant growth occurred in checking deposits, the average yearly balance of which increased by $27.0 million, or 10%, and residential mortgage loans, including home equity lines, the average yearly balance of which increased by $42.6 million, or 30%. The growth in checking balances was believed to be attributable to a variety of factors including a continuation of targeted solicitation efforts by the Bank’s business development officers, the full-year impact of the three Manhattan branches opened in the middle of 2003, the full-year impact of the free checking campaigns conducted in 2003 and the continuation of such campaigns in 2004, the high level of customer service offered by the Bank, and a lack of significant incentive for the Bank’s customers to invest excess balances as a result of the low interest rate environment. The growth in residential mortgages and home equity lines resulted from the full-year impact of an aggressive residential mortgage promotion conducted in the latter half of 2003, the continued promotion of residential mortgage products in 2004, a strong housing market on Long Island and a high level of mortgage refinance activity caused by the low interest rate environment. The strategy changes implemented in the latter half of 2003 included borrowing to pre-invest future loan and security cash flows and a shift away from overnight federal funds and other shorter-term investment instruments in favor of intermediate-term instruments. This shift enabled the Bank to take advantage of the relatively steep slope of the yield curve.

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

      The significant growth experienced by the Bank in 2004 in the yearly average balances of checking deposits and residential mortgage loans tended to obscure the fact that the rate of growth for these products had slowed. An analysis of the yearly average balances for these products shows that the increase resulted principally from growth that occurred in the latter half of 2003 and, for residential mortgage loans, continued growth in the first half of 2004.

       2004 was a successful year from the standpoint of the Corporation’s stock repurchase program. During 2004, the Corporation was able to purchase 151,320 shares of common stock for an aggregate consideration of $7,310,000. This compares to purchases of 124,678 and 49,894 in 2003 and 2002, respectively, with the 2002 shares having been adjusted, where applicable, for the 3-for-2 stock split paid July 2002. In 2004 the program contributed approximately 6 cents to per share earnings. The estimated contribution includes the full-year impact of the shares purchased in 2003 plus the pro rata impact of the shares purchased throughout 2004.

       The significant increase in other assets from year-end 2003 to year-end 2004 resulted principally from the Bank’s purchase in December of 2004 of $7.5 million of bank-owned life insurance. The tax-exempt return on this product could be used to offset future employee benefit costs.

        Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before unrealized gains on available-for-sale securities grew by $2,265,000 in 2004 and the Corporation’s capital ratios continued to substantially exceed the regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continued to be very good.

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

	2005			2004			2003

	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

	(dollars in thousands)
Assets:
Federal funds sold	$19,056	$606	3.18%	$21,735	$262	1.21%	$43,185	$473	1.10%
Investment securities:
Taxable	397,218	13,860	3.49	374,219	12,655	3.38	330,336	12,426	3.76
Nontaxable (1)	153,244	9,773	6.38	156,045	9,848	6.31	152,997	9,421	6.16
Loans (1) (2)	359,288	21,779	6.06	336,587	18,997	5.64	281,556	17,861	6.34

Total interest-earning assets (1)	928,806	46,018	4.95	888,586	41,762	4.70	808,074	40,181	4.97

Allowance for loan losses	(3,072)			(2,655)			(2,246)

Net interest-earning assets	925,734			885,931			805,828
Cash and due from banks	31,254			35,743			33,006
Premises and equipment, net	6,766			6,560			6,608
Other assets	15,115			7,044			5,965

	$978,869			$935,278			$851,407

Liabilities and Stockholders’ Equity:
Savings and money market deposits	$426,546	3,485.82		$450,631	2,736.61		$431,978	3,294.76
Time deposits	78,748	1,964	2.49	44,720	503	1.12	33,917	436	1.29
Securities sold under repurchase agreements	65,714	1,977	3.01	38,682	426	1.10	17,100	148.86

Total interest-bearing liabilities	571,008	7,426	1.30	534,033	3,665.69		482,995	3,878.80

Checking deposits (3)	313,548			304,107			277,096
Other liabilities	3,910			4,890			5,217

	888,466			843,030			765,308
Stockholders’ equity	90,403			92,248			86,099

	$978,869			$935,278			$851,407

Net interest income (1)		$38,592			$38,097			$36,303

Net interest spread (1)			3.65%			4.01%			4.17%

Net interest margin (1)			4.16%			4.29%			4.49%

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
26

Rate/Volume Analysis. The following table sets forth the effect of changes in volumes, rates, and rate/volume on tax-equivalent interest income, interest expense and net interest income.

	Year Ended December 31,

	2005 versus 2004 Increase (decrease) due to changes in:				2004 versus 2003 Increase (decrease) due to changes in:

	Volume	Rate	Rate/ Volume(2)	Net Change	Volume	Rate	Rate/ Volume(2)	Net Change

	(in thousands)
Interest Income:
Federal funds sold	$(32)	$429	$(53)	$344	$(235)	$48	$(24)	$(211)
Investment securities:
Taxable	778	403	24	1,205	1,651	(1,255)	(167)	229
Nontaxable (1)	(177)	104	(2)	(75)	188	235	4	427
Loans (1)	1,281	1,406	95	2,782	3,491	(1,970)	(385)	1,136

Total interest income (1)	1,850	2,342	64	4,256	5,095	(2,942)	(572)	1,581

Interest Expense:
Savings and money market deposits	(146)	946	(51)	749	142	(671)	(29)	(558)
Time deposits	383	612	466	1,461	139	(55)	(17)	67
Securities sold under repurchase agreements	298	738	515	1,551	186	41	51	278

Total interest expense	535	2,296	930	3,761	467	(685)	5	(213)

Increase (decrease) in net interest income (1)	$1,315	$46	$(866)	$495	$4,628	$(2,257)	$(577)	$1,794

(1)	Tax-equivalent basis.

(2)
Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2005 Versus 2004

        Net interest income on a tax-equivalent basis increased by $495,000 from $38,097,000 in 2004 to $38,592,000 this year. As can be seen from the above rate/volume analysis, the increase is primarily comprised of a positive volume variance of $1,315,000 as offset by a negative rate/volume variance of $866,000.

        Volume Variance. When comparing 2005 to last year, the Bank experienced an increase of $9.4 million, or 3.1%, in the average balance of checking deposits, an increase of $34.0 million, or 76.1%, in the average balance of time deposits, and an increase of $27.0 million, or 69.9%, in the average balance of securities sold under repurchase agreements. Approximately one-third of the increase in checking deposits is attributable to two of the three Manhattan branches opened in the middle of 2003 and another third is attributable to an increase in the Bank’s free checking product that was launched in 2003. Checking growth, along with a portion of the growth in time deposit accounts, was used to fund loan growth. Funding interest-earning asset growth with growth in checking deposits has a greater positive impact on net interest income than funding such growth with interest-bearing deposits because checking deposits, unlike interest-bearing deposits, have no associated interest cost. This is the primary reason that the growth of checking balances has historically been one of the Corporation’s key strategies for increasing earnings per share.

      Although checking deposit growth contributed to the positive volume variance shown in the table above, the growth was more modest than that of recent prior years. By comparison to the 3.1% growth experienced in 2005, checking growth in 2004, 2003, and 2002 was 9.7%, 14.7%, and 19.8%, respectively. The recent increase in short-term interest rates may cause depositors to keep smaller balances in noninterest-bearing checking accounts and thereby put pressure on the Bank’s ability to continue to grow these balances, particularly at a rate similar to that experienced in recent prior years. In addition, increased competition in the Bank’s market area could have a similar impact.

        Also contributing to the positive volume variance was growth in both time deposit balances and securities sold under repurchase agreements. Although a portion of the time deposit growth resulted merely from a migration of funds from lower yielding savings and money market accounts, the balance of the growth was available to fund loan growth. Time deposit growth during 2005 occurred as the Bank continued to use competitively priced time deposits to defend its deposit base.  The growth in securities sold under repurchase agreements is part of an ongoing strategy to preinvest future cash flows from the securities portfolio.

        The Bank’s purchase of $7.5 million of bank-owned life insurance in the fourth quarter of 2004 caused the positive volume variance for 2005 to be lower than it otherwise would have been. This purchase caused a reduction in net interest income with a more than offsetting increase in tax-exempt noninterest income.

        The growth in the average balance of loans experienced by the Bank when comparing 2005 to last year occurred primarily in commercial mortgages and home equity products and, to a lesser extent, in residential mortgages. On a combined basis, the average balance of residential mortgages and home equity products grew by 7.4% and commercial mortgages grew by 11.7%. Residential mortgage growth continued to slow in 2005 primarily as a result of a reduction in mortgage refinance activity. The growth in home equity products was primarily attributable to the promotion of fixed rate amortizing home equity loans with terms of between five and twelve years, more assertive direct advertising, and changes in credit policy. The commercial mortgage growth occurred principally because of one large loan made during the third quarter of 2004 along with continued growth during 2005. The 2005 growth is attributable to, among other things, the relatively low interest rate environment, carefully designed calling programs, credit policy changes, an investment in additional staff, and a change in lending philosophy.

        Rate Variance. Short-term interest rates steadily increased from the middle of 2004 through January 2006 as evidenced by a 350 basis point increase in both the federal funds target rate and the Bank’s prime lending rate. As a result, the Bank’s earnings on federal funds sold increased, as did its earnings on those interest-earning assets that reprice with changes in the Bank’s prime lending rate or other short-term interest rates. Such assets include a majority of the Bank’s commercial loans, home equity lines, and certain adjustable rate commercial and residential mortgages. Earnings were also helped to the extent that the Bank was able to reinvest cash flows from short-term securities in higher yielding securities of similar duration.

        The increase in short-term interest rates not only caused earnings on certain of the Bank’s interest-earning assets to increase, but also drove up the Bank’s cost of deposits and borrowings. The cost of deposits increased primarily because the Bank, in response to competition in its market area, introduced “Super Select Savings”, a better yielding non-maturity deposit product, and increased the rates paid on its various time deposit products. The small positive rate variance shown in the preceding table resulted largely because the benefit derived from increases in the federal funds target and prime lending rates, when taken together with the better yields realized on securities purchased as part of the year-end 2004 loss program, a little more than offset increases in the cost of deposits and borrowings.

        During the latter half of 2004 management shortened the duration of the Bank’s securities portfolio to better position the Bank for increases in intermediate and longer-term interest rates. However, intermediate-term interest rates have not increased nearly as much as short-term interest rates and longer-term interest rates have actually declined. Because management currently believes that intermediate and longer-term interest rates will not improve significantly in the near term and may even decline, management has been purchasing intermediate rather than short-term securities as a means of improving the overall yield of the existing portfolio and protecting the Bank against a decline in short-term interest rates. Whether or not management will continue in this direction will be based on, among other things, management’s ongoing view as to how much and when intermediate and longer-term interest rates will change.

        If yields on intermediate and longer-term loans and securities remain relatively low in 2006, this could exert continued pressure on net interest margin and cause net interest margin to move downward from its present level. In addition, the rate variance as depicted in the preceding table could become negative. Furthermore, while an upward movement in general interest rates could also have a negative impact on net interest margin, sustained higher interest rates should eventually have a positive impact. The “Market Risk” section of this discussion and analysis of financial condition and results of operations includes a more complete discussion of the impact of interest rate movements on the Bank’s net interest income.

Net Interest Income – 2004 Versus 2003

        Net interest income on a tax-equivalent basis increased by $1,794,000, or 4.9%, from $36,303,000 in 2003 to $38,097,000 in 2004. As can be seen from the rate/volume analysis, the increase is primarily comprised of a positive volume variance of $4,628,000 and a negative rate variance of $2,257,000. It should be noted that without the large commercial mortgage prepayment fee in the first quarter of 2003, net interest income on a tax-equivalent basis would have been up by $2,358,000, or 6.6%, and the negative rate variance for loans would have been $564,000 lower.

        Volume Variance. When comparing 2004 to 2003, the Bank experienced growth in the average balances of several key deposit products, with the largest increases occurring in checking, Select Savings and attorney escrow balances. Core loan products also continued to grow, with the most significant growth occurring in residential mortgages, commercial loans and home equity lines. In addition, in response to continued downward pressure on net interest margin caused by low interest rates, management implemented strategy changes with respect to the Bank’s securities portfolio in the latter half of 2003 which continued to positively impact earnings in 2004. These changes, which increased the volatility of the Bank’s earnings, involved reducing the size of the short-term securities portfolio, increasing the size of the intermediate-term securities portfolio and loan portfolio, and using borrowings under repurchase agreements to pre-invest future security and loan cash flows. It should be noted that in the latter half of 2004, management began to shift the Bank’s portfolio back from intermediate to shorter-term investment instruments in an effort to better position the Bank for rising interest rates. The aggregate positive impact of the core deposit and loan growth and the strategy changes made with respect to the Bank’s securities portfolio largely comprised the positive volume variance of $4,628,000 and more than offset the negative impact of the reduction in net interest margin discussed in the “Rate Variance” section that follows.

        With respect to the growth of core deposit products, average checking deposits increased by $27.0 million, or 10%, when comparing 2004 to 2003. A bit more than one-third of the increase in checking was attributable to the full-year impact of the three Manhattan branches that were established in 2003 and growth in the Bank’s free consumer checking product.

        Also when comparing 2004 to 2003, average Select Savings balances increased by $11.6 million, or 9.5%, attorney escrow balances increased by $6.4 million, or 51.2%, and average borrowings under repurchase agreements increased by $21.6 million, or 126.2%. It should be noted that traditional money market deposit balances, consisting of personal and nonpersonal accounts, only grew a bit more than 1% when comparing the average for 2004 to 2003 and actually declined during the fourth quarter of 2004. This is unlike recent years in which the Bank experienced significantly more growth in the average balance of such accounts. The reduced growth rate during 2004 and the fourth quarter decline is partially attributable to the increased competitiveness of the rates paid by the Bank on its time deposit products. During 2004 the Bank used competitively priced time deposits as a strategy to defend its deposit base with a resulting migration of funds from money market accounts to time deposits. From year-end 2003 to year-end 2004 time deposits of $100,000 and over increased by $11.1 million, or 67.7%. Higher yielding product offerings by the Bank’s competitors and improvement in the performance of the equity markets may have also contributed to the reduced growth rate for money market deposits in 2004 and the fourth quarter decline.

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

        Rate Variance. Low intermediate and longer-term interest rates, along with the fact that 2003 included the unusually large commercial mortgage prepayment fee of $564,000, are the primary reasons for the negative rate variance of

$2,257,000. If it were not for the fact that prepayments on mortgage securities slowed during 2004, the negative rate variance would have been greater. The decrease in prepayments enabled the Bank to amortize premiums on mortgage securities slower.

        It should be noted that while intermediate and longer-term rates persisted at low levels, short-term interest rates increased as evidenced by a 125 basis point increase in the federal funds target rate during the last half of 2004. An increase in short-term interest rates should initially have a negative impact on the Bank’s net interest income because the Bank has more interest-bearing deposits and other liabilities than interest-earning assets that are subject to contractual or discretionary repricing in the near term. To the contrary, the increase in short-term interest rates helped the Bank’s earnings because while the Bank had not increased its money market and savings rates it had increased its prime lending rate and enjoyed better yields on short-term investment instruments.

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

Noninterest Income, Noninterest Expense, and Income Taxes

        Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Excluding net gains or losses on sales of securities, noninterest income was $6,573,000 and $6,136,000 in 2005 and 2004, respectively, representing increases over prior year amounts of $437,000, or 7.1%, and $471,000, or 8.3%. The increase for 2005 is comprised of an increase in Investment Management Division income of $230,000 and an increase in other income of $579,000, as partially offset by a decrease in service charge income of $372,000. The increase in Investment Management Division income is attributable to a revision of the Division’s fee schedule, the first quarter receipt of a final executor’s commission on one estate of $72,000, and a change in the mix of business from custodial to managed assets. The increase in other income is primarily due to a $333,000 recovery of real estate taxes previously paid and a $278,000 increase in the cash surrender value of bank-owned life insurance that was purchased in December 2004. Service charge income decreased primarily as a result of reductions in maintenance and activity charges and the volume of return checks.

        The increase in noninterest income for 2004 was primarily comprised of an increase in service charge income of $278,000 and an increase in Investment Management Division income of $179,000. The increase in service charge income was largely due to a revision of the Bank’s service charge schedule effective January 1, 2004 and a reduction in service charge waivers and reversals. The increase in Investment Management Division income was due to a change in the mix of business to include more managed accounts and fewer custodial accounts.

        Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $25,269,000 and $24,097,000 in 2005 and 2004, respectively, representing increases over prior year amounts of $1,172,000, or 4.9%, and $622,000, or 2.6%.

        The increase in noninterest expense for 2005 is comprised of an increase in salaries of $1,259,000, or 11.9%, an increase in occupancy and equipment expense of $79,000, or 2.2%, and an increase in other operating expense of $165,000, or 3.3%, as partially offset by a decrease in employee benefits of $331,000, or 6.7%. The increase in salaries is primarily attributable to normal annual salary increases, additions to staff, and the net cost of severance paid to the Corporation’s former Chairman. The decrease in employee benefits expense is largely attributable to the termination of a retiree insurance benefit and the resulting reversal of a $193,000 liability, and a $121,000 decrease in profit sharing plan expense. Profit sharing expense is down because the Bank’s performance against incentive goals was better in 2004 than 2005. The increase in occupancy and equipment expense is largely attributable to increases in rent expense and the cost of service contracts. The largest component of the increase in other operating expenses is an increase in fees paid to nonemployee directors, which became effective April 1, 2005, as partially offset by a decrease in the cost of compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

        The increase in noninterest expense for 2004 was comprised of an increase in salaries of $141,000, or 1.4%, an increase in employee benefits expense of $392,000, or 8.6%, and an increase in occupancy and equipment expense of $212,000, or 6.3%, as partially offset by a decrease in other operating expenses of $123,000, or 2.4%. The increase in salaries was primarily attributable to normal annual salary increases, as largely offset by savings resulting from staff vacancies. The increase in employee benefits expense was primarily attributable to increases in pension and profit sharing plan expense. Profit sharing expense was up because the Bank’s performance against incentive goals was far better in 2004 than 2003. One reason for the increase in pension plan expense was a 75 basis point reduction in the discount rate and a 50 basis point reduction in the expected return on plan assets used for the actuarial valuation of the defined benefit pension plan.

        The largest component of the increase in occupancy and equipment expense for 2004 was an increase in rent expense, most of which resulted from the full-year impact of the three New York City branches opened June 2003. Other operating expenses were down primarily because of decreases in marketing expense, mortgage tax and appraisal fees, and legal fees of $136,000, $209,000, and $73,000, respectively, as partially offset by increases in consulting fees and audit and examination expense of $182,000 and $134,000, respectively. The documenting and testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 accounts for a portion of the increase in both consulting and audit and examination expense. The decrease in marketing expense was largely due to a lack of branch openings in 2004 and a reduction in the amount spent on free checking campaigns. A decrease in the level of residential mortgage refinance activity contributed to the decrease in mortgage tax and appraisal fees. To a large extent legal fees were down because there were no branch openings in 2004.

        Income tax expense as a percentage of book income (“effective tax rate”) was 20.0% in 2005, 24.2% in 2004 and 25.0% in 2003. Based on the current business, holdings and structure of the Corporation and current provisions of enacted tax law, the Corporation’s 2006 effective tax rate is expected to be similar to that of 2004. The decrease in the effective tax rate for 2005 is primarily attributable to tax planning strategies and a reduction of taxes accrued with respect to the Bank’s investment and REIT subsidiaries. The decrease in the effective tax rate for 2004 was largely due to refunds received from the New York State Tax Department as a result of its audit of the Corporation’s 2002, 2001, and 2000 tax returns and a reduction of taxes accrued with respect to the Bank’s investment subsidiary. Despite state income taxes, the benefits of tax-exempt interest income and tax-exempt income on officers’ life insurance result in an effective tax rate that is considerably lower than the statutory Federal income tax rate of 34%.

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

        The first step in determining the allowance for loan losses is to identify loans in the Bank’s portfolio that are individually deemed to be impaired. In doing so, subjective judgments need to be made regarding whether or not it is probable that a borrower will be unable to pay all principal and interest due according to contractual terms. Once a loan is identified as being impaired, management uses the fair value of the underlying collateral and/or the discounted value of expected future cash flows to determine the amount of the impairment loss, if any, that needs to be included in the overall allowance for loan losses. In estimating the fair value of real estate collateral management utilizes appraisals and also makes qualitative judgments based on, among other things, its knowledge of the local real estate market and analyses of current economic conditions. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgments. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life.

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

	December 31,

	2005	2004	2003	2002	2001

	(dollars in thousands)
Nonaccruing loans	$151	$—	$97	$—	$105
Loans past due 90 days or more as to principal or interest payments and still accruing	—	18	348	2	236
Foreclosed real estate	—	—	—	—	—

Total nonperforming assets	151	18	445	2	341
Troubled debt restructurings	—	—	5	—	10

Total risk elements	$151	$18	$450	$2	$351

Nonaccruing loans as a percentage of total loans	.04%	.00%	.03%	.00%	.05%

Nonperforming assets as a percentage of total loans and foreclosed real estate	.04%	.01%	.14%	.00%	.15%

Risk elements as a percentage of total loans and foreclosed real estate	.04%	.01%	.14%	.00%	.15%

	Year Ended December 31,

	2005	2004	2003	2002	2001

	(in thousands)
Gross interest income that would have been recorded during the year under original terms:
Nonaccrual loans	$9	$—	$5	$—	$8
Restructured loans	—	—	—	—	—

Gross interest income recorded during the year:
Nonaccrual loans	4	—	2	—	4
Restructured loans	—	—	—	—	—

Commitments for additional funds - Nonaccrual, restructured, past due loans	None	None	None	None	150
32

Allowance and Provision For Loan Losses

        The allowance for loan losses grew by $474,000 during 2005, amounting to $3,282,000, or .9% of total loans, at December 31, 2005 as compared to $2,808,000, or .8% of total loans, at December 31, 2004. During 2005, the Bank had loan chargeoffs and recoveries of $25,000 and $29,000, respectively, and recorded a $470,000 provision for loan losses. The provision for loan losses increased by $114,000 from 2004 to 2005 primarily because of more loan growth in 2005.

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

The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2005	2004	2003	2002	2001

	(dollars in thousands)
Balance, beginning of year	$2,808	$2,452	$2,085	$2,020	$1,943

Loans charged off:
Commercial and industrial	—	12	41	68	17
Consumer and other	25	33	69	16	35

	25	45	110	84	52

Recoveries of loans charged off:
Commercial and industrial	—	7	—	13	—
Secured by real estate	—	—	12	16	16
Consumer and other	29	38	8	20	13

	29	45	20	49	29

Net (chargeoffs) recoveries	4	—	(90)	(35)	(23)
Provision for loan losses	470	356	457	100	100

Balance, end of year	$3,282	$2,808	$2,452	$2,085	$2,020

Ratio of net chargeoffs to average loans outstanding	.00%	.00%	.03%	.01%	.01%

The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,

	2005		2004		2003		2002		2001

	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans

	(dollars in thousands)
Commercial	$827	12.4%	$789	15.1%	$605	14.9%	$438	14.3%	$667	18.1%
Real-estate secured	2,357	86.2	1,926	83.3	1,763	83.4	1,469	83.4	1,252	79.4
Consumer and other	98	1.4	93	1.6	84	1.7	94	2.3	94	2.5

Total allocated	3,282	100.0	2,808	100.0	2,452	100.0	2,001	100.0	2,013	100.0
Unallocated	—	—	—	—	—	—	84	—	7	—

	$3,282	100.0%	$2,808	100.0%	$2,452	100.0%	$2,085	100.0%	$2,020	100.0%

        The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions could affect the financial strength of the Bank’s borrowers and do affect the value of real estate collateral securing the Bank’s mortgage loans. Loans secured by real estate represent approximately 86% of the Bank’s total loans outstanding at December 31, 2005. Most of these loans were made to borrowers domiciled on Long Island and are secured by Long Island properties. In recent years, economic conditions on Long Island have been good and residential real estate values have grown to unprecedented highs. Such conditions and values could deteriorate in the future, and such deterioration could be substantial. If this were to occur, some of the Bank’s borrowers may be unable to make the required contractual payments on their loans, and the Bank may be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

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

Off-Balance Sheet Arrangements and Contractual Obligations

        The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2005 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has as of December 31, 2005 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period

	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years

	(in thousands)

Commitments to extend credit	$74,863	$41,491	$14,658	$18,714	$—
Standby letters of credit	2,568	2,568	—	—	—
Operating lease obligations	6,286	851	1,564	1,269	2,602
Purchase obligations	2,532	629	655	624	624
Time Deposits	85,993	82,407	2,578	1,000	8

	$172,242	$127,946	$19,455	$21,607	$3,234

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

        Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate and security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

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

Capital

        The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Corporation’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 25.16%, 24.28% and 9.26%, respectively, at December 31, 2005 substantially exceed the requirements for a well-capitalized bank.

        Total stockholders’ equity increased by $458,000, or from $90,240,000 at December 31, 2004 to $90,698,000 at December 31, 2005. The increase is primarily attributable to net income of $12,277,000, as largely offset by stock repurchases of $8,052,000 and cash dividends declared of $3,362,000.

        Stock Repurchase Program and Market Liquidity.  Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions. In 2005, the Corporation purchased 166,273 shares under plans approved by the Board of Directors in 2005 and 2004. The Corporation can still purchase 9,332 shares under a plan approved in 2005 and 150,000 shares under a plan approved by the Corporation’s Board of Directors on January 17, 2006. The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2005 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of of Shares that May Yet Be Purchased Under the Plans or Programs (1)

October 1, 2005 to October 31, 2005	2,265	$42.42	2,265	54,263
November 1, 2005 to November 30, 2005	30,587	$44.66	30,587	23,676
December 1, 2005 to December 31, 2005	12,526	$44.57	12,526	11,150

(1)
All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2005 were purchased under a 100,000 share plan approved by the Corporation’s Board of Directors on May 17, 2005 and publicly announced on May 18, 2005. The Corporation’s share repurchase plans do not have fixed expiration dates.

        The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed ten cents of the twenty-cent increase in earnings per share for 2005. In estimating the contribution to the increase in earnings per share, management calculated the full-year impact of the shares purchased in 2004 plus the pro rata impact of the shares purchased in 2005, taking into account the volume of shares purchased, the price paid per share, and current interest rates.

        The Corporation periodically reevaluates whether it wants to continue purchasing shares of its own common stock in open market transactions under Rule 10b-18 or otherwise. Because the trading volume in the Corporation’s common stock is limited, the Corporation believes that a reduction or discontinuance of its share repurchase program could adversely impact market liquidity for its common stock, the price of its common stock, or both. The publicly reported trading volume in the Corporation’s common stock in 2005 and 2004 was 1,865,606 and 785,670 shares, respectively. Open market purchases by the Corporation under its share repurchase program accounted for 6.4% of the trading volume in 2005 and 8.6% in 2004.

        Russell 3000®, 2000® and Microcap Indices®. Frank Russell Company (“Russell”) currently maintains twenty four U.S. common stock indices. The indices are reconstituted effective the last Friday in June of each year using objective criteria, primarily market capitalization, and do not reflect subjective opinions. All Indices are subsets of the Russell 3000® Index which represents most of the investable U. S. equity market.

        The broad market Russell 3000® Index includes the largest 3,000 companies in terms of market capitalization and the small cap Russell 2000® Index is comprised of the smallest 2,000 companies in the Russell 3000® Index.

         Effective June 24, 2005, the Corporation’s common stock was no longer included in the Russell 3000® and 2000® Indices but was selected for inclusion in the newly-created Russell Microcap Index®. The Russell Microcap Index® includes the smallest 1,000 companies in terms of market capitalization in the small-cap Russell 2000 Index plus the next 1,000 companies. The average market capitalization of companies in the Russell Microcap Index® is $217 million, the median market capitalization is $182.6 million, the capitalization of the largest company in the index is $539.5 million, and the capitalization of the smallest company in the index is $54.8 million. The Corporation’s market capitalization as of December 31, 2005 was approximately $163 million.

        As with its former inclusion in the Russell 3000® and 2000® Indices, the Corporation believes that inclusion in the Russell Microcap Index® will positively impact the price, trading volume and liquidity of its common stock, in part because index funds or other institutional investors often purchase securities that are in these indices. Conversely, if the Corporation’s market capitalization falls below the minimum necessary to be included in the Russell Microcap Index® at any future annual reconstitution date, the Corporation believes that the opposite could occur.

Cash Flows and Liquidity

        Cash Flows.  The Corporation’s primary sources of cash are deposit growth, maturities and amortization of loans and investment securities, operations, and borrowing. The Corporation uses cash from these and other sources to first fund loan growth. Any remaining cash is used primarily to purchase a combination of short, intermediate, and longer-term investment securities, pay cash dividends, and repurchase common stock under the Corporation’s share repurchase program. During 2005, the Corporation’s cash and cash equivalent position increased by $317,000.

        Liquidity.   The Bank has both internal and external sources of liquidity that can be used to fund loan growth and accommodate deposit outflows. The Bank’s primary internal sources of liquidity are its overnight position in federal funds sold; investment securities designated as available-for-sale; and maturities and monthly payments on its investment securities and loan portfolios. At December 31, 2005, the Bank had no overnight federal funds sold position and an available-for-sale securities portfolio of $259,137,000.

        The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and has repurchase agreements in place with five brokerage firms. In addition to customer deposits, the Bank’s primary external sources of liquidity are secured borrowings from the FHLB under a variety of borrowing arrangements and brokerage firms under repurchase agreements. However, neither the Bank’s FHLB membership nor repurchase agreements with brokers represent legal commitments on the part of the FHLB or the brokerage firms to extend credit to the Bank. The amount that the Bank can potentially borrow from the FHLB and brokerage firms is dependent on, among other things, the amount of unencumbered eligible securities that the Bank can use as collateral. At December 31, 2005, the Bank has unencumbered eligible securities collateral of approximately $222 million.

        The Bank can also purchase overnight federal funds on an unsecured basis under lines with two other commercial banks. These lines in the aggregate amount of $30 million do not represent legal commitments to extend credit on the part of the other banks.

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

Market Risk

        The Bank invests in interest-earning assets which are funded by interest-bearing deposits and borrowings, noninterest-bearing deposits, and capital. The Bank’s results of operations are subject to risk resulting from interest rate fluctuations generally and having assets and liabilities that have different maturity, repricing, and prepayment/withdrawal characteristics. The Bank defines interest rate risk as the risk that the Bank’s earnings and/or net portfolio value (present value of expected future cash flows from assets less the present value of expected future cash flows from liabilities) will change when interest rates change. The principal objective of the Bank’s asset/liability management activities is to maximize net interest income while at the same time maintain acceptable levels of interest rate and liquidity risk and facilitate the funding needs of the Bank.

        Because the Bank’s loans and investment securities generally reprice slower than its interest-bearing liabilities, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline. If the Bank does not increase its deposit rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.

        Conversely, a decrease in interest rates uniformly across the yield curve should initially have a positive impact on the Bank’s net interest income. However, if the Bank does not or cannot decrease the rates paid on its deposit accounts as quickly or in the same amount as decreases in market interest rates, the magnitude of the positive impact will decline. If the Bank does not decrease its deposit rates at all, the impact should be negative.

        If interest rates decline, or have declined, and are sustained at the lower levels and, as a result, the Bank purchases securities at lower yields and loans are originated or repriced at lower yields, the impact on net interest income should be negative because a significant percent (39% in 2005) of the Bank’s average interest-earning assets are funded by noninterest-bearing checking deposits and capital.

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

        Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of: (1) how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will adjust because of projected changes in market interest rates; (2) future cash flows; (3) discount rates; and (4) decay or runoff rates for nonmaturity deposits such as checking, savings, and money market accounts.

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

        The table that follows summarizes the Corporation’s cumulative interest rate sensitivity gap at December 31, 2005 based upon significant estimates and assumptions that the Corporation believes to be reasonable. The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice. Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain. These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits, and competition.

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Total Within One Year	Over One Year Through Five Years	Over Five Years	Non- interest- Sensitive	Total

	(in thousands)
Assets:
Investment securities	$46,406	$32,225	$30,943	$109,574	$251,564	$157,600	$(341)	$518,397
Loans	111,482	16,475	32,948	160,905	159,074	59,697	(2,466)	377,210
Other assets	—	—	—	—	—	—	48,549	48,549

	157,888	48,700	63,891	270,479	410,638	217,297	45,742	944,156

Liabilities and Stockholders' Equity:
Checking deposits	—	—	—	—	—	—	307,842	307,842
Savings and money market deposits	262,673	8,958	17,917	289,548	104,628	—	—	394,176
Time deposits, other	9,429	7,284	4,105	20,818	3,050	8	—	23,876
Time deposits, $100,000 and over	54,048	5,803	1,738	61,589	528	—	—	62,117
Securities sold under repurchase agreements	60,195	—	—	60,195	—	—	—	60,195
Other liabilities	—	—	—	—	—	—	5,252	5,252
Stockholders' equity	—	—	—	—	—	—	90,698	90,698

	386,345	22,045	23,760	432,150	108,206	8	403,792	944,156

Interest-rate sensitivity gap	$(228,457)	$26,655	$40,131	$(161,671)	$302,432	$217,289	$(358,050)	$—

Cumulative interest-rate sensitivity gap	$(228,457)	$(201,802)	$(161,671)	$(161,671)	$140,761	$358,050	$—	$—

        As shown in the preceding table, the Bank has a significant volume of savings and money market deposit accounts that are subject to repricing as short-term interest rates change. Since the amount of these deposits outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term. However, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its savings and money market deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term. However, if short-term rates decline to the point that the Bank can not, due to competitive pressures and/or the absolute level of rates, decrease its savings and money market rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline. Furthermore, the balances of certain savings and money market deposit products have been included in categories beyond three months in the above table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag to varying degrees market changes in interest rates.

        The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2005 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income on a tax-equivalent basis for the year ending December 31, 2006 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. For purposes of the base case, nonmaturity deposits are included in the calculation of net portfolio value at their carrying amount. The rate change information in the table shows estimates of net portfolio value at December 31, 2005 and net interest income on a tax-equivalent basis for the year ending December 31, 2006 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected. In addition, cash flows for nonmaturity deposits are based on a decay or runoff rate of six years. Also, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

        Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank’s interest-bearing deposit accounts are assumed to reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline. If the Bank does not increase its deposit rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. However, deposit rates are currently very low as indicated by the Bank’s overall cost of funds of 130 basis points for 2005. Therefore, while rates on many of the Bank’s interest earning assets could drop by 100 or 200 basis points, rates on some of its deposit products could not. It is for this reason that in rates down 100 and 200 basis points the projected increases in net interest income as compared to the base case are less than the projected decreases in rates up 100 and 200 basis points.

	Net Portfolio Value (NPV) at December 31, 2005		Net Interest Income for 2006

Rate Change Scenario	Amount	Percent Change From Base Case	Amount	Percent Change From Base Case

	(dollars in thousands)
+ 200 basis point rate shock	$76,692	(9.5)%	$32,246	(16.6)%
+ 100 basis point rate shock	80,503	(5.0)	35,459	(8.3)
Base case (no rate change)	84,779	—	38,671	—
- 100 basis point rate shock	89,564	5.6	41,380	7.0
- 200 basis point rate shock	94,904	11.9	40,620	5.0

Regulatory Matters

        Pending Legislation. Commercial checking deposits currently account for approximately 29% of the Bank’s total deposits. Congress has been considering legislation that would allow corporate customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits. Either could have a material adverse impact on the Bank’s future results of operations.

        The Bank wholly-owns FNY Service Corp. (“FNY”), an investment company, and FNY owns all of the issued and outstanding common stock of The First of Long Island REIT, Inc (“REIT”), a real estate investment trust. Under current New York State tax law, FNY is entitled to a 100% dividends received deduction for any dividends that it receives from its REIT subsidiary. This favorable tax treatment saves the Corporation approximately $300,000 on an annualized basis. The tax savings are impacted by, among other things, the current size and asset composition of FNY’s REIT subsidiary and current interest rates. The 2006-2007 New York State Executive Budget proposes that the tax treatment of REITs be amended to conform to the federal tax treatment under which there is no dividends received deduction. In the event this provision were enacted, the Corporation would loose this tax savings.

        Examination. The Bank was examined by the Office of the Comptroller of the Currency as of September 30, 2005. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation’s liquidity, capital resources, or operations.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

                The management of The First of Long Island Corporation is responsible for establishing and maintaining adequate internal control over financial reporting, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s system of internal control over financial reporting was designed by or under the supervision of the Corporation’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of the preparation of the Corporation’s financial statements for external reporting purposes, in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

                The First of Long Island Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management determined that, as of December 31, 2005, the Corporation’s internal control over financial reporting is effective. Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005 has been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report appearing on pages 28 and 29, which expresses an unqualified opinion on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005.

/s/ MICHAEL N. VITTORIO
Michael N. Vittorio
President & Chief Executive Officer

/s/ MARK D. CURTIS
Mark D. Curtis
Senior Vice President & Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying balance sheets of The First of Long Island Corporation as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Report By Management On Internal Control Over Financial Reporting, that The First of Long Island Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles. Also in our opinion, management’s assessment that The First of Long Island Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, The First of Long Island Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Livingston, New Jersey January 27, 2006
42

CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

Assets:
Cash and due from banks	$24,603,000	$24,286,000

Investment securities:
Held-to-maturity, at amortized cost (fair value of $257,281,000 and $209,514,000)	259,260,000	207,335,000
Available-for-sale, at fair value (amortized cost of $259,478,000 and $321,577,000)	259,137,000	324,778,000

	518,397,000	532,113,000

Loans:
Commercial and industrial	47,310,000	51,672,000
Secured by real estate	328,091,000	285,204,000
Consumer	4,329,000	5,566,000
Other	816,000	474,000

	380,546,000	342,916,000
Net deferred loan fees	(54,000)	(479,000)

	380,492,000	342,437,000
Allowance for loan losses	(3,282,000)	(2,808,000)

	377,210,000	339,629,000

Bank premises and equipment, net	7,583,000	6,531,000
Prepaid income taxes	—	141,000
Deferred income tax benefits	279,000	—
Other assets	16,084,000	15,078,000

	$944,156,000	$917,778,000

Liabilities:
Deposits:
Checking	$307,842,000	$298,049,000
Savings and money market	394,176,000	427,941,000
Time, other	23,876,000	17,711,000
Time, $100,000 and over	62,117,000	27,549,000

	788,011,000	771,250,000
Securities sold under repurchase agreements	60,195,000	49,654,000
Accrued expenses and other liabilities	5,219,000	5,204,000
Current income taxes payable	33,000	—
Deferred income taxes payable	—	1,430,000

	853,458,000	827,538,000

Stockholders’ Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares; Issued and outstanding, 3,846,716 and 3,967,548 shares	385,000	397,000
Surplus	817,000	1,135,000
Retained earnings	89,701,000	86,786,000

	90,903,000	88,318,000
Accumulated other comprehensive income (loss) net of tax	(205,000)	1,922,000

	90,698,000	90,240,000

	$944,156,000	$917,778,000

See notes to consolidated financial statements
43

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2005	2004	2003

Interest income:
Loans	$21,773,000	$18,990,000	$17,851,000
Investment securities:
Taxable	13,860,000	12,655,000	12,426,000
Nontaxable	6,450,000	6,500,000	6,218,000
Federal funds sold	606,000	262,000	473,000

	42,689,000	38,407,000	36,968,000

Interest expense:
Savings and money market deposits	3,485,000	2,736,000	3,294,000
Time deposits	1,964,000	503,000	436,000
Securities sold under repurchase agreements	1,977,000	426,000	148,000

	7,426,000	3,665,000	3,878,000

Net interest income	35,263,000	34,742,000	33,090,000
Provision for loan losses	470,000	356,000	457,000

Net interest income after provision for loan losses	34,793,000	34,386,000	32,633,000

Noninterest income:
Investment Management Division income	1,697,000	1,467,000	1,288,000
Service charges on deposit accounts	3,491,000	3,863,000	3,585,000
Net gains (losses) on sales of securities	(755,000)	(481,000)	333,000
Other	1,385,000	806,000	792,000

	5,818,000	5,655,000	5,998,000

Noninterest expense:
Salaries	11,831,000	10,572,000	10,431,000
Employee benefits	4,609,000	4,940,000	4,548,000
Occupancy and equipment expense	3,674,000	3,595,000	3,383,000
Other operating expenses	5,155,000	4,990,000	5,113,000

	25,269,000	24,097,000	23,475,000

Income before income taxes	15,342,000	15,944,000	15,156,000
Income tax expense	3,065,000	3,863,000	3,791,000

Net Income	$12,277,000	$12,081,000	$11,365,000

Weighted average:
Common shares	3,910,735	4,085,705	4,086,650
Dilutive effect of stock options	55,576	85,858	85,974

	3,966,311	4,171,563	4,172,624

Earnings per share:
Basic	$3.14	$2.96	$2.78

Diluted	$3.10	$2.90	$2.72

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Surplus	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

	Shares	Amount

Balance, January 1, 2003	4,161,173	$416,000	$724,000		$80,354,000	$3,948,000	$85,442,000
Net Income				$11,365,000	11,365,000		11,365,000
Repurchase and retirement of common stock	(140,121)	(14,000)	(5,115,000)				(5,129,000)
Exercise of stock options	62,681	6,000	1,063,000				1,069,000
Unrealized losses on available- for-sale-securities, net of reclassification adjustment and tax of $510,000				(710,000)		(710,000)	(710,000)

Comprehensive income				$10,655,000

Cash dividends declared - $.70 per share					(2,855,000)		(2,855,000)
Tax benefit of stock options			109,000				109,000
Transfer from retained earnings to surplus			4,000,000		(4,000,000)

Balance, December 31, 2003	4,083,733	408,000	781,000		84,864,000	3,238,000	89,291,000
Net Income				$12,081,000	12,081,000		12,081,000
Repurchase and retirement of common stock	(159,880)	(16,000)	(7,709,000)				(7,725,000)
Exercise of stock options	43,695	5,000	922,000				927,000
Unrealized losses on available- for-sale-securities, net of reclassification adjustment and tax of $876,000				(1,316,000)		(1,316,000)	(1,316,000)

Comprehensive income				$10,765,000

Cash dividends declared - $.78 per share					(3,159,000)		(3,159,000)
Stock-based compensation			25,000				25,000
Tax benefit of stock options			116,000				116,000
Transfer from retained earnings to surplus			7,000,000		(7,000,000)

Balance, December 31, 2004	3,967,548	397,000	1,135,000		86,786,000	1,922,000	90,240,000
Net Income				$12,277,000	12,277,000		12,277,000
Repurchase and retirement of common stock	(179,074)	(18,000)	(8,034,000)				(8,052,000)
Exercise of stock options	58,242	6,000	1,496,000				1,502,000
Unrealized losses on available- for-sale-securities, net of reclassification adjustment and tax of $1,415,000				(2,127,000)		(2,127,000)	(2,127,000)

Comprehensive income				$10,150,000

Cash dividends declared - $.87 per share					(3,362,000)		(3,362,000)
Tax benefit of stock options			220,000				220,000
Transfer from retained earnings to surplus			6,000,000		(6,000,000)

Balance, December 31, 2005	3,846,716	$385,000	$817,000		$89,701,000	$(205,000)	$90,698,000

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

Cash Flows From Operating Activities:
Net income	$12,277,000	$12,081,000	$11,365,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	470,000	356,000	457,000
Deferred income tax provision (credit)	(293,000)	270,000	151,000
Depreciation and amortization	1,252,000	1,298,000	1,286,000
Premium amortization on investment securities, net	1,347,000	2,354,000	4,477,000
Net Losses (gains) on sales of securities	755,000	481,000	(333,000)
Stock-based compensation expense	—	25,000	—
Accretion of cash surrender value on bank-owned life insurance	(289,000)	(10,000)	—
Decrease (increase) in prepaid income taxes	141,000	(25,000)	—
Increase in other assets	(717,000)	(475,000)	(909,000)
Increase (decrease) in accrued expenses and other liabilities	(32,000)	658,000	(215,000)
Increase (decrease) in income taxes payable	253,000	(267,000)	87,000

Net cash provided by operating activities	15,164,000	16,746,000	16,366,000

Cash Flows From Investing Activities:
Proceeds from sales of securities:
Held-to-maturity	1,153,000	—	—
Available-for-sale	77,941,000	208,226,000	16,452,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	65,485,000	89,831,000	117,718,000
Available-for-sale	61,537,000	45,942,000	90,687,000
Purchase of investment securities:
Held-to-maturity	(118,838,000)	(60,029,000)	(86,202,000)
Available-for-sale	(79,207,000)	(301,682,000)	(209,938,000)
Net increase in loans to customers	(38,051,000)	(20,466,000)	(60,953,000)
Purchases of bank premises and equipment	(2,304,000)	(1,034,000)	(1,683,000)
Purchase of bank-owned life insurance	—	(7,500,000)	—

Net cash used in investing activities	(32,284,000)	(46,712,000)	(133,919,000)

Cash Flows From Financing Activities:
Net increase (decrease) in total deposits	16,761,000	(5,905,000)	77,430,000
Net increase in securities sold under repurchase agreements	10,541,000	8,470,000	41,184,000
Proceeds from exercise of stock options	1,502,000	927,000	1,069,000
Repurchase and retirement of common stock	(8,052,000)	(7,725,000)	(5,129,000)
Cash dividends paid	(3,315,000)	(2,945,000)	(2,800,000)

Net cash provided by (used in) financing activities	17,437,000	(7,178,000)	111,754,000

Net increase (decrease) in cash and cash equivalents *	317,000	(37,144,000)	(5,799,000)
Cash and cash equivalents, beginning of year	24,286,000	61,430,000	67,229,000

Cash and cash equivalents, end of year	$24,603,000	$24,286,000	$61,430,000

* Cash and cash equivalents is defined as cash and due from banks and federal funds sold.

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,731,000	$1,684,000	$1,470,000

The Corporation made interest payments of $7,126,000, $3,622,000, and $3,873,000 and income tax payments of $2,965,000, $3,886,000, and $3,552,000 in 2005, 2004 and 2003, respectively.

See notes to consolidated financial statements
46

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

        The accounting and reporting policies of the Corporation reflect banking industry practice and conform to generally accepted accounting principles. The following is a summary of the Corporation’s significant accounting policies.

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

       Interest on investment securities includes amortization or accretion of purchase premium or discount. Premiums and discounts on securities are amortized or accreted on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Realized gains and losses on the sale of securities are determined using the specific identification method.

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

        The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses. At December 31, 2005, the Bank had nonaccrual loans of $151,000 and had no loans past due 90 days or more as to principal and interest payments and still accruing. At December 31, 2004, the Bank had no nonaccrual loans and had loans past due 90 days or more as to principal and interest payments and still accruing of $18,000.

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

        In estimating losses the Bank reviews individual credits in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. A loan is considered to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled principal and interest when due according to the contractual terms of the loan agreement. Estimated losses for loans that are not specifically reviewed are determined on a pooled basis using the Bank’s historical loss experience adjusted to reflect current conditions. In adjusting historical loss experience, management considers a variety of factors including levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. The allowance for loan losses is comprised of impairment losses on the loans specifically reviewed plus estimated losses on the pools of loans that are not specifically reviewed.

Bank Premises and Equipment

        Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives, which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings or their estimated useful lives, whichever is shorter. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and twenty years. Furniture, fixtures, and equipment are depreciated over their estimated useful lives, which range between three and ten years. The straight-line method of depreciation is used for furniture, fixtures, and equipment acquired after 1997 and the 150% declining balance method is used for furniture, fixtures and equipment previously acquired.

Bank-owned Life Insurance

        The Bank is the owner and beneficiary of life insurance policies on certain executives having an aggregate cash surrender value of $7,799,000 and $7,510,000 at December 31, 2005 and 2004, respectively. Bank-owned life insurance, which is included in other assets in the consolidated balance sheet, is recorded at the lower of its cash surrender value or the amount that can be realized.

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

 Stockholders’ Equity

        Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. There were 87,636 and 32,815 antidilutive stock options at December 31, 2005 and 2004, respectively, and no antidilutive stock options at December 31, 2003. Other than the stock options described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

        Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. As of December 31, 2005, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 11,150 shares of stock. An additional share repurchase plan for 150,000 shares was approved by the Corporation’s Board of Directors on January 17, 2006. Share repurchases are financed through available corporate cash.

        Shares Tendered Upon The Exercise of Stock Options.  The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 12,801 shares in 2005 with a value of $577,000, 8,560 shares in 2004 with a value of $415,000, and 15,443 shares in 2003 with a value of $626,000.

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

        Reclassification adjustments on an after-tax basis made for the purpose of determining other comprehensive income are as follows:

	2005	2004	2003

	(in thousands)

Net unrealized holding losses arising during period	$(2,580)	$(1,605)	$(510)
Less: reclassification adjustment for losses (gains) included in net income	453	289	(200)

Net unrealized losses on available-for-sale securities	$(2,127)	$(1,316)	$(710)

Stock-based Compensation

        At December 31, 2005, the Corporation had a stock option and appreciation rights plan, as more fully described in Note J. The Corporation accounts for the Plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. With the exception of $25,000 of stock-based compensation cost recorded in 2004 upon the modification of certain outstanding stock options, no stock-based employee compensation cost is reflected in net income since all stock options have been granted with an exercise price equal to the market value of the underlying common stock on the date of grant. If there were any stock appreciation rights outstanding, compensation costs would be recorded annually based on the quoted market price of the Corporation’s stock at the end of the period.

        The following table illustrates the effect on net income and earnings per share of applying the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” to stock-based employee compensation.

	2005	2004	2003

	(in thousands)

Net income, as reported	$12,277	$12,081	$11,365
Deduct: Total cost of stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(924)	(531)	(341)

Pro forma net income	$11,353	$11,550	$11,024

Earnings per share:
Basic - as reported	$3.14	$2.96	$2.78
Basic - pro forma	$2.90	$2.83	$2.70
Diluted - as reported	$3.10	$2.90	$2.72
Diluted - pro forma	$2.86	$2.77	$2.65

Fair Values of Financial Instruments

        The following methods and assumptions are used by the Corporation in estimating fair values of financial instruments as disclosed herein.

        Cash and due from banks. The recorded book value of cash and due from banks is their fair value.

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

        Off-balance-sheet assets and liabilities. The fair value of off-balance-sheet commitments to extend credit is estimated using fees currently charged to enter into similar agreements.

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

Adoption of New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123 “Share Based Payments” (“SFAS No. 123R”). SFAS No. 123R applies to awards granted or modified on or after the beginning of the first interim or annual period that begins after June 15, 2005. However, in April 2005 the Securities and Exchange Commission announced the adoption of a new rule that allows calendar year companies to implement SFAS No. 123R at the beginning of the first fiscal year rather than the first interim period beginning after June 15, 2005. Therefore the revised compliance date for calendar year companies like the Corporation is January 1, 2006 (the “Compliance Date”). The Corporation adopted SFAS No. 123R on the Compliance Date.

        SFAS No. 123R requires all public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Compensation cost also needs to be recognized for prior awards that vest after the Compliance Date. The effect on results of operations for awards granted after the Compliance Date will depend on the number of awards granted, the calculated fair value of such awards, and the applicable vesting periods, and accordingly cannot currently be predicted with any degree of certainty. Existing options that will vest after the Compliance Date are expected to result in additional compensation expense of approximately $40,000 in 2006 and $2,000 in 2007.

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

        In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections” as a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This Statement carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in APB Opinion No. 20 requiring justification of a change in accounting principle on the basis of preferability. This Statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation is not currently aware of any accounting changes or errors to which the provisions of this Statement will apply.

NOTE B – INVESTMENT SECURITIES The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2005 and 2004.

	2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)

Held-to-Maturity Securities:
U.S. Treasury	$7,960	$—	$(95)	$7,865
State and municipals	64,912	1,791	(401)	66,302
Pass-through mortgage securities	37,570	211	(1,133)	36,648
Collateralized mortgage obligations	148,818	109	(2,461)	146,466

	$259,260	$2,111	$(4,090)	$257,281

Available-for-Sale Securities:
U.S. Treasury	$98,542	$—	$(868)	$97,674
U.S. government agencies	34,756	—	(115)	34,641
Corporates	3,000	4	—	3,004
State and municipals	69,740	2,707	(14)	72,433
Pass-through mortgage securities	52,034	5	(2,060)	49,979
Equity (1)	1,406	—	—	1,406

	$259,478	$2,716	$(3,057)	$259,137

	2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)

Held-to-Maturity Securities:
U.S. Treasury	$5,973	$—	$(14)	$5,959
U.S. government agencies	2,000	11	—	2,011
Corporates	995	132	—	1,127
State and municipals	64,565	3,069	(229)	67,405
Pass-through mortgage securities	46,121	604	(470)	46,255
Collateralized mortgage obligations	87,681	135	(1,059)	86,757

	$207,335	$3,951	$(1,772)	$209,514

Available-for-Sale Securities:
U.S. Treasury	$150,136	$1	$(282)	$149,855
U.S. government agencies	20,000	—	(66)	19,934
Corporates	4,995	138	—	5,133
State and municipals	88,363	4,537	(30)	92,870
Pass-through mortgage securities	54,715	23	(1,120)	53,618
Equity (1)	3,368	—	—	3,368

	$321,577	$4,699	$(1,498)	$324,778

(1)	Includes stock in the Federal Home Loan Bank of New York of $939,000 and $2,901,000 at December 31, 2005 and 2004, respectively, and equity investments in New York Bankers Association and Federal Reserve Bank stock of $352,000 and $115,000, respectively, at each year end date. All equity securities are carried at cost.

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

        At December 31, 2005 and 2004, investment securities with a carrying value of $151,492,000 and $139,475,000, respectively, were pledged as collateral to secure public deposits and borrowings under repurchase agreements.

        Securities With Unrealized Losses. The following table sets forth securities with unrealized losses at December 31, 2005 and 2004 presented by length of time the securities have been in a continuous unrealized loss position.

	2005

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)

U.S. Treasury	$35,702	$(184)	$69,837	$(779)	$105,539	$(963)
U.S. government agencies	34,641	(115)	—	—	34,641	(115)
State and municipals	12,000	(180)	6,538	(235)	18,538	(415)
Pass-through mortgage securities	19,085	(334)	56,484	(2,859)	75,569	(3,193)
Collateralized mortgage obligations	82,730	(751)	46,977	(1,710)	129,707	(2,461)

Total temporarily impaired	$184,158	$(1,564)	$179,836	$(5,583)	$363,994	$(7,147)

	2004

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)

U.S. Treasury	$150,848	$(296)	$—	$—	$150,848	$(296)
U.S. government agencies	19,934	(66)	—	—	19,934	(66)
State and municipals	19,301	(126)	3,736	(133)	23,037	(259)
Pass-through mortgage securities	10,403	(128)	65,810	(1,462)	76,213	(1,590)
Collateralized mortgage obligations	48,126	(668)	22,508	(391)	70,634	(1,059)

Total temporarily impaired	$248,612	$(1,284)	$92,054	$(1,986)	$340,666	$(3,270)

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

        Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

	2005	2004	2003

	(in thousands)

Proceeds	$77,941	$208,226	$16,452

Gross gains	—	460	464
Gross losses	(912)	(941)	(131)

Net gains (losses)	$(912)	$(481)	$333

        The tax benefit (provision) related to these net realized losses and gains, respectively, was $364,000, $192,000 and $(133,000) in 2005, 2004 and 2003, respectively.

         Sale of Held-To-Maturity Security.   In the second quarter of 2005, the Bank sold a held-to-maturity corporate bond based on a downgrade of the security’s credit rating from AA2 to A2 over a two month time period. The bond had a stated maturity of October 9, 2026 and could be put back to the issuer at par on October 9, 2006. In light of the long-term nature of this bond, management deemed the downgrade to be a significant deterioration in the issuer’s creditworthiness. The bond had a carrying value of $996,000 at the time of sale and the Corporation realized a gain upon sale of $157,000.

Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2005.

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)

Held-to-Maturity Securities (Amortized Cost)
U.S. Treasury	$1,992	3.51%	$5,968	3.49%	$—	—%	$—	—%
State and municipals (2)	4,583	6.62	16,854	7.14	22,274	6.96	21,201	6.26
Pass-through mortgage securities	—	—	1,354	6.06	29,765	3.94	6,451	5.24
Collateralized mortgage obligations	—	—	296	6.28	748	4.24	147,774	4.19

	$6,575	5.68%	$24,472	5.34%	$52,787	5.22%	$175,426	4.48%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)

Held-to-Maturity Securities (Fair Value)
U.S. Treasury	$1,985	3.51%	$5,880	3.49%	$—	—%	$—	—%
State and municipals (2)	4,608	6.62	17,439	7.14	23,134	6.96	21,121	6.26
Pass-through mortgage securities	—	—	1,384	6.06	28,717	3.94	6,547	5.24
Collateralized mortgage obligations	—	—	297	6.28	746	4.24	145,423	4.19

	$6,593	5.68%	$25,000	5.34%	$52,597	5.22%	$173,091	4.48%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)

Available-for-Sale Securities (Fair Value)
U.S. Treasury	$52,785	2.94%	$44,889	3.50%	$—	—%	$—	—%
U.S. government agencies	—	—	20,586	4.64	14,055	5.34	—	—
Corporates	3,004	5.47	—	—	—	—	—	—
State and municipals (2)	2,521	6.61	29,808	6.85	29,333	7.09	10,771	7.05
Pass-through mortgage securities	—	—	2,784	3.40	33,592	3.57	13,603	3.55

Total debt securities	58,310	3.23	98,067	4.75	76,980	5.23	24,374	5.10
Equity	—	—	—	—	—	—	1,406	3.50

	$58,310	3.23%	$98,067	4.75%	$76,980	5.23%	$25,780	5.01%

(1)	Maturities shown are stated maturities, except in the case of municipal securities which are shown at the earlier of their stated maturity or pre-refunded dates. Securities backed by mortgages, which include the pass-through mortgage securities and collateralized mortgage obligations shown above, are expected to have substantial periodic repayments resulting in weighted average lives considerably shorter than would be surmised from the above table.

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.
54

NOTE C – LOANS The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2005	2004	2003

	(dollars in thousands)

Balance, beginning of year	$2,808	$2,452	$2,085

Loans charged off:

Commercial and industrial	—	12	41

Secured by real estate	—	—	—

Consumer and other	25	33	69

	25	45	110

Recoveries of loans charged off:

Commercial and industrial	—	7	—

Secured by real estate	—	—	12

Consumer and other	29	38	8

	29	45	20

Net (chargeoffs) recoveries	4	—	(90)
Provision for loan losses	470	356	457

Balance, end of year	$3,282	$2,808	$2,452

Ratio of net chargeoffs to average loans outstanding	.00%	.00%	.03%

        The Corporation’s loan portfolio at December 31, 2005 and 2004 included $2,002,000 and $1,507,000, respectively, of loans specifically identified as impaired under SFAS No. 114. Of the Corporation’s total impaired loans at December 31, 2005, $1,702,000 had a related allowance for loan losses of $317,000 and the balance had no related allowance for loan losses. The average recorded investment during 2005 in loans considered to be impaired as of December 31, 2005 was $2,339,000. Interest income recognized during 2005 on loans considered to be impaired as of December 31, 2005 and during the period in 2005 that such loans were impaired amounted to $81,000. Of the Corporation’s total impaired loans at December 31, 2004, $1,322,000 had a related allowance for loan losses of $225,000 and the balance had no related allowance for loan losses. The average recorded investment during 2004 in loans considered to be impaired as of December 31, 2004 was $1,671,000. Interest income recognized during 2004 on loans considered to be impaired as of December 31, 2004 and during the period in 2004 that such loans were impaired amounted to $59,000. The average recorded investment during 2003 in loans considered to be impaired as of December 31, 2003 was $1,288,000. Interest income recognized during 2003 on loans considered to be impaired as of December 31, 2003 and during the period in 2003 that such loans were impaired amounted to $45,000. All interest income recorded by the Corporation during 2005, 2004, and 2003 on loans considered to be impaired was generally recognized using the accrual method of accounting.

        Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2005 and 2004. Such loans are permitted under Regulation O of the Board of Governors of The Federal Reserve System. The aggregate amount of these loans was $1,455,000 and $1,896,000 at December 31, 2005 and 2004, respectively. During 2005, $11,000 of new loans to such persons were made and repayments totaled $452,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2005 or 2004.

NOTE D – PREMISES AND EQUIPMENT Bank premises and equipment consist of the following:

	December 31,

	2005	2004

	(in thousands)

Land	$1,274	$1,274
Buildings	5,284	5,124
Leasehold improvements	3,269	2,421
Furniture and equipment	10,851	9,849

	20,678	18,668
Accumulated depreciation and amortization	(13,095)	(12,137)

	$7,583	$6,531

        A building occupied by one of the Bank’s branch offices is leased from a director of the Corporation and the Bank. Although the lease expires on October 31, 2007, the Bank may, on ninety (90) days written notice, elect to extend the lease for an additional five (5) year period. The lease provides for annual base rent of $31,089 for the year ending October 31, 2006. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.

NOTE E – DEPOSITS

        The following table sets forth the remaining maturities of the Bank’s time deposits.

	Amount

Year	Less than $100,000	$100,000 or More	Total

	(in thousands)

2006	$20,818	$61,589	$82,407
2007	1,795	315	2,110
2008	468	—	468
2009	510	—	510
2010	277	213	490
Thereafter	8	—	8

	$23,876	$62,117	$85,993

        The aggregate amount of overdrafts that have been reclassified as loans was $816,000 and $474,000 at December 31, 2005 and 2004, respectively.

NOTE F – SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

        Securities sold under repurchase agreements are short-term collateralized financing arrangements that mature within one month. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements.

	December 31,

	2005	2004

	(dollars in thousands)

Average daily balance during the year	$65,714	$38,682
Average interest rate during the year	3.01%	1.10%
Maximum month-end balance during the year	$82,600	$57,741
Weighted average interest rate at year-end	3.98%	1.97%
56

NOTE G – INCOME TAXES

        The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 2005, 2004, and 2003 had effective tax rates of 20.0%, 24.2%, and 25.0%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,

	2005	2004	2003

Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit	1.4	3.7	4.3
Tax-exempt income, net of disallowed cost of funding	(14.4)	(13.7)	(13.7)
Other	(1.0)	.2	.4

	20.0%	24.2%	25.0%

Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,

	2005	2004	2003

	(in thousands)

Current:
Federal	$2,725	$2,747	$2,757
State and local	633	846	883

	3,358	3,593	3,640

Deferred:
Federal	(20)	227	56

State and local	(273)	43	95

	(293)	270	151

	$3,065	$3,863	$3,791

Net Deferred Tax Asset (Liability). The following table sets forth the components of the Bank’s net deferred tax asset (liability).

	December 31,

	2005	2004

	(in thousands)

Deferred tax assets:
Allowance for loan losses	$796	$517
Supplemental executive retirement expense	121	119
Directors’ retirement expense	80	75
Other retirement expense	—	82
Depreciation	6	—
Accrued professional fees	12	12
Unrealized losses on available-for-sale securities	136	—
Other	—	12

	1,151	817
Valuation allowance	—	—

	1,151	817

Deferred tax liabilities:
Pension expense	870	624
Depreciation	—	158
Accumulated earnings of Bank subsidiaries	—	186
Unrealized gains on available-for-sale securities	—	1,279
Other	2	—

	872	2,247

Net deferred tax asset (liability)	$279	$(1,430)

NOTE H – REGULATORY MATTERS

        Capital. The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators. As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

        The following table sets forth the Corporation’s capital ratios at December 31, 2005 and 2004 and the minimum ratios necessary for a bank to be classified as well capitalized and adequately capitalized. The capital ratios of the Corporation’s subsidiary bank at December 31, 2005 and 2004 are not significantly different than those shown in the table below and substantially exceed the requirements for a well-capitalized bank.

	Corporation’s Capital Ratios at December 31:
			Well Capitalized	Adequately Capitalized
	2005	2004

Total Risk-Based Capital Ratio	25.16%	26.40%	10.00%	8.00%
Tier 1 Risk-Based Capital Ratio	24.28	25.58	6.00	4.00
Tier 1 Leverage Capital Ratio	9.26	9.38	5.00	4.00

        For purposes of computing the capital ratios in the preceding table, the Corporation had total capital, as defined, of $93,965,000 and $90,906,000 at December 31, 2005 and 2004, respectively, and Tier 1 capital, as defined, of $90,683,000 and $88,098,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2005 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $37,346,000, $22,408,000 and $48,970,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2005 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $29,877,000, $14,938,000 and $39,176,000, respectively. The minimum capital needed to be classified as well capitalized at December 31, 2004 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $34,449,000, $20,670,000 and $46,945,000, respectively. The minimum capital needed to be classified as adequately capitalized at December 31, 2004 for total risk-based, Tier 1 risk-based, and Tier 1 leverage capital purposes is $27,559,000, $13,780,000 and $37,556,000, respectively.

        Other Matters.   The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank’s net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2005, the Bank had retained net income for the current and two preceding calendar years of $8,928,000.

        Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank’s average reserve requirement for 2005 was approximately $9,416,000.

        Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2005, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $13,337,000.

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

NOTE J – STOCK-BASED COMPENSATION

        The Corporation has a stock option and appreciation rights plan that was approved by its Board of Directors on January 16, 1996 and subsequently approved by its stockholders (the “1996 Plan”). Under the 1996 Plan, as amended, options to purchase up to 540,000 shares of common stock were made available for grant to key employees and to non-employee directors of the Corporation and its subsidiaries through January 15, 2006, at which time the 1996 Plan expired. Subject to approval by the Corporation’s stockholders, the Corporation currently intends to adopt a new stock compensation plan to serve as a successor to the 1996 Plan. The new plan will allow for awards to key employees and non-employee directors, and such awards may include nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units.

        The number of stock options and stock appreciation rights that could have been granted under the 1996 Plan to any one person in any one fiscal year was limited to 25,000. Each option granted under the 1996 Plan was granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant. Options granted under the 1996 Plan on or before December 31, 2000 became exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. Options granted under the 1996 Plan in January 2005 became exercisable in whole or in part commencing ninety days from the date of grant and ending ten years after the date of grant. By the terms of their grant, all other options under the 1996 Plan were granted with a three year vesting period and a ten year expiration date. However, vesting was subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances.

        As of December 31, 2005, there were 196,481 options available for grant under the 1996 Plan, 228,650 options outstanding, and 207,724 options currently exercisable. None of the options available for grant as of December 31, 2005 were granted prior to the expiration of the 1996 Plan on January 15, 2006.

        The Corporation has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Since each option was granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant, no compensation cost has been recognized except for $25,000 recorded upon the modification of certain stock options in 2004.

        Stock Option Activity. The following table sets forth stock option activity and the weighted average fair value of options granted.

	Year Ended December 31,

	2005		2004		2003

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	232,071	$29.99	253,646	$25.73	261,920	$21.95
Granted	57,728	45.53	33,346	47.89	62,010	33.11
Exercised	(58,242)	25.78	(43,695)	21.20	(62,681)	17.06
Forfeited	(2,907)	45.90	(11,226)	21.07	(7,603)	27.30

Outstanding, end of year	228,650	$34.78	232,071	$29.99	253,646	$25.73

Exercisable, end of year	207,724	$34.42	163,666	$27.67	65,010	$19.68

Weighted average fair value of options granted	$13.03		$12.01		$6.47

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rates of 4.15%, 3.80%, and 3.64% for options granted in 2005, 2004, and 2003, respectively; volatility of 24.17%, 19.94%, and 17.00% for options granted in 2005, 2004, and 2003, respectively; and expected dividend yield of 2.0% and expected life of 7 years for the options granted in each of the three years in the period ended December 31, 2005.

        Stock Options Outstanding.   The following table sets forth information about outstanding and exercisable stock options at December 31, 2005.

	Outstanding Stock Options			Exercisable Stock Options

	Number	Weighted Average		Number	Weighted Average Exercise Price
Range of Exercise Prices
		Remaining Contractual Life (yrs.)	Exercise Price

$16.22 to $19.98	13,467	3.21	$18.93	13,467	$18.93
$24.68 to $28.00	77,399	5.07	25.58	77,399	25.58
$28.90 to $33.11	50,148	7.01	32.94	36,722	32.88
$45.53 to $47.89	87,636	8.68	46.40	80,136	46.26

	228,650	6.77	$34.78	207,724	$34.42

NOTE K – RETIREMENT PLANS

        The Bank has a combined profit sharing/401(k) plan (the “Profit Sharing Plan”). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make “Additional” contributions to each participant’s account based on the amount of the participant’s tax deferred contributions and make profit sharing contributions to each participant’s account equal to a percentage of the participant’s compensation, as defined. In determining an appropriate profit sharing contribution percentage for any given year, the Compensation Committee of the Board of Directors considers the Bank’s actual performance against targeted earnings goals. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions made by the Bank. Additional contributions were $166,000, $165,000, and $149,000 for 2005, 2004, and 2003, respectively, and profit sharing contributions were $664,000, $814,000, and $492,000, respectively.

        The Bank’s Supplemental Executive Retirement Program (“SERP”) provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. SERP expense was $196,000, $240,000, and $205,000 in 2005, 2004, and 2003, respectively.

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

	Percentage of Fair Value of Total Plan Assets at:

	9/30/05	9/30/04

Equity Securities	58.8%	64.7%
Debt Securities	41.2	34.9
Real Estate	—	—
All Other Assets	—	0.4

	100.0%	100.0%

        The Retirement System uses two investment management firms, with one firm investing approximately 68% and the other firm investing approximately 32% of the total portfolio. Each firm operates under a separate written investment policy approved by the Trustees. The mix of equity and debt securities is determined from time to time by the Trustees based on a review of the Retirement System’s requirements.

        The current target allocation percentage for equity securities is 60% but may vary from 50% to 70% based on the investment managers’ discretion. The equity portfolio includes, among other things, international securities and equities in a separately managed large cap core equity fund that is permitted to invest in a diversified range of securities in the US equity markets.

        The current target allocation percentage for debt securities is 40% but may vary from 30% to 50% at the investment manager’s discretion. Fixed income investments include various debt securities included in a fixed income portfolio and a core bond fixed income fund. The fixed income portfolio operates with guidelines relating to types of debt securities, quality ratings, maturities, and single company and sector allocation limits. The portfolio investments in the core bond fixed income fund are limited to US Dollar denominated, fixed income securities and selective derivatives designed to have similar attributes of such fixed income securities.

        Net Pension Cost .  The following table sets forth the components of net periodic pension cost.

	2005	2004	2003

	(in thousands)
Service cost, net of plan participant contributions	$761	$672	$504
Interest cost	690	627	570
Expected return on plan assets	(839)	(703)	(543)
Net amortization and deferral	78	72	23

Net pension cost	$690	$668	$554

        Significant Actuarial Assumptions .  The following tables set forth the significant actuarial assumptions used to determine the benefit obligation as of September 30, 2005, 2004, and 2003 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at September 30	2005	2004	2003

Discount rate	5.50%	5.75%	6.00%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

Weighted average assumptions used to determine pension cost for the year ended September 30	2005	2004	2003

Discount rate	5.75%	6.00%	6.75%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.50%

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

	Year Ended September 30,

	2005	2004	2003

	(in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$12,197	$10,617	$8,608
Service cost	933	828	659
Plan participants’ contributions	(172)	(156)	(155)
Expenses	(92)	(81)	(59)
Interest cost	690	627	570
Benefits paid	(411)	(396)	(374)
Assumption changes and other	649	758	1,368

Projected benefit obligation at end of year	13,794	12,197	10,617

Change in plan assets
Fair value of plan assets at beginning of year	12,108	10,133	7,329
Actual return on plan assets	1,441	1,113	1,309
Employer contributions	1,284	1,183	1,773
Plan participants’ contributions	171	156	155
Benefits paid	(411)	(396)	(374)
Expenses	(92)	(81)	(59)

Fair value of plan assets at end of year	14,501	12,108	10,133

Funded status	707	(89)	(484)
Unrecognized net actuarial loss	1,807	1,989	1,857
Unrecognized prior service cost	196	216	235
Unrecognized transition asset	—	—	(6)

Prepaid benefit cost	$2,710	$2,116	$1,602

Accumulated Benefit Obligation	$11,165	$9,750	$8,406

        Prepaid benefit cost as of December 31, 2005 differs from the amount presented in the above table largely due to an accrual of three additional months of pension expense. The Bank currently expects to contribute approximately $1,087,000 to the Pension Plan on or before September 30, 2006, representing the maximum tax deductible contribution for the Plan year then ended.

        Estimated Future Benefit Payments.  The following benefit payments, which reflect expected future service, as appropriate, are expected to be made.

Year	Amount

(in thousands)
2006	$560
2007	608
2008	650
2009	676
2010	670
2011-2015	4,535
62

NOTE L – OTHER OPERATING EXPENSES

        Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in 2005, 2004, and 2003 are as follows:

	2005	2004	2003

	(in thousands)
Computer services	$840	$773	$712
Property and liability insurance	738	753	726
Marketing	492	483	619

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

	2005		2004

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

	(in thousands)
Commitments to extend credit	$4,735	$70,128	$4,953	$59,141
Standby letters of credit	2,568	—	3,433	—

        There were no commercial letters of credit outstanding at December 31, 2005 or 2004.

        Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire five years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The fixed rate loan commitments shown in the table are to make loans with interest rates ranging from 5.50% to 6.50% and maturities ranging from 9 years to 20 years. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate and security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

        Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank’s standby letters of credit extend through December 2006. However, most are effectively automatically renewable. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2005 varied from 0% to 100%, and averaged 74%. Standby letters of credit are considered financial guarantees and are recorded at fair value.

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

Lease Commitments. At December 31, 2005, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount

(in thousands)
2006	$851
2007	833
2008	731
2009	657
2010	612
Thereafter	2,602

$6,286

        The Bank has various renewal options on the above leases. Rent expense was $765,000, $714,000, and $620,000 in 2005, 2004, and 2003, respectively.

        Employment Contracts. All of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts range from eighteen months to three years and, unless the Corporation gives written notice of non-extension within the time frames set forth in the contracts, are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between eighteen months and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,578,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2005 and 2004.

	2005		2004

	Carrying/ Contract Amount	Fair Value	Carrying/ Contract Amount	Fair Value

	(in thousands)
Financial Assets:
Cash and due from banks	$24,603	$24,603	$24,286	$24,286
Held-to-maturity securities	259,260	257,281	207,335	209,514
Available-for-sale securities	259,137	259,137	324,778	324,778
Loans	377,210	373,064	339,629	340,504
Accrued interest receivable	4,828	4,828	4,640	4,640

Financial Liabilities:
Checking deposits	307,842	307,842	298,049	298,049
Savings and money market deposits	394,176	394,176	427,941	427,941
Time deposits	85,993	85,787	45,260	45,217
Securities sold under repurchase agreements	60,195	60,195	49,654	49,654
Accrued interest payable	408	408	108	108

Off-Balance-Sheet Liabilities:
Commitments to extend credit	74,863	—	64,094	—
64

NOTE O – PARENT COMPANY FINANCIAL INFORMATION Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS	December 31,

	2005	2004

	(in thousands)
Assets:
Cash and due from banks	$3,221	$2,419
Investment in subsidiary bank, at equity	88,913	89,351
Other assets	295	154

	$92,429	$91,924

Liabilities:
Cash dividends payable	$1,731	$1,684

Stockholders’ equity:
Common stock	385	397
Surplus	817	1,135
Retained earnings	89,701	86,786

	90,903	88,318
Accumulated other comprehensive income (loss), net of tax	(205)	1,922

	90,698	90,240

	$92,429	$91,924

CONDENSED STATEMENTS OF INCOME
	Year ended December 31,

	2005	2004	2003

	(in thousands)
Income:
Dividends from subsidiary bank	$10,700	$9,600	$6,700
Interest on deposits with subsidiary bank	12	13	17
Other	2	—	—

	10,714	9,613	6,717

Expenses:
Stock-based compensation expense	—	25	—
Other operating expenses	200	83	76

	200	108	76

Income before income taxes	10,514	9,505	6,641
Income tax benefit	(74)	(38)	(23)

Income before undistributed earnings of subsidiary bank	10,588	9,543	6,664
Equity in undistributed earnings	1,689	2,538	4,701

Net income	$12,277	$12,081	$11,365

CONDENSED STATEMENTS OF CASH FLOWS
	Year ended December 31,

	2005	2004	2003

	(in thousands)
Cash Flows From Operating Activities:
Net income	$12,277	$12,081	$11,365
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(1,689)	(2,538)	(4,701)

Stock-based compensation expense	—	25	—
Decrease in other assets	79	95	42

Net cash provided by operating activities	10,667	9,663	6,706

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(8,052)	(7,725)	(5,129)
Proceeds from exercise of stock options	1,502	927	1,069
Cash dividends paid	(3,315)	(2,945)	(2,800)

Net cash used in financing activities	(9,865)	(9,743)	(6,860)

Net increase (decrease) in cash and cash equivalents*	802	(80)	(154)
Cash and cash equivalents, beginning of year	2,419	2,499	2,653

Cash and cash equivalents, end of year	$3,221	$2,419	$2,499

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,731	$1,684	$1,470

*	Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(in thousands, except per share data)
2005
Interest income	$9,701	$10,596	$11,157	$11,235	$42,689
Interest expense	1,235	1,869	2,171	2,151	7,426
Net interest income	8,466	8,727	8,986	9,084	35,263
Provision for loan losses (credit)	150	176	(12)	156	470
Noninterest income	1,689	1,803	1,558	768	5,818
Noninterest expense	6,225	6,657	6,263	6,124	25,269
Income before income taxes	3,780	3,697	4,293	3,572	15,342
Income taxes	738	730	962	635	3,065
Net income	3,042	2,967	3,331	2,937	12,277
Earnings per share:
Basic	.77	.75	.86	.76	3.14
Diluted	.76	.74	.85	.75	3.10
Comprehensive income	931	4,352	2,067	2,800	10,150

2004
Interest income	$9,488	$9,647	$9,560	$9,712	$38,407
Interest expense	923	880	922	940	3,665
Net interest income	8,565	8,767	8,638	8,772	34,742
Provision for loan losses	100	100	100	56	356
Noninterest income	1,559	1,571	1,537	988	5,655
Noninterest expense	6,031	6,109	5,929	6,028	24,097
Income before income taxes	3,993	4,129	4,146	3,676	15,944
Income taxes	1,019	1,067	1,055	722	3,863
Net income	2,974	3,062	3,091	2,954	12,081
Earnings per share:
Basic	.73	.74	.75	.74	2.96
Diluted	.71	.73	.74	.72	2.90
Comprehensive income (loss)	4,085	(2,088)	6,599	2,169	10,765
66

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

Official Staff

Administration

Michael N. Vittorio
President & Chief Executive Officer

Arthur J. Lupinacci, Jr.
Executive Vice President

Lorraine Fogarty
Executive Assistant

Constance Miller
Executive Assistant

Donna A. Puglisi
Executive Assistant

Auditing

Kitty W. Craig
Vice President

Margaret M. DeBonis
Assistant Vice President

Neil Dastas
Assistant Manager

Branch Administration

James Clavell
Senior Vice President

Monica T. Baker
Assistant Vice President

Leonora A. Mintz
Assistant Vice President

Patricia A. Ovalle Wood
Assistant Vice President

Anna P. Beis
Assistant Manager

Patrice Goncalves
Assistant Manager

Augustus W. Imor
Assistant Manager

Paula C. Lavrado
Assistant Manager

Sabrina Mallay
Assistant Manager

James V. McGlynn
Assistant Manager

Patricia L. Scrudato
Assistant Manager

Commercial Lending

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

Albert Arena
Vice President

Sean L. O’Connor
Vice President

John J. Reilly
Vice President

William W. Riley
Vice President

Gretchen B. Nesky
Assistant Vice President

Ivan G. Nunez
Assistant Vice President

Maureen Cannarsa
Assistant Manager

Commercial Banking

Joseph G. Perri
Executive Vice President

James P. Johnis
Senior Vice President

John L. Attanasio
Vice President

Deborah A. Cassidy
Vice President

Margaret M. Curran
Vice President

Stephen Durso
Vice President

Albert T. Ghelarducci
Vice President

Edward V. Mirabella
Vice President

James A. Oliveri
Vice President

Jane F. Reed
Vice President

Richard B. Smith
Vice President

John P. Solensky
Vice President

Diane M. Mucci
Assistant Manager

Patricia Miller
Administrative Assistant

Compliance and Procedures

Sara R. Melamed
Assistant Vice President

Joseph Ambrosio
Administrative Assistant

Evan Lieberman
Administrative Assistant

Data Center

Lori Ruggiero
Administrative Assistant

Deposit Operations

Carmela Lalonde
Assistant Manager

Donna M. Long
Assistant Manager

Linda G. Bannen
Administrative Assistant

Finance

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Senior Vice President

Howard F. Hoeberlein
Vice President

Matthew J. Mankowski
Assistant Vice President

Cheryl A. Romanski
Assistant Cashier

Catherine E. Irvin
Assistant Manager

Diane M. Pascucci
Assistant Manager

Eva Figlarova
Administrative Assistant

General Services

Daniel Sapanara
General Services Officer

Carol Daley
Administrative Assistant

Human Resources

Debbie L. Ryan
Vice President

Takako Endo
Assistant Vice President

Susan J. Hempton
Assistant Vice President

Rita E. Quinn
Assistant Manager

Information Technology Services

Conrad Lissade
Information Technology Services Manager

John R. Marshall
Administrative Assistant

Loan Center

Robert B. Jacobs
Vice President

John F. Darcy
Senior Mortgage Consultant

Demetrios C. Jangarathis
Mortgage Originator

Marco A. Leon
Mortgage Originator

Veronica T. Gajkowski
Assistant Manager

Eveline Q. Ratte
Assistant Manager

Anna S. Fleming
Administrative Assistant

Andrea R. Hill
Administrative Assistant

Barbara A. Johnson
Administrative Assistant

Marketing

Laura C. Ierulli
Vice President

Maureen Barcelo
Assistant Manager

Rose Cartwright
Administrative Assistant

Operations Administration

Richard Kick
Executive Vice President

Betsy Gustafson
Senior Vice President

Kristen M. Mucci
Administrative Assistant

Counsel
Schupbach, Williams & Pavone LLP

Independent Auditors
Crowe Chizek and Company LLC

Annual Report on Form 10-K
A copy of the Corporation’s annual report on Form 10-K for 2005, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

Executive Office
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

Annual Meeting Notice
The Annual Meeting of Stockholders will be held at the Westbury Manor, 1100 Jericho Turnpike, Westbury, N.Y. on Tuesday, April 18, 2006 at 3:30 P.M.

Business Advisory Board

[PHOTO OMITTED]
Howard Annenberg
President & CEO
Shannen Promotions, Inc.

[PHOTO OMITTED]
Nicola Arena
Chairman
Mediterranean Shipping Co. (USA), Inc.

[PHOTO OMITTED]
Richard Arote Sr.
President
Air Distribution Enterprises, Inc.

[PHOTO OMITTED]
Beverly J. Bell, Esq.
Humes & Wagner, LLP

[PHOTO OMITTED]
Robert Bogardt, CPA
Bogardt & Company, LLP

[PHOTO OMITTED]
Thomas Burke
Chief Executive Officer
Ophthalmic Consultants of Long Island

[PHOTO OMITTED]
Emil V. Cianciulli, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Thomas  N. Dufek, CPA
President
Dufek & Associates

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Kilgannon & Giammarese, CPAs, PC

[PHOTO OMITTED]
Leonard Gleicher
Partner
Goldberg Bros. Realtors

[PHOTO OMITTED]
Stephen R. Greenwald
President
Metropolitan College of New York

[PHOTO OMITTED]
Herbert   Haber, CPA

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Kenneth R. Latham

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar Levine & Felix LLP

[PHOTO OMITTED]
Wallace Leinheardt, Esq.
Jaspan Schlesinger Hoffman LLP

[PHOTO OMITTED]
James Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal
Owen Petersen & Co., LLP

[PHOTO OMITTED]
Susan Mohr
President
J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
Richard  E. Nussbaum, CPA
Nussbaum Yates & Wolpow, P.C.

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Douglas Pierce
President
Pierce Country Day School & Camp Inc.

[PHOTO OMITTED]
Jay Pitti
President
Merrick House & Gardens

[PHOTO OMITTED]
Stephen Ruchman
Ruchman Associates

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses & Schreiber

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Shaw Shahery
President
Convermat Corporation

[PHOTO OMITTED]
J. Stanley Shaw
Senior Member
Shaw, Licitra, Gulotta, Esernio & Schwartz P.C.

[PHOTO OMITTED]
H. Craig Treiber
Chairman & CEO
The Treiber Insurance Group

[PHOTO OMITTED]
Sal Turano
President
Abstracts Incorporated

[PHOTO OMITTED]
Arthur Ventura
President
Badge Agency, Inc.

[PHOTO OMITTED]
George J. Walsh, Esq.
Thompson Hine LLP

[PHOTO OMITTED]
Robert Wilkie, Esq.
Wilkie & Wilkie

[PHOTO OMITTED]
Mark Wurzel
President
Calico Cottage, Inc.

Photos not available: Zachary Levy, Esq. and Scott Sammis, President, Sammis Smith & Brush Inc.

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

LONG ISLAND
(516) 671-4900

MANHATTAN
(212) 566-1500

www.fnbli.com

Full Service Offices

Glen Head
10 Glen Head Road
Glen Head, NY  11545
(516) 671-4900

John J. Mulder, Jr.
Vice President and Branch Manager

Elaine Ballinger
Assistant Vice President

Greenvale
7 Glen Cove Road
Greenvale, NY  11548
(516) 621-8811

Christina Cocca
Assistant Vice President and Branch Manager

Julie Kelly
Assistant Manager

Huntington
253 New York Avenue
Huntington, NY  11743
(631) 427-4143

Rick P. Perro
Vice President and Branch Manager

Jenny V. Malandruccolo
Assistant Vice President

Milka Elbayar
Administrative Assistant

Michael Gervase
Administrative Assistant

Locust Valley
108 Forest Avenue
Locust Valley, NY  11560
(516) 671-2299

Elizabeth Materia
Vice President and Branch Manager

Mary Lou Martin
Assistant Vice President

Carol M. Luzynski
Administrative Assistant

Merrick
1810 Merrick Avenue
Merrick, NY  11566
(516) 771-6000

Cathy C. O’Malley
Vice President and Branch Manager

Giuseppe Sparacino
Assistant Manager

Northport
711 Fort Salonga Road
Northport, NY  11768
(631) 261-4000

Henry C. Suhr
Vice President and Branch Manager

Inger Dzwlewicz
Assistant Manager

Pamela Cosgrove
Administrative Assistant

Old Brookville
209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

Frank M. Plesche
Vice President and Branch Manager

Vincent P. Bartilucci
Assistant Cashier

Rockville Centre
310 Merrick Road
Rockville Centre, NY  11570
(516) 763-5533

Lucy Ortiz
Vice President and Branch Manager

Theresa A. Crawford
Assistant Manager

Roslyn Heights
130 Mineola Avenue
Roslyn Heights, NY  11577
(516) 621-1900

Frieda M. O’Mara
Vice President and Branch Manager

Daphne Johnson
Assistant Manager

Lucile A. Pelliccione
Administrative Assistant

Woodbury
800 Woodbury Road, Suite M
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
(631) 753-8888

Sandy F. Buttacy
Vice President and Branch Manager

2091 New Highway
Farmingdale, NY  11735
(631) 454-2022

Monica T. Baker
Assistant Vice President

Garden City
1050 Franklin Avenue
Garden City, NY  11530
(516) 742-6262

John T. Noonan
Vice President and Branch Manager

Linda Ciuffo
Assistant Manager

Great Neck
536 Northern Boulevard
Great Neck, NY  11021
(516) 482-6666

Jane B. Manditch
Vice President and Branch Manager

Joanne M. Bosco
Assistant Manager

Hauppauge
330 Motor Parkway
Hauppauge, NY  11788
(631) 952-2900

JoAnn Diamond
Assistant Vice President and Branch Manager

Hicksville
106 Old Country Road
Hicksville, NY  11801
(516) 932-7150

Joyce C. Graber
Vice President and Branch Manager

Diane Frost
Assistant Manager

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
Assistant Cashier

Manhattan
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judith A. Ferdinand
Vice President and Branch Manager

225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Gladys Ruggiero
Assistant Vice President and Branch Manager

1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Leonora A. Mintz
Assistant Vice President

Investment Management Division
800 Woodbury Road, Suite M
Woodbury, NY  11797
(516) 364-3436

Brian J. Keeney
Executive Vice President

Francis V. Liantonio
Vice President

Sharon E. Pazienza
Vice President

 Joanne Buckley
Assistant Vice President

Quyen T. Pham
Operations Manager

Dawn LoBraico
Administrative Assistant

Suffolk County Regional Office
330 Motor Parkway, Suite 102
Hauppauge, NY   11788
(631) 952-2223

James P. Johnis
Senior Vice President

Deborah A. Cassidy
Vice President

Margaret M. Curran
Vice President

Stephen Durso
Vice President

Edward V. Mirabella
Vice President

Richard B. Smith
Vice President

Patricia A. Miller
Administrative Assistant

