Form 10-K, Exhibit 13
period 2006-12-31
FIRST OF LONG ISLAND CORP
filed 2007-03-16
CIK 740663

EXHIBIT 13 – REGISTRANT’S ANNUAL REPORT TO SHAREHOLDERS

The First National Bank of Long Island
Where Everyone Knows Your Name

[PHOTO OMITTED]
Merrick Branch, Long Island, New York

2006 Annual Report

[PHOTOS OMITTED]

[LOGO]
The First of Long Island Corporation

Branch Locations
[MAP OMITTED]

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

          The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its twenty-six branch system on Long Island and in Manhattan.

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

Full Service Offices

[PHOTO OMITTED]
GLEN HEAD
10 Glen Head Road
Glen Head, NY 11545
(516) 671-4900

John J. Mulder Jr.
Vice President & Branch Manager

[PHOTO OMITTED]
GREENVALE
7 Glen Cove Road
Greenvale, NY 11548
(516) 621-8811

Christina Cocca
Assistant Vice President & Branch Manager

[PHOTO OMITTED]
HUNTINGTON
253 New York Avenue
Huntington, NY 11743
(631) 427-4143

Frank M. Plesche
Vice President & Branch Manager

[PHOTO OMITTED]
LOCUST VALLEY
108 Forest Avenue
Locust Valley, NY 11560
(516) 671-2299

Elizabeth A. Materia
Vice President & Branch Manager

[PHOTO OMITTED]
MERRICK
1810 Merrick Avenue
Merrick, NY 11566
(516) 771-6000

Cathy C. O’Malley
Vice President & Branch Manager

[PHOTO OMITTED]
NORTHPORT
711 Fort Salonga Road
Northport, NY 11768
(631) 261-4000

Mary T. Sullivan
Vice President & Branch Manager

[PHOTO OMITTED]
OLD BROOKVILLE
209 Glen Head Road
Old Brookville, NY 11545
(516) 759-9002

Allison Stansfield
Vice President & Branch Manager

[PHOTO OMITTED]
ROCKVILLE CENTRE
310 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

Lucy Ortiz
Vice President & Branch Manager

[PHOTO OMITTED]
ROSLYN HEIGHTS
130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

Frieda M. O’Mara
Vice President & Branch Manager

[PHOTO OMITTED]
WOODBURY
800 Woodbury Road, Suite M
Woodbury, NY 11797
(516) 364-3434

Henry C. Suhr
Vice President & Branch Manager

Commercial Banking Offices
[PHOTO OMITTED]
BOHEMIA
30 Orville Drive
Bohemia, NY 11716
(631) 218-2500

Patricia A. Fitzgerald
Vice President & Branch Manager

[PHOTO OMITTED]
DEER PARK
60 East Industry Court
Deer Park, NY 11729
(631) 243-2600

Albert M. Nordt Jr.
Vice President & Branch Manager

FARMINGDALE
[PHOTO OMITTED]
22 Allen Boulevard
Farmingdale, NY 11735
(631) 753-8888

Sandy F. Buttacy
Vice President & Branch Manager

[PHOTO OMITTED]
2091 New Highway
Farmingdale, NY 11735
(631) 454-2022

Lorraine Russo
Vice President & Branch Manager

[PHOTO OMITTED]
GARDEN CITY
1050 Franklin Avenue
Garden City, NY 11530
(516) 742-6262

Carol A. Kolesar
Vice President & Branch Manager

[PHOTO OMITTED]
GREAT NECK
536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

Genevieve D. Marchitto
Vice President & Branch Manager

[PHOTO OMITTED]
HAUPPAUGE
330 Motor Parkway
Hauppauge, NY 11788
(631) 952-2900

JoAnn Diamond
Vice President & Branch Manager

[PHOTO OMITTED]
HICKSVILLE
106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

Joyce C. Graber
Vice President & Branch Manager

[PHOTO OMITTED]
MINEOLA
194 First Street
Mineola, NY 11501
(516) 742-1144

Herta Tscherne
Vice President & Branch Manager

[PHOTO OMITTED]
NEW HYDE PARK
243 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

Linda A. Cutter
Vice President & Branch Manager

[PHOTO OMITTED]
VALLEY STREAM
133 East Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Toni Valente
Vice President & Branch Manager

MANHATTAN

[PHOTO OMITTED]
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judith A. Ferdinand
Vice President & Branch Manager

[PHOTO OMITTED]
225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Gladys Ruggiero
Assistant Vice President & Branch Manager

[PHOTO OMITTED]
1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Doris M. Burkett
Vice President & Branch Manager

Select Service Banking Centers

[PHOTO OMITTED]
LAKE SUCCESS
3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

Jerry Scansarole
Vice President & Branch Manager

[PHOTO OMITTED]
SMITHTOWN
285 Middle Country Road, Suite 104
Smithtown, NY 11787
(631) 265-0200

Frances A. Koslow
Assistant Vice President & Branch Manager

S E L E C T E D  F I N A N C I A L  D A T A

          The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes.

	2006	2005	2004	2003	2002

INCOME STATEMENT DATA:
Total Interest Income	$49,000,000	$42,689,000	$38,407,000	$36,968,000	$36,929,000
Total Interest Expense	12,949,000	7,426,000	3,665,000	3,878,000	5,111,000
Net Interest Income	36,051,000	35,263,000	34,742,000	33,090,000	31,818,000
Provision for Loan Losses	670,000	470,000	356,000	457,000	100,000
Net Income	11,227,000	12,277,000	12,081,000	11,365,000	11,563,000
PER SHARE DATA:
Basic Earnings	$ 2.94	$ 3.14	$ 2.96	$ 2.78	$ 2.77
Diluted Earnings	2.90	3.10	2.90	2.72	2.73
Cash Dividends Declared	1.00	.87	.78	.70	.63
Dividend Payout Ratio	34.48%	28.06%	26.90%	25.74%	23.08%
Stock Splits/Dividends Declared	—	—	—	—	3-for-2
Book Value	$ 25.19	$ 23.58	$ 22.74	$ 21.87	$ 20.53
BALANCE SHEET DATA AT YEAR END:
Total Assets	$954,166,000	$944,156,000	$917,778,000	$914,264,000	$792,342,000
Total Loans	449,465,000	380,492,000	342,437,000	321,971,000	261,108,000
Allowance for Loan Losses	3,891,000	3,282,000	2,808,000	2,452,000	2,085,000
Total Deposits	824,797,000	788,011,000	771,250,000	777,155,000	699,725,000
Securities Sold Under Repurchase Agreements	28,143,000	60,195,000	49,654,000	41,184,000	—
Stockholders’ Equity	95,561,000	90,698,000	90,240,000	89,291,000	85,442,000
AVERAGE BALANCE SHEET DATA:
Total Assets	$977,232,000	$978,869,000	$935,278,000	$851,407,000	$753,703,000
Total Loans	418,746,000	359,288,000	336,587,000	281,556,000	242,773,000
Allowance for Loan Losses	3,609,000	3,072,000	2,655,000	2,246,000	2,101,000
Total Deposits	842,399,000	818,842,000	799,458,000	742,991,000	668,322,000
Securities Sold Under Repurchase Agreements	37,989,000	65,714,000	38,682,000	17,100,000	—
Stockholders’ Equity	93,064,000	90,403,000	92,248,000	86,099,000	80,516,000
FINANCIAL RATIOS:
Return on Average Total Assets (ROA)	1.15%	1.25%	1.29%	1.33%	1.53%
Return on Average Stockholders’ Equity (ROE)	12.06%	13.58%	13.10%	13.20%	14.36%
Average Equity to Average Assets	9.52%	9.24%	9.86%	10.11%	10.68%

S T O C K  P R I C E S

          The Corporation’s Common Stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2006 and 2005.

	2006		2005

Quarter	High	Low	High	Low

First	$43.90	$41.70	$50.12	$41.50
Second	43.94	41.65	46.19	36.00
Third	44.96	42.11	45.10	41.59
Fourth	45.48	42.02	45.00	40.26

          At December 31, 2006, there were 630 stockholders of record of the Corporation’s Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

[PHOTO OMITTED]

Dear Shareholder

          As we report to you on our 2006 performance, we are pleased to point out that the Bank will be celebrating its 80th anniversary this year. This milestone event underscores our rich and wonderful history and we look forward, with confidence, to a bright and prosperous future.

          2006 was a challenging year for the commercial banking industry as a whole and The First National Bank of Long Island had to meet these challenges in a thoughtful and deliberate fashion. During 2006 we operated in an inverted yield curve environment. Interest rates have been historically low on the intermediate and longer end of the yield curve. As higher yielding loans and securities amortized or matured, those funds were reinvested at lower rates. On the liability side of the balance sheet, our cost of deposits was driven up by increased short-term interest rates in addition to escalating price competition in the Bank’s marketplace. Despite the impact of these two influences, and in large part due to our increased lending activity, we successfully managed our balance sheet and increased our net interest margin in 2006. In addition, we have been mindful not to price deposits uneconomically to simply gain market share. We believe that our distinctly personalized service approach provides us with a competitive edge that is sustainable beyond temporary promotional pricing scenarios. Consequently, we have consciously sacrificed some less profitable short-term growth in favor of preserving our net interest margin. The careful management of our funding costs and the successful growth of our loan portfolio were important factors in strengthening our net interest margin. In 2006, only a small percentage of banks were able to grow net interest margin and we are pleased that The First National Bank of Long Island was one of them.

          The Bank’s 2006 net interest income was $36,051,000 compared to $35,263,000 in 2005. Net Income was $11,227,000 in 2006 versus $12,277,000 in 2005. Net income in both years was impacted by the execution of securities loss programs undertaken to improve the Bank’s future earnings prospects. Earnings per share were $2.90 in 2006 compared to $3.10 in the prior year. This decrease was primarily attributable to the unfavorable interest rate environment, strategic investments in additional lending and commercial banking staff, new branch startup costs and a number of non-routine items that had a net positive impact on our 2005 results.

          We are pleased with the growth in our loan portfolio during 2006. Our loan-to-deposit ratio increased from 48.3% at December 31, 2005 to 54.5% at December 31, 2006. In addition, all major loan categories showed significant increases, with commercial mortgage loans up $30.6 million, or 28.5%; home equity loans up $13.7 million, or 25.6%; commercial & industrial loans up $8.1 million, or 17.2%; and traditional residential mortgage loans up $13.7 million, or 8.5%. Management believes the Bank’s credit quality continues to be excellent.

          Growing our loan portfolio is a large part of the Bank’s new strategy as we continue to look to change the concentration of our earning assets from securities to loans. This initiative was an important contributor to the increase in our net interest margin for 2006, representing a positive reversal from the downward trend experienced over the last decade. We are working diligently to reorganize and geographically decentralize our commercial banking talent to enhance our lending potential. This is demonstrated by the formal organization of our Suffolk and Nassau commercial teams. In addition to moving the Suffolk team to Hauppauge, Long Island in 2005, a Nassau commercial team was organized and located in Glen Head, Long Island in 2006. We have also enhanced our credit policy and bolstered our credit administration to diligently manage the risks inherent in a growing loan portfolio.

          Other strategic initiatives include a plan to add to our branch network. We believe that appropriate branch expansion will be a key driver of long-term growth for our franchise. We opened a full-service branch in Merrick, Long Island in December 2005 and opened our first Select Service Banking Center (SSBC) in Smithtown, Long Island in November 2006. SSBCs target both commercial businesses and affluent consumers. This past December we converted our Lake Success, Long Island branch from a commercial banking office to an SSBC and extended its hours of operation. The early business results from this change are encouraging. We plan to open a third SSBC towards the end of 2007 on Long Island’s south shore. Our strategy also includes the introduction of “Personal Banker” staff positions to further enhance our servicing capability and targeted marketing efforts towards affluent consumers.

          The Bank has adapted well in the face of a challenging operating environment, increased competition and higher regulatory costs. We continue to be both focused and nimble in responding to changing times, evolving markets and new opportunities. We are successfully refining our business approach to address the dynamic and challenging environment. We have made and continue to make strategically significant investments in our lending and business development staff and new branches, enhancing our risk management posture and improving our technology infrastructure. While it will take time for the return on these essential investments to be fully realized, we are taking a long-term approach to building the business and its franchise value for all of our shareholders. We remain committed to delivering unparalleled personalized service and attention to our targeted customer segments in a way that surpasses the competition and sets us apart as the Bank “Where Everyone Knows Your Name.”

          In closing, we are mindful that the success of our Bank is dependent on the quality, integrity and commitment of our people. In June 2006, John R. Miller retired from the Board after twenty-four years of outstanding service. Upon retirement, Jock was appointed a Director Emeritus by the Board. We want to take this opportunity to thank Jock for the wisdom, guidance and advice he brought to our Bank and wish him all the best. He will be missed by all of us. We also extend a sincere thanks to all our employees and acknowledge their significant contributions during 2006. Our employees have been the source of the Bank’s successful growth for the past 80 years, and they will continue to be our most valuable asset and the one that sets us apart from our competition.

          Thank you for your confidence in The First National Bank of Long Island. We hope to see you at our Annual Shareholders Meeting.

Michael N. Vittorio
President & Chief Executive Officer

Board of Directors
The First of Long Island Corporation

[PHOTO OMITTED]
From left to right: (standing): J. Douglas Maxwell Jr., William H.J. Hoefling, Allen E. Busching, Beverly Ann Gehlmeyer, Alexander L. Cover, Michael N. Vittorio, Howard Thomas Hogan Jr., Esq., Paul T. Canarick, Stephen V. Murphy
(sitting): Walter C. Teagle III

Allen E. Busching
Principal
B&B Capital
(consulting and private investment)

Paul T. Canarick
President & Principal
Paul Todd, Inc.
(construction company)

Alexander L. Cover
Management Consultant
Self Employed
(financial consulting)

Beverly Ann Gehlmeyer
Tax Manager
Gehlmeyer & Company, CPA’s, P.C.
(accountants)

William H.J. Hoefling
Managing Partner
Crystal Pond Capital Partners LLC
(private equity)

Howard Thomas Hogan Jr., Esq.
Hogan & Hogan
(attorney, private practice)

J. Douglas Maxwell Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical instrumentation)

Stephen V. Murphy
President
S.V. Murphy & Co., Inc.
(investment banking)

Walter C. Teagle III
Non-executive Chairman

Managing Director
Groton Partners LLC
(merchant bank)

Michael N. Vittorio
President and Chief Executive Officer

Executive Officers
The First National Bank of Long Island

Michael N. Vittorio
President & Chief Executive Officer

Mark D. Curtis
Executive Vice President
Chief Financial Officer and Cashier

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Joseph G. Perri
Executive Vice President
Senior Commercial Banking Officer

[PHOTO OMITTED]
From left to right:
Richard Kick, Donald L. Manfredonia, Joseph G. Perri, Michael N. Vittorio, Mark D. Curtis, Brian J. Keeney

[PHOTOS OMITTED]

Relationships

[PHOTOS OMITTED]
Satisfying the commercial banking needs of our customers is the ultimate goal for our Suffolk County Regional Office team in Hauppauge, New York.

Since we opened our doors in 1927, the hallmark of our success has been measured by our deep customer relationships and the bonds we have formed with the generations of customers that bank with us. Our success in establishing strong and abiding relationships with customers is founded on three important factors. The first is “Stability.” Our rich history has established us as one of the best, well-known and long-standing community banks on Long Island. Our customers have not been affected by diminished service so prevalent in today’s bank merger mania. Second is “Expertise.” Our experienced staff of banking professionals, many of whom have been with the Bank for decades, take the time to truly understand customers’ needs and provide quality banking products, services and solutions that fulfill their financial goals. Third is “Service.” There is a reason why we are known as the Bank “Where Everyone Knows Your Name.” Every customer receives the ultimate in personal customer service and attention from the moment they first come in contact with us or walk through our branch doors. Customers are not confronted by confusing or impersonal pre-recorded messages when calling our bank during business hours; each call is personally answered by a knowledgeable banking professional.

Community Involvement

[PHOTO OMITTED]
(sitting): The 2006 Business Olympics Winners (Smithtown School District)
(standing): James P. Johnis, Senior Vice President of Commercial Banking for The First National Bank of Long Island/ Chairperson of Smithtown School District Industry Advisory Board joined with Executive Director of the Industry Advisory Board, Educator and Career & Technical Education Chairperson

As a community bank, supporting our local neighborhoods through charitable and volunteer efforts is a very high business priority. Our involvement with The Smithtown School District is a typical example of our community commitment. Since 1999, we have been sponsoring and providing financial support for numerous programs, such as the School District’s Annual Business Olympics and connection with its Annual Scholarship Program. James P. Johnis, Senior Vice President of Commercial Banking, has been actively involved with the program for eight years, serving as the Chairperson of The Smithtown Industry Advisory Board for the past four years. Giving back to the communities in which we do business not only reflects our corporate culture, but helps us to forge strong bonds between our employees, customers and the many local organizations we support.

Expansion

The First National Bank of Long Island now has 26 branch locations in Nassau, Suffolk and Manhattan. We will continue to pursue our growth strategy by opening branches in targeted markets. Our organizational customer focus, combined with the entrepreneurial spirit of our employees, are amongst our most differentiating competitive advantages. Our banking professionals have both the desire and the ability to tailor financial solutions for the unique needs of each customer.

This past year was a very exciting one for the Bank. We successfully introduced our first Select Service Banking Center (SSBC) on November 6, 2006 in the Village of the Branch community located in Smithtown, New York. In addition to offering business services, this location caters to the more complex financial requirements of affluent consumers. We also changed our Lake Success branch, which was formerly a Commercial Banking Office, to an SSBC in December 2006. Our physical branch distribution channel is now comprised of ten Full Service Branches, fourteen Commercial Banking Offices and two Select Service Banking Centers.

Expanding our branch distribution system over the next few years is a priority for the Bank. Beyond providing increased opportunities for market penetration and profitable growth, expanding the branch franchise will be a key driver in creating attractive long-term value for our shareholders.

[PHOTOS OMITTED]
On November 6, 2006, the Bank opened its first Select Service Banking Center in Smithtown, New York [PHOTO OMITTED]

[PHOTOS OMITTED]
On December 23, 2005, the Bank opened its 10th full service branch in Merrick, New York. It was designed to accommodate the personal and business banking needs of our customers in Merrick and its surrounding communities.

[PHOTOS OMITTED]

Commercial Lending

Our increased focus on expanding our commercial lending activity has helped to both grow our net interest margin and establish many attractive new customer relationships with businesses in the areas we serve.

For example, the Bank’s strong performance in its Commercial Mortgage portfolio during the past four years is clearly depicted in the chart on the following page. Over the last 48 months, the Bank’s Commercial Mortgage portfolio has grown by $54 million. A greater investment in lending staff, well designed calling programs, word-of-mouth referrals and a change in lending philosophy have all been contributing factors to this growth trend and momentum. We are gratified by the trust our customers exhibit in us when they refer us to others and we will continue to build on our growing reputation as a business banking partner that can be trusted.

[PHOTO OMITTED]
PERSONALIZED SERVICE…

“…is what differentiates The First National Bank of Long Island from their competitors. The service I receive from their experienced staff of banking professionals has helped me to build my business successfully. They are a Bank that I can trust and delivers on my commercial banking needs.”

Mr. Donald L. Manfredonia, Executive Vice President of Commercial Lending, with Mr. Michael Aboff, President & CEO of Aboff’s Paints

[PHOTO OMITTED]
UNIQUE…

“I have found The First National Bank of Long Island to have very competitive rates with excellent service. Their professional staff is more than willing to assist us with our financial needs and do so in a friendly manner.”

Mr. Michael Famiglietti
President & CEO, YMCA of Long Island, Inc.

In 2006, the Bank continued to invest by hiring additional Commercial Lenders. We also established a formal Nassau Regional Office in Glen Head, New York to focus on commercial lending. As some of you may recall from last year’s Annual Report, we opened a Suffolk Regional Office in Hauppauge, New York in 2005.

Our Commercial Banking Team offers an enhanced range of specialized commercial products and services, inclusive of new core services and cash management products. They take the time to learn the customer’s business and identify financial solutions. As we continue to expand and offer new commercial products, we remain committed to providing personal and high quality customer service.

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

COMMERCIAL MORTGAGE LOANS AT YEAR END
(IN MILLIONS)

2002	$84.1
2003	$87.7
2004	$88.8
2005	$107.6
2006	$138.2

[PHOTOS OMITTED]

Residential Lending

Home Equity and Residential Mortgage lending played an important role as the composition of our earning assets continued to change in 2006. The increase in our home financing loan outstandings was primarily attributable to the successful marketing activities of the Bank’s team of dedicated residential lending professionals. Backed by targeted advertising and a suite of highly competitive products, our residential lenders pursued tailored business development initiatives that helped to set them apart from other lenders during a highly competitive year. As a result of our overall efforts, our Home Equity portfolio has more than doubled in the last 48 months. Our Residential Mortgages portfolio has increased more than $80 million over that same period of time. Our team of residential lending professionals provides our customers with the expert advice and quick response they need when considering home financing options.

[PHOTO OMITTED]

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

HOME EQUITY LOANS AT YEAR END
(IN MILLIONS)

2002	$32.5
2003	$36.2
2004	$41.0
2005	$53.3
2006	$66.9

[THE FOLLOWING WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

RESIDENTIAL MORTGAGE LOANS AT YEAR END
(IN MILLIONS)

2002	$92.6
2003	$139.9
2004	$150.7
2005	$160.1
2006	$173.8

[PHOTO OMITTED]
Our Loan Center banking representatives are experienced, talented professionals who understand the Residential Lending needs of our customers.

[PHOTOS OMITTED]
Relationship
Professional
Commitment
Innovative Solutions
Personalized Service

M A N A G E M E N T ’S  D I S C U S S I O N   A N D  A N A L Y S I S  O F  F I N A N C I A L
C O N D I T I O N  A N D  R E S U L T S  O F  O P E R A T I O N S

          The following is management’s discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and subsidiaries wholly-owned by the Bank (either directly or indirectly), The First of Long Island Agency, Inc., FNY Service Corp., and The First of Long Island REIT, Inc. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” The Bank’s primary service area is Nassau and Suffolk Counties, Long Island, although the Bank has three commercial banking branches in Manhattan and may open additional Manhattan branches in the future.

Overview

          Overview – 2006 Versus 2005. In 2006, the Corporation earned $2.90 per share versus $3.10 last year. Returns on average total average assets (“ROA”) and equity (“ROE”) were 1.15% and 12.06%, respectively, in 2006 as compared to 1.25% and 13.58% in 2005.

          Earnings for 2006 include a charge for stock-based compensation expense of three cents per share recorded pursuant to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 “Share Based Payment” (“SFAS No. 123(R)”). Earnings for 2005 include a net credit of twelve cents per share related to several nonroutine items, namely a refund of real estate taxes previously paid, the termination of a post retirement benefits program, a reduction in taxes accrued with respect to the Bank’s investment subsidiary, one large commercial mortgage prepayment fee and a $575,000 severance payment. Earnings for 2006 and 2005 include securities loss program charges of ten and eleven cents per share, respectively. While securities loss programs adversely impact current earnings, they improve the Corporation’s future prospects because they entail selling lower yielding securities at a loss and using the resulting proceeds to buy securities or make loans with better yields or reduce borrowings that have a cost higher than the yield on the securities sold.

          Earnings for 2006 were positively impacted by growth in all major categories of loans. Overall loan growth was $69.0 million, or 18.1%, consisting of growth in commercial mortgages of $30.6 million, or 28.5%, home equity loans of $13.7 million, or 25.6%, traditional residential mortgage loans of $13.7 million, or 8.5%, and commercial and industrial loans of $8.1 million, or 17.2%. The loan growth occurred as management used funds from deposit growth and securities runoff to increase the size of the Bank’s loan portfolio and thereby improve its current and future earnings prospects. At December 31, 2006, loans represent 49.6% of total interest-earning assets and 54.5% of total deposits versus 42.3% and 48.3%, respectively, last year. Even after considering the significant loan growth, management believes that the credit quality of the Bank’s loan portfolio continues to be excellent.

          Increased market interest rates and better yielding securities purchased in connection with the 2005 securities loss program also contributed to earnings for 2006. When taken together with loan growth, these items largely account for a 70 basis point increase in the overall yield on interest-earning assets and a resulting increase in net interest income on those interest-earning assets funded by checking deposits and capital. As a significant offset, net interest spread declined by 32 basis points resulting in a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined because the yield curve flattened and then inverted as short-term interest rates increased significantly and intermediate and longer-term interest rates increased by lesser amounts. The increase in short-term interest rates drove up the Bank’s cost of deposits and the lesser increases in intermediate and longer-term interest rates limited the additional earnings that could be realized by the Bank on the repricing of loans and reinvestment of cash flows from the loan and investment portfolios. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth more difficult. With upward pressure on deposit pricing, funds migrated from lower to higher yielding savings and money market products within the Bank and to the Bank’s competitively priced time deposits.

          Excluding the large severance payment in 2005, salaries expense is up by 11.6% when comparing 2006 to 2005. In addition to normal annual salary adjustments, the increase principally resulted from increases in lending and business development staff and staffing for the Bank’s new branches. Also adding to 2006 salary expense was $210,000 of stock-based compensation expense.

          The Corporation continued its share repurchase program in 2006 and was able to purchase 65,505 shares, representing approximately 1.7% of total shares outstanding at the beginning of the year. This compares to 166,273 shares purchased in 2005, or 4.2% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. Without the share repurchase program, the decrease in earnings per share would have been four cents greater when comparing 2006 to 2005. The estimated contribution to the change in earnings per share includes the full-year impact of the shares purchased in 2005 plus the pro rata impact of the shares purchased throughout 2006.

          The inverted yield curve and competition for loans and deposits in the Bank’s market area will continue to exert pressure on the Bank’s earnings, as will additional investments in lending and business development staff needed to grow the franchise. Management believes that opening new branches and growing loans in a measured and disciplined manner, particularly commercial loans, will be key drivers of future deposit and earnings growth.

          Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before accumulated other comprehensive loss grew by $5,123,000 in 2006 and the Bank’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continues to be very good.

          The Bank opened a full service branch in Merrick, Long Island in the fourth quarter of 2005 and opened its first “Select Service Banking Center” in Smithtown, Long Island in the fourth quarter of 2006. As a Select Service Banking Center, the Smithtown office serves the needs of both businesses and affluent consumers. This brings the Bank’s overall branch count to twenty-six. Management plans to continue opening branches in key markets on Long Island and in Manhattan.

          Overview – 2005 Versus 2004. In 2005 the Corporation earned $3.10 per share, an increase of approximately 7% over the $2.90 earned in 2004. ROA and ROE were 1.25% and 13.58%, respectively, in 2005 as compared to 1.29% and 13.10% in 2004. The increase in ROE in 2005 is partially attributable to the Corporation’s share repurchase program. Earnings in 2005 include a charge of eleven cents per share resulting from a securities loss program while 2004 earnings include a charge of seven cents.

          As in recent prior years, 2005 was a successful year from the standpoint of the share repurchase program in that the Corporation was able to purchase 166,273 shares, representing approximately 4.2% of the total shares outstanding at the beginning of the year. This compares to 151,320 shares purchased in 2004, or 3.7% of total shares outstanding at the start of the year. The success of the program in 2005 and 2004 is believed to be partially attributable to the Corporation’s periodic open market purchases of stock, when available and within the safe harbor afforded by Exchange Act Rule 10b-18. The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity, and for 2005 it is estimated to have contributed approximately half of the earnings per share growth. The estimated contribution to the change in earnings per share includes the full-year impact of the shares purchased in 2004 plus the pro rata impact of the shares purchased throughout 2005.

          Earnings for 2005 were positively impacted by loan growth, particularly in commercial mortgages and home equity loans, continued growth in checking balances, tax planning strategies and a reduction of income taxes accrued with respect to the Bank’s investment and REIT subsidiaries. Also positively impacting 2005 earnings was a large real estate tax settlement in the first quarter which added five cents to per share earnings and the second quarter termination of a post-retirement medical program that added three cents. On the other hand, adversely impacting earnings in 2005 was a large severance payment which had a net cost of five cents per share.

          In 2005 commercial mortgage balances grew by $16.6 million, or 18.9%, home equity product balances grew by $12.5 million, or 30.5%, and residential mortgage balances grew by $10.1 million, or 6.7%. The growth in residential mortgages during 2005 was constrained by a slowing of mortgage refinance activity and the fact that the Bank has a large concentration of shorter-term (ten to fifteen year terms) fixed rate mortgages in its portfolio that have greater scheduled amortization than traditional thirty-year mortgages. Almost all the growth in home equity products was in fixed rate amortizing home equity loans with terms generally between five and twelve years and underwritten with conservative loan to value and debt to income ratios. The Bank attributes its loan growth to the persistence of a relatively low interest rate environment, carefully designed calling programs, more assertive direct advertising, and a change in lending philosophy. In a measured and disciplined manner, management is working to increase the Bank’s relatively low loan to deposit ratio and thereby enhance its earnings prospects.

          Checking deposit growth, albeit more modest than that experienced in recent prior years, was once again attributed to well designed calling efforts and our personalized business banking approach. In an attempt to continue to grow loans and checking deposits, the Bank planned to add a number of seasoned bankers with significant account relationships to its commercial lending and marketing staffs. However, the significant increase in short-term interest rates that began in June

2004 as well as increased competition in the Bank’s marketplace could cause depositors to keep smaller checking balances or move such deposit accounts elsewhere.

          Despite the growth in loans and checking deposits, the Corporation’s earnings continued to be challenged by the interest rate environment. The yield curve flattened significantly in that a 350 basis point increase in short-term interest rates since June 2004 was accompanied by a much smaller increase in intermediate-term interest rates and a decline in longer-term interest rates. The increase in short-term interest rates put upward pressure on the Bank’s cost of funds, while at the same time the Bank has had only limited opportunity to reinvest cash flows from intermediate and longer-term loans and securities at similar or higher rates. As a result, net interest margin declined. The thirteen basis point decline in net interest margin experienced in 2005 may have been more severe had management not adopted effective deposit pricing strategies designed to minimize the impact of increases in interest rates on the Bank’s cost of deposits while at the same time allowing the Bank to remain competitive.

          Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before unrealized gains or losses on available-for-sale securities grew by $2,585,000 in 2005 and the Corporation’s capital ratios continued to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continued to be very good.

Net Interest Income

          Average Balance Sheet; Interest Rates and Interest Differential. The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders’ equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities. Where applicable, the information in the table is presented on a tax-equivalent basis.

	2006			2005			2004

	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate

	(dollars in thousands)
Assets:
Federal funds sold	$17,866	$882	4.94%	$19,056	$606	3.18%	$21,735	$262	1.21%
Investment securities:
Taxable	344,012	14,536	4.23	397,218	13,860	3.49	374,219	12,655	3.38
Nontaxable (1)	143,918	9,520	6.61	153,244	9,773	6.38	156,045	9,848	6.31
Loans (1) (2)	418,746	27,303	6.52	359,288	21,779	6.06	336,587	18,997	5.64

Total interest-earning assets (1)	924,542	52,241	5.65	928,806	46,018	4.95	888,586	41,762	4.70

Allowance for loan losses	(3,609)			(3,072)			(2,655)

Net interest-earning assets	920,933			925,734			885,931
Cash and due from banks	29,252			31,254			35,743
Premises and equipment, net	8,149			6,766			6,560
Other assets	18,898			15,115			7,044

	$977,232			$978,869			$935,278

Liabilities and Stockholders’ Equity:
Savings and money market deposits	$362,339	4,629	1.28	$426,546	3,485.82		$450,631	2,736.61
Time deposits	158,622	6,575	4.15	78,748	1,964	2.49	44,720	503	1.12
Securities sold under repurchase agreements	37,989	1,745	4.59	65,714	1,977	3.01	38,682	426	1.10

Total interest-bearing liabilities	558,950	12,949	2.32	571,008	7,426	1.30	534,033	3,665.69

Checking deposits	321,438			313,548			304,107
Other liabilities	3,780			3,910			4,890

	884,168			888,466			843,030
Stockholders’ equity	93,064			90,403			92,248

	$977,232			$978,869			$935,278

Net interest income (1)		$39,292			$38,592			$38,097

Net interest spread (1)			3.33%			3.65%			4.01%

Net interest margin (1)			4.25%			4.16%			4.29%

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

	Year Ended December 31,

	2006 versus 2005 Increase (decrease) due to changes in:				2005 versus 2004 Increase (decrease) due to changes in:

	Volume	Rate	Rate/ Volume (1)	Net Change	Volume	Rate	Rate/ Volume (1)	Net Change

				(in thousands)
Interest Income:
Federal funds sold	$(38)	$335	$(21)	$276	$(32)	$429	$(53)	$344
Investment securities :
Taxable	(1,856)	2,924	(392)	676	778	403	24	1,205
Nontaxable	(595)	364	(22)	(253)	(177)	104	(2)	(75)
Loans	3,604	1,647	273	5,524	1,281	1,406	95	2,782

Total interest income	1,115	5,270	(162)	6,223	1,850	2,342	64	4,256

Interest Expense:
Savings and money market deposits	(525)	1,964	(295)	1,144	(146)	946	(51)	749
Time deposits	1,992	1,300	1,319	4,611	383	612	466	1,461
Securties sold under repurchase agreements	(834)	1,042	(440)	(232)	298	738	515	1,551

Total interest expense	633	4,306	584	5,523	535	2,296	930	3,761

Increase (decrease) in net interest income	$482	$964	$(746)	$700	$1,315	$46	$(866)	$495

(1)

Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2006 Versus 2005

          Net interest income on a tax-equivalent basis increased by $700,000 from $38,592,000 in 2005 to $39,292,000 this year. The most significant reason for the growth in net interest income was an increase in the overall yield on interest-earning assets. When comparing 2006 to last year, the yield on interest-earning assets increased by 70 basis points. Important reasons for the increase were the growth of the loan portfolio, an increase in market interest rates, and the better yields realized on securities purchased as part of the portfolio restructuring conducted in 2005.

          The higher yield on interest-earning assets resulted in an increase in net interest income on those interest-earning assets funded by checking deposits and capital. Checking deposits and capital have no associated interest cost, and this is the primary reason that the growth of checking balances has historically been one of the Corporation’s key strategies for increasing earnings per share. When comparing 2006 to 2005, average checking deposits grew by approximately $7.9 million, or 2.5%. By contrast, checking growth in 2005, 2004, and 2003 was 3.1%, 9.7%, and 14.7%, respectively. Although competition in the Bank’s market area and the increase in interest rates have caused the rate of growth in checking deposits to trend down, a significant portion of the Bank’s interest-earning assets continues to be funded by such deposits.

          As a partial offset to the increase in net interest income realized on interest-earning assets funded by checking deposits and capital, the Bank’s net interest spread declined by 32 basis points thus causing a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined because the yield curve flattened and then inverted as short-term interest rates increased significantly and intermediate and longer-term interest rates increased by lesser amounts. The increase in short-term interest rates drove up the Bank’s cost of deposits and borrowed money, while the lesser increases in intermediate and longer-term interest rates limited the additional earnings that could be realized by the Bank on the repricing of loans and reinvestment of cash flows from the loan and investment portfolios. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth more difficult. With upward pressure on deposit pricing, funds migrated from the Bank’s lower yielding savings and money market products to its higher priced savings and money market products and competitively priced time deposits. The Bank’s purchase of $2.5 million of bank-owned life insurance in the first quarter of 2006 also caused a reduction in net interest income, with a more than offsetting increase in noninterest income.

          The inverted yield curve and competition for loans and deposits in the Bank’s market area will continue to exert pressure on net interest margin. Furthermore, new branch openings will cause the Bank’s overall cost of deposits to trend upward because new branches will have a competitively priced deposit base rather than a base consisting of a mix of historically and competitively priced deposits as found in the Bank’s established branches. Furthermore, an upward movement in general interest rates could also have a negative impact on net interest margin while sustained higher interest rates should eventually have a positive impact. The “Market Risk” section of this discussion and analysis of financial condition and results of operations includes a more complete discussion of the impact of interest rate movements on the Bank’s net interest income.

Net Interest Income – 2005 Versus 2004

          Net interest income on a tax-equivalent basis increased by $495,000 from $38,097,000 in 2004 to $38,592,000 in 2005. As can be seen from the preceding rate/volume analysis, the increase is primarily comprised of a positive volume variance of $1,315,000 as offset by a negative rate/volume variance of $866,000.

          Volume Variance. When comparing 2005 to 2004, the Bank experienced an increase of $9.4 million, or 3.1%, in the average balance of checking deposits, an increase of $34.0 million, or 76.1%, in the average balance of time deposits, and an increase of $27.0 million, or 69.9%, in the average balance of securities sold under repurchase agreements. Approximately one-third of the increase in checking deposits is attributable to two of the three Manhattan branches opened in the middle of 2003 and another third is attributable to an increase in the Bank’s free checking product that was launched in 2003. Checking growth, along with a portion of the growth in time deposit accounts, was used to fund loan growth.

          Although checking deposit growth contributed to the positive volume variance shown in the table above, the growth was more modest than that of recent prior years. By comparison to the 3.1% growth experienced in 2005, checking growth in 2004, 2003, and 2002 was 9.7%, 14.7%, and 19.8%, respectively.

          Also contributing to the positive volume variance was growth in both time deposit balances and securities sold under repurchase agreements. Although a portion of the time deposit growth resulted merely from a migration of funds from lower yielding savings and money market accounts, the balance of the growth was available to fund loan growth. Time deposit growth during 2005 occurred as the Bank continued to use competitively priced time deposits to defend its deposit base. The growth in securities sold under repurchase agreements was part of a strategy to preinvest future cash flows from the securities portfolio.

          The Bank’s purchase of $7.5 million of bank-owned life insurance in the fourth quarter of 2004 caused the positive volume variance for 2005 to be lower than it otherwise would have been. This purchase caused a reduction in net interest income with a more than offsetting increase in tax-exempt noninterest income.

          The growth in the average balance of loans experienced by the Bank when comparing 2005 to 2004 occurred primarily in commercial mortgages and home equity products and, to a lesser extent, in residential mortgages. On a combined basis, the average balance of residential mortgages and home equity products grew by 7.4% and commercial mortgages grew by 11.7%. Residential mortgage growth continued to slow in 2005 primarily as a result of a reduction in mortgage refinance activity. The growth in home equity products was primarily attributable to the promotion of fixed rate amortizing home equity loans with terms of between five and twelve years, more assertive direct advertising, and changes in credit policy. The commercial mortgage growth occurred principally because of one large loan made during the third quarter of 2004 along with continued growth during 2005. The 2005 growth was attributable to, among other things, the relatively low interest rate environment, carefully designed calling programs, credit policy changes, an investment in additional staff, and a change in lending philosophy.

          Rate Variance. Short-term interest rates steadily increased from the middle of 2004 through the end of 2005 as evidenced by a 350 basis point increase in both the federal funds target rate and the Bank’s prime lending rate. As a result, the Bank’s earnings on federal funds sold increased, as did its earnings on those interest-earning assets that repriced with changes in the Bank’s prime lending rate or other short-term interest rates. Such assets include a majority of the Bank’s commercial loans, home equity lines, and certain adjustable rate commercial and residential mortgages. Earnings were also helped to the extent that the Bank was able to reinvest cash flows from short-term securities in higher yielding securities of similar duration.

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

Noninterest Income, Noninterest Expense, and Income Taxes

          Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Excluding net losses on sales of securities, noninterest income decreased by $640,000, or 9.7%, from $6,573,000 in 2005 to $5,933,000 this year. The decrease is primarily comprised of a decrease in service charge income of $429,000 and a decrease in other income of $242,000. Service charge income decreased primarily as a result of reductions in maintenance and activity charges and the volume of return checks. Service charge income continues to be negatively impacted by increased competition in the Bank’s market area and the maintenance of higher deposit balances by customers. The decrease in other income is primarily due to the fact that 2005 included a recovery of real estate taxes previously paid of $333,000. This was partially offset in 2006 by a $121,000 increase in accretion of cash surrender value of bank-owned life insurance, primarily resulting from an additional purchase of $2.5 million of insurance in January of this year. Excluding the receipt of a final executor’s commission of $72,000 on one estate in 2005, Investment Management Division income was up by $103,000, or 6.3%. Investment Management Division income was helped this year by a revision of the Division’s fee schedule in the third quarter of 2005.

          Excluding net losses on sales of securities, noninterest income increased by $437,000, or 7.1%, in 2005. The increase was comprised of an increase in Investment Management Division income of $230,000 and an increase in other income of $579,000, as partially offset by a decrease in service charge income of $372,000. The increase in Investment Management Division income is attributable to a revision of the Division’s fee schedule, the receipt of a final executor’s commission on one estate of $72,000, and a change in the mix of business from custodial to managed assets. The increase in other income is primarily due to a $333,000 recovery of real estate taxes previously paid and a $278,000 increase in accretion of cash surrender value of bank-owned life insurance that was purchased in December 2004. Service charge income decreased primarily as a result of reductions in maintenance and activity charges and the volume of return checks.

          Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $26,667,000 and $25,269,000 in 2006 and 2005, respectively, representing increases over prior year amounts of $1,398,000, or 5.5%, and $1,172,000, or 4.9%.

          The increase in noninterest expense for 2006 is comprised of an increase in salaries of $732,000, or 6.2%, an increase in occupancy and equipment expense of $367,000, or 10.0%, an increase in other operating expenses of $222,000, or 4.3%, and an increase in employee benefits of $77,000, or 1.7%. Excluding a $575,000 severance payment in 2005, salary expense increased by approximately $1,307,000, or 11.6%. The increase is primarily the result of normal annual salary increases, additions to staff related to new branch openings and the Bank’s lending and business development initiatives, and $210,000 of stock-based compensation expense. The increase in occupancy and equipment expense is largely attributable to the opening of the Merrick branch and investments in new technology. The increase in other operating expenses is primarily due to an increase in the ongoing costs associated with communications upgrades. The increase in employee benefits expense is primarily due to the fact that 2005 included a credit of $193,000 resulting from the termination of a retiree insurance benefit. Excluding this credit, employee benefits expense would have been down by $116,000 in 2006. The decrease is primarily due to a reduction in the cost of the Bank’s retirement program, with decreases in profit sharing and pension expense being the major factors. Profit sharing expense is down because the Bank’s performance against incentive goals was better in 2005 than 2006, and pension expense declined primarily due to an increased return on plan assets in 2006.

          The increase in noninterest expense for 2005 is comprised of an increase in salaries of $1,259,000, or 11.9%, an increase in occupancy and equipment expense of $79,000, or 2.2%, and an increase in other operating expenses of $165,000, or 3.3%, as partially offset by a decrease in employee benefits expense of $331,000, or 6.7%. The increase in salaries is primarily attributable to normal annual salary increases, additions to staff, and severance paid to the Corporation’s former Chairman. The decrease in employee benefits expense is largely attributable to the termination of a retiree insurance benefit and the resulting reversal of a $193,000 liability, and a $121,000 decrease in profit sharing plan expense. Profit sharing expense is down because the Bank’s performance against incentive goals was better in 2004 than 2005. The increase in occupancy and equipment expense is largely attributable to increases in rent expense and the cost of service contracts. The largest component of the increase in other operating expenses is an increase in fees paid to non-employee directors, which became effective April 1, 2005, as partially offset by a decrease in the cost of compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

          Income tax expense as a percentage of book income (“effective tax rate”) was 19.9% in 2006, 20.0% in 2005 and 24.2% in 2004. The decrease in the effective tax rate for 2005 is primarily attributable to tax planning strategies and a reduction of taxes accrued with respect to the Bank’s investment and REIT subsidiaries. The effective tax rate for 2006 remained as low as the rate for 2005 primarily because tax-exempt income is a larger portion of pre-tax income in 2006 than it was in 2005. Despite state income taxes, the benefits of tax-exempt interest income and tax-exempt income on officers’ life insurance cause the effective tax rate to be considerably lower than the statutory Federal income tax rate of 34%.

          The Federal Deposit Insurance Corporation (“FDIC”) has adopted regulations to implement the Federal Deposit Insurance Reform Act of 2005, which was passed by Congress in 2006. The regulations establish a range of risk-based deposit insurance assessment rates which will range from zero to five basis points for institutions assigned to the Bank’s current risk category. Based on the Bank’s five basis point assessment rate for 2007 and assuming that the Bank’s deposit balances do not change from their December 31, 2006 level, the Bank’s estimated insurance premium for 2007 is approximately $415,000. However, the Bank has a one-time assessment credit of $516,000 available to offset this and future premiums.

          For a number of years, the Corporation has had a systematic methodology for awarding stock options to directors, executive officers and vice presidents of the Bank. In January 2007, the Board of Directors of the Corporation adopted incentive compensation plans for executive officers and directors that provide for, among other things, a new methodology for awarding stock options to executive officers and a methodology for awarding restricted stock units to both executive officers and directors. As a result of these new plans, and the adoption of SFAS No. 123(R) in combination with graduated vesting of stock options over a five-year period and the vesting of restricted stock units after three years if certain performance criteria are met, stock-based compensation expense should trend upward over the next five years.

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

          The Bank’s Reserve Committee, which is chaired by the Senior Lending Officer, meets on a quarterly basis and is responsible for determining the allowance for loan losses after considering, among other things, the results of credit reviews performed by the Bank’s loan review officer. In addition, and in consultation with the Bank’s Chief Financial Officer, the Reserve Committee is responsible for implementing and maintaining policies and procedures surrounding the calculation of the required allowance. The Bank’s allowance for loan losses is subject to periodic examination by the Office of the Comptroller of the Currency, the Bank’s primary federal banking regulator, whose safety and soundness examination includes a determination as to its adequacy to absorb probable incurred losses.

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

	December 31,

	2006	2005	2004	2003	2002

	(dollars in thousands)
Nonaccruing loans	$135	$151	$—	$97	$—
Loans past due 90 days or more as to principal or interest payments and still accruing	50	—	18	348	2
Foreclosed real estate	—	—	—	—	—

Total nonperforming assets	185	151	18	445	2
Troubled debt restructurings	—	—	—	5	—

Total risk elements	$185	$151	$18	$450	$2

Nonaccruing loans as a percentage of total loans	.03%	.04%	.00%	.03%	.00%

Nonperforming assets as a percentage of total loans and foreclosed real estate	.04%	.04%	.01%	.14%	.00%

Risk elements as a percentage of total loans and foreclosed real estate	.04%	.04%	.01%	.14%	.00%

	Year Ended December 31,

	2006	2005	2004	2003	2002

	(in thousands)
Gross interest income that would have been recorded during the year under original terms:
Nonaccrual loans	$12	$9	$—	$5	$—
Restructured loans	—	—	—	—	—

Gross interest income recorded during the year:
Nonaccrual loans	—	4	—	2	—
Restructured loans	—	—	—	—	—

Commitments for additional funds - Nonaccrual, restructured, past due loans	None	None	None	None	None

Allowance and Provision for Loan Losses

          The allowance for loan losses grew by $609,000 during 2006, amounting to $3,891,000 at December 31, 2006 as compared to $3,282,000 at December 31, 2005. The allowance represented approximately .9% of total loans at each date. During 2006, the Bank had loan chargeoffs and recoveries of $76,000 and $15,000, respectively, and recorded a $670,000 provision for loan losses. The provision for loan losses increased by $200,000 from 2005 to 2006 primarily because of more loan growth in 2006 than in 2005.

          The allowance for loan losses is an amount that management currently believes will be adequate to absorb probable incurred losses in the Bank’s loan portfolio. In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance. As more fully discussed in the “Application of Critical Accounting Policies” section of this discussion and analysis of financial condition and results of operations, the process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from those estimates.

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2006	2005	2004	2003	2002

	(dollars in thousands)
Balance, beginning of year	$3,282	$2,808	$2,452	$2,085	$2,020

Loans charged off:
Commercial and industrial	65	—	12	41	68
Other	11	25	33	69	16

	76	25	45	110	84

Recoveries of loans charged off:
Commercial and industrial	—	—	7	—	13
Commercial mortgages	—	—	—	12	16
Other	15	29	38	8	20

	15	29	45	20	49

Net (chargeoffs) recoveries	(61)	4	—	(90)	(35)
Provision for loan losses	670	470	356	457	100

Balance, end of year	$3,891	$3,282	$2,808	$2,452	$2,085

Ratio of net chargeoffs to average loans outstanding	.01%	.00%	.00%	.03%	.01%

          The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,

	2006		2005		2004		2003		2002

	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans

	(dollars in thousands)
Commercial and industrial	$833	12.3%	$827	12.4%	$789	15.1%	$605	14.9%	$438	14.3%
Commercial mortgages	1,464	30.7	1,095	28.3	865	25.9	922	27.2	888	32.2
Construction loans	89	2.2	71	1.9	45	1.4	46	1.5	80	3.3
Residential mortgages	914	38.7	843	42.0	790	44.0	632	43.5	371	35.5
Home equity loans	497	14.9	348	14.0	226	12.0	163	11.2	130	12.4
Other	94	1.2	98	1.4	93	1.6	84	1.7	94	2.3

Total allocated	3,891	100.0	3,282	100.0	2,808	100.0	2,452	100.0	2,001	100.0
Unallocated	—	—	—	—	—	—	—	—	84	—

	$3,891	100.0%	$3,282	100.0%	$2,808	100.0%	$2,452	100.0%	$2,085	100.0%

          The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island. Such conditions could affect the financial strength of the Bank’s borrowers and do affect the value of real estate collateral securing the Bank’s mortgage loans. Loans secured by real estate represent approximately 87% of the Bank’s total loans outstanding at December 31, 2006. Most of these loans were made to borrowers domiciled on Long Island and are secured by Long Island properties. In recent years, economic conditions on Long Island have been good and residential real estate values have grown significantly. Such conditions and values could deteriorate in the future, and such deterioration could be substantial. If this were to occur, some of the Bank’s borrowers may be unable to make the required contractual payments on their loans, and the Bank may be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

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

Off-Balance Sheet Arrangements and Contractual Obligations

          The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2006 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has as of December 31, 2006 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period

	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years

			(in thousands)
Commitments to extend credit	$78,189	$35,698	$15,566	$22,219	$4,706
Standby letters of credit	3,256	3,256	—	—	—
Commercial letters of credit	557	557	—	—	—
Operating lease obligations	6,543	927	1,657	1,425	2,534
Purchase obligations	2,394	358	697	697	642
Time Deposits	184,779	180,736	2,199	1,836	8

	$275,718	$221,532	$20,119	$26,177	$7,890

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

          Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire ten years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

          Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The Bank generally obtains personal guarantees supporting these commitments. The purchase obligations are pursuant to contracts that the Bank has with providers of data processing services.

Capital

          The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Bank’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 22.61%, 21.72% and 9.59%, respectively, at December 31, 2006 substantially exceed the requirements for a well-capitalized bank. The Corporation (on a consolidated basis) is subject to minimum risk-based and leverage capital requirements, which the Corporation substantially exceeds as of December 31, 2006.

          Total stockholders’ equity increased by $4,863,000, or from $90,698,000 at December 31, 2005 to $95,561,000 at December 31, 2006. The increase is primarily attributable to net income of $11,227,000, as partially offset by cash dividends declared of $3,806,000 and stock repurchases of $2,927,000.

          Stock Repurchase Program and Market Liquidity. Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions. Under plans approved by the Board of Directors in 2006 and 2005, the Corporation purchased 65,505 shares in 2006 and can purchase 95,645 shares in the future. The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2006 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1)

October 1, 2006 to October 31, 2006	2,265	$42.42	2,265	54,263
November 1, 2006 to November 30, 2006	30,587	$44.66	30,587	23,676
December 1, 2006 to December 31, 2006	12,526	$44.57	12,526	11,150

(1)

All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2006 were purchased under a 150,000 share plan approved by the Corporation’s Board of Directors on January 17, 2006 and publicly announced on January 20, 2006. The Corporation’s share repurchase plans do not have fixed expiration dates.

          The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. Without the repurchase program, the decrease in earnings per share would have been four cents greater when comparing 2006 to 2005. In estimating the contribution to the change in earnings per share, management calculated the full-year impact of the shares purchased in 2005 plus the pro rata impact of the shares purchased in 2006, taking into account the volume of shares purchased, the price paid per share, and current interest rates.

          The Corporation periodically reevaluates whether it wants to continue purchasing shares of its own common stock in open market transactions under the safe harbor provisions of Rule 10b-18 or otherwise. Because the trading volume in the Corporation’s common stock is limited, the Corporation believes that a reduction or discontinuance of its share repurchase program could adversely impact market liquidity for its common stock, the price of its common stock, or both. The publicly reported trading volume in the Corporation’s common stock in 2006 and 2005 was 343,271 and 1,865,606 shares, respectively. Open market purchases by the Corporation under its share repurchase program accounted for 7.8% of the trading volume in 2006 and 6.4% in 2005.

          Russell Microcap Index. Frank Russell Company (“Russell”) maintains a family of U.S. equity indices. The indices are reconstituted effective the last Friday in June of each year based on market capitalization and do not reflect subjective opinions. All Indices are subsets of the Russell 3000E Index, which represents most of the investable U. S. equity market.

          The Corporation’s common stock is included in the Russell Microcap Index. The Russell Microcap Index includes the smallest 1,000 companies in terms of market capitalization in the small-cap Russell 2000 Index plus the next 1,000 smaller companies. The average market capitalization of companies in the Russell Microcap Index is $255.5 million, the median market capitalization is $218.2 million, the capitalization of the largest company in the index is $612.1 million, and the capitalization of the smallest company in the index is $67.3 million. The Corporation’s market capitalization as of December 31, 2006 was approximately $167 million.

           The Corporation believes that inclusion in the Russell Microcap Index positively impacts the price, trading volume and liquidity of its common stock. Conversely, if the Corporation’s market capitalization falls below the minimum necessary to be included in the Russell Microcap Index at any future annual reconstitution date, the Corporation believes that this could adversely affect the price, volume and liquidity of its common stock.

          Performance Graph. The following graph compares the Corporation’s total stockholder return over a 5-year measurement period with the NASDAQ Market Index and the NASDAQ Bank Stocks Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE FIRST OF LONG ISLAND CORPORATION,
NASDAQ BANK STOCKS INDEX AND NASDAQ MARKET INDEX
Assumes $100 Invested on January 1, 2002
Assumes Dividend Reinvested
Fiscal Year Ended December 31, 2006

Cash Flows and Liquidity

          Cash Flows. The Corporation’s primary sources of cash are deposit growth, maturities and amortization of loans and investment securities, operations, and borrowing. The Corporation uses cash from these and other sources to first fund loan growth. Any remaining cash is used primarily to purchase a combination of short, intermediate, and longer-term investment securities, pay cash dividends, and repurchase common stock under the Corporation’s share repurchase program. During 2006, the Corporation’s cash and cash equivalent position decreased by $813,000.

          Liquidity. The Bank has both internal and external sources of liquidity that can be used to fund loan growth and accommodate deposit outflows. The Bank’s primary internal sources of liquidity are its overnight position in federal funds sold; investment securities designated as available-for-sale; and maturities and monthly payments on its investment securities and loan portfolios. At December 31, 2006, the Bank had no overnight federal funds sold position and an available-for-sale securities portfolio of $236,521,000.

          The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and has repurchase agreements in place with a number of brokerage firms and commercial banks. In addition to customer deposits, the Bank’s primary external sources of liquidity are secured borrowings in the form of FHLB advances and repurchase agreements. However, neither the Bank’s FHLB membership nor repurchase agreements represent legal commitments on the part of the FHLB or repurchase agreement counterparties to extend credit to the Bank. The amount that the Bank can potentially borrow from these parties is dependent on, among other things, the amount of unencumbered eligible securities that the Bank can use as collateral. At December 31, 2006, the Bank has unencumbered eligible securities of approximately $189 million.

          The Bank can also purchase overnight federal funds on an unsecured basis under lines with two other commercial banks. These lines in the aggregate amount of $25 million do not represent legal commitments to extend credit on the part of the other banks.

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

          If interest rates decline, or have declined, and are sustained at the lower levels and, as a result, the Bank purchases securities at lower yields and loans are originated or repriced at lower yields, the impact on net interest income should be negative because a significant portion of the Bank’s average interest-earning assets are funded by noninterest-bearing checking deposits and capital.

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

          Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of: (1) how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will change because of projected changes in market interest rates; (2) future cash flows; (3) discount rates; and (4) decay or runoff rates for nonmaturity deposits such as checking, savings, and money market accounts.

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

          The table that follows summarizes the Corporation’s cumulative interest rate sensitivity gap at December 31, 2006 based upon significant estimates and assumptions that the Corporation believes to be reasonable. The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice. Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain. These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits, and competition.

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Total Within One Year	Over One Year Through Five Years	Over Five Years	Non- interest- Sensitive	Total

	(in thousands)
Assets:
Investment securities	$35,588	$21,131	$49,694	$106,413	$211,252	$136,783	$403	$454,851
Loans	125,263	19,338	38,673	183,274	200,161	65,164	(3,025)	445,574
Other assets	—	—	—	—	—	—	53,741	53,741

	160,851	40,469	88,367	289,687	411,413	201,947	51,119	954,166

Liabilities and Stockholders’ Equity:
Checking deposits	—	—	—	—	—	—	321,524	321,524
Savings and money market deposits	209,066	7,837	15,672	232,575	85,919	—	—	318,494
Time deposits, $100,000 and over	124,279	10,045	3,644	137,968	1,117	—	—	139,085
Time deposits, other	27,872	11,043	3,853	42,768	2,918	8	—	45,694
Securities sold under repurchase agreements	28,143	—	—	28,143	—	—	—	28,143
Other liabilities	—	—	—	—	—	—	5,665	5,665
Stockholders’ equity	—	—	—	—	—	—	95,561	95,561

	389,360	28,925	23,169	441,454	89,954	8	422,750	954,166

Interest-rate sensitivity gap	$(228,509)	$11,544	$65,198	$(151,767)	$321,459	$201,939	$(371,631)	$—

Cumulative interest-rate sensitivity gap	$(228,509)	$(216,965)	$(151,767)	$(151,767)	$169,692	$371,631	$—	$—

           As shown in the preceding table, the Bank has a significant volume of deposit accounts that are subject to repricing as short-term interest rates change. Since the amount of these deposits outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term. However, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term. However, if short-term rates decline to the point that the Bank can not, due to competitive pressures and/or the absolute level of rates, decrease its deposit rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline. Furthermore, the balances of non-maturity deposit products have been included in categories beyond three months in the above table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag market changes in interest rates to varying degrees.

          The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2006 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income on a tax-equivalent basis for the year ending December 31, 2007 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. For purposes of the base case, nonmaturity deposits are included in the calculation of net portfolio value at their carrying amount. The rate change information in the table shows estimates of net portfolio value at

December 31, 2006 and net interest income on a tax-equivalent basis for the year ending December 31, 2007 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected. In addition, cash flows for nonmaturity deposits are based on a decay or runoff rate of six years. Also, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

           Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank’s interest-bearing deposit accounts are assumed to reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline. If the Bank does not increase its deposit rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. However, the Bank’s overall cost of funds for 2006 of 2.32% is relatively low. Therefore, while rates on many of the Bank’s interest earning assets could drop by 100 or 200 basis points, rates on some of its deposit products could not. It is for this reason that in rates down 100 and 200 basis points the projected increases in net interest income as compared to the base case are less than the projected decreases in rates up 100 and 200 basis points.

	Net Portfolio Value at December 31, 2006		Net Interest Income for 2007

Rate Change Scenario	Amount	Percent Change From Base Case	Amount	Percent Change From Base Case

	(dollars in thousands)
+ 200 basis point rate shock	$77,484	(16.6)%	$33,002	(14.6)%
+ 100 basis point rate shock	84,916	(8.6)	35,808	(7.3)
Base case (no rate change)	92,893	—	38,634	—
- 100 basis point rate shock	101,465	9.2	40,966	6.0
- 200 basis point rate shock	110,685	19.2	42,133	9.1

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

          The Bank wholly-owns FNY Service Corp. (“FNY”), an investment company, and FNY owns all of the issued and outstanding common stock of The First of Long Island REIT, Inc (“REIT”), a real estate investment trust. Under current New York State tax law, FNY is entitled to a 100% dividends received deduction for any dividends that it receives from its REIT subsidiary. This favorable tax treatment should save the Corporation approximately $450,000 in 2007. The tax savings are impacted by, among other things, the current size and asset composition of FNY’s REIT subsidiary and current interest rates. The 2007-2008 New York State Executive Budget proposes that the tax treatment of REITs be amended to conform to the federal tax treatment under which there is no dividends received deduction. In the event this provision were enacted, the Corporation would lose this tax savings.

          Examination. The Bank was examined by the Office of the Comptroller of the Currency as of September 30, 2006. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation’s liquidity, capital resources, or operations.

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

          The First of Long Island Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management determined that, as of December 31, 2006, the Corporation’s internal control over financial reporting is effective. Management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006 has been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report appearing on pages 30 and 31, which expresses an unqualified opinion on management’s assessment and on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006.

/s/ MICHAEL N. VITTORIO

Michael N. Vittorio
President & Chief Executive Officer

/s/ MARK D. CURTIS

Mark D. Curtis
Senior Vice President & Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying balance sheets of The First of Long Island Corporation as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006. We also have audited management’s assessment, included in the accompanying Management’s Report On Internal Control Over Financial Reporting, that The First of Long Island Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that The First of Long Island Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, The First of Long Island Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note A to the consolidated financial statements, The First of Long Island Corportation changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey
February 22, 2007

C O N S O L I D A T E D  B A L A N C E  S H E E T S

	December 31,

	2006	2005

Assets:
Cash and due from banks	$23,790,000	$24,603,000

Investment securities:
Held-to-maturity, at amortized cost (fair value of $216,845,000 and $257,281,000)	218,330,000	259,260,000
Available-for-sale, at fair value (amortized cost of $236,118,000 and $258,072,000)	236,521,000	257,731,000

	454,851,000	516,991,000

Loans:
Commercial and industrial	55,444,000	47,310,000
Secured by real estate:
Commercial mortgages	138,225,000	107,578,000
Construction loans	9,752,000	7,144,000
Residential mortgages	173,757,000	160,090,000
Home equity loans	66,934,000	53,279,000
Other	4,835,000	5,145,000

	448,947,000	380,546,000
Net deferred loan origination costs (fees)	518,000	(54,000)

	449,465,000	380,492,000
Allowance for loan losses	(3,891,000)	(3,282,000)

	445,574,000	377,210,000

Bank premises and equipment, net	8,695,000	7,583,000
Prepaid income taxes	240,000	—
Deferred income tax benefits	664,000	279,000
Bank-owned life insurance	10,709,000	7,799,000
Other assets	9,643,000	9,691,000

	$954,166,000	$944,156,000

Liabilities:
Deposits:
Checking	$321,524,000	$307,842,000
Savings and money market	318,494,000	394,176,000
Time, $100,000 and over	139,085,000	62,117,000
Time, other	45,694,000	23,876,000

	824,797,000	788,011,000
Securities sold under repurchase agreements	28,143,000	60,195,000
Accrued expenses and other liabilities	5,665,000	5,219,000
Current income taxes payable	—	33,000

	858,605,000	853,458,000

Stockholders’ Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares; Issued and outstanding, 3,793,575 and 3,846,716 shares	379,000	385,000
Surplus	525,000	817,000
Retained earnings	95,122,000	89,701,000

	96,026,000	90,903,000
Accumulated other comprehensive loss net of tax	(465,000)	(205,000)

	95,561,000	90,698,000

	$954,166,000	$944,156,000

See notes to consolidated financial statements

C O N S O L I D A T E D  S T A T E M E N T S  O F  I N C O M E

	Year Ended December 31,

	2006	2005	2004

Interest and dividend income:
Loans	$27,299,000	$21,773,000	$18,990,000
Investment securities:
Taxable	14,536,000	13,860,000	12,655,000
Nontaxable	6,283,000	6,450,000	6,500,000
Federal funds sold	882,000	606,000	262,000

	49,000,000	42,689,000	38,407,000

Interest expense:
Savings and money market deposits	4,629,000	3,485,000	2,736,000
Time deposits	6,575,000	1,964,000	503,000
Securities sold under repurchase agreements	1,745,000	1,977,000	426,000

	12,949,000	7,426,000	3,665,000

Net interest income	36,051,000	35,263,000	34,742,000
Provision for loan losses	670,000	470,000	356,000

Net interest income after provision for loan losses	35,381,000	34,793,000	34,386,000

Noninterest income:
Investment Management Division income	1,728,000	1,697,000	1,467,000
Service charges on deposit accounts	3,062,000	3,491,000	3,863,000
Net losses on sales of securities	(635,000)	(755,000)	(481,000)
Other	1,143,000	1,385,000	806,000

	5,298,000	5,818,000	5,655,000

Noninterest expense:
Salaries	12,563,000	11,831,000	10,572,000
Employee benefits	4,686,000	4,609,000	4,940,000
Occupancy and equipment expense	4,041,000	3,674,000	3,595,000
Other operating expenses	5,377,000	5,155,000	4,990,000

	26,667,000	25,269,000	24,097,000

Income before income taxes	14,012,000	15,342,000	15,944,000
Income tax expense	2,785,000	3,065,000	3,863,000

Net Income	$11,227,000	$12,277,000	$12,081,000

Weighted average:
Common shares	3,820,712	3,910,735	4,085,705
Dilutive effect of stock options	46,122	55,576	85,858

	3,866,834	3,966,311	4,171,563

Earnings per share:
Basic	$2.94	$3.14	$2.96

Diluted	$2.90	$3.10	$2.90

See notes to consolidated financial statements

C O N S O L I D A T E D  S T A T E M E N T  O F  C H A N G E S   I N  S T O C K H O L D E R S’
E Q U I T Y

						Accumulated Other Compre- hensive Income (Loss)

	Common Stock			Compre- hensive Income
					Retained Earnings
	Shares	Amount	Surplus				Total

Balance, January 1, 2004	4,083,733	$408,000	$781,000		$84,864,000	$3,238,000	$89,291,000
Net Income				$12,081,000	12,081,000		12,081,000
Repurchase and retirement of common stock	(159,880)	(16,000)	(7,709,000)				(7,725,000)
Exercise of stock options	43,695	5,000	922,000				927,000
Unrealized losses on available -for-sale-securities, net of reclassification adjustment and tax effect of $876,000				(1,316,000)		(1,316,000)	(1,316,000)

Comprehensive income				$10,765,000

Cash dividends declared - $.78 per share					(3,159,000)		(3,159,000)
Stock-based compensation			25,000				25,000
Tax benefit of stock options			116,000				116,000
Transfer from retained earnings to surplus			7,000,000		(7,000,000)

Balance, December 31, 2004	3,967,548	397,000	1,135,000		86,786,000	1,922,000	90,240,000
Net Income				$12,277,000	12,277,000		12,277,000
Repurchase and retirement of common stock	(179,074)	(18,000)	(8,034,000)				(8,052,000)
Exercise of stock options	58,242	6,000	1,496,000				1,502,000
Unrealized losses on available-for-sale-securities, net of reclassification adjustment and tax effect of $1,415,000				(2,127,000)		(2,127,000)	(2,127,000)

Comprehensive income				$10,150,000

Cash dividends declared - $.87 per share					(3,362,000)		(3,362,000)
Tax benefit of stock options			220,000				220,000
Transfer from retained earnings to surplus			6,000,000		(6,000,000)

Balance, December 31, 2005	3,846,716	385,000	817,000		89,701,000	(205,000)	90,698,000
Net Income				$11,227,000	11,227,000		11,227,000
Repurchase and retirement of common stock	(67,814)	(7,000)	(2,920,000)				(2,927,000)
Exercise of stock options	14,673	1,000	401,000				402,000
Unrealized gains on available- for-sale-securities, net of reclassification adjustment and tax effect of $297,000				447,000		447,000	447,000

Comprehensive income				$11,674,000

Adjustment to initially apply SFAS No. 158, net of tax of $471,000						(707,000)	(707,000)

Cash dividends declared -$1.00 per share					(3,806,000)		(3,806,000)
Stock-based compensation			210,000				210,000
Tax benefit of stock options			17,000				17,000
Transfer from retained earnings to surplus			2,000,000		(2,000,000)

Balance, December 31, 2006	3,793,575	$379,000	$525,000		$95,122,000	$(465,000)	$95,561,000

See notes to consolidated financial statements

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S

	Year Ended December 31,

	2006	2005	2004

Cash Flows From Operating Activities:
Net income	$11,227,000	$12,277,000	$12,081,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	670,000	470,000	356,000
Deferred income tax provision (credit)	(211,000)	(293,000)	270,000
Depreciation and amortization	1,363,000	1,252,000	1,298,000
Premium amortization on investment securities, net	306,000	1,347,000	2,354,000
Net losses on sales of securities	635,000	755,000	481,000
Stock-based compensation expense	210,000	—	25,000
Accretion of cash surrender value on bank-owned life insurance	(410,000)	(289,000)	(10,000)
Decrease (increase) in prepaid income taxes	(240,000)	141,000	(25,000)
Decrease (increase) in other assets	(1,130,000)	1,245,000	(3,728,000)
Increase (decrease) in accrued expenses and other liabilities	90,000	(32,000)	658,000
Increase (decrease) in income taxes payable	(33,000)	253,000	(267,000)

Net cash provided by operating activities	12,477,000	17,126,000	13,493,000

Cash Flows From Investing Activities:
Proceeds from sales of securities:
Held-to-maturity	—	1,153,000	—
Available-for-sale	28,048,000	77,941,000	208,226,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	49,257,000	65,485,000	89,831,000
Available-for-sale	81,996,000	59,575,000	45,942,000
Purchase of investment securities:
Held-to-maturity	(8,560,000)	(118,838,000)	(60,029,000)
Available-for-sale	(88,798,000)	(79,207,000)	(298,429,000)
Net increase in loans to customers	(69,034,000)	(38,051,000)	(20,466,000)
Purchases of bank premises and equipment	(2,475,000)	(2,304,000)	(1,034,000)
Purchase of bank-owned life insurance	(2,500,000)	—	(7,500,000)

Net cash used in investing activities	(12,066,000)	(34,246,000)	(43,459,000)

Cash Flows From Financing Activities:
Net increase (decrease) in total deposits	36,786,000	16,761,000	(5,905,000)
Net increase (decrease) in securities sold under repurchase agreements	(32,052,000)	10,541,000	8,470,000
Proceeds from exercise of stock options	402,000	1,502,000	927,000
Tax benefit of stock options	17,000	—	—
Repurchase and retirement of common stock	(2,927,000)	(8,052,000)	(7,725,000)
Cash dividends paid	(3,450,000)	(3,315,000)	(2,945,000)

Net cash provided by (used in) financing activities	(1,224,000)	17,437,000	(7,178,000)

Net increase (decrease) in cash and cash equivalents *	(813,000)	317,000	(37,144,000)
Cash and cash equivalents, beginning of year	24,603,000	24,286,000	61,430,000

Cash and cash equivalents, end of year	$23,790,000	$24,603,000	$24,286,000

* Cash and cash equivalents is defined as cash and due from banks and federal funds sold.

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$2,087,000	$1,731,000	$1,684,000

The Corporation made interest payments of $12,571,000, $7,126,000, and $3,622,000 and income tax payments of $3,253,000, $2,965,000, and $3,886,000 in 2006, 2005 and 2004, respectively.

See notes to consolidated financial statements

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L   S T A T E M E N T S

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements include the accounts of The First of Long Island Corporation (the “Corporation”) and its wholly-owned subsidiary, The First National Bank of Long Island (the “Bank”), and subsidiaries wholly-owned by the Bank (either directly or indirectly), The First of Long Island Agency, Inc., FNY Service Corp., and The First of Long Island REIT, Inc. The Corporation’s financial condition and operating results principally reflect those of the Bank and its subsidiaries. All intercompany balances and amounts have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances, revenue and expense amounts, and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

          The accounting and reporting policies of the Corporation reflect banking industry practice and conform to generally accepted accounting principles in the United States. The following is a summary of the Corporation’s significant accounting policies.

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

Loans and Allowance For Loan Losses

          Loans are reported at their outstanding principal balance less any chargeoffs and the allowance for loan losses and plus or minus net deferred loan costs and fees, respectively. Interest on loans is credited to income based on the principal amount outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

          The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses. At December 31, 2006, the Bank had nonaccrual loans of $135,000 and had loans past due 90 days or more as to principal and interest payments and still accruing of $50,000. At December 31, 2005, the Bank nonaccrual loans of $151,000 and had no loans past due 90 days or more as to principal and interest payments and still accruing.

          The allowance for loan losses is established through provisions for loan losses charged against income. Amounts deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is an amount that management currently believes will be adequate to absorb probable incurred losses in the Bank’s loan portfolio. The process for estimating credit losses and determining the allowance for loan losses as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from those estimates. In determining the allowance for loan losses, there is not an exact amount but rather a range for what constitutes an appropriate allowance.

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

Bank-owned Life Insurance

          The Bank is the owner and beneficiary of life insurance policies on certain executives. Bank-owned life insurance, is recorded at the lower of its cash surrender value or the amount that can be realized.

Restricted Stocks

          The Bank is a member of the Federal Reserve System and the Federal Home Loan Bank System and as such is required to own a certain amount of stock of each entity. The Bank also has an equity interest in New York Bankers Association. These investments are included in other assets on the consolidated balance sheet, carried at cost, and periodically evaluated for impairment based on the ultimate recovery of cost. Cash dividends, if any, on these investments are reported as income.

Long-term Assets

          Premises and equipment and intangible assets, if any, and other long-term assets, if any, are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Stockholders’ Equity

          Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Corporation, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. There were 138,643, 87,636 and 32,815 antidilutive stock options at December 31, 2006, 2005 and 2004, respectively. Other than the stock options described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

          Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. As of December 31, 2006, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 95,645 shares of stock. Share repurchases are financed through available corporate cash.

          Shares Tendered Upon The Exercise of Stock Options. The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 2,309 shares in 2006 with a value of $100,000, 12,801 shares in 2005 with a value of $577,000, and 8,560 shares in 2004 with a value of $415,000.

Comprehensive Income

          Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Comprehensive income for the Corporation in each of the three years in the period ended December 31, 2006 consists solely of unrealized holding gains or losses on available-for-sale securities, and is reported net of related income taxes.

          Reclassification adjustments on an after-tax basis made for the purpose of determining other comprehensive income are as follows:

	2006	2005	2004

	(in thousands)
Net unrealized holding gains (losses) arising during period	$66	$(2,580)	$(1,605)
Reclassification adjustment for losses included in net income	381	453	289

Net unrealized gains (losses) on available-for-sale securities	$447	$(2,127)	$(1,316)

Stock-based Compensation

          The Corporation has a stock-based compensation plan as more fully described in Note J. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-based Payment” (“SFAS No. 123(R)”), using the modified prospective transition method. With limited exceptions, SFAS No. 123(R) requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award and to recognize such cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Pursuant to SFAS No. 123(R), the Corporation recorded stock-based employee compensation cost using the fair value method starting in 2006. The adoption of SFAS No. 123(R) in 2006 resulted in a reduction of income before income taxes of $210,000, a reduction in net income of $142,000, a decrease in both basic and diluted earnings per share of $.04, a decrease in cash flows from operations of $17,000, and an increase in cash flows from financing activities of $17,000.

          Prior to the adoption of SFAS No. 123(R), and in accordance with the provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123’’), the Corporation accounted for share-based payments under the recognition and measurement principles of Accounting Principle Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations. With the exception of $25,000 of stock-based compensation cost recorded in 2004 upon the modification of certain outstanding stock options, no stock-based employee compensation cost is reflected in net income for the years ended December 31, 2005 and 2004 since all stock options have been granted with an exercise price equal to the market value of the underlying common stock on the date of grant.

          The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004 of applying the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2005	2004

	(in thousands)
Net income, as reported	$12,277	$12,081
Deduct: Total cost of stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(924)	(531)

Pro forma net income	$11,353	$11,550

Earnings per share:
Basic - as reported	$3.14	$2.96
Basic - pro forma	$2.90	$2.83
Diluted - as reported	$3.10	$2.90
Diluted - pro forma	$2.86	$2.77

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

          Restricted stocks. The recorded book value of restricted stocks which is included in other assets is their estimated fair value.

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

Investment Management Division

          Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying consolidated financial statements. The Investment Management Division records fees on the accrual basis.

Reclassifications

          Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Pronouncements

          Effective January 1, 2006, the Corporation adopted SFAS No. 123(R). See accounting policy entitled “Stock-based Compensation” for a further discussion of the effect of adopting this standard.

          In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. Adoption of the recognition provisions of SFAS No. 158 had the following effect on individual line items in the 2006 balance sheet:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158

	(in thousands)
Other assets	$10,821	$(1,178)	$9,643
Deferred income tax benefits	193	471	664
Total assets	954,873	(707)	954,166
Accumulated other comprehensive income (loss) net of tax	242	(707)	(465)
Total stockholders’ equity	96,268	(707)	95,561

           In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The adoption of SAB 108 had no effect on the Corporation’s financial statements for the year ended December 31, 2006.

Impact of Not Yet Effective Authoritative Accounting Pronouncements

          In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends FASB Statements No. 133, “Accounting For Derivative Instruments and Hedging Activities” and No. 140, “Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. SFAS No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to impact the Corporation’s consolidated financial statements.

          In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 “Accounting for Servicing of Financial Assets” (“SFAS No. 156”), which amends FASB Statement No. 140, “Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to impact the Corporation’s consolidated financial statements.

          In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN No. 48 on January 1, 2007 had no impact on the Corporation’s consolidated financial statements.

          In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to impact the Corporation’s consolidated financial statements.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after employment terminates. Depending on the contractual terms of the split-dollar agreement, the required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or the future death benefit. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 06-4 is not expected to impact the Corporation’s consolidated financial statements.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance) (“EITF 06-5”). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The adoption of EITF 06-5 is not expected to impact the Corporation’s consolidated financial statements.

NOTE B – INVESTMENT SECURITIES

          The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2006 and 2005.

	2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
U.S. Treasury	$5,993	$—	$(57)	$5,936
State and municipals	65,629	1,287	(250)	66,666
Pass-through mortgage securities	32,689	113	(895)	31,907
Collateralized mortgage obligations	114,019	11	(1,694)	112,336

	$218,330	$1,411	$(2,896)	$216,845

Available-for-Sale Securities:
U.S. Treasury	$45,595	$—	$(521)	$45,074
U.S. government agencies	45,531	3	(104)	45,430
State and municipals	79,277	2,008	(94)	81,191
Pass-through mortgage securities	65,715	143	(1,032)	64,826

	$236,118	$2,154	$(1,751)	$236,521

	2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
U.S. Treasury	$7,960	$—	$(95)	$7,865
State and municipals	64,912	1,791	(401)	66,302
Pass-through mortgage securities	37,570	211	(1,133)	36,648
Collateralized mortgage obligations	148,818	109	(2,461)	146,466

	$259,260	$2,111	$(4,090)	$257,281

Available-for-Sale Securities:
U.S. Treasury	$98,542	$—	$(868)	$97,674
U.S. government agencies	34,756	—	(115)	34,641
Corporates	3,000	4	—	3,004
State and municipals	69,740	2,707	(14)	72,433
Pass-through mortgage securities	52,034	5	(2,060)	49,979

	$258,072	$2,716	$(3,057)	$257,731

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

          At December 31, 2006 and 2005, investment securities with a carrying value of $112,908,000 and $151,492,000, respectively, were pledged as collateral to secure public deposits and borrowings under repurchase agreements.

          Securities With Unrealized Losses. The following table sets forth securities with unrealized losses at December 31, 2006 and 2005 presented by length of time the securities have been in a continuous unrealized loss position.

	2006

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$—	$—	$51,010	$(578)	$51,010	$(578)
U.S. government agencies	15,019	(26)	18,782	(78)	33,801	(104)
State and municipals	16,182	(147)	9,420	(197)	25,602	(344)
Pass-through mortgage securities	3,077	(23)	50,339	(1,904)	53,416	(1,927)
Collateralized mortgage obligations	5,693	(16)	103,560	(1,678)	109,253	(1,694)

Total temporarily impaired	$39,971	$(212)	$233,111	$(4,435)	$273,082	$(4,647)

	2005

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$35,702	$(184)	$69,837	$(779)	$105,539	$(963)
U.S. government agencies	34,641	(115)	—	—	34,641	(115)
State and municipals	12,000	(180)	6,538	(235)	18,538	(415)
Pass-through mortgage securities	19,085	(334)	56,484	(2,859)	75,569	(3,193)
Collateralized mortgage obligations	82,730	(751)	46,977	(1,710)	129,707	(2,461)

Total temporarily impaired	$184,158	$(1,564)	$179,836	$(5,583)	$363,994	$(7,147)

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

          Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

	2006	2005	2004

	(in thousands)

Proceeds	$28,048	$77,941	$208,226

Gross gains	—	—	460
Gross losses	(635)	(912)	(941)

Net gains (losses)	$(635)	$(912)	$(481)

          The tax benefit related to these net realized losses was $254,000, $364,000 and $192,000 in 2006, 2005 and 2004, respectively.

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

          Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2006.

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
U.S. Treasury	$5,993	3.47%	$—	—%	$—	—%	$—	—%
State and municipals (2)	4,023	6.73	20,725	7.37	18,215	6.37	22,666	6.32
Pass-through mortgage securities	4	7.08	866	5.95	25,249	4.02	6,570	5.25
Collateralized mortgage obligations	—	—	694	4.43	—	—	113,325	4.35

	$10,020	4.78%	$22,285	7.22%	$43,464	5.00%	$142,561	4.70%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Fair Value)
U.S. Treasury	$5,936	3.47%	$—	—%	$—	—%	$—	—%
State and municipals (2)	4,044	6.73	21,359	7.37	18,525	6.37	22,738	6.32
Pass-through mortgage securities	4	7.08	876	5.95	24,458	4.02	6,569	5.25
Collateralized mortgage obligations	—	—	694	4.43	—	—	111,642	4.35

	$9,984	4.78%	$22,929	7.22%	$42,983	5.00%	$140,949	4.70%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Available-for-Sale Securities (Fair Value)
U.S. Treasury	$40,079	3.49%	$4,995	3.39%	$—	—%	$—	—%
U.S. government agencies	9,987	4.85	23,280	4.98	12,163	5.34	—	—
State and municipals (2)	4,620	6.79	33,580	6.97	24,075	6.93	18,916	6.49
Pass-through mortgage securities	—	—	2,287	3.40	14,699	3.84	47,840	5.39

	$54,686	4.02%	$64,142	5.84%	$50,937	5.66%	$66,756	5.70%

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

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.

NOTE C – LOANS

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2006	2005	2004

	(dollars in thousands)

Balance, beginning of year	$3,282	$2,808	$2,452

Loans charged off:
Commercial and industrial	65	—	12
Other	11	25	33

	76	25	45

Recoveries of loans charged off:
Commercial and industrial	—	—	7
Other	15	29	38

	15	29	45

Net (charge offs) recoveries	(61)	4	—
Provision for loan losses	670	470	356

Balance, end of year	$3,891	$3,282	$2,808

Ratio of net chargeoffs to average loans outstanding	.01%	.00%	.00%

          The Corporation’s loan portfolio at December 31, 2006 and 2005 included $2,238,000 and $2,002,000, respectively, of loans specifically identified as impaired under SFAS No. 114. Of the Corporation’s total impaired loans at December 31, 2006, $1,909,000 had a related allowance for loan losses of $208,000 and the balance had no related allowance for loan losses. The average recorded investment during 2006 in loans considered to be impaired as of December 31, 2006 was $2,327,000. Interest income recognized during 2006 on loans considered to be impaired as of December 31, 2006 and during the period in 2006 that such loans were impaired amounted to $180,000. Of the Corporation’s total impaired loans at December 31, 2005, $1,702,000 had a related allowance for loan losses of $317,000 and the balance had no related allowance for loan losses. The average recorded investment during 2005 in loans considered to be impaired as of December 31, 2005 was $2,339,000. Interest income recognized during 2005 on loans considered to be impaired as of December 31, 2005 and during the period in 2005 that such loans were impaired amounted to $81,000. The average recorded investment during 2004 in loans considered to be impaired as of December 31, 2004 was $1,671,000. Interest income recognized during 2004 on loans considered to be impaired as of December 31, 2004 and during the period in 2004 that such loans were impaired amounted to $59,000. All interest income recorded by the Corporation during 2006, 2005, and 2004 on loans considered to be impaired was generally recognized using the accrual method of accounting.

          Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2006 and 2005. Such loans are permitted under Regulation O of the Board of Governors of The Federal Reserve System. The aggregate amount of these loans was $2,747,000 and $1,455,000 at December 31, 2006 and 2005, respectively. During 2006, $1,529,000 of new loans to such persons were made and repayments totaled $237,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2006 or 2005.

NOTE D – PREMISES AND EQUIPMENT

          Bank premises and equipment consist of the following:

	December 31,

	2006	2005

	(in thousands)
Land	$1,274	$1,274
Buildings and improvements	5,287	5,284
Leasehold improvements	3,939	3,269
Furniture and equipment	12,628	10,851

	23,128	20,678
Accumulated depreciation and amortization	(14,433)	(13,095)

	$8,695	$7,583

          A building occupied by one of the Bank’s branch offices is leased from a director of the Corporation and the Bank. Although the lease expires on October 31, 2007, the Bank may, on ninety (90) days written notice, elect to extend the lease for an additional five (5) year period. The lease provides for annual base rent of $32,022 for the year ending October 31, 2007. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.

NOTE E – DEPOSITS

          The following table sets forth the remaining maturities of the Bank’s time deposits.

	Amount

	Less than $100,000	$100,000 or More	Total

	(in thousands)
2007	$42,768	$137,968	$180,736
2008	1,307	382	1,689
2009	510	—	510
2010	331	220	551
2011	770	515	1,285
Thereafter	8	—	8

	$45,694	$139,085	$184,779

          The aggregate amount of deposit account overdrafts included in other loans on the consolidated balance sheet was $866,000 and $816,000 at December 31, 2006 and 2005, respectively.

NOTE F – SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

          Securities sold under repurchase agreements are short-term collateralized financing arrangements that mature within 45 days. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements.

	December 31,

	2006	2005

	(dollars in thousands)
Average daily balance during the year	$37,989	$65,714
Average interest rate during the year	4.59%	3.01%
Maximum month-end balance during the year	$70,574	$82,600
Weighted average interest rate at year-end	4.83%	3.98%

NOTE G – INCOME TAXES

          The Corporation and its subsidiary file a consolidated federal income tax return. Income taxes charged to earnings in 2006, 2005, and 2004 had effective tax rates of 19.9%, 20.0%, and 24.2%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,

	2006	2005	2004

Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit	.8	1.4	3.7
Tax-exempt income, net of disallowed cost of funding	(14.3)	(13.8)	(13.7)
Accretion of cash surrender value of bank-owned life insurance	(1.0)	(.6)	—
Other	.4	(1.0)	.2

	19.9%	20.0%	24.2%

          Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,

	2006	2005	2004

	(in thousands)
Current:
Federal	$2,801	$2,725	$2,747
State and local	196	633	846

	2,997	3,358	3,593

Deferred:
Federal	(189)	(20)	227
State and local	(23)	(273)	43

	(212)	(293)	270

	$2,785	$3,065	$3,863

          Net Deferred Tax Asset. The following table sets forth the components of the Bank’s net deferred tax asset.

	December 31,

	2006	2005

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$1,049	$796
Supplemental executive retirement expense	128	121
Directors’ retirement expense	92	80
Stock-based compensation	68	—
Depreciation	93	6
Accrued professional fees	12	12
Unrealized losses on available-for-sale securities	—	136

	1,442	1,151
Valuation allowance	—	—

	1,442	1,151

Deferred tax liabilities:
Prepaid pension	609	870
Unrealized gains on available-for-sale securities	161	—
Other	8	2

	778	872

Net deferred tax asset	$664	$279

NOTE H – REGULATORY MATTERS

          Minimum Regulatory Capital Requirements. The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital to average assets (as defined).

          As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

	2006

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

			(dollars in thousands)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$99,697	22.83%	$34,934	8.00%	N/A	N/A
Bank	98,692	22.61	34,919	8.00	$43,649	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	95,806	21.94	17,467	4.00	N/A	N/A
Bank	94,801	21.72	17,460	4.00	26,189	6.00
Tier 1 Capital to Average Assets:
Consolidated	95,806	9.69	39,539	4.00	N/A	N/A
Bank	94,801	9.59	39,532	4.00	49,415	5.00

	2005

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

			(dollars in thousands)

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$93,965	25.16%	$29,877	8.00%	N/A	N/A
Bank	92,180	24.68	29,876	8.00	$37,345	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	90,683	24.28	14,938	4.00	N/A	N/A
Bank	88,898	23.80	14,938	4.00	22,407	6.00
Tier 1 Capital to Average Assets:
Consolidated	90,683	9.26	39,176	4.00	N/A	N/A
Bank	88,898	9.08	39,182	4.00	48,978	5.00

          Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank’s net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2006, the Bank had retained net income for the current and two preceding calendar years of $10,130,000.

          Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank’s average reserve requirement for 2006 was approximately $10,013,000.

          Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2006, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $14,183,000.

NOTE I – SHAREHOLDER PROTECTION RIGHTS PLAN

          On July 18, 2006, the Board of Directors of the Corporation (the “Board”) unanimously determined to renew the Corporation’s Shareholder Protection Rights Plan and declared a distribution of one right (“Right”) for each share of the Corporation’s common stock (the “Common Stock”) outstanding on August 1, 2006.

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

          When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $150 (the “Exercise Price”). However, in the event that the Corporation has announced that any person has acquired 20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

          The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

NOTE J – STOCK-BASED COMPENSATION

          The Corporation has two share-based compensation plans which are described below. The compensation cost that has been charged against income for those plans was $210,000 and $25,000 for 2006 and 2004, respectively, and zero in 2005. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $68,000 for 2006 and zero for 2005 and 2004.

          The Corporation’s 2006 Stock Compensation Plan (the “2006 Plan”) was approved by its shareholders on April 18, 2006 as a successor to the 1996 Stock Option and Appreciation Rights Plan (the “1996 Plan”), which expired on January 15, 2006 (collectively referred to as the “Stock Compensation Plans”). The 2006 Plan permits the granting of stock options, stock appreciation rights, restricted stock, and restricted stock units to employees and non-employee directors for up to 300,000 shares of common stock of which 248,341 shares remain available for grant as of December 31, 2006. The number of awards that can be granted under the 2006 Plan to any one person in any one fiscal year is limited to 35,000 shares. Under the terms of the 2006 Plan, stock options and stock appreciation rights can not have an exercise price that is less than 100% of the fair market value of one share of the underlying common stock on the date of grant. The term and/or vesting of awards made under the 2006 Plan will be determined from time to time in accordance with rules adopted by the Corporation’s Compensation Committee and be in compliance with the applicable provisions, if any, of the Internal Revenue Code. Notwithstanding anything to the contrary in any award agreement, awards under the 2006 Plan will become immediately exercisable or will immediately vest, as the case may be, in the event of a change in control.

          The Corporation’s 1996 Plan permitted the granting of stock options, with or without stock appreciation rights attached, and stand alone stock appreciation rights to employees and non-employee directors for up to 540,000 shares of common stock. The number of stock options and stock appreciation rights that could have been granted under the 1996

Plan to any one person in any one fiscal year was limited to 25,000. Each option granted under the 1996 Plan was granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant. Options granted under the 1996 Plan on or before December 31, 2000 became exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. Options granted under the 1996 Plan in January 2005 became exercisable in whole or in part commencing ninety days from the date of grant and ending ten years after the date of grant. By the terms of their grant, all other options under the 1996 Plan were granted with a three year vesting period and a ten year expiration date. However, vesting was subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances.

          Fair Value of Stock Option Awards. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model and the assumptions noted in the following table. Expected volatilities are based on historical volatilities of the Corporation’s common stock. The Corporation uses historical data to estimate the expected term of options granted. The risk-free interest rate for the expected term of the options was based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of options granted was determined using the following assumptions as of the grant date.

	2006	2005	2004

Expected volatility	25.11%	24.17%	19.94%
Expected dividends	2.09%	2.00%	2.00%
Expected term (in years)	6.7	7.0	7.0
Risk-free interest rate	5.07%	4.15%	3.80%

          The weighted average grant date fair value of options granted in 2006, 2005 and 2004 was $11.97, $13.03 and $12.01, respectively.

          Stock Option Activity. On July 1, 2006 the Corporation’s board of directors granted 51,659 nonqualified stock options under the 2006 Plan. The options were granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant. The options have a five-year vesting period and expire ten years from the date of grant. However, vesting is subject to acceleration in the event of retirement, death, disability, or a change in control.

          A summary of options outstanding under the Corporation’s Stock Compensation Plans as of December 31, 2006 and changes during the year then ended are presented below.

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs.)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2006	228,650	$34.78
Granted	51,659	41.65
Exercised	(14,673)	27.44
Forfeited or expired	(652)	45.89

Outstanding at December 31, 2006	264,984	$36.50	6.58	$2,190

Exercisable at December 31, 2006	207,114	$34.83	5.85	$2,073

          The total intrinsic value of options exercised in 2006, 2005, and 2004 was $233,000, $1,155,000 and $1,154,000, respectively. The total fair value of options vested during the years ended December 31, 2006, 2005, and 2004 was $102,000, $1,096,000 and $870,000, respectively.

          As of December 31, 2006, there was $435,000 of total unrecognized compensation cost related to nonvested stock options. The cost is expected to be recognized over a period of 4.5 years.

          Cash Received and Tax Benefits Realized. Cash received from option exercises in 2006, 2005, and 2004 was $402,000, $1,502,000 and $927,000, respectively. The actual tax benefit realized for the tax deductions from option exercises in 2006, 2005, and 2004 was $17,000, $220,000 and $116,000, respectively.

          Other. No cash was used to settle stock options in 2006 or 2005. The Corporation uses newly issued shares to settle stock option exercises.

NOTE K – RETIREMENT PLANS

          The Bank has a combined profit sharing/401(k) plan (the “Profit Sharing Plan”). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make “Additional” contributions to each participant’s account based on the amount of the participant’s tax deferred contributions and make profit sharing contributions to each participant’s account equal to a percentage of the participant’s compensation, as defined. Based on a recent competitive review of the Bank’s overall retirement program versus that of its peers, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has decided to discontinue profit sharing contributions beginning in 2007. In determining an appropriate profit sharing contribution percentage for 2006 and prior years, the Compensation Committee considered the Bank’s actual performance against targeted earnings goals. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions, if any, made by the Bank. Additional contributions were $179,000, $166,000, and $165,000 for 2006, 2005, and 2004, respectively, and profit sharing contributions were $524,000, $664,000, and $814,000, respectively.

          The Bank’s Supplemental Executive Retirement Program (“SERP”) provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. SERP expense was $113,000, $196,000, and $240,000 in 2006, 2005, and 2004, respectively. The downward trend in SERP expense during the last two years is primarily due to an increased return on plan assets and a reduction in plan participants.

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

          Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service. The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation. The Bank’s funding policy, the frozen actuarial liability actuarial cost method, is consistent with the funding requirements of federal law and regulations. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

          Major Categories of Plan Assets. The following table sets forth the major categories of Plan assets as of the last two Plan year ends and the percentage of the total value of Plan assets accounted for by each.

	Percentage of Fair Value of Total Plan Assets at:

	9/30/06	9/30/05

Equity Securities	59.8%	58.8%
Debt Securities	39.9	41.2
Real Estate	—	—
All Other Assets	.3	—

	100.0%	100.0%

          The Retirement System uses two investment management firms, with one firm investing approximately 68% and the other firm investing approximately 32% of the total portfolio. The Retirement System investment objective is to exceed the investment benchmark in each asset category. Each firm operates under a separate written investment policy approved by the Trustees. The mix of equity and debt securities is determined from time to time by the Trustees based on a review of the Retirement System’s requirements.

          The current target allocation percentage for equity securities is 60% but may vary from 50% to 70% based on the investment managers’ discretion. The equity portfolio includes, among other things, international securities and equities in a separately managed large cap core equity fund that is permitted to invest in a diversified range of securities in the US equity markets.

          The current target allocation percentage for debt securities is 40% but may vary from 30% to 50% at the investment manager’s discretion. Fixed income investments include various debt securities included in a fixed income portfolio and a core bond fixed income fund. The fixed income portfolio operates with guidelines relating to types of debt securities, quality ratings, maturities, and single company and sector allocation limits. The portfolio investments in the core bond fixed income fund are limited to US Dollar denominated, fixed income securities and selective derivatives designed to have attributes similar to such fixed income securities.

          Net Pension Cost. The following table sets forth the components of net periodic pension cost.

	2006	2005	2004

	(in thousands)
Service cost, net of plan participant contributions	$785	$761	$672
Interest cost	743	690	627
Expected return on plan assets	(1,001)	(839)	(703)
Amortization of prior service cost	20	20	20
Amortization of net actuarial loss	27	58	52

Net pension cost	$574	$690	$668

          It is estimated that $20,000 of prior service costs and no net loss will be amortized for the defined benefit pension plan from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year.

          Significant Actuarial Assumptions. The following tables set forth the significant actuarial assumptions used to determine the benefit obligation as of September 30, 2006, 2005, and 2004 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at September 30	2006	2005	2004

Discount rate	5.75%	5.50%	5.75%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

Weighted average assumptions used to determine pension cost for the year ended September 30	2006	2005	2004

Discount rate	5.50%	5.75%	6.00%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

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

          Funded Status of The Plan. The following table sets forth the change in the projected benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan, net amount recognized, and accumulated benefit obligation.

	Year Ended September 30,

	2006	2005	2004

	(in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$13,794	$12,197	$10,617
Service cost before plan participant contributions	941	933	828
Plan participant contributions	(156)	(172)	(156)
Expenses	(105)	(92)	(81)
Interest cost	743	690	627
Benefits paid	(577)	(411)	(396)
Assumption changes and other	87	649	758

Projected benefit obligation at end of year	14,727	13,794	12,197

Change in plan assets
Fair value of plan assets at beginning of year	14,501	12,108	10,133
Actual return on plan assets	1,710	1,441	1,113
Employer contributions	1,087	1,284	1,183
Plan participant contributions	156	171	156
Benefits paid	(577)	(411)	(396)
Expenses	(105)	(92)	(81)

Fair value of plan assets at end of year	16,772	14,501	12,108

Funded status	2,045	707	(89)
Unrecognized net actuarial loss	—	1,807	1,989
Unrecognized prior service cost	—	196	216

Net amount recognized	$2,045	$2,710	$2,116

Accumulated Benefit Obligation	$11,779	$11,165	$9,750

          Amounts recognized in the balance sheet at December 31, 2005 consist of prepaid benefit cost of $2,710,000 less accrued benefit cost of $242,000. The amounts recognized in accumulated other comprehensive income at December 31, 2006 consist of net loss of $1,001,000 and prior service cost of $177,000.

          The net amount recognized in the balance sheet as of December 31, 2006 differs from the amount presented in the above table due to an accrual of three additional months of pension expense. The Bank has no minimum required contribution to the Pension Plan for the Plan year ending September 30, 2007, and its maximum tax deductible contribution is approximately $4,484,000. The Bank expects to make a contribution within that range by September 30, 2007, but the amount of such contribution has not yet been determined.

          Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be made by the Plan.

Year	Amount

(in thousands)
2007	$622
2008	651
2009	674
2010	681
2011	703
2012-2016	5,324

NOTE L – OTHER OPERATING EXPENSES

          Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in one or more of the years shown are as follows:

	2006	2005	2004

	(in thousands)

Computer services	$1,102	$840	$773
Property and liability insurance	633	738	753
Marketing	434	492	483

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

	2006		2005

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

	(in thousands)

Commitments to extend credit	$7,194	$70,995	$4,735	$70,128
Standby letters of credit	3,256	—	2,568	—
Commercial letters of credit	557	—	—	—

          Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Unused home equity lines, which comprise a substantial portion of these commitments, generally expire ten years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The fixed rate loan commitments shown in the table are to make loans with interest rates ranging from 5.50% to 6.50% and maturities ranging from 9 years to 30 years. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

          Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank’s standby letters of credit extend through December 31, 2007. However, most are effectively automatically renewable. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2006 varied from 0% to 100%, and averaged 66%. Standby letters of credit are considered financial guarantees and are recorded at fair value.

          Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The credit risk involved in issuing commercial letters of credit is the same as that discussed in the preceding paragraph for standby letters of credit. The Bank generally obtains personal guarantees supporting these commitments. The one commercial letter of credit outstanding as of December 31, 2006 matures in May 2007 and is supported by a personal guarantee.

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

          Lease Commitments. At December 31, 2006, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount

(in thousands)
2007	$927
2008	865
2009	792
2010	749
2011	676
Thereafter	2,534

$6,543

          The Bank has various renewal options on the above leases. Rent expense was $896,000, $765,000, and $714,000 in 2006, 2005, and 2004, respectively.

          Employment Contracts. Currently, all of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts currently range from eighteen months to three years and, unless the Corporation gives written notice of non-extension within the time frames set forth in the contracts, are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between eighteen months and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,518,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

          Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2006 and 2005.

	2006		2005

	Carrying/ Contract Amount	Fair Value	Carrying/ Contract Amount	Fair Value

	(in thousands)
Financial Assets:
Cash and due from banks	$23,790	$23,790	$24,603	$24,603
Held-to-maturity securities	218,330	216,845	259,260	257,281
Available-for-sale securities	236,521	236,521	257,731	257,731
Loans	445,574	444,338	377,210	373,064
Restricted stocks (included in other assets)	1,587	1,587	1,406	1,406
Accrued interest receivable	5,304	5,304	4,828	4,828

Financial Liabilities:
Checking deposits	321,524	321,524	307,842	307,842
Savings and money market deposits	318,494	318,494	394,176	394,176
Time deposits	184,779	184,726	85,993	85,787
Securities sold under repurchase agreements	28,143	28,143	60,195	60,195
Accrued interest payable	787	787	408	408

NOTE O – PARENT COMPANY FINANCIAL INFORMATION

          Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS

	December 31,

	2006	2005

	(in thousands)
Assets:
Cash and due from banks	$2,925	$3,221
Investment in subsidiary bank, at equity	94,556	88,913
Other assets	167	295

	$97,648	$92,429

Liabilities:
Cash dividends payable	$2,087	$1,731

Stockholders’ equity:
Common stock	379	385
Surplus	525	817
Retained earnings	95,122	89,701

	96,026	90,903
Accumulated other comprehensive loss net of tax	(465)	(205)

	95,561	90,698

	$97,648	$92,429

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,

	2006	2005	2004

	(in thousands)
Income:
Dividends from subsidiary bank	$5,590	$10,700	$9,600
Interest on deposits with subsidiary bank	26	12	13
Other	3	2	—

	5,619	10,714	9,613

Expenses:
Stock-based compensation expense	210	—	25
Other operating expenses	236	200	83

	446	200	108

Income before income taxes	5,173	10,514	9,505
Income tax benefit	(151)	(74)	(38)

Income before undistributed earnings of subsidiary bank	5,324	10,588	9,543
Equity in undistributed earnings	5,903	1,689	2,538

Net income	$11,227	$12,277	$12,081

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2006	2005	2004

	(in thousands)
Cash Flows From Operating Activities:
Net income	$11,227	$12,277	$12,081
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(5,903)	(1,689)	(2,538)
Stock-based compensation expense	210	—	25
Decrease in other assets	128	79	95

Net cash provided by operating activities	5,662	10,667	9,663

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(2,927)	(8,052)	(7,725)
Proceeds from exercise of stock options	402	1,502	927
Tax benefit of stock options	17	—	—
Cash dividends paid	(3,450)	(3,315)	(2,945)

Net cash used in financing activities	(5,958)	(9,865)	(9,743)

Net increase (decrease) in cash and cash equivalents*	(296)	802	(80)
Cash and cash equivalents, beginning of year	3,221	2,419	2,499

Cash and cash equivalents, end of year	$2,925	$3,221	$2,419

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$2,087	$1,731	$1,684

*	Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(in thousands, except per share data)
2006
Interest income	$11,447	$12,195	$12,642	$12,716	$49,000
Interest expense	2,651	3,126	3,500	3,672	12,949
Net interest income	8,796	9,069	9,142	9,044	36,051
Provision for loan losses	236	149	89	196	670
Noninterest income before net securities losses	1,585	1,438	1,475	1,435	5,933
Net losses on sales of securities	—	(30)	—	(605)	(635)
Noninterest expense	6,512	6,759	6,996	6,400	26,667
Income before income taxes	3,633	3,569	3,532	3,278	14,012
Income taxes	826	775	653	531	2,785
Net income	2,807	2,794	2,879	2,747	11,227
Earnings per share:
Basic	.73	.73	.76	.72	2.94
Diluted	.72	.72	.75	.71	2.90
Comprehensive income	1,791	1,995	4,904	2,984	11,674

2005
Interest income	$9,701	$10,596	$11,157	$11,235	$42,689
Interest expense	1,235	1,869	2,171	2,151	7,426
Net interest income	8,466	8,727	8,986	9,084	35,263
Provision for loan losses (credit)	150	176	(12)	156	470
Noninterest income before net securities gains (losses)	1,851	1,651	1,558	1,513	6,573
Net gains (losses) on sales of securities	(162)	152	—	(745)	(755)
Noninterest expense	6,225	6,657	6,263	6,124	25,269
Income before income taxes	3,780	3,697	4,293	3,572	15,342
Income taxes	738	730	962	635	3,065
Net income	3,042	2,967	3,331	2,937	12,277
Earnings per share:
Basic	.77	.75	.86	.76	3.14
Diluted	.76	.74	.85	.75	3.10
Comprehensive income	931	4,352	2,067	2,800	10,150

Officers
The First of Long Island Corporation

Michael N. Vittorio
President & Chief Executive Officer

Mark D. Curtis
Senior Vice President & Treasurer

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President & Secretary

Wayne B. Drake
Assistant Treasurer

Kitty W. Craig
Chief Auditor

Official Staff
The First National Bank of Long Island

ADMINISTRATION

Michael N. Vittorio
President & Chief Executive Officer

AUDITING
Kitty W. Craig
Vice President

BRANCH ADMINISTRATION

James Clavell
Senior Vice President

Richard P. Perro
Vice President

COMMERCIAL BANKING

Joseph G. Perri
Executive Vice President

John L. Attanasio
Vice President

Patricia A. DeMasi
Vice President

Albert T. Ghelarducci
Vice President

NASSAU COUNTY REGIONAL OFFICE
(Commercial Banking)

Kim M. Carbone
Senior Vice President

Dante D. Mancini
Vice President

James A. Oliveri
Vice President

Jane F. Reed
Vice President

John P. Solensky
Vice President

SUFFOLK COUNTY REGIONAL OFFICE
(Commercial Banking)

James P. Johnis
Senior Vice President

Deborah A. Cassidy
Vice President

Margaret M. Curran
Vice President

Stephen Durso
Vice President

Richard B. Smith
Vice President

COMMERCIAL LENDING

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

Albert Arena
Vice President

John J. Reilly
Vice President

William W. Riley
Vice President

Kevin J. Talty
Vice President

DATA PROCESSING

Jose Diaz
Vice President

FINANCE

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Senior Vice President, Senior Investment Officer

Howard F. Hoeberlein
Senior Vice President & Controller

GENERAL SERVICES

Daniel Sapanara
General Services Officer

HUMAN RESOURCES

Debbie L. Ryan
Vice President & Director

INFORMATION TECHNOLOGY SERVICES

Conrad Lissade
IT Services Manager

INVESTMENT MANAGEMENT DIVISION

Brian J. Keeney
Executive Vice President

Josephine Buckley
Vice President & Trust Officer

Francis V. Liantonio
Vice President

Charlene P. Palmer
Vice President

Sharon E. Pazienza
Vice President & Trust Officer

LOAN CENTER

Robert B. Jacobs
Vice President

MARKETING

Laura C. Ierulli
Vice President & Director

OPERATIONS ADMINISTRATION

Richard Kick
Executive Vice President

Betsy Gustafson
Senior Vice President

COUNSEL
Schupbach, Williams & Pavone LLP

INDEPENDENT AUDITORS
Crowe Chizek and Company LLC

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s annual report on Form 10-K for 2006, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

EXECUTIVE OFFICE

The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

ANNUAL MEETING NOTICE
The Annual Meeting of Stockholders will be held at the Westbury Manor, 1100 Jericho Turnpike, Westbury, N.Y. on Tuesday, April 17, 2007 at 3:30 P.M.

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

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Kilgannon & Giammarese, CPAs, PC

[PHOTO OMITTED]
Leonard Gleicher
Partner
Goldberg Bros. Realtors

[PHOTO OMITTED]
Herbert Haber, CPA

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Kenneth R. Latham

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar Levine & Felix LLP

[PHOTO OMITTED]
Wallace Leinheardt, Esq.
Jaspan Schlesinger Hoffman LLP

[PHOTO OMITTED]
James Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal
Owen Petersen & Co., LLP

[PHOTO OMITTED]
Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
Richard E. Nussbaum, CPA
Nussbaum Yates & Wolpow, P.C.

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Douglas Pierce
President
Pierce Country Day School & Camp Inc.

[PHOTO OMITTED]
Jay Pitti
President
Merrick House & Gardens

[PHOTO OMITTED]
Stephen Ruchman
Ruchman Associates

[PHOTO OMITTED]
Scott Sammis
President
Sammis, Smith & Brush Inc.

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses & Schreiber

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Shaw Shahery
President
Convermat Corporation

[PHOTO OMITTED]
J. Stanley Shaw
Senior Member
Shaw, Licitra, Gulotta, Esernio & Schwartz, P.C.

[PHOTO OMITTED]
H. Craig Treiber
Chairman & CEO
The Treiber Insurance Group

[PHOTO OMITTED]
Sal Turano
President
Abstracts Incorporated

[PHOTO OMITTED]
Arthur Ventura
President
Badge Agency, Inc.

[PHOTO OMITTED]
George J. Walsh, Esq.
Thompson Hine LLP

[PHOTO OMITTED]
Robert A. Wilkie, Esq.
Wilkie & Wilkie

[PHOTO OMITTED]
Mark Wurzel
President
Calico Cottage, Inc.

Photos not available:

Zachary Levy, Esq.

Christopher T. McGrath, Esq.
Partner
Sullivan, Papain, Block, McGrath & Cannavo, P.C.

John G. Passarelli, M.D., F.A.A.O.
Medical Director
Long Island Eye Surgery Center
Long Island Eye Surgical Care, P.C.

[PHOTO OMITTED]
1927-2007
Celebrating 80 years of customer satisfaction

“THANK YOU” to our customers and employees for your support. We look forward to continuing to provide personal, quality service to all our customers. Personalizing our business approach is what we are all about which is why we are known as the Bank “Where Everyone Knows Your Name.”

The First National Bank of Long Island
Where Everyone Knows Your Name

Long Island
(516) 671-4900

Manhattan
(212) 566-1500

www.fnbli.com

[PHOTOS OMITTED]