Form 10-K, Exhibit 13
period 2007-12-31
FIRST OF LONG ISLAND CORP
filed 2008-03-17
CIK 740663

EXHIBIT 13 – REGISTRANT’S ANNUAL REPORT TO SHAREHOLDERS

80th Anniversary
1927-2007

[LOGO]
The First National Bank of Long Island
Where Everyone Knows Your Name

2007 Annual Report

[LOGO]
The First of Long Island Corporation

“Our mission is to deliver exceptional personalized service to small businesses, professionals, middle market customers and service conscious consumers in targeted markets resulting in superior financial returns to shareholders.”

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

80th Anniversary

In the 1920’s, the local residents and businesses in Glen Head and Glenwood Landing were primarily dependent on farming and fishing for their livelihood. They traveled far to other towns and Manhattan to handle their personal and business banking transactions. The inconvenience of not having a bank in the community encouraged local residents to join together and request permission to establish a bank in Glen Head. Within five months after their initial meeting, they raised $50,000 in capital and received authorization from the Comptroller of the Currency to “commence in the business of banking.”

Thanks to their hard work and efforts, on October 1, 1927, the doors to The First National Bank of Glen Head officially opened on Glen Head Road and Mr. G. Thomas Powell was appointed President of the Bank. This was one of the most important and outstanding achievements in the history and progress of Glen Head.

In the ensuing 80 years much has happened to the Bank, now known as The First National Bank of Long Island. With twenty-six branch locations, soon to be twenty-seven, and more than $1 billion dollars in assets, The First of Long Island has become one of the foremost leaders in the local community banking industry. We take pride in all of our achievements and look forward to building upon our success in the years to come.

[PHOTO OMITTED]
1927-2007

Photo Montage
[PHOTO OMITTED]

Dear Shareholder,

          I am delighted to write to you regarding the 2007 performance of our Bank. During the year, we continued to execute on our strategic plan, which calls for realigning our balance sheet, strengthening our management team, and investing in our growth initiatives. We were able to build our franchise and grow our balance sheet in a difficult banking environment. Some of the year’s highlights are as follows:

           HIGHLIGHTS:

•	Total assets grew $114.9 million, or 12%, to $1.07 billion.

•	We increased our cash dividends by 16% to 58 cents per share.

•	Earnings increased to $11.5 million, or $1.51 per share.

•	Commercial mortgages grew $31.4 million, or 22.7%.

•	Residential mortgages grew $21.2 million, or 12.2%.

•	Home Equity loans were up $14.9 million, or 22.3%.

•	Deposits grew to $869.0 million, or 5.4%.

•	We opened a full service branch in Northport Village, Long Island and are getting ready to open a full service branch in Babylon, Long Island.

          We were able to accomplish these results while repositioning the Bank for future growth. One significant accomplishment was to update and improve our technology platform, which was completed in September 2007. This was a 2 1/2 year project that included an enhancement of our network, a major investment in laptops and desktops, an upgrade in our servers, and the eventual transition to a more sophisticated and comprehensive core processing system. This upgrade has given us greater capacity, the ability to more efficiently introduce new products and services and allows us to better meet the needs of our customer base.

          In 2007, we continued to change the composition of our earning assets from securities to loans. Our increase in earnings can largely be attributed to loan growth. From year-end 2006 to year-end 2007, total loans grew $76.1 million, or 16.9%. Our intent has been to meet the needs of our customers, while at the same time improve the Bank’s current and future earnings prospects. We have strengthened our risk management system and our relationship management platform to ensure loans continue to grow in a disciplined way. Our loan quality remains excellent as measured by the year-end ratio of non-accruing loans to total loans of .05%.

          In late December, we opened a full-service branch in Northport Village, Long Island. This is our second branch in this attractive micro-market. Shortly, we will open another full-service branch in Babylon, Long Island, evidencing our intent to expand to Long Island’s south shore. Over the long term, we are confident our branch system will help build the Bank’s franchise value and correspondingly, enhance shareholder value. With the opening of Babylon, our total branch count will be twenty-seven. Branch expansion remains a major component of our growth strategy.

          We are gratified by our accomplishments in 2007, as we remain focused on making appropriate investments to sustain growth and enhance profitability.

          Since becoming Chief Executive in 2003, I am proud to have been given the opportunity to serve our shareholders and transition the Bank for the future. We have a professional group of senior managers who are passionate about serving our customers and expanding our geographic presence. They, along with our other employees, remain committed to our customers. As an organization, we feel we know our customer base well. We are focused in our efforts to deliver the best possible service and remain committed to being “THE BANK WHERE EVERYONE KNOWS YOUR NAME.”

Michael N. Vittorio
President & Chief Executive Officer

[PHOTO OMITTED]
Michael N. Vittorio at our new full-service branch office in Northport Village, Long Island.

S E L E C T E D  F I N A N C I A L  D A T A

          The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes.

	2007	2006	2005	2004	2003

INCOME STATEMENT DATA:
Interest Income	$53,023,000	$49,000,000	$42,689,000	$38,407,000	$36,968,000
Interest Expense	16,269,000	12,949,000	7,426,000	3,665,000	3,878,000
Net Interest Income	36,754,000	36,051,000	35,263,000	34,742,000	33,090,000
Provision for Loan Losses	575,000	670,000	470,000	356,000	457,000
Net Income	11,482,000	11,227,000	12,277,000	12,081,000	11,365,000

PER SHARE DATA:
Basic Earnings	$1.52	$1.47	$1.57	$1.48	$1.39
Diluted Earnings	1.51	1.45	1.55	1.45	1.36
Cash Dividends Declared	.58	.50	.44	.39	.35
Dividend Payout Ratio	38.41%	34.48%	28.06%	26.90%	25.74%
Stock Splits/Dividends Declared	2-for-1	—	—	—	—
Book Value	$13.73	$12.60	$11.79	$11.37	$10.93

BALANCE SHEET DATA AT YEAR END:
Total Assets	$1,069,019,000	$954,166,000	$944,156,000	$917,778,000	$914,264,000
Loans	525,539,000	449,465,000	380,492,000	342,437,000	321,971,000
Allowance for Loan Losses	4,453,000	3,891,000	3,282,000	2,808,000	2,452,000
Deposits	869,038,000	824,797,000	788,011,000	771,250,000	777,155,000
Borrowings	92,110,000	28,143,000	60,195,000	49,654,000	41,184,000
Stockholders’ Equity	102,384,000	95,561,000	90,698,000	90,240,000	89,291,000

AVERAGE BALANCE SHEET DATA:
Total Assets	$1,003,240,000	$977,232,000	$978,869,000	$935,278,000	$851,407,000
Loans	480,166,000	418,746,000	359,288,000	336,587,000	281,556,000
Allowance for Loan Losses	4,167,000	3,609,000	3,072,000	2,655,000	2,246,000
Deposits	868,421,000	842,399,000	818,842,000	799,458,000	742,991,000
Borrowings	32,705,000	37,989,000	65,714,000	38,682,000	17,100,000
Stockholders’ Equity	98,402,000	93,064,000	90,403,000	92,248,000	86,099,000

FINANCIAL RATIOS:
Return on Average Assets (ROA)	1.14%	1.15%	1.25%	1.29%	1.33%
Return on Average Stockholders’ Equity (ROE)	11.67%	12.06%	13.58%	13.10%	13.20%
Average Equity to Average Assets	9.81%	9.52%	9.24%	9.86%	10.11%

S T O C K  P R I C E S

          The Corporation’s Common Stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2007 and 2006.

	2007		2006

Quarter	High	Low	High	Low

First	$22.89	$21.30	$21.95	$20.85
Second	23.99	20.20	21.97	20.83
Third	22.00	17.50	22.48	21.06
Fourth	20.99	18.04	22.74	21.01

          At December 31, 2007, there were 612 stockholders of record of the Corporation’s Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

Board of Directors
The First of Long Island Corporation

[PHOTO OMITTED]
From left to right (standing): J. Douglas Maxwell Jr., Stephen V. Murphy, Beverly Ann Gehlmeyer, Allen E. Busching, Michael N. Vittorio, Paul T. Canarick, Howard Thomas Hogan Jr., Esq., William H.J. Hoefling
(sitting): John T. Lane, Walter C. Teagle III, Alexander L. Cover

Allen E. Busching
Principal
B&B Capital
(consulting and private investment)

Paul T. Canarick
President & Principal
Paul Todd, Inc.
(construction company)

Alexander L. Cover
Management Consultant
Self Employed
(financial consulting)

Beverly Ann Gehlmeyer
Tax Manager
Gehlmeyer & Company, CPA’s, P.C.
(accountants)

William H.J. Hoefling
Managing Partner
Crystal Pond Capital Partners LLC
(private equity)

Howard Thomas Hogan Jr., Esq.
Director
Hogan & Hogan
(attorney)

John T. Lane
Retired Managing Director
J.P. Morgan & Co.

J. Douglas Maxwell Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical instrumentation)

Stephen V. Murphy
President
S.V. Murphy & Co., Inc.
(investment banking)

Walter C. Teagle III
Non-executive Chairman

Managing Director
Groton Partners LLC
(merchant bank)

Michael N. Vittorio
President & Chief Executive Officer

Executive Officers
The First National Bank of Long Island

[PHOTO OMITTED]
From left to right (standing): John Grasso, Donald L. Manfredonia, Richard Kick, Michael N. Vittorio, Joseph G. Perri and Brian J. Keeney
(sitting): Sallyanne K. Ballweg and Mark D. Curtis

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

Mark D. Curtis
Executive Vice President
Chief Financial Officer & Cashier

John Grasso
Executive Vice President
Distribution Executive

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Joseph G. Perri
Executive Vice President
Senior Commercial Banking Officer

Branch Locations

[PHOTO OMITTED]

Full Service Offices

[PHOTO OMITTED] – Coming Soon!!
BABYLON
42 Deer Park Avenue
Babylon, NY 11702
(631) 422-1700

Colleen Vogelsberg
Vice President & Branch Manager

[PHOTO OMITTED]
GARDEN CITY
1050 Franklin Avenue
Garden City, NY 11530
(516) 742-6262

Carol A. Kolesar
Vice President & Branch Manager

[PHOTO OMITTED]
GLEN HEAD
10 Glen Head Road
Glen Head, NY 11545
(516) 671-4900

John J. Mulder Jr.
Vice President & Branch Manager

[PHOTO OMITTED]
GREENVALE
7 Glen Cove Road
Greenvale, NY 11548
(516) 621-8811

Christina Cocca
Vice President & Branch Manager

[PHOTO OMITTED]
HUNTINGTON
253 New York Avenue
Huntington, NY 11743
(631) 427-4143

Frank M. Plesche
Vice President & Branch Manager

[PHOTO OMITTED]
LOCUST VALLEY
108 Forest Avenue
Locust Valley, NY 11560
(516) 671-2299

Elizabeth A. Materia
Vice President & Branch Manager

[PHOTO OMITTED]
MERRICK
1810 Merrick Avenue
Merrick, NY 11566
(516) 771-6000

Cathy C. O’Malley
Vice President & Branch Manager

[PHOTO OMITTED]
NORTHPORT
711 Fort Salonga Road
Northport, NY 11768
(631) 261-4000

Mary T. Sullivan
Vice President & Branch Manager

[PHOTO OMITTED]
NORTHPORT VILLAGE
105 Main Street
Northport, NY 11768
(631) 261-0331

Mary T. Sullivan
Vice President & Branch Manager

[PHOTO OMITTED]
OLD BROOKVILLE
209 Glen Head Road
Old Brookville, NY 11545
(516) 759-9002

Allison Stansfield
Vice President & Branch Manager

[PHOTO OMITTED]
ROCKVILLE CENTRE
310 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

[PHOTO OMITTED]
ROSLYN HEIGHTS
130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

Frieda M. O’Mara
Vice President & Branch Manager

[PHOTO OMITTED]
WOODBURY
800 Woodbury Road, Suite M
Woodbury, NY 11797
(516) 364-3434

Henry C. Suhr
Vice President & Branch Manager

Commercial Banking Offices

[PHOTO OMITTED]
BOHEMIA
30 Orville Drive
Bohemia, NY 11716
(631) 218-2500

Susan Donovan
Vice President & Branch Manager

[PHOTO OMITTED]
DEER PARK
60 East Industry Court
Deer Park, NY 11729
(631) 243-2600

Albert M. Nordt Jr.
Vice President & Branch Manager

[PHOTO OMITTED]
FARMINGDALE
22 Allen Boulevard
Farmingdale, NY 11735
(631) 753-8888

Sandy F. Buttacy
Vice President & Branch Manager

[PHOTO OMITTED]
FARMINGDALE
2091 New Highway
Farmingdale, NY 11735
(631) 454-2022

Lorraine Russo
Vice President & Branch Manager

[PHOTO OMITTED]
GREAT NECK
536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

Genevieve D. Marchitto
Vice President & Branch Manager

[PHOTO OMITTED]
HAUPPAUGE
330 Motor Parkway
Hauppauge, NY 11788
(631) 952-2900

JoAnn Diamond
Vice President & Branch Manager

[PHOTO OMITTED]
HICKSVILLE
106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

Joyce C. Graber
Vice President & Branch Manager

[PHOTO OMITTED]
NEW HYDE PARK
243 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

Linda A. Cutter
Vice President & Branch Manager

[PHOTO OMITTED]
VALLEY STREAM
133 East Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Toni Valente
Vice President & Branch Manager

[PHOTO OMITTED]
MANHATTAN
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judith A. Ferdinand
Vice President & Branch Manager

[PHOTO OMITTED]
MANHATTAN
225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Gladys Ruggiero
Vice President & Branch Manager

[PHOTO OMITTED]
MANHATTAN
1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Doris M. Burkett
Vice President & Branch Manager

Select Service Banking Centers

[PHOTO OMITTED]
LAKE SUCCESS
3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

Jerry Scansarole
Vice President & Branch Manager

[PHOTO OMITTED]
SMITHTOWN
285 Middle Country Road, Suite 104
Smithtown, NY 11787
(631) 265-0200

Frances A. Koslow
Vice President & Branch Manager

1927
The First National Bank of Glen Head officially opens for business on October 1, 1927
1930
Established the Personal Loan Department and the Auto Loan Department
1956
The Bank’s second full-service branch in Nassau opens in Roslyn
1965
Northport opens as the first full-service branch in Suffolk and introduces the town’s only drive-up window
1971
The Bank’s Trust Department is formed
1978
The First National Bank of Glen Head officially changes its name to The First National Bank of Long Island
1981
First Commercial Banking Office opens in Lake Success, catering exclusively to business clientele
1984
The Bank establishes its holding company, The First of Long Island Corporation

BRANCH EXPANSION

[PHOTO OMITTED]
Our new full-service branch in Northport Village, Long Island

Expanding our branch distribution system remains a top priority for the Bank and a significant component of our strategy. It is a key driver of long-term growth for our franchise, which will enhance our servicing capabilities to our growing customer base while creating attractive long-term value for our shareholders. In December 2007, we opened a new full-service branch in Long Island’s Northport Village. This is the Bank’s second location in this micro-market servicing the business and consumer banking needs of this lucrative community. We are currently scheduled to open our 27th branch in early 2008 in Babylon, New York and look forward to opening more branch locations in the near future.

TECHNOLOGY

[PHOTO OMITTED]
The Bank’s new web site at www.fnbli.com

In the month of September, The First National Bank of Long Island successfully completed a core processing conversion. Our new core processing system increases our capacity and creates efficiencies that help us meet the financial needs of our customers.

PRODUCTS & SERVICES

[PHOTO OMITTED]
Jose Diaz, Vice President, Data Processing demonstrating the remote deposit machine

In 2007, we launched several new products and services and further enhanced existing ones for personal and business banking customers, including:

Stronger Online Capabilities

The Bank’s new website at www.fnbli.com is a valuable resource to our customers, prospects and shareholders. From managing bank accounts online to accessing information on products and services, rates, special product promotions, an interactive branch locations map and corporate information such as our Annual Report, the intuitive site is dynamic, informative and user-friendly.

Remote Deposit Product

The new Check 21 remote deposit product enables our business customers to process and electronically deposit their checks from their desktops, without coming into the bank. A leading-edge service, remote deposit provides the convenience and time savings today’s business customers demand.

Platinum Money Market Product
Designed specifically to attract high-balance consumer and business accounts, this tiered account pays competitive rates that increase incrementally with account balance.

Controlled Disbursement Accounts

In corporate Cash Management, we launched this funds management technique, which maximizes the funds available for investment or for payment to trade creditors. Controlled Disbursement is designed to control the flow of checks through the banking system to meet corporate investment and funds management requirements.

Multi-Factor Authentication (MFA)

This extra layer of security for online banking customers which uses security questions and pictures to verify the customer identity before allowing access to account information, is instrumental to the success of enhancing our online banking capabilities.

Fixed Rate PrimeLine

A strong competitive product in the consumer lending market, our new Home Equity Line of Credit offers an interest rate that is fixed for the first two years then automatically converts to a variable rate of Prime minus .50%.

Simplified Employee Pension Individual Retirement Account (SEP IRA)
Introducing this product, a variation of the Individual Retirement Account for self-employed individuals, is key to our marketing efforts to the business professional.

The successful development and implementation of these products and services over the course of the year represent a major step forward in our ability to further penetrate key business and consumer segments. As financial solutions designed to meet these customers’ specific banking needs, they add value to our client relationship thereby strengthening our competitive position in the marketplace.

1987
The Bank begins trading on NASDAQ

1994
The Bank’s PrimeLine Home Equity Line of Credit debuts

2003
The Bank opens three Manhattan Commercial Banking Offices

2005
The Bank opens its Suffolk County Regional Office in Hauppauge

2006
1st Quarter
The Bank builds its 26th branch - the first Select Service Banking Center in Smithtown

2006
3rd Quarter
The Bank establishes its Nassau County Regional Office in Glen Head

2007
3rd Quarter
The Bank exceeds $500 million in loan outstandings

2007
The Bank celebrates its 80th Anniversary and reaches more than $1 billion in total assets

A LASTING RELATIONSHIP

[PHOTO OMITTED]
Mr. Mark Udell, CEO of London Jewelers at the Americana Manhasset location

“The First National Bank of Long Island has been my bank of choice for twelve years. From the very first day of doing business together, I realized that the banking services I receive from them are very different from those of their competitors. Personal service, creative thinking and caring relationships are what separate the Bank from others in the marketplace. I have been inspired by the leadership qualities I have experienced here to incorporate these into my own business. With the help of The First National Bank of Long Island, London Jewelers has been able to grow immensely. Thank you for giving me the opportunity to fulfill my dreams.”

Over the years, our commitment to extraordinary service, professionalism and integrity are qualities that have helped us build lasting relationships with our customers. We position ourselves in today’s competitive marketplace as a valuable banking resource that exceeds customers’ expectations through a core team of experienced banking professionals who understand the clients’ financial needs. The First National Bank of Long Island is proud to be your banking partner and remains dedicated to going “above and beyond” to achieve the highest possible level of customer satisfaction.

A “NOTABLE” PIECE OF HISTORY

[PHOTO OMITTED]
“Everyone in the Glen Head and Locust Valley branches still know me – the personalized service I receive from the staff is outstanding and it has been a pleasure banking with them after all these years.”

In 2007, the Bank received a “notable” piece of history from Mr. Edward Yavoski, a customer who has been banking with us for sixty-one years. In 1946, Mr. Yavoski and his wife were married and came to The First National Bank of Glen Head to open up their first joint savings account. The newlyweds received a special gift from the Bank’s staff as part of a special promotion – a free $10 bill. Mr. & Mrs. Yavoski treasured this special item for years and in 2007, Mr. Yavoski decided to sell the historical item to the Bank. The $10 bill is a 1929 series signed by the Bank’s first President, Mr. G. Thomas Powell and is imprinted with The First National Bank of Glen Head’s name.

[PHOTO OMITTED]
Mr. Edward Yavoski, our banking customer for more than 60 years, with our President & CEO, Michael N. Vittorio

[PHOTO OMITTED]
Michael N. Vittorio, President & Chief Executive Officer, The First National Bank of Long Island and Lynn Needelman, Long Island Cares Executive Director

Since 2005, The First National Bank of Long Island has supported Long Island Cares, Inc., The Harry Chapin Food Bank, to help end hunger on Long Island. More than 1,400 pounds of food have been collected at our branch locations and donated to the organization.

COMMUNITY INVOLVEMENT

[PHOTO OMITTED]
Staff Sergeant Javier Santiago and Sergeant Felix Abreu from The United States Marine Corps Reserve Toys for Tots Program are featured in the photo with our Branch Manager, Mary T. Sullivan, from the Northport, Long Island location.

Since 2003, The First National Bank of Long Island has supported the Toys for Tots Program at our branch locations.

M A N A G E M E N T’ S   D I S C U S S I O N  A N D  A N A L Y S I S  O F
F IN A N C I A L  C O N D I T I O N  A N D   R E S U L T S  O F  O P E R A T I O N S

          The following is management’s discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and subsidiaries wholly-owned by the Bank, either directly or indirectly, The First of Long Island Agency, Inc., FNY Service Corp., and The First of Long Island REIT, Inc. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” The Bank’s primary service area is Nassau and Suffolk Counties, Long Island, although the Bank has three commercial banking branches in Manhattan and may open additional Manhattan branches in the future.

Overview

          Overview – 2007 Versus 2006. In 2007, the Corporation earned $1.51 per share versus $1.45 last year. Net income increased by $255,000, or from $11,227,000 in 2006 to $11,482,000 in 2007. Returns on average assets (“ROA”) and equity (“ROE”) were 1.14% and 11.67%, respectively, in 2007 as compared to 1.15% and 12.06% in 2006. In addition the Corporation declared a 2-for-1 stock split in the first quarter of 2007 and changed from a semi-annual to a quarterly cash dividend.

          Earnings increased in 2007 largely because of loan growth. From year-end 2006 to year-end 2007 total loans grew by $76.1 million, or 16.9%. The loan categories with the most significant growth were commercial mortgages which were up $31.4 million, or 22.7%, traditional residential mortgage loans which were up $21.2 million, or 12.2%, and home equity loans which were up by $14.9 million, or 22.3%. The Bank has not originated nor does it hold any subprime mortgages in its loan portfolio. Credit quality remains excellent as measured by the year-end ratio of nonaccruing loans to total loans of .05%.

          In 2007, the Bank continued to use maturities and paydowns from its investment securities portfolio to fund loan growth. As a result, loans are becoming an increasingly larger portion of the Bank’s overall balance sheet. This, along with a better yielding securities portfolio and deposit cost controls, enabled the Bank to maintain its net interest margin in 2007 despite the unfavorable interest rate environment and the strong competition for loans and deposits in its market area. Contributing to the better securities portfolio yield was the loss program conducted in the fourth quarter of last year and an improvement in yields available for reinvestment during 2007.

          Salaries expense increased by $1.1 million, or 8.5%. In addition to normal annual salary adjustments, the increase in salaries expense is due to staffing for lending and business development initiatives and new branches and an increase in stock-based compensation expense. Employee benefits expense declined by $695,000, or 14.8%, principally because of changes to the Bank’s retirement program.

          The Corporation continued its share repurchase program in 2007. Under the program, the Corporation purchased 180,800 shares, representing 2.4% of total shares outstanding at the beginning of the year. This compares to 131,010 shares purchased in 2006, or 1.7% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed two cents more to earnings per share in 2007 than 2006. The larger contribution to earnings per share this year is attributable to the full-year impact of the shares purchased in 2006 plus the pro rata impact of the shares purchased throughout 2007.

          Total stockholders’ equity before accumulated other comprehensive income or loss grew by $4,659,000 in 2007, despite the amount spent for share repurchases and a 16% increase in cash dividends. The Bank’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank.

          The Bank opened a full service branch in Northport Village, Long Island in December 2007. In addition, in early 2008 the Mineola branch was consolidated with the Garden City branch, and the Garden City branch converted from a commercial banking office to a full service branch. The Bank will open a full service branch in Babylon, Long Island in early 2008, which will bring the total branch count to twenty-seven. Branch expansion in key markets on Long Island and in Manhattan remains an ongoing initiative.

          Looking forward into 2008, management expects that the Bank’s earnings will continue to be challenged by the unfavorable interest rate environment. The current yield curve, which is characterized by short-term interest rates that are as high or higher than intermediate and longer-term interest rates, is problematic because short-term interest rates are a key driver of the Bank’s deposit rates and intermediate and longer-term interest rates are key drivers of the yields that can be earned by the Bank on loans and securities. In addition, strong competition for loans and deposits in the Bank’s market area is expected to continue to exert upward pressure on deposit pricing, downward pressure on loan pricing and make core deposit growth challenging. It is likely that funds will continue to migrate from lower to higher yielding savings and money market products within the Bank and to the Bank’s competitively priced time deposits.

          Overview – 2006 Versus 2005. In 2006, the Corporation earned $1.45 per share versus $1.55 in 2005. ROA and ROE were 1.15% and 12.06%, respectively, in 2006 as compared to 1.25% and 13.58% in 2005.

          Earnings for 2006 include a charge for stock-based compensation expense of three cents per share recorded pursuant to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 “Share Based Payment” (“SFAS No. 123(R)”). Earnings for 2005 include a net credit of six cents per share related to several nonroutine items, namely a refund of real estate taxes previously paid, the termination of a post retirement benefits program, a reduction in taxes accrued with respect to the Bank’s investment subsidiary, one large commercial mortgage prepayment fee and a $575,000 severance payment. Earnings for 2006 and 2005 include securities loss program charges of five and six cents per share, respectively. While securities loss programs adversely impact current earnings, they improve the Corporation’s future prospects because they entail selling lower yielding securities at a loss and using the resulting proceeds to buy securities or make loans with better yields or reduce borrowings that have a cost higher than the yield on the securities sold.

          Earnings for 2006 were positively impacted by growth in all major categories of loans. Overall loan growth was $69.0 million, or 18.1%, consisting of growth in commercial mortgages of $30.6 million, or 28.5%, home equity loans of $13.7 million, or 25.6%, traditional residential mortgage loans of $13.7 million, or 8.5%, and commercial and industrial loans of $8.1 million, or 17.2%. The loan growth occurred as management used funds from deposit growth and securities maturities and paydowns to increase the size of the Bank’s loan portfolio and thereby improve its current and future earnings prospects. At December 31, 2006, loans represent 49.6% of total interest-earning assets and 54.5% of total deposits versus 42.3% and 48.3%, respectively, last year.

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

          Excluding the large severance payment in 2005, salaries expense was up by 11.6% when comparing 2006 to 2005. In addition to normal annual salary adjustments, the increase principally resulted from increases in lending and business development staff and staffing for the Bank’s new branches. Also adding to 2006 salary expense was $210,000 of stock-based compensation expense.

          The Corporation continued its share repurchase program in 2006 and was able to purchase 131,010 shares, representing approximately 1.7% of total shares outstanding at the beginning of the year. This compares to 332,546 shares purchased in 2005, or 4.2% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. Without the share repurchase program, the decrease in earnings per share would have been four cents greater when comparing 2006 to 2005. The estimated contribution to earnings per share includes the full-year impact of the shares purchased in 2005 plus the pro rata impact of the shares purchased throughout 2006.

          Despite the amount spent for share repurchases and the continued growth of cash dividends, total capital before accumulated other comprehensive loss grew by $5,123,000 in 2006 and the Bank’s capital ratios continued to substantially exceed the current regulatory criteria for a well-capitalized bank. In addition, the Corporation’s liquidity continued to be very good.

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

	2007			2006			2005

	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate

	(dollars in thousands)
Assets:
Federal funds sold and overnight investments	$30,166	$1,505	4.99%	$17,866	$882	4.94%	$19,056	$606	3.18%
Investment securities:
Taxable	289,040	13,529	4.68	344,012	14,536	4.23	397,218	13,860	3.49
Nontaxable (1)	146,341	9,639	6.59	143,918	9,520	6.61	153,244	9,773	6.38
Loans (1) (2)	480,166	31,632	6.59	418,746	27,303	6.52	359,288	21,779	6.06

Total interest-earning assets (1)	945,713	56,305	5.96	924,542	52,241	5.65	928,806	46,018	4.95

Allowance for loan losses	(4,167)			(3,609)			(3,072)

Net interest-earning assets	941,546			920,933			925,734
Cash and due from banks	32,672			29,252			31,254
Premises and equipment, net	9,374			8,149			6,766
Other assets	19,648			18,898			15,115

	$1,003,240			$977,232			$978,869

Liabilities and Stockholders’ Equity:
Savings and money market deposits	$320,539	4,768	1.49	$362,339	4,629	1.28	$426,546	3,485.82
Time deposits	220,196	10,081	4.58	158,622	6,575	4.15	78,748	1,964	2.49
Repurchase agreements and other borrowings	32,705	1,420	4.34	37,989	1,745	4.59	65,714	1,977	3.01

Total interest-bearing liabilities	573,440	16,269	2.84	558,950	12,949	2.32	571,008	7,426	1.30

Checking deposits	327,686			321,438			313,548
Other liabilities	3,712			3,780			3,910

	904,838			884,168			888,466
Stockholders’ equity	98,402			93,064			90,403

	$1,003,240			$977,232			$978,869

Net interest income (1)		$40,036			$39,292			$38,592

Net interest spread (1)			3.12%			3.33%			3.65%

Net interest margin (1)			4.23%			4.25%			4.16%

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

	Year Ended December 31,

	2007 versus 2006				2006 versus 2005
	Increase (decrease) due to changes in:				Increase (decrease) due to changes in:

	Volume	Rate	Rate/ Volume (1)	Net Change	Volume	Rate	Rate/ Volume (1)	Net Change

	(in thousands)
Interest Income:
Federal funds sold and overnight investments	$607	$9	$7	$623	$(38)	$335	$(21)	$276
Investment securities:
Taxable	(2,323)	1,566	(250)	(1,007)	(1,856)	2,924	(392)	676
Nontaxable	160	(41)	—	119	(595)	364	(22)	(253)
Loans	4,005	283	41	4,329	3,604	1,647	273	5,524

Total interest income	2,449	1,817	(202)	4,064	1,115	5,270	(162)	6,223

Interest Expense:
Savings and money market deposits	(534)	761	(88)	139	(525)	1,964	(295)	1,144
Time deposits	2,552	687	267	3,506	1,992	1,300	1,319	4,611
Repurchase agreements and other borrowings	(243)	(96)	14	(325)	(834)	1,042	(440)	(232)

Total interest expense	1,775	1,352	193	3,320	633	4,306	584	5,523

Increase (decrease) in net interest income	$674	$465	$(395)	$744	$482	$964	$(746)	$700

(1)

Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2007 Versus 2006

          Net interest income on a tax-equivalent basis increased by $744,000, or from $39,292,000 in 2006 to $40,036,000 this year. The most significant reason for the growth in net interest income was that management used proceeds from the maturity and paydown of taxable securities to fund loan growth and thereby moved money from a lower to a higher yielding asset category. In 2007, average total loan balances grew by $61.4 million, or 14.7%, and represented 50.8% of average interest earning assets compared to 45.3% last year.

          In 2007, the yield on interest-earning assets increased by 31 basis points. Important reasons for the increase were the shift from securities to loans, the purchase of securities at yields better than those currently in portfolio, and the better yields realized on securities purchased as part of the portfolio restructuring conducted late in 2006. The higher overall yield on interest-earning assets resulted in an increase in net interest income on those interest-earning assets funded by checking deposits and capital, since checking deposits and capital have no associated interest cost. Although checking balances decreased by approximately $3.2 million when comparing year-end 2007 to year-end 2006, on an average balance basis checking deposits were up by $6.2 million, or 1.9%, in 2007 versus 2006. Competition in the Bank’s market area and higher interest rates have caused the rate of growth in checking deposits to trend down in recent years, but a significant portion of the Bank’s interest-earning assets continues to be funded by such deposits.

          As a partial offset to the increase in net interest income realized on interest-earning assets funded by checking deposits and capital, the Bank’s net interest spread declined by 21 basis points in 2007 thus causing a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined in the presence of a yield curve characterized by short-term interest rates that are approximately the same or higher than intermediate and longer-term interest rates. This negatively impacted the Bank’s net interest spread because short-term interest rates are a key driver of the Bank’s deposit rates and intermediate and longer-term interest rates are key drivers of the yields that can be earned by the Bank on loans and securities. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth challenging. With upward pressure on deposit pricing, funds migrated from the Bank’s lower yielding savings and money market products to its higher priced savings and money market products and competitively priced time deposits. This accounts for the downward trend in savings and money market balances and upward trend in time deposits experienced in recent years.

          The flat to inverted yield curve and competition for loans and deposits in the Bank’s market area will continue to exert pressure on net interest margin and net interest spread. Furthermore, new branch openings will cause the Bank’s overall cost of deposits to trend upward because new branches will have a competitively priced deposit base rather than a base consisting of a mix of historically and competitively priced deposits as found in the Bank’s established branches. The “Market Risk” section of this discussion and analysis of financial condition and results of operations includes a more complete discussion of the impact of interest rate movements on the Bank’s net interest income.

Net Interest Income – 2006 Versus 2005

          Net interest income on a tax-equivalent basis increased by $700,000, or from $38,592,000 in 2005 to $39,292,000 in 2006. The most significant reason for the growth in net interest income was an increase in the overall yield on interest-earning assets. When comparing 2006 to 2005, the yield on interest-earning assets increased by 70 basis points. Important reasons for the increase were the growth of the loan portfolio, an increase in market interest rates, and the better yields realized on securities purchased as part of the portfolio restructuring conducted in 2005.

          The higher yield on interest-earning assets resulted in an increase in net interest income on those interest-earning assets funded by checking deposits and capital. Checking deposits and capital have no associated interest cost, and this is the primary reason that the growth of checking balances has historically been one of the Corporation’s key strategies for increasing earnings per share. When comparing 2006 to 2005, average checking deposits grew by approximately $7.9 million, or 2.5%. By contrast, checking growth in 2005, 2004, and 2003 was 3.1%, 9.7%, and 14.7%, respectively. Although competition in the Bank’s market area and increased interest rates caused the rate of growth in checking deposits to trend down, a significant portion of the Bank’s interest-earning assets continues to be funded by such deposits.

          As a partial offset to the increase in net interest income realized on interest-earning assets funded by checking deposits and capital, the Bank’s net interest spread declined by 32 basis points thus causing a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined because the yield curve flattened and then inverted as short-term interest rates increased significantly and intermediate and longer-term interest rates increased by lesser amounts. The increase in short-term interest rates drove up the Bank’s cost of deposits and borrowed money, while the lesser increases in intermediate and longer-term interest rates limited the additional earnings that could be realized by the Bank on the repricing of loans and reinvestment of cash flows from the loan and investment portfolios. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth difficult. With upward pressure on deposit pricing, funds migrated from the Bank’s lower yielding savings and money market products to its higher priced savings and money market products and competitively priced time deposits. The Bank’s purchase of $2.5 million of bank-owned life insurance in the first quarter of 2006 also caused a reduction in net interest income, with a more than offsetting increase in noninterest income.

Noninterest Income, Noninterest Expense, and Income Taxes

          Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Excluding net losses on sales of securities, noninterest income decreased by $117,000, or 2.0%, from $5,933,000 in 2006 to $5,816,000 in 2007. The decrease is primarily due to a decrease in service charge income of $179,000, as partially offset by a $58,000 increase in Investment Management Division income. Service charge income decreased primarily as a result of reductions in maintenance and activity and returned check charges. Service charge income continues to be negatively impacted by increased competition in the Bank’s market area.

          Excluding net losses on sales of securities, noninterest income decreased by $640,000, or 9.7%, in 2006. The decrease is primarily comprised of a decrease in service charge income of $429,000 and a decrease in other income of $242,000. Service charge income decreased primarily as a result of reductions in maintenance and activity charges and the volume of return checks. Service charge income was negatively impacted by increased competition in the Bank’s market area and the maintenance of higher deposit balances by customers. The decrease in other income is primarily due to the fact that 2005 included a recovery of real estate taxes previously paid of $333,000. This was partially offset in 2006 by a $121,000 increase in accretion of cash surrender value of bank-owned life insurance, primarily resulting from an additional purchase of $2.5 million of insurance at the beginning of the year. Excluding the receipt of a final executor’s commission of $72,000 on one estate in 2005, Investment Management Division income was up by $103,000 in 2006, or

6.3%. Investment Management Division income was helped in 2006 by the full year impact of a revision of the Division’s fee schedule in the third quarter of 2005.

          Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $27,384,000 and $26,667,000 in 2007 and 2006, respectively, representing increases over prior year amounts of $717,000, or 2.7%, and $1,398,000, or 5.5%.

          The increase in noninterest expense for 2007 is largely comprised of an increase in salaries of $1,074,000, or 8.5%, and an increase in occupancy and equipment expense of $379,000, or 9.4%, as partially offset by a decrease in employee benefits of $695,000, or 14.8%. In addition to normal salary adjustments, the increase in salaries expense principally resulted from an increase in lending and business development staff, staffing for new branches, and an increase in stock-based compensation expense. A significant reason for the increase in stock-based compensation expense is additional equity awards this year as well as the timing and terms of such equity awards. Furthermore, stock-based compensation expense is currently expected to trend up over the next four years as a result of the following factors: (1) the Corporation began expensing equity awards in 2006 upon the adoption of SFAS No. 123(R); and (2) awards are generally granted on an annual basis and, depending on the type of award, have service periods that range from three to five years. The increase in occupancy and equipment expense is largely attributable to the opening of the Smithtown branch in the fourth quarter of 2006 and investments in new technology. Significant reasons for the decrease in employee benefits expense are the discontinuation of profit sharing contributions beginning in 2007 and a reduction in the number of SERP plan participants in 2007.

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

          Income tax expense as a percentage of book income (“effective tax rate”) was 20.1% in 2007, 19.9% in 2006 and 20.0% in 2005. Despite state income taxes, the benefits of tax-exempt interest income and income on officers’ life insurance policies cause the effective tax rate to be considerably lower than the statutory Federal income tax rate of 34%.

          The Federal Deposit Insurance Corporation (“FDIC”) has adopted regulations to implement the Federal Deposit Insurance Reform Act of 2005, which was passed by Congress in 2006. The regulations establish risk-based deposit insurance assessment rates which currently range from zero to five basis points for institutions assigned to the Bank’s current risk category. In addition the regulations provide for a one-time assessment credit for any Bank that was in existence on December 31, 1996 and paid a deposit insurance assessment prior to that date. Until it is fully used up, the one-time credit can be used on a dollar for dollar basis to offset the assessment. In 2007, the Bank was able to offset its entire assessment with a portion of its assessment credit. The Bank currently estimates that its assessment for 2008, net of the remainder of its assessment credit, will be approximately $362,000.

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

	December 31,

	2007	2006	2005	2004	2003

	(dollars in thousands)
Nonaccruing loans	$257	$135	$151	$—	$97
Loans past due 90 days or more as to principal or interest payments and still accruing	95	50	—	18	348
Foreclosed real estate	—	—	—	—	—

Total nonperforming assets	352	185	151	18	445
Troubled debt restructurings	—	—	—	—	5

Total risk elements	$352	$185	$151	$18	$450

Nonaccruing loans as a percentage of total loans	.05%	.03%	.04%	.00%	.03%

Nonperforming assets as a percentage of total loans and foreclosed real estate	.07%	.04%	.04%	.01%	.14%

Risk elements as a percentage of total loans and foreclosed real estate	.07%	.04%	.04%	.01%	.14%

	Year Ended December 31,

	2007	2006	2005	2004	2003

	(in thousands)
Gross interest income on nonaccrual loans:
Amount that would have been recorded during the year under original terms	$13	$12	$9	$—	$5
Actual amount recorded during the year	10	—	4	—	2
Commitments for additional funds - Nonaccrual, restructured, past due loans	None	None	None	None	None

Allowance and Provision for Loan Losses

          The allowance for loan losses grew by $562,000 during 2007, amounting to $4,453,000, or .85% of total loans, at December 31, 2007 as compared to $3,891,000, or .87% of total loans, at December 31, 2006. During 2007, the Bank had loan chargeoffs and recoveries of $14,000 and $1,000, respectively, and recorded a $575,000 provision for loan losses.

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

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2007	2006	2005	2004	2003

	(dollars in thousands)
Balance, beginning of year	$3,891	$3,282	$2,808	$2,452	$2,085

Loans charged off:
Commercial and industrial	—	65	—	12	41
Other	14	11	25	33	69

	14	76	25	45	110

Recoveries of loans charged off:
Commercial and industrial	—	—	—	7	—
Commercial mortgages	—	—	—	—	12
Other	1	15	29	38	8

	1	15	29	45	20

Net (chargeoffs) recoveries	(13)	(61)	4	—	(90)
Provision for loan losses	575	670	470	356	457

Balance, end of year	$4,453	$3,891	$3,282	$2,808	$2,452

Ratio of net chargeoffs or recoveries to average loans outstanding	.00%	.01%	.00%	.00%	.03%

          The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,

	2007		2006		2005		2004		2003

	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans

	(dollars in thousands)
Commercial and industrial	$874	11.7%	$833	12.3%	$827	12.4%	$789	15.1%	$605	14.9%
Commercial mortgages	1,785	32.3	1,464	30.7	1,095	28.3	865	25.9	922	27.2
Residential mortgages	1,026	37.1	914	38.7	843	42.0	790	44.0	632	43.5
Home equity loans	551	15.8	497	14.9	348	14.0	226	12.0	163	11.2
Construction loans	116	2.2	89	2.2	71	1.9	45	1.4	46	1.5
Other	101.9		94	1.2	98	1.4	93	1.6	84	1.7

	$4,453	100.0%	$3,891	100.0%	$3,282	100.0%	$2,808	100.0%	$2,452	100.0%

          The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island and in New York City. Such conditions could affect the financial strength of the Bank’s borrowers and will affect the value of real estate collateral securing the Bank’s mortgage loans. Loans secured by real estate represent approximately 87% of the Bank’s total loans outstanding at December 31, 2007. Most of these loans were made to borrowers domiciled on Long Island and in New York City. Local economic conditions have been good and real estate values have grown considerably over a number of years. However, in 2007 residential real estate values on Long Island began to decline. The decline could continue and economic conditions could deteriorate. If this occurs, and the decline and deterioration are substantial, some of the Bank’s borrowers may be unable to make the required contractual payments on their loans, and the Bank may be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

          Future provisions and chargeoffs could also be affected by environmental impairment of properties securing the Bank’s mortgage loans. At the present time, management is not aware of any environmental pollution originating on or near properties securing the Bank’s loans that would materially affect the carrying value of such loans.

Off-Balance Sheet Arrangements and Contractual Obligations

          The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2007 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has at December 31, 2007 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period

	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years

	(in thousands)
Commitments to extend credit	$77,024	$29,876	$14,934	$11,085	$21,129
Standby letters of credit	5,375	5,375	—	—	—
Commercial letters of credit	382	382	—	—	—
Operating lease obligations	9,642	1,087	2,217	2,039	4,299
Purchase obligations	2,036	348	697	679	312
Time Deposits	248,558	242,526	1,865	4,160	7

	$343,017	$279,594	$19,713	$17,963	$25,747

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

Capital

          The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Bank’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 20.38%, 19.50% and 9.33%, respectively, at December 31, 2007 substantially exceed the requirements for a well-capitalized bank. The Corporation (on a consolidated basis) is subject to minimum risk-based and leverage capital requirements, which the Corporation substantially exceeds as of December 31, 2007.

          Total stockholders’ equity increased by $6,823,000, or from $95,561,000 at December 31, 2006 to $102,384,000 at December 31, 2007. The increase is largely attributable to net income of $11,482,000, as partially offset by cash dividends declared of $4,380,000 and stock repurchases of $3,719,000. Also contributing to the increase, but to a lesser extent, are proceeds from the exercise of stock options, stock-based compensation, unrealized gains on available-for-sale securities and an increase in the funded status of the Bank’s defined benefit pension plan.

           Stock Repurchase Program and Market Liquidity. Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions. Under plans approved by the Board of Directors in 2006 and 2007, the Corporation purchased 180,800 shares in 2007 and can purchase 210,490 shares in the future. The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2007 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of of Shares that May Yet Be Purchased Under the Plans or Programs (1)

October 1, 2007 to October 31, 2007	5,275	$19.83	5,275	265,980
November 1, 2007 to November 30, 2007	2,990	$19.00	2,990	262,990
December 1, 2007 to December 31, 2007	52,500	$19.06	52,500	210,490

(1)

All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2007 were purchased under a 300,000 share plan approved by the Corporation’s Board of Directors on January 17, 2006 and publicly announced on January 20, 2006. In addition, a 200,000 share plan was approved by the Board on August 21, 2007 and publicly announced on August 23, 2007. The Corporation’s share repurchase plans do not have fixed expiration dates.

          The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed two cents more to earnings per share in 2007 than 2006. The larger contribution to earnings per share this year is attributable to the full-year impact of the shares purchased in 2006 plus the pro rata impact of the shares purchased throughout 2007, taking into account the volume of shares purchased, the price paid per share, and current interest rates.

          The Corporation periodically reevaluates whether it wants to continue purchasing shares of its own common stock in open market transactions under the safe harbor provisions of Rule 10b-18 or otherwise. Because the trading volume in the Corporation’s common stock is limited, the Corporation believes that a reduction or discontinuance of its share repurchase program could adversely impact market liquidity for its common stock, the price of its common stock, or both. The publicly reported trading volume in the Corporation’s common stock in 2007 and 2006 was 615,795 and 686,546 shares, respectively. Open market purchases by the Corporation under its share repurchase program accounted for 12.2% of the trading volume in 2007 and 7.8% in 2006.

           Russell Microcap Index. Frank Russell Company (“Russell”) maintains a family of U.S. equity indices. The indices are reconstituted in June of each year based on market capitalization and do not reflect subjective opinions. All indices are subsets of the Russell 3000E Index, which represents most of the investable U. S. equity market.

          The Corporation’s common stock is included in the Russell Microcap Index. The average market capitalization of companies in the Russell Microcap Index is $300.9 million, the median market capitalization is $260.1 million, the capitalization of the largest company in the index is $711.4 million, and the capitalization of the smallest company in the index is $78.6 million. The Corporation’s market capitalization as of December 31, 2007 was approximately $138 million.

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

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE FIRST OF LONG ISLAND CORPORATION,
NASDAQ BANK STOCKS INDEX AND NASDAQ MARKET INDEX
Assumes $100 Invested on January 1, 2003
Assumes Dividends Reinvested
Fiscal Year Ended December 31, 2007

Cash Flows and Liquidity

           Cash Flows. The Corporation’s primary sources of cash are deposit growth, monthly payments on its investment securities and loan portfolios, operations, and borrowing. The Corporation uses cash from these and other sources to first fund loan growth. Any remaining cash is used primarily to purchase a combination of short, intermediate, and longer-term investment securities, pay cash dividends, and repurchase common stock under the Corporation’s share repurchase program. During 2007, the Corporation’s cash and cash equivalent position increased by $23,707,000. The increase occurred primarily because cash provided by maturities and redemptions of investment securities, deposit growth and operations exceeded the cash needed to grow loans.

          In 2007, the Bank continued to use maturities and paydowns from its investment securities portfolio to fund loan growth. Despite this, the securities portfolio grew by $11.5 million from year-end 2006 to year-end 2007. The growth occurred because the Bank undertook a leveraging program in the latter part of 2007 whereby it borrowed $80 million under repurchase agreements and used the resulting proceeds to purchase securities. $40 million of the borrowings have an embedded interest rate cap. The leveraging program was undertaken because recent changes in the interest rate market widened the spread between the cost of borrowing and the yield on securities with similar cash flows. The purpose of embedding an interest rate cap in a portion of the borrowing is to potentially reduce the negative impact on the Bank’s net interest income that could occur with an increase in interest rates. Additional information regarding the Bank’s sensitivity to changes in interest rates can be found under the caption “Market Risk” in this discussion and analysis of financial condition and results of operations. Additional information regarding the borrowings under repurchase agreements and the embedded interest rate cap can be found in Note F to the Corporation’s consolidated financial statements.

          The Corporation paid $5,342,000 in cash dividends in 2007, a $1,892,000 increase over the $3,450,000 paid in 2006. The increase is primarily a result of the change from a semi-annual to a quarterly dividend in 2007. As a result, the Corporation paid one semi-annual and three quarterly dividends this year.

          Liquidity. The Bank has both internal and external sources of liquidity that can be used to fund loan growth and accommodate deposit outflows. The Bank’s primary internal sources of liquidity are its federal funds sold position and overnight investments, investment securities designated as available-for-sale, and maturities and monthly payments on its investment securities and loan portfolios. At December 31, 2007, the Bank had $21,768,000 in federal funds sold and other overnight investments and approximately $141 million in unencumbered available-for-sale securities.

          The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and has repurchase agreements in place with a number of brokerage firms and commercial banks. In addition to customer deposits, the Bank’s primary external sources of liquidity are secured borrowings in the form of FHLB advances and repurchase agreements. However, neither the Bank’s FHLB membership nor repurchase agreements represent legal commitments on the part of the FHLB or repurchase agreement counterparties to extend credit to the Bank. The amount that the Bank can potentially borrow from these parties is dependent on, among other things, the amount of unencumbered eligible securities that the Bank can use as collateral. At December 31, 2007, the Bank has unencumbered eligible securities of approximately $142 million.

          The Bank can also purchase overnight federal funds on an unsecured basis under lines with two other commercial banks. These lines in the aggregate amount of $25 million do not represent legal commitments to extend credit on the part of the other banks.

          As a backup to borrowing from the FHLB, brokerage firms and other commercial banks, the Bank is eligible to borrow on a secured basis at the Federal Reserve Bank (“FRB”) discount window under the primary credit program. Primary credit, which is normally extended on a very short-term basis, typically overnight, at a rate which is currently 50 basis points above the federal funds target rate, is viewed by the FRB as a backup source of short-term funds for sound depository institutions like the Bank. The amount that the Bank can borrow under the primary credit program depends on, among other things, the amount of available eligible collateral.

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

          Because the Bank’s loans and investment securities generally reprice slower than its interest-bearing liabilities, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates and/or owns interest rate caps that are in-the-money at the time of the interest rate increase or become in-the-money as a result of the increase, the magnitude of the negative impact will decline and the impact could even be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.

          Conversely, a decrease in interest rates uniformly across the yield curve should initially have a positive impact on the Bank’s net interest income. Furthermore, if the Bank owns interest rate floors that are in-the-money at the time of the interest rate decrease or become in-the-money as a result of the decrease, the magnitude of the positive impact should increase. However, if the Bank does not or cannot decrease the rates paid on its deposit accounts as quickly or in the same amount as decreases in market interest rates, regardless of whether or not it owns interest rate floors, the magnitude of the positive impact will decline and could even be negative.

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

          The table that follows summarizes the Corporation’s cumulative interest rate sensitivity gap at December 31, 2007 based upon significant estimates and assumptions that the Corporation believes to be reasonable. The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice. Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain. These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits, and competition. The balances of non-maturity deposit products have been included in categories beyond three months in the table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag market changes in interest rates to varying degrees. The table does not reflect any protection against interest rate changes that the Corporation may have as a result of its ownership of derivative instruments such as interest rate caps or floors. The only such instruments that the Corporation owns at December 31, 2007 are the interest rate caps disclosed in Note F to the Corporation’s December 31, 2007 consolidated financial statements.

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Total Within One Year	Over One Year Through Five Years	Over Five Years	Non- interest- Sensitive	Total

	(in thousands)
Assets:
Federal funds sold and overnight investments	$21,768	$—	$—	$21,768	$—	$—	$—	$21,768
Investment securities	15,661	12,690	32,494	60,845	224,870	177,844	2,755	466,314
Loans	150,073	22,617	45,230	217,920	233,062	73,011	(2,907)	521,086
Other assets	—	—	—	—	—	—	59,851	59,851

	187,502	35,307	77,724	300,533	457,932	250,855	59,699	1,069,019

Liabilities and Stockholders’ Equity:
Checking deposits	—	—	—	—	—	—	318,322	318,322
Savings and money market deposits	199,516	7,711	15,422	222,649	79,509	—	—	302,158
Time deposits, $100,000 and over	175,381	15,096	5,004	195,481	2,073	—	—	197,554
Time deposits, other	30,664	12,977	3,404	47,045	3,952	7	—	51,004
Repurchase agreements	12,110	—	—	12,110	50,000	30,000	—	92,110
Other liabilities	—	—	—	—	—	—	5,487	5,487
Stockholders’ equity	—	—	—	—	—	—	102,384	102,384

	417,671	35,784	23,830	477,285	135,534	30,007	426,193	1,069,019

Interest-rate sensitivity gap	$(230,169)	$(477)	$53,894	$(176,752)	$322,398	$220,848	$(366,494)	$—

Cumulative interest-rate sensitivity gap	$(230,169)	$(230,646)	$(176,752)	$(176,752)	$145,646	$366,494	$—	$—

          As shown in the preceding table, the Bank has a significant volume of deposit accounts that are subject to repricing as short-term interest rates change. Since the amount of these deposits outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term. The interest rate caps owned by the Bank at December 31, 2007 may help to reduce the negative impact. In addition, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term. However, if short-term rates decline to the point that the Bank cannot, due to competitive pressures and/or the absolute level of rates, decrease its deposit rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline.

          The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2007 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income on a tax-equivalent basis for the year ending December 31, 2008 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. For purposes of the base case, nonmaturity deposits are included in the calculation of net portfolio value at their carrying amount. The rate change information in the table shows estimates of net portfolio value at December 31, 2007 and net interest income on a tax-equivalent basis for the year ending December 31, 2008 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected. In addition, cash flows for nonmaturity deposits are based on a decay or runoff rate of six years. Also, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

          Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank’s interest-bearing deposit accounts are assumed to reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline. If the Bank does not increase its deposit rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. Furthermore, the negative impact of an increase in interest rates of 100 or 200 basis points is currently mitigated by the interest rate caps discussed in Note F to the Corporation’s consolidated financial statements, and the positive impact of a decrease in interest rates of 100 or 200 basis points is currently reduced by the fact some of the Bank’s deposit products have yields below 1% while others have yields below 2%.

	Net Portfolio Value at December 31, 2007		Net Interest Income for 2008

Rate Change Scenario	Amount	Percent Change From Base Case	Amount	Percent Change From Base Case

	(dollars in thousands)
+ 200 basis point rate shock	$84,200	(21.7)%	$36,957	(11.3)%
+ 100 basis point rate shock	95,547	(11.2)	39,187	(5.9)
Base case (no rate change)	107,589	—	41,643	—
- 100 basis point rate shock	119,240	10.8	44,302	6.4
- 200 basis point rate shock	131,334	22.1	45,835	10.1

Regulatory Matters

           Pending Legislation. Commercial checking deposits currently account for approximately 27% of the Bank’s total deposits. Congress has been considering legislation that would allow corporate customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits. Either could have a material adverse impact on the Bank’s future results of operations.

          The Bank wholly-owns FNY Service Corp. (“FNY”), an investment company, and FNY owns all of the issued and outstanding common stock of The First of Long Island REIT, Inc (“REIT”), a real estate investment trust. Under current New York State (“NYS”) tax law, the REIT files a separate NYS tax return and, in conformity with federal tax treatment, is entitled to a dividends paid deduction for the dividends that it pays to FNY. Furthermore, FNY is entitled to a 100% dividends received deduction for any dividends that it receives from the REIT. The favorable tax treatment of dividends paid by the REIT and received by FNY should save the Corporation approximately $480,000 in 2008. The tax savings are impacted by, among other things, the current size and asset composition of the REIT and current interest rates. The 2008-2009 New York State Executive Budget proposes certain changes with respect to the tax treatment of captive REITs. If enacted into law, these changes would cause the earnings of captive REITs to become fully taxable in New York State after three years and thereby eliminate the tax benefit that the Corporation receives from its REIT subsidiary.

          Examination. The Bank was examined by the Office of the Comptroller of the Currency as of June 30, 2007. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation’s liquidity, capital resources, or operations.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

          The management of The First of Long Island Corporation is responsible for establishing and maintaining adequate internal control over financial reporting, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s system of internal control over financial reporting was designed by or under the supervision of the Corporation’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of the preparation of the Corporation’s financial statements for external and regulatory reporting purposes, in accordance with U.S. generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          The First of Long Island Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management determined that, as of December 31, 2007, the Corporation’s internal control over financial reporting is effective. Crowe Chizek and Company LLC, an independent registered public accounting firm, has expressed an opinion of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007 in their report which appears on page 57.

/s/ MICHAEL N. VITTORIO

Michael N. Vittorio President & Chief Executive Officer

/s/ MARK D. CURTIS

Mark D. Curtis Senior Vice President & Treasurer

C O N S O L I D A T E D   B A L A N C E   S H E E T S

	December 31,

	2007	2006

Assets:
Cash and due from banks	$25,729,000	$23,790,000
Federal funds sold and overnight investments	21,768,000	—

Cash and cash equivalents	47,497,000	23,790,000

Investment securities:
Held-to-maturity, at amortized cost (fair value of $193,890,000 and $216,845,000)	193,234,000	218,330,000
Available-for-sale, at fair value (amortized cost of $270,325,000 and $236,118,000)	273,080,000	236,521,000

	466,314,000	454,851,000

Loans:
Commercial and industrial	61,317,000	55,444,000
Secured by real estate:
Commercial mortgages	169,621,000	138,225,000
Residential mortgages	194,926,000	173,757,000
Home equity loans	81,846,000	66,934,000
Construction loans	11,751,000	9,752,000
Other	4,893,000	4,835,000

	524,354,000	448,947,000
Net deferred loan origination costs	1,185,000	518,000

	525,539,000	449,465,000
Allowance for loan losses	(4,453,000)	(3,891,000)

	521,086,000	445,574,000

Bank premises and equipment, net	10,922,000	8,695,000
Prepaid income taxes	—	240,000
Deferred income tax benefits	—	664,000
Bank-owned life insurance	11,158,000	10,709,000
Other assets	12,042,000	9,643,000

	$1,069,019,000	$954,166,000

Liabilities:
Deposits:
Checking	$318,322,000	$321,524,000
Savings and money market	302,158,000	318,494,000
Time, $100,000 and over	197,554,000	139,085,000
Time, other	51,004,000	45,694,000

	869,038,000	824,797,000
Securities sold under repurchase agreements	92,110,000	28,143,000
Accrued expenses and other liabilities	4,686,000	5,665,000
Current income taxes payable	37,000	—
Deferred income taxes payable	764,000	—

	966,635,000	858,605,000

Stockholders’ Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares; Issued and outstanding, 7,454,385 and 3,793,575 shares	745,000	379,000
Surplus	96,000	525,000
Retained earnings	99,844,000	95,122,000

	100,685,000	96,026,000
Accumulated other comprehensive income (loss) net of tax	1,699,000	(465,000)

	102,384,000	95,561,000

	$1,069,019,000	$954,166,000

See notes to consolidated financial statements

C O N S O L I D A T E D   S T A T E M E N T S   O F   I N C O M E

	Year Ended December 31,

	2007	2006	2005

Interest and dividend income:
Loans	$31,627,000	$27,299,000	$21,773,000
Investment securities:
Taxable	13,529,000	14,536,000	13,860,000
Nontaxable	6,362,000	6,283,000	6,450,000
Federal funds sold and overnight investments	1,505,000	882,000	606,000

	53,023,000	49,000,000	42,689,000

Interest expense:
Savings and money market deposits	4,768,000	4,629,000	3,485,000
Time deposits	10,081,000	6,575,000	1,964,000
Repurchase agreements and other borrowings	1,420,000	1,745,000	1,977,000

	16,269,000	12,949,000	7,426,000

Net interest income	36,754,000	36,051,000	35,263,000
Provision for loan losses	575,000	670,000	470,000

Net interest income after provision for loan losses	36,179,000	35,381,000	34,793,000

Noninterest income:
Investment Management Division income	1,786,000	1,728,000	1,697,000
Service charges on deposit accounts	2,883,000	3,062,000	3,491,000
Net losses on sales of securities.	(234,000)	(635,000)	(755,000)
Other	1,147,000	1,143,000	1,385,000

	5,582,000	5,298,000	5,818,000

Noninterest expense:
Salaries	13,637,000	12,563,000	11,831,000
Employee benefits	3,991,000	4,686,000	4,609,000
Occupancy and equipment expense	4,420,000	4,041,000	3,674,000
Other operating expenses	5,336,000	5,377,000	5,155,000

	27,384,000	26,667,000	25,269,000

Income before income taxes	14,377,000	14,012,000	15,342,000
Income tax expense	2,895,000	2,785,000	3,065,000

Net Income	$11,482,000	$11,227,000	$12,277,000

Weighted average:
Common shares	7,553,495	7,641,424	7,821,470
Dilutive stock options and restricted stock units	73,740	92,244	111,152

	7,627,235	7,733,668	7,932,622

Earnings per share:
Basic	$ 1.52	$ 1.47	$ 1.57

Diluted	$ 1.51	$ 1.45	$ 1.55

Cash dividends declared per share	$ .58	$ .50	$ .44

See notes to consolidated financial statements

C O N S O L I D A T E D   S T A T E M E N T  O F  C H A N G E S   I N   S T O C K H O L D E R S’
E Q U I T Y

						Accumulated Other Compre- hensive Income (Loss)

	Common Stock			Compre- hensive Income
					Retained Earnings
	Shares	Amount	Surplus				Total

Balance, January 1, 2005	3,967,548	$397,000	$1,135,000		$86,786,000	$1,922,000	$90,240,000
Net Income				$12,277,000	12,277,000		12,277,000
Repurchase and retirement of common stock	(179,074)	(18,000)	(8,034,000)				(8,052,000)
Exercise of stock options, including tax benefit	58,242	6,000	1,716,000				1,722,000
Unrealized losses on available-for-sale-securities, net of reclassification adjustment and tax effect of $1,415,000				(2,127,000)		(2,127,000)	(2,127,000)

Comprehensive income				$10,150,000

Cash dividends declared					(3,362,000)		(3,362,000)
Transfer from retained earnings to surplus			6,000,000		(6,000,000)

Balance, December 31, 2005	3,846,716	385,000	817,000		89,701,000	(205,000)	90,698,000
Net Income				$11,227,000	11,227,000		11,227,000
Repurchase and retirement of common stock	(67,814)	(7,000)	(2,920,000)				(2,927,000)
Exercise of stock options, including tax benefit	14,673	1,000	418,000				419,000
Unrealized gains on available-for-sale-securities, net of reclassification adjustment and tax effect of $297,000				447,000		447,000	447,000

Comprehensive income				$11,674,000

Adjustment to initially apply SFAS No. 158, net of tax of $471,000						(707,000)	(707,000)
Cash dividends declared					(3,806,000)		(3,806,000)
Stock-based compensation			210,000				210,000
Transfer from retained earnings to surplus			2,000,000		(2,000,000)

Balance, December 31, 2006	3,793,575	379,000	525,000		95,122,000	(465,000)	95,561,000
Net Income				$11,482,000	11,482,000		11,482,000
Repurchase and retirement of common stock	(183,015)	(18,000)	(3,701,000)				(3,719,000)
Exercise of stock options, including tax benefit	39,202	4,000	766,000				770,000
2-for-1 stock split	3,804,623	380,000			(380,000)
Unrealized gains on available-for-sale-securities, net of reclassification adjustment and tax effect of $933,000				1,419,000		1,419,000	1,419,000
Change in funded status of pension plan, net of tax of $495,000				745,000		745,000	745,000

Comprehensive income				$12,901,000

Cash dividends declared					(4,380,000)		(4,380,000)
Stock-based compensation			506,000				506,000
Transfer from retained earnings to surplus			2,000,000		(2,000,000)

Balance, December 31, 2007	7,454,385	$745,000	$96,000		$99,844,000	$1,699,000	$102,384,000

See notes to consolidated financial statements

C O N S O L I D A T E D  S T A T E M E N T S   O F   C A S H   F L O W S

	Year Ended December 31,

	2007	2006	2005

Cash Flows From Operating Activities:
Net income	$11,482,000	$11,227,000	$12,277,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	575,000	670,000	470,000
Deferred income tax credit	—	(211,000)	(293,000)
Depreciation and amortization	1,536,000	1,363,000	1,252,000
Premium amortization on investment securities, net	358,000	306,000	1,347,000
Net losses on sales of securities	234,000	635,000	755,000
Stock-based compensation expense	506,000	210,000	—
Accretion of cash surrender value on bank-owned life insurance	(449,000)	(410,000)	(289,000)
Decrease (increase) in prepaid income taxes	240,000	(240,000)	141,000
Decrease (increase) in other assets	(1,159,000)	(1,130,000)	1,245,000
Increase (decrease) in accrued expenses and other liabilities	(17,000)	90,000	(32,000)
Increase (decrease) in income taxes payable	37,000	(33,000)	253,000

Net cash provided by operating activities	13,343,000	12,477,000	17,126,000

Cash Flows From Investing Activities:
Proceeds from sales of securities:
Held-to-maturity	—	—	1,153,000
Available-for-sale	14,578,000	28,048,000	77,941,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	43,537,000	49,257,000	65,485,000
Available-for-sale	95,708,000	81,996,000	59,575,000
Purchase of investment securities:
Held-to-maturity	(18,477,000)	(8,560,000)	(118,838,000)
Available-for-sale	(145,049,000)	(88,798,000)	(79,207,000)
Net increase in loans to customers	(76,087,000)	(69,034,000)	(38,051,000)
Purchases of bank premises and equipment	(3,763,000)	(2,475,000)	(2,304,000)
Purchase of bank-owned life insurance	—	(2,500,000)	—

Net cash used in investing activities	(89,553,000)	(12,066,000)	(34,246,000)

Cash Flows From Financing Activities:
Net increase in total deposits	44,241,000	36,786,000	16,761,000
Net increase (decrease) in securities sold under repurchase agreements	63,967,000	(32,052,000)	10,541,000
Proceeds from exercise of stock options	694,000	402,000	1,502,000
Tax benefit of stock options	76,000	17,000	—
Repurchase and retirement of common stock	(3,719,000)	(2,927,000)	(8,052,000)
Cash dividends paid	(5,342,000)	(3,450,000)	(3,315,000)

Net cash provided by (used in) financing activities	99,917,000	(1,224,000)	17,437,000

Net increase (decrease) in cash and cash equivalents	23,707,000	(813,000)	317,000
Cash and cash equivalents, beginning of year	23,790,000	24,603,000	24,286,000

Cash and cash equivalents, end of year	$47,497,000	$23,790,000	$24,603,000

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,125,000	$2,087,000	$1,731,000

The Corporation made interest payments of $15,590,000, $12,571,000, and $7,126,000 and income tax payments of $2,541,000, $3,253,000, and $2,965,000 in 2007, 2006 and 2005, respectively.

See notes to consolidated financial statements

N O T E S   T O   C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements include the accounts of The First of Long Island Corporation (the “Corporation”) and its wholly-owned subsidiary, The First National Bank of Long Island (the “Bank”), and subsidiaries wholly-owned by the Bank, either directly or indirectly, The First of Long Island Agency, Inc., FNY Service Corp., and The First of Long Island REIT, Inc (the “REIT”). The Corporation’s financial condition and operating results principally reflect those of the Bank and its subsidiaries. All intercompany balances and amounts have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances, revenue and expense amounts, and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

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

          Interest on investment securities includes amortization or accretion of purchase premium or discount. Premiums and discounts on securities are amortized or accreted on the level-yield method. Realized gains and losses on the sale of securities are determined using the specific identification method.

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

Loans and Allowance For Loan Losses

          Loans are reported at their outstanding principal balance less any chargeoffs and the allowance for loan losses and plus or minus net deferred loan costs and fees, respectively. Interest on loans is credited to income based on the principal amount outstanding. Direct loan origination costs, net of loan origination fees, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

          The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses. At December 31, 2007, the Bank had nonaccrual loans of $257,000 and loans past due 90 days or more as to principal and interest payments and still accruing of $95,000. At December 31, 2006, the Bank had nonaccrual loans of $135,000 and loans past due 90 days or more as to principal and interest payments and still accruing of $50,000.

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

          In estimating losses the Bank reviews individual loans in its portfolio and, for those loans deemed to be impaired, measures impairment losses based on either the fair value of collateral or the discounted value of expected future cash flows. A loan is considered to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled principal and interest when due according to the contractual terms of the loan agreement. Estimated losses for loans that are not specifically reviewed are determined on a pooled basis using the Bank’s historical loss experience adjusted to reflect current conditions. In adjusting historical loss experience, management considers a variety of factors including levels of and trends in delinquencies and nonaccruing loans; trends in volume and terms of loans; changes in lending policies and procedures; experience, ability and depth of lending staff; national and local economic conditions; concentrations of credit; and environmental risks. The allowance for loan losses is comprised of impairment losses on the loans specifically reviewed plus estimated losses on the pools of loans that are not specifically reviewed.

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

Bank-owned Life Insurance

          The Bank is the owner and beneficiary of life insurance policies on certain executives. In accordance with Financial Accounting Standards Board (“ FASB” ) Emerging Issues Task Force Issue No. 06-5 (“ EITF 06-5” ), bank-owned life insurance is recorded at the lower of its cash surrender value or the amount that can be realized. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Corporation’s consolidated financial statements.

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

Long-term Assets

          Premises and equipment, intangible assets, and other long-term assets, if any, are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Income Taxes

          A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not considered. The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

          In June 2006, the FASB issued Interpretation No. 48 “ Accounting for Uncertainty in Income Taxes” (“ FIN No. 48” ). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN No. 48 on January 1, 2007 had no impact on the Corporation’s consolidated financial statements.

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

Stockholders’ Equity

         Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if outstanding stock options and restricted stock units (“ RSUs” ) were converted into shares of common stock that then shared in the earnings of the Corporation. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive stock options and RSUs. There were 308,420, 277,286 and 175,272 antidilutive stock options at December 31, 2007, 2006 and 2005, respectively, and no antidilutive RSUs. Other than the stock options and RSUs described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

          Stock Split. On March 22, 2007, the Corporation announced the declaration of a 2-for-1 stock split which was paid on April 16, 2007. Where applicable, all share and per share amounts included in the consolidated financial statements and notes thereto have been adjusted to reflect the effect of the split.

          Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. At December 31, 2007, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 210,490 shares of stock. Share repurchases are financed through available corporate cash.

          Shares Tendered Upon The Exercise of Stock Options. The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 2,215 shares in 2007 with a value of $43,000, 2,309 shares in 2006 with a value of $100,000, and 12,801 shares in 2005 with a value of $577,000.

Comprehensive Income

          Comprehensive income includes net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Other comprehensive income for the Corporation consists of unrealized holding gains or losses on available-for-sale securities and changes in the funded status of the Bank’s defined benefit pension plan, both net of related income taxes, which are also recognized as a separate component of stockholders’ equity.

          The components of other comprehensive income (loss) and the related tax effects are as follows:

	2007	2006	2005

	(in thousands)
Unrealized holding gains (losses) on available-for-sale securities:
Net unrealized holding gains (losses) arising during period	$2,118	$109	$(4,297)
Reclassification adjustment for losses included in net income	234	635	755

Net unrealized gains (losses) on available-for-sale securities	2,352	744	(3,542)
Tax effect	933	297	(1,415)

	1,419	447	(2,127)

Change in funded status of pension plan:
Net unrealized gain (loss) arising during period	1,220	—	—
Amortization of prior service cost included in pension expense	20	—	—

	1,240	—	—
Tax effect	495	—	—

	745	—	—

Other comprehensive income (loss)	$2,164	$447	$(2,127)

Stock-based Compensation

          The Corporation has a stock-based compensation plan as more fully described in Note J. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “ Share-based Payment” (“ SFAS No. 123(R)” ), using the modified prospective transition method. With limited exceptions, SFAS No. 123(R) requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award and to recognize such cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Pursuant to SFAS No. 123(R), the Corporation recorded stock-based employee compensation cost using the fair value method starting in 2006.

          Prior to the adoption of SFAS No. 123(R), and in accordance with the provisions of Statement of Financial Accounting Standards No. 123 “ Accounting for Stock-Based Compensation” (“ SFAS No. 123’’), the Corporation accounted for share-based payments under the recognition and measurement principles of Accounting Principle Board Opinion No. 25 “ Accounting for Stock Issued to Employees” and related interpretations. No stock-based employee compensation cost is reflected in net income for the year ended December 31, 2005 since all stock options have been granted with an exercise price equal to the market value of the underlying common stock on the date of grant.

          The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005 of applying the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

2005

( in thousands)
Net income, as reported	$12,277
Deduct: Total cost of stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	(924)

Pro forma net income	$11,353

Earnings per share:
Basic - as reported	$ 1.57
Basic - pro forma	$ 1.45
Diluted - as reported	$ 1.55
Diluted - pro forma	$ 1.43

Embedded Derivative Instruments

          The Corporation accounts for embedded derivative instruments under Statement of Financial Accounting Standards No. 133 “ Accounting for Derivative Instruments and Hedging Activities” (“ SFAS No. 133” ) and related pronouncements. Accordingly, changes in the fair value of embedded derivative instruments with economic characteristics and risks that are clearly and closely related to the economic characteristics and risks of the related host contracts are not recognized in earnings in the period of change. Generally, all other embedded derivative instruments, unless they are embedded in contracts that are remeasured at fair value with changes in fair value reported in earnings as they occur, are accounted for as fair value hedges, cash flow hedges, foreign currency hedges or nonhedging instruments under SFAS No. 133 and related pronouncements.

Fair Values of Financial Instruments

          The following methods and assumptions are used by the Corporation in estimating fair values of financial instruments as disclosed herein.

           Cash and cash equivalents. The recorded book value of cash and due from banks is their fair value.

           Investment securities. Fair values are based on quoted prices for similar assets in active markets or derived principally from observable market data.

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

           Restricted stocks. The recorded book value of restricted stocks is their estimated fair value.

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

           Securities sold under repurchase agreements. For repurchase agreements maturing within ninety days, the recorded book value is a reasonable estimate of fair value. The fair values of longer-term repurchase agreements, including those with embedded derivative instruments, are based on quoted prices for similar instruments in active markets.

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

Adoption of New Accounting Pronouncements

          In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (“DIG Issue B40”). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder. The adoption of SFAS No. 155 and DIG Issue B40 on January 1, 2007 had no impact on the Corporation’s consolidated financial statements.

          In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 “Accounting for Servicing of Financial Assets” (“SFAS No. 156”), which amends FASB Statement No. 140, “Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The adoption of SFAS No. 156 on January 1, 2007 had no impact on the Corporation’s consolidated financial statements.

Impact of Not Yet Effective Authoritative Accounting Pronouncements

          In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact of SFAS No. 157 on the Corporation’s consolidated financial statements.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after employment terminates. Depending on the contractual terms of the split-dollar agreement, the required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or the future death benefit. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 06-4 on January 1, 2008 had no impact on the Corporation’s consolidated financial statements.

          In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The Corporation does not currently intend to elect the fair value option for any of its financial assets or financial liabilities.

          On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 on January 1, 2008 had no impact on the Corporation’s consolidated financial statements.

NOTE B – INVESTMENT SECURITIES

          The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2007 and 2006.

	2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
State and municipals	$67,233	$1,327	$(130)	$68,430
Pass-through mortgage securities	27,119	146	(264)	27,001
Collateralized mortgage obligations	98,882	388	(811)	98,459

	$193,234	$1,861	$(1,205)	$193,890

Available-for-Sale Securities:
U.S. Treasury	$5,058	$—	$(2)	$5,056
U.S. government agencies	49,961	158	(4)	50,115
State and municipals	74,579	2,070	(27)	76,622
Pass-through mortgage securities	92,492	896	(339)	93,049
Collateralized mortgage obligations	48,235	6	(3)	48,238

	$270,325	$3,130	$(375)	$273,080

	2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
U.S. Treasury	$5,993	$—	$(57)	$5,936
State and municipals	65,629	1,287	(250)	66,666
Pass-through mortgage securities	32,689	113	(895)	31,907
Collateralized mortgage obligations	114,019	11	(1,694)	112,336

	$218,330	$1,411	$(2,896)	$216,845

Available-for-Sale Securities:
U.S. Treasury	$45,595	$—	$(521)	$45,074
U.S. government agencies	45,531	3	(104)	45,430
State and municipals	79,277	2,008	(94)	81,191
Pass-through mortgage securities	65,715	143	(1,032)	64,826

	$236,118	$2,154	$(1,751)	$236,521

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

          At December 31, 2007 and 2006, investment securities with a carrying value of $178,925,000 and $112,908,000, respectively, were pledged as collateral to secure public deposits and borrowings under repurchase agreements.

          Securities With Unrealized Losses. The following table sets forth securities with unrealized losses at December 31, 2007 and 2006 presented by length of time the securities have been in a continuous unrealized loss position.

	2007

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$5,056	$(2)	$—	$—	$5,056	$(2)
U.S. government agencies	6,141	(4)	—	—	6,141	(4)
State and municipals	6,779	(31)	9,726	(126)	16,505	(157)
Pass-through mortgage securities	18,660	(97)	18,921	(506)	37,581	(603)
Collateralized mortgage obligations	11,119	(154)	38,024	(660)	49,143	(814)

Total temporarily impaired	$47,755	$(288)	$66,671	$(1,292)	$114,426	$(1,580)

	2006

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$—	$—	$51,010	$(578)	$51,010	$(578)
U.S. government agencies	15,019	(26)	18,782	(78)	33,801	(104)
State and municipals	16,182	(147)	9,420	(197)	25,602	(344)
Pass-through mortgage securities	3,077	(23)	50,339	(1,904)	53,416	(1,927)
Collateralized mortgage obligations	5,693	(16)	103,560	(1,678)	109,253	(1,694)

Total temporarily impaired	$39,971	$(212)	$233,111	$(4,435)	$273,082	$(4,647)

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

          Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

	2007	2006	2005

	(in thousands)
Proceeds	$14,578	$28,048	$77,941

Gross gains	17	—	—
Gross losses	(251)	(635)	(912)

Net losses	$(234)	$(635)	$(912)

          The tax benefit related to these net realized losses was $93,000, $254,000 and $364,000 in 2007, 2006 and 2005, respectively.

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

           Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2007.

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
State and municipals (2)	$4,048	6.97%	$22,047	7.44%	$17,444	6.02%	$23,694	6.29%
Pass-through mortgage securities	68	5.98	380	5.87	19,730	4.01	6,941	5.24
Collateralized mortgage obligations	23	5.85	481	4.24	—	—	98,378	4.76

	$4,139	6.95%	$22,908	7.35%	$37,174	4.95%	$129,013	5.07%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Fair Value)
State and municipals (2)	$4,078	6.97%	$22,822	7.44%	$17,673	6.02%	$23,857	6.29%
Pass-through mortgage securities	68	5.98	387	5.87	19,562	4.01	6,984	5.24
Collateralized mortgage obligations	23	5.85	483	4.24	—	—	97,953	4.76

	$4,169	6.95%	$23,692	7.35%	$37,235	4.95%	$128,794	5.07%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Available-for-Sale Securities (Fair Value)
U.S. Treasury	$5,056	3.38%	$—	—%	$—	—%	$—	—%
U.S. government agencies	2,999	4.47	20,012	5.01	27,104	5.67	—	—
State and municipals (2)	9,426	6.66	28,012	7.06	23,789	6.90	15,395	6.40
Pass-through mortgage securities	—	—	—	—	4,428	4.77	88,621	5.60
Collateralized mortgage obligations	—	—	—	—	—	—	48,238	5.04

	$17,481	5.34%	$48,024	6.21%	$55,321	6.13%	$152,254	5.50%

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

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.

NOTE C – LOANS

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2007	2006	2005

	(dollars in thousands)
Balance, beginning of year	$3,891	$3,282	$2,808

Loans charged off:
Commercial and industrial	—	65	—
Other	14	11	25

	14	76	25

Recoveries of loans charged off:
Other	1	15	29

	1	15	29

Net (chargeoffs) recoveries	(13)	(61)	4
Provision for loan losses	575	670	470

Balance, end of year	$4,453	$3,891	$3,282

Ratio of net chargeoffs or recoveries to average loans outstanding	.00%	.01%	.00%

          The Corporation’s loan portfolio at December 31, 2007 and 2006 included $1,384,000 and $2,238,000, respectively, of loans specifically identified as impaired under SFAS No. 114. Of the Corporation’s total impaired loans at December 31, 2007, $987,000 had a related allowance for loan losses of $104,000 and the balance had no related allowance for loan losses. The average recorded investment during 2007 in loans considered to be impaired as of December 31, 2007 was $1,538,000. Interest income recognized during 2007 on loans considered to be impaired as of December 31, 2007 and during the period in 2007 that such loans were impaired amounted to $115,000. Of the Corporation’s total impaired loans at December 31, 2006, $1,909,000 had a related allowance for loan losses of $208,000 and the balance had no related allowance for loan losses. The average recorded investment during 2006 in loans considered to be impaired as of December 31, 2006 was $2,327,000. Interest income recognized during 2006 on loans considered to be impaired as of December 31, 2006 and during the period in 2006 that such loans were impaired amounted to $180,000. The average recorded investment during 2005 in loans considered to be impaired as of December 31, 2005 was $2,339,000. Interest income recognized during 2005 on loans considered to be impaired as of December 31, 2005 and during the period in 2005 that such loans were impaired amounted to $81,000. All interest income recorded by the Corporation during 2007, 2006, and 2005 on loans considered to be impaired was generally recognized using the accrual method of accounting.

          Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2007 and 2006. Such loans are permitted under Regulation O of the Board of Governors of The Federal Reserve System. The aggregate amount of these loans was $2,554,000 and $2,747,000 at December 31, 2007 and 2006, respectively. During 2007, $104,000 of new loans to such persons were made and repayments totaled $297,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2007 or 2006.

NOTE D – PREMISES AND EQUIPMENT

          Bank premises and equipment consist of the following:

	December 31,

	2007	2006

	(in thousands)
Land	$1,650	$1,274
Buildings and improvements	5,439	5,287
Leasehold improvements	4,264	3,939
Furniture and equipment	13,741	12,520
Construction in process	1,646	108

	26,740	23,128
Accumulated depreciation and amortization	(15,818)	(14,433)

	$10,922	$8,695

          A building occupied by one of the Bank’s branch offices is leased from a director of the Corporation and the Bank. The lease expires on October 31, 2012 and provides for annual base rent of $32,022 for the year ending October 31, 2008. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located. The Corporation believes that the foregoing is comparable to the rent that would be charged by an unrelated third party.

NOTE E – DEPOSITS

          The following table sets forth the remaining maturities of the Bank’s time deposits.

	Amount

	Less than $100,000	$100,000 or More	Total

	(in thousands)
2008	$47,045	$195,481	$242,526
2009	1,454	106	1,560
2010	201	104	305
2011	889	529	1,418
2012	1,408	1,334	2,742
Thereafter	7	—	7

	$51,004	$197,554	$248,558

          The aggregate amount of deposit account overdrafts included in other loans on the consolidated balance sheet was $1,546,000 and $866,000 at December 31, 2007 and 2006, respectively.

NOTE F – SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

          Securities sold under repurchase agreements are financing arrangements with contractual maturities between one day and ten years that are collateralized by mortgage-backed securities. With the exception of those repurchase agreements with embedded interest rate caps as described hereinafter, securities sold under repurchase agreements have fixed rates of interest. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements.

	2007	2006

	(dollars in thousands)
Average daily balance during the year	$31,324	$37,989
Average interest rate during the year	4.32%	4.59%
Maximum month-end balance during the year	$99,058	$70,574
Weighted average interest rate at year-end	4.34%	4.83%

          The following table summarizes the contractual maturities and weighted average interest rates of securities sold under repurchase agreements at December 31, 2007.

Year	Amount	Weighted Average Rate

	(in thousands)
2008	$12,110	3.86%
2012	50,000	4.47
2017	30,000	4.33

	$92,110	4.34%

          The repurchase agreements maturing in 2012 have a one-time call in 2010, and the repurchase agreements maturing in 2017 are callable quarterly beginning in 2010.

          $40 million of the repurchase agreements that mature in 2012 have an embedded interest rate cap with a notional amount of $80 million and a LIBOR strike rate of 4.98%. The interest rate on this repurchase agreement of 4.57% will, as a result of the embedded cap, be reduced on a quarterly basis by two times the excess, if any, of 3 month LIBOR at the beginning of the quarter over the strike rate on the cap. However, the interest rate on the repurchase agreement can never go below zero. Since the economic characteristics and risks of the embedded cap are clearly and closely related to the economic characteristics and risks of the repurchase agreement, changes in the fair value of the cap are not recognized in earnings in the period of change.

          Because the Bank’s loans and investment securities generally reprice slower than its interest-bearing liabilities, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. The purpose of the embedded interest rate cap is to potentially reduce the Corporation’s exposure in the event of an increase in interest rates.

NOTE G – INCOME TAXES

          The Corporation, the Bank, and the Bank’s subsidiaries with the exception of the REIT, file a consolidated federal income tax return. Income taxes charged to earnings in 2007, 2006, and 2005 had effective tax rates of 20.1%, 19.9%, and 20.0%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,

	2007	2006	2005

Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit	1.4	.8	1.4
Tax-exempt income, net of disallowed cost of funding	(14.0)	(14.3)	(13.8)
Accretion of cash surrender value of bank-owned life insurance	(1.1)	(1.0)	(.6)
Other	(0.2)	.4	(1.0)

	20.1%	19.9%	20.0%

           Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,

	2007	2006	2005

	(in thousands)
Current:
Federal	$2,607	$2,800	$2,725
State and local	288	196	633

	2,895	2,996	3,358

Deferred:
Federal	(9)	(188)	(20)
State and local	9	(23)	(273)

	—	(211)	(293)

	$2,895	$2,785	$3,065

          Net Deferred Tax Asset or Liability. The following table sets forth the components of the Bank’s net deferred tax asset or liability.

	December 31,

	2007	2006

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$1,244	$1,049
Supplemental executive retirement expense	13	128
Directors’ retirement expense	91	92
Stock-based compensation	255	68
Depreciation	21	93
Accrued professional fees	12	12

	1,636	1,442
Valuation allowance	—	—

	1,636	1,442

Deferred tax liabilities:
Prepaid pension	1,306	609
Unrealized gains on available-for-sale securities	1,094	161
Other	—	8

	2,400	778

Net deferred tax asset (liability)	$(764)	$664

          The Corporation is subject to U.S. federal income tax as well as New York State and New York City income taxes. The Corporation is not subject to examination by taxing authorities for years before 2004.

           The Corporation did not have any amounts accrued for interest and penalties due taxing authorities at December 31, 2007.

NOTE H – REGULATORY MATTERS

          Minimum Regulatory Capital Requirements. The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements. Under capital adequacy guidelines and, with respect to the Bank, the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital to average assets (as defined).

          As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios at December 31, 2007 and 2006 are also presented in the table.

	2007

	Actual Capital		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$104,918	20.79%	$40,379	8.00%	N/A	N/A
Bank	102,850	20.38	40,377	8.00	$50,471	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	100,465	19.90	20,189	4.00	N/A	N/A
Bank	98,397	19.50	20,188	4.00	30,283	6.00
Tier 1 Capital to Average Assets:
Consolidated	100,465	9.53	42,179	4.00	N/A	N/A
Bank	98,397	9.33	42,171	4.00	52,714	5.00

	2006

	Actual Capital		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$99,697	22.83%	$34,934	8.00%	N/A	N/A
Bank	98,692	22.61	34,919	8.00	$43,649	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	95,806	21.94	17,467	4.00	N/A	N/A
Bank	94,801	21.72	17,460	4.00	26,189	6.00
Tier 1 Capital to Average Assets:
Consolidated	95,806	9.69	39,539	4.00	N/A	N/A
Bank	94,801	9.59	39,532	4.00	49,415	5.00

           Other Matters. The amount of dividends paid by the Bank to the Corporation is subject to restrictions under Federal Reserve Board Regulation H. Under Regulation H, the Bank is required to obtain regulatory approval for the payment of dividends during any one calendar year that exceed the Bank’s net income for the calendar year plus the retained net income for the two preceding calendar years. At December 31, 2007, the Bank had retained net income for the current and two preceding calendar years of $11,189,000.

          Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank’s average reserve requirement for 2007 was approximately $11,164,000.

          Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2007, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $15,047,000.

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

          When separated from the Common Stock, each Right will entitle the holder to purchase one share of Common Stock for $75 (the “Exercise Price”). However, in the event that the Corporation has announced that any person has acquired 20% or more of the outstanding Common Stock, the Rights owned by that person will be automatically void and each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value of twice the Exercise Price. Also, if any person acquires 20% or more of the outstanding Common Stock, the Board can require that, in lieu of exercise, each outstanding Right be exchanged for one share of Common Stock.

          The Rights may be redeemed by action of the Board at a price of $.01 per Right at any time prior to announcement by the Corporation that any person has acquired 20% or more of the outstanding Common Stock. The Exercise Price and the number of Rights outstanding are subject to adjustment to prevent dilution. The Rights expire ten years from the date of their issuance.

NOTE J – STOCK-BASED COMPENSATION

          The Corporation has two share-based compensation plans which are described below. The Corporation’s 2006 Stock Compensation Plan (the “2006 Plan”) was approved by its shareholders on April 18, 2006 as a successor to the 1996 Stock Option and Appreciation Rights Plan (the “1996 Plan”). The 2006 Plan permits the granting of stock options, stock appreciation rights, restricted stock, and restricted stock units (“RSUs”) to employees and non-employee directors for up to 600,000 shares of common stock of which 420,068 shares remain available for grant at December 31, 2007. The number of awards that can be granted under the 2006 Plan to any one person in any one fiscal year is limited to 70,000 shares. Under the terms of the 2006 Plan, stock options and stock appreciation rights can not have an exercise price that is less than 100% of the fair market value of one share of the underlying common stock on the date of grant. The term and/or vesting of awards made under the 2006 Plan will be determined from time to time in accordance with rules adopted by the Corporation’s Compensation Committee and be in compliance with the applicable provisions, if any, of the Internal Revenue Code. Thus far, the Compensation Committee has used a five year vesting period and a ten year term for stock options granted under the 2006 Plan and has made the ability to convert RSUs into shares of common stock and the related conversion ratio contingent upon the financial performance of the Corporation in the third year of the three calendar year period beginning in the year in which the RSUs were awarded. Notwithstanding anything to the contrary in any award agreement, awards under the 2006 Plan will become immediately exercisable or will immediately vest, as the case may be, in the event of a change in control and, in accordance with the terms of the related award agreements, all awards granted to date under the 2006 Plan will become immediately exercisable or will immediately vest, as applicable, in the event of retirement, total and permanent disability, or death.

          The Corporation’s 1996 Plan permitted the granting of stock options, with or without stock appreciation rights attached, and stand alone stock appreciation rights to employees and non-employee directors for up to 1,080,000 shares of common stock. The number of stock options and stock appreciation rights that could have been granted under the 1996 Plan to any one person in any one fiscal year was limited to 50,000. Each option granted under the 1996 Plan was granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant. Options granted under the 1996 Plan on or before December 31, 2000 became exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant. Options granted under the 1996 Plan in January 2005 became exercisable in whole or in part commencing ninety days from the date of grant and ending ten years after the date of grant. By the terms of their grant, all other options under the 1996 Plan were granted with a three year vesting period and a ten year expiration date. However, vesting is subject to acceleration in the event of a change in control, retirement, death, disability, and certain other limited circumstances.

          Fair Value of Stock Option Awards. The grant date fair value of option awards is estimated on the date of grant using the Black-Scholes option pricing model. The values of awards made in 2007, 2006 and 2005, as well as the assumptions utilized in determining such values, are as follows:

	2007	2006	2005

Grant date fair value	$6.05	$5.98	$6.51
Expected volatility	25.24%	25.11%	24.17%
Expected dividends	2.06%	2.09%	2.00%
Expected term (in years)	6.7	6.7	7
Risk-free interest rate	4.53%	5.07%	4.15%

          Expected volatility was based on historical volatility for the expected term of the options. The Corporation used historical data to estimate the expected term of options granted. The risk-free interest rate is the implied yield at the time of grant on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the options.

          Fair Value of Restricted Stock Units. The fair value of restricted stock units is based on the market price of the shares underlying the awards on the grant date, discounted for dividends which are not paid on restricted stock units.

          Compensation Expense. Compensation expense for stock options is recognized ratably over the five-year vesting period or the period from the grant date to the participant’s eligible retirement date, whichever is shorter. Compensation expense for RSUs is recognized over the three-year performance period and adjusted periodically throughout the period to reflect the estimated number of shares of the Corporation’s common stock into which the RSUs will ultimately be convertible. However, if the period between the grant date and the grantee’s eligible retirement date is less than three years, compensation expense is recognized ratably over this shorter period. For options outstanding and not yet exercisable, the Corporation assumes an annual forfeiture rate of 1.26% in determining compensation expense. The Corporation’s income statement reflects compensation expense for share-based payments of $506,000 and $210,000 in 2007 and 2006, respectively, and related income tax benefits of $200,000 and $68,000, respectively. No compensation expense for share-based payments nor related income tax benefits were recorded in 2005.

          Stock Option Activity. On January 18, 2007 the Corporation’s board of directors granted 50,248 nonqualified stock options under the 2006 Plan. The options were granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant.

          A summary of options outstanding under the Corporation’s Stock Compensation Plans as of December 31, 2007 and changes during the year then ended is presented below.

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs.)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2007	529,968	$18.25
Granted	50,248	21.81
Exercised	(50,250)	13.81
Forfeited or expired	(13,700)	23.02

Outstanding at December 31, 2007	516,266	$18.90	6.12	$953

Exercisable at December 31, 2007	392,168	$18.17	5.29	$953

          The total intrinsic value of options exercised in 2007, 2006, and 2005 was $371,000, $233,000 and $1,155,000, respectively. The total fair value of options vested during the years ended December 31, 2007, 2006, and 2005 was $251,000, $102,000 and $1,096,000, respectively.

          Restricted Stock Activity. On January 18, 2007, the Corporation’s Board of Directors granted 18,871 RSUs under the 2006 Plan. The Corporation’s financial performance for 2009 will determine the number of shares of common stock, if any, into which the RSUs will ultimately be converted. The maximum number of shares that could be issued upon conversion of the RSUs is reflected as granted shares in the table that follows.

	Number of Shares	Weighted- Average Grant-Date Fair Value

Nonvested at January 1, 2007	—	$—
Granted	28,306	21.06
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2007	28,306	$21.06

           Unrecognized Compensation Cost. As of December 31, 2007, there was $601,000 of total unrecognized compensation cost related to nonvested equity awards. The cost is expected to be recognized over a weighted-average period of 1.47 years.

          Cash Received and Tax Benefits Realized. Cash received from option exercises in 2007, 2006, and 2005 was $694,000, $402,000 and $1,502,000, respectively. The actual tax benefit realized for the tax deductions from option exercises in 2007, 2006, and 2005 was $76,000, $17,000 and $220,000, respectively.

           Other. No cash was used to settle stock options in 2007 or 2006. The Corporation uses newly issued shares to settle stock option exercises and currently plans to use newly issued shares upon the conversion of restricted stock units.

NOTE K – RETIREMENT PLANS

           The Bank has a combined profit sharing/401(k) plan (the “Profit Sharing Plan”). Employees are eligible to participate provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make “Additional” contributions to each participant’s account based on the amount of the participant’s tax deferred contributions and make profit sharing contributions to each participant’s account equal to a percentage of the participant’s compensation, as defined. Based on a recent competitive review of the Bank’s overall retirement program versus that of its peers, the Compensation Committee of the Board of Directors (the “Compensation Committee”) decided to discontinue profit sharing contributions and increase 401(k) matching (Additional) contributions beginning in 2007. In determining an appropriate profit sharing contribution percentage for 2006 and prior years, the Compensation Committee considered the Bank’s actual performance against targeted earnings goals. Participants are fully vested in their elective contributions and, after five years of participation in the Profit Sharing Plan, are fully vested (20% vesting per year) in the Additional and profit sharing contributions, if any, made by the Bank. Additional contributions were $279,000, $179,000, and $166,000 for 2007, 2006, and 2005, respectively. Profit sharing contributions were $524,000 and $664,000 for 2006 and 2005, respectively.

          The Bank’s Supplemental Executive Retirement Program (“SERP”) provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and Profit Sharing Plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and Profit Sharing Plans in the absence of such Internal Revenue Code limitations. SERP expense attributable to current service was $72,000, $113,000, and $196,000 in 2007, 2006, and 2005, respectively.

          The Bank has a defined benefit pension plan (the “Pension Plan” or the “Plan”) covering eligible employees. The provisions of the Pension Plan are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the “Retirement System”) and the Retirement System Adoption Agreement executed by the Bank. The Retirement System is overseen by a Board of Trustees (the “Trustees”) who meet quarterly and, among other things, set the investment policy guidelines. For investment purposes, the Pension Plan’s contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities, the major categories of which are set forth in the table that follows. The Pension Plan has a September 30 year-end and therefore the Company uses September 30 as the measurement date for this Plan. Starting in 2008, plan assets and obligations will be measured as of December 31 as required by Statement of Financial Accounting Standard No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R.”

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

	Percentage of Fair Value of Total Plan Assets at:

	12/31/07	12/31/06

Equity Securities	58%	60%
Debt Securities	40	40
All Other Assets	2	—

	100%	100%

          The Retirement System uses two investment management firms, with one firm investing approximately 70% and the other firm investing approximately 30% of the total portfolio. The Retirement System investment objective is to exceed the investment benchmark in each asset category. Each firm operates under a separate written investment policy approved by the Trustees. The mix of equity and debt securities is determined from time to time by the Trustees based on a review of the Retirement System’s requirements.

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

           Net Pension Cost. The following table sets forth the components of net periodic pension cost.

	2007	2006	2005

	(in thousands)
Service cost, net of plan participant contributions	$870	$785	$761
Interest cost	829	743	690
Expected return on plan assets	(1,159)	(1,001)	(839)
Amortization of prior service cost	20	20	20
Amortization of net actuarial loss	—	27	58

Net pension cost	$560	$574	$690

          It is estimated that $20,000 of prior service costs and no net loss will be amortized for the defined benefit pension plan from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year.

          Significant Actuarial Assumptions. The following tables set forth the significant actuarial assumptions used to determine the benefit obligation as of September 30, 2007, 2006, and 2005 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at September 30	2007	2006	2005

Discount rate	5.75%	5.75%	5.50%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

Weighted average assumptions used to determine pension cost for the year ended September 30	2007	2006	2005

Discount rate	5.75%	5.50%	5.75%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

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

	Year Ended September 30,

	2007	2006	2005

Change in projected benefit obligation	(in thousands)
Projected benefit obligation at beginning of year	$14,727	$13,794	$12,197
Service cost before plan participant contributions	1,053	941	933
Plan participant contributions	(183)	(156)	(172)
Expenses	(146)	(105)	(92)
Interest cost	829	743	690
Benefits paid	(503)	(577)	(411)
Assumption changes and other	362	87	649

Projected benefit obligation at end of year	16,139	14,727	13,794

Change in plan assets
Fair value of plan assets at beginning of year	16,772	14,501	12,108
Actual return on plan assets	2,558	1,710	1,441
Employer contributions	1,000	1,087	1,284
Plan participant contributions	183	156	171
Benefits paid	(503)	(577)	(411)
Expenses	(146)	(105)	(92)

Fair value of plan assets at end of year	19,864	16,772	14,501

Funded status	3,725	2,045	707
Unrecognized net actuarial loss	—	—	1,807
Unrecognized prior service cost	—	—	196

Net amount recognized	$3,725	$2,045	$2,710

Accumulated Benefit Obligation	$12,944	$11,779	$11,165

          The net amounts recognized in the balance sheet as of December 31, 2007 and 2006 differ from the amounts presented in the above table due to an accrual of three additional months of pension expense. The Bank has no minimum required contribution to the Pension Plan for the Plan year ending September 30, 2008, and its maximum tax deductible contribution is approximately $2,427,000. The Bank expects to make a contribution within that range by September 30, 2008, but the amount of such contribution has not yet been determined.

          The net actuarial gain (loss) and prior service cost included in accumulated other comprehensive income as of December 31 consist of the following:

	2007	2006

	(in thousands)
Net actuarial gain (loss)	$219	$(1,001)
Prior service cost	(157)	(177)

	$62	$(1,178)

          Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be made by the Plan.

Year	Amount

(in thousands)
2008	$636
2009	664
2010	688
2011	695
2012	739
2013-2017	5,432

NOTE L – OTHER OPERATING EXPENSES

          Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in one or more of the years shown are as follows:

	2007	2006	2005

	(in thousands)
Computer services	$1,171	$1,102	$840
Property and liability insurance	492	633	738
Marketing	490	434	492

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

	2007		2006

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

	(in thousands)
Commitments to extend credit	$6,461	$70,563	$7,194	$70,995
Standby letters of credit	5,375	—	3,256	—
Commercial letters of credit	382	—	557	—

          Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Unused home equity lines, which comprise a substantial portion of the variable rate commitments, generally expire ten years from their date of origination. Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year. The fixed rate loan commitments shown in the table are to make loans with interest rates ranging from 5.50% to 6.50% and maturities ranging from 9 years to 30 years. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

          Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank’s standby letters of credit extend through December 31, 2008. However, most are effectively automatically renewable by the beneficiary. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2007 varied from 0% to 100%, and averaged 61%. Standby letters of credit are considered financial guarantees and are recorded at fair value.

          Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The credit risk involved in issuing commercial letters of credit is the same as that discussed in the preceding paragraph for standby letters of credit. The Bank generally obtains personal guarantees supporting these commitments. There is only one commercial letter of credit outstanding as of December 31, 2007. It matures June 2008 and is fully collateralized by a certificate of deposit.

           Concentrations of Credit Risk. Most of the Bank’s loans, personal and commercial, are to borrowers who are domiciled on Long Island and in New York City, and most of the Bank’s real estate loans involve mortgages on Long Island and New York City properties. As a result, the income of many of the Bank’s borrowers and the value of the collateral securing a majority of the Bank’s mortgage loans is dependent on the Long Island economy.

           Lease Commitments. At December 31, 2007, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount

(in thousands)
2008	$1,087
2009	1,125
2010	1,092
2011	1,035
2012	1,004
Thereafter	4,299

$9,642

          The Bank has various renewal options on the above leases. Rent expense was $1,006,000, $896,000, and $765,000 in 2007, 2006, and 2005, respectively.

           Employment Contracts. Currently, all of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts currently range from one to three years and, unless the Corporation gives written notice of non-extension within the time frames set forth in the contracts, are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between one and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,791,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

          Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2007 and 2006.

	2007		2006

	Carrying/ Contract Amount	Fair Value	Carrying/ Contract Amount	Fair Value

	(in thousands)
Financial Assets:
Cash and due from banks	$25,729	$25,729	$23,790	$23,790
Federal funds sold and overnight investments	21,768	21,768	—	—
Held-to-maturity securities	193,234	193,890	218,330	216,845
Available-for-sale securities	273,080	273,080	236,521	236,521
Loans	521,086	528,482	445,574	444,338
Restricted stocks (included in other assets)	1,652	1,652	1,587	1,587
Accrued interest receivable	5,472	5,472	5,304	5,304

Financial Liabilities:
Checking deposits	318,322	318,322	321,524	321,524
Savings and money market deposits	302,158	302,158	318,494	318,494
Time deposits	248,558	248,867	184,779	184,726
Securities sold under repurchase agreements	92,110	94,647	28,143	28,143
Accrued interest payable	1,466	1,466	787	787

NOTE O – PARENT COMPANY FINANCIAL INFORMATION

          Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS
	December 31,

	2007	2006

	(in thousands)
Assets:
Cash and due from banks	$2,775	$2,925
Investment in subsidiary bank, at equity	100,317	94,556
Prepaid income taxes	160	99
Deferred income tax benefits	255	68
Other assets	2	—

	$103,509	$97,648

Liabilities:
Cash dividends payable	$1,125	$2,087

Stockholders’ equity:
Common stock	745	379
Surplus	96	525
Retained earnings	99,844	95,122

	100,685	96,026
Accumulated other comprehensive income (loss) net of tax	1,699	(465)

	102,384	95,561

	$103,509	$97,648

CONDENSED STATEMENTS OF INCOME	Year ended December 31,

	2007	2006	2005

	(in thousands)
Income:
Dividends from subsidiary bank	$8,300	$5,590	$10,700
Interest on deposits with subsidiary bank	118	26	12
Other	5	3	2

	8,423	5,619	10,714

Expenses:
Stock-based compensation expense	506	210	—
Other operating expenses	303	236	200

	809	446	200

Income before income taxes	7,614	5,173	10,514
Income tax benefit	(271)	(151)	(74)

Income before undistributed earnings of subsidiary bank	7,885	5,324	10,588
Equity in undistributed earnings	3,597	5,903	1,689

Net income	$11,482	$11,227	$12,277

CONDENSED STATEMENTS OF CASH FLOWS	Year ended December 31,

	2007	2006	2005

	(in thousands)
Cash Flows From Operating Activities:
Net income	$11,482	$11,227	$12,277
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(3,597)	(5,903)	(1,689)
Deferred income tax credit	(187)	(68)	—
Stock-based compensation expense	506	210	—
Decrease (increase) in prepaid income taxes	(61)	196	79
Increase in other assets	(2)	—	—

Net cash provided by operating activities	8,141	5,662	10,667

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(3,719)	(2,927)	(8,052)
Proceeds from exercise of stock options	694	402	1,502
Tax benefit of stock options	76	17	—
Cash dividends paid	(5,342)	(3,450)	(3,315)

Net cash used in financing activities	(8,291)	(5,958)	(9,865)

Net increase (decrease) in cash and cash equivalents*	(150)	(296)	802
Cash and cash equivalents, beginning of year	2,925	3,221	2,419

Cash and cash equivalents, end of year	$2,775	$2,925	$3,221

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,125	$2,087	$1,731

* Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(in thousands, except per share data)
2007
Interest income	$12,647	$12,846	$13,298	$14,232	$53,023
Interest expense	3,849	3,758	4,069	4,593	16,269
Net interest income	8,798	9,088	9,229	9,639	36,754
Provision for loan losses	122	81	173	199	575
Noninterest income before net securities gains (losses)	1,442	1,461	1,454	1,459	5,816
Net gains (losses) on sales of securities	17	—	—	(251)	(234)
Noninterest expense	6,921	6,912	6,792	6,759	27,384
Income before income taxes	3,214	3,556	3,718	3,889	14,377
Income taxes	586	716	742	851	2,895
Net income	2,628	2,840	2,976	3,038	11,482
Earnings per share:
Basic	.35	.37	.40	.40	1.52
Diluted	.34	.37	.39	.40	1.51
Comprehensive income	2,835	1,470	4,355	4,241	12,901

2006
Interest income	$11,447	$12,195	$12,642	$12,716	$49,000
Interest expense	2,651	3,126	3,500	3,672	12,949
Net interest income	8,796	9,069	9,142	9,044	36,051
Provision for loan losses	236	149	89	196	670
Noninterest income before net securities losses	1,585	1,438	1,475	1,435	5,933
Net losses on sales of securities	—	(30)	—	(605)	(635)
Noninterest expense	6,512	6,759	6,996	6,400	26,667
Income before income taxes	3,633	3,569	3,532	3,278	14,012
Income taxes	826	775	653	531	2,785
Net income	2,807	2,794	2,879	2,747	11,227
Earnings per share:
Basic	.37	.36	.38	.36	1.47
Diluted	.36	.36	.37	.36	1.45
Comprehensive income	1,791	1,995	4,904	2,984	11,674

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation as of December 31, 2007 and 2006, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited The First of Long Island Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. In our opinion, The First of Long Island Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey
February 29, 2008

Officers
The First of Long Island Corporation

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Vice President

Mark D. Curtis
Senior Vice President & Treasurer

John Grasso
Senior Vice President

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Joseph G. Perri
Senior Vice President & Secretary

Wayne B. Drake
Assistant Treasurer

Kitty W. Craig
Chief Auditor

Official Staff
The First National Bank of Long Island

ADMINISTRATION

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

AUDITING

Kitty W. Craig
Vice President & Chief Auditor

BRANCH ADMINISTRATION

John Grasso
Executive Vice President

James Clavell
Senior Vice President

Richard P. Perro
Vice President

COMMERCIAL BANKING

Joseph G. Perri
Executive Vice President

Daniel B. Casey
Vice President

Patricia A. DeMasi
Vice President

Albert T. Ghelarducci
Vice President

Dolly S. Hershman
Vice President

Robert A. Pizza
Vice President

Alessandro Scichilone
Vice President

NASSAU COUNTY REGIONAL OFFICE
(Commercial Banking)

Kim M. Carbone
Senior Vice President

Deborah A. Cassidy
Vice President

Dante D. Mancini
Vice President

Jane F. Reed
Vice President

SUFFOLK COUNTY REGIONAL OFFICE
(Commercial Banking)

James P. Johnis
Senior Vice President

Margaret M. Curran-Rusch
Vice President

Stephen Durso
Vice President

Richard B. Smith
Vice President

COMMERCIAL LENDING

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

Albert Arena
Vice President

John J. Reilly
Vice President

Kevin J. Talty
Vice President

COMPLIANCE AND PROCEDURES

Louis A. Antoniello
Vice President

CREDIT DEPARTMENT

Anne Marie Stefanucci
Vice President

DATA PROCESSING

Jose Diaz
Vice President

DEPOSIT OPERATIONS

Carmela Lalonde
Assistant Cashier

FINANCE

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Senior Vice President & Senior Investment Officer

Howard F. Hoeberlein
Senior Vice President & Controller

Matthew J. Mankowski
Vice President

GENERAL SERVICES

Daniel Sapanara
Assistant Vice President

HUMAN RESOURCES

Debbie L. Ryan
Senior Vice President

Susan J. Hempton
Vice President

INFORMATION TECHNOLOGY SERVICES

Conrad Lissade
Assistant Vice President

INVESTMENT MANAGEMENT DIVISION

Brian J. Keeney
Executive Vice President

Josephine Buckley
Vice President & Trust Officer

Jane Carmody
Vice President

Sharon E. Pazienza
Vice President & Trust Officer

LOAN CENTER

Robert B. Jacobs
Vice President

Frederick T. Hughes
Vice President

MARKETING

Laura C. Ierulli
Vice President & Director

OPERATIONS ADMINISTRATION

Richard Kick
Executive Vice President

Betsy Gustafson
Senior Vice President

COUNSEL
Schupbach, Williams & Pavone LLP

INDEPENDENT AUDITORS
Crowe Chizek and Company LLC

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s annual report on Form 10-K for 2007, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

EXECUTIVE OFFICE
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

ANNUAL MEETING NOTICE
The Annual Meeting of Stockholders will be held at the Westbury Manor, 1100 Jericho Turnpike, Westbury, N.Y. on Monday, April 21, 2008 at 3:30 P.M.

Business Advisory Board

[PHOTO OMITTED]
Howard Annenberg
President & CEO
Shannen Promotions, Inc.

[PHOTO OMITTED]
Nicola Arena
Chairman & CEO
Mediterranean Shipping Co. (USA), Inc.

[PHOTO OMITTED]
Richard Arote Sr.
President
A.D.E. Systems, Inc./Air Distribution Enterprises, Inc.

[PHOTO OMITTED]
Beverly J. Bell, Esq.
Humes & Wagner, LLP

[PHOTO OMITTED]
Thomas Burke
Chief Executive Officer
Ophthalmic Consultants of Long Island

[PHOTO OMITTED]
Emil V. Cianciulli, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Michael DeVivo
Vice President
MRZ Trucking Corp.

[PHOTO OMITTED]
Thomas N. Dufek, CPA
President
Dufek & Associates

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Giammarese & Stalzer, CPAs, P.C.

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar Levine & Felix LLP

[PHOTO OMITTED]
Wallace Leinheardt, Esq.
Jaspan Schlesinger Hoffman LLP

[PHOTO OMITTED]
Linda Levy, CPA
Tax Consultant

[PHOTO OMITTED]
James Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal
Owen Petersen & Co., LLP

[PHOTO OMITTED]
Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
Richard E. Nussbaum, CPA
Nussbaum Yates Berg Klein & Wolpow, LLP

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
Jay Pitti
President
Merrick House & Gardens

[PHOTO OMITTED]
Stephen Ruchman
Ruchman Associates

[PHOTO OMITTED]
Scott Sammis
President
USI Sammis, Inc.

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses & Schreiber

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Shaw Shahery
President & CEO
Convermat Corporation

[PHOTO OMITTED]
J. Stanley Shaw
Senior Member
Shaw, Licitra, Gulotta, Esernio & Henry, P.C.

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

Photos not available:

Christopher T. McGrath, Esq.
Partner
Sullivan, Papain, Block, McGrath & Cannavo, P.C.

John G. Passarelli, M.D., F.A.A.O.
Medical Director
Long Island Eye Surgery Center
Long Island Eye Surgical Care, P.C.

Owen T. Smith
Milleridge Inn
Former Chief Deputy County Executive of Nassau County

The First National Bank of Long Island
Where Everyone Knows Your Name

Long Island (516) 671-4900
Manhattan (212) 566-1500
www.fnbli.com