Form 10-K, Exhibit 13
period 2008-12-31
FIRST OF LONG ISLAND CORP
filed 2009-03-13
CIK 740663

EXHIBIT 13 – REGISTRANT’S ANNUAL REPORT TO SHAREHOLDERS

Defining the Future
2008 Annual Report

[PHOTO OMITTED]

The First National Bank of Long Island
Where Everyone Knows Your Name ™

[LOGO]
The First of Long Island Corporation

[PHOTO OMITTED]

18%
Total assets grew $193 million or 18% to $1.26 billion

$12,962,000
Historical record profits of $12,962,000

$1.78
Earnings per share grew by 17.9% or 27 cents per share

14%
Cash dividends increased 14%, or 8 cents per share

37%
Commercial Mortgages grew $54 million or 37%

6%
Deposits grew to $51 million or 6%

TABLE OF CONTENTS

President’s Message	2-3
Selected Financial Data	4
Board of Directors & Executive Officers	5
Branch Locations	6-7
Branch Expansion	8
Products & Services	9
Personal Service	10
Looking Ahead	11
Community Involvement	12
Financials	13-59
Officers & Official Staff	60
Business Advisory Board	61

President’s Message

[PHOTO OMITTED]
Michael N. Vittorio, President & Chief Executive Officer

Dear Shareholder,

2008 was one of the most challenging years for banking and the financial services industry. Our philosophy of balanced and disciplined growth, coupled with sound credit underwriting, paid off during this tumultuous period. To date, we have only a handful of relatively small delinquencies; our capital is above that of our peer group, and we have a strong liquidity position. We say it often within the Bank.....we must remain measured and disciplined, yet I am sure our growth in footings and earnings has not escaped your attention.

On an average year-to-date basis, Commercial Mortgages grew $54 million, or 37%. Our Residential Mortgages grew $19 million, or 10%, and our Home Equity loans grew $17 million, or 23%. Our average year-to-date deposits outperformed most of our peer group, growing $51 million, or 6%.

We feel our deposit growth was directly related to new branch openings, lending, and local market recognition of our institution’s financial strength. During this same time period, we maintained a solid net interest margin of 4.12%, which again reflected our adherence to disciplined and measured growth. Earnings per share grew from $1.51 last year to $1.78 this year, representing an increase of $.27, or 17.9%. This performance did not go unnoticed. On October 27, 2008, Newsday reported that our stock was up 10% in 2008, making it Long Island’s best performing stock. For the full year 2008, our stock was up 28%.

While these accolades are certainly satisfying, they have not lulled us into a sense of complacency, and we are ever watchful of the economic environment in which we operate. As we enter 2009, we foresee new challenges for the banking industry in terms of managing interest rate risk, namely, inflation. We are already repositioning our balance sheet to prepare for this challenge, and we will continue to look at each new business situation with a sense of urgency and a long-term view. We are determined not to abandon the principles of measured and disciplined growth that have given us the financial success we experienced in the past, and again this year.

I would like to thank our shareholders for the confidence you have expressed in our Bank. I want to assure our customers of our continued focus on service quality, and want to applaud our employees for their high energy level, strong work ethic and dedication to the needs of those they serve. The First National Bank of Long Island is positioned as well as any institution can be in this economic climate. We remain committed to the principles of a steady and consistent management approach that have guided us over the years, as we continue to build shareholder value through sustainable and profitable long-term growth.

Michael N. Vittorio
President & Chief Executive Officer

SELECTED FINANCIAL DATA

          The following is selected consolidated financial data for the past five years. This data should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes.

	2008	2007	2006	2005	2004

INCOME STATEMENT DATA:
Interest Income	$59,686,000	$53,023,000	$49,000,000	$42,689,000	$38,407,000
Interest Expense	16,743,000	16,269,000	12,949,000	7,426,000	3,665,000
Net Interest Income	42,943,000	36,754,000	36,051,000	35,263,000	34,742,000
Provision for Loan Losses	1,945,000	575,000	670,000	470,000	356,000
Net Income	12,962,000	11,482,000	11,227,000	12,277,000	12,081,000
PER SHARE DATA:
Basic Earnings	$1.79	$1.52	$1.47	$1.57	$1.48
Diluted Earnings	1.78	1.51	1.45	1.55	1.45
Cash Dividends Declared	.66	.58	.50	.44	.39
Dividend Payout Ratio	37.08%	38.41%	34.48%	28.06%	26.90%
Stock Splits/Dividends Declared	—	2-for-1	—	—	—
Book Value	$14.25	$13.73	$12.60	$11.79	$11.37
BALANCE SHEET DATA AT YEAR END:
Total Assets	$1,261,609,000	$1,069,019,000	$954,166,000	$944,156,000	$917,778,000
Loans	658,134,000	525,539,000	449,465,000	380,492,000	342,437,000
Allowance for Loan Losses	6,076,000	4,453,000	3,891,000	3,282,000	2,808,000
Deposits	900,337,000	869,038,000	824,797,000	788,011,000	771,250,000
Borrowed Funds	251,122,000	92,110,000	28,143,000	60,195,000	49,654,000
Stockholders’ Equity	102,532,000	102,384,000	95,561,000	90,698,000	90,240,000
AVERAGE BALANCE SHEET DATA:
Total Assets	$1,181,655,000	$1,003,240,000	$977,232,000	$978,869,000	$935,278,000
Loans	572,356,000	480,166,000	418,746,000	359,288,000	336,587,000
Allowance for Loan Losses	4,947,000	4,167,000	3,609,000	3,072,000	2,655,000
Deposits	919,490,000	868,421,000	842,399,000	818,842,000	799,458,000
Borrowed Funds	157,275,000	32,705,000	37,989,000	65,714,000	38,682,000
Stockholders’ Equity	100,710,000	98,402,000	93,064,000	90,403,000	92,248,000
FINANCIAL RATIOS:
Return on Average Assets (ROA)	1.10%	1.14%	1.15%	1.25%	1.29%
Return on Average Stockholders’ Equity (ROE)	12.87%	11.67%	12.06%	13.58%	13.10%
Average Equity to Average Assets	8.52%	9.81%	9.52%	9.24%	9.86%

STOCK PRICES

          The Corporation’s Common Stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2008 and 2007.

	2008		2007

Quarter	High	Low	High	Low

First	$19.49	$18.25	$22.89	$21.30
Second	21.00	18.53	23.99	20.20
Third	24.50	18.55	22.00	17.50
Fourth	24.45	20.00	20.99	18.04

          At December 31, 2008, there were 600 stockholders of record of the Corporation’s Common Stock. The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

Board of Directors & Executive Officers

Board of Directors - The First of Long Island Corporation

Allen E. Busching
Principal
B&B Capital
(consulting and private investment)

Paul T. Canarick
President & Principal
Paul Todd, Inc.
(construction company)

Alexander L. Cover
Management Consultant
Self Employed
(financial consulting)

William H.J. Hoefling
CEO – Managing Member
Crystal Pond Capital Partners LLC
(equity investments)

Howard Thomas Hogan Jr., Esq.
Director
Hogan & Hogan
(attorney at law)

John T. Lane
Retired Managing Director
J.P. Morgan & Co.

J. Douglas Maxwell Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical instrumentation)

Stephen V. Murphy
President
S.V. Murphy & Co., Inc.
(investment banking)

Milbrey Rennie Taylor
Strategic and Media Consultant

Walter C. Teagle III
Non-executive Chairman

President
Teagle Management, Inc.
(private investment company)

Michael N. Vittorio
President & Chief Executive Officer

[PHOTO OMITTED]

FROM LEFT TO RIGHT: (Standing): Alexander L. Cover, J. Douglas Maxwell Jr., Stephen V. Murphy, Milbrey Rennie Taylor, Michael N. Vittorio, Allen E. Busching, Paul T. Canarick, and Howard Thomas Hogan Jr., Esq. (Sitting): John T. Lane, Walter C. Teagle III, William H.J. Hoefling

Executive Officers - The First National Bank of Long Island

[PHOTO OMITTED]
FROM LEFT TO RIGHT (Standing): Brian J. Keeney, Donald L. Manfredonia, Michael N. Vittorio, Richard Kick and John Grasso (Sitting): Sallyanne K. Ballweg and Mark D. Curtis

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

Mark D. Curtis
Executive Vice President
Chief Financial Officer & Cashier

John Grasso
Executive Vice President
Distribution Executive

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

Branch Locations
[PHOTO OMITTED]

Full Service Offices
[PHOTO OMITTED]
BABYLON
42 Deer Park Avenue
Babylon, NY 11702
(631) 422-1700

Colleen A. Vogelsberg
Vice President & Branch Manager

Coming Soon!
BAYVILLE
282 Bayville Avenue
Bayville, New York 11709

[PHOTO OMITTED]
GARDEN CITY
1050 Franklin Avenue
Garden City, NY 11530
(516) 742-6262

Carol A. Kolesar
Vice President & Branch Manager

[PHOTO OMITTED]
GLEN HEAD
10 Glen Head Road
Glen Head, NY 11545
(516) 671-4900

John J. Mulder Jr.
Vice President & Branch Manager

[PHOTO OMITTED]
GREENVALE
7 Glen Cove Road
Greenvale, NY 11548
(516) 621-8811

Christina Marotta
Vice President & Branch Manager

[PHOTO OMITTED]
HUNTINGTON
253 New York Avenue
Huntington, NY 11743
(631) 427-4143

Frank M. Plesche
Vice President & Branch Manager

[PHOTO OMITTED]
LOCUST VALLEY
108 Forest Avenue
Locust Valley, NY 11560
(516) 671-2299

Elizabeth A. Materia
Vice President & Branch Manager

[PHOTO OMITTED]
MERRICK
1810 Merrick Avenue
Merrick, NY 11566
(516) 771-6000

Cathy C. O’Malley
Vice President & Branch Manager

[PHOTO OMITTED]
NORTHPORT
711 Fort Salonga Road
Northport, NY 11768
(631) 261-4000

Mary T. Sullivan
Vice President & Branch Market Manager

[PHOTO OMITTED]
NORTHPORT VILLAGE
105 Main Street
Northport, NY 11768
(631) 261-0331

Mary T. Sullivan
Vice President & Branch Market Manager

[PHOTO OMITTED]
OLD BROOKVILLE
209 Glen Head Road
Old Brookville, NY 11545
(516) 759-9002

Henry C. Suhr
Vice President & Branch Manager

[PHOTO OMITTED]
ROCKVILLE CENTRE
310 Merrick Road
Rockville Centre, NY 11570
(516) 763-5533

Linda Roldan
Vice President & Branch Manager

[PHOTO OMITTED]
ROSLYN HEIGHTS
130 Mineola Avenue
Roslyn Heights, NY 11577
(516) 621-1900

Frieda M. O’Mara
Vice President & Branch Manager

[PHOTO OMITTED]
WOODBURY
800 Woodbury Road, Suite M
Woodbury, NY 11797
(516) 364-3434

Allison Stansfield
Vice President & Branch Manager

Commercial Banking Offices
[PHOTO OMITTED]
BOHEMIA
30 Orville Drive
Bohemia, NY 11716
(631) 218-2500

Kathleen Crowe
Vice President & Branch Manager

[PHOTO OMITTED]
DEER PARK
60 East Industry Court
Deer Park, NY 11729
(631) 243-2600

Albert M. Nordt Jr.
Vice President & Branch Manager

FARMINGDALE

[PHOTO OMITTED]
22 Allen Boulevard
Farmingdale, NY 11735
(631) 753-8888

Sandy F. Buttacy
Vice President & Branch Manager

[PHOTO OMITTED]
2091 New Highway
Farmingdale, NY 11735
(631) 454-2022

Lorraine Russo
Vice President & Branch Manager

[PHOTO OMITTED]
GREAT NECK
536 Northern Boulevard
Great Neck, NY 11021
(516) 482-6666

Joanne Bosco
Vice President & Branch Manager

[PHOTO OMITTED]
HAUPPAUGE
330 Motor Parkway
Hauppauge, NY 11788
(631) 952-2900

JoAnn Diamond
Vice President & Branch Manager

[PHOTO OMITTED]
HICKSVILLE
106 Old Country Road
Hicksville, NY 11801
(516) 932-7150

Joyce C. Graber
Vice President & Branch Manager

[PHOTO OMITTED]
NEW HYDE PARK
243 Jericho Turnpike
New Hyde Park, NY 11040
(516) 328-3100

Joanne Maiorana-Davis
Vice President & Branch Manager

[PHOTO OMITTED]
PORT JEFFERSON STATION
Davis Professional Park
5225 Nesconset Highway
Building 4, Suite 21
Port Jefferson Station, NY 11776
(631) 928-4411

Susan Donovan
Vice President & Branch Manager

[PHOTO OMITTED]
VALLEY STREAM
133 East Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Toni Valente
Vice President & Branch Manager

MANHATTAN

[PHOTO OMITTED]
232 Madison Avenue
New York, NY 10016
(212) 213-8111

Judith A. Ferdinand
Vice President & Branch Manager

[PHOTO OMITTED]
225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

Gladys Ruggiero
Vice President & Branch Manager

[PHOTO OMITTED]
1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Doris M. Burkett
Vice President & Branch Manager

Select Service Banking Centers
[PHOTO OMITTED]
LAKE SUCCESS
3000 Marcus Avenue
Lake Success, NY 11042
(516) 775-3133

Jerry Scansarole
Vice President & Branch Manager

[PHOTO OMITTED]
SMITHTOWN
285 Middle Country Road, Suite 104
Smithtown, NY 11787
(631) 265-0200

Frances A. Koslow
Vice President & Branch Manager

[PHOTOS OMITTED]
BRANCH EXPANSION

Our new full-service branch in Babylon, Long Island

In an effort to expand our market presence and capture new banking opportunities, we opened a new full-service branch in Babylon, Long Island, during the first quarter of 2008. Conveniently located in the heart of the Village of Babylon, the office is equipped with a 24-hour ATM, a talented staff of banking professionals and upscale decor.

In addition, we converted our Garden City office from a commercial banking office to a full service branch during the second quarter of 2008 in order to better serve the needs of affluent households and businesses in the area. Most recently, in February2009, we opened a new Commercial Banking Office in Port Jefferson Station. Our recent grand openings in these markets have grown at rates that exceed our expectations, and as we continue to open more branches in the future, our model of banking and reputation as the Bank “Where Everyone Knows Your Name™” will continue to be enhanced.

Since 2003, we have opened eight new branches on Long Island and in Manhattan and continue to grow during this challenging time for financial markets. With over $1 billion in assets, 28 branches and more than 275 employees, we are one of the strongest and most financially stable community banks. It remains an ongoing initiative for us to build our franchise in the affluent communities of Nassau and Suffolk Counties, as well as Manhattan. Our branch-expansion strategy has proven to be successful and has allowed us to capture a share of the loan and deposit growth in our operating markets.

[PHOTO OMITTED]

PRODUCTS & SERVICES
[PHOTO OMITTED]

From left to right: Mrs. Palladino, from The Homestead School in Garden City, and Carol A. Kolesar, Vice President & Branch Manager of our Garden City office. Carol introduced the Bank’s “Teach Children to Save” program to Mrs. Palladino’s kindergarten class.

10%
Residential Mortgages grew $19 million or 10%

23%
Home Equity loans were up $17 million or 23%

Since the upgrade of our technology infrastructure in 2007 and the ongoing investment we have made toward hiring talented professionals, the Bank has been able to deliver more value-added products and services to our customers, which has strengthened the value of our franchise.

In 2008, we implemented several new programs such as:

▪

The Teach Children to Save Program – Our branches have been actively involved with the schools in their communities, educating children about the importance of saving money and banking. This includes teaching in the classroom setting and providing banking-related premium items to students. Interest in the program grew to such an extent in 2008, we introduced a new product called “K” Savings. The program was accompanied with a promotion in our full-service branches in which children who opened up a “K” Savings account not only received a free gift and a special 90-day rate, but also qualified to participate in our annual credit incentive plan where they are rewarded for saving money.

▪	Online Statements - Our online banking customers now have access to log into their accounts and view their statements online.

▪	24/7 Banking – Customers now have greater access to 24/7 banking through our growing Internet and telephone banking services

▪	Green Initiative - The First National Bank of Long Island implemented a “going green” initiative and developed a free e-statements campaign for personal banking customers.

▪

Online Education Center – The Bank introduced an online education center, found on our web site at www.fnbli.com. The resource provides useful information to our customers such as identity theft prevention, enhanced business security and online bill pay.

In addition to these accomplishments, credit quality continues to remain our strength. Unlike some of our mega-bank competitors that experienced credit quality problems, insufficient capital and liquidity issues, we have no exposure to the sub-prime mortgages that have caused these issues in the current market. The First National Bank of Long Island has excellent credit quality, a capital level well beyond that of our peer group and no liquidity problems. The emphasis on credit culture and underwriting quality loans will continue within our organization. We remain an extremely strong financial institution and are poised for future expansion throughout the Long Island and Manhattan marketplaces.

STOCK PERFORMANCE

The First National Bank of Long Island, corporately recognized as The First of Long Island Corporation (FLIC), is proud to have been recognized by Newsday as a top performing Long Island stock. On October 27, 2008, Newsday reported that “FLIC is up 10% in 2008, making it Long Island’s best performing stock.” For the full year 2008, our stock was up 28%.

“Our commitment is to build value for our shareholders,” said Michael Vittorio, President & CEO of The First National Bank of Long Island, in reaction to the news. “Our Bank remains financially sound, growing in a controlled and disciplined way.”

In addition, FLIC raised its quarterly dividend 20 percent in 2008, and when compared to competitor Long Island banks, its stock performance clearly overshadowed the others, as it was one of the few to see a continued upward trend toward the end of the calendar year, despite the nation’s economic woes.

PERSONAL SERVICE
[PHOTO OMITTED]

Sallyanne K. Ballweg, Senior Executive Vice President, Bernard Esquenet, Chief Executive Officer, The Ruhof Corporation and James P. Johnis, Senior Vice President, Commercial Banking

Service quality is what differentiates us from our competitors. Our goal is to build long-term customer relationships with affluent businesses and consumers by providing superior service that is not available from the large mega banks. We have established a relationship-based culture in the Bank that has helped us build a loyal and growing customer base. We understand that personal and business banking is relationship driven, and our branches have been structured to avoid rigid systems found at larger banks. Branches are staffed with highly skilled and experienced bankers, and clients are given access to executive decision makers, a rarity at large financial institutions. The First National Bank of Long Island is a customer-focused financial institution, which is why we are the Bank “Where Everyone Knows Your Name ™.”

LOOKING AHEAD
[PHOTOS OMITTED]

As a growing community banking organization, we continue to transform to a more market-savvy banking organization that is focused on enhancing its earnings performance for shareholders. In addition to our existing community banking philosophy, which includes a strong management team, the drivers for our success looking ahead in the future include:

▪	Further branch growth in our operating footprint.

▪

Additional hiring and an expanded employee base. Although the economy is experiencing one of the worst recessions in recent years, we continued to grow and prosper in 2008, in part by hiring more experienced banking professionals. Unlike so many other banks and companies, we did not have to resort to draconian expense measures because our growth was disciplined and balanced. We plan to continue this positive trend in 2009.

▪	Adding more innovative products and services.

▪	Expanding the emphasis of our financial-services plan by offering customers products such as annuities, mutual funds and life insurance.

▪	Continued loan growth. We are lending money and are in a strong position to continue to doing so.

[PHOTOS OMITTED]

COMMUNITY INVOLVEMENT
[PHOTO OMITTED]

The First National Bank of Long Island proudly supports Long Island Cares, Inc. and The Harry Chapin Food Bank

The First National Bank of Long Island

▪	Participated in the Toys for Tots Campaign, conducted by the New York State Society of Certified Public Accountants (NYSSCPA) – Suffolk Chapter.

▪	Supported Long Island Cares, Inc. and The Harry Chapin Food Bank by collecting 682 pounds of food in their branches to help feed Long Island families.

▪	Team members raised more than $4,000 as part of the Making Strides Against Breast Cancer Walk at Jones Beach in October 2008!

▪	Team members raised more than $3,000 for the March of Dimes WalkAmerica Event!

[PHOTO OMITTED]

Cynthia Barry, Partner, Sheehan & Company, CPA PC, John Reilly, Vice President, Commercial Lending, Jane Reed, Vice President, Commercial Banking, The First National Bank of Long Island and Lisa Martinelli-Bowman, CPA, Partner, Owen Peterson & Co., LLP and President of NYSSCPAs Suffolk Chapter

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following is management’s discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and subsidiaries wholly-owned by the Bank, either directly or indirectly, The First of Long Island Agency, Inc., FNY Service Corp., and The First of Long Island REIT, Inc. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” The Bank’s primary service area is Nassau and Suffolk Counties, Long Island. However, the Bank has three commercial banking branches in Manhattan and may open additional Manhattan branches in the future.

Overview

          Overview – 2008 Versus 2007. Earnings per share increased by 17.9%, or $.27 per share, from $1.51 in 2007 to $1.78 this year. Net income increased by $1,480,000 from $11,482,000 in 2007 to $12,962,000 this year. Returns on average assets (“ROA”) and equity (“ROE”) were 1.10% and 12.87%, respectively, in 2008 as compared to 1.14% and 11.67% in 2007. The improvement in ROE is attributable to increased earnings and share repurchases made pursuant to the Corporation’s share repurchase program.

          Earnings increased in 2008 largely because of loan growth. From year-end 2007 to year-end 2008 total loans grew by $132.6 million, or 25.2%. Commercial mortgages were up $103.5 million, or 61.0%, traditional residential mortgage loans were up $21.7 million, or 11.1%, and home equity loans were up $18.1 million, or 22.1%. The loan growth resulted from management’s continued efforts to improve the Bank’s current and future earnings prospects by making loans a larger portion of the overall balance sheet. The growth was partially funded by a $31.3 million increase in deposits, with the balance being funded by an increase in overnight borrowings.

          Also contributing to the increase in earnings was a borrowing and investing strategy undertaken in the latter part of 2007 and continued in 2008. This strategy, which accounts for $127 million of the borrowings under repurchase agreements at December 31, 2008, is primarily responsible for the increase in investment securities of $81.9 million when comparing year-end 2008 to 2007. The borrowings were undertaken to increase current earnings and, for those borrowings with embedded interest rate caps (“caps”), protect the Bank’s future earnings in the event of an increase in interest rates.

          A decline in interest rates in 2008 is yet another important factor that contributed to the increase in earnings. Earnings increased because the Bank’s interest-bearing deposits are generally shorter in duration than its interest-earning assets and therefore reprice faster in a changing rate environment. In addition, short-term interest rates, which are the primary driver of the rates paid by the Bank on its deposit products, declined more than intermediate and longer-term interest rates, which are the primary drivers of the yields available to the Bank on the repricing and origination of loans and purchase of securities.

          The Corporation continued its share repurchase program in 2008. Under the program, the Corporation purchased 296,479 shares, representing 4.0% of total shares outstanding at the beginning of the year. This compares to 180,800 shares purchased in 2007, or 2.4% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed four cents more to earnings per share in 2008 than 2007. The larger contribution to earnings per share this year is attributable to the full-year impact of the shares purchased in 2007 plus the pro rata impact of the shares purchased throughout 2008.

          The positive impact on earnings of loan growth, the borrowing and investing strategy, the decline in interest rates and the share repurchase program was partially offset by an increase in noninterest expense of $2.3 million and a loss of the tax benefit associated with the Corporation’s REIT entity of approximately $600,000. The major components of the increase in noninterest expense are a $458,000 increase in FDIC deposit insurance expense, a $460,000 increase in retirement plan expense, and personnel costs and other expenses of branch expansion. The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008. In response to the law change, the ownership of the REIT entity within the consolidated group was changed in December 2008 to once again obtain favorable tax treatment. The ownership change combined with the simultaneous implementation of other tax planning strategies should reduce 2009 income taxes by approximately $800,000.

           The credit quality of the Bank’s loan portfolio continues to be excellent as evidenced by the low level of nonperforming loans. The Bank has not originated nor does it hold any subprime mortgages in its loan portfolio. In addition, all of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms. The U.S. government guarantees the timely payment of principal and interest on most of the securities and underlying mortgages. Fannie Mae and Freddie Mac guarantee the remainder. Fannie Mae and Freddie Mac have been placed into conservatorship by their primary regulator, the Federal Housing Finance Agency who also acts as conservator. In conjunction with the conservatorship, the U.S. Department of the Treasury entered into Preferred Stock Purchase Agreements with Fannie Mae and Freddie Mac to ensure that each of these entities maintains positive net worth and established new borrowing facilities for these entities intended to serve as an ultimate liquidity backstop. The Preferred Stock Purchase Agreements and borrowing facilities serve to protect the existing and future holders of Fannie Mae and Freddie Mac mortgage securities and other debt instruments.

          Total stockholders’ equity before accumulated other comprehensive income or loss grew by $3,449,000 in 2008, despite the amount spent for share repurchases and a 13.8% increase in cash dividends. The Bank’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank.

          The Bank opened a full service branch in Northport Village, Long Island in late 2007. In early 2008, the Bank opened a full service branch in Babylon, Long Island, consolidated its Mineola branch with its Garden City branch, and converted the Garden City branch from a commercial banking office to a full service branch. In early 2009, The Bank opened a commercial banking office in Port Jefferson Station, Long Island. During the remainder of 2009, the Bank expects to open a full service branch in Bayville, Long Island and relocate its Valley Stream commercial banking office to premises purchased by the Bank in January 2009 and convert it to a full service branch. Continued branch expansion in key markets on Long Island and in Manhattan remains a key strategic initiative.

          Looking forward into 2009, the Bank’s earnings could be challenged by low interest rates and strong competition for deposits in its market area. Making loans and purchasing securities in a low rate environment could cause the overall yield on the Bank’s loan and securities portfolios to decline. Competition for deposits could exert upward pressure on deposit cost and make core deposit growth challenging. The Bank’s earnings could also be challenged by an increased level of loan losses caused by the upward trend in unemployment levels and downward trend in real estate values experienced in 2008 and thus far in 2009. Other challenges in 2009 will include significant increases in pension expense and FDIC insurance cost. Pension expense will increase by approximately $1,025,000 because of a significant decline during 2008 in the value of pension plan assets. Management currently estimates that FDIC insurance cost could increase by approximately $2,800,000 as a result of recent bank failures.

          Overview – 2007 Versus 2006. In 2007, the Corporation earned $1.51 per share versus $1.45 in the prior year. Net income increased by $255,000, or from $11,227,000 in 2006 to $11,482,000 in 2007. ROA and ROE were 1.14% and 11.67%, respectively, in 2007 as compared to 1.15% and 12.06% in 2006. In addition the Corporation declared a 2-for-1 stock split in the first quarter of 2007 and changed from a semi-annual to a quarterly cash dividend.

          Earnings increased in 2007 largely because of loan growth. From year-end 2006 to year-end 2007 total loans grew by $76.1 million, or 16.9%. The loan categories with the most significant growth were commercial mortgages which were up $31.4 million, or 22.7%, traditional residential mortgage loans which were up $21.2 million, or 12.2%, and home equity loans which were up by $14.9 million, or 22.3%. Credit quality was excellent at December 31, 2007 as measured by the year-end ratio of nonaccruing loans to total loans of .05%.

          In 2007, the Bank continued to use maturities and paydowns from its investment securities portfolio to fund loan growth. As a result, loans became an increasingly larger portion of the Bank’s overall balance sheet. This, along with a better yielding securities portfolio and deposit cost controls, enabled the Bank to maintain its net interest margin in 2007 despite the unfavorable interest rate environment and the strong competition for loans and deposits in its market area. Contributing to the better securities portfolio yield was the loss program conducted in the fourth quarter of 2006 and an improvement in yields available for reinvestment during 2007.

          Salaries expense increased in 2007 by $1.1 million, or 8.5%. In addition to normal annual salary adjustments, the increase in salaries expense was due to staffing for lending and business development initiatives and new branches and an increase in stock-based compensation expense. Employee benefits expense declined by $695,000 in 2007, or 14.8%, principally because of changes to the Bank’s retirement program.

          The Corporation continued its share repurchase program in 2007. Under the program, the Corporation purchased 180,800 shares, representing 2.4% of total shares outstanding at the beginning of 2007. This compares to 131,010 shares purchased in 2006, or 1.7% of total shares outstanding at the start of that year. The program is estimated to have contributed two cents more to earnings per share in 2007 than 2006. The larger contribution to earnings per share in 2007 is attributable to the full-year impact of the shares purchased in 2006 plus the pro rata impact of the shares purchased throughout 2007.

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

	2008			2007			2006

	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate

	(dollars in thousands)
Assets:
Federal funds sold and overnight investments	$19,362	$480	2.48%	$30,166	$1,505	4.99%	$17,866	$882	4.94%
Investment securities:
Taxable	386,404	18,857	4.88	289,040	13,529	4.68	344,012	14,536	4.23
Nontaxable (1)	143,121	9,373	6.55	146,341	9,639	6.59	143,918	9,520	6.61
Loans (1) (2)	572,356	34,193	5.97	480,166	31,632	6.59	418,746	27,303	6.52

Total interest-earning assets (1)	1,121,243	62,903	5.61	945,713	56,305	5.96	924,542	52,241	5.65

Allowance for loan losses	(4,947)			(4,167)			(3,609)

Net interest-earning assets	1,116,296			941,546			920,933
Cash and due from banks	32,524			32,672			29,252
Premises and equipment, net	11,587			9,374			8,149
Other assets	21,248			19,648			18,898

	$1,181,655			$1,003,240			$977,232

Liabilities and Stockholders’ Equity:
Savings and money market deposits	$364,974	4,576	1.25	$320,539	4,768	1.49	$362,339	4,629	1.28
Time deposits	236,820	6,782	2.86	220,196	10,081	4.58	158,622	6,575	4.15

Total interest-bearing deposits	601,794	11,358	1.89	540,735	14,849	2.75	520,961	11,204	2.15
Short-term borrowings	48,379	746	1.54	20,856	896	4.30	37,989	1,745	4.59
Long-term debt	108,896	4,639	4.26	11,849	524	4.42	—	—	—

Total interest-bearing liabilities	759,069	16,743	2.21	573,440	16,269	2.84	558,950	12,949	2.32

Checking deposits	317,696			327,686			321,438
Other liabilities	4,180			3,712			3,780

	1,080,945			904,838			884,168
Stockholders’ equity	100,710			98,402			93,064

	$1,181,655			$1,003,240			$977,232

Net interest income (1)		$46,160			$40,036			$39,292

Net interest spread (1)			3.40%			3.12%			3.33%

Net interest margin (1)			4.12%			4.23%			4.25%

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

	Year Ended December 31,

	2008 versus 2007 Increase (decrease) due to changes in:				2007 versus 2006 Increase (decrease) due to changes in:

	Volume	Rate	Rate/ Volume (1)	Net Change	Volume	Rate	Rate/ Volume (1)	Net Change

	(in thousands)
Interest Income:
Federal funds sold and overnight investments	$(539)	$(757)	$271	$(1,025)	$607	$9	$7	$623
Investment securities:
Taxable	4,557	577	194	5,328	(2,323)	1,566	(250)	(1,007)
Nontaxable	(212)	(55)	1	(266)	160	(41)	—	119
Loans	6,073	(2,947)	(565)	2,561	4,005	283	41	4,329

Total interest income	9,879	(3,182)	(99)	6,598	2,449	1,817	(202)	4,064

Interest Expense:
Savings and money market deposits	661	(749)	(104)	(192)	(534)	761	(88)	139
Time deposits	761	(3,775)	(285)	(3,299)	2,552	687	267	3,506
Short-term borrowings	1,182	(574)	(758)	(150)	(243)	(96)	(510)	(849)
Long-term debt	4,292	(19)	(158)	4,115	—	—	524	524

Total interest expense	6,896	(5,117)	(1,305)	474	1,775	1,352	193	3,320

Increase (decrease) in net interest income	$2,983	$1,935	$1,206	$6,124	$674	$465	$(395)	$744

(1)

Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2008 Versus 2007

          Net interest income on a tax-equivalent basis increased by $6,124,000, or from $40,036,000 in 2007 to $46,160,000 this year. The most significant reason for the increase in net interest income was growth in the Bank’s loan portfolio. On an average balance basis, total loans grew by $92.2 million in 2008, or 19.2%. A majority of the growth in average loan balances was funded by an increase of $61.1 million in average interest bearing deposits and the remainder was funded by an increase in average borrowings.

          Also contributing to the increase in net interest income was a borrowing and investing strategy undertaken in the latter part of 2007 and continued in 2008. This strategy, which accounts for $127 million of the borrowings under repurchase agreements at December 31, 2008, is primarily responsible for an increase in average borrowings under repurchase agreements of $98.7 million and the increase in average taxable investment securities of $97.4 million when comparing 2008 to 2007. Of the total borrowings under this strategy, $75 million have embedded interest rate caps with a notional amount of $120 million. The borrowings without caps were undertaken to increase current earnings by taking advantage of the spread between borrowing and investing rates for similar duration instruments. The borrowings with caps also added to earnings, but to a lesser extent because they include the cost of the caps, and were primarily undertaken to protect the Bank’s future earnings in the event of an increase in interest rates.

          A decline in interest rates in 2008 is yet another important factor that contributed to the increase in net interest income. Net interest income increased because the Bank’s interest-bearing deposit liabilities are generally shorter in duration than its interest-earning assets and therefore reprice faster in a changing rate environment. In addition, short-term interest rates, which are the primary driver of the rates paid by the Bank on its deposit products, declined more than intermediate and longer-term interest rates, which are the primary drivers of the yields available to the Bank on the repricing and origination of loans and purchase of securities. When comparing 2008 to 2007, the overall yield on interest-earning assets declined by 35 basis points while the overall cost of deposits decreased by 86 basis points.

          The investment securities purchased with borrowed funds had a higher overall yield than the Bank’s existing securities portfolio. This is the primary reason that the yield on the Bank’s taxable securities portfolio increased by 20 basis points when comparing 2008 to 2007.

          Although net interest spread increased by 28 basis points in 2008, net interest margin declined by 11 basis points. The decline in net interest margin occurred largely because the margin on the borrowing and investing strategy is less than the margin on the balance of the Bank’s interest-earning assets and interest-bearing liabilities. In addition, the return on noninterest-bearing checking balances and capital decreased due to the lower yield on interest-earning assets. Excluding the borrowing and investing strategy, net interest margin for 2008 would have increased versus 2007 and the increase in net interest spread would have been greater.

          Competition for deposits in the Bank’s market area could continue to exert downward pressure on net interest margin and net interest spread. Furthermore, new branch openings should cause the Bank’s overall cost of deposits to trend upward because new branches will have a competitively priced deposit base rather than a base consisting of a mix of historically and competitively priced deposits as found in the Bank’s established branches. The “Market Risk” section of this discussion and analysis of financial condition and results of operations includes a more complete discussion of the impact of interest rate movements on the Bank’s net interest income.

Net Interest Income – 2007 Versus 2006

          Net interest income on a tax-equivalent basis increased by $744,000, or from $39,292,000 in 2006 to $40,036,000 in 2007. The most significant reason for the growth in net interest income was that management used proceeds from the maturity and paydown of taxable securities to fund loan growth and thereby moved money from a lower to a higher yielding asset category. In 2007, average total loan balances grew by $61.4 million, or 14.7%, and represented 50.8% of average interest earning assets compared to 45.3% in 2006.

          In 2007, the yield on interest-earning assets increased by 31 basis points. Important reasons for the increase were the shift from securities to loans, the purchase of securities at yields better than those currently in portfolio, and the better yields realized on securities purchased as part of the portfolio restructuring conducted late in 2006. The higher overall yield on interest-earning assets resulted in an increase in net interest income on those interest-earning assets funded by checking deposits and capital, since checking deposits and capital have no associated interest cost. Although checking balances decreased by approximately $3.2 million when comparing year-end 2007 to year-end 2006, on an average balance basis checking deposits were up by $6.2 million, or 1.9%, in 2007 versus 2006. Although competition in the Bank’s market area and higher interest rates have caused the rate of growth in checking deposits to trend down in recent years, a significant portion of the Bank’s interest-earning assets continues to be funded by such deposits.

          As a partial offset to the increase in net interest income realized on interest-earning assets funded by checking deposits and capital, the Bank’s net interest spread declined by 21 basis points in 2007 thus causing a decrease in net interest income on those interest-earning assets funded by interest-bearing liabilities. Net interest spread declined in the presence of a yield curve characterized by short-term interest rates that were approximately the same or higher than intermediate and longer-term interest rates. This negatively impacted the Bank’s net interest spread because short-term interest rates are a key driver of the Bank’s deposit rates and intermediate and longer-term interest rates are key drivers of the yields that can be earned by the Bank on loans and securities. Net interest spread was also negatively impacted by increased competition for loans and deposits in the Bank’s market area which put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth challenging. With upward pressure on deposit pricing, funds migrated from the Bank’s lower yielding savings and money market products to its higher priced savings and money market products and competitively priced time deposits. This accounts for the downward trend in savings and money market balances and upward trend in time deposits experienced in recent years.

Noninterest Income, Noninterest Expense, and Income Taxes

          Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of securities, and all other items of income, other than interest, resulting from the business activities of the Corporation. Noninterest income increased by $699,000, or 12.5%, from $5,582,000 in 2007 to $6,281,000 in 2008. The increase is principally due to a $482,000 increase in net gains on sales of available-for-sale securities, a $198,000 increase in other noninterest income and a $102,000 increase in service charge income. The increase in other noninterest income is primarily attributable to small increases in miscellaneous consumer fees. Service charge income increased as a result of an increase in maintenance and activity charges.

          Excluding net losses on sales of securities, noninterest income decreased by $117,000, or 2.0%, from $5,933,000 in 2006 to $5,816,000 in 2007. The decrease is primarily due to a decrease in service charge income of $179,000 largely caused by reductions in maintenance and activity and returned check charges.

          Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation. Noninterest expense was $29,689,000 and $27,384,000 in 2008 and 2007, respectively, representing increases over prior year amounts of $2,305,000, or 8.4%, and $717,000, or 2.7%.

          The increase in noninterest expense for 2008 is comprised of increases in other operating expenses of $730,000, or 13.7%, employee benefits expense of $608,000, or 15.2%, occupancy and equipment expense of $567,000, or 12.8%, and salaries of $400,000, or 2.9%. The increase in other operating expenses is largely attributable to a $458,000 increase in FDIC deposit insurance expense. Based on the FDIC’s base assessment rates for 2009 and a recently adopted emergency special assessment of 20 basis points on deposits as of June 30, 2009, the Bank currently estimates that its FDIC insurance expense will increase by approximately $2,800,000 in 2009. The increase in employee benefits expense is largely the result of an increase in retirement plan expense. Based primarily on the poor performance of the equity markets in 2008, pension expense will increase by approximately $1,025,000 in 2009. Occupancy and equipment expense increased primarily due to branch openings and branch expansion. The increase in salaries expense is due to normal annual salary adjustments, additions to staff related to branch expansion, and severance payments, as largely offset by staff reductions accomplished through attrition.

          The increase in noninterest expense for 2007 is largely comprised of an increase in salaries of $1,074,000, or 8.5%, and an increase in occupancy and equipment expense of $379,000, or 9.4%, as partially offset by a decrease in employee benefits of $695,000, or 14.8%. In addition to normal salary adjustments, the increase in salaries expense principally resulted from an increase in lending and business development staff, staffing for new branches, and an increase in stock-based compensation expense. A significant reason for the increase in stock-based compensation expense is additional equity awards in 2007 as well as the timing and terms of such equity awards. The increase in occupancy and equipment expense is largely attributable to the opening of the Smithtown branch in the fourth quarter of 2006 and investments in new technology. Significant reasons for the decrease in employee benefits expense are the discontinuation of profit sharing contributions beginning in 2007 and a reduction in the number of SERP plan participants in 2007.

          Income tax expense as a percentage of book income (“effective tax rate”) was 26.3% in 2008, 20.1% in 2007 and 19.9% in 2006. Despite state income taxes, the benefit of tax-exempt income causes the effective tax rate to be considerably lower than the statutory Federal income tax rate of 34%. The increase in the effective tax rate in 2008 is the result of the Corporation losing the tax benefit derived from its REIT entity and tax-exempt income now representing a smaller percentage of income before income taxes. The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008. In December 2008, the ownership of the REIT entity within the consolidated group was changed to once again obtain favorable tax treatment. This change, combined with the implementation of other tax planning strategies, should reduce 2009 taxes by approximately $800,000.

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

          The Bank’s Reserve Committee, which is chaired by the Senior Lending Officer, meets on a quarterly basis and is responsible for determining the allowance for loan losses after considering, among other things, the results of credit reviews performed by the Bank’s loan review officers. In addition, and in consultation with the Bank’s Chief Financial Officer, the Reserve Committee is responsible for implementing and maintaining policies and procedures surrounding the calculation of the required allowance. The Bank’s allowance for loan losses is subject to periodic examination by the Office of the Comptroller of the Currency, the Bank’s primary federal banking regulator, whose safety and soundness examination includes a determination as to its adequacy to absorb probable incurred losses.

          The first step in determining the allowance for loan losses is to identify loans in the Bank’s portfolio that are individually deemed to be impaired. In doing so, subjective judgments need to be made regarding whether or not it is probable that a borrower will be unable to pay all principal and interest due according to contractual terms. Once a loan is identified as being impaired, management uses the fair value of the underlying collateral and/or the discounted value of expected future cash flows to determine the amount of the impairment loss, if any, that needs to be included in the overall allowance for loan losses. In estimating the fair value of real estate collateral, management utilizes appraisals and also makes qualitative judgments based on, among other things, its knowledge of the local real estate market and analyses of current economic conditions. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgments. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life.

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

	December 31,

	2008	2007	2006	2005	2004

	(dollars in thousands)
Nonaccrual loans	$112	$257	$135	$151	$—
Loans past due 90 days or more and still accruing	42	95	50	—	18
Foreclosed real estate	—	—	—	—	—

Total nonperforming assets	154	352	185	151	18
Troubled debt restructurings	—	—	—	—	—

Total risk elements	$154	$352	$185	$151	$18

Nonaccrual loans as a percentage of total loans	.02%	.05%	.03%	.04%	.00%

Nonperforming assets as a percentage of total loans and foreclosed real estate	.02%	.07%	.04%	.04%	.01%

Risk elements as a percentage of total loans and foreclosed real estate	.02%	.07%	.04%	.04%	.01%

	Year Ended December 31,

	2008	2007	2006	2005	2004

	(in thousands)
Gross interest income on nonaccrual loans:
Amount that would have been recorded during the year under original terms	$10	$13	$12	$9	$—
Actual amount recorded during the year	—	10	—	4	—

Commitments for additional funds - Nonaccrual, restructured, past due loans	None	None	None	None	None

Allowance and Provision for Loan Losses

          The allowance for loan losses grew by $1,623,000 during 2008, amounting to $6,076,000, or .92% of total loans, at December 31, 2008 as compared to $4,453,000, or .85% of total loans, at December 31, 2007. During 2008, the Bank had loan chargeoffs and recoveries of $325,000 and $3,000, respectively, and recorded a $1,945,000 provision for loan losses. The provision for loan losses increased by $1,370,000 in 2008 primarily because of more loan growth in 2008, a $275,000 chargeoff on one commercial loan, the establishment of a $200,000 impairment reserve on another commercial loan, and a deterioration in local economic conditions. The chargeoff and establishment of the impairment reserve occurred in the fourth quarter.

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

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2008	2007	2006	2005	2004

	(dollars in thousands)

Balance, beginning of year	$4,453	$3,891	$3,282	$2,808	$2,452

Loans charged off:
Commercial and industrial	275	—	65	—	12
Other	50	14	11	25	33

	325	14	76	25	45

Recoveries of loans charged off:
Commercial and industrial	—	—	—	—	7
Other	3	1	15	29	38

	3	1	15	29	45

Net (chargeoffs) recoveries	(322)	(13)	(61)	4	—
Provision for loan losses	1,945	575	670	470	356

Balance, end of year	$6,076	$4,453	$3,891	$3,282	$2,808

Ratio of net chargeoffs or recoveries to average loans outstanding	.06%	.00%	.01%	.00%	.00%

          The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,

	2008		2007		2006		2005		2004

	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans	Amount	% of Loans To Total Loans

	(dollars in thousands)

Commercial and industrial	$933	8.1%	$874	11.7%	$833	12.3%	$827	12.4%	$789	15.1%
Commercial mortgages	3,011	41.5	1,785	32.3	1,464	30.7	1,095	28.3	865	25.9
Residential mortgages	1,227	32.9	1,026	37.1	914	38.7	843	42.0	790	44.0
Home equity loans	706	15.5	551	15.8	497	14.9	348	14.0	226	12.0
Construction loans	100	1.4	116	2.2	89	2.2	71	1.9	45	1.4
Other	99.6		101.9		94	1.2	98	1.4	93	1.6

	$6,076	100.0%	$4,453	100.0%	$3,891	100.0%	$3,282	100.0%	$2,808	100.0%

          The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island and in New York City. Such conditions could affect the financial strength of the Bank’s borrowers and will affect the value of real estate collateral securing the Bank’s mortgage loans. Loans secured by real estate represent approximately 91% of the Bank’s total loans outstanding at December 31, 2008. Most of these loans were made to borrowers domiciled on Long Island and in New York City. Although local economic conditions had been good and real estate values had grown considerably over a number of years, over the last year or so residential real estate values on Long Island declined and economic conditions deteriorated. The decline and deterioration could continue, and commercial real estate values could also decline. This could cause some of the Bank’s borrowers to be unable to make the required contractual payments on their loans and the Bank to be unable to realize the full carrying value of such loans through foreclosure. However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

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

Off-Balance Sheet Arrangements and Contractual Obligations

          The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2008 are summarized in the table that follows. The amounts shown for commitments to extend credit and letters of credit are contingent obligations, some of which are expected to expire without being drawn upon. As a result, the amounts shown for these items do not necessarily represent future cash requirements. The amounts shown for securities sold under repurchase agreements are based on the contractual maturities of such agreements and include scheduled principal and interest payments. The interest payments do not reflect any offset that the Bank could get from interest rate caps embedded in the agreements. Some of these repurchase agreements can be terminated by the purchaser prior to contractual maturity (see Note F to the Corporation’s 2008 consolidated financial statements for more detailed disclosures regarding repurchase agreements). The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has at December 31, 2008 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period

	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years

	(in thousands)

Commitments to extend credit	$116,653	$48,291	$14,392	$8,890	$45,080
Standby letters of credit	3,641	3,641	—	—	—
Commercial letters of credit	—	—	—	—	—
Securities sold under repurchase agreements - Long-term	157,970	5,478	22,682	67,592	62,218
Operating lease obligations	8,974	1,181	2,245	1,794	3,754
Purchase obligations	1,687	348	697	642	—
Time Deposits	192,152	167,834	10,513	13,600	205

	$481,077	$226,773	$50,529	$92,518	$111,257

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

          The purchase obligations shown in the preceding table are pursuant to contracts that the Bank has with providers of data processing services. Required pension plan contributions for years beyond 2009 are not presently known and are therefore not included in the table. For the Plan year ending September 30, 2009, the Bank has a minimum required pension contribution of $1,119,000 and a maximum tax deductible contribution of $8,765,000. The Bank expects to make a contribution within that range by September 30, 2009, but the amount of such contribution has not yet been determined.

Capital

          The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Bank’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 17.27%, 16.29% and 8.03%, respectively, at December 31, 2008 substantially exceed the requirements for a well-capitalized bank. The Corporation (on a consolidated basis) is subject to minimum risk-based and leverage capital requirements, which the Corporation substantially exceeds as of December 31, 2008.

          Total stockholders’ equity increased slightly from $102,384,000 at December 31, 2007 to $102,532,000 at December 31, 2008. The positive impact on stockholders’ equity of net income, unrealized gains on available-for-sale securities, and stock-based compensation transactions was almost entirely offset by stock repurchases, cash dividends declared, and a decrease in the funded status of the Bank’s pension plan.

          Stock Repurchase Program and Market Liquidity. Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions. Under plans approved by the Board of Directors in 2007 and 2008, the Corporation purchased 296,479 shares in 2008 and can purchase 114,011 shares in the future. The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2008 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of of Shares that May Yet Be Purchased Under the Plans or Programs (1)

October 1, 2008 to October 31, 2008	—	—	—	116,711
November 1, 2008 to November 30, 2008	2,500	$21.40	2,500	114,211
December 1, 2008 to December 31, 2008	200	$22.08	200	114,011

(1)

All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2008 were purchased under a 200,000 share plan approved by the Corporation’s Board of Directors on February 21, 2008 and publicly announced on February 22, 2008. The Corporation’s share repurchase plans do not have fixed expiration dates.

          The stock repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed four cents more to earnings per share in 2008 than 2007. The larger contribution to earnings per share this year is attributable to the full-year impact of the shares purchased in 2007 plus the pro rata impact of the shares purchased throughout 2008, taking into account the volume of shares purchased, the price paid per share, and current interest rates.

          The Corporation periodically reevaluates whether it wants to continue purchasing shares of its own common stock in open market transactions under the safe harbor provisions of Rule 10b-18 or otherwise. Because the trading volume in the Corporation’s common stock is limited, the Corporation believes that a reduction or discontinuance of its share repurchase program could adversely impact market liquidity for its common stock, the price of its common stock, or both. The publicly reported trading volume in the Corporation’s common stock in 2008 and 2007 was 979,245 and 615,795 shares, respectively. Open market purchases by the Corporation under its share repurchase program accounted for 14.6% of the trading volume in 2008 and 12.2% in 2007.

          Russell Microcap Index. Frank Russell Company (“Russell”) maintains a family of U.S. equity indices. The indices are reconstituted in June of each year based on market capitalization and do not reflect subjective opinions. All indices are subsets of the Russell 3000E Index, which represents most of the investable U. S. equity market.

          The Corporation’s common stock is included in the Russell Microcap Index. When reconstituted in June 2008, the average market capitalization of companies in the Russell Microcap Index was $310 million, the median market capitalization was $169 million, the capitalization of the largest company in the index was $617 million, and the capitalization of the smallest company in the index was $37 million. The Corporation’s market capitalization as of December 31, 2008 was approximately $171 million.

          The strong performance of the Corporation’s stock over the last year relative to the overall market should result in its stock being included in the Russell 3000 and 2000 Indexes when they are reconstituted in June 2009. The Corporation believes that migration of its stock from the Russell Microcap to the Russell 3000 and 2000 Indexes could improve the stock’s price, trading volume and liquidity. Conversely, if the Corporation’s market capitalization falls below the minimum necessary to be included in the Russell 3000 and 2000 Indexes or the Russell Microcap Index at any future reconstitution date, the opposite could occur.

           Performance Graph. The following graph compares the Corporation’s total stockholder return over a 5-year measurement period with the NASDAQ Market Index and the NASDAQ Bank Stocks Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE FIRST OF LONG ISLAND CORPORATION,
NASDAQ BANK STOCKS INDEX AND NASDAQ MARKET INDEX
Assumes $100 Invested on January 1, 2004
Assumes Dividends Reinvested
Fiscal Year Ended December 31, 2008

Cash Flows and Liquidity

          Cash Flows. The Corporation’s primary sources of cash are deposit growth, maturities and amortization of loans and investment securities, operations, and borrowing. The Corporation uses cash from these and other sources to fund loan growth, purchase investment securities, pay cash dividends, and repurchase common stock under the Corporation’s share repurchase program. During 2008, the cash needed to grow loans significantly exceeded the cash provided by deposit growth and operations. This is the main reason for the increase in Federal Home Loan Bank advances. Savings and money market products increased during the year, driven partially by new branch openings and the migration of funds from time deposit accounts. As further discussed below, the increase in securities sold under repurchase agreements is primarily a result of the Corporation’s borrowing and investing strategy.

          In 2008, the Bank continued to use maturities and paydowns from its investment securities portfolio to fund loan growth. Despite this, the securities portfolio grew by almost $82 million from year-end 2007 to year-end 2008. The growth occurred because the Bank continued with the leveraging program that began in the latter part of 2007, whereby it borrowed an additional $47 million under repurchase agreements and used the resulting proceeds to purchase securities. The leveraging program was undertaken to increase current earnings and also protect the Bank’s future earnings in the event of an increase in interest rates. $75 million of the borrowings have embedded interest rate caps. The purpose of borrowing with embedded interest rate caps is to potentially reduce the negative impact on the Bank’s net interest income that could occur with an increase in interest rates. Additional information regarding the Bank’s sensitivity to changes in interest rates can be found under the caption “Market Risk” in this discussion and analysis of financial condition and results of operations. Additional information regarding the borrowings under repurchase agreements and embedded interest rate caps can be found in Note F to the Corporation’s consolidated financial statements.

          The Corporation paid $4,575,000 in cash dividends in 2008, which is $767,000 less than the $5,342,000 paid in 2007. The decrease is primarily due to the change from a semi-annual to a quarterly dividend in 2007 and the resulting payment in 2007 of one semi-annual and three quarterly dividends.

          Liquidity. The Bank has both internal and external sources of liquidity that can be used to fund loan growth and accommodate deposit outflows. The Bank’s primary internal sources of liquidity are its overnight investments, investment securities designated as available-for-sale, and maturities and monthly payments on its investment securities and loan portfolios. At December 31, 2008, the Bank had approximately $93 million in unencumbered available-for-sale securities.

          The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and has repurchase agreements in place with a number of brokerage firms and commercial banks. In addition to customer deposits, the Bank’s primary external sources of liquidity are secured borrowings in the form of FHLB advances and repurchase agreements. However, neither the Bank’s FHLB membership nor repurchase agreements represent legal commitments on the part of the FHLB or repurchase agreement counterparties to extend credit to the Bank. The amount that the Bank can potentially borrow from these parties is currently dependent on, among other things, the amount of unencumbered eligible securities that the Bank can use as collateral. At December 31, 2008, the Bank had unencumbered securities of approximately $183 million that are eligible collateral for borrowing under repurchase agreements. Of these securities, $35 million are eligible collateral for FHLB borrowings. In addition, the Bank is currently working towards increasing its liquidity by obtaining FHLB approval to pledge its residential and commercial mortgages as collateral for borrowings.

          The Bank can also purchase overnight federal funds on an unsecured basis under lines with two other commercial banks. These lines in the aggregate amount of $25 million do not represent legal commitments to extend credit on the part of the other banks.

          As a backup to borrowing from the FHLB, brokerage firms and other commercial banks, the Bank is eligible to borrow on a secured basis at the Federal Reserve Bank (“FRB”) discount window under the primary credit program. Primary credit, which is normally extended on a very short-term basis, typically overnight, at a rate which is currently between 25 and 50 basis points above the federal funds target rate, is viewed by the FRB as a backup source of short-term funds for sound depository institutions like the Bank. The amount that the Bank can borrow under the primary credit program depends on, among other things, the amount of available eligible collateral.

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

          The Bank monitors and controls interest rate risk through a variety of techniques including the use of interest rate sensitivity models and traditional repricing gap analysis. Through use of the models, the Bank projects future net interest income and then estimates the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. The Bank also uses the models to calculate the change in net portfolio value over a range of interest rate change scenarios.

          Traditional gap analysis involves arranging the Bank’s interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period.

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

          The table that follows summarizes the Corporation’s cumulative interest repricing gap at December 31, 2008 based upon significant estimates and assumptions that the Corporation believes to be reasonable. The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice. Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain. These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits, and competition. The balances of non-maturity deposit products have been included in categories beyond three months in the table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag market changes in interest rates to varying degrees. The table does not reflect any protection against interest rate changes that the Corporation may have as a result of its ownership of derivative instruments such as interest rate caps or floors. The only such instruments that the Corporation owns at December 31, 2008 are the interest rate caps disclosed in Note F to the Corporation’s December 31, 2008 consolidated financial statements.

	Repricing Period

	Three Months or Less	Over Three Months Through Six Months	Over Six Months Through One Year	Total Within One Year	Over One Year Through Five Years	Over Five Years	Non- interest- Sensitive	Total

	(in thousands)
Assets:
Federal funds sold & overnight investments	$514	$—	$—	$514	$—	$—	$—	$514
Investment securities	30,014	33,884	77,036	140,934	258,835	143,057	5,427	548,253
Loans	172,449	29,941	59,881	262,271	313,899	81,088	(5,200)	652,058
Other assets	—	—	—	—	—	—	60,784	60,784

	202,977	63,825	136,917	403,719	572,734	224,145	61,011	1,261,609

Liabilities & Stockholders’ Equity:
Checking deposits	—	—	—	—	—	—	324,138	324,138
Savings & money market deposits	287,772	8,069	16,137	311,978	72,069	—	—	384,047
Time deposits, $100,000 and over	110,706	7,717	5,330	123,753	10,197	100	—	134,050
Time deposits, other	28,105	11,593	4,382	44,080	13,917	105	—	58,102
Borrowed funds	124,122	—	—	124,122	72,000	55,000	—	251,122
Other liabilities	—	—	—	—	—	—	7,618	7,618
Stockholders’ equity	—	—	—	—	—	—	102,532	102,532

	550,705	27,379	25,849	603,933	168,183	55,205	434,288	1,261,609

Interest-rate sensitivity gap	$(347,728)	$36,446	$111,068	$(200,214)	$404,551	$168,940	$(373,277)	$—

Cumulative interest-rate sensitivity gap	$(347,728)	$(311,282)	$(200,214)	$(200,214)	$204,337	$373,277	$—	$—

          As shown in the preceding table, the Bank has a significant volume of deposit accounts and borrowings that are subject to repricing as short-term interest rates change. Since the amount of these liabilities outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term. The interest rate caps owned by the Bank at December 31, 2008 may help to reduce the negative impact. In addition, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates. Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term. However, if short-term rates decline and the Bank cannot, due to competitive pressures and/or the absolute level of rates, decrease its deposit rates in the same amount as market decreases in the federal funds target rate, the prime lending rate, and other short-term rates, the magnitude of the positive impact will decline and the impact could even be negative.

          The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement. The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2008 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income on a tax-equivalent basis for the year ending December 31, 2009 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels. For purposes of the base case, nonmaturity deposits are included in the calculation of net portfolio value at their carrying amount. The rate change information in the table shows estimates of net portfolio value at December 31, 2008 and net interest income on a tax-equivalent basis for the year ending December 31, 2009 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected. In addition, cash flows for nonmaturity deposits are based on a decay or runoff rate of eight years. Also, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

          Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period. This is principally because the Bank’s interest-bearing deposit accounts are assumed to reprice faster than its loans and investment securities. However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline. If the Bank does not increase its deposit rates at all, the impact should be positive. Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive. This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital. Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points. However, the positive impact of a decrease in interest rates of 100 or 200 basis points is currently reduced by the fact that some of the Bank’s deposit products have yields below 1% while others have yields below 2%.

	Net Portfolio Value at December 31, 2008		Net Interest Income for 2009

Rate Change Scenario	Amount	Percent Change From Base Case	Amount	Percent Change From Base Case

	(dollars in thousands)
+ 200 basis point rate shock	$83,957	(9.2)%	$44,493	(14.9)%
+ 100 basis point rate shock	88,054	(4.7)	48,365	(7.5)
Base case (no rate change)	92,426	—	52,310	—
- 100 basis point rate shock	97,111	5.1	56,037	7.1
- 200 basis point rate shock	104,289	12.8	57,163	9.3

Legislation and Regulatory Matters

          Enacted Legislation. In the latter part of 2008, two major pieces of legislation (the “Legislation”) impacting the financial services industry were enacted; the Housing and Economic Recovery Act of 2008 and the Emergency Economic Stabilization Act of 2008. This Legislation was enacted to address the subprime mortgage crisis and in response to capital adequacy, asset quality, management, liquidity, earnings and sensitivity to market risk problems being experienced by a large number of financial institutions. It contains broad changes that impact, either directly or indirectly, the Bank’s business operations. The significant changes brought about by this Legislation include, among others, the following:

•	The placing of Fannie Mae and Freddie Mac into conservatorship by their primary regulator, the Federal Housing Finance Agency;

•	A temporary increase through December 31, 2009 in FDIC insurance coverage from $100,000 to $250,000;

•

A temporary guarantee by the FDIC through December 31, 2009 of all transaction account balances, without limitation, which is in addition to and separate from the $250,000 insurance limit under the FDIC’s general deposit insurance regulations. Transaction accounts include traditional checking accounts and funds swept from such accounts to another noninterest-bearing deposit account, NOW accounts paying less than .5% interest, and Interest on Lawyer Accounts;

•	A guarantee by the FDIC of the senior unsecured debt of financial institutions issued through June 30, 2009. The guarantee expires upon maturity of the debt or June 30, 2012, whichever is earlier;

•	A provision that allows the Federal Reserve Bank to pay interest to banks on sterile reserves beginning October 1, 2008, three years earlier than previously permitted;

•	The creation of the $700 billion Troubled Asset Relief Program (“TARP”) within the U.S. Treasury Department to purchase troubled assets from any financial institution through December 31, 2009;

•	As part of the TARP, the $250 billion Capital Purchase Program that enables financial institutions to raise capital by selling senior preferred shares to the federal government.

          Financial institutions may opt out of the FDIC’s unlimited guarantee of transaction account balances and the FDIC’s guarantee of senior unsecured debt. In addition, raising capital by selling senior preferred shares to the federal government is voluntary on the part of banks. The Bank did not opt out of the FDIC’s transaction account and senior unsecured debt guarantees and, based on the Bank’s strong capital position, chose not to participate in the Capital Purchase Program. In addition, the Bank has no assets in its loan or securities portfolios that it would consider selling to the Treasury Department under the TARP.

          In February 2009, the American Recovery and Reinvestment Act of 2009 (the “Act”) became law. Otherwise known as the Stimulus Plan, the Act is a $787 billion package of spending, tax cuts and tax credits that’s designed to help pull the nation out of the significant current downturn. The provisions of the Act are intended to have significant positive impact on the economy and could significantly impact the Bank’s business on a near and longer-term basis. Also in February 2009, the FDIC took two actions designed to allow the Deposit Insurance Fund to withstand the existing problems in the banking industry. The first was the imposition of an emergency special assessment of 20 basis points on deposits of insured banks and savings associations as of June 30, 2009. The second was adoption of previously proposed changes to its risk-based assessment system. These changes considered, the Bank currently estimates that its FDIC insurance cost will increase by approximately $2,800,000 in 2009.

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

          Examination. The Bank was examined by the Office of the Comptroller of the Currency as of September 30, 2008. The examination was a regularly scheduled safety and soundness examination. Management is not aware, nor has it been apprised, of any recommendations by regulatory authorities that would have a material adverse impact on the Corporation’s liquidity, capital resources, or operations.

Impact of Not Yet Effective Authoritative Accounting Pronouncements

          In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests. Under SFAS No. 160, minority interests will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This Statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411. The adoption of SFAS No. 162 is not expected to impact the Corporation’s consolidated financial statements.

          On February 20, 2008, the FASB issued FSP FAS 140-3 “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”) to resolve questions about the accounting for repurchase financings. This FSP is effective for repurchase financings in which the initial transfer is entered into in fiscal years beginning after November 15, 2008. The adoption of FSP 140-3 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

          On April 25, 2008, the FASB issued FSP FAS 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets.” FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 142-3 on January 1, 2009 did not impact the Corporation’s consolidated financial statements.

          On May 9, 2008, the FASB issued FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 14-1 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

          On June 16, 2008, the FASB issued FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, Earnings per Share. FSP 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 03-6-1 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

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

CONSOLIDATED BALANCE SHEETS

	December 31,

	2008	2007

Assets:
Cash and due from banks	$20,924,000	$25,729,000
Federal funds sold and overnight investments	514,000	21,768,000

Cash and cash equivalents	21,438,000	47,497,000

Investment securities:
Held-to-maturity, at amortized cost (fair value of $172,640,000 and $193,890,000)	169,480,000	193,234,000
Available-for-sale, at fair value (amortized cost of $373,346,000 and $270,325,000)	378,773,000	273,080,000

	548,253,000	466,314,000

Loans:
Commercial and industrial	53,555,000	61,317,000
Secured by real estate:
Commercial mortgages	273,097,000	169,621,000
Residential mortgages	216,654,000	194,926,000
Home equity loans	99,953,000	81,846,000
Construction loans	9,175,000	11,751,000
Other	3,761,000	4,893,000

	656,195,000	524,354,000
Net deferred loan origination costs	1,939,000	1,185,000

	658,134,000	525,539,000
Allowance for loan losses	(6,076,000)	(4,453,000)

	652,058,000	521,086,000

Federal Home Loan Bank stock, at cost	6,199,000	1,184,000
Bank premises and equipment, net	12,593,000	10,922,000
Deferred income tax benefits	1,638,000	—
Bank-owned life insurance	11,650,000	11,158,000
Other assets	7,780,000	10,858,000

	$1,261,609,000	$1,069,019,000

Liabilities:
Deposits:
Checking	$324,138,000	$318,322,000
Savings and money market	384,047,000	302,158,000
Time, $100,000 and over	134,050,000	197,554,000
Time, other	58,102,000	51,004,000

	900,337,000	869,038,000
Short-term borrowings	124,122,000	12,110,000
Long-term debt	127,000,000	80,000,000
Accrued expenses and other liabilities	7,543,000	4,686,000
Current income taxes payable	75,000	37,000
Deferred income taxes payable	—	764,000

	1,159,077,000	966,635,000

Commitments and Contingent Liabilities (Note M)

Stockholders’ Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares; Issued and outstanding, 7,194,747 and 7,454,385 shares	719,000	745,000
Surplus	1,354,000	96,000
Retained earnings	102,061,000	99,844,000

	104,134,000	100,685,000
Accumulated other comprehensive income (loss) net of tax	(1,602,000)	1,699,000

	102,532,000	102,384,000

	$1,261,609,000	$1,069,019,000

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2008	2007	2006

Interest and dividend income:
Loans	$34,163,000	$31,627,000	$27,299,000
Investment securities:
Taxable	18,857,000	13,529,000	14,536,000
Nontaxable	6,186,000	6,362,000	6,283,000
Federal funds sold and overnight investments	480,000	1,505,000	882,000

	59,686,000	53,023,000	49,000,000

Interest expense:
Savings and money market deposits	4,576,000	4,768,000	4,629,000
Time deposits	6,782,000	10,081,000	6,575,000
Short-term borrowings	746,000	896,000	1,745,000
Long-term debt	4,639,000	524,000	—

	16,743,000	16,269,000	12,949,000

Net interest income	42,943,000	36,754,000	36,051,000

Provision for loan losses	1,945,000	575,000	670,000

Net interest income after provision for loan losses	40,998,000	36,179,000	35,381,000

Noninterest income:
Investment Management Division income	1,703,000	1,786,000	1,728,000
Service charges on deposit accounts	2,985,000	2,883,000	3,062,000
Net gains (losses) on sales of available-for-sale securities	248,000	(234,000)	(635,000)
Other	1,345,000	1,147,000	1,143,000

	6,281,000	5,582,000	5,298,000

Noninterest expense:
Salaries	14,037,000	13,637,000	12,563,000
Employee benefits	4,599,000	3,991,000	4,686,000
Occupancy and equipment expense	4,987,000	4,420,000	4,041,000
Other operating expenses	6,066,000	5,336,000	5,377,000

	29,689,000	27,384,000	26,667,000

Income before income taxes	17,590,000	14,377,000	14,012,000
Income tax expense	4,628,000	2,895,000	2,785,000

Net Income	$12,962,000	$11,482,000	$11,227,000

Weighted average:
Common shares	7,225,530	7,553,495	7,641,424
Dilutive stock options and restricted stock units	69,012	73,740	92,244

	7,294,542	7,627,235	7,733,668

Earnings per share:
Basic	$1.79	$1.52	$1.47

Diluted	$1.78	$1.51	$1.45

Cash dividends declared per share	$.66	$.58	$.50

See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY

						Accumulated Other Compre- hensive Income (Loss)

	Common Stock		Surplus	Compre- hensive Income	Retained Earnings

	Shares	Amount					Total

Balance, January 1, 2006	3,846,716	$385,000	$817,000		$89,701,000	$(205,000)	$90,698,000
Net Income				$11,227,000	11,227,000		11,227,000
Repurchase of common stock	(67,814)	(7,000)	(2,920,000)				(2,927,000)
Common stock issued under stock compensation plans, including tax benefit	14,673	1,000	418,000				419,000
Unrealized gains on available-for-sale-securities, net of reclassification adjustment and taxes				447,000		447,000	447,000

Comprehensive income				$11,674,000

Adjustment to initially apply SFAS No. 158, net of taxes						(707,000)	(707,000)
Cash dividends declared					(3,806,000)		(3,806,000)
Stock-based compensation			210,000				210,000
Transfer from retained earnings to surplus			2,000,000		(2,000,000)

Balance, December 31, 2006	3,793,575	379,000	525,000		95,122,000	(465,000)	95,561,000
Net Income				$11,482,000	11,482,000		11,482,000
Repurchase of common stock	(183,015)	(18,000)	(3,701,000)				(3,719,000)
Common stock issued under stock compensation plans, including tax benefit	39,202	4,000	766,000				770,000
2-for-1 stock split	3,804,623	380,000			(380,000)
Unrealized gains on available-for-sale-securities, net of reclassification adjustment and taxes				1,419,000		1,419,000	1,419,000
Change in funded status of pension plan, net of taxes				745,000		745,000	745,000

Comprehensive income				$13,646,000

Cash dividends declared					(4,380,000)		(4,380,000)
Stock-based compensation			506,000				506,000
Transfer from retained earnings to surplus			2,000,000		(2,000,000)

Balance, December 31, 2007	7,454,385	745,000	96,000		99,844,000	1,699,000	102,384,000
Net Income				$12,962,000	12,962,000		12,962,000
Repurchase of common stock	(298,322)	(30,000)	(5,734,000)				(5,764,000)
Common stock issued under stock compensation plans, including tax benefit	38,684	4,000	542,000				546,000
Unrealized gains on available-for-sale-securities, net of reclassification adjustment and taxes				1,612,000		1,612,000	1,612,000
Change in funded status of pension plan, net of taxes				(4,913,000)		(4,913,000)	(4,913,000)

Comprehensive income				$9,661,000

Cash dividends declared					(4,745,000)		(4,745,000)
Stock-based compensation			450,000				450,000
Transfer from retained earnings to surplus			6,000,000		(6,000,000)

Balance, December 31, 2008	7,194,747	$719,000	$1,354,000		$102,061,000	$(1,602,000)	$102,532,000

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2008	2007	2006

Cash Flows From Operating Activities:
Net income	$12,962,000	$11,482,000	$11,227,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,945,000	575,000	670,000
Deferred income tax credit	(229,000)	—	(211,000)
Depreciation and amortization	1,831,000	1,536,000	1,363,000
Premium amortization on investment securities, net	544,000	358,000	306,000
Net losses (gains) on sales of securities	(248,000)	234,000	635,000
Stock-based compensation expense	450,000	506,000	210,000
Accretion of cash surrender value on bank-owned life insurance	(492,000)	(449,000)	(410,000)
Decrease (increase) in prepaid income taxes	—	240,000	(240,000)
Increase in other assets	(2,355,000)	(1,159,000)	(1,130,000)
Increase (decrease) in accrued expenses and other liabilities	(27,000)	(17,000)	90,000
Increase (decrease) in income taxes payable	38,000	37,000	(33,000)

Net cash provided by operating activities	14,419,000	13,343,000	12,477,000

Cash Flows From Investing Activities:
Proceeds from sales of available-for-sale securities	36,993,000	14,578,000	28,048,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	28,410,000	43,537,000	49,257,000
Available-for-sale	66,569,000	95,708,000	81,996,000
Purchase of investment securities:
Held-to-maturity	(4,637,000)	(18,477,000)	(8,560,000)
Available-for-sale	(206,897,000)	(145,049,000)	(88,798,000)
Net increase in loans to customers	(132,917,000)	(76,087,000)	(69,034,000)
Net increase in Federal Home Loan Bank stock	(5,015,000)	—	—
Purchases of bank premises and equipment	(3,502,000)	(3,763,000)	(2,475,000)
Purchase of bank-owned life insurance	—	—	(2,500,000)

Net cash used in investing activities	(220,996,000)	(89,553,000)	(12,066,000)

Cash Flows From Financing Activities:
Net increase in total deposits	31,299,000	44,241,000	36,786,000
Net increase (decrease) in short-term borrowings	112,012,000	(16,033,000)	(32,052,000)
Proceeds from long-term debt	47,000,000	80,000,000	—
Proceeds from exercise of stock options	525,000	694,000	402,000
Tax benefit of stock options	21,000	76,000	17,000
Repurchase and retirement of common stock	(5,764,000)	(3,719,000)	(2,927,000)
Cash dividends paid	(4,575,000)	(5,342,000)	(3,450,000)

Net cash provided by (used in) financing activities	180,518,000	99,917,000	(1,224,000)

Net increase (decrease) in cash and cash equivalents	(26,059,000)	23,707,000	(813,000)
Cash and cash equivalents, beginning of year	47,497,000	23,790,000	24,603,000

Cash and cash equivalents, end of year	$21,438,000	$47,497,000	$23,790,000

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,295,000	$1,125,000	$2,087,000

The Corporation made interest payments of $17,159,000, $15,590,000, and $12,571,000 and income tax payments of $4,797,000, $2,541,000, and $3,253,000 in 2008, 2007 and 2006, respectively.

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

          The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection. The Bank considers nonaccruing loans to be impaired under Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”) as amended. The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses. At December 31, 2008, the Bank had nonaccrual loans of $112,000 and loans past due 90 days or more as to principal and interest payments and still accruing of $42,000. At December 31, 2007, the Bank had nonaccrual loans of $257,000 and loans past due 90 days or more as to principal and interest payments and still accruing of $95,000.

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

Bank Premises and Equipment

          Land is carried at cost. Other Bank premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives, which range between thirty-one and forty years. Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings or their estimated useful lives, whichever is shorter. Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter. The lives of the respective leases range between five and twenty years. Furniture, fixtures, and equipment are depreciated using the straight-line method over their estimated useful lives, which range between three and ten years.

Bank-owned Life Insurance

          The Bank is the owner and beneficiary of insurance policies on the lives of certain executives. In accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue No. 06-5, bank-owned life insurance is recorded at the lower of its cash surrender value or the amount that can be realized.

Federal Home Loan Bank Stock

          The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and as such is required to own a certain amount of stock based on membership and the level of FHLB advances. FHLB stock is carried at cost, classified as a restricted stock, and periodically evaluated for impairment based on the ultimate recovery of cost. Cash dividends, if any, are reported as income.

Long-term Assets

          Premises and equipment, intangible assets, and other long-term assets, if any, are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Checking Deposits

          Each of the Bank’s commercial checking accounts has a related noninterest-bearing sweep account. The sole purpose of the sweep accounts is to reduce the reserve balances that the Bank is required to maintain with the Federal Reserve Bank, and thereby increase funds available for investment. Although the sweep accounts are classified as savings accounts for regulatory purposes, they are included in checking deposits in the accompanying consolidated balance sheets.

Income Taxes

          A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not considered. The Corporation recognizes interest and/or penalties related to income tax matters in noninterest income or noninterest expense as appropriate.

          The Corporation adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”) as of January 1, 2007. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN No. 48 had no impact on the Corporation’s consolidated financial statements.

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

Stockholders’ Equity

          Earnings Per Share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if outstanding stock options and restricted stock units (“RSUs”) were converted into shares of common stock that then shared in the earnings of the Corporation. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive stock options and RSUs. There were 275,762, 308,420 and 277,286 antidilutive stock options at December 31, 2008, 2007 and 2006, respectively, and no antidilutive RSUs. Other than the stock options and RSUs described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

          Stock Split. On March 22, 2007, the Corporation announced the declaration of a 2-for-1 stock split which was paid on April 16, 2007. Where applicable, all share and per share amounts included in the consolidated financial statements and notes thereto have been adjusted to reflect the effect of the split.

          Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions. At December 31, 2008, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 114,011 shares of stock. Share repurchases are financed through available corporate cash.

          Shares Tendered Upon The Exercise of Stock Options. The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 1,843 shares in 2008 with a value of $40,000, 2,215 shares in 2007 with a value of $43,000, and 2,309 shares in 2006 with a value of $100,000.

Stock-based Compensation

          The Corporation has a stock-based compensation plan as more fully described in Note J. Compensation cost is recognized for stock options and RSUs issued to employees, based on the grant date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).

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

          The components of other comprehensive income (loss) and the related tax effects are as follows:

	2008	2007	2006

	(in thousands)
Unrealized holding gains on available-for-sale securities:
Net unrealized holding gains arising during period	$2,921	$2,118	$109
Reclassification adjustment for (gain) losses included in net income	(248)	234	635

Net unrealized gains on available-for-sale securities	2,673	2,352	744
Tax effect	1,061	933	297

	1,612	1,419	447

Change in funded status of pension plan:
Net unrealized gain (loss) arising during period	(8,172)	1,220	—
Amortization of prior service cost included in pension expense	25	20	—

	(8,147)	1,240	—
Tax effect	(3,234)	495	—

	(4,913)	745	—

Other comprehensive income (loss)	$(3,301)	$2,164	$447

Embedded Derivative Instruments

          The Corporation accounts for embedded derivative instruments under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and related pronouncements. Accordingly, changes in the fair value of embedded derivative instruments with economic characteristics and risks that are clearly and closely related to the economic characteristics and risks of the related host contracts are not recognized in earnings in the period of change. Generally, all other embedded derivative instruments, unless they are embedded in contracts that are remeasured at fair value with changes in fair value reported in earnings as they occur, are accounted for as fair value hedges, cash flow hedges, foreign currency hedges or nonhedging instruments under SFAS No. 133 and related pronouncements.

Fair Values of Financial Instruments

          The following methods and assumptions are used by the Corporation in measuring assets and liabilities carried at fair value in its financial statements and for the fair values of financial instruments disclosed herein.

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

          FHLB stock. The recorded book value of FHLB stock is its fair value.

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

          Borrowed funds. For repurchase agreements and FHLB advances maturing within ninety days, the recorded book value is a reasonable estimate of fair value. The fair values of longer-term repurchase agreements, including those with embedded derivative instruments, are based on quoted prices for similar instruments in active markets.

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

Adoption of New Accounting Pronouncements

          In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) 157-2, “Effective Date of SFAS No. 157.” This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The adoption of SFAS No. 157 on January 1, 2008 did not materially impact the disclosures made in the Corporation’s consolidated financial statements.

          In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Corporation has not elected the fair value option for any financial assets or financial liabilities.

          In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4 “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after employment terminates. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or the future death benefit, depending on the contractual terms of the underlying agreement. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 06-4 on January 1, 2008 had no impact on the Corporation’s consolidated financial statements.

          On November 5, 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). Previously, SAB 105, “Application of Accounting Principles to Loan Commitments”, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The adoption of SAB 109 on January 1, 2008 had no impact on the Corporation’s consolidated financial statements.

          In December 2007, the SEC issued SAB 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123(R) “Share-Based Payment.” The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. The Company does not use the simplified method for share options and therefore SAB 110 had no impact on the Company’s consolidated financial statements.

Impact of Not Yet Effective Authoritative Accounting Pronouncements

          In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests. Under SFAS No. 160, minority interests will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this standard is not expected to materially affect the Corporation’s results of operations or financial position.

          In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This Statement will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411. The adoption of SFAS No. 162 is not expected to impact the Corporation’s consolidated financial statements.

          On February 20, 2008, the FASB issued FSP FAS 140-3 “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”) to resolve questions about the accounting for repurchase financings. This FSP is effective for repurchase financings in which the initial transfer is entered into in fiscal years beginning after November 15, 2008. The adoption of FSP 140-3 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

          On April 25, 2008, the FASB issued FSP FAS 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets.” FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 142-3 on January 1, 2009 did not impact the Corporation’s consolidated financial statements.

          On May 9, 2008, the FASB issued FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 14-1 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

          On June 16, 2008, the FASB issued FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, Earnings per Share. FSP 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP 03-6-1 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

NOTE B – INVESTMENT SECURITIES

          The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2008 and 2007.

	2008

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
State and municipals	$66,817	$1,708	$(228)	$68,297
Pass-through mortgage securities	20,802	447	(1)	21,248
Collateralized mortgage obligations	81,861	1,330	(96)	83,095

	$169,480	$3,485	$(325)	$172,640

Available-for-Sale Securities:
U.S. government agencies	$33,555	$130	$—	$33,685
State and municipals	74,625	2,375	(359)	76,641
Pass-through mortgage securities	122,465	2,324	(19)	124,770
Collateralized mortgage obligations	142,701	1,052	(76)	143,677

	$373,346	$5,881	$(454)	$378,773

	2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	(in thousands)
Held-to-Maturity Securities:
State and municipals	$67,233	$1,327	$(130)	$68,430
Pass-through mortgage securities	27,119	146	(264)	27,001
Collateralized mortgage obligations	98,882	388	(811)	98,459

	$193,234	$1,861	$(1,205)	$193,890

Available-for-Sale Securities:
U.S. Treasury	$5,058	$—	$(2)	$5,056
U.S. government agencies	49,961	158	(4)	50,115
State and municipals	74,579	2,070	(27)	76,622
Pass-through mortgage securities	92,492	896	(339)	93,049
Collateralized mortgage obligations	48,235	6	(3)	48,238

	$270,325	$3,130	$(375)	$273,080

          The pass-through mortgage securities shown in the preceding tables were issued by the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“FNMA”), and the Federal Home Loan Mortgage Corporation (“FHLMC”). Each issuer’s pass-through securities are backed by mortgages conforming to its underwriting guidelines and each issuer guarantees the timely payment of principal and interest on its securities. The collateralized mortgage obligations (“CMOs”) shown in the table were also issued by GNMA, FNMA, or FHLMC and all such securities, regardless of the issuer, are backed by GNMA pass-through mortgage securities. Each issuer guarantees the timely payment of principal and interest on its CMOs and GNMA guarantees the timely payment of principal and interest on the underlying pass-through mortgage securities. Obligations of GNMA represent full faith and credit obligations of the U.S. government (the “Government”), while obligations of FNMA, which is a corporate instrumentality of the Government, and FHLMC, which is a Government sponsored corporation, do not. FNMA and FHLMC have been placed into conservatorship by their primary regulator, the Federal Housing Finance Agency (“FHFA”) who also acts as conservator. In conjunction with the conservatorship, the U.S. Department of the Treasury entered into Preferred Stock Purchase Agreements with FNMA and FHLMC to ensure that each of these entities maintains positive net worth, and established new borrowing facilities for these entities intended to serve as an ultimate liquidity backstop. The Preferred Stock Purchase Agreements and borrowing facilities serve to protect the existing and future holders of FNMA and FHLMC mortgage securities and other debt instruments.

          At December 31, 2008 and 2007, investment securities with a carrying value of $365,134,000 and $178,925,000, respectively, were pledged as collateral to secure public deposits and borrowed funds.

          Securities With Unrealized Losses.The following table sets forth securities with unrealized losses at December 31, 2008 and 2007 presented by length of time the securities have been in a continuous unrealized loss position.

	2008

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
State and municipals	$19,839	$(555)	$1,769	$(32)	$21,608	$(587)
Pass-through mortgage securities	895	(19)	16	(1)	911	(20)
Collateralized mortgage obligations	34,391	(75)	9,337	(97)	43,728	(172)

Total temporarily impaired	$55,125	$(649)	$11,122	$(130)	$66,247	$(779)

	2007

	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

	(in thousands)
U.S. Treasury	$5,056	$(2)	$—	$—	$5,056	$(2)
U.S. government agencies	6,141	(4)	—	—	6,141	(4)
State and municipals	6,779	(31)	9,726	(126)	16,505	(157)
Pass-through mortgage securities	18,660	(97)	18,921	(506)	37,581	(603)
Collateralized mortgage obligations	11,119	(154)	38,024	(660)	49,143	(814)

Total temporarily impaired	$47,755	$(288)	$66,671	$(1,292)	$114,426	$(1,580)

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

          Sales of Available-for-Sale Securities. Sales of available-for-sale securities were as follows:

	2008	2007	2006

	(in thousands)

Proceeds	$36,993	$14,578	$28,048

Gross gains	287	17	—
Gross losses	(39)	(251)	(635)

Net gains (losses)	$248	$(234)	$(635)

          The tax benefit (provision) related to these net realized losses and gains was $(98,000), $93,000 and $254,000 in 2008, 2007 and 2006, respectively.

          Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2008.

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
State and municipals (2)	$7,845	6.71%	$16,077	7.43%	$22,590	6.07%	$20,305	6.22%
Pass-through mortgage securities	33	5.85	11,547	3.84	4,036	4.71	5,186	5.36
Collateralized mortgage obligations	—	—	232	4.24	—	—	81,629	4.87

	$7,878	6.70%	$27,856	5.92%	$26,626	5.86%	$107,120	5.15%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Held-to-Maturity Securities (Fair Value)
State and municipals (2)	$7,973	6.71%	$16,700	7.43%	$23,271	6.07%	$20,353	6.22%
Pass-through mortgage securities	33	5.85	11,680	3.84	4,186	4.71	5,349	5.36
Collateralized mortgage obligations	—	—	233	4.24	—	—	82,862	4.87

	$8,006	6.70%	$28,613	5.92%	$27,457	5.86%	$108,564	5.15%

	Principal Maturing (1)

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(dollars in thousands)
Available-for-Sale Securities (Fair Value)
U.S. government agencies	$—	—%	$—	—%	$33,685	5.24%	$—	—%
State and municipals (2)	6,295	7.11	27,434	7.06	17,661	6.78	25,251	6.45
Pass-through mortgage securities	—	—	—	—	20,470	4.76	104,300	5.64
Collateralized mortgage obligations	—	—	—	—	—	—	143,677	4.56

	$6,295	7.11%	$27,434	7.06%	$71,816	5.48%	$273,228	5.15%

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

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.

NOTE C – LOANS

          The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,

	2008	2007	2006

	(dollars in thousands)
Balance, beginning of year	$4,453	$3,891	$3,282

Loans charged off:
Commercial and industrial	275	—	65
Other	50	14	11

	325	14	76

Recoveries of loans charged off:
Other	3	1	15

	3	1	15

Net chargeoffs	(322)	(13)	(61)
Provision for loan losses	1,945	575	670

Balance, end of year	$6,076	$4,453	$3,891

Ratio of net chargeoffs to average loans outstanding	.06%	.00%	.01%

          The following tables set forth information regarding individually impaired loans.

	December 31,

	2008	2007

	(in thousands)
Impaired loans at year end:	$744	$397
With no allocated allowance for loan losses	1,455	987

With an allocated allowance for loan losses	$2,199	$1,384

Amount of allocated allowance for loan losses	$355	$104

	Year ended December 31,

	2008	2007	2006

	(in thousands)
Average of individually impaired loans during year	$1,975	$1,538	$2,327
Interest income recognized while impaired	158	115	180

           All interest income recorded by the Corporation during 2008, 2007 and 2006 on loans considered to be impaired was generally recognized using the accrual method of accounting.

          Nonaccrual loans and loans past due 90 days or more and still accruing are as follows:

	December 31,

	2008	2007

	(in thousands)
Nonaccrual loans	$112	$257
Loans past due 90 days or more and still accruing	42	95

	$154	$352

          Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2008 and 2007. The aggregate amount of these loans was $2,374,000 and $2,554,000 at December 31, 2008 and 2007, respectively. During 2008, $22,000 of new loans to such persons were made and repayments totaled $202,000. There were no loans to directors or executive officers which were nonaccruing at December 31, 2008 or 2007.

NOTE D – PREMISES AND EQUIPMENT

          Bank premises and equipment consist of the following:

	December 31,

	2008	2007

	(in thousands)
Land	$1,650	$1,650
Buildings and improvements	7,741	5,439
Leasehold improvements	4,654	4,264
Furniture and equipment	15,265	13,741
Construction in process	932	1,646

	30,242	26,740
Accumulated depreciation and amortization	(17,649)	(15,818)

	$12,593	$10,922

          A building occupied by one of the Bank’s branch offices is leased from a director of the Corporation and the Bank. The lease expires on October 31, 2012 and provides for annual base rent of $32,983 for the year ending October 31, 2009. In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located. The Corporation believes that the foregoing is comparable to the rent that would be charged by an unrelated third party.

NOTE E – DEPOSITS

          The following table sets forth the remaining maturities of the Bank’s time deposits.

	Amount

	Less than $100,000	$100,000 or More	Total

	(in thousands)
2009	$44,080	$123,753	$167,833
2010	3,975	2,061	6,036
2011	2,543	1,935	4,478
2012	1,522	1,374	2,896
2013	5,877	4,827	10,704
Thereafter	105	100	205

	$58,102	$134,050	$192,152

          The aggregate amount of deposit account overdrafts included in other loans on the consolidated balance sheet was $876,000 and $1,546,000 at December 31, 2008 and 2007, respectively.

NOTE F – BORROWED FUNDS

          The following table summarizes borrowed funds at December 31, 2008 and 2007.

	December 31,

	2008	2007

	(in thousands)
Short-term borrowings:
Securities sold under repurchase agreements	$18,122	$12,110
Federal Home Loan Bank advances	106,000	—

	124,122	12,110
Long-term debt:
Securities sold under repurchase agreements	127,000	80,000

	$251,122	$92,110

          Accrued interest payable on borrowed funds is included in “accrued expenses and other liabilities” in the Consolidated Balance Sheets, and amounted to $621,000 and $356,000, respectively, at December 31, 2008 and 2007.

          Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements are financing arrangements with contractual maturities between one day and ten years that are collateralized by mortgage-backed securities. With the exception of those repurchase agreements with embedded interest rate caps as described hereinafter, securities sold under repurchase agreements have fixed rates of interest. At maturity, the securities underlying the agreements will be returned to the Bank. The following table sets forth information concerning securities sold under repurchase agreements.

	2008	2007

	(dollars in thousands)

Average daily balance during the year	$130,010	$31,324
Average interest rate during the year	3.89%	4.32%
Maximum month-end balance during the year	$151,439	$99,058
Weighted average interest rate at year-end	3.82%	4.34%

          The following table summarizes the contractual maturities and weighted average interest rates of securities sold under repurchase agreements and the amortized cost and fair value, including accrued interest, of the securities collateralizing the repurchase agreements at December 31, 2008.

			Securities Collateral

	Borrowing Amount	Weighted Average Rate	Pass-through Mortgage Securities		Collateralized Mortgage Obligations

Contractual Maturity			Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(dollars in thousands)
Overnight	$18,122	0.81%	$—	$—	$18,652	$18,905

2011	12,000	2.92
2012	50,000	4.47
2013	10,000	4.19
Thereafter	55,000	4.37

	127,000	4.25	77,660	79,148	70,033	69,178

	$145,122	3.82%	$77,660	$79,148	$88,685	$88,083

          The repurchase agreements maturing in 2012 are callable in 2010, the repurchase agreements maturing in 2013 are callable in 2011, and the repurchase agreements maturing after 2013 are callable beginning in 2010.

          $75 million of the repurchase agreements have embedded interest rate caps with a notional amount of $120 million and a weighted average LIBOR strike rate of 4.46%. The interest rate on the repurchase agreements will, as a result of the embedded caps, be reduced on a quarterly basis by the excess, if any, of 3 month LIBOR at the beginning of the quarter over the strike rate on the cap. However, the interest rate on the repurchase agreements can never go below zero. Since the economic characteristics and risks of the embedded caps are clearly and closely related to the economic characteristics and risks of the repurchase agreements, changes in the fair value of the caps are not recognized in earnings in the period of change.

          Because the Bank’s loans and investment securities generally reprice slower than its interest-bearing liabilities, an immediate increase in interest rates uniformly across the yield curve should initially have a negative effect on net interest income. The purpose of the embedded interest rate caps is to potentially reduce the Corporation’s exposure in the event of an increase in interest rates.

          Federal Home Loan Bank Advances. At December 31, 2008,the Bank had $106,000,000 of outstanding FHLB advances which mature in January 2009 and are collateralized by $111 million of CMOs and pass-through mortgage securities. The following table sets forth information concerning FHLB advances.

	December 31,

	2008	2007

	(dollars in thousands)
Average daily balance during the year	$21,306	$1,381
Average interest rate during the year	93%	4.86%
Maximum month-end balance during the year	$110,000	$14,000
Weighted average interest rate at year-end	44%	N/A

          Other Borrowings. The Bank had no other borrowings at December 31, 2008 or 2007. In 2008, the average balance of other borrowings amounted to $5,959,000 with an average interest rate of 2.22%. The funds were borrowed predominantly at the Federal Reserve Bank discount window. There were no other borrowing transactions in 2007.

NOTE G – INCOME TAXES

          The Corporation, the Bank, and the Bank’s subsidiaries with the exception of the REIT, file a consolidated federal income tax return. Income taxes charged to earnings in 2008, 2007, and 2006 had effective tax rates of 26.3%, 20.1%, and 19.9%, respectively. The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,

	2008	2007	2006

Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit	5.5	1.4	.8
Tax-exempt income, net of disallowed cost of funding	(12.6)	(15.1)	(15.3)
Other	(0.6)	(0.2)	.4

	26.3%	20.1%	19.9%

          The increase in the effective tax rate in 2008 is the result of the Corporation losing the tax benefit derived from its REIT entity and tax-exempt income now representing a smaller percentage of income before income taxes. The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008.

          Provision For Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,

	2008	2007	2006

	(in thousands)
Current:
Federal	$3,388	$2,607	$2,800
State and local	1,469	288	196

	4,857	2,895	2,996

Deferred:
Federal	(217)	(9)	(188)
State and local	(12)	9	(23)

	(229)	—	(211)

	$4,628	$2,895	$2,785

          Net Deferred Tax Asset or Liability. The following table sets forth the components of the Bank’s net deferred tax asset or liability.

	December 31,

	2008	2007

	(in thousands)
Deferred tax assets:
Allowance for loan losses	$2,041	$1,244
Pension obligation	1,193	—
Stock-based compensation	423	255
Supplemental executive retirement expense	23	13
Directors’ retirement expense	87	91
Depreciation	—	21
Accrued rent expense	53	—
Other	21	12

	3,841	1,636

Valuation allowance	—	—

	3,841	1,636

Deferred tax liabilities:
Prepaid pension	—	1,306
Unrealized gains on available-for-sale securities	2,154	1,094
Depreciation	49	—

	2,203	2,400

Net deferred tax asset (liability)	$1,638	$(764)

          The Corporation is subject to U.S. federal income tax as well as New York State and New York City income taxes. The Corporation is not subject to examination by taxing authorities for years before 2005 and did not have any amounts accrued for interest and penalties due taxing authorities at December 31, 2008.

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

          As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Corporation’s and the Bank’s actual capital amounts and ratios at December 31, 2008 and 2007 are also presented in the table.

	2008

	Actual Capital		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$109,990	17.79%	$49,470	8.00%	N/A	N/A
Bank	106,748	17.27	49,435	8.00	$61,794	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	103,914	16.80	24,735	4.00	N/A	N/A
Bank	100,672	16.29	24,718	4.00	37,076	6.00
Tier 1 Capital to Average Assets:
Consolidated	103,914	8.29	50,144	4.00	N/A	N/A
Bank	100,672	8.03	50,127	4.00	62,659	5.00

	2007

	Actual Capital		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Consolidated	$104,918	20.79%	$40,379	8.00%	N/A	N/A
Bank	102,850	20.38	40,377	8.00	$50,471	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	100,465	19.90	20,189	4.00	N/A	N/A
Bank	98,397	19.50	20,188	4.00	30,283	6.00
Tier 1 Capital to Average Assets:
Consolidated	100,465	9.53	42,179	4.00	N/A	N/A
Bank	98,397	9.33	42,171	4.00	52,714	5.00

          Other Matters. The Corporation’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the minimum capital requirements described above. During 2009, the Bank could, without prior approval, declare dividends of approximately $5,872,000 plus any 2009 net profits retained to the date of the dividend declaration.

          Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances. The Bank’s average reserve requirement for 2008 was approximately $9,644,000.

          Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2008, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $14,894,000.

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

NOTE J – STOCK-BASED COMPENSATION

          The Corporation has two share-based compensation plans which are described below. The Corporation’s 2006 Stock Compensation Plan (the “2006 Plan”) was approved by its shareholders on April 18, 2006 as a successor to the 1996 Stock Option and Appreciation Rights Plan (the “1996 Plan”). The 2006 Plan permits the granting of stock options, stock appreciation rights, restricted stock, and restricted stock units (“RSUs”) to employees and non-employee directors for up to 600,000 shares of common stock of which 342,950 shares remain available for grant at December 31, 2008. The number of awards that can be granted under the 2006 Plan to any one person in any one fiscal year is limited to 70,000 shares. Under the terms of the 2006 Plan, stock options and stock appreciation rights can not have an exercise price that is less than 100% of the fair market value of one share of the underlying common stock on the date of grant. The term and/or vesting of awards made under the 2006 Plan will be determined from time to time in accordance with rules adopted by the Corporation’s Compensation Committee and be in compliance with the applicable provisions, if any, of the Internal Revenue Code. Thus far, the Compensation Committee has used a five year vesting period and a ten year term for stock options granted under the 2006 Plan and has made the ability to convert RSUs into shares of common stock and the related conversion ratio contingent upon the financial performance of the Corporation in the third year of the three calendar year period beginning in the year in which the RSUs were awarded. Notwithstanding anything to the contrary in any award agreement, awards under the 2006 Plan will become immediately exercisable or will immediately vest, as the case may be, in the event of a change in control and, in accordance with the terms of the related award agreements, all awards granted to date under the 2006 Plan will become immediately exercisable or will immediately vest, as applicable, in the event of retirement, total and permanent disability, or death.

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

          Fair Value of Stock Option Awards. The grant date fair value of option awards is estimated on the date of grant using the Black-Scholes option pricing model. The values of awards made in 2008, 2007 and 2006, as well as the assumptions utilized in determining such values, are as follows:

	2008	2007	2006

Grant date fair value	$6.72	$6.05	$5.98
Expected volatility	45.42%	25.24%	25.11%
Expected dividends	3.24%	2.06%	2.09%
Expected term (in years)	6.82	6.70	6.70
Risk-free interest rate	3.49%	4.53%	5.07%

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

          Compensation Expense. Compensation expense for stock options is recognized ratably over the five-year vesting period or the period from the grant date to the participant’s eligible retirement date, whichever is shorter. Compensation expense for RSUs is recognized over the three-year performance period and adjusted periodically throughout the period to reflect the estimated number of shares of the Corporation’s common stock into which the RSUs will ultimately be convertible. However, if the period between the grant date and the grantee’s eligible retirement date is less than three years, compensation expense is recognized ratably over this shorter period. For options outstanding and not yet exercisable, the Corporation assumes an annual forfeiture rate of 1.26% in determining compensation expense. The Corporation’s income statement reflects compensation expense for share-based payments of $450,000, $506,000 and $210,000 in 2008, 2007 and 2006, respectively, and related income tax benefits of $178,000, $200,000 and $68,000, respectively.

           Stock Option Activity. On January 22, 2008, the Corporation’s board of directors granted 78,451 nonqualified stock options under the 2006 Plan. The options were granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant.

          A summary of options outstanding under the Corporation’s stock compensation plans as of December 31, 2008 and changes during the year then ended is presented below.

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs.)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2008	516,266	$18.90
Granted	78,451	18.50
Exercised	(37,328)	14.07
Forfeited or expired	(57,107)	20.26

Outstanding at December 31, 2008	500,282	$19.04	5.84	$2,364

Exercisable at December 31, 2008	345,214	$18.61	4.73	$1,783

          The total intrinsic value of options exercised in 2008, 2007, and 2006 was $232,000, $371,000 and $233,000, respectively. The total fair value of options vested during the years ended December 31, 2008, 2007, and 2006 was $194,000, $251,000 and $102,000, respectively.

          Restricted Stock Activity. On January 22, 2008, the Corporation’s Board of Directors granted 24,241 RSUs under the 2006 Plan. The Corporation’s financial performance for 2010 will determine the number of shares of common stock, if any, into which the RSUs will ultimately be converted. The maximum number of shares that could be issued upon conversion of the RSUs is reflected as granted shares in the table that follows.

	Number of Shares	Weighted- Average Grant-Date Fair Value

Nonvested at January 1, 2008	28,306	$21.06
Granted	24,241	16.81
Vested	(1,356)	18.99
Forfeited	(5,121)	19.25

Nonvested at December 31, 2008	46,070	$19.10

          The total fair value of shares vested during the year ended December 31, 2008 was $26,000. No shares were vested during the years ended December 31, 2007 or 2006.

          Unrecognized Compensation Cost. As of December 31, 2008, there was $899,000 of total unrecognized compensation cost related to nonvested equity awards. The cost is expected to be recognized over a weighted-average period of 1.42 years.

          Cash Received and Tax Benefits Realized. Cash received from option exercises in 2008, 2007, and 2006 was $525,000, $694,000 and $402,000, respectively. The actual tax benefit realized for the tax deductions from option exercises in 2008, 2007, and 2006 was $21,000, $76,000 and $17,000, respectively.

          Other. No cash was used to settle stock options in 2008 or 2007. The Corporation uses newly issued shares to settle stock option exercises and currently plans to use newly issued shares upon the conversion of restricted stock units.

NOTE K – RETIREMENT PLANS

          The Bank has a 401(k) plan, defined benefit pension plan and supplemental executive retirement plan. Employees are eligible to participate in the 401(k) plan provided they are at least 21 years of age and have completed one year of service in which they worked 1,000 hours if full-time and 700 hours if part-time. Participants may elect to contribute, on a tax-deferred basis, up to 25% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make matching contributions to each participant’s account based on the amount of the participant’s tax deferred contributions. Participants are fully vested in their elective contributions and, after five years of participation in the 401(k) plan, are fully vested (20% vesting per year) in the matching contributions, if any, made by the Bank. Matching contributions were $291,000, $279,000, and $179,000 for 2008, 2007, and 2006, respectively.

          The provisions of the Bank’s defined benefit pension plan (the “Pension Plan” or the “Plan”) are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the “Retirement System”) and the Retirement System Adoption Agreement executed by the Bank. The Retirement System is overseen by a Board of Trustees (the “Trustees”) who meet quarterly and, among other things, set the investment policy guidelines. For investment purposes, the Pension Plan’s contributions are pooled with the contributions of the other participants in the Retirement System. Assets of the Pension Plan are invested in various debt and equity securities, the major categories of which are set forth in a table that follows. Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service. The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation. The Bank’s funding method, the unit credit actuarial cost method, is consistent with the funding requirements of federal law and regulations. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

          In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This Statement requires that defined benefit plan assets and obligations be measured as of the date of the employer’s fiscal year-end, starting in 2008. Through 2007, the Company utilized the early measurement date option available under FASB Statement No. 87 “Employers’ Accounting for Pensions”, and measured the funded status of the defined benefit plan assets and obligations as of September 30 each year. The impact of the change was not material.

          Major Categories of Plan Assets. The following table sets forth the major categories of Plan assets as of the last two Plan year ends and the percentage of the total value of Plan assets accounted for by each.

	Percentage of Fair Value of Total Plan Assets at:

	12/31/08	12/31/07

Equity Securities	50%	54%
Debt Securities	43	40
All Other Assets	7	6

	100%	100%

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

          The current target allocation percentage for debt securities is 40% but may vary from 30% to 50% at the investment managers’ discretion. Fixed income investments include various debt securities included in a fixed income portfolio and a core bond fixed income fund. The fixed income portfolio operates with guidelines relating to types of debt securities, quality ratings, maturities, and single company and sector allocation limits. The portfolio investments in the core bond fixed income fund are limited to US Dollar denominated, fixed income securities and selective derivatives designed to have attributes similar to such fixed income securities.

          Net Pension Cost. The following table sets forth the components of net periodic pension cost.

	2008	2007	2006

	(in thousands)
Service cost, net of plan participant contributions	$1,014	$870	$785
Interest cost	910	829	743
Expected return on plan assets	(1,368)	(1,159)	(1,001)
Amortization of prior service cost	20	20	20
Amortization of net actuarial loss	—	—	27

Net pension cost	$576	$560	$574

           The estimated prior service costs and net actuarial loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $23,000 and $635,000, respectively.

          Significant Actuarial Assumptions. The following tables set forth the significant actuarial assumptions used to determine the benefit obligations at year-end 2008, 2007 and 2006 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at year end	2008	2007	2006

Discount rate	6.00%	5.75%	5.75%
Rate of increase in compensation levels	3.50%	5.00%	5.00%

Weighted average assumptions used to determine net pension cost	2008	2007	2006

Discount rate	5.75%	5.75%	5.50%
Rate of increase in compensation levels	5.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

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

          Funded Status of The Plan. The following table sets forth the change in the projected benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan and accumulated benefit obligation.

	2008	2007	2006

	(in thousands)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$16,139	$14,727	$13,794
Service cost before plan participant contributions	1,551	1,053	941
Expenses	(183)	(146)	(105)
Interest cost	1,137	829	743
Benefits paid	(794)	(503)	(577)
Assumption changes	428	—	—
Experience loss (gain) and other	466	179	(69)

Projected benefit obligation at end of year	18,744	16,139	14,727

Change in plan assets
Fair value of plan assets at beginning of year	19,864	16,772	14,501
Actual return on plan assets	(5,567)	2,558	1,710
Employer contributions	2,427	1,000	1,087
Plan participant contributions	283	183	156
Benefits paid	(794)	(503)	(577)
Expenses	(183)	(146)	(105)

Fair value of plan assets at end of year	16,030	19,864	16,772

Funded status at end of year	$(2,714)	$3,725	$2,045

Accumulated Benefit Obligation	$16,404	$12,944	$11,779

           The net amount recognized in the balance sheet as of December 31, 2007 differs from the funded status in the above table due to an accrual of three additional months of pension expense. The Bank has a minimum required contribution to the Pension Plan for the Plan year ending September 30, 2009 of approximately $1,119,000, and its maximum tax deductible contribution is approximately $8,765,000. The Bank expects to make a contribution within that range by September 30, 2009, but the amount of such contribution has not yet been determined.

           The net actuarial gain (loss) and prior service cost included in accumulated other comprehensive income as of December 31 consist of the following:

	2008	2007

	(in thousands)
Net actuarial gain (loss)	$(7,953)	$219
Prior service cost	(132)	(157)

	$(8,085)	$62

           Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be made by the Plan.

Year	Amount

(in thousands)
2009	$732
2010	797
2011	879
2012	991
2013	1,128
2014-2018	7,841

          The Bank’s Supplemental Executive Retirement Program (“SERP”) provides benefits to certain employees, designated by the Compensation Committee of the Board of Directors, whose benefits under the Pension Plan and 401(k) plan are limited by the applicable provisions of the Internal Revenue Code. The benefit under the SERP is equal to the additional amount the employee would be entitled to under the Pension and 401(k) plans in the absence of such Internal Revenue Code limitations. SERP expense was $150,000, $72,000, and $113,000 in 2008, 2007, and 2006, respectively.

NOTE L – OTHER OPERATING EXPENSES

          Expenses included in other operating expenses which exceed one percent of the aggregate of totalinterest income and noninterest income in one or more of the years shown are as follows:

	2008	2007	2006

	(in thousands)

Computer services	$1,229	$1,171	$1,102
Property and liability insurance	408	492	633

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

	2008		2007

	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

	(in thousands)

Commitments to extend credit	$5,348	$111,305	$6,461	$70,563
Standby letters of credit	3,641	—	5,375	—
Commercial letters of credit	—	—	382	—

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

          Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The Bank’s standby letters of credit extend through December 31, 2009. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2008 varied from 0% to 100%, and averaged 45%. Standby letters of credit are considered financial guarantees and are recorded at fair value.

          Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier. The credit risk involved in issuing commercial letters of credit is the same as that discussed in the preceding paragraph for standby letters of credit. The Bank generally obtains personal guarantees supporting these commitments. There were no commercial letters of credit outstanding as of December 31, 2008.

          Concentrations of Credit Risk. Most of the Bank’s loans, personal and commercial, are to borrowers who are domiciled on Long Island and in New York City, and most of the Bank’s real estate loans involve mortgages on Long Island and New York City properties. In addition, the Bank’s loan portfolio includes a significant concentration of multifamily loans that amounted to $105,898,000 at December 31, 2008. As a result, the income of many of the Bank’s borrowers and the value of and cash flows from collateral securing a majority of the Bank’s mortgage loans is largely dependent on the Long Island and New York City economies.

           Lease Commitments. At December 31, 2008, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount

(in thousands)
2009	$1,181
2010	1,151
2011	1,094
2012	1,063
2013	731
Thereafter	3,754

$8,974

          The Bank has various renewal options on the above leases. Rent expense, including amounts paid for real estate taxes and common area maintenance, was $1,204,000, $1,006,000, and $896,000 in 2008, 2007, and 2006, respectively.

          Employment Contracts. Currently, all of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control. The terms of these contracts currently range from one to three years and, unless the Corporation gives written notice of non-extension within the time frames set forth in the contracts, are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between one and three years. The current aggregate annual salaries provided for in these contracts is approximately $1,640,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

          Assets and Liabilities Measured at Fair Value. SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

          The fair values of the Corporation’s investment securities designated as available-for-sale are currently determined on a recurring basis using matrix pricing (Level 2 inputs). Matrix pricing, which is a mathematical technique widely used in the industry to value debt securities, does not rely exclusively on quoted prices for the specific securities but rather on the securities’ relationship to other benchmark quoted securities.

          The fair values of impaired loans with specific allocations of the allowance for loan losses are generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are sometimes made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available.

            Assets and liabilities measured at fair value on a recurring basis are summarized below.

		Fair Value Measurements at December 31, 2008 Using:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(in thousands)

Available-for-sale securities	$378,773	$ —	$378,773	$ —

           Assets and liabilities measured at fair value on a nonrecurring basis are summarized below.

		Fair Value Measurements at December 31, 2008 Using:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

	(in thousands)

Impaired loans	$1,644	$ —	$900	$744

            Impaired loans measured at fair value had a carrying amount of $1,744,000 at December 31, 2008 with a valuation allowance of $100,000. The amount included for these loans in the 2008 provision for loan losses was $100,000.

           Estimated Fair Value of Financial Instruments. Fair value estimates are made at a specific point in time and are based on existing on and off-balance-sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments. The following table sets forth the carrying/contract amounts and estimated fair values of the Corporation’s financial instruments at December 31, 2008 and 2007.

	2008		2007

	Carrying/ Contract Amount	Fair Value	Carrying/ Contract Amount	Fair Value

	(in thousands)
Financial Assets:
Cash and due from banks	$20,924	$20,924	$25,729	$25,729
Federal funds sold and overnight investments	514	514	21,768	21,768
Held-to-maturity securities	169,480	172,640	193,234	193,890
Available-for-sale securities	378,773	378,773	273,080	273,080
Loans	652,058	655,193	521,086	528,482
Federal Home Loan Bank stock	6,199	6,199	1,184	1,184
Restricted stocks (included in other assets)	467	467	467	467
Accrued interest receivable	6,156	6,156	5,472	5,472

Financial Liabilities:
Checking deposits	324,138	324,138	318,322	318,322
Savings and money market deposits	384,047	384,047	302,158	302,158
Time deposits	192,152	193,330	248,558	248,867
Short-term borrowings	124,122	124,122	12,110	12,110
Long-term debt	127,000	142,224	80,000	82,537
Accrued interest payable	1,051	1,051	1,466	1,466

NOTE O – PARENT COMPANY FINANCIAL INFORMATION

          Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS	December 31,

	2008	2007

	(in thousands)
Assets:
Cash and due from banks	$3,975	$2,775
Investment in subsidiary bank, at equity	99,290	100,317
Prepaid income taxes	137	160
Deferred income tax benefits	423	255
Other assets	2	2

	$103,827	$103,509

Liabilities:
Cash dividends payable	$1,295	$1,125

Stockholders’ equity:
Common stock	719	745
Surplus	1,354	96
Retained earnings	102,061	99,844

	104,134	100,685
Accumulated other comprehensive income (loss) net of tax	(1,602)	1,699

	102,532	102,384

	$103,827	$103,509

CONDENSED STATEMENTS OF INCOME	Year ended December 31,

	2008	2007	2006

	(in thousands)
Income:
Dividends from subsidiary bank	$11,100	$8,300	$5,590
Interest on deposits with subsidiary bank	43	118	26
Other	1	5	3

	11,144	8,423	5,619

Expenses:
Salaries	450	506	210
Other operating expenses	278	303	236

	728	809	446

Income before income taxes	10,416	7,614	5,173
Income tax benefit	(272)	(271)	(151)

Income before undistributed earnings of subsidiary bank	10,688	7,885	5,324
Equity in undistributed earnings	2,274	3,597	5,903

Net income	$12,962	$11,482	$11,227

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2008	2007	2006

	(in thousands)
Cash Flows From Operating Activities:
Net income	$12,962	$11,482	$11,227
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(2,274)	(3,597)	(5,903)
Deferred income tax credit	(168)	(187)	(68)
Stock-based compensation expense	450	506	210
Decrease (increase) in prepaid income taxes	23	(61)	196
Increase in other assets	—	(2)	—

Net cash provided by operating activities	10,993	8,141	5,662

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(5,764)	(3,719)	(2,927)
Proceeds from exercise of stock options	525	694	402
Tax benefit of stock options	21	76	17
Cash dividends paid	(4,575)	(5,342)	(3,450)

Net cash used in financing activities	(9,793)	(8,291)	(5,958)

Net increase (decrease) in cash and cash equivalents*	1,200	(150)	(296)
Cash and cash equivalents, beginning of year	2,775	2,925	3,221

Cash and cash equivalents, end of year	$3,975	$2,775	$2,925

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,295	$1,125	$2,087

* Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(in thousands, except per share data)
2008
Interest income	$14,161	$14,662	$15,061	$15,802	$59,686
Interest expense	4,584	4,107	4,016	4,036	16,743
Net interest income	9,577	10,555	11,045	11,766	42,943
Provision for loan losses	164	261	462	1,058	1,945
Noninterest income before net securities gains	1,437	1,503	1,563	1,530	6,033
Net gains on sales of securities	91	9	109	39	248
Noninterest expense	7,336	7,263	7,237	7,853	29,689
Income before income taxes	3,605	4,543	5,018	4,424	17,590
Income taxes	748	1,236	1,450	1,194	4,628
Net income	2,857	3,307	3,568	3,230	12,962
Earnings per share:
Basic	.39	.46	.50	.45	1.79
Diluted	.39	.45	.49	.44	1.78
Comprehensive income	3,775	37	4,539	1,310	9,661

2007
Interest income	$12,647	$12,846	$13,298	$14,232	$53,023
Interest expense	3,849	3,758	4,069	4,593	16,269
Net interest income	8,798	9,088	9,229	9,639	36,754
Provision for loan losses	122	81	173	199	575
Noninterest income before net securities gains (losses)	1,442	1,461	1,454	1,459	5,816
Net gains (losses) on sales of securities	17	—	—	(251)	(234)
Noninterest expense	6,921	6,912	6,792	6,759	27,384
Income before income taxes	3,214	3,556	3,718	3,889	14,377
Income taxes	586	716	742	851	2,895
Net income	2,628	2,840	2,976	3,038	11,482
Earnings per share:
Basic	.35	.37	.40	.40	1.52
Diluted	.34	.37	.39	.40	1.51
Comprehensive income	2,835	1,470	4,355	4,986	13,646

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

          The First of Long Island Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management determined that, as of December 31, 2008, the Corporation’s internal control over financial reporting is effective. Crowe Horwath LLP, an independent registered public accounting firm, has expressed an opinion of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008 in their report which appears on page 59.

/s/ MICHAEL N. VITTORIO

Michael N. Vittorio
President & Chief Executive Officer

/s/ MARK D. CURTIS

Mark D. Curtis
Senior Vice President & Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation as of December 31, 2008 and 2007, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited The First of Long Island Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The First of Long Island Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, The First of Long Island Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
February 20, 2009

Officers
The First of Long Island Corporation

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Vice President & Secretary

Mark D. Curtis
Senior Vice President & Treasurer

John Grasso
Senior Vice President

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Wayne B. Drake
Assistant Treasurer

Kitty W. Craig
Chief Auditor

Official Staff
The First National Bank of Long Island

ADMINISTRATION

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

AUDITING

Kitty W. Craig
Vice President and Chief Auditor

BRANCH ADMINISTRATION

John Grasso
Executive Vice President

James Clavell
Senior Vice President

Richard P. Perro
Senior Vice President

Linda Cutter
Vice President

COMMERCIAL BANKING

James P. Johnis
Senior Vice President

Janine Chaisty
Vice President

Patricia A. DeMasi
Vice President

Albert T. Ghelarducci
Vice President

Robert A. Pizza
Vice President

Alessandro Scichilone
Vice President

NASSAU COUNTY REGIONAL OFFICE
(COMMERCIAL BANKING)

Albert Arena
Vice President

Dante D. Mancini
Vice President

Jane F. Reed
Vice President

SUFFOLK COUNTY REGIONAL OFFICE
(COMMERCIAL BANKING)

Margaret M. Curran-Rusch
Vice President

Stephen Durso
Vice President

Richard B. Smith
Vice President

COMMERCIAL LENDING

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

Ivan G. Nunez
Vice President

John J. Reilly
Vice President

Kevin J. Talty
Vice President

COMPLIANCE AND PROCEDURES

Louis A. Antoniello
Vice President

CREDIT DEPARTMENT

Anne Marie Stefanucci
Vice President

DATA PROCESSING

Jose Diaz
Vice President

DEPOSIT OPERATIONS

Carmela Lalonde
Assistant Cashier

FINANCE

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Senior Vice President

Howard F. Hoeberlein
Senior Vice President

Matthew J. Mankowski
Vice President

GENERAL SERVICES

Daniel Sapanara
Vice President

HUMAN RESOURCES

Debbie L. Ryan
Senior Vice President

Susan J. Hempton
Vice President

INFORMATION TECHNOLOGY SERVICES

Conrad Lissade
Assistant Vice President

INVESTMENT MANAGEMENT DIVISION

Brian J. Keeney
Executive Vice President

Josephine Buckley
Vice President

Jane Carmody
Vice President

Sharon E. Pazienza
Vice President

LOAN CENTER

Robert B. Jacobs
Vice President

MARKETING

Laura C. Ierulli
Vice President

OPERATIONS ADMINISTRATION

Richard Kick
Executive Vice President

Betsy Gustafson
Senior Vice President

RESIDENTIAL MORTGAGE

Frederick T. Hughes
Vice President

COUNSEL
Schupbach, Williams & Pavone LLP

INDEPENDENT AUDITORS
Crowe Horwath LLP

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s annual report on Form 10-K for 2008, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

EXECUTIVE OFFICE
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

ANNUAL MEETING NOTICE
The Annual Meeting of Stockholders will be held at the Westbury Manor, 1100 Jericho Turnpike, Westbury, N.Y. on Monday, April 20, 2009 at 3:30 P.M.

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
MRZ Trucking Corporation

[PHOTO OMITTED]
Thomas N. Dufek, CPA
President
Dufek & Associates

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Giammarese & Stalzer, CPAs, P.C.

[PHOTO OMITTED]
Kevin J. Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar Levine & Felix LLP

[PHOTO OMITTED]
Wallace Leinheardt, Esq.
Jaspan Schlesinger LLP

[PHOTO OMITTED]
Linda Levy, CPA
Tax Consultant

[PHOTO OMITTED]
James Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal
Owen Petersen & Co., LLP

[PHOTO OMITTED]
Christopher T. McGrath, Esq.
Partner
Sullivan, Papain, Block, McGrath & Cannavo, P.C.

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
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Frank Shahery
Director of Marketing
Convermat Corporation

[PHOTO OMITTED]
Owen T. Smith
Milleridge Inn
Former Chief Deputy County
Executive, Nassau County

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

The Bank is a full service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its twenty-eight branch system on Long Island and in Manhattan.

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

The First National Bank of Long Island
“Where Everyone Knows Your Name ™”

Long Island (516) 671-4900
Manhattan (212) 566-1500
www.fnbli.com