Form 10-K, Exhibit 13
period 2009-12-31
FIRST OF LONG ISLAND CORP
filed 2010-03-16
CIK 740663

EXHIBIT 13

A Blueprint For Success
2009 Annual Report

[PHOTOS OMITTED]

[LOGO]
The First of Long Island Corporation

The First National Bank of Long Island
Where Everyone Knows Your Name ™

A Message from the President & CEO
[PHOTO OMITTED]
Dear Shareholder:

I am pleased to report The First of Long Island Corporation once again had record earnings, growing to almost $13.5 million, or $1.84 per share in 2009.  In addition, our dividend increased 15%, or 10 cents per share.  This is noteworthy, because many banks had to cut or eliminate their dividend due to capital concerns.

2009 was a year of growth.  Our total assets grew $413.6 million, or 32.8%, and deposits grew $377.2 million, or 41.9%.  A portion of our deposit growth was deployed into loans, which grew $169.5 million, or 25.8%, with the balance being deployed into securities.

During the year, our Bank opened two new branches, a Commercial Banking Unit (CBU) in Port Jefferson Station in the first quarter, and a full-service branch in Bayville during the third quarter.  In the fourth quarter, we converted our Valley Stream CBU into a full-service branch.  These three initiatives were a significant part of our deposit and overall balance sheet growth along with a successful IRA campaign and increased recognition of our brand as we integrated a number of marketing initiatives into a disciplined sales management program.  Additionally, the Bank developed 19 new middle market relationships with firms doing in excess of $10 million in sales, and 41 new relationships with firms doing between $1 million and $10 million in sales, which we believe resulted from the market's recognition of our brand of banking.  We are confident these 60 new commercial relationships will add real franchise value to our institution and additional core deposits.

During 2009, unemployment, foreclosures and bankruptcies continued to rise at disturbing rates.  As we enter 2010, we do not feel we are out of the woods in terms of the economic environment; however, our credit quality as of December 31, 2009 remained excellent as evidenced by having only two non-performing loans in the portfolio for $432,000.  This is only .05% of our total loans.  Credit quality remains a daily focus of the senior management team at The First National Bank of Long Island.  This is certainly not a time to let down our guard.  Obviously, the banking industry is experiencing increased delinquencies and non-performing loans in our present economic circumstances.  Regardless of our vigilance, we are not immune to the environment.

During 2010, we intend to open four more branches in our marketplace: full-service branches in Sea Cliff and Cold Spring Harbor in the first quarter, and full-service branches in Bellmore and East Meadow in the second quarter.  We are mitigating the risks associated with branch expansion by opening very small branches that generally have fixed rents for a ten-year period and relatively small variable costs.  It is an environment in which we must remain judicious.  Based on our assessment of existing economic conditions, we currently plan to slow loan growth and be less assertive with deposit rate promotions.  In addition, we plan to continue employing measures designed to preserve capital.

The design and formatting of our new branches hopefully relays the consistent and identifiable values of our organization, which is to give warm and friendly service to our customers.  We have not gone with the cubicle and plasma screen look, but rather have designed our branches with soft lighting, rich woods and perhaps a fireplace, the type of environment in which we would like our customers to continue to conduct their business...warm, personal and friendly.

By the end of 2010, we expect to be serving our marketplace with 33 locations.  We hope you will have an opportunity to visit one of our new sites.   It is not our plan to become a growth machine, but rather to be measured and disciplined in how we expand, invest and seek returns for our shareholders.  I admit that our approach is not necessarily unique, but I do believe the level of service offered by our Bank differentiates us within the marketplace.

Besides credit quality, we are acutely aware that we must protect the Bank from the risks associated with rising interest rates.  This will be another challenge for the industry in the not too distant future.  We believe The First of Long Island Corporation is well positioned to meet this challenge.  We continue to attend to what we feel is necessary to mitigate risk, balance growth, and create value, with a long-term view as to what is best for our investors.

Michael N. Vittorio
President and Chief Executive Officer

CONTENTS
BRANCH LOCATIONS
SELECTED FINANCIAL DATA
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
BRANCH EXPANSION
EMPLOYEE PROFILES
HIGHLIGHTS
FINANCIALS
OFFICERS & OFFICIAL STAFF
BUSINESS ADVISORY BOARD

Branch Locations
[PHOTO OMITTED]
31 Branches and Growing

Full-Service Offices

[PHOTO OMITTED]
BABYLON
42 Deer Park Avenue
Babylon, NY  11702
(631) 422-1700

Colleen A. Vogelsberg
Vice President & Branch Manager

[PHOTO OMITTED]
BAYVILLE
282 Bayville Avenue
Bayville, NY  11709
(516) 628-1288

Keith DeCuir
Assistant Vice President & Branch Manager

COMING SOON!

BELLMORE

[PHOTO OMITTED]
COLD SPRING HARBOR
147 Main Street
Cold Spring Harbor, NY  11724
(631) 367-3600

Colleen M. DeStefano
Vice President & Branch Manager

COMING SOON!

EAST MEADOW

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
Vice President & Market Manager

[PHOTO OMITTED]
NORTHPORT VILLAGE
105 Main Street
Northport, NY  11768
(631) 261-0331

Vincent P. Bartilucci
Vice President & Branch Manager

Mary T. Sullivan
Vice President & Market Manager

[PHOTO OMITTED]
OLD BROOKVILLE
209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

Henry C. Suhr
Vice President & Branch Manager

[PHOTO OMITTED]
ROCKVILLE CENTRE
310 Merrick Road
Rockville Centre, NY  11570
(516) 763-5533

Linda Roldan
Vice President & Branch Manager

[PHOTO OMITTED]
ROSLYN HEIGHTS
130 Mineola Avenue
Roslyn Heights, NY  11577
(516) 621-1900

Lorraine Russo
Vice President & Branch Manager

[PHOTO OMITTED]
SEA CLIFF
299 Sea Cliff Avenue
Sea Cliff, NY  11579
(516) 671-7868

Kirk B. Thomas
Assistant Vice President & Branch Manager

[PHOTO OMITTED]
VALLEY STREAM
127 East Merrick Road
Valley Stream, NY  11580
(516) 825-0202

Toni Valente
Vice President & Branch Manager

[PHOTO OMITTED]
WOODBURY
800 Woodbury Road, Suite M
Woodbury, NY  11797
(516) 364-3434

Allison Stansfield
Vice President & Branch Manager

Commercial Banking Offices

[PHOTO OMITTED]
BOHEMIA
30 Orville Drive
Bohemia, NY  11716
(631) 218-2500

Kathleen M. Crowe
Vice President & Branch Manager

[PHOTO OMITTED]
DEER PARK
60 East Industry Court
Deer Park, NY  11729
(631) 243-2600

Joanne Maiorana-Davis
Vice President & Branch Manager

FARMINGDALE

[PHOTO OMITTED]
22 Allen Boulevard
Farmingdale, NY  11735
(631) 753-8888

Sandy F. Buttacy
Vice President & Branch Manager

[PHOTO OMITTED]
2091 New Highway
Farmingdale, NY  11735
(631) 454-2022

Robert A. Pizza
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

Giuseppe Sparacino
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

Selected Financial Data

[PHOTOS OMITTED]

S E L E C T E D   F I N A N C I A L   D A T A

      The following is selected consolidated financial data for the past five years.  This data should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes.

	2009	2008	2007	2006	2005
INCOME STATEMENT DATA:
Interest Income	$66,274,000	$59,686,000	$53,023,000	$49,000,000	$42,689,000
Interest Expense	18,334,000	16,743,000	16,269,000	12,949,000	7,426,000
Net Interest Income	47,940,000	42,943,000	36,754,000	36,051,000	35,263,000
Provision for Loan Losses	4,285,000	1,945,000	575,000	670,000	470,000
Net Income	13,463,000	12,962,000	11,482,000	11,227,000	12,277,000
PER SHARE DATA:
Basic Earnings	$1.87	$1.79	$1.52	$1.47	$1.57
Diluted Earnings	1.84	1.78	1.51	1.45	1.55
Cash Dividends Declared	.76	.66	.58	.50	.44
Dividend Payout Ratio	41.30%	37.08%	38.41%	34.48%	28.06%
Stock Splits/Dividends Declared	-	-	2-for-1	-	-
Book Value	$16.15	$14.25	$13.73	$12.60	$11.79
Tangible Book Value	16.12	14.22	13.71	12.57	11.76
BALANCE SHEET DATA AT YEAR END:
Total Assets	$1,675,169,000	$1,261,609,000	$1,069,019,000	$954,166,000	$944,156,000
Loans	827,666,000	658,134,000	525,539,000	449,465,000	380,492,000
Allowance for Loan Losses	10,346,000	6,076,000	4,453,000	3,891,000	3,282,000
Deposits	1,277,550,000	900,337,000	869,038,000	824,797,000	788,011,000
Borrowed Funds	273,407,000	251,122,000	92,110,000	28,143,000	60,195,000
Stockholders' Equity	116,462,000	102,532,000	102,384,000	95,561,000	90,698,000
AVERAGE BALANCE SHEET DATA:
Total Assets	$1,413,632,000	$1,181,655,000	$1,003,240,000	$977,232,000	$978,869,000
Loans	716,569,000	572,356,000	480,166,000	418,746,000	359,288,000
Allowance for Loan Losses	6,357,000	4,947,000	4,167,000	3,609,000	3,072,000
Deposits	1,101,828,000	919,490,000	868,421,000	842,399,000	818,842,000
Borrowed Funds	194,129,000	157,275,000	32,705,000	37,989,000	65,714,000
Stockholders' Equity	110,767,000	100,710,000	98,402,000	93,064,000	90,403,000
FINANCIAL RATIOS:
Return on Average Assets (ROA)	.95%	1.10%	1.14%	1.15%	1.25%
Return on Average Stockholders' Equity (ROE)	12.15%	12.87%	11.67%	12.06%	13.58%
Average Equity to Average Assets	7.84%	8.52%	9.81%	9.52%	9.24%

S T O C K   P R I C E S

The Corporation’s Common Stock trades on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the symbol FLIC. The following table sets forth high and low sales prices for the years ended December 31, 2009 and 2008.

	2009		2008
Quarter	High	Low	High	Low
First	$23.75	$19.34	$19.49	$18.25
Second	26.25	19.75	21.00	18.53
Third	30.00	22.25	24.50	18.55
Fourth	28.50	22.75	24.45	20.00

At December 31, 2009, there were 587 stockholders of record of the Corporation’s Common Stock.  The number of stockholders of record includes banks and brokers who act as nominees, each of whom may represent more than one stockholder.

Board of Directors and Executive Officers

Board of Directors - The First of Long Island Corporation

Allen E. Busching
Principal
B&B Capital
(consulting and private investment)

Paul T. Canarick
President & Principal
Paul Todd, Inc.
(construction company)

Alexander L. Cover
Management Consultant
Self Employed
(financial consulting)

William H.J. Hoefling
CEO – Managing Member
Crystal Pond Capital Partners LLC
(equity investments)

Howard Thomas Hogan Jr., Esq.
Director
Hogan & Hogan
(attorney at law)

John T. Lane
Retired Managing Director
 J.P. Morgan & Co.

J. Douglas Maxwell Jr.
Chief Financial Officer
NIRx Medical Technologies LLC
(medical instrumentation)

Stephen V. Murphy
President
S.V. Murphy & Co., Inc.
(investment banking)

Milbrey Rennie Taylor
Strategic and Media Consultant

Walter C. Teagle III
Non-executive Chairman
President
Teagle Management, Inc.
(private investment company)

Michael N. Vittorio
President & Chief Executive Officer

[PHOTO OMITTED]
From left to right (Standing): Alexander L. Cover, Stephen V. Murphy, William H.J. Hoefling, Howard Thomas Hogan Jr., Esq., Michael N. Vittorio, Allen E. Busching and J. Douglas Maxwell Jr.
From left to right (Sitting): Paul T. Canarick, Walter C. Teagle III and John T. Lane
Not pictured:  Milbrey Rennie Taylor

Executive Officers - The First National Bank of Long Island

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

Mark D. Curtis
Executive Vice President
Chief Financial Officer & Cashier

John Grasso
Executive Vice President
Distribution Executive

Brian J. Keeney
Executive Vice President
Executive Trust Officer

Richard Kick
Executive Vice President
Senior Operations Officer

Donald L. Manfredonia
Executive Vice President
Senior Lending Officer

[PHOTO OMITTED]
From left to right (standing): Mark D. Curtis, John Grasso, Michael N. Vittorio, Richard Kick and Brian J. Keeney; (Sitting):  Sallyanne K. Ballweg and Donald L. Manfredonia

Branch Expansion

A Solid, Client-Focused Strategy for Growth

During a time when many throughout the financial services sector struggled to remain viable for yet another day, our strength and stability enabled The First National Bank of Long Island to remain focused on our solid strategy for market growth and branch expansion.

Expanding our footprint in key markets is an integral element of our blueprint for success for the Bank, and for the affluent households and businesses we serve. By strategically strengthening our presence in those communities where our key clients live and work, we continue to provide the superior financial products and services to meet their personal and business banking needs.

With a growing branch network that currently consists of 31 branches, we are enhancing our brand presence as the Bank “Where Everyone Knows Your Name™” and bolstering our reputation as a stable, regional bank. Our branches are designed to meet the needs of each specific market area, from commercial banking centers in Manhattan and select service banking centers in Lake Success and Smithtown, to full-service branches across Nassau and Suffolk.

NEW BRANCHES

[PHOTO OMITTED]
Sea Cliff, Bayville, Cold Spring Harbor, Port Jefferson Station

[PHOTO OMITTED]
Our Valley Stream Staff

From left to right (standing):  Michele DiPietro, Teller; Nicole Blennau, Customer Service Representative and Vivette Simon, Head Teller
From left to right (sitting): Toni Valente, Vice President & Branch Manager and Susan Pickrodt, Assistant Branch Manager

31 Branches and Growing

[PHOTO OMITTED]
COMING SOON

Bellmore, East Meadow

In 2009, we opened a new, full-service branch in Bayville, as well as a new commercial banking office in the heart of the thriving business community of Port Jefferson Station. We also converted our Valley Stream office from a commercial banking center to a full-service branch to meet the needs of the people and businesses in that community. As a result, we’ve successfully grown our deposits and strengthened our banking relationships throughout our network.

This is a strategy we plan to continue in 2010. As of March 8, we have opened two new full-service branches in Sea Cliff and Cold Spring Harbor on Long Island’s upscale north shore.  Within the next several months, these branches will be joined by two more in Bellmore and East Meadow.

Our market commitment will continue – and grow stronger – as we look into strategically expanding our footprint within the affluent communities of Nassau and Suffolk and build a blueprint for success for our future, and that of our clients.

[PHOTO OMITTED]
Ribbon-Cutting Ceremony at our new Bayville branch

From left to right:  John Grasso, Executive Vice President; Pat LaGrasta, Head Teller; Elizabeth Materia, Vice President & Branch Manager; Feroza G. Mehta, Customer Service Representative/Administrative Assistant; Keith DeCuir, Assistant Vice President & Branch Manager; Michael N. Vittorio, President & CEO; and Sallyanne K. Ballweg, Senior Executive Vice President

Employee Profiles

[PHOTOS OMITTED]

Jerry Scansarole – Vice President      Branch Manager – Lake Success

A 30-year banking industry veteran, Jerry Scansarole made the move from a “big” bank to The First National Bank of Long Island’s select service banking center in Lake Success nearly four years ago. This transition from the “mass market” to a more specialized, individualized approach to banking has been an exciting one, according to Jerry, particularly during these challenging economic times.

“While the recent events in our industry have made for a more challenging climate, there are also more opportunities in terms of the financial services and strategies we can provide. I work with affluent individuals and principals of large corporations, rather than the broader mass market, and help them develop strategies to maximize their banking and investments. We offer them access to a wide variety of products and services that fit their needs and goals. This specialized approach – and the quality of our service – is something other banks simply can’t beat.”

This service-driven approach is part of Jerry’s “blueprint for success” for his branch, which has seen deposit balances more than double since 2006.

“There are opportunities for select service banking centers like ours to give our clients access to the alternative investment vehicles they seek, and generate additional revenue for the Bank.”

[PHOTO OMITTED]

What Is Your Blueprint for Success?
[PHOTOS OMITTED]

Christina Marotta – Vice President      Branch Manager – Greenvale

Christina Marotta’s “blueprint for success” can be found in the bond she’s created with each of her personal and business banking customers since she began managing the full-service Greenvale branch in 2006.

“We always go above and beyond for our customers. I take the time to get to know my customers, both on a business and a personal level. This helps me establish a bond. Many of our customers feel they are part of our bank family - they truly are ‘valued’ customers,” Christina explains. “The quality of service we offer is unlike any other, and that extends all the way up to senior management. If I ever need the executives to join me in meeting a customer, they will make themselves available.”

That’s what Christina attributes to her own growth and The First National Bank of Long Island’s continued growth despite a challenging and increasingly competitive business environment.

“Our clients come to us for personal service and we deliver.  I meet with my customers at least once a month and will gladly travel to their offices to help them solve a problem.”

[PHOTO OMITTED]

Employee Profiles
[PHOTOS OMITTED]

Donald L. Manfredonia – Executive Vice President      Senior Lending Officer – Commercial Lending

A senior lending officer here since 1982, Donald Manfredonia has been part of the team that has helped The First National Bank of Long Island evolve into an almost $1.7 billion regional bank, but he still gets his biggest enjoyment helping business customers create their own “blueprint for success.”

“We work one-on-one with our customers to help them become more successful. There have been many instances where the bank has enabled customers to achieve their goals and grow their business or expand their network of opportunities,” Don says. “One client we brought in during the early 1990s came to us with $2 million in sales. We loaned him the money to buy another company and now the business is recording $25 to $30 million in sales. Our loan catapulted them to grow to 10 times their original size – and they are still our customer. Our hands-on approach, understanding of our clients’ business and philosophy and management agility enable us to structure deals that make sense for all parties involved.”

While Don views the Bank’s growth in recent years as exciting and stimulating, since it gives the bank the ability to do more for its customers, he also holds steadfast to its responsibility to the stockholders, which requires a disciplined, responsible approach to lending.

“We’ve always taken a measured and disciplined approach to lending money. Our clients realize we are their partner and a company they can rely on for support, despite whatever is going on in the economy.”
[PHOTO OMITTED]

What Is Your Blueprint for Success?
[PHOTOS OMITTED]

Linda Roldan – Vice President   Branch Manager – Rockville Centre

Rockville Centre’s Branch Manager, Linda Roldan, has only been a part of The First National Bank of Long Island for about 18 months, but the former “big bank” Branch Manager who began her career in 1990 has seen significant growth in the technology and service options during that time.

“The Bank has not only been expanding its network but also giving customers new, off-site banking options – from remote deposit scanners and an upgraded web site to e-statements and other ‘green’ initiatives,” she explains. “But what sets us apart is our personal touch and our accessibility. I was recently working on establishing a relationship with a library that was looking to leave its financial institution because the executives were concerned about its stability. I shared our information with them and to show just how personal we are, the Bank’s President and CEO came with me to welcome this new customer to our institution.”

Linda sees personal service as critical to the Bank’s “blueprint for success.”

“Personally, what I find to be most important is to give our customers options. They can come to me with an issue and I’ll outline the various options available to help resolve it.”

[PHOTO OMITTED]

[PHOTO OMITTED]
TOTAL ASSETS
Grew $413.6 million or 33% to $1.68 billion

[PHOTO OMITTED]
DEPOSITS
Grew to $1.28 billion or 42%

[PHOTO OMITTED]
EARNINGS
Increased to almost $13.5 million or $1.84 per share

[PHOTO OMITTED]
ASSET QUALITY
Remains excellent with non-performing loans at only .05% of total loans

[PHOTO OMITTED]
CASH DIVIDENDS
Increased 15%, or 10 cents per share

[PHOTO OMITTED]

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S  O F
F I N A N C I A L  C O N D I T I O N  A N D  R E S U L T S  O F  O P E R A T I O N S

The following is management's discussion and analysis of certain significant factors that have affected the Corporation’s financial condition and operating results during the periods included in the accompanying consolidated financial statements, and should be read in conjunction with such financial statements. The Corporation’s financial condition and operating results principally reflect those of its wholly-owned subsidiary, The First National Bank of Long Island, and subsidiaries wholly-owned by the Bank, either directly or indirectly, The First of Long Island Agency, Inc., FNY Service Corp (“FNY”)., and The First of Long Island REIT, Inc. (“REIT”).  The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.”  The Bank’s primary service area is Nassau and Suffolk Counties, Long Island.  However, the Bank has three commercial banking branches in Manhattan and may open additional Manhattan branches in the future.

Overview

Overview – 2009 Versus 2008. The Corporation earned $1.84 per share in 2009, an increase of 6 cents, or 3.4%, over $1.78 earned in 2008.  Cash dividends per share grew by 10 cents, or 15.2%, from 66 cents per share in 2008 to 76 cents this year.

The Bank’s core business of gathering deposits and making loans was strong in 2009.  Total deposits grew by $377.2 million, or 41.9%, and gross loans grew by $169.5 million, or 25.8%.  Two thirds of the overall deposit growth came from savings and money market products, with most of the remaining growth occurring in time deposits.  Contributing to deposit growth were new branch openings and expansion of existing branches, competitively priced deposit products, a high level of customer service and deposit rate promotions.  In addition, management believes that uncertainty in the equity markets and the negative publicity surrounding money center banks also played a role.

Loan growth, the primary driver of earnings growth in 2009, principally occurred in what management considers to be lower risk loan categories including multifamily commercial mortgages, owner occupied commercial mortgages, and first lien residential mortgages with ten to fifteen year terms.  By contrast, management considers construction and land development loans to be high risk and has purposely not grown this category.  Construction and land development loans amounted to only $3.1 million, or .4% of gross loans, at year-end 2009.  Loan growth occurred in 2009 as part of management’s continued efforts to improve the Bank’s current and future earnings prospects by making loans a larger portion of the overall balance sheet.

The Bank has not originated nor does it hold any subprime or alt-A mortgages in its loan portfolio, nor has it originated any loans that management would otherwise consider to be high risk.  The credit quality of the Bank’s loan portfolio remains excellent as evidenced by, among other things, a very low level of delinquent and nonaccrual loans.  Nonaccrual loans amounted to $432,000 at year-end 2009, or .05% of gross loans.  Total loans past due 30 days or more, including nonaccrual loans, plus troubled debt restructurings amounted to $2.7 million at year-end 2009, or .32% of gross loans.  In addition, the Bank had no foreclosed real estate at year-end 2009.  The credit quality of the Bank’s securities portfolio also remains excellent.  All of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and 96% of these securities and underlying mortgages represent full faith and credit obligations of the U.S. government.  As full faith and credit obligations, the U.S. government guarantees the timely payment of principal and interest thereon.  Substantially all of the remaining debt securities in the Bank’s portfolio, consisting almost exclusively of municipal securities, are rated A or better by major rating agencies.

National and local economic conditions remained unfavorable throughout 2009.  Furthermore, management believes that economic conditions will not improve considerably in 2010, and any improvement beyond 2010 will occur slowly over an extended period of time.  In addition the Bank has grown its loan portfolio at a compound annual growth rate of 19% over the last five years and its loan portfolio is primarily comprised of commercial and residential real estate loans concentrated on Long Island and in New York City.  Based on these and other factors, and despite the fact that the Bank has a very low level of identified problem loans, in closing the fourth quarter of this year management decided to increase the Bank’s allowance for loan losses relative to gross loans.  The Bank’s allowance for loan losses at year-end 2009 is $10.3 million, or 1.25% of gross loans, compared to $6.1 million, or .92% of gross loans, at year-end 2008.  Going forward, management will continue to carefully assess the adequacy of the Bank’s allowance for loan losses in light of a variety of factors including national and local economic conditions and the specific composition and characteristics of the Bank’s loan portfolio. Depending on this assessment, and absent any significant increase in identified problem loans, management may continue to increase the Bank’s allowance for loan losses relative to gross loans.  In addition, based on its assessment of current economic conditions, management currently plans to significantly slow loan growth and be less assertive in terms of deposit rate promotions. On an ongoing basis management will continue to assess loan and deposit growth and may change its current plan based on, among other things, current economic conditions, levels of problem loans and the Bank’s capital ratios.

The Bank’s capital ratios trended down in 2009 due to overall balance sheet growth and growth in the Bank’s loan portfolio, but still exceed the current regulatory criteria for a well-capitalized bank.  Total stockholders’ equity before accumulated other comprehensive income or loss grew by $8.7 million in 2009 versus $3.4 million in 2008.  The larger growth in 2009 is primarily attributable to the fact that the Corporation significantly reduced its share repurchases in order to preserve and build capital in light of the unfavorable economic climate. In addition, on an ongoing basis the Corporation will continue to assess the level of its cash dividend and may, based on its capital preservation goals or otherwise, depart from its historical dividend trend in light of current economic conditions and a variety of other factors which include but are not limited the Bank’s overall balance sheet growth, loan growth and capital ratios.

Net interest margin declined in 2009 because the rates available for investments in loans and securities declined, and rapid deposit growth resulted in the need to temporarily invest excess cash in low yielding balances with correspondent banks until better yielding loans and securities could be originated or purchased.  Margin also declined because management shortened the average duration of the Bank’s taxable securities portfolio as a prudent measure to, among other things, protect the Bank’s net interest income in the event of an increase in interest rates.  Noninterest income increased by $1.5 million, or 23.6%, in 2009 because of increases in service charge income and gains on sales of securities of $.5 million and $1.2 million, respectively.  FDIC insurance expense increased by $1,630,000, or from $558,000 in 2008 to $2,188,000 this year.  The increase was caused by failures in the industry and their adverse impact on the deposit insurance fund (“DIF”).  Pension plan expense increased by $1,041,000, or from $576,000 in 2008 to $1,617,000 this year.  The increase resulted from a decline in long-term interest rates and the poor performance of the equity markets in 2008.  Management believes that further increases in FDIC insurance expense resulting from special assessments and/or an increase in the base assessment rate are likely.  Defined benefit pension plan expense will decline by $675,000 in 2010 as a result of improved performance of the equity markets in 2009.

The Corporation’s effective tax rate, or income tax expense as a percentage of book income, declined from 26.3% in 2008 to 18.8% this year.  The decline is attributable to a restructuring of the ownership of the Corporation’s REIT entity in December 2008 and a significant increase this year in the size of the Bank’s tax-exempt municipal securities portfolio.  The REIT restructuring, which reduced the Corporation’s 2009 income tax burden by approximately $700,000, was done in response to a change in New York State tax law in 2008.  The law change deprived the Corporation in 2008 of the tax benefit that had traditionally been derived from its REIT entity and the restructuring restored that benefit.  The Bank significantly increased the size of its tax-exempt municipal securities portfolio this year in response to provisions of the American Recovery and Reinvestment Act of 2009 which enabled the Bank to buy certain tax-exempt securities at what it believes to be attractive yields without the usual limitations imposed by the federal alternative minimum tax.

In the first quarter of 2009, the Bank opened a commercial banking office in Port Jefferson Station, Long Island.  Subsequently in 2009, a full service branch was opened in Bayville, Long Island and the Valley Stream commercial banking office was converted to a full service branch.  In January 2010, the Bank opened a full service branch in Sea Cliff, Long Island, and in March 2010 opened another full service branch in Cold Spring Harbor, Long Island.  Continued branch expansion in targeted markets on Long Island and in Manhattan remains a key strategic initiative.

Overview – 2008 Versus 2007.  Earnings per share increased by 17.9%, or $.27 per share, from $1.51 in 2007 to $1.78 in 2008.  Net income increased by $1,480,000 from $11,482,000 in 2007 to $12,962,000 in 2008.  Returns on average assets (“ROA”) and equity (“ROE”) were 1.10% and 12.87%, respectively, in 2008 as compared to 1.14% and 11.67% in 2007.  The improvement in ROE is attributable to increased earnings and share repurchases made pursuant to the Corporation’s share repurchase program.

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

The Corporation continued its share repurchase program in 2008.  Under the program, the Corporation purchased 296,479 shares, representing 4.0% of total shares outstanding at the beginning of the year.  This compares to 180,800 shares purchased in 2007, or 2.4% of total shares outstanding at the start of the year.  The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity.  The program is estimated to have contributed four cents more to earnings per share in 2008 than 2007.  The larger contribution to earnings per share in 2008 is attributable to the full-year impact of the shares purchased in 2007 plus the pro rata impact of the shares purchased throughout 2008.

The positive impact on earnings of loan growth, the borrowing and investing strategy, the decline in interest rates and the share repurchase program was partially offset by an increase in noninterest expense of $2.3 million and, as previously discussed, the loss of the tax benefit associated with the Corporation’s REIT entity.  The major components of the increase in noninterest expense are a $458,000 increase in FDIC deposit insurance expense, a $460,000 increase in retirement plan expense, and personnel costs and other expenses of branch expansion.

Net Interest Income

Average Balance Sheet; Interest Rates and Interest Differential.  The following table sets forth the average daily balances for each major category of assets, liabilities and stockholders’ equity as well as the amounts and average rates earned or paid on each major category of interest-earning assets and interest-bearing liabilities.

	2009			2008			2007
	Average	Interest/	Average	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:	(dollars in thousands)
Federal funds sold and overnight investments	$374	$-	-%	$19,362	$480	2.48%	$30,166	$1,505	4.99%
Investment securities:
Taxable	443,559	18,926	4.27	386,404	18,857	4.88	289,040	13,529	4.68
Nontaxable (1)	181,084	11,508	6.36	143,121	9,373	6.55	146,341	9,639	6.59
Loans (1) (2)	716,569	39,780	5.55	572,356	34,193	5.97	480,166	31,632	6.59
Total interest-earning assets (1)	1,341,586	70,214	5.23	1,121,243	62,903	5.61	945,713	56,305	5.96
Allowance for loan losses	(6,357)			(4,947)			(4,167)
Net interest-earning assets	1,335,229			1,116,296			941,546
Cash and due from banks	42,962			32,524			32,672
Premises and equipment, net	16,937			11,587			9,374
Other assets	18,504			21,248			19,648
	$1,413,632			$1,181,655			$1,003,240
Liabilities and Stockholders' Equity:
Savings and money market deposits	$501,125	5,287	1.06	$364,974	4,576	1.25	$320,539	4,768	1.49
Time deposits	266,216	6,485	2.44	236,820	6,782	2.86	220,196	10,081	4.58
Total interest-bearing deposits	767,341	11,772	1.53	601,794	11,358	1.89	540,735	14,849	2.75
Short-term borrowings	40,663	221	.54	48,379	746	1.54	20,856	896	4.30
Long-term debt	153,466	6,341	4.13	108,896	4,639	4.26	11,849	524	4.42
Total interest-bearing liabilities	961,470	18,334	1.91	759,069	16,743	2.21	573,440	16,269	2.84
Checking deposits	334,487			317,696			327,686
Other liabilities	6,908			4,180			3,712
	1,302,865			1,080,945			904,838
Stockholders' equity	110,767			100,710			98,402
	$1,413,632			$1,181,655			$1,003,240
Net interest income (1)		$51,880			$46,160			$40,036
Net interest spread (1)			3.32%			3.40%			3.12%
Net interest margin (1)			3.87%			4.12%			4.23%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

Rate/Volume Analysis.  The following table sets forth the effect of changes in volumes, rates, and rate/volume on tax-equivalent interest income, interest expense and net interest income.

	Year Ended December 31,
	2009 versus 2008				2008 versus 2007
	Increase (decrease) due to changes in:				Increase (decrease) due to changes in:
			Rate/	Net			Rate/	Net
	Volume	Rate	Volume (1)	Change	Volume	Rate	Volume (1)	Change
	(in thousands)
Interest Income:
Federal funds sold and overnight investments.	$(471)	$(480)	$471	$(480)	$(539)	$(757)	$271	$(1,025)
Investment securities:
Taxable	2,789	(2,370)	(350)	69	4,557	577	194	5,328
Nontaxable	2,486	(278)	(73)	2,135	(212)	(55)	1	(266)
Loans	8,615	(2,419)	(609)	5,587	6,073	(2,947)	(565)	2,561
Total interest income	13,419	(5,547)	(561)	7,311	9,879	(3,182)	(99)	6,598

Interest Expense:
Savings and money market deposits	1,707	(725)	(271)	711	661	(749)	(104)	(192)
Time deposits	842	(1,013)	(126)	(297)	761	(3,775)	(285)	(3,299)
Short-term borrowings	(119)	(483)	77	(525)	1,182	(574)	(758)	(150)
Long-term debt	1,899	(140)	(57)	1,702	4,292	(19)	(158)	4,115
Total interest expense	4,329	(2,361)	(377)	1,591	6,896	(5,117)	(1,305)	474

Increase (decrease) in net interest income	$9,090	$(3,186)	$(184)	$5,720	$2,983	$1,935	$1,206	$6,124

(1)
Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors. The rate/volume variance could be allocated between the volume and rate variances shown in the table based on the absolute value of each to the total for both.

Net Interest Income – 2009 Versus 2008

Net interest income on a tax-equivalent basis increased by $5,720,000 or from $46,160,000 in 2008 to $51,880,000 this year.  The most significant reason for the increase is growth in the Bank’s loan portfolio, which, on an average balance basis, grew by $144.2 million, or 25.2%.  Loan growth was funded by an increase in interest-bearing deposits, which, on an average balance basis, grew by $165.5 million, or 27.5%.  Deposit growth in excess of that needed to grow loans was mostly invested in a combination of taxable and nontaxable securities.  Also contributing to the growth in net interest income was a 30 basis point reduction in the overall cost of deposits and borrowings in 2009 resulting from the steady decline in market interest rates in 2008 and the Bank’s ability to lower its deposit rates throughout 2009 in response to more rational pricing in its marketplace.

The positive impact of loan growth and lower deposit and borrowing costs was partially offset by a decline in rates available for investments in loans and securities.  Other offsetting factors were management shortened the average duration of the Bank’s taxable securities portfolio as a prudent measure to, among other things, protect the Bank’s net interest income in the event of an increase in interest rates, and the Bank’s need to temporarily invest excess cash resulting from rapid deposit growth in low yielding balances with correspondent banks until better yielding loans and securities could be originated or purchased.  These offsetting factors are the principal causes of the 38 basis point reduction in the overall yield on interest-earning assets in 2009.

While net interest income increased in 2009, net interest spread declined by 8 basis points as the yield on interest-earning assets declined more than the cost of deposits and borrowings.  Net interest margin declined even more than net interest spread, or by 38 basis points, because a significant portion of the Corporation’s interest-earning assets are funded by noninterest-bearing liabilities and capital. For these assets, a reduction in yield has no offsetting reduction in interest cost and therefore results in a corresponding reduction in net interest margin.  Also negatively impacting net interest margin were deposit rate promotions associated with new branch openings, expansion of existing branches and management’s desire to grow certain categories of deposits.

Net Interest Income – 2008 Versus 2007

Net interest income on a tax-equivalent basis increased by $6,124,000, or from $40,036,000 in 2007 to $46,160,000 in 2008.  The most significant reason for the increase in net interest income was growth in the Bank’s loan portfolio. On an average balance basis, total loans grew by $92.2 million in 2008, or 19.2%.  A majority of the growth in average loan balances was funded by an increase of $61.1 million in average interest bearing deposits and the remainder was funded by an increase in average borrowings.

Also contributing to the increase in net interest income was a borrowing and investing strategy undertaken in the latter part of 2007 and continued in 2008.  This strategy, which accounts for the $127 million of long-term debt at December 31, 2008, is primarily responsible for the increase in average long-term debt of $97 million and the increase in average taxable investment securities of $97.4 million when comparing 2008 to 2007.  Of the total borrowings under this strategy, $75 million have embedded interest rate caps with a notional amount of $120 million.  The borrowings without caps were undertaken to increase current earnings by taking advantage of the spread between borrowing and investing rates for similar duration instruments.  The borrowings with caps also added to earnings, but to a lesser extent because they include the cost of the caps, and were primarily undertaken to protect the Bank’s future earnings in the event of an increase in interest rates.

A decline in interest rates in 2008 was yet another important factor that contributed to the increase in net interest income.  Net interest income increased because the Bank’s interest-bearing deposit liabilities are generally shorter in duration than its interest-earning assets and therefore reprice faster in a changing rate environment.  In addition, short-term interest rates, which are the primary driver of the rates paid by the Bank on its deposit products, declined more than intermediate and longer-term interest rates, which are the primary drivers of the yields available to the Bank on the repricing and origination of loans and purchase of securities. When comparing 2008 to 2007, the overall yield on interest-earning assets declined by 35 basis points while the overall cost of deposits decreased by 86 basis points.

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

Noninterest Income, Noninterest Expense, and Income Taxes

Noninterest income includes service charges on deposit accounts, Investment Management Division income, gains or losses on sales of securities, and all other items of income, other than interest, resulting from the business activities of the Corporation.  Noninterest income increased by $1,485,000, or 23.6%, from $6,281,000 in 2008 to $7,766,000 in 2009.  The increase is almost entirely due to a $1,180,000 increase in net gains on sales of available-for-sale securities and a $518,000 increase in service charge income, as partially offset by a $219,000 decrease in Investment Management Division income.  The gains on sales of securities resulted from the sale of approximately $49 million of available-for-sale securities.  The proceeds of the sale were generally reinvested in securities having a longer duration and average yield slightly higher than the securities sold.  Service charge income increased primarily as a result of an increase in return check charges.  Investment Management Division income is down primarily as a result of a market related decrease in the value of assets under management.

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

Noninterest expense is comprised of salaries, employee benefits, occupancy and equipment expense and other operating expenses incurred in supporting the various business activities of the Corporation.  Noninterest expense was $34,840,000 and $29,689,000 in 2009 and 2008, respectively, representing increases over prior year amounts of $5,151,000, or 17.3%, and $2,305,000, or 8.4%.

The increase in noninterest expense for 2009 is comprised of increases in other operating expenses of $2,053,000, or 33.8%, employee benefits expense of $1,228,000, or 26.7%, occupancy and equipment expense of $1,038,000, or 20.8%, and salaries of $832,000, or 5.9%.  The increase in other operating expenses is largely attributable to a $1,630,000 increase in FDIC deposit insurance expense caused by failures in the industry.  Such failures resulted in an increase in the FDIC’s base assessment rates for 2009 and an industry wide special assessment of 5 basis points on total assets minus Tier 1 capital as of June 30, 2009.  The special assessment cost the Bank approximately $648,000.  Management believes that higher base assessment rates, additional special assessments, or both are likely in 2010 and future years.  Please refer to the section titled “Legislation and Regulatory Matters” for a further discussion on this topic.

The increase in employee benefits expense is largely the result of a $1,041,000 increase in pension plan expense.  The increase resulted from a decline in long-term interest rates and the poor performance of the equity markets in 2008.  Defined benefit pension plan expense will decline by $675,000 in 2010 as a result of improved performance of the equity markets in 2009.  Occupancy and equipment expense increased primarily due to branch expansion, technology upgrades, and maintenance of facilities.  The increase in salaries expense is primarily due to normal annual salary adjustments and additions to staff related to branch expansion.

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

Income tax expense as a percentage of book income (“effective tax rate”) was 18.8% in 2009, 26.3% in 2008 and 20.1% in 2007.  Despite state income taxes, the benefit of tax-exempt income causes the effective tax rate to be considerably lower than the statutory Federal income tax rate of 34%.  The increase in the effective tax rate in 2008 is the result of the Corporation losing the tax benefit derived from its REIT entity and tax-exempt income representing a smaller percentage of income before income taxes.  The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008.  In December 2008, the ownership of the REIT entity within the consolidated group was changed to once again obtain favorable tax treatment. This change, combined with an increase in tax-exempt income, caused the effective tax rate to decrease in 2009.

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

The Bank’s Management Loan Committee, which is chaired by the Senior Lending Officer, meets on a quarterly basis and is responsible for determining the allowance for loan losses after considering, among other things, the results of credit reviews performed by the Bank’s loan review officer.  In addition, and in consultation with the Bank’s Chief Financial Officer, the Management Loan Committee is responsible for implementing and maintaining policies and procedures surrounding the calculation of the required allowance.  The Bank’s allowance for loan losses is subject to periodic examination by the Office of the Comptroller of the Currency, the Bank’s primary federal banking regulator, whose safety and soundness examination includes a determination as to its adequacy to absorb probable incurred losses.

The first step in determining the allowance for loan losses is to identify loans in the Bank’s portfolio that are individually deemed to be impaired.   In doing so, subjective judgments need to be made regarding whether or not it is probable that a borrower will be unable to pay all principal and interest due according to contractual terms.  Once a loan is identified as being impaired, management uses the fair value of the underlying collateral and/or the discounted value of expected future cash flows to determine the amount of the impairment loss, if any, that needs to be included in the overall allowance for loan losses.  In estimating the fair value of real estate collateral management utilizes appraisals and also makes qualitative judgments based on, among other things, its knowledge of the local real estate market and analyses of current economic conditions and trends.  Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgments.  Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life.

In addition to estimating losses for loans individually deemed to be impaired, management also estimates collective impairment losses for pools of loans that are not specifically reviewed.  Statistical information regarding the Bank’s historical loss experience over a period of time is the starting point in making such estimates.  However, future losses could vary significantly from those experienced in the past and accordingly management periodically adjusts its historical loss experience to reflect current conditions.  In doing so, management considers a variety of general qualitative factors and then subjectively determines the weight to assign to each in estimating losses.  The factors include, among others, national and local economic conditions and trends, environmental risks, trends in volume and terms of loans, concentrations of credit, changes in lending policies and procedures, and experience, ability, and depth of the Bank’s lending staff.  Because of the nature of the factors and the difficulty in assessing their impact, management’s resulting estimate of losses may not accurately reflect actual losses in the portfolio.

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

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Nonaccrual loans	$432	$112	$257	$135	$151
Loans past due 90 days or more and still accruing	-	42	95	50	-
Foreclosed real estate	-	-	-	-	-
Total nonperforming assets	432	154	352	185	151
Troubled debt restructurings	200	-	-	-	-
Total risk elements	$632	$154	$352	$185	$151

Nonaccrual loans as a percentage of total loans	.05%	.02%	.05%	.03%	.04%
Nonperforming assets as a percentage of total loans and foreclosed real estate	.05%	.02%	.07%	.04%	.04%
Risk elements as a percentage of total loans and foreclosed real estate	.08%	.02%	.07%	.04%	.04%

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Gross interest income on nonaccrual loans:
Amount that would have been recorded during the year under original terms	$24	$10	$13	$12	$9
Actual amount recorded during the year	16	-	10	-	4

Commitments for additional funds - nonaccrual, restructured, past due loans	None	None	None	None	None

Allowance and Provision for Loan Losses

The allowance for loan losses grew by $4,270,000 during 2009, amounting to $10,346,000, or 1.25% of total loans, at December 31, 2009 as compared to $6,076,000, or .92% of total loans, at December 31, 2008.  During 2009, the Bank had loan chargeoffs and recoveries of $175,000 and $160,000, respectively, and recorded a $4,285,000 provision for loan losses. As previously discussed, in the fourth quarter of 2009 management decided to increase the Bank’s allowance for loan losses relative to gross loans in recognition of, among other things, continuing unfavorable national and local economic conditions, robust loan growth and the high concentration of real estate loans in the Bank’s portfolio.

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

The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)

Balance, beginning of year	$6,076	$4,453	$3,891	$3,282	$2,808
Loans charged off:
Commercial and industrial	162	275	-	65	-
Other	13	50	14	11	25
	175	325	14	76	25
Recoveries of loans charged off:
Commercial and industrial	148	-	-	-	-
Other	12	3	1	15	29
	160	3	1	15	29
Net (chargeoffs) recoveries	(15)	(322)	(13)	(61)	4
Provision for loan losses	4,285	1,945	575	670	470
Balance, end of year	$10,346	$6,076	$4,453	$3,891	$3,282
Ratio of net chargeoffs or recoveries to average loans outstanding	.00%	.06%	.00%	.01%	.00%

The following table sets forth the allocation of the Bank’s total allowance for loan losses by loan type.

	December 31,
	2009		2008		2007		2006		2005
		% of		% of		% of		% of		% of
		Loans		Loans		Loans		Loans		Loans
		To Total		To Total		To Total		To Total		To Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(dollars in thousands)

Commercial and industrial	$971	5.9%	$933	8.1%	$874	11.7%	$833	12.3%	$827	12.4%
Commercial mortgages	5,932	49.5	3,011	41.5	1,785	32.3	1,464	30.7	1,095	28.3
Residential mortgages	2,242	30.1	1,227	32.9	1,026	37.1	914	38.7	843	42.0
Home equity loans	1,102	13.4	706	15.5	551	15.8	497	14.9	348	14.0
Construction loans	43	.4	100	1.4	116	2.2	89	2.2	71	1.9
Other	56	.7	99	.6	101	.9	94	1.2	98	1.4
	$10,346	100.0%	$6,076	100.0%	$4,453	100.0%	$3,891	100.0%	$3,282	100.0%

The amount of future chargeoffs and provisions for loan losses will be affected by, among other things, economic conditions on Long Island and in New York City.  Such conditions could affect the financial strength of the Bank’s borrowers and will affect the value of real estate collateral securing the Bank’s mortgage loans.  Loans secured by real estate represent approximately 93% of the Bank’s total loans outstanding at December 31, 2009.  Most of these loans were made to borrowers domiciled on Long Island and in New York City.  Over the last year or so, general economic conditions on Long Island have deteriorated and residential real estate values have declined.  More recently, commercial real estate values have also declined and commercial real estate vacancies have trended up.  This could cause some of the Bank’s borrowers to be unable to make the required contractual payments on their loans and the Bank to be unable to realize the full carrying value of such loans through foreclosure.  However, management believes that the Bank’s underwriting policies are relatively conservative and, as a result, the Bank should be less affected than the overall market.

Future provisions and chargeoffs could also be affected by environmental impairment of properties securing the Bank’s mortgage loans.  At the present time, management is not aware of any environmental pollution originating on or near properties securing the Bank’s loans that would materially affect the carrying value of such loans.

Off-Balance Sheet Arrangements and Contractual Obligations

The Corporation’s off-balance sheet arrangements and contractual obligations at December 31, 2009 are summarized in the table that follows. Unused home equity lines comprise a substantial portion of the amount shown for commitments to extend credit.  Since some of the commitments to extend credit and letters of credit are expected to expire without being drawn upon and, with respect to unused home equity lines, can be frozen, reduced or terminated by the Bank based on the financial condition of the borrower, the total commitment amounts shown in the table do not necessarily represent future cash requirements.  The amounts shown for long-term debt are based on the contractual maturities of such borrowings and include scheduled principal and interest payments.  The interest payments do not reflect any reduction in payments that the Bank could get from interest rate caps embedded in certain repurchase agreements.  Some of these repurchase agreements can be terminated by the purchaser prior to contractual maturity (see Note F to the Corporation’s 2009 consolidated financial statements for more detailed disclosures regarding repurchase agreements).  The Corporation believes that its current sources of liquidity are more than sufficient to fulfill the obligations it has at December 31, 2009 pursuant to off-balance sheet arrangements and contractual obligations.

		Amount of Commitment Expiration Per Period
			Over	Over
	Total	One	One Year	Three Years	Over
	Amounts	Year	Through	Through	Five
	Committed	or Less	Three Years	Five Years	Years
	(in thousands)

Commitments to extend credit	$118,272	$42,554	$13,887	$7,701	$54,130
Standby letters of credit	3,023	2,605	418	-	-
Commercial letters of credit	435	435	-	-	-
Long-term debt	191,922	6,577	84,259	41,130	59,956
Operating lease obligations	9,769	1,364	2,617	1,686	4,102
Purchase obligations	1,338	348	678	312	-
Time deposits	308,784	220,834	32,458	39,304	16,188
	$633,543	$274,717	$134,317	$90,133	$134,376

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

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Home equity lines generally expire ten years from their date of origination.  Other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year.  The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower.  Collateral held varies but may include mortgages on commercial and residential real estate, security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

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

The purchase obligations shown in the preceding table are pursuant to contracts that the Bank has with providers of data processing services.  Required pension plan contributions for years beyond 2010 are not presently known and are therefore not included in the table. For the Plan year ending September 30, 2010, the Bank has no minimum required pension contribution and a maximum tax deductible contribution of $3,742,000.  The Bank expects to make a contribution within that range by September 30, 2010, but the amount of such contribution has not yet been determined.

Capital

The Corporation’s capital management policy is designed to build and maintain capital levels that exceed regulatory standards. Under current regulatory capital standards, banks are classified as well capitalized, adequately capitalized or undercapitalized. Under such standards, a well-capitalized bank is one that has a total risk-based capital ratio equal to or greater than 10%, a Tier 1 risk-based capital ratio equal to or greater than 6%, and a Tier 1 leverage capital ratio equal to or greater than 5%. The Bank’s total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 15.56%, 14.31% and 7.06%, respectively, at December 31, 2009 exceed the requirements for a well-capitalized bank.  The Corporation (on a consolidated basis) is subject to minimum risk-based and leverage capital requirements, which the Corporation exceeds as of December 31, 2009.

Total stockholders' equity increased by $13,930,000, from $102,532,000 at December 31, 2008 to $116,462,000 at December 31, 2009.  The increase is primarily comprised of net income of $13,463,000, unrealized gains on available-for-sale securities of $3,725,000, and a $1,528,000 increase in the funded status of the Bank’s pension plan, as partially offset by $5,477,000 in cash dividends declared.

Stock Repurchase Program and Market Liquidity.  Since 1988, the Corporation has had a stock repurchase program under which it has purchased from time to time shares of its own common stock in market or private transactions.  Under a plan approved by the Board of Directors in 2008, the Corporation purchased 37,443 shares in 2009 and can purchase 76,568 shares in the future.  The details of the Corporation’s purchases under the stock repurchase program during the fourth quarter of 2009 are set forth in the table that follows.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1)
October 1, 2009 to October 31, 2009	3,276	$26.15	3,276	79,306
November 1, 2009 to November 30, 2009	102	$24.09	102	79,204
December 1, 2009 to December 31, 2009	2,636	$24.41	2,636	76,568

(1)
All shares purchased by the Corporation under its stock repurchase program in the fourth quarter of 2009 were purchased under a 200,000 share plan approved by the Corporation’s Board of Directors on February 21, 2008 and publicly announced on February 22, 2008.  The Corporation’s share repurchase plans do not have fixed expiration dates.

The Corporation periodically reevaluates whether it wants to continue purchasing shares of its own common stock in open market transactions under the safe harbor provisions of Rule 10b-18 or otherwise.  The Corporation significantly reduced its share repurchases in 2009 in order to preserve and build capital.

Russell 3000 and 2000 Indexes.  The Corporation’s common stock was added to the Russell 3000 and Russell 2000 Indexes when they were reconstituted in June 2009.  At that point the average market capitalization of companies in the Russell 2000 Index was $732 million, the median market capitalization was $306 million, the capitalization of the largest company in the index was $1.7 billion, and the capitalization of the smallest company in the index was $78 million.  The Corporation’s market capitalization as of December 31, 2009 was approximately $182 million.

The Corporation believes that inclusion in the Russell indexes has positively impacted the price, trading volume and liquidity of its common stock.  Conversely, if the Corporation’s market capitalization falls below the minimum necessary to be included in the indexes at any future reconstitution date, the opposite could occur.

Performance Graph. The following graph compares the Corporation's total stockholder return over a 5-year measurement period with the NASDAQ Market Index and the NASDAQ Bank Stocks Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE FIRST OF LONG ISLAND CORPORATION,
NASDAQ BANK STOCKS INDEX AND NASDAQ MARKET INDEX
Assumes $100 Invested on January 1, 2005
Assumes Dividends Reinvested
Fiscal Year Ended December 31, 2009

Cash Flows and Liquidity

Cash Flows.  The Corporation’s primary sources of cash are deposit growth, maturities and amortization of loans and investment securities, operations and borrowing.  The Corporation uses cash from these and other sources to fund loan growth, purchase investment securities, expand and improve its physical facilities, pay cash dividends and repurchase common stock under the Corporation’s share repurchase program.  During 2009, the Corporation’s cash and cash equivalent position increased by $11,904,000.  The increase occurred primarily because cash provided by deposit growth, long-term borrowings, and maturities, redemptions and sales of investment securities exceeded the cash used to grow the loan and securities portfolios, repay short-term Federal Home Loan Bank advances, improve physical facilities and pay cash dividends.

Strong deposit inflows during 2009 significantly outpaced loan growth.  Management used the excess funds primarily to purchase short-term collateralized mortgage obligations (“CMOs”) and high-grade municipal securities.  As a result, the Bank’s CMO and municipal security portfolios increased by approximately $181.5 million, or 80%, and $68.9 million, or 48%, respectively.  The short-term CMOs are expected to provide cash flows in the near term that can be used to fund loan growth or pay down borrowings.  The provisions of the American Recovery and Reinvestment Act of 2009 enabled the Bank to purchase certain municipal securities without the usual limitations imposed by the federal alternative minimum tax.  These purchases were made at what the Bank believes to be attractive tax-exempt yields.

Liquidity.  The Bank has both internal and external sources of liquidity that can be used to fund loan growth and accommodate deposit outflows.  The Bank’s primary internal sources of liquidity are its overnight investments, investment securities designated as available-for-sale, and maturities and monthly payments on its investment securities and loan portfolios.  At December 31, 2009, the Bank had approximately $321 million in unencumbered available-for-sale securities.

The Bank is a member of the Federal Reserve Bank of New York (“FRB”) and the Federal Home Loan Bank of New York (“FHLB”), has repurchase agreements in place with a number of brokerage firms and commercial banks and has federal funds lines with several commercial banks.  In addition to customer deposits, the Bank’s primary external sources of liquidity are secured borrowings from the FRB, FHLB and repurchase agreement counterparties.  In addition, the Bank can purchase overnight federal funds under its existing lines.  However, the Bank’s FRB membership, FHLB membership, repurchase agreements and federal funds lines do not represent legal commitments to extend credit to the Bank.  The amount that the Bank can potentially borrow is currently dependent on, among other things, the amount of unencumbered eligible securities and loans that the Bank can use as collateral and the collateral margins required by the lenders.  At December 31, 2009, the Bank had unencumbered securities and loans of over $1 billion that are eligible collateral for borrowings.

Market Risk

The Bank invests in interest-earning assets which are funded by interest-bearing deposits and borrowings, noninterest-bearing deposits and capital.  The Bank’s results of operations are subject to risk resulting from interest rate fluctuations in general and having assets and liabilities that have different maturity, repricing and prepayment/withdrawal characteristics.  The Bank defines interest rate risk as the risk that the Bank's earnings and/or net portfolio value (present value of expected future cash flows from assets less the present value of expected future cash flows from liabilities) will change when interest rates change.  The principal objective of the Bank’s asset/liability management activities is to maximize net interest income while at the same time maintain acceptable levels of interest rate and liquidity risk and facilitate the funding needs of the Bank.

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

The table that follows summarizes the Corporation's cumulative interest repricing gap at December 31, 2009 based upon significant estimates and assumptions that the Corporation believes to be reasonable.  The table arranges interest-earning assets and interest-bearing liabilities according to the period in which they contractually mature or, if earlier, are estimated to repay or reprice.  Repayment and repricing estimates are based on internal data and management’s assumptions about factors that are inherently uncertain.  These factors include, among others, prepayment speeds, changes in market interest rates and the Bank’s response thereto, early withdrawal of deposits and competition.  The balances of non-maturity deposit products have been included in categories beyond three months in the table because management believes, based on past experience and its knowledge of current competitive pressures, that the repricing of these products will lag market changes in interest rates to varying degrees.  The table does not reflect any protection against interest rate changes that the Corporation may have as a result of its ownership of derivative instruments such as interest rate caps or floors.  The only such instruments that the Corporation owns at December 31, 2009 are the interest rate caps disclosed in Note F to the Corporation’s December 31, 2009 consolidated financial statements.

	Repricing Period
		Over	Over		Over
		Three	Six		One Year
	Three	Months	Months	Total	Through	Over	Non-
	Months	Through	Through	Within	Five	Five	interest-
	or Less	Six Months	One Year	One Year	Years	Years	Sensitive	Total
Assets:	(in thousands)
Overnight Investments	$219	$-	$-	$219	$-	$-	$-	$219
Investment securities	44,539	44,036	83,420	171,995	297,463	286,710	11,605	767,773
Loans	200,637	38,087	76,170	314,894	418,295	93,163	(9,032)	817,320
Other assets	12,637	-	12,167	24,804	-	-	65,053	89,857
	258,032	82,123	171,757	511,912	715,758	379,873	67,626	1,675,169
Liabilities & Stockholders' Equity:
Checking deposits	-	-	-	-	-	-	333,853	333,853
Savings & money market deposits	509,334	10,024	20,048	539,406	95,507	-	-	634,913
Time deposits, $100,000 and over	128,737	20,909	21,187	170,833	38,348	7,818	-	216,999
Time deposits, other	25,786	13,620	10,595	50,001	33,414	8,370	-	91,785
Borrowed funds	111,407	-	-	111,407	107,000	55,000	-	273,407
Other liabilities	-	-	-	-	-	-	7,750	7,750
Stockholders' equity	-	-	-	-	-	-	116,462	116,462
	775,264	44,553	51,830	871,647	274,269	71,188	458,065	1,675,169
Interest-rate sensitivity gap	$(517,232)	$37,570	$119,927	$(359,735)	$441,489	$308,685	$(390,439)	$-
Cumulative interest-rate sensitivity gap	$(517,232)	$(479,662)	$(359,735)	$(359,735)	$81,754	$390,439	$-	$-

As shown in the preceding table, the Bank has a significant volume of deposit accounts and borrowings that are subject to repricing as short-term interest rates change.  Since the amount of these liabilities outweighs the assets held by the Bank whose pricing is tied to short-term interest rates, an increase in short-term interest rates should negatively impact the Bank’s net interest income in the near term.  The interest rate caps owned by the Bank at December 31, 2009 may help to reduce the negative impact.  In addition, the Bank can reduce the magnitude of the negative impact by not increasing the rates paid on its deposit accounts as quickly or in the same amount as market increases in the overnight funds rate, the prime lending rate, or other short-term rates.  Conversely, a decrease in short-term interest rates should positively impact the Bank’s net interest income in the near term.  However, if short-term rates decline and the Bank cannot, due to competitive pressures and/or the absolute level of rates, decrease its deposit rates as quickly or in the same amount as decreases in market interest rates, the magnitude of the positive impact will decline and the impact could even be negative.

The table that follows is provided pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission (“SEC”). The information provided in the following table is based on significant estimates and assumptions and constitutes, like certain other statements included herein, a forward-looking statement.  The base case information in the table shows (1) an estimate of the Corporation’s net portfolio value at December 31, 2009 arrived at by discounting estimated future cash flows at current market rates and (2) an estimate of net interest income on a tax-equivalent basis for the year ending December 31, 2010 assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at current rate levels and repricing balances are adjusted to current rate levels.  For purposes of the base case, nonmaturity deposits are included in the calculation of net portfolio value at their carrying amount.  The rate change information in the table shows estimates of net portfolio value at December 31, 2009 and net interest income on a tax-equivalent basis for the year ending December 31, 2010 assuming rate changes of plus 100 and 200 basis points and minus 100 and 200 basis points. The changes in net portfolio value from the base case have not been tax affected.  In addition, cash flows for nonmaturity deposits are based on a decay or runoff rate of six years.  Also, rate changes are assumed to be shock or immediate changes and occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the assumed rate level and adjusting repricing balances to the assumed rate level.

Based on the foregoing assumptions and as depicted in the table that follows, an immediate increase in interest rates of 100 or 200 basis points would have a negative effect on net interest income over a one-year time period.  This is principally because the Bank’s interest-bearing deposit accounts are assumed to reprice faster than its loans and investment securities.  However, if the Bank does not increase the rates paid on its deposit accounts as quickly or in the same amount as increases in market interest rates, the magnitude of the negative impact will decline.  If the Bank does not increase its deposit rates at all, the impact should be positive.  Over a longer period of time, and assuming that interest rates remain stable after the initial rate increase and the Bank purchases securities and originates loans at yields higher than those maturing and reprices loans at higher yields, the impact of an increase in interest rates should be positive.  This occurs primarily because with the passage of time more loans and investment securities will reprice at the higher rates and there will be no offsetting increase in interest expense for those loans and investment securities funded by noninterest-bearing checking deposits and capital.  Generally, the reverse should be true of an immediate decrease in interest rates of 100 or 200 basis points.  However, the positive impact of a decline in interest rates of 100 or 200 basis points is currently constrained by the fact that the annual percentage yield on many of the Bank’s deposit products is below 2% and for some products even below 1%.

	Net Portfolio Value at		Net Interest Income
	December 31, 2009		for 2010
		Percent		Percent
		Change		Change
		From		From
Rate Change Scenario	Amount	Base Case	Amount	Base Case
	(dollars in thousands)

+ 200 basis point rate shock	$80,260	(19.4)%	$46,434	(20.4)%
+ 100 basis point rate shock	89,654	(10.0)	52,397	(10.2)
Base case (no rate change)	99,591	-	58,360	-
- 100 basis point rate shock	110,152	10.6	63,889	9.5
- 200 basis point rate shock	121,684	22.2	63,567	8.9

Legislation and Regulatory Matters

Under current law, the FDIC is required to keep the Deposit Insurance Fund (“DIF”) at a level between 1.15% and 1.50% of insured deposits and set an informal target within that range to guide its policy.  The current target level is 1.25%.  The DIF has been severely depleted by recent Bank failures.  The DIF balance, which is a negative $20.9 billion at December 31, 2009, would need to be increased by $82.9 billion to be at the statutory minimum of 1.15% of insured deposits.  Under current law, the FDIC must replenish the DIF to the statutory minimum by the first quarter of 2014.  In addition, the Obama administration has recently suggested that it may be appropriate to consider raising the target level to a level above 1.50% in order to maintain positive DIF balances during future economic downturns.  Management believes that replenishment of the DIF to the statutory minimum or some higher amount by the first quarter of 2014 is likely to require higher assessment rates, additional special assessments or both.  The implementation of such measures by the FDIC could have a significant adverse impact on the Bank’s future results of operations.

The provisions of the American Recovery and Reinvestment Act of 2009 enabled the Bank to purchase certain municipal securities issued in 2009 at what the Bank believes to be attractive yields without the usual limitations imposed by the federal alternative minimum tax (“AMT”).  The provisions of the Act enable the Bank to make such purchases again in 2010.  However, beginning in 2011, the Bank’s purchase of tax-exempt municipal securities will once again be subject to the limitations of the AMT.  This could have an adverse impact on the income the Bank is able to earn on its securities portfolio.

The New York State Department of Taxation and Finance has undertaken a project to reform the State’s corporate income tax system that would, among other things, revamp general corporation tax law under Article 9-A and merge into Article 9-A bank tax law under Article 32.  The proposed changes would be effective for tax years beginning on or after January 1, 2011.  If enacted into law, the changes could have a material adverse impact on the Bank’s results of operations because they could result in a significant reduction or elimination of the tax benefit that the Corporation receives from FNY and the REIT and otherwise cause the Corporation’s New York State tax burden to increase.

Commercial checking deposits currently account for approximately 19% of the Corporation’s total deposits.  Congress has been considering legislation that would allow corporate customers to cover checks by sweeping funds from interest-bearing deposit accounts each business day and repeal the prohibition of the payment of interest on corporate checking deposits.  Either could have a material adverse impact on the Corporation’s future results of operations.

Significant legislation is pending regarding systemic risk and regulatory reform of the banking industry that could impact the Corporation.  In particular, the House of Representatives approved a regulatory reform bill, HR 4173, in December 2009.  The bill combines several pieces of legislation designed to improve the regulatory system’s framework and avoid a repeat of the financial crisis.  Legislation addressing these issues is also being discussed in the Senate.  The impact of these initiatives on the Bank is currently uncertain.

The SEC is currently considering the incorporation of International Financial Reporting Standards (“IFRS”) into the U.S. financial reporting system and is scheduled to make a determination by 2011.  If IFRS is adopted by the SEC, the first time that U.S. companies would report under IFRS would be no earlier than 2015.  The Corporation is evaluating the impact of the adoption of IFRS on its results of operations, financial position and disclosures.

Forward Looking Statements

 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains various forward-looking statements with respect to financial performance and other business matters.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of The First of Long Island Corporation is responsible for establishing and maintaining adequate internal control over financial reporting, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  The First of Long Island Corporation’s system of internal control over financial reporting was designed by or under the supervision of the Corporation’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of the preparation of the Corporation’s financial statements for external and regulatory reporting purposes, in accordance with U.S. generally accepted accounting principles.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The First of Long Island Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by COSO. Based on the assessment, management determined that, as of December 31, 2009, the Corporation’s internal control over financial reporting is effective.  Crowe Horwath LLP, an independent registered public accounting firm, has expressed an opinion of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009 in their report which appears on page 61.

March 16, 2010

/s/ MICHAEL N. VITTORIO
Michael N. Vittorio
President & Chief Executive Officer

/s/ MARK D. CURTIS
Mark D. Curtis
Senior Vice President & Treasurer

C O N S O L I D A T E D B A L A N C E S H E E T S

	December 31,
	2009	2008
Assets:
Cash and due from banks	$33,123,000	$20,924,000
Overnight investments	219,000	514,000
Cash and cash equivalents	33,342,000	21,438,000

Investment securities:
Held-to-maturity, at amortized cost (fair value of $133,233,000 and $172,640,000)	128,979,000	169,480,000
Available-for-sale, at fair value (amortized cost of $627,189,000 and $373,346,000)	638,794,000	378,773,000
	767,773,000	548,253,000
Loans:
Commercial and industrial	48,891,000	53,555,000
Secured by real estate:
Commercial mortgages	409,681,000	273,097,000
Residential mortgages	248,888,000	216,654,000
Home equity	109,010,000	99,953,000
Construction and land development	3,050,000	9,175,000
Other	5,763,000	3,761,000
	825,283,000	656,195,000
Net deferred loan origination costs	2,383,000	1,939,000
	827,666,000	658,134,000
Allowance for loan losses	(10,346,000)	(6,076,000)
	817,320,000	652,058,000

Federal Home Loan Bank stock, at cost	7,882,000	6,199,000
Bank premises and equipment, net	18,090,000	12,593,000
Prepaid income taxes..	179,000	-
Deferred income tax benefits	-	1,638,000
Bank-owned life insurance	12,167,000	11,650,000
Prepaid FDIC assessment	5,331,000	-
Other assets	13,085,000	7,780,000
	$1,675,169,000	$1,261,609,000
Liabilities:
Deposits:
Checking	$333,853,000	$324,138,000
Savings and money market	634,913,000	384,047,000
Time, $100,000 and over	216,999,000	134,050,000
Time, other	91,785,000	58,102,000
	1,277,550,000	900,337,000
Short-term borrowings	111,407,000	124,122,000
Long-term debt	162,000,000	127,000,000
Accrued expenses and other liabilities	6,002,000	7,543,000
Current income taxes payable	-	75,000
Deferred income taxes payable	1,748,000	-
	1,558,707,000	1,159,077,000
Commitments and Contingent Liabilities (Note M)

Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 20,000,000 shares;
Issued and outstanding, 7,213,056 and 7,194,747 shares	721,000	719,000
Surplus	2,043,000	1,354,000
Retained earnings	110,047,000	102,061,000
	112,811,000	104,134,000
Accumulated other comprehensive income (loss) net of tax	3,651,000	(1,602,000)
	116,462,000	102,532,000
	$1,675,169,000	$1,261,609,000

See notes to consolidated financial statements

C O N S O L I D A T E D S T A T E M E N T S O F I N C O M E

	Year Ended December 31,
	2009	2008	2007
Interest and dividend income:
Loans	$39,753,000	$34,163,000	$31,627,000
Investment securities:
Taxable	18,926,000	18,857,000	13,529,000
Nontaxable	7,595,000	6,186,000	6,362,000
Federal funds sold and overnight investments	-	480,000	1,505,000
	66,274,000	59,686,000	53,023,000
Interest expense:
Savings and money market deposits	5,287,000	4,576,000	4,768,000
Time deposits	6,485,000	6,782,000	10,081,000
Short-term borrowings	221,000	746,000	896,000
Long-term debt	6,341,000	4,639,000	524,000
	18,334,000	16,743,000	16,269,000
Net interest income	47,940,000	42,943,000	36,754,000
Provision for loan losses	4,285,000	1,945,000	575,000
Net interest income after provision for loan losses	43,655,000	40,998,000	36,179,000

Noninterest income:
Investment Management Division income	1,484,000	1,703,000	1,786,000
Service charges on deposit accounts	3,503,000	2,985,000	2,883,000
Net gains (losses) on sales of available-for-sale securities	1,428,000	248,000	(234,000)
Other	1,351,000	1,345,000	1,147,000
	7,766,000	6,281,000	5,582,000
Noninterest expense:
Salaries	14,869,000	14,037,000	13,637,000
Employee benefits	5,827,000	4,599,000	3,991,000
Occupancy and equipment expense	6,025,000	4,987,000	4,420,000
Other operating expenses	8,119,000	6,066,000	5,336,000
	34,840,000	29,689,000	27,384,000

Income before income taxes	16,581,000	17,590,000	14,377,000
Income tax expense	3,118,000	4,628,000	2,895,000
Net Income	$13,463,000	$12,962,000	$11,482,000

Weighted average:
Common shares	7,203,064	7,225,530	7,553,495
Dilutive stock options and restricted stock units	106,520	69,012	73,740
	7,309,584	7,294,542	7,627,235
Earnings per share:
Basic	$1.87	$1.79	$1.52
Diluted	$1.84	$1.78	$1.51

Cash dividends declared per share	$.76	$.66	$.58

See notes to consolidated financial statements

C O N S O L I D A T E D S T A T E M E N T O F C H A N G E S
I N S T O C K H O L D E R S' E Q U I T Y

						Accumulated
						Other
				Compre-		Compre-
	Common Stock			hensive	Retained	hensive
	Shares	Amount	Surplus	Income	Earnings	Income (Loss)	Total
Balance, January 1, 2007	3,793,575	$379,000	$525,000		$95,122,000	$(465,000)	$95,561,000
Net Income				$11,482,000	11,482,000		11,482,000
Other comprehensive income, net of tax and reclassification adjustment				2,164,000		2,164,000	2,164,000
Comprehensive income				$13,646,000
Repurchase of common stock	(183,015)	(18,000)	(3,701,000)				(3,719,000)
Common stock issued under stock compensation plans, including tax benefit	39,202	4,000	766,000				770,000
2-for-1 stock split	3,804,623	380,000			(380,000)
Stock-based compensation			506,000				506,000
Cash dividends declared					(4,380,000)		(4,380,000)
Transfer from retained earnings to surplus			2,000,000		(2,000,000)
Balance, December 31, 2007	7,454,385	745,000	96,000		99,844,000	1,699,000	102,384,000
Net Income				$12,962,000	12,962,000		12,962,000
Other comprehensive loss, net of tax and reclassification adjustment				(3,301,000)		(3,301,000)	(3,301,000)
Comprehensive income				$9,661,000
Repurchase of common stock	(298,322)	(30,000)	(5,734,000)				(5,764,000)
Common stock issued under stock compensation plans, including tax benefit	38,684	4,000	542,000				546,000
Stock-based compensation			450,000				450,000
Cash dividends declared					(4,745,000)		(4,745,000)
Transfer from retained earnings to surplus			6,000,000		(6,000,000)
Balance, December 31, 2008	7,194,747	719,000	1,354,000		102,061,000	(1,602,000)	102,532,000
Net Income				$13,463,000	13,463,000		13,463,000
Other comprehensive income, net of tax and reclassification adjustment				5,253,000		5,253,000	5,253,000
Comprehensive income				$18,716,000
Repurchase of common stock	(37,443)	(4,000)	(953,000)				(957,000)
Common stock issued under stock compensation plans, including tax benefit	55,752	6,000	961,000				967,000
Stock-based compensation			681,000				681,000
Cash dividends declared					(5,477,000)		(5,477,000)
Balance, December 31, 2009	7,213,056	$721,000	$2,043,000		$110,047,000	$3,651,000	$116,462,000

See notes to consolidated financial statements

C O N S O L I D A T E D S T A T E M E N T S O F C A S H F L O W S

	Year Ended December 31,
	2009	2008	2007
Cash Flows From Operating Activities:
Net income	$13,463,000	$12,962,000	$11,482,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,285,000	1,945,000	575,000
Deferred income tax credit	(72,000)	(229,000)	-
Depreciation and amortization	2,154,000	1,831,000	1,536,000
Premium amortization on investment securities, net	2,353,000	544,000	358,000
Net losses (gains) on sales of available-for-sale securities	(1,428,000)	(248,000)	234,000
Stock-based compensation expense	681,000	450,000	506,000
Accretion of cash surrender value on bank-owned life insurance	(517,000)	(492,000)	(449,000)
Decrease (increase) in prepaid income taxes	(179,000)	-	240,000
Increase in prepaid FDIC assessment	(5,331,000)	-	-
Increase in other assets	(2,772,000)	(2,355,000)	(1,159,000)
Decrease in accrued expenses and other liabilities	(1,689,000)	(27,000)	(17,000)
Increase (decrease) in income taxes payable	(75,000)	38,000	37,000
Net cash provided by operating activities	10,873,000	14,419,000	13,343,000

Cash Flows From Investing Activities:
Proceeds from sales of available-for-sale securities	50,697,000	36,993,000	14,578,000
Proceeds from maturities and redemptions of investment securities:
Held-to-maturity	42,608,000	28,410,000	43,537,000
Available-for-sale	147,347,000	66,569,000	95,708,000
Purchase of investment securities:
Held-to-maturity	(2,068,000)	(4,637,000)	(18,477,000)
Available-for-sale	(452,851,000)	(206,897,000)	(145,049,000)
Net increase in loans to customers	(169,547,000)	(132,917,000)	(76,087,000)
Net increase in Federal Home Loan Bank stock	(1,683,000)	(5,015,000)	-
Purchases of bank premises and equipment	(7,651,000)	(3,502,000)	(3,763,000)
Net cash used in investing activities	(393,148,000)	(220,996,000)	(89,553,000)

Cash Flows From Financing Activities:
Net increase in total deposits	377,213,000	31,299,000	44,241,000
Net increase (decrease) in short-term borrowings	(12,715,000)	112,012,000	(16,033,000)
Proceeds from long-term debt	35,000,000	47,000,000	80,000,000
Proceeds from exercise of stock options	901,000	525,000	694,000
Tax benefit of stock options	66,000	21,000	76,000
Repurchase and retirement of common stock	(957,000)	(5,764,000)	(3,719,000)
Cash dividends paid	(5,329,000)	(4,575,000)	(5,342,000)
Net cash provided by financing activities	394,179,000	180,518,000	99,917,000
Net increase (decrease) in cash and cash equivalents	11,904,000	(26,059,000)	23,707,000
Cash and cash equivalents, beginning of year	21,438,000	47,497,000	23,790,000
Cash and cash equivalents, end of year	$33,342,000	$21,438,000	$47,497,000

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,443,000	$1,295,000	$1,125,000

The Corporation made interest payments of $17,365,000, $17,159,000, and $15,590,000 and income tax payments of $3,377,000, $4,797,000, and $2,541,000 in 2009, 2008 and 2007, respectively.

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

The Bank evaluates declines in fair value below the amortized cost basis for individual securities.  In estimating other than temporary declines, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) whether the Bank intends to sell, or it is more likely than not that it will be required to sell, before recovery of its amortized cost basis.  If a decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as a realized loss.  The new cost basis is not changed for subsequent recoveries, if any, in fair value.  Subsequent increases in the fair value of available-for-sale securities are included in other comprehensive income and subsequent decreases in fair value, if not an other-than-temporary impairment, are also included in other comprehensive income.

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

The accrual of interest income on loans is discontinued when a loan becomes 90 days past due as to principal or interest payments and any accrued but unpaid interest is reversed against current period income unless the loan is well secured and in the process of collection.  The valuation allowance for nonaccrual and other impaired loans is reported within the overall allowance for loan losses.  At December 31, 2009, the Bank had nonaccrual loans of $432,000 and no loans past due 90 days or more as to principal and interest payments and still accruing.  At December 31, 2008, the Bank had nonaccrual loans of $112,000 and loans past due 90 days or more as to principal and interest payments and still accruing of $42,000.

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

Bank Premises and Equipment

Land is carried at cost.  Other Bank premises and equipment are carried at cost, less accumulated depreciation and amortization.  Buildings are depreciated using the straight-line method over their estimated useful lives, which range from thirty-one to forty years.  Building improvements are depreciated using the straight-line method over the then remaining lives of the buildings or their estimated useful lives, whichever is shorter.  Leasehold improvements are amortized using the straight-line method over the remaining lives of the leases or their estimated useful lives, whichever is shorter.  The lives of the respective leases range between five and twenty years.  Furniture, fixtures, and equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to ten years.

Bank-owned Life Insurance

The Bank is the owner and beneficiary of insurance policies on the lives of certain executives.  Bank-owned life insurance is recorded at the lower of its cash surrender value or the amount that can be realized.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank of New York (“FHLB”) and as such is required to own a certain amount of stock based on membership and the level of FHLB advances.  FHLB stock is carried at cost, classified as a restricted stock, and periodically evaluated for impairment based on the prospects for the ultimate recovery of cost.  Cash dividends, if any, are reported as income.

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

 Stockholders’ Equity

Earnings Per Share.  Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if outstanding stock options and restricted stock units (“RSUs”) were converted into shares of common stock that then shared in the earnings of the Corporation.  Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive stock options and RSUs.  There were 64,300, 275,762 and 308,420 antidilutive stock options at December 31, 2009, 2008 and 2007, respectively, and no antidilutive RSUs.  Other than the stock options and RSUs described in Note J and the Rights described in Note I, the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

Stock Repurchase Program. Since 1988, the Corporation has had a stock repurchase program under which it is authorized to purchase shares of its own common stock in market or private transactions.  At December 31, 2009, and in accordance with prior approval by its Board of Directors, the Corporation was authorized to purchase 76,568 shares of stock.  Share repurchases are financed through available corporate cash.

Shares Tendered Upon The Exercise of Stock Options.  The line captioned repurchase and retirement of common stock in the Consolidated Statement of Changes in Stockholders’ Equity includes common stock tendered upon the exercise of stock options of 1,843 shares in 2008 with a value of $40,000, and 2,215 shares in 2007 with a value of $43,000.  No shares of common stock were tendered upon the exercise of stock options in 2009.

Stock-based Compensation

The Corporation has a stock-based compensation plan as more fully described in Note J.  Compensation cost is recognized for stock options and RSUs issued to employees based on the grant date fair value of the award.  The cost is recognized over the period during which an employee is required to provide service in exchange for the award which is usually the vesting period.

Comprehensive Income

Comprehensive income includes net income and other comprehensive income.  Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.  Other comprehensive income for the Corporation consists of unrealized holding gains or losses on available-for-sale securities and changes in the funded status of the Bank’s defined benefit pension plan, both net of related income taxes.  Accumulated other comprehensive income is recognized as a separate component of stockholders’ equity.

The components of other comprehensive income (loss) and the related tax effects are as follows:

	2009	2008	2007
	(in thousands)
Unrealized holding gains on available-for-sale securities:
Change arising during period	$7,606	$2,921	$2,118
Reclassification adjustment for (gains) losses included in net income	(1,428)	(248)	234
Net unrealized gains on available-for-sale securities	6,178	2,673	2,352
Tax effect	2,453	1,061	933
	3,725	1,612	1,419

Change in funded status of pension plan:
Change arising during period	2,510	(8,172)	1,220
Amortization of prior service cost included in pension expense	23	25	20
	2,533	(8,147)	1,240
Tax effect	1,005	(3,234)	495
	1,528	(4,913)	745
Other comprehensive income (loss)	$5,253	$(3,301)	$2,164

The following sets forth the components of accumulated other comprehensive income, net of tax:

		Current
	Balance	Period	Balance
	12/31/08	Change	12/31/09
	(in thousands)
Unrealized holding gains on available-for-sale securities	$3,273	$3,725	$6,998
Unrealized actuarial gains (losses) on pension plan	(4,875)	1,528	(3,347)
Total accumulated cther comprehensive Income (loss)	$(1,602)	$5,253	$3,651

Embedded Derivative Instruments

Under generally accepted accounting principles, changes in the fair value of embedded derivative instruments with economic characteristics and risks that are clearly and closely related to the economic characteristics and risks of the related host contracts are not recognized in earnings in the period of change.  Generally, all other embedded derivative instruments, unless they are embedded in contracts that are remeasured at fair value with changes in fair value reported in earnings as they occur, are accounted for as fair value hedges, cash flow hedges, foreign currency hedges or nonhedging instruments.

Operating Segments

While senior management monitors the revenue streams of the Bank’s various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis.  Accordingly, all of the financial operations are considered by senior management to be aggregated in one reportable operating segment.

Investment Management Division

Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying consolidated financial statements. The Investment Management Division records fees on the accrual basis.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Subsequent Events

The Corporation’s management has evaluated subsequent events through March 16, 2010, which is the date of issuance of these financial statements.

Adoption of New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 160 “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which is now a part of FASB Accounting Standards Codification (“ASC”) 810 “Consolidation.”  This standard changes the accounting and reporting for minority interests.  Under SFAS No. 160, minority interests are recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheet.   SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.  The adoption of this Standard on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”), which is now a part of ASC 815 “Derivatives and Hedging.”  SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The adoption of this Standard on January 1, 2009 had no impact on the Corporation’s disclosures.

In February 2008, the FASB issued Staff Position (“FSP”) 157-2 “Effective Date of FASB Statement No. 157”, which is now a part of ASC 820 “Fair Value Measurements and Disclosures.”  This FSP delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are periodically recognized or disclosed at fair value, to fiscal years beginning after November 15, 2008.  The adoption of FSP 157-2 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

In February 2008, the FASB issued FSP FAS 140-3 “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”, which is now a part of ASC 860 “Transfers and Servicing.”  This FSP resolves questions about the accounting for repurchase financings.  This FSP is effective for repurchase financings in which the initial transfer is entered into in fiscal years beginning after November 15, 2008.  The adoption of FSP FAS 140-3 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which is now a part of ASC 260 “Earnings per Share.”  This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.”  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  The adoption of FSP EITF 03-6-1 on January 1, 2009 had no impact on the Corporation’s consolidated financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets”, which is now a part of ASC 715 “Compensation – Retirement Benefits.”  This FSP amends FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP is effective for financial statements issued for fiscal years ending after December 15, 2009.  The adoption of FSP FAS 132(R)-1 on December 31, 2009 resulted in the disclosures included under “Fair Value of Plan Assets” in Note K to the consolidated financial statements.

In April 2009, the FASB issued FSP FAS No. 115-2 and 124-2 “Recognition and Presentation of Other-than-temporary Impairments", which is now a part of ASC 320 “Investments – Debt and Equity Securities.”  FSP FAS No. 115-2 and 124-2 amends existing guidance for determining whether impairment is other-than-temporary for debt securities.  This FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.    Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities.  This FSP is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of FSP FAS No. 115-2 and 124-2 on April 1, 2009 resulted in the disclosures included under the caption “Other-than-temporary Impairment” in Note B to the consolidated financial statements.

In April 2009, the FASB issued FSP FAS No. 157-4 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which is now a part of ASC 820 “Fair Value Measurements and Disclosures.”  This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.  The FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity.   In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value.  The FSP also requires increased disclosures.  This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.  The adoption of FSP FAS No. 157-4 on June 30, 2009 resulted in the disclosures included under the caption “Financial Instruments Recorded at Fair Value” in Note N to the consolidated financial statements but did not impact the Corporation’s results of operations or financial position.

In April 2009, the FASB issued FSP FAS 141(R)-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, which is now a part of ASC 805 “Business Combinations.”   FSP FAS 141(R)-1 amends and clarifies FASB Statement No. 141 (revised 2007), “Business Combinations”, to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  FSP FAS 141(R)-1 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The adoption of this standard in 2009 has had no impact on the Corporation’s financial position or results of operations because the Corporation has had no business combinations to which the standard would apply.

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”, which is now a part of ASC 855 “Subsequent Events.”  The objective of this statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.   SFAS No. 165 is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of SFAS No. 165 on April 1, 2009 resulted in the disclosure included under the caption “Subsequent Events” in Note A to the consolidated financial statements

In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-01 “Topic 105-Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 - The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles.”  The ASC has become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of this Statement, the ASC supersedes all then-existing non-SEC accounting and reporting standards.  All other nongrandfathered non-SEC accounting literature not included in the ASC became nonauthoritative.  This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

In August 2009, the FASB issued ASU 2009-05 “Measuring Liabilities at Fair Value.”  The objective of this ASU is to provide guidance on the fair value measurement of liabilities.  ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance.  The adoption of ASU 2009-05 on October 1, 2009 had no impact on the Corporation’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification.”  This ASU provides amendments to ASC 810 “Consolidation” and related guidance within U.S. GAAP.  This ASU is effective for interim and annual periods ending after December 15, 2009.  The amendments in ASU 2010-02 had no impact on the Corporation’s results of operations, financial position or disclosures.

In January 2010, the FASB issued ASU 2010-05 “Escrowed Share Arrangements and the Presumption of Compensation.”  This ASU codifies EITF Topic D-110 “Escrowed Share Arrangements and the Presumption of Compensation”, which is now included in ASC 718 “Compensation – Stock Compensation.”  The amendments in ASU 2010-05 had no impact on the Corporation’s results of operations, financial position or disclosures.

Impact of Not Yet Effective Authoritative Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140”, which is now part of ASC 860 “Transfers and Servicing.”  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets.  SFAS No. 166 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009.  The recognition and measurement provisions of this statement shall be applied to transfers that occur on or after the effective date.  The adoption of SFAS No. 166 on January 1, 2010 did not impact the Corporation’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”, which is now part of ASC 810 “Consolidations.”  The objective of this Statement is to improve financial reporting by enterprises involved with variable interest entities. The Statement addresses the effects on certain provisions of FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities” as a result of the elimination of the qualifying special-purpose entity concept in FASB Statement No. 166.  SFAS No. 167 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009.  The adoption of SFAS No. 167 on January 1, 2010 did not impact the Corporation’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06 “Improving Disclosures about Fair Value Measurements.”  This ASU requires more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3.  This ASU is effective for interim and annual periods beginning after December 15, 2009, except for disclosures regarding the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for interim and annual periods beginning after December 15, 2010.  Management is currently evaluating the impact of ASU 2010-06 on the Corporation’s disclosures.

NOTE B – INVESTMENT SECURITIES

The following table sets forth the amortized cost and estimated fair values of the Bank’s investment securities at December 31, 2009 and 2008.

	2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held-to-Maturity Securities:	(in thousands)
State and municipals	$57,875	$1,924	$(48)	$59,751
Pass-through mortgage securities	16,882	604	-	17,486
Collateralized mortgage obligations	54,222	1,774	-	55,996
	$128,979	$4,302	$(48)	$133,233
Available-for-Sale Securities:
U.S. government agencies	$5,000	$8	$-	$5,008
State and municipals	150,509	4,378	(374)	154,513
Pass-through mortgage securities	122,186	4,349	(113)	126,422
Collateralized mortgage obligations	349,494	4,450	(1,093)	352,851
	$627,189	$13,185	$(1,580)	$638,794

	2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held-to-Maturity Securities:	(in thousands)
State and municipals	$66,817	$1,708	$(228)	$68,297
Pass-through mortgage securities	20,802	447	(1)	21,248
Collateralized mortgage obligations	81,861	1,330	(96)	83,095
	$169,480	$3,485	$(325)	$172,640
Available-for-Sale Securities:
U.S. government agencies	$33,555	$130	$-	$33,685
State and municipals	74,625	2,375	(359)	76,641
Pass-through mortgage securities	122,465	2,324	(19)	124,770
Collateralized mortgage obligations	142,701	1,052	(76)	143,677
	$373,346	$5,881	$(454)	$378,773

Substantially all of the Corporation’s municipal securities are rated A or better.  The Corporation’s pass-through mortgage security portfolio at December 31, 2009 is comprised of $121,665,000, $20,173,000 and $1,466,000 issued by the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“FNMA”), and the Federal Home Loan Mortgage Corporation (“FHLMC”), respectively.  Each issuer’s pass-through securities are backed by residential mortgages conforming to its underwriting guidelines and each issuer guarantees the timely payment of principal and interest on its securities.  All of the Corporation’s collateralized mortgage obligations (“CMOs”) were issued by GNMA and such securites are backed by GNMA residential pass-through mortgage securities.  GNMA guarantees the timely payment of principal and interest on its CMOs and the underlying pass-through mortgage securities.  Obligations of GNMA represent full faith and credit obligations of the U.S. government (the “Government”), while obligations of FNMA, which is a corporate instrumentality of the Government, and FHLMC, which is a Government sponsored corporation, do not.  FNMA and FHLMC have been placed into conservatorship by their primary regulator, the Federal Housing Finance Agency (“FHFA”) who also acts as conservator.  In conjunction with the conservatorship, the U.S. Department of the Treasury entered into Preferred Stock Purchase Agreements with FNMA and FHLMC to ensure that each of these entities maintains positive net worth, and established new borrowing facilities for these entities intended to serve as an ultimate liquidity backstop.  The Preferred Stock Purchase Agreements and borrowing facilities serve to protect the existing and future holders of FNMA and FHLMC mortgage securities and other debt instruments.

At December 31, 2009 and 2008, investment securities with a carrying value of $378,913,000 and $365,134,000, respectively, were pledged as collateral to secure public deposits and borrowed funds.

Securities With Unrealized Losses.  The following table sets forth securities with unrealized losses at December 31, 2009 and 2008 presented by length of time the securities have been in a continuous unrealized loss position.

	2009
	Less than		12 Months
	12 Months		or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(in thousands)
State and municipals	$25,403	$(421)	$100	$(1)	$25,503	$(422)
Pass-through mortgage securities	13,132	(112)	13	(1)	13,145	(113)
Collateralized mortgage obligations	107,781	(1,093)	-	-	107,781	(1,093)
Total temporarily impaired	$146,316	$(1,626)	$113	$(2)	$146,429	$(1,628)

	2008
	Less than		12 Months
	12 Months		or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(in thousands)
State and municipals	$19,839	$(555)	$1,769	$(32)	$21,608	$(587)
Pass-through mortgage securities	895	(19)	16	(1)	911	(20)
Collateralized mortgage obligations	34,391	(75)	9,337	(97)	43,728	(172)
Total temporarily impaired	$55,125	$(649)	$11,122	$(130)	$66,247	$(779)

Unrealized losses reflected in the preceding tables have not been included in results of operations because the affected securities are of high credit quality, the Company does not intend to sell them, nor is it more likely than not that it will be required to sell them before recovery of their amortized cost basis, and the decline in fair value is largely due to an increase in interest rates since the time the securities were purchased.  The losses on these securities are expected to dissipate as they approach their maturity dates and/or if interest rates decline.

Other-than-temporary Impairment. Management evaluates investment securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis.  In determining OTTI, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; (3) whether the market decline was affected by macroeconomic conditions; and (4) whether management has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, management considers whether it intends to sell, or, more likely than not, will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.

Sales of Available-for-Sale Securities.  Sales of available-for-sale securities were as follows:

	2009	2008	2007
	(in thousands)
Proceeds	$50,697	$36,993	$14,578

Gross gains	1,428	287	17
Gross losses	-	(39)	(251)
Net gains (losses)	$1,428	$248	$(234)

The tax provision (benefit) related to these net realized gains and losses was $567,000, $98,000 and $(93,000) in 2009, 2008 and 2007, respectively.

Maturities and Average Yields. The following table sets forth the maturities and weighted average yields of the Bank’s investment securities at December 31, 2009.

	Principal Maturing (1)
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Held-to-Maturity Securities (Amortized Cost)
State and municipals (2)	$4,928	6.41%	$12,884	7.08%	$25,348	6.13%	$14,715	6.21%
Pass-through mortgage securities	2	6.18	9,127	3.91	1,521	5.18	6,232	3.74
Collateralized mortgage obligations	-	-	-	-	-	-	54,222	4.97
	$4,930	6.41%	$22,011	5.77%	$26,869	6.08%	$75,169	5.11%

	Principal Maturing (1)
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Held-to-Maturity Securities (Fair Value)
State and municipals (2)	$4,993	6.41%	$13,410	7.08%	$26,391	6.13%	$14,957	6.21%
Pass-through mortgage securities	2	6.18	9,358	3.91	1,627	5.18	6,499	3.74
Collateralized mortgage obligations	-	-	-	-	-	-	55,996	4.97
	$4,995	6.41%	$22,768	5.77%	$28,018	6.08%	$77,452	5.11%

	Principal Maturing (1)
	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Available-for-Sale Securities (Fair Value)
U.S. government agencies	$-	-%	$-	-%	$5,008	4.50%	$-	-%
State and municipals (2)	405	7.06	17,257	7.10	16,067	6.75	120,784	6.44
Pass-through mortgage securities	-	-	74	3.04	4,417	5.59	121,931	5.01
Collateralized mortgage obligations	-	-	-	-	-	-	352,851	3.32
	$405	7.06%	$17,331	7.07%	$25,492	6.11%	$595,566	4.30%

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

(2)	Yields on tax-exempt state and municipal securities have been computed on a tax-equivalent basis.

NOTE C – LOANS

The following table sets forth changes in the Bank’s allowance for loan losses.

	Year ended December 31,
	2009	2008	2007
	(dollars in thousands)
Balance, beginning of year	$6,076	$4,453	$3,891
Loans charged off:
Commercial and industrial	162	275	-
Other	13	50	14
	175	325	14
Recoveries of loans charged off:
Commercial and industrial	148	-	-
Other	12	3	1
	160	3	1
Net chargeoffs	(15)	(322)	(13)
Provision for loan losses	4,285	1,945	575
Balance, end of year	$10,346	$6,076	$4,453
Ratio of net chargeoffs to average loans outstanding	.00%	.06%	.00%

The following tables set forth information regarding individually impaired loans.

	December 31,
	2009	2008
	(in thousands)
Impaired loans at year end:
With no allocated allowance for loan losses	$432	$744
With an allocated allowance for loan losses	45	1,455
	$477	$2,199

Amount of allocated allowance for loan losses	$45	$355

	Year ended December 31,
	2009	2008	2007
	(in thousands)
Average of individually impaired loans during year	$241	$1,975	$1,538
Interest income recognized while impaired	22	158	115

Interest income recorded by the Corporation during 2009, 2008 and 2007 on loans considered to be impaired was generally recognized using the accrual method of accounting.

Nonaccrual loans and loans past due 90 days or more and still accruing are as follows:

	December 31,
	2009	2008
	(in thousands)
Nonaccrual loans	$432	$112
Loans past due 90 days or more and still accruing	-	42
	$432	$154

Certain directors, including their immediate families and companies in which they are principal owners, and executive officers were loan customers of the Bank during 2009 and 2008.  The aggregate amount of these loans was $2,182,000 and $2,374,000 at December 31, 2009 and 2008, respectively.  During 2009, $17,000 of new loans to such persons were made and repayments totaled $209,000.  There were no loans to directors or executive officers which were nonaccruing at December 31, 2009 or 2008.

NOTE D – PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following:

	December 31,
	2009	2008
	(in thousands)

Land	$2,892	$1,650
Buildings and improvements	10,668	7,741
Leasehold improvements	5,215	4,654
Furniture and equipment	16,838	15,265
Construction in process	2,226	932
	37,839	30,242
Accumulated depreciation and amortization	(19,749)	(17,649)
	$18,090	$12,593

Buildings occupied by two of the Bank’s branch offices are leased from a director of the Corporation and the Bank. The leases, which expire on October 31, 2012 and December 31, 2019, provide for base rents for the year ending December 31, 2010 of $33,147 and $33,014.  In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on one of the leased properties.  The Corporation believes that the foregoing is comparable to the rents that would be charged by an unrelated third party.

NOTE E – DEPOSITS

The following table sets forth the remaining maturities of the Bank’s time deposits.

	Amount
	Less than	$100,000 or
	$100,000	More	Total
	(in thousands)

2010	$50,001	$170,833	$220,834
2011	10,531	11,217	21,748
2012	4,731	5,979	10,710
2013	8,026	8,482	16,508
2014	10,126	12,670	22,796
Thereafter	8,370	7,818	16,188
	$91,785	$216,999	$308,784

The aggregate amount of deposit account overdrafts included in other loans on the consolidated balance sheet was $1,314,000 and $876,000 at December 31, 2009 and 2008, respectively.

NOTE F – BORROWED FUNDS

The following table summarizes borrowed funds at December 31, 2009 and 2008.

	December 31,
	2009	2008
Short-term borrowings:	(in thousands)
Securities sold under repurchase agreements	$13,907	$18,122
Federal Home Loan Bank advances	97,500	106,000
	111,407	124,122
Long-term debt:
Securities sold under repurchase agreements	127,000	127,000
Federal Home Loan Bank advances	35,000	-
	162,000	127,000

	$273,407	$251,122

Accrued interest payable on borrowed funds is included in “accrued expenses and other liabilities” in the Consolidated Balance Sheets, and amounted to $728,000 and $621,000 at December 31, 2009 and 2008, respectively.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements are financing arrangements with contractual maturities between one day and nine years and are collateralized by municipal and mortgage-backed securities.  With the exception of those repurchase agreements with embedded interest rate caps as described hereinafter, securities sold under repurchase agreements have fixed rates of interest.  At maturity, the securities underlying the agreements will be returned to the Bank.  The following table sets forth information concerning securities sold under repurchase agreements.

	2009	2008
	(dollars in thousands)
Average daily balance during the year	$143,387	$130,010
Average interest rate during the year	3.88%	3.89%
Maximum month-end balance during the year	$148,194	$151,439
Weighted average interest rate at year-end	3.87%	3.82%

The agreements are collateralized by securities with a carrying value of approximately $151 million at December 31, 2009.  The following table summarizes the contractual maturities and weighted average interest rates of securities sold under repurchase agreements at December 31, 2009.

		Weighted
		Average
Contractual Maturity	Amount	Rate
(dollars in thousands)
Overnight	$13,907	0.39%

2011	12,000	2.92
2012	50,000	4.47
2013	10,000	4.19
Thereafter	55,000	4.37
	127,000	4.25
	$140,907	3.87%

The repurchase agreements maturing in 2012 are callable in 2010, those maturing in 2013 are callable in 2011 and those maturing after 2013 are callable beginning 2010.

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

Federal Home Loan Bank Advances.  FHLB advances are collateralized by CMOs and pass-through mortgage securities with a carrying amount of approximately $139 million at December 31, 2009.  Each advance is non-amortizing and, for those advances with a term greater than one day, subject to a prepayment penalty.  The following table sets forth information concerning FHLB advances.

	December 31,
	2009	2008
	(dollars in thousands)
Average daily balance during the year	$50,668	$21,306
Average interest rate during the year	1.97%	.93%
Maximum month-end balance during the year	$132,500	$110,000
Weighted average interest rate at year-end	1.07%	.44%

The following table summarizes the contractual maturities and weighted average interest rates of FHLB advances at December 31, 2009.

		Weighted
		Average
Contractual Maturity	Amount	Rate
	(in thousands)
Overnight	$97,500	0.32%

2012	10,000	2.24
2014	25,000	3.50
	35,000	3.14
	$132,500	1.07%

Other Borrowings.  The Bank had no other borrowings at December 31, 2009 or 2008.  In 2009 and 2008, the average balance of other borrowings amounted to $74,000 and $5,959,000, respectively, with average interest rates of .51% and 2.22%, respectively.  The funds were borrowed predominantly at the Federal Reserve Bank discount window.

NOTE G – INCOME TAXES

The Corporation, the Bank, and the Bank’s subsidiaries with the exception of the REIT, file a consolidated federal income tax return.  Income taxes charged to earnings in 2009, 2008, and 2007 had effective tax rates of 18.8%, 26.3%, and 20.1%, respectively.  The following table sets forth a reconciliation of the statutory Federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,
	2009	2008	2007
Statutory federal income tax rate	34.0%	34.0%	34.0%
State and local income taxes, net of federal income tax benefit	1.1	5.5	1.4
Tax-exempt income, net of disallowed cost of funding	(16.6)	(12.6)	(15.1)
Other	0.3	(0.6)	(0.2)
	18.8%	26.3%	20.1%

The increase in the effective tax rate in 2008 is the result of the Corporation losing the tax benefit derived from its REIT entity and tax-exempt income representing a smaller percentage of income before income taxes.  The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008.  In December 2008, the ownership of the REIT entity within the consolidated group was changed to once again obtain favorable tax treatment. This change, combined with an increase in tax-exempt income, caused the effective tax rate to decrease in 2009.

Provision for Income Taxes.  The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,
	2009	2008	2007
Current:	(in thousands)
Federal	$2,852	$3,388	$2,607
State and local	338	1,469	288
	3,190	4,857	2,895
Deferred:
Federal	(16)	(217)	(9)
State and local	(56)	(12)	9
	(72)	(229)	-
	$3,118	$4,628	$2,895

Net Deferred Tax Asset or Liability.  The following table sets forth the components of the Bank’s net deferred tax asset or liability.

	December 31,
	2009	2008
Deferred tax assets:	(in thousands)
Allowance for loan losses	$3,830	$2,041
Pension obligation	-	1,193
Stock-based compensation	693	423
Supplemental executive retirement expense	13	23
Directors' retirement expense	84	87
Accrued rent expense	79	53
Other	31	21
	4,730	3,841
Valuation allowance	-	-
	4,730	3,841
Deferred tax liabilities:
Prepaid pension	1,354	-
Unrealized gains on available-for-sale securities	4,607	2,154
Depreciation	517	49
	6,478	2,203
Net deferred tax asset (liability)	$(1,748)	$1,638

The Corporation had no unrecognized tax benefits as of December 31, 2009.

The Corporation is subject to U.S. federal income tax as well as New York State and New York City income taxes.  The Corporation is subject to examination by taxing authorities for years after 2005 and did not incur any amounts for interest and penalties due taxing authorities for the years ended December 31, 2009, 2008 or 2007.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets.  Tier 1 capital, risk weighted assets and average assets are as defined by regulation.  The required minimums for the Corporation and Bank are set forth in the table that follows.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table that follows.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Corporation’s and the Bank’s actual capital amounts and ratios at December 31, 2009 and 2008 are also presented in the table.

	2009
			Minimum		Minimum To Be Well
			Capital		Capitalized Under Prompt
	Actual Capital		Requirement		Corrective Action Provisions
	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk Weighted Assets:
Consolidated	$122,272	15.80%	$61,906	8.00%	N/A	N/A
Bank	120,372	15.56	61,892	8.00	$77,365	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	112,591	14.55	30,953	4.00	N/A	N/A
Bank	110,693	14.31	30,946	4.00	46,419	6.00
Tier 1 Capital to Average Assets:
Consolidated	112,591	7.19	62,670	4.00	N/A	N/A
Bank	110,693	7.06	62,703	4.00	78,378	5.00

	2008
			Minimum		Minimum To Be Well
			Capital		Capitalized Under Prompt
	Actual Capital		Requirement		Corrective Action Provisions
	(dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk Weighted Assets:
Consolidated	$109,990	17.79%	$49,470	8.00%	N/A	N/A
Bank	106,748	17.27	49,435	8.00	$61,794	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	103,914	16.80	24,735	4.00	N/A	N/A
Bank	100,672	16.29	24,718	4.00	37,076	6.00
Tier 1 Capital to Average Assets:
Consolidated	103,914	8.29	50,144	4.00	N/A	N/A
Bank	100,672	8.03	50,127	4.00	62,659	5.00

Other Matters. The Corporation’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies.  Under these regulations, the amount of dividends that the Bank may pay in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the minimum capital requirements described above.  During 2010, the Bank could, without prior approval, declare dividends of approximately $12,295,000 plus any 2010 net profits retained to the date of the dividend declaration.

Regulation D of the Board of Governors of The Federal Reserve System requires banks to maintain reserves against certain deposit balances.  The Bank’s average reserve requirement for 2009 was approximately $6,802,000.

Under national banking laws and related statutes, the Bank is limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specified obligations. At December 31, 2009, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated $17,184,000.

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

NOTE J – STOCK-BASED COMPENSATION

The Corporation has two share-based compensation plans which are described below.  The Corporation’s 2006 Stock Compensation Plan (the “2006 Plan”) was approved by its shareholders on April 18, 2006 as a successor to the 1996 Stock Option and Appreciation Rights Plan (the “1996 Plan”).  The 2006 Plan permits the granting of stock options, stock appreciation rights, restricted stock, and restricted stock units (“RSUs”) to employees and non-employee directors for up to 600,000 shares of common stock of which 268,670 shares remain available for grant at December 31, 2009.  The number of awards that can be granted under the 2006 Plan to any one person in any one fiscal year is limited to 70,000 shares.  Under the terms of the 2006 Plan, stock options and stock appreciation rights can not have an exercise price that is less than 100% of the fair market value of one share of the underlying common stock on the date of grant.  The term and/or vesting of awards made under the 2006 Plan will be determined from time to time in accordance with rules adopted by the Corporation’s Compensation Committee and be in compliance with the applicable provisions, if any, of the Internal Revenue Code.  Thus far, the Compensation Committee has used a five year vesting period and a ten year term for stock options granted under the 2006 Plan and has made the ability to convert RSUs into shares of common stock and the related conversion ratio contingent upon the financial performance of the Corporation in the third year of the three calendar year period beginning in the year in which the RSUs were awarded.   Notwithstanding anything to the contrary in any award agreement, awards under the 2006 Plan will become immediately exercisable or will immediately vest, as the case may be, in the event of a change in control and, in accordance with the terms of the related award agreements, all awards granted to date under the 2006 Plan will become immediately exercisable or will immediately vest, as applicable, in the event of retirement, total and permanent disability, or death.

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

Fair Value of Stock Option Awards.  The grant date fair value of option awards is estimated on the date of grant using the Black-Scholes option pricing model.  The fair values of awards made in 2009, 2008 and 2007, as well as the assumptions utilized in determining such values, are as follows:

	2009	2008	2007
Grant date fair value	$7.79	$6.72	$6.05
Expected volatility	47.08%	45.42%	25.24%
Expected dividends	3.21%	3.24%	2.06%
Expected term (in years)	6.82	6.82	6.70
Risk-free interest rate	1.52%	3.49%	4.53%

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

Compensation Expense. Compensation expense for stock options is recognized ratably over the five-year vesting period or the period from the grant date to the participant’s eligible retirement date, whichever is shorter.  Compensation expense for RSUs is recognized over the three-year performance period and adjusted periodically throughout the period to reflect the estimated number of shares of the Corporation’s common stock into which the RSUs will ultimately be convertible.  However, if the period between the grant date and the grantee’s eligible retirement date is less than three years, compensation expense is recognized ratably over this shorter period.  In determining compensation expense for options and RSUs outstanding and not yet vested, the Corporation assumes, based on prior experience, that no forfeitures will occur.  The Corporation recorded compensation expense for share-based payments of $681,000, $450,000 and $506,000 in 2009, 2008 and 2007, respectively, and related income tax benefits of $270,000, $178,000 and $200,000, respectively.

Stock Option Activity.  On January 20, 2009, the Corporation’s Board of Directors granted 66,427 nonqualified stock options under the 2006 Plan.  The options were granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant.

A summary of options outstanding under the Corporation’s stock compensation plans as of December 31, 2009 and changes during the year then ended is presented below.

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value
	Options	Price	Term (yrs.)	(in thousands)
Outstanding at January 1, 2009	500,282	$19.04
Granted	66,427	22.42
Exercised	(55,752)	16.16
Forfeited or expired	(14,238)	22.83
Outstanding at December 31, 2009	496,719	$19.71	5.63	$2,751
Exercisable at December 31, 2009	317,839	$19.08	4.30	$1,960

The total intrinsic value of options exercised in 2009, 2008, and 2007 was $556,000, $232,000 and $371,000, respectively.

Restricted Stock Activity.  On January 20, 2009, the Corporation’s Board of Directors granted 20,960 RSUs under the 2006 Plan.  The Corporation’s financial performance for 2011 will determine the number of shares of common stock, if any, into which the RSUs will ultimately be converted.  In the table that follows, the number of RSUs granted represents the maximum number of shares into which the RSUs can be converted.  A summary of the status of the Corporation’s nonvested shares as of December 31, 2009 and changes during the year then ended is presented below.

		Weighted-
		Average
	Number of	Grant-Date
	Shares	Fair Value
Nonvested at January 1, 2009	46,070	$19.10
Granted	20,960	20.28
Vested	(13,997)	21.06
Forfeited	(10,673)	21.06
Nonvested at December 31, 2009	42,360	$18.49

The total fair value of RSUs vested during the years ended December 31, 2009 and 2008 was $343,000 and $26,000, respectively.  No RSUs vested during the year ended December 31, 2007.

Unrecognized Compensation Cost. As of December 31, 2009, there was $1,196,000 of total unrecognized compensation cost related to nonvested equity awards.  The cost is expected to be recognized over a weighted-average period of 1.41 years.

Cash Received and Tax Benefits Realized.  Cash received from option exercises in 2009, 2008 and 2007 was $901,000, $525,000 and $694,000, respectively.  The actual tax benefit realized for the tax deductions from option exercises in 2009, 2008 and 2007 was $66,000, $21,000 and $76,000, respectively.

Other. No cash was used to settle stock options in 2009 or 2008.  The Corporation uses newly issued shares to settle stock option exercises and currently plans to use newly issued shares upon the conversion of restricted stock units.

NOTE K – RETIREMENT PLANS

The Bank has a 401(k) plan, defined benefit pension plan and supplemental executive retirement plan.  Employees are immediately eligible to participate in the 401(k) plan provided they are at least 18 years of age.  Participants may elect to contribute, on a tax-deferred basis, up to 100% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code.  The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions.  Participants are fully vested in their elective contributions and, after five years of participation in the 401(k) plan, are fully vested (20% vesting per year) in the matching contributions, if any, made by the Bank.  Matching contributions were $325,000, $291,000 and $279,000 for 2009, 2008 and 2007, respectively.

The provisions of the Bank’s defined benefit pension plan (the “Pension Plan” or the “Plan”) are governed by the rules and regulations contained in the Prototype Plan of the New York State Bankers Retirement System (the “Retirement System”) and the Retirement System Adoption Agreement executed by the Bank.  The Retirement System is overseen by a Board of Trustees (the “Trustees”) who meet quarterly and, among other things, set the investment policy guidelines.  For investment purposes, the Pension Plan’s contributions are pooled with the contributions of the other participants in the Retirement System.  Assets of the Pension Plan are invested in various debt and equity securities as set forth in this note under the captions “Plan Assets” and “Fair Value of Plan Assets.”  Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service.  Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service.  The Bank makes annual contributions to the Pension Plan in an amount sufficient to fund these benefits and participants contribute 2% of their compensation.  The Bank’s funding method, the unit credit actuarial cost method, is consistent with the funding requirements of federal law and regulations.  Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four-year period).

Significant Actuarial Assumptions.  The following tables set forth the significant actuarial assumptions used to determine the benefit obligations at year-end 2009, 2008 and 2007 and the benefit cost for each of the Plan years then ended.

Weighted average assumptions used to determine the benefit obligation at year end	2009	2008	2007
Discount rate	5.89%	6.00%	5.75%
Rate of increase in compensation levels	3.50%	3.50%	5.00%

Weighted average assumptions used to determine net pension cost	2009	2008	2007
Discount rate	6.00%	5.75%	5.75%
Rate of increase in compensation levels	3.50%	5.00%	5.00%
Expected long-term rate of return on plan assets	7.50%	7.00%	7.00%

Funded Status of The Plan.  The following table sets forth the change in the projected benefit obligation and Plan assets for each Plan year and, as of the end of each Plan year, the funded status of the Plan and accumulated benefit obligation.

	2009	2008	2007
Change in projected benefit obligation	(in thousands)
Projected benefit obligation at beginning of year	$18,744	$16,139	$14,727
Service cost before plan participant contributions	1,284	1,551	1,053
Expenses	(139)	(183)	(146)
Interest cost	1,103	1,137	829
Benefits paid	(646)	(794)	(503)
Assumption changes	277	428	-
Experience loss (gain) and other	(18)	466	179
Projected benefit obligation at end of year	20,605	18,744	16,139

Change in plan assets
Fair value of plan assets at beginning of year	16,030	19,864	16,772
Actual return on plan assets	3,352	(5,567)	2,558
Employer contributions	5,500	2,427	1,000
Plan participant contributions	210	283	183
Benefits paid	(646)	(794)	(503)
Expenses	(139)	(183)	(146)
Fair value of plan assets at end of year	24,307	16,030	19,864

Funded status at end of year	$3,702	$(2,714)	$3,725

Accumulated Benefit Obligation	$18,417	$16,404	$12,944

The 2007 information in the above table is as of and for the twelve month period ended September 30, 2007.  The information presented for 2008 is as of and for the fifteen month period ended December 31, 2008.

For the Plan year ending September 30, 2010, the Bank has no minimum required pension contribution and a maximum tax deductible contribution of $3,742,000.  The Bank expects to make a contribution within that range by September 30, 2010, but the amount of such contribution has not yet been determined.

The net actuarial loss and prior service cost included in accumulated other comprehensive income as of December 31 are as follows:

	2009	2008
	(in thousands)
Net actuarial loss	$(5,443)	$(7,953)
Prior service cost	(109)	(132)
	$(5,552)	$(8,085)

Plan Assets.  The Retirement System's overall investment strategy is to have approximately 97% of its investments for long-term growth and 3% for near-term benefit payments, with a wide diversification of asset types, fund strategies, and fund managers.  The target allocations for Plan assets are shown in the table that follows.

The weighted average expected long term rate of return is estimated based on current trends in the Plan assets as well as expected future rates of returns on those assets.  The following methodologies were used in determining the long term rate of return:

•	Equity securities - dividend discount model, the smoothed earnings yield model and the equity risk premium model.
•	Fixed income securities - current yield-to-maturity and forecasts of future yields.
•	Other financial instruments – applying judgment to a comparison of the specific investment’s risk to that of fixed income and equity instruments.

The long-term rate of return considers historical returns and adjusts them to reflect future expectations.  Such adjustments are based on, among other things, forecasts by economists of long-term inflation and GDP growth, earnings growth and per capita income.

The Plan is currently prohibited from investing in the following instruments:

•	Equity securities – securities in emerging market countries as defined by the Morgan Stanley Emerging Markets Index, short sales, unregistered securities and margin purchases.
•
Fixed income securities – securities of BBB quality or less, CMOs that have an inverse floating rate and whose payments don’t include principal or which aren’t certified or guaranteed by the U.S. Government, asset backed securities that aren’t issued or guaranteed by the U.S. or its agencies or instrumentalities, non-agency residential subprime or alt-A mortgage-backed securities and structured notes.

•	Other financial instruments – unhedged currency exposure in countries not defined as “high income economies” by the World Bank.

The following table sets forth the Plan asset allocations at December 31, 2009 and 2008 versus the target allocations and the expected long-term rate of return by asset category.

	Target	Percentage of Plan Assets at December 31,		Range of Weighted Average Expected Long-term
	Allocation	2009	2008	Rates of Return
Cash equivalents	0 - 20%	13.6%	10.0%	0 -.15%
Equity securities	40 - 60	45.9	48.0	4% - 6%
Fixed income securities	40 - 60	40.5	41.4	2% - 3%
Other financial instruments	0 - 5	-	0.6	-
		100.0%	100.0%	7% - 8%

Fair Value of Plan Assets.  The fair value of the Plan assets at December 31, 2009, by asset category, is as follows:

		Fair Value Measurements at December 31, 2009 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents:
Short term investment funds	$3,295	$-	$3,295	$-
Equities:
Common stock	10,878	10,878	-	-
Depository receipts	152	152	-	-
Other equities	121	121	-	-
	11,151	11,151	-	-
Fixed income securities:
Government securities	4,049	-	4,049	-
Securities backed by mortgages	3,358	-	3,358	-
Corporate bonds	2,318	-	2,318	-
Other fixed income securities	136	-	136	-
	9,861	-	9,861	-
	$24,307	$11,151	$13,156	$-

The definition of Level 1, 2 and 3 fair value measurements is included in Note N to these consolidated financial statements.

At December 31, 2009, the Plan’s short term investment funds were invested in the State Street Bank & Trust Company Short Term Investment Fund.  This represented approximately 13.6% of the Plan’s investments.

The following table sets forth a reconciliation of all Plan assets measured at fair value using Level 3 inputs for the year ended December 31, 2009.

Plan Assets
(in thousands)
Balance of Level 3 assets at January 1, 2009	$96
Actual return on plan assets:
Relating to assets still held at reporting date	-
Relating to assets sold during the period	(3)
Purchases, sales and settlements	(93)
Transfers in and/or out of Level 3	-
Balance of Level 3 assets at December 31, 2009	$-

Net Pension Cost.  The following table sets forth the components of net periodic pension cost.

	2009	2008	2007
	(in thousands)
Service cost, net of plan participant contributions	$1,074	$1,014	$870
Interest cost	1,103	910	829
Expected return on plan assets	(1,218)	(1,368)	(1,159)
Amortization of prior service cost	23	20	20
Amortization of net actuarial loss	635	-	-
Net pension cost	$1,617	$576	$560

The estimated prior service costs and net actuarial loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2010 are $23,000 and $322,000, respectively.

Estimated Future Benefit Payments.  The following benefit payments, which reflect expected future service as appropriate, are expected to be made by the Plan.

Year	Amount
(in thousands)
2010	$831
2011	918
2012	1,032
2013	1,166
2014	1,319
2015-2019	8,606

The Bank’s Supplemental Executive Retirement Plan (“SERP”) currently covers the Bank’s CEO. The benefit under the SERP is equal to the additional amount that the CEO would be entitled to under the Pension and 401(k) plans in the absence of Internal Revenue Code limitations.  SERP expense was $74,000, $150,000 and $72,000 in 2009, 2008 and 2007, respectively.

NOTE L – OTHER OPERATING EXPENSES

Expenses included in other operating expenses which exceed one percent of the aggregate of total interest income and noninterest income in one or more of the years shown are as follows:

	2009	2008	2007
	(in thousands)

FDIC assessment	$2,188	$558	$100
Computer services	1,507	1,229	1,171

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

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
	(in thousands)

Commitments to extend credit	$22,638	$95,634	$5,348	$111,305
Standby letters of credit	3,023	-	3,641	-
Commercial letters of credit	435	-	-	-

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Unused home equity lines comprise a substantial portion of the Bank’s variable rate loan commitments.  Since some of the commitments to extend credit are expected to expire without being drawn upon and, with respect to unused home equity lines, can be frozen, reduced or terminated by the Bank based on the financial condition of the borrower, the total commitment amounts do not necessarily represent future cash requirements.  Home equity lines generally expire ten years from their date of origination, other real estate loan commitments generally expire within 60 days and commercial loan commitments generally expire within one year.  At December 31, 2009, the Bank’s fixed rate loan commitments are to make loans with interest rates ranging from 4.24% to 5.50% and maturities ranging from 9 years to 30 years.  The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower.  Collateral held varies but may include mortgages on commercial and residential real estate, security interests in business assets, deposit accounts with the Bank or other financial institutions, and securities.

Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party.  The Bank's standby letters of credit extend through February 2011.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments.  The extent of collateral held for these commitments at December 31, 2009 varied from 0% to 100% and averaged 81%.  Standby letters of credit are considered financial guarantees and are recorded at fair value.

Commercial letters of credit are conditional commitments issued by the Bank to assure the payment by a customer to a supplier.  The credit risk involved in issuing commercial letters of credit is the same as that discussed in the preceding paragraph for standby letters of credit.  The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments.  Collateral held for these commitments at December 31, 2009 averaged 34%.  The commercial letters of credit outstanding at December 31, 2009 extend through March 2010.

Concentrations of Credit Risk.  Most of the Bank’s loans, personal and commercial, are to borrowers who are domiciled on Long Island and in New York City, and most of the Bank's real estate loans involve mortgages on Long Island and New York City properties.  In addition, the Bank’s loan portfolio includes a significant concentration of multifamily loans that amounted to approximately $185 million at December 31, 2009.  As a result, the income of many of the Bank’s borrowers and the value of and cash flows from collateral securing a majority of the Bank’s mortgage loans is largely dependent on the Long Island and New York City economies.

Lease Commitments. At December 31, 2009, minimum annual rental commitments under noncancelable operating leases are as follows:

Year	Amount
(in thousands)
2010	$1,364
2011	1,324
2012	1,293
2013	940
2014	746
Thereafter	4,102
$9,769

The Bank has various renewal options on the above leases. Rent expense, including amounts paid for real estate taxes and common area maintenance, was $1,307,000, $1,204,000 and $1,006,000 in 2009, 2008 and 2007, respectively.

Employment Contracts.  Currently, all of the Bank’s executive officers have employment contracts with the Corporation under which they are entitled to severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control.  The terms of these contracts currently range from one to three years and, unless the Corporation gives written notice of non-extension within the time frames set forth in the contracts, are automatically extended at the expiration of each year for an additional period of one year, thus resulting in new terms of between one and three years.  The current aggregate annual salaries provided for in these contracts is approximately $1,692,500.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments Recorded at Fair Value.  When measuring fair value, the Corporation uses a fair value hierarchy which is designed to maximize the use of observable inputs and minimize the use of unobservable inputs.  The hierarchy involves three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of the Corporation’s investment securities designated as available-for-sale are currently determined on a recurring basis using matrix pricing (Level 2 inputs).  Matrix pricing, which is a mathematical technique widely used in the industry to value debt securities, does not rely exclusively on quoted prices for the specific securities but rather on the relationship of such securities to other benchmark quoted securities.

The fair values of the Corporation’s available-for-sale securities are summarized below.

		Fair Value Measurements at December 31, 2009 Using:
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Available-for-Sale Securities:
U.S. government agencies	$5,008	$-	$5,008	$-
State and municipals	154,513	-	154,513	-
Pass-through mortgage securities	126,422	-	126,422	-
Collateralized mortgage obligations	352,851	-	352,851	-
	$638,794	$-	$638,794	$-

		Fair Value Measurements at December 31, 2008 Using:
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Available-for-Sale Securities:
U.S. government agencies	$33,685	$-	$33,685	$-
State and municipals	76,641	-	76,641	-
Pass-through mortgage securities	124,770	-	124,770	-
Collateralized mortgage obligations	143,677	-	143,677	-
	$378,773	$-	$378,773	$-

From time to time, the fair values of some of the Corporation’s impaired loans with specific allocations of the allowance for loan losses are determined using real estate appraisals.  These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are sometimes made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available.

The Corporation’s impaired loans recorded at fair value are summarized below.

		Fair Value Measurements Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Impaired loans:
December 31, 2009	$-	$-	$-	$-
December 31, 2008	900	-	900	-

Impaired loans measured at fair value at December 31, 2008 had a carrying amount of $1,000,000 and a related valuation allowance of $100,000.  The valuation allowance was established in 2008 through a provision for loan losses charged against income.

Financial Instruments Not Recorded at Fair Value.  Fair value estimates are made at a specific point in time.  Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information.  Changes in assumptions could significantly affect the estimates.  In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.  The following table sets forth the carrying amounts and estimated fair values of financial instruments that are not recorded at fair value in the Corporation’s financial statements at December 31, 2009 and 2008.

	2009		2008
	Carrying/		Carrying/
	Contract		Contract
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$33,342	$33,342	$21,438	$21,438
Held-to-maturity securities	128,979	133,233	169,480	172,640
Loans	817,320	814,465	651,158	654,293
Federal Home Loan Bank stock	7,882	7,882	6,199	6,199
Restricted stocks (included in other assets)	467	467	467	467
Accrued interest receivable	7,584	7,584	6,156	6,156

Financial Liabilities:
Checking deposits	333,853	333,853	324,138	324,138
Savings and money market deposits	634,913	634,913	384,047	384,047
Time deposits	308,784	315,073	192,152	193,330
Short-term borrowings	111,407	111,407	124,122	124,122
Long-term debt	162,000	173,981	127,000	142,224
Accrued interest payable	2,019	2,019	1,051	1,051

The following methods and assumptions are used by the Corporation in measuring the fair value of financial instruments disclosed in the preceding table.

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

Federal Home Loan Bank stock.  The recorded book value of Federal Home Loan Bank stock is its fair value because Federal Home Loan Bank of New York stock is redeemable at cost.

Deposit liabilities.  The fair value of deposits with no stated maturity, such as checking deposits, money market deposits, and savings deposits, is equal to their recorded book value.  The fair value of time deposits is based on the discounted value of contractual cash flows.  The discount rate is equivalent to the rate currently offered by the Bank for deposits of similar size, type and maturity.

Borrowed funds. For short-term borrowings maturing within ninety days, the recorded book value is a reasonable estimate of fair value.  The fair value of long-term debt, including repurchase agreements with embedded derivative instruments, is based on quoted prices for similar instruments in active markets or the discounted value of contractual cash flows.  The discount rate is equivalent to the rate currently charged for borrowings of similar type and maturity.

Accrued interest receivable and payable.  For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

Off-balance-sheet Items. The fair value of off-balance sheet items is not considered to be material.

NOTE O – PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for The First of Long Island Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS	December 31,
	2009	2008
Assets:	(in thousands)
Cash and due from banks	$2,484	$3,975
Investment in subsidiary bank, at equity	114,563	99,290
Prepaid income taxes	163	137
Deferred income tax benefits	693	423
Other assets	2	2
	$117,905	$103,827
Liabilities:
Cash dividends payable	$1,443	$1,295

Stockholders' equity:
Common stock	721	719
Surplus	2,043	1,354
Retained earnings	110,047	102,061
	112,811	104,134
Accumulated other comprehensive income (loss) net of tax	3,651	(1,602)
	116,462	102,532
	$117,905	$103,827

CONDENSED STATEMENTS OF INCOME	Year ended December 31,
	2009	2008	2007
Income:	(in thousands)
Dividends from subsidiary bank	$4,000	$11,100	$8,300
Interest on deposits with subsidiary bank	26	43	118
Other	-	1	5
	4,026	11,144	8,423
Expenses:
Salaries	681	450	506
Other operating expenses	269	278	303
	950	728	809

Income before income taxes	3,076	10,416	7,614
Income tax benefit	(367)	(272)	(271)
Income before undistributed earnings of subsidiary bank	3,443	10,688	7,885
Equity in undistributed earnings	10,020	2,274	3,597
Net income	$13,463	$12,962	$11,482

CONDENSED STATEMENTS OF CASH FLOWS	Year ended December 31,
	2009	2008	2007
Cash Flows From Operating Activities:	(in thousands)
Net income	$13,463	$12,962	$11,482
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	(10,020)	(2,274)	(3,597)
Deferred income tax credit	(270)	(168)	(187)
Stock-based compensation expense	681	450	506
Decrease (increase) in prepaid income taxes	(26)	23	(61)
Increase in other assets	-	-	(2)
Net cash provided by operating activities	3,828	10,993	8,141

Cash Flows From Financing Activities:
Repurchase and retirement of common stock	(957)	(5,764)	(3,719)
Proceeds from exercise of stock options	901	525	694
Tax benefit of stock options	66	21	76
Cash dividends paid	(5,329)	(4,575)	(5,342)
Net cash used in financing activities	(5,319)	(9,793)	(8,291)
Net increase (decrease) in cash and cash equivalents*	(1,491)	1,200	(150)
Cash and cash equivalents, beginning of year	3,975	2,775	2,925
Cash and cash equivalents, end of year	$2,484	$3,975	$2,775

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$1,443	$1,295	$1,125

*Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE P – QUARTERLY FINANCIAL DATA (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
2009	(in thousands, except per share data)
Interest income	$15,522	$15,752	$16,995	$18,005	$66,274
Interest expense	3,931	4,731	4,743	4,929	18,334
Net interest income	11,591	11,021	12,252	13,076	47,940
Provision for loan losses (credit)	(168)	274	530	3,649	4,285
Noninterest income before net securities gains	1,576	1,575	1,561	1,626	6,338
Net gains on sales of securities	-	947	317	164	1,428
Noninterest expense	8,259	8,948	8,528	9,105	34,840
Income before income taxes	5,076	4,321	5,072	2,112	16,581
Income taxes	1,148	913	1,167	(110)	3,118
Net income	3,928	3,408	3,905	2,222	13,463
Earnings per share:
Basic	.55	.47	.54	.31	1.87
Diluted	.54	.47	.53	.30	1.84
Comprehensive income (loss)	6,197	1,695	11,199	(375)	18,716

2008
Interest income	$14,161	$14,662	$15,061	$15,802	$59,686
Interest expense	4,584	4,107	4,016	4,036	16,743
Net interest income	9,577	10,555	11,045	11,766	42,943
Provision for loan losses	164	261	462	1,058	1,945
Noninterest income before net securities gains	1,437	1,503	1,563	1,530	6,033
Net gains on sales of securities	91	9	109	39	248
Noninterest expense	7,336	7,263	7,237	7,853	29,689
Income before income taxes	3,605	4,543	5,018	4,424	17,590
Income taxes	748	1,236	1,450	1,194	4,628
Net income	2,857	3,307	3,568	3,230	12,962
Earnings per share:
Basic	.39	.46	.50	.45	1.79
Diluted	.39	.45	.49	.44	1.78
Comprehensive income	3,775	37	4,539	1,310	9,661

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The First of Long Island Corporation
Glen Head, New York

We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation as of December 31, 2009 and 2008, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009.  We also have audited The First of Long Island Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The First of Long Island Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First of Long Island Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, The First of Long Island Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/Crowe Horwath LLP
Crowe Horwath LLP
Livingston, New Jersey
March 16, 2010

[PHOTO OMITTED]

Officers & Official Staff

Officers - The First of Long Island Corporation

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Vice President & Secretary

Mark D. Curtis
Senior Vice President & Treasurer

John Grasso
Senior Vice President

Brian J. Keeney
Senior Vice President

Richard Kick
Senior Vice President

Donald L. Manfredonia
Senior Vice President

Wayne B. Drake
Assistant Treasurer

Kitty W. Craig
Chief Auditor

Official Staff - The First National Bank of Long Island

ADMINISTRATION

Michael N. Vittorio
President & Chief Executive Officer

Sallyanne K. Ballweg
Senior Executive Vice President

AUDITING

Kitty W. Craig
Vice President and Chief Auditor

BRANCH ADMINISTRATION

John Grasso
Executive Vice President

Richard P. Perro
Senior Vice President

Linda Cutter
Vice President

Albert T. Ghelarducci
Vice President

COMMERCIAL BANKING

James P. Johnis
Senior Vice President

NASSAU COUNTY REGIONAL OFFICE
(COMMERCIAL BANKING)

Albert Arena
Vice President

Robert F. Eisen
Vice President

Dante D. Mancini
Vice President

Jane F. Reed
Vice President

SUFFOLK COUNTY REGIONAL OFFICE
(COMMERCIAL BANKING)

Margaret M. Curran-Rusch
Vice President

Stephen Durso
Vice President

Richard B. Smith
Vice President

NEW YORK CITY REGIONAL OFFICE
(COMMERCIAL BANKING)

Alessandro Scichilone
Vice President

PERSONAL BANKERS
(COMMERCIAL BANKING)

Janine Chaisty
Vice President

Patricia A. DeMasi
Vice President

COMMERCIAL LENDING

Donald L. Manfredonia
Executive Vice President

Paul J. Daley
Senior Vice President

John G. Fitzpatrick
Vice President

Ivan G. Nunez
Vice President

John J. Reilly
Vice President

Kevin J. Talty
Vice President

COMPLIANCE AND PROCEDURES

Louis A. Antoniello
Vice President

CREDIT DEPARTMENT

Anne Marie Stefanucci
Vice President

DATA PROCESSING

Jose Diaz
Vice President

DEPOSIT OPERATIONS

Carmela Lalonde
Assistant Cashier

FINANCE

Mark D. Curtis
Executive Vice President

Wayne B. Drake
Senior Vice President

Howard F. Hoeberlein
Senior Vice President

Matthew J. Mankowski
Vice President

GENERAL SERVICES

Daniel Sapanara
Vice President

HUMAN RESOURCES

Susan J. Hempton
Vice President

INFORMATION TECHNOLOGY SERVICES

Conrad Lissade
Vice President

INVESTMENT MANAGEMENT DIVISION

Brian J. Keeney
Executive Vice President

Josephine Buckley
Vice President

Jane Carmody
Vice President

Sharon E. Pazienza
Vice President

LOAN CENTER

Robert B. Jacobs
Vice President

MARKETING

Laura C. Ierulli
Vice President

OPERATIONS ADMINISTRATION

Richard Kick
Executive Vice President

Betsy Gustafson
Senior Vice President

RESIDENTIAL MORTGAGE

Frederick T. Hughes
Vice President

COUNSEL
Schupbach, Williams & Pavone LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Horwath LLP

ANNUAL REPORT ON FORM 10-K
A copy of the Corporation’s annual report on Form 10-K for 2009, filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Mark D. Curtis, Senior Vice President and Treasurer, The First of Long Island Corporation, 10 Glen Head Road, PO Box 67, Glen Head, New York 11545-0067.

EXECUTIVE OFFICE
The First of Long Island Corporation
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900
www.fnbli.com

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
www.rtco.com

ANNUAL MEETING NOTICE
The Annual Meeting of Stockholders will be held at The Carltun, Eisenhower Park, East Meadow, N.Y. on Tuesday, April 20, 2010 at 3:30 P.M.

Business Advisory Board

[PHOTO OMITTED]
Joseph R. Albanese, Esq.
Managing Partner
Albanese & Albanese LLP

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
President
MRZ Trucking Corporation

[PHOTO OMITTED]
Bernard Esquenet
Chief Executive Officer
The Ruhof Corp.

[PHOTO OMITTED]
Robert Giambalvo, CPA
President
Giambalvo, Giammarese & Stalzer, CPAs, P.C.

[PHOTO OMITTED]
Kevin J.  Harding, Esq.
Partner
Harding and Harding

[PHOTO OMITTED]
Herbert Kotler, Esq.

[PHOTO OMITTED]
Melvin F. Lazar, CPA
Founder
Lazar Levine & Felix LLP

[PHOTO OMITTED]
Wallace Leinheardt, Esq.
Jaspan Schlesinger LLP

[PHOTO OMITTED]
Linda Levy, CPA
Tax Consultant

[PHOTO OMITTED]
James Lynch, Esq.

[PHOTO OMITTED]
John I. Martinelli
Principal
Owen Petersen & Co., LLP

[PHOTO OMITTED]
Susan Hirschfeld Mohr
President
J. W. Hirschfeld Agency, Inc.

[PHOTO OMITTED]
James Panos, Esq.
Partner
Cianciulli, Meng & Panos, P.C.

[PHOTO OMITTED]
John G. Passarelli, M.D., F.A.A.O.
Medical Director
Long Island Eye Surgery Center
Long Island Eye Surgical Care, P.C.

[PHOTO OMITTED]
Jay Pitti
President
Merrick House & Gardens

[PHOTO OMITTED]
Melvin Schreiber, CPA
Moses & Schreiber

[PHOTO OMITTED]
Arthur C. Schupbach, Esq.
Partner
Schupbach, Williams & Pavone, LLP

[PHOTO OMITTED]
Frank Shahery
Director of Marketing
Convermat Corporation

[PHOTO OMITTED]
Lloyd Straus
President & COO
North American Partners in Anesthesia, LLP

[PHOTO OMITTED]
H. Craig Treiber
Chairman & CEO
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

The Bank is a full-service commercial bank which provides a broad range of financial services to individual, professional, corporate, institutional and government customers through its thirty-one branch system on Long Island and in Manhattan.

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